As filed with the Securities and Exchange Commission on October 27, 2023
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANDRETTI ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1578373
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7615 Zionsville Road
Indianapolis
,
Indiana
46268
(
317
)
872-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William M. Brown
President & Chief Financial Officer
7615 Zionsville Road
Indianapolis
,
Indiana
46268
(
646
)
200-8876
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Stacie S. Aarestad William R. Kolb Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210-2600 (617) 832-1000

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting
this transaction.
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

*
Immediately prior to the consummation of the Merger (as defined below) (the “Closing”) described in the proxy statement/prospectus, Andretti Acquisition Corp. (the “SPAC”) intends to effect a deregistration under the applicable provisions of the Cayman Islands Companies Act (As Revised) (“Companies Act”) and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), pursuant to which the SPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Zapata Computing Holdings Inc.” in connection with the Merger, as further described in the proxy statement/prospectus. Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to “registrant,” “our,” “we” or “us” refer, prior to the Merger, to the SPAC and, following the Domestication and the Merger, to Zapata Computing Holdings Inc., which we also refer to as the “Surviving Company” or the “Company.”

ANDRETTI ACQUISITION CORP.

A Cayman Islands Exempted Company

7615 Zionsville Road

Indianapolis, Indiana 46268

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON     , 2024

TO THE SHAREHOLDERS OF ANDRETTI ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Special Meeting”) of Andretti Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), will be held at 10:00 a.m., Eastern Time, on,     , 2024. For the purposes of the SPAC’s amended and restated memorandum and articles of association (as amended, the “Existing Governing Documents”), the physical place of the meeting will be at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP, located at 1285 Avenue of the Americas, New York, NY 10019. The SPAC encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting     . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing     and Conference ID:      . You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Merger Proposal is approved and adopted, the change of the SPAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and such proposal, the “Domestication Proposal”);

Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Merger Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and substitution in their entirety with the proposed certificate of incorporation of the SPAC following the Domestication and the Merger (the “Surviving Company”), which will be adopted and effective in connection with the Domestication (the “Proposed Certificate of Incorporation”), which, if approved, would take effect substantially concurrently with the Closing (the “Charter Proposal”);

Proposal Nos. 2A through 2E — The Unbundling Precatory Proposals — to approve, by ordinary resolution under Cayman Islands law, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five sub-proposals;

Proposal No. 2A — to increase the authorized share capital from 555,000,000 shares consisting of 500,000,000 SPAC Class A ordinary shares, par value $0.0001 per share (the “SPAC Class A Common Stock” or “Public Shares”), 50,000,000 SPAC Class B ordinary shares, par value $0.0001 per share (the “SPAC Class B Common Stock”) and 5,000,000 preference shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Existing Governing Documents (the “SPAC Preferred Stock”), to authorized capital stock of shares, consisting of (i)    shares of common stock, par value $0.0001 per share, of the Surviving Company (the “New Company Common Stock”) (ii)     shares of preferred stock, par value $0.0001 per share, of the Surviving Company (the “New Company Preferred Stock”);

Proposal No. 2B — to provide that the Proposed Certificate of Incorporation may be amended, altered or repealed by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Certificate of Incorporation and the proposed bylaws of the Surviving Company to be adopted in connection with the Domestication (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”): (i) Section 5.2 of the Proposed Certificate of Incorporation relating to the number, election and term of the Surviving Company Board; (ii) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (v) Article X of the Proposed Bylaws relating to lock-up restrictions affecting securities of the Surviving Company issued to former holders of Zapata capital stock and options.

The remaining sections of the Proposed Bylaws may be amended by either (i) an affirmative vote of a majority of the Surviving Company Board or (ii) by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of New Company Common Stock;

Proposal No. 2C — to provide that (i) directors will be elected by a plurality of the votes cast in respect of the shares of New Company Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors and, (ii) subject to the special rights of the holders of one or more series of New Company Preferred Stock to elect directors, any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. The Proposed Certificate of Incorporation also provides, for so long as the Surviving Company Board is classified and subject to the rights of holders of New Company Preferred Stock, that directors may be removed only (i) with cause and (ii) by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote at an election of directors, voting together as a single class;

Proposal No. 2D — to provide that, unless the Surviving Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the Delaware General Corporation Law (“DGCL”). The federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This exclusive forum provision will not apply to claims under the Securities Exchange Act of 1934, as amended (“Exchange Act”);

Proposal No. 2E — to eliminate various provisions in the Existing Governing Documents applicable only to blank check companies;

Proposals No. 2A through 2E are referred to herein as the “Unbundling Precatory Proposals”;

Proposal No. 3 — The Merger Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law and adopt, assuming the Domestication Proposal and Charter Proposal are approved, the Business Combination Agreement, dated as of September 6, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among the SPAC, Tigre Merger Sub, Inc., a Delaware Corporation (“Merger Sub”) and Zapata Computing, Inc., a Delaware corporation ( “Zapata”), and the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will merge with and into Zapata (the “Merger”), with Zapata surviving the Merger as a wholly owned subsidiary of the SPAC (the “Merger Proposal” and, collectively, with the Domestication Proposal and the Charter Proposal (excluding the Unbundling Precatory Proposals), the “Condition Precedent Proposals”);

Proposal No. 4 — The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal and the Merger Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of New Company Common Stock pursuant to the Business Combination Agreement and the Exchange Agreements (the “NYSE Proposal”);

Proposal No. 5 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal are approved and adopted, the Zapata Computing Holdings Inc. 2024 Equity and Incentive Plan (the “2024 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex A-F (the “Equity Incentive Plan Proposal”);

Proposal No. 6 — The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, and the Equity Incentive Plan Proposal are approved and adopted, the Zapata Computing Holdings Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex A-G (the “Employee Stock Purchase Plan Proposal”); and

Proposal No. 7 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved and adopted, the election of directors to serve on the Surviving Company Board until their respective successors are duly elected and qualified (the “Director Election Proposal”);

Proposal No. 8 — The Adjournment Proposal — if put to the meeting, to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the proxies held at the time of the Special Meeting, any of the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal would not be duly approved and adopted by the SPAC’s shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Notwithstanding the order in which the proposals are set out herein, the board of directors of the SPAC prior to the Merger (the “SPAC Board”), may put the above proposals in such order as it may determine at the meeting.

Only holders of record of shares of SPAC Class A Common Stock and SPAC Class B Common Stock (collectively, the “SPAC Shares” or “SPAC Common Stock”) at the close of business on     , 2024 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

You should be aware that, in a letter dated September 25, 2023, RBC Capital Markets, LLC (“RBC”) waived the deferred portion of the underwriting fees to which RBC would otherwise have been entitled to in connection with the Merger under the underwriting agreement dated January 12, 2022, entered into at the time of the IPO. However, RBC did not waive these fees in connection with any business combination other than the Merger. RBC’s waiver was not the result of any dispute or disagreement with the SPAC, Zapata or any other potential business combination target or any of their respective affiliates. Consummation of the Merger is not contingent upon services previously provided by RBC to the SPAC.

The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy statement/prospectus sections entitled “The Domestication Proposal,” “The Charter Proposal,” “The Unbundling Precatory Proposals,” “The Merger Proposal,” “The NYSE Proposal,” “The Equity Incentive Plan Proposal,” “The Employee Stock Purchase Plan Proposal” “The Director Election Proposal” and “The Adjournment Proposal,” respectively. We refer to these proposals collectively as the “Shareholder Proposals.”

The SPAC will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read when available the proxy statement/prospectus, including the annexes, carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the SPAC Board has determined that each of the Shareholder Proposals are in the best interests of the SPAC and the holders of SPAC Class A Common Stock and holders of SPAC Class B Common Stock (the “SPAC Shareholders”) and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of the SPAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of the SPAC and SPAC Shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals. See the section entitled “The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger” in the proxy statement/prospectus for a further discussion.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Merger (as defined below). The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal. If the SPAC’s shareholders do not approve each of the Condition Precedent Proposals, the Merger may not be consummated.

Pursuant to the Existing Governing Documents, a Public Shareholder may request that the SPAC redeem all or a portion of its Public Shares (which would become shares of New Company Common Stock in the Domestication) for cash if the Merger is consummated. For the purposes of the Existing Governing Documents and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such Public Shares repurchased for cash and references in the proxy statement/prospectus relating to the Merger shall be interpreted accordingly. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares or (b) hold units and you elect to separate your units into the underlying Public Shares and SPAC Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on     , 2024, (a) submit a written request to Continental Transfer & Trust Company, the SPAC’s transfer agent (the “Transfer Agent”), that the SPAC redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through the Depository Trust Company (“DTC”).

Holders of units (each of which consists of one share of SPAC Class A Common Stock and one-half of one warrant to purchase one share of SPAC Class A Common Stock (the “SPAC Units”)) must elect to separate the underlying Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm, bank, trust company or other nominee, holders must notify their nominee that they elect to separate the units into the underlying Public Shares and SPAC Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct it to do so. The SPAC’s public shareholders may elect to redeem all or a portion of their Public Shares even if they vote for the Merger Proposal. If the Merger is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the Transfer Agent, the SPAC will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with the SPAC’s initial public offering (the “IPO”) calculated as of two business days prior to the consummation of the Merger, including interest earned on the Trust Account and not previously released to the SPAC to pay its tax obligations, divided by the number of then issued and outstanding

Public Shares. For illustrative purposes, as of      there was $    on deposit in the Trust Account, which would have amounted to approximately $     per public share. If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of the SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash as the SPAC does not expect to consent to such redemptions.

On September 6, 2023, the SPAC entered into a Business Combination Agreement, by and among the SPAC, Merger Sub and Zapata, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, Zapata will survive the Merger as a wholly owned subsidiary of the SPAC.

All SPAC Shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding shares of SPAC Common Stock, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm, bank, trust company or other nominee, you must instruct your nominee on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your nominee. If you do not vote or do not instruct your nominee how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/ prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares of SPAC Common Stock, please contact MacKenzie Partners, Inc. (“MacKenzie Partners”), the SPAC’s proxy solicitor, by calling toll-free (800) 322-2885.

Thank you for your participation. We look forward to your continued support.

   , 2024

By Order of the Board of Directors of Andretti Acquisition Corp.,
William Sandbrook Co-Chief Executive Officer and Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF SPAC CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH,

AND (III) DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE MERGER IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

This notice was mailed by the SPAC on     , 2024.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED OCTOBER 27, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF ANDRETTI ACQUISITION CORP.

PROSPECTUS FOR 17,890,564 SHARES OF NEW COMPANY COMMON STOCK

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND RENAMING AS ZAPATA COMPUTING HOLDINGS INC. IN CONNECTION WITH THE DOMESTICATION)

The board of directors of the SPAC (the “SPAC Board”), has approved (i) the Domestication and (ii) the Business Combination Agreement, dated as of September 6, 2023 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among the SPAC, Tigre Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Zapata Computing, Inc., a Delaware corporation (“Zapata” or “Zapata AI”), a copy of which is attached to this proxy statement/prospectus as Annex A. In connection with the transactions contemplated by the Business Combination Agreement (the “Merger”), the SPAC will be renamed “Zapata Computing Holdings Inc.” and is referred to herein as the “Surviving Company” or the “Company.”

Pursuant to and by virtue of the Domestication, at the effective time of the Domestication and without any action on the part of any holder of SPAC Class A Common Stock or SPAC Class B Common Stock (each, a “SPAC Shareholder”), (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the SPAC (the “SPAC Class A Common Stock” or “Public Shares”) and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the SPAC (the “SPAC Class B Common Stock” and, together with the SPAC Class A Common Stock, the “SPAC Common Stock”) shall be converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “New Company Common Stock”) and (ii) each warrant of the SPAC that is outstanding and exercisable for one share of SPAC Class A Common Stock at the time of the Domestication shall convert automatically into a warrant exercisable for one share of New Company Common Stock pursuant to the applicable Warrant Agreement (as defined in the Business Combination Agreement).

At the effective time of the Merger (the “Effective Time”): (i) each share of Zapata’s preferred stock, par value $0.0001 per share (the “Zapata Preferred Stock”), will be converted into the right to receive a number of newly issued shares of New Company Common Stock equal to the Per Share Preferred Stock Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement; (ii) each share of Zapata’s common stock, par value of $0.0001 (the “Zapata Common Stock”), will be converted into the right to receive a number of newly issued shares of New Company Common Stock equal to the Per Share Common Stock Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement; and (iii) each option to purchase shares of Zapata Common Stock, whether or not exercisable and whether or not vested (each, a “Zapata Option”), will automatically be converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Company Common Stock determined in accordance with the terms of the Business Combination Agreement.

Immediately following the Closing, assuming no redemptions, the SPAC’s public shareholders (“Public Shareholders”) are expected to own approximately 25% of the voting power of the Company and approximately 25% of the economic interests in the Company. Andretti Sponsor LLC (the “Sponsor”), Sol Verano Blocker 1 LLC (the “Sponsor Co-Investor” and together with the Sponsor, the “Sponsors”) and certain key stockholders of the Sponsor that are party to the Sponsor Support Agreement (as defined below) (“Insiders”) are expected to own approximately 18% of the voting power of the Company and approximately 18% of the economic interests in the Company on a combined basis.

As described in this proxy statement/prospectus, the SPAC’s shareholders are being asked to consider and vote upon (among other things) the Merger, the Domestication and the other proposals set forth herein.

This proxy statement/prospectus covers 17,890,564 shares of New Company Common Stock.

The (i) SPAC’s units (as defined below), (ii) SPAC Class A Common Stock and (iii) warrants to purchase SPAC Class A Common Stock sold and issued as part of the SPAC Units in connection with the IPO (the “SPAC Public Warrants”) are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “WNNR.U,” “WNNR” and “WNNR WS,” respectively. The SPAC intends to apply for listing, to be effective at the time of the Merger, of the New Company Common Stock and New Company Public Warrants on the NYSE under the proposed symbols “ZPTA” and “ZPTA.WS,” respectively.

This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered at the extraordinary general meeting of the shareholders of the SPAC (the “Special Meeting”). We urge you to carefully read this entire document, including the annexes. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 51 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated    , 2024, and is first being mailed to the SPAC’s shareholders on or about    , 2024.

i

ii

ADDITIONAL INFORMATION

If you have questions about the Merger or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus or proxy card, you may contact the SPAC’s proxy solicitor listed below. You will not be charged for any of the documents you request.

MacKenzie Partners, Inc.

1407 Broadway – 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on     , 2024, you must request the information no later than five business days prior to the date of the Special Meeting, by     , 2024.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at http://www.sec.gov.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend the use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of the SPAC by, any other companies.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which we compete as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with the SPAC or Zapata’s own internal estimates and information obtained from discussions with the SPAC and Zapata’s customers, taking into account publicly available information about other industry participants and the SPAC and Zapata’s management’s judgment where information is not publicly available. This information appears in “Business of Zapata” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, and neither Zapata nor the SPAC are aware of any misstatements regarding the industry data presented herein, but such information has not been verified by any independent sources. Additionally, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

SELECTED DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the term the “SPAC” refers to Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, the terms the “Surviving Company” and the “Company” refer to Andretti Acquisition Corp. following consummation of the Domestication and the Merger, in connection with which Andretti Acquisition Corp. is expected to be renamed “Zapata Computing Holdings Inc.”, and the terms “we,” “us,” and “our” refer to the SPAC prior to the consummation of the Domestication and the Merger and the Surviving Company following consummation of the Domestication and the Merger.

In this document:

“2024 ESPP” means the Zapata Computing Holdings Inc. 2024 Employee Stock Purchase Plan.

“2018 Plan” means the Zapata Computing, Inc. 2018 Stock Incentive Plan, as amended, supplemented or modified from time to time.

“ASC” means Accounting Standards Codification.

“Adjournment Proposal” means a proposal to approve by ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

“Aggregate Common Stock Consideration” means a number of shares of New Company Common Stock (deemed to have a value of ten dollars ($10.00) per share) with an aggregate implied value equal to two hundred million dollars ($200,000,000) minus the aggregate implied value of the Aggregate Preferred Stock Consideration.

“Aggregate Common Stock Consideration Value” means a dollar amount equal to the product of (i) the Aggregate Common Stock Consideration multiplied by (ii) $10.00.

“Aggregate Option Exercise Price” means the aggregate of the exercise prices payable to Zapata by the holders of Zapata, excluding any Out-of-the-Money Options, upon the exercise of such Zapata Options.

“Aggregate Preferred Stock Consideration” means the sum of the Series A Aggregate Consideration, the Series B-1 Aggregate Consideration, the Series B-2 Aggregate Consideration and the Series Seed Aggregate Consideration.

“Alternative Business Combination” means any business combination other than the Proposed Transactions.

“broker non-vote” means when a SPAC Shareholder, who holds his or her shares in “street name” through a broker or other nominee, does not give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 6, 2023, by and among the SPAC, Merger Sub and Zapata, as may be amended from time to time.

“Merger Proposal” means the proposal to approve by ordinary resolution the adoption of the Business Combination Agreement and the transactions contemplated thereby, including the Merger.

“Charter Proposal” means the proposal to approve by special resolution the Existing Governing Documents being amended and restated by the deletion in their entirety, and the substitution in their place of the Proposed Certificate of Incorporation, the form of which is attached to this proxy statement/prospectus as Annex A-A.

“Closing” means the consummation of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Condition Precedent Proposals” means the Merger Proposal, the Domestication Proposal and the Charter Proposal.

“Confidentiality Agreement” means the confidentiality agreement dated as of March 20, 2023 between the SPAC and Zapata.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to approve by ordinary resolution the election of directors to serve on the Surviving Company Board until their respective successors are duly elected and qualified.

“DCF” means discounted cash flow.

“Domesticated SPAC Class A Common Stock” means SPAC Class A Common Stock after the Domestication but before the Closing.

“Domestication Proposal” means the proposal to approve by special resolution, pursuant to the power contained in clause 6 of the SPAC’s amended and restated memorandum of association and in the manner required by Article 49 of the SPAC’s amended and restated articles of association, that the SPAC be registered by way of continuation and domesticated as a corporation incorporated under the laws of the State of Delaware, pursuant to Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and the laws of the State of Delaware, including Section 388 of the DGCL.

“Domestication” means the SPAC’s transfer by way of continuation and domestication as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Companies Act.

“DTC” means Depository Trust Company.

“Effective Time” means the effective time of the Merger.

“Employee Stock Purchase Plan Proposal” means the proposal to approve by ordinary resolution the adoption of the Zapata 2024 Employee Stock Purchase Plan.

“Equity Incentive Plan Proposal” means the proposal to approve by ordinary resolution the adoption of the Zapata 2024 Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreements” means the exchange agreements that will be entered into with each holder of Senior Notes prior to the Closing, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Note Purchase Agreement.

“Existing Governing Documents” means the SPAC’s amended and restated memorandum and articles of association in effect prior to the Domestication.

“GAAP” means United States generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insiders” means the Sponsor, the Sponsor Co-Investor and certain key stockholders of the Sponsor that are party to the Sponsor Support Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the SPAC’s initial public offering of units, consummated on January 18, 2022.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Zapata Stockholders” mean certain stockholders of Zapata who collectively hold a Requisite Majority of the outstanding voting power of Zapata Capital Stock.

“Lock-up Agreements” means the lock-up agreements among the SPAC and certain stockholders of Zapata, which will become effective upon the consummation of the Merger.

“MacKenzie Partners” means MacKenzie Partners, Inc.

“Merger” means the merger of Merger Sub with and into Zapata with Zapata surviving the Merger as a wholly owned subsidiary of the Surviving Company as contemplated by the Business Combination Agreement.

“Merger Sub” means Tigre Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the SPAC.

“New Company Common Stock” means the common stock of the Surviving Company, par value $0.0001 per share, which initially will be the shares issued in respect of the SPAC Class A Common Stock and the SPAC Class B Common Stock, as well as the shares issued to the stockholders of Zapata under the Business Combination Agreement. The New Company Common Stock is expected to be listed on NYSE under the symbol “ZPTA.”

“New Company Preferred Stock” means the preferred stock of the Surviving Company, par value $0.0001 per share.

“New Company Private Warrants” means the warrants to purchase New Company Common Stock at an exercise price of $11.50 per share to be held by the Sponsor and the Sponsor Co-Investor following the Closing, which initially will be the warrants issued in respect of the SPAC Private Warrants.

“New Company Public Warrants” means warrants to purchase New Company Common Stock at an exercise price of $11.50 per share, which initially will be the warrants issued in respect of the SPAC Public Warrants, which are expected to be listed on NYSE under the ticker symbol “ZPTA.WS.”

“New Company Securities” means, collectively, the New Company Common Stock, New Company Preferred Stock and New Company Warrants.

“New Company Warrants” means the New Company Private Warrants and the New Company Public Warrants.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” means the proposal to approve by ordinary resolution the issuance of New Company Common Stock to the Zapata stockholders in the Merger pursuant to the Business Combination Agreement and the Exchange Agreements.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” means (a) the audited consolidated balance sheet of Zapata as of December 31, 2021, and the related audited consolidated statements of operations and comprehensive loss, cash flows and convertible preferred stock and stockholders’ deficit of Zapata for such year, each audited in accordance with the auditing standards of the PCAOB, (b) the audited consolidated balance sheet of Zapata as of December 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, cash flows and convertible preferred stock and stockholders’ deficit of Zapata for such year, each audited in accordance with the auditing standards of the PCAOB and (c) the unaudited condensed consolidated balance sheet of Zapata as of June 30, 2023, and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and convertible preferred stock and stockholders’ deficit of Zapata for the six-month period then ended.

“Per Share Common Stock Consideration” means the quotient of (i) the Per Share Common Stock Consideration Value divided by (ii) $10.00.

“Per Share Common Stock Consideration Value” means the quotient of (i) the sum of (A) the Aggregate Common Stock Consideration Value plus (B) the Aggregate Option Exercise Price, divided by (ii) the sum of (A) the aggregate number of shares of Zapata Common Stock issued and outstanding immediately before the Effective Time plus (B) the aggregate number of shares of Zapata Common Stock issuable upon the exercise in full of Zapata Options. If this calculation results in a Per Share Common Stock Consideration Value less than the exercise price of any of the Zapata Options (any such Company Options with an exercise price in excess of the initial calculation of the Per Share Common Stock Consideration Value, the “Out-of-the-Money Options”), then the same calculation should be repeated as necessary, but including only those Zapata Option with exercise prices less than the Per Share Common Stock Consideration Value produced in the prior calculation (and only including the aggregate exercise prices of such Company Options in the calculation of the Aggregate Option Exercise Price, as applicable), until there are no Zapata Option with an exercise price greater than the Per Share Common Stock Consideration Value calculated, and the result of such final calculation shall be the Per Share Common Stock Consideration Value.

“Per Share Preferred Stock Consideration” means, with respect to a share of any series of Zapata Preferred Stock, the Series A Per Share Consideration, the Series B-1 Per Share Consideration, the Series B-2 Per Share Consideration and the Series Seed Per Share Consideration (as defined in the Business Combination Agreement), as applicable.

“PFIC” means passive foreign investment company, as defined in the Code.

“Proposed Bylaws” means the proposed bylaws of the Surviving Company to be adopted in connection with the Domestication, the form of which is attached to this proxy statement/prospectus as Annex A-B.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of the Surviving Company, which will be adopted and effective in connection with the Domestication, the form of which is attached to this proxy statement/prospectus as Annex A-A.

“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.

“Proposed Transactions” means the Merger and other proposed transactions contemplated by the Business Combination Agreement.

“prospectus” means the prospectus included in the Registration Statement.

“Public Shareholders” means the holders of SPAC Class A Common Stock.

“Public Shares” means SPAC Class A Common Stock issued as part of the SPAC Units sold in the IPO.

“RBC” means RBC Capital Markets, LLC.

“Registration Statement” means the registration statement on Form S-4 (Registration No. 333-    ) of which this prospectus forms a part.

“Requisite Majority” means (i) the holders of at least a majority of the voting power of the outstanding shares of Zapata Common Stock and Zapata Preferred Stock, consenting or voting (as the case may be) together on an “as-converted”-to-common-stock basis (as required pursuant to Section 251 of the DGCL), (ii) the holders of at least a majority of the outstanding shares of Zapata Preferred Stock, consenting or voting (as the case may be) separately as a single class on an “as-converted”-to-common-stock basis, and (iii) the holders of at least a majority of the outstanding shares of the Zapata Series B Preferred Stock, consenting or voting (as the case may be) separately as a class.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Note Purchase Agreement” means that certain Senior Note Purchase Agreement between Zapata and the persons who become parties thereto.

“Senior Notes” means the senior promissory notes issued or to be issued by Zapata pursuant to the Senior Note Purchase Agreement on or before the Closing Date.

“Series A Aggregate Consideration” means a number of shares of New Company Common Stock (deemed to have a value of ten dollars ($10.00) per share) with an aggregate implied value equal to the product of the applicable Liquidation Amount (as defined in Zapata’s charter) multiplied by the number of shares of Zapata Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series A Per Share Consideration” means the Series A Aggregate Consideration divided by the number of shares of Zapata Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-1 Aggregate Consideration” means a number of shares of Company Common Stock (deemed to have a value of ten dollars ($10.00) per share) with an aggregate implied value equal to the product of the applicable Liquidation Amount (as defined in the Zapata’s charter) multiplied by the number of shares of Company Series B-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-1 Per Share Consideration” means the Series B-1 Aggregate Consideration divided by the number of shares of Zapata Series B-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-2 Aggregate Consideration” means a number of shares of New Company Common Stock (deemed to have a value of ten dollars ($10.00) per share) with an aggregate implied value equal to the product of the Liquidation Amount (as defined in the Zapata’s charter) multiplied by the number of shares of Company Series B-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-2 Per Share Consideration” means the Series B-2 Aggregate Consideration divided by the number of shares of Zapata Series B-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Shareholder Proposals” means, collectively, the Domestication Proposal, the Charter Proposal, the Unbundling Precatory Proposals, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

“SPAC” means Andretti Acquisition Corp., a Cayman Islands exempted company (which is expected to transfer by way of continuation and domesticate as a Delaware corporation in accordance with the Business Combination Agreement).

“SPAC Board” means the board of directors of the SPAC, prior to the Merger.

“SPAC Class A Common Stock” means the SPAC’s Class A ordinary shares, par value $0.0001 per share, as in effect immediately prior to the Domestication.

“SPAC Class B Common Stock” means the SPAC’s Class B ordinary shares, par value $0.0001 per share, as in effect immediately prior to the Domestication.

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Initial Shareholders” means the Sponsor, the Sponsor Co-Investor and the SPAC’s officers and directors.

“SPAC Preferred Stock” means the 5,000,000 preference shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Existing Governing Documents.

“SPAC Private Warrant Agreement” means the Public Warrant Agreement dated as of January 12, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, as may be amended from time to time, governing the SPAC Private Warrants.

“SPAC Private Warrants” means the 13,550,000 warrants sold to the Sponsor and the Sponsor Co-Investor pursuant to a private placement warrant purchase agreement in connection with the IPO, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“SPAC Public Warrant Agreement” means the Public Warrant Agreement dated as of January 12, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, as may be amended from time to time, governing the SPAC Public Warrants.

“SPAC Public Warrants” means the whole redeemable warrants to purchase 11,500,000 SPAC Class A Common Stock sold and issued as part of the SPAC Units in connection with the IPO, with each whole warrant entitling the holder thereto to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share.

“SPAC Securities” means, collectively, the SPAC Common Stock, SPAC Units and SPAC Warrants.

“SPAC Shareholders” means the holders of SPAC Class A Common Stock and holders of SPAC Class B Common Stock.

“SPAC Unit” means one share of SPAC Class A Common Stock and one-half of one warrant to purchase one share of SPAC Class A Common Stock.

“SPAC Warrant Agreements” means the SPAC Private Warrant Agreement and the SPAC Public Warrant Agreement.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Warrants.

“Special Meeting” means the extraordinary general meeting of the SPAC Shareholders that is the subject of this proxy statement/prospectus.

“Sponsor” means Andretti Sponsor LLC, a Delaware limited liability company.

“Sponsor Co-Investor” means SOL Verano Blocker 1 LLC, a Delaware limited liability company.

“Sponsor Shares” means the 4,745,000 shares of SPAC Class B Common Stock owned by the Sponsor and the Sponsor Co-Investor.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated September 6, 2023, among the SPAC, the Sponsor, the Sponsor Co-Investor, certain members of the SPAC Board, certain members of SPAC management and Zapata, as amended and restated.

“Sponsors” means the Sponsor and the Sponsor Co-Investor.

“Stockholder Support Agreements” means those certain support agreements, dated as of the date of the signing of the Business Combination Agreement, by and among the SPAC, Merger Sub, the Key Zapata Stockholders, and Zapata.

“Surviving Company” means Andretti Acquisition Corp. following consummation of the Domestication and the Merger, in connection with which Andretti Acquisition Corp. is expected to be renamed “Zapata Computing Holdings Inc.”

“Surviving Company Board” means the board of directors of the Surviving Company.

“Termination Fee” means the sum of $1,000,000, plus the aggregate amount of all documented and out-of-pocket fees, costs, charges and expenses reasonably incurred by SPAC or the Sponsor in connection with the Proposed Transactions from the date of the Business Combination Agreement up to and including the date of termination; provided, that the Termination Fee shall under no circumstances exceed $5,000,000 in the aggregate.

“Transfer Agent” means Continental Transfer & Trust Company.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the SPAC Private Warrants.

“Underwriting Agreement” means that certain underwriting agreement, dated January 12, 2022, between the SPAC and RBC.

“Zapata” or “Zapata AI” means Zapata Computing, Inc., a Delaware corporation, prior to the completion of the Merger.

“Zapata Board” means the board of directors of Zapata prior to the consummation of the Merger.

“Zapata Board Recommendation” means the Zapata Board’s recommendation to the Zapata Stockholders that they approve and adopt the Business Combination Agreement and the Proposed Transactions.

“Zapata Capital Stock” refers to the Zapata Common Stock and the Zapata Preferred Stock.

“Zapata Common Stock” means Zapata’s common stock, par value $0.0001 per share, each having one vote per share.

“Zapata Options” means all options to purchase outstanding shares of Zapata Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2018 Plan or otherwise.

“Zapata Preferred Stock” means the Zapata Series Seed Preferred Stock, Zapata Series A Preferred Stock, Zapata Series B-1 Preferred Stock and Zapata Series B-2 Preferred Stock.

“Zapata Requisite Approval” means the written consent or affirmative vote of the Requisite Majority in favor of the adoption and approval of the Business Combination Agreement, the Merger and the other Proposed Transactions.

“Zapata Series A Preferred Stock” means Zapata’s Series A Preferred Stock, par value $0.0001 per share.

“Zapata Series B Preferred Stock” means the Zapata Series B-1 Preferred Stock and the Zapata Series B-2 Preferred Stock.

“Zapata Series B-1 Preferred Stock” means Zapata’s Series B-1 Preferred Stock, par value $0.0001 per share.

“Zapata Series B-2 Preferred Stock” means Zapata’s Series B-2 Preferred Stock, par value $0.0001 per share.

“Zapata Series Seed Preferred Stock” means Zapata’s Series Seed Preferred Stock, par value $0.0001 per share.

The unaudited pro forma condensed combined financial information of the Surviving Company presented in this proxy statement/prospectus has been derived by applying the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” to the historical consolidated financial statements of Zapata included elsewhere in this proxy statement/prospectus. These pro forma adjustments give effect to the Merger and the other pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” as if they had occurred on January 1, 2022, in the case of the unaudited pro forma condensed combined statements of operations, and as if they had occurred on June 30, 2023, in the case of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the historical financial statements of the SPAC and Zapata and related notes thereto included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” for a complete description of the adjustments and assumptions underlying the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

All financial statements presented in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles in GAAP and, unless otherwise noted, are presented in U.S. dollars.

Certain monetary amounts, percentages and other figures included elsewhere in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement/prospectus are “forward looking statements.” Statements regarding the potential combination and expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “suggests,” “projects,” “forecasts,” “seeks,” “plans,” “possible,” “potential,” “aims,” “intends,” “believes,” “seeks,” “may,” “might,” “will,” “would,” “should,” “could,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•	our ability to complete the Merger;

•

satisfaction or waiver of the conditions to the Merger including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals necessary to consummate the Merger being obtained;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, including the outcome of any legal proceedings that may be instituted against the SPAC and Zapata following the announcement of the Merger and the transactions contemplated therein;

•	the projected financial information, anticipated growth rate and market opportunity of the Surviving Company;

•	the anticipated continued interest and growth of the generative AI industry;

•	the ability to obtain and/or maintain the listing of the New Company Common Stock on NYSE, and the potential liquidity and trading of such securities;

•	the risk that the proposed Merger disrupts current plans and operations of Zapata as a result of the announcement and consummation of the proposed Merger;

•

the Surviving Company’s ability to maintain its existing relationships with customers and partners, build and maintain relationships with new customers and partners, and to compete with existing and new competitors in existing and new markets and offerings;

•	risks that Zapata’s IP will not provide the desired competitive advantage;

•	various conflicts of interest that could arise among us, our funds, affiliates, investors and partner managers;

•

unanticipated costs related to the transaction and the potential failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Merger;

•

the Surviving Company’s ability to retain existing employees and attract and retain new employees with sufficient expertise in algorithm development, product development, software engineering and support services;

•	our directors and officers having conflicts of interest with our business or in approving the Merger, as a result of which they would receive compensation;

•	intense competition and competitive pressures from other companies in the industry in which the Surviving Company will operate;

•	factors relating to the business, operations and financial performance of the Surviving Company, including market conditions and global and economic factors beyond the Surviving Company’s control;

•	costs related to the Merger;

•	our ability to raise financing in connection with the Merger and in the future, when needed;

•	our ability to achieve or maintain profitability;

•	the sufficiency of the Surviving Company’s cash, cash equivalents and investments to meet its liquidity needs;

•	the effect of legal, tax and regulatory changes; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the Shareholder Proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect the SPAC, Zapata, or, immediately following the consummation of the Merger, the Surviving Company.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Merger and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement/ prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Questions and Answers about the Merger

Q:	WHAT IS THE MERGER?

A:

On September 6, 2023 the SPAC entered into a Business Combination Agreement with Merger Sub and Zapata, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, a business combination between SPAC and Zapata will be effected through the Merger, with Zapata surviving the Merger as a wholly owned subsidiary of SPAC as the Surviving Company.

Immediately prior to the Closing, and subject to the terms and conditions, of the Business Combination Agreement, the Domestication will occur in accordance with Section 388 of the DGCL and Part XII of the Companies Act, changing its name to “Zapata Computing Holdings Inc.” Pursuant to and by virtue of the Domestication, at the effective time of the Domestication and without any action on the part of any SPAC shareholder, (i) each issued and outstanding share of SPAC Class A Common Stock and each issued and outstanding share SPAC Class B Common Stock shall be converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share of New Company Common Stock and (ii) each warrant of the SPAC that is outstanding at the time of the Domestication and exercisable for one share of the SPAC Class A Common Stock shall convert automatically into a warrant exercisable for one share of New Company Common Stock pursuant to the applicable SPAC Warrant Agreement.

At the Effective Time: (i) each share of Zapata Preferred Stock will be converted into the right to receive a number of newly issued shares of New Company Common Stock equal to the Per Share Preferred Stock Consideration in accordance with the terms of the Business Combination Agreement; (ii) each share of Zapata Common Stock will be converted into the right to receive a number of newly issued shares of New Company Common Stock equal to the Per Share Common Stock Consideration in accordance with the terms of the Business Combination Agreement; and (iii) each Zapata Option will automatically be converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Company Common Stock determined in accordance with the terms of the Business Combination Agreement.

The aggregate value of the consideration that the holders of Zapata’s securities collectively shall be entitled to receive from SPAC in connection with the Merger shall not exceed $200,000,000 (calculated with each share of New Company Common Stock deemed to have a value of $10 per share).

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

The SPAC is sending this proxy statement/prospectus to SPAC Shareholders to help them decide how to vote their shares of SPAC Common Stock with respect to the matters to be considered at the Special Meeting.

The Merger cannot be completed unless the SPAC Shareholders approve the Condition Precedent Proposals set forth in this proxy statement/ prospectus for their approval. Information about the Special Meeting, the Merger and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of the SPAC and a prospectus of the SPAC. It is a proxy statement because the SPAC Board is soliciting proxies using this proxy statement/prospectus from SPAC Shareholders. It is a prospectus because the SPAC, in connection with the Merger, is offering shares of New Company Common Stock and New Company Warrants. See “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Consideration to be Received in the Merger.”

Q:	WHAT WILL THE SPAC SHAREHOLDERS OWN AS A RESULT OF THE MERGER?

A:

Following the completion of the Merger, the existing shareholders of the SPAC will own shares of New Company Common Stock and, if applicable, New Company Warrants. For more information about what the existing shareholders of the SPAC will own following the Merger, see “Security Ownership of Certain Beneficial Owners and Management.”

Q:	WHAT WILL ZAPATA EQUITYHOLDERS RECEIVE IN THE MERGER?

A:

Following completion of the Merger, each Zapata equityholder will receive shares of New Company Common Stock and, if applicable, New Company Options. For more information about what the Zapata equityholders will own following the Merger, see “Security Ownership of Certain Beneficial Owners and Management.”

Q:	WHAT EQUITY STAKE WILL CURRENT SPAC EQUITYHOLDERS AND ZAPATA EQUITYHOLDERS HOLD IN THE SURVIVING COMPANY IMMEDIATELY AFTER THE CONSUMMATION OF THE MERGER?

A:

It is anticipated that, immediately upon completion of the Merger, the combined voting power of the Surviving Company will be as shown below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.(1)
	Assuming No Redemptions(2)			Assuming 50% Redemption(3)			Assuming Maximum Redemptions(4)
	Shares		Percentage	Shares		Percentages	Shares	Percentage
Current Zapata stockholders	17,890,564		55.5%	17,890,564		63.3%	17,890,564	78.2%
Current Public Shareholders	7,894,801	(5)	24.5%	3,947,401	(5)	14.0%	—	—
Sponsors and Insiders(6)	5,750,000		17.9%	5,750,000		20.4%	4,326,500	18.9%
Senior Note holders(7)	661,764		2.1%	661,764		2.3%	661,764	2.9%
Total Shares of New Company Common Stock	32,197,129		100.0%	28,249,729		100.0%	22,878,828	100.0%

(1)	Calculated as of June 30, 2023, subject to the notes below.
(2)

This scenario assumes that no shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(3)

This scenario assumes that 3,947,400 shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(4)

This scenario assumes that all 7,894,801 outstanding shares of SPAC Class A Common Stock are redeemed by Public Shareholder, after taking into account shares redeemed by Public Shareholder in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(5)	Gives effect to the redemption of an aggregate of 15,105,199 shares of SPAC Class A Common Stock in connection with the extraordinary general meeting held by the SPAC on July 14, 2023.

(6)

Amount presented in the Assuming Maximum Redemptions scenario represents 5,750,000 shares of New Company Common Stock converted from SPAC Class B Common Stock less 1,423,500 shares of New Company Common Stock that are unvested pursuant to the Sponsor Support Agreement as the result of closing available cash of less than $10.0 million, which are subject to forfeiture if certain conditions are not met. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Description of the Merger — Sponsor Founder Shares.”

(7)

Represents shares of New Company Common Stock issued to holders of the Senior Notes pursuant to the Exchange Agreements. Such holders include certain Insiders of the SPAC. Such amount includes $750,000 in Senior Notes issued after June 30, 2023. See “Certain Relationships and Related Party Transactions — The SPAC Related Person Transactions — Senior Notes.”

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

The parties currently expect that the Merger will be completed in the first quarter of 2024. However, neither the SPAC nor Zapata can assure you of when or if the Merger will be completed, and it is possible that factors outside of the control of the companies could result in the Merger being completed at a different time or not at all. See “Risk Factors — Risks Relating to the Merger and the SPAC — If the conditions to the Business Combination Agreement are not met, the Merger may not occur.” Before the Merger can be completed, the SPAC must obtain the approval of SPAC Shareholders for each of the Condition Precedent Proposals and the SPAC and Zapata must obtain certain necessary regulatory approvals and satisfy certain other closing conditions. The outside date for consummation of the Merger is April 18, 2024. See “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.”

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the SPAC does not complete the Merger for any reason, the SPAC would search for another target business with which to complete a business combination. If the SPAC does not complete the Merger or a business combination with another target business by April 18, 2024 (or such later date as may be approved by a shareholder vote), the SPAC must redeem 100% of the outstanding shares of SPAC Class A Common Stock, at a per share price, payable in cash, equal to the amount then held in the trust account (the “Trust Account”) established in connection with the SPAC’s initial public offering (the “IPO”), including interest earned on the funds held in the Trust Account and not previously released to the Company, (less income taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding shares of SPAC Class A Common Stock. The Sponsors have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, their shares of SPAC Class B Common Stock will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the SPAC Warrants. Accordingly, the SPAC Warrants will expire worthless.

Q:	WHAT ARE THE POTENTIAL IMPACTS ON THE PROPOSED TRANSACTIONS RESULTING FROM RBC’S WAIVER OF DEFERRED FEES?

A:

In a letter dated September 25, 2023 RBC Capital Markets, LLC (“RBC”) waived all rights to any deferred fees due upon consummation of the Merger under the underwriting agreement dated January 12, 2022, entered into at the time of the IPO (the “Underwriting Agreement.”). All such fees and compensation were only payable to RBC upon completion of the Merger. However, RBC did not waive these fees in connection with any business combination other than the Merger. RBC’s waiver was not the result of any dispute or disagreement with the SPAC, Zapata or any other potential business combination target or any of their respective affiliates.

As a result of RBC’s waiver, the transactions fees payable by the SPAC in the event that the SPAC completes the Merger will be reduced by approximately $8.05 million. The IPO underwriting services being provided by RBC in connection with the IPO prior to such waiver were complete at the time of its waiver, with any remaining fees payable to RBC for such services contingent upon the Closing.

While RBC did not provide any additional detail in its letter, stockholders should be aware that such waiver indicates that RBC does not want to be associated with the disclosures in this proxy statement/prospectus or the underlying business analysis related to the Proposed Transactions. Public Shareholders may be more likely to elect to redeem their shares as a result of such waiver and the proceeds that the Surviving Company receives as a result of the Merger may be reduced as a result of such waiver.

Questions and Answers about the Special Meeting

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The SPAC Shareholders are being asked to vote on the following Shareholder Proposals (each as defined in “Summary — Proposals to be Put to SPAC Shareholders at the Special Meeting”):

1.	the Domestication Proposal;

2.	the Charter Proposal;

3.	the Unbundling Precatory Proposals;

4.	the Merger Proposal;

5.	the NYSE Proposal;

6.	the Equity Incentive Plan Proposal;

7.	the Employee Stock Purchase Plan Proposal;

8.	the Director Election Proposal; and

9.	if put to the meeting, the Adjournment Proposal.

The Merger is conditioned upon the approval of the Merger Proposal, the Domestication Proposal and the Charter Proposal, subject to the terms of the Business Combination Agreement. The Merger is not conditioned on the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Unbundling Precatory Proposals, the Director Election Proposal or the Adjournment Proposal. If any of the Condition Precedent Proposals are not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Notwithstanding the order in which the proposals are set out herein, the SPAC Board may put the above proposals in such order as it may determine at the meeting.

Q:	WHY IS THE SPAC PROPOSING THE MERGER?

A:

The SPAC was incorporated to effect a merger, consolidation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

On January 18, 2022, the SPAC consummated the IPO. In the prospectus for the IPO, the SPAC identified certain criteria that the SPAC believed would be important in evaluating prospective target businesses, namely businesses:

•

with a large total addressable market in the advanced mobility and related next-generation technologies sector, as well as the luxury and performance vehicles, or vehicle parts space that can benefit from the SPAC’s management team’s extensive experience and network in these sectors;

•	that are poised for high growth due to disruptive technology and/or premium branded product offerings;

•	that have a loyal customer base, intellectual property, brand value or innovation in automotive segments that can create growth opportunities or higher profitability compared to their competitors;

•	that can leverage the popularity of motorsport and the iconic Andretti brand;

•	with either proven or attractive future financial performance, or potential to enhance financial performance, and generate strong, sustainable cash flow;

•	that will benefit from being publicly traded and will be able to effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company;

•	with a global footprint that will provide the greatest number of opportunities for investment and will maximize the collective network of the SPAC’s management team; and

•	that could serve as a solid foundation for industry consolidations and roll-ups.

The SPAC believes that Zapata satisfies these criteria.

Zapata AI is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Its computational approaches leverage the statistical advantages of math based on quantum physics.

After considering the foregoing and the information set forth in “The Special Meeting — the SPAC Board’s Reasons for Approval of the Merger,” the SPAC Board concluded that the potential benefits to the SPAC and SPAC Shareholders relating to the Merger outweighed the potentially negative factors relating to the Merger. Accordingly, the SPAC Board determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of the SPAC and SPAC Shareholders.

Q:	DID THE SPAC BOARD OBTAIN A THIRD PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:

Yes. The SPAC Board received a fairness opinion, dated August 21, 2023, from Kroll, LLC, operating through its Duff & Phelps Opinion Practice (“Duff & Phelps”), as to the fairness, from a financial point of view to the shareholders of SPAC of the consideration to be paid by the SPAC in connection with the Proposed Transactions. This opinion is discussed in greater detail in the section entitled “The Special Meeting — The SPAC Board’s Reasons for Approval of the Merger” and “Proposal No. 3 — The Merger Proposal — Opinion of the Financial Advisor to the SPAC.”

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of shares of SPAC Class A Common Stock, you have the right to demand that the SPAC redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Merger including interest earned on the Trust Account and not previously released to the SPAC to pay its tax obligations, divided by the number of then issued and outstanding Public Shares, upon the closing of the Merger (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of shares of SPAC Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from seeking redemption with respect to more than 15% of the shares of SPAC Class A Common Stock without the SPAC’s consent. Accordingly, all shares of SPAC Class A Common Stock in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed as the SPAC does not expect to consent to such redemptions.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your shares of SPAC Class A Common Stock for or against, or whether you abstain from voting on, the Merger Proposal or any other Shareholder

Proposal. As a result, the Merger Proposal can be approved by shareholders who will redeem their shares of
SPAC Class A Common Stock and no longer remain shareholders and the Merger may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders. Also, with fewer shares of New Company Common Stock and Public Shareholders, the trading market for New Company Common Stock may be less liquid than the market for shares of SPAC Class A Common Stock prior to the Merger and Surviving Company may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Surviving Company’s businesses will be reduced.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of shares of SPAC Class A Common Stock and wish to exercise your redemption rights, you must demand that the SPAC redeem your shares for cash no later than the second business day preceding the vote on the Merger Proposal by delivering your share certificates (if any) and other redemption forms to Continental Transfer & Trust Company, the SPAC’s transfer agent (the “Transfer Agent”) physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Holders of units each of which consists of one share of SPAC Class A Common Stock and one-half of one warrant to purchase one share of SPAC Class A Common Stock (the “SPAC Units”) must elect to separate the underlying shares of SPAC Class A Common Stock and SPAC Public Warrants prior to exercising redemption rights with respect to shares of SPAC Class A Common Stock. If holders hold their units in an account at a brokerage firm, bank, trust company or other nominee, holders must notify their nominee that they elect to separate the units into underlying shares of SPAC Class A Common Stock and SPAC Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so. Any holder of shares of SPAC Class A Common Stock will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $    , or approximately $    per share of SPAC Class A Common Stock, as of    , 2024). Such amount, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay its taxes, if any will be paid promptly upon consummation of the Merger. However, the proceeds deposited in the Trust Account could become subject to the claims of the SPAC’s creditors, if any, which could have priority over the claims of Public Shareholders, regardless of whether such Public Shareholders vote for or against the Merger Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Shareholder Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption made by a holder of shares of SPAC Class A Common Stock may not be withdrawn once submitted to the SPAC unless the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

Any corrected or changed proxy card or written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the Merger Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent prior to the vote at the Special Meeting.

If a holder of shares of SPAC Class A Common Stock properly makes a request for redemption and the certificates for shares of SPAC Class A Common Stock (if any) along with the redemption forms are delivered as described to the Transfer Agent as described herein, then, if the Merger is consummated, the SPAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your shares of SPAC Class A Common Stock for cash.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

We expect that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of warrants). The U.S. federal income tax consequences of a U.S. holder exercising its redemption rights depend on the U.S. holder’s particular facts and circumstances.

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Internal Revenue Code (the “Code”) and the potential tax consequences of the rules applicable to a company treated as a “passive foreign investment company” (“PFIC”), as a result of the Domestication. The tax consequences of exercising redemption rights are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effect to U.S. Holders of SPAC Shares Exercising Redemption Rights.”

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED MERGER AND THE PROPOSED DOMESTICATION?

A:	No. None of the SPAC’s shareholders or its unit or warrant holders have appraisal rights in connection with the Merger or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	WHY IS THE SPAC PROPOSING THE DOMESTICATION?

A:

The SPAC Board believes that there are significant advantages to the Surviving Company that will arise as a result of the SPAC’s changing of its domicile to Delaware, including (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section entitled “The Domestication Proposal — Reasons for the Domestication.” The SPAC Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, the Domestication is a condition to consummating the Merger.

To effect the Domestication, the SPAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the SPAC will be domesticated and continue as a Delaware corporation, at which time the SPAC will change its name to “Zapata Computing Holdings Inc.”

The approval of the Domestication Proposal is a condition to the closing of the transactions contemplated by the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock (computed on the basis of the number of votes to which each such holder is entitled) who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting. Pursuant to the SPAC’s amended and restated memorandum and articles of association (as amended, the “Existing Governing Documents”), with respect to any vote or votes to continue the Company in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Domestication Proposal.

Q:	HOW WILL THE DOMESTICATION AFFECT MY SECURITIES?

A:

On the effective date of the Domestication, (a) each outstanding share of SPAC Class A Common Stock will automatically convert into one share of New Company Common Stock, (b) each outstanding share of SPAC Class B Common Stock will automatically convert into one share of New Company Common Stock and (c) SPAC Warrants will automatically become exercisable for shares of New Company Common Stock. At a moment in time after the effectiveness of the Domestication and before the Closing, each outstanding SPAC Unit will be separated into its component Domesticated SPAC Class A Common Stock and warrant. Such warrants will become exercisable into shares of New Company Common Stock 30 days following the completion of the Merger.

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A:

After consummation of the Merger, the funds in the Trust Account will be used to pay holders of shares of SPAC Class A Common Stock who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger and to pay for the Surviving Company’s working capital and general corporate purposes. Additionally, interest earned on the funds in the Trust Account may be withdrawn to pay taxes, if any.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations” below, it is intended that the Domestication qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) of SPAC Shares will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. holder of SPAC Shares whose SPAC Shares have a fair market value of less than $50,000 at the time of the Domestication should not recognize any gain or loss and generally should not be required to include any part of the SPAC’s earnings in income;

•

A U.S. holder of SPAC Shares whose SPAC Shares have a fair market value of $50,000 or more on the date of the Domestication, but who at the time of the Domestication owns (directly, indirectly, or constructively) less than 10% of the total combined voting power of all classes of SPAC Shares entitled to vote and less than 10% of the total value of all classes of SPAC Shares will generally recognize gain (but not loss) as a result of the Domestication. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the U.S. Treasury regulations (“Treasury Regulations”) under Section 367 of the Code) attributable to its SPAC Shares provided certain other requirements are satisfied; and

•

A U.S. holder of SPAC Shares who at the time of the Domestication owns (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of SPAC Shares or 10% of the total value of all classes of SPAC shares entitled to vote will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SPAC Shares. The tax consequences of whether a U.S. holder meets the 10% threshold to be subject to Section 367(b) of the Code are complex. All such U.S. holders are strongly urged to consult their tax advisor for a full description and understanding of such tax consequences.

At the time of the Domestication, the SPAC expects to have cumulative earnings and profits stemming from interest earned on the Trust Account, the amount of which will be based on prevailing interest rates, and such amounts of earnings and profits may be material.

As discussed further under “Material U.S. Federal Income Tax Considerations” below, the SPAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In the event that the SPAC is considered a PFIC then, notwithstanding the U.S. federal income tax consequences of the Domestication described in the foregoing paragraphs, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. holder to recognize gain on the exchange of SPAC Shares or SPAC Warrants for New Company Common Stock or New Company Warrants as a result of the Domestication. Any such gain would be taxed as ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” with respect to their SPAC Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, however, there are no such elections that are available in respect of SPAC Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” Each U.S. holder of SPAC Shares or SPAC Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SPAC Shares and SPAC Warrants for common stock and warrants pursuant to the Domestication.

Additionally, the Domestication is expected to cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. holder’s common stock (or warrants) subsequent to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Q:	HOW DO THE SPONSORS INTEND TO VOTE ON THE SHAREHOLDER PROPOSALS?

A:

The Sponsors collectively own of record and are entitled to vote an aggregate of approximately 41.2% of the outstanding SPAC Common Stock. The Sponsors have agreed to vote any shares of SPAC Class B Common Stock and any shares of SPAC Class A Common Stock held by them as of the Record Date in favor of the Shareholder Proposals.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

One-third of the issued and outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the shares of SPAC Class B Common Stock, who currently own approximately 42.1% of the issued and outstanding shares of SPAC Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date for the Special Meeting, 4,548,267 shares of SPAC Common Stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock (computed on the basis of the number of votes to which each such holder is entitled as described below and under the Existing Governing Documents) who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Merger Proposal and the Charter Proposal. Therefore, if either the Merger Proposal or the Charter Proposal is not approved, the Domestication Proposal will have no effect, even if approved by the SPAC Shareholders. Pursuant to the Existing Governing Documents, with respect to any vote or votes to continue the Company in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Domestication Proposal.

The Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Charter Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Merger Proposal. Therefore, if the Merger Proposal or the Domestication Proposal is not approved, the Charter Proposal will have no effect, even if approved by the SPAC Shareholders. Pursuant to the Existing Governing Documents, with respect to any vote or votes to adopt new constitutional documents of the SPAC, as a result of the SPAC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Charter Proposal.

The Merger Proposal: The approval of the Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The SPAC Shareholders must approve the Merger Proposal in order for the Merger (and consequently, the transactions contemplated by the Business Combination Agreement) to occur. If SPAC Shareholders fail to approve the Merger Proposal, the Merger will not occur.

The Unbundling Precatory Proposals: The approval of any of the Unbundling Precatory Proposals is not required by Cayman Islands law or Delaware law, but, pursuant to SEC guidance, the SPAC is submitting these provisions to SPAC Shareholders separately for approval. Each Unbundling Precatory Proposal will be considered approved if passed by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on the SPAC or the SPAC Board. Furthermore, the Merger is not conditioned on the approval of the Unbundling Precatory Proposals.

The NYSE Proposal: The approval of the NYSE Proposal for purposes of complying with the applicable listing rules of the NYSE requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The NYSE Proposal is conditioned on the approval of the Charter Proposal, and, therefore, also conditioned on approval of the Merger Proposal and the Domestication Proposal. Therefore, if any of the Merger Proposal, the Domestication Proposal or the Charter Proposal is not approved, the NYSE Proposal will have no effect, even if approved by the SPAC Shareholders.

The Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

The Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Equity Incentive Plan Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Director Election Proposal is conditioned on the approval of the Employee Stock Purchase Plan Proposal and, therefore, also conditioned on the approval of the Equity Incentive Plan Proposal, Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Director Election Proposal will have no effect, even if approved by the SPAC Shareholders. Pursuant to the Existing Governing Documents, with respect to any vote or votes to appoint any person to be a director to the SPAC Board, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Director Election Proposal.

The Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal.

Q:	DO ANY OF THE SPAC’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF THE SPAC SHAREHOLDERS?

A:

The SPAC’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of SPAC Shareholders generally. The SPAC Board, including the SPAC’s independent directors, with their outside counsel, was aware of, reviewed and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of the SPAC. See “Proposal No. 3 — The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger.”

For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors — Risks Relating to the Merger and the SPAC.”

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of the SPAC as of the Record Date, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of the SPAC as of the Record Date, you may also cast your vote at the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a legal proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held on    , 2024, at 10:00 a.m. Eastern Time. For the purposes of the Existing Governing Documents, the physical place of the meeting will be at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP (“Paul, Weiss”), located at 1285 Avenue of the Americas, New York, NY 10019. The SPAC encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting     . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing     , conference ID:     . All SPAC Shareholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to the SPAC or by voting at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a shareholder of record because you hold your shares in “street name”, please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Shareholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Shareholder Proposal for which the broker does not have discretionary voting power.

If you are a SPAC Shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Domestication Proposal, the Charter Proposal, the Unbundling Precatory Proposals, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the Shareholder Proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the Special Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a SPAC Shareholder that attends the Special Meeting and fails to vote on the Domestication Proposal, the Charter Proposal, the Unbundling Precatory Proposals, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such Shareholder Proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the shares of SPAC Common Stock represented by your proxy will be voted as recommended by the SPAC Board with respect to that Shareholder Proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•	filing a notice with the Secretary of the SPAC;

•	properly submitting a new, subsequently dated proxy card; or

•	by attending the Special Meeting and electing to vote your shares.

If you are a shareholder of record of the SPAC and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Andretti Acquisition Corp., 7615 Zionsville Road, Indianapolis, Indiana 462689, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. New York City time on     , 2024, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of SPAC Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Merger is approved by shareholders and consummated, you will continue to be a shareholder of the Surviving Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a shareholder of the SPAC while the SPAC searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS, VOTING OR THE MERGER?

A:

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact MacKenzie Partners, the proxy solicitation agent for the SPAC, as set forth below:

MacKenzie Partners, Inc.

1407 Broadway – 27th Floor

New York, New York 10018

Call toll-free: (800) 322-2885

Email: proxy@mackenziepartners.com

If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental Stock Transfer & Trust Company, the Transfer Agent, at the address below prior to 5:00 p.m., Eastern Time, on  , 2024. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which the SPAC and Zapata refer before you decide how to vote with respect to the Shareholder Proposals.

Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Parties to the Merger (page 101)

Andretti Acquisition Corp.

The SPAC is a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, consolidation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. The SPAC has neither engaged in any operations nor generated any revenue to date. Based on the SPAC’s business activities, the SPAC is a “shell company” as defined under the Exchange Act because the SPAC has no operations and nominal assets consisting almost entirely of cash.

The SPAC intends to leverage the extensive experience and vast network of the SPAC’s management team to complete the SPAC’s initial business combination. Two key members of the SPAC’s management team are racing legends Mario and Michael Andretti. Mario Andretti is a former Formula One World Champion racecar driver and one of only three drivers to win races in Formula One, IndyCar, World Sportscar Championship and the National Association for Stock Car Auto Racing (“NASCAR”). He is one of only two drivers to have won both the Daytona 500 and the Indy 500. His son, Michael Andretti, won the PPG IndyCar World Series in 1991 and has tallied 42 race wins throughout his career. As owner of Andretti Autosport, Michael Andretti has led his team to over 200 race wins, including four IndyCar Championships. This legacy has made Andretti a household name with 75% of Americans familiar with the iconic brand, which connotes luxury, lifestyle and performance. Among its many successes, Andretti Autosport has leveraged the popularity of the Andretti brand to undertake sustainability initiatives, including helping underprivileged communities, as well as developing a competitive electric vehicle platform powered by renewable energy. The Andretti brand is complemented by Andretti Technologies, an advanced engineering and innovation arm that has enabled Andretti to raise the bar for automotive performance.

The SPAC’s executive offices are located at 7615 Zionsville Road, Indianapolis, IN 46268 and the SPAC’s telephone number is (317) 872-2700. The SPAC’s corporate website address is andrettiacquisition.com. The SPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. For additional information, see “Information about the SPAC.”

On January 28, 2021, the Sponsor purchased an aggregate of 7,187,500 shares of SPAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. On March 2, 2021, the Sponsor transferred 30,000 shares of SPAC Class B Common Stock to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 shares of SPAC Class B Common Stock to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per share of SPAC Class B Common Stock), resulting in the Sponsor holding 7,057,500 shares of SPAC Class B Common Stock. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 shares of SPAC Class B Common Stock for no consideration, thereby reducing the aggregate number of shares of SPAC Class B Common Stock held by the Sponsor to 5,620,000 shares of SPAC Class B Common Stock. Immediately prior to the IPO, the Sponsor forfeited 1,430,923 shares of SPAC Class B Common Stock in connection with the issuance of shares of SPAC Class B Common Stock to the Sponsor Co-Investor.

The SPAC entered into agreements with the Sponsor Co-Investor, pursuant to which the Sponsor Co-Investor purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923, shares of SPAC Class B Common Stock, and (ii) an aggregate of 3,450,000 SPAC Private Warrants (as defined below) from the Sponsor immediately prior to the closing of the IPO. The Sponsor Co-Investor entered into an agreement to vote all of the shares of SPAC Class B Common Stock it owns in favor of a business combination and will also agree not to redeem any shares of SPAC Class B Common Stock it owns in connection with the completion of a business combination. The Sponsor Co-Investor was not granted any material additional shareholder or other rights, other than the shares of SPAC Class B Common Stock.

On January 18, 2022, the SPAC completed its IPO, which included the full exercise by the underwriter of their option to purchase additional units (the “Over-Allotment Option”) in the amount of 3,000,000 units at $10.00 per unit, generating gross proceeds of $230,000,000. Each unit consists of one of share of SPAC Class A Common Stock, par value $0.0001 per share, and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the IPO, the Sponsor and the Sponsor Co-Investor purchased 13,550,000 warrants to purchase shares of SPAC Common Stock (the “SPAC Private Warrants”) at a price of $1.00 per SPAC Private Warrant, or $13,550,000 in the aggregate. An aggregate of $235,750,000 from the proceeds of the IPO and the SPAC Private Warrants was placed in the Common Stock Trust Account such that the Trust Account held $235,750,000 at the time of closing of the IPO. Each whole private placement warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

On March 4, 2022, the SPAC announced that, commencing March 7, 2022, holders of the 23,000,000 units sold in the IPO may elect to separately trade the shares of SPAC Class A Common Stock and the warrants included in the units. Those units not separated continued to trade on the NYSE under the symbol “WNNR.U” and SPAC Class A Common Stock and warrants that were separated trade under the symbols “WNNR” and “WNNR WS” respectively.

On July 6, 2023, the SPAC and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties (the “Investors”). Pursuant to the Non-Redemption Agreements, the Investors agreed not to redeem an aggregate of 3.5 million shares of SPAC Class A Common Stock (the “Non-Redeemed Shares”) in connection with the July 2023 Extraordinary General Meeting (as defined below). In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 shares of SPAC Class B Common Stock immediately following consummation of an initial business combination if the Investors held such Non-Redeemed Shares through the July 2023 Extraordinary General Meeting.

On July 14, 2023, the SPAC held an extraordinary general meeting of the SPAC’s shareholders (the “July 2023 Extraordinary General Meeting”). At the July 2023 Extraordinary General Meeting, the SPAC’s shareholders approved amendments (the “Articles of Amendment”) to the Existing Governing Documents to (i) extend the date by which the SPAC must consummate its initial business combination from July 18, 2023 to April 18, 2024, or such later date as may be approved by shareholder vote (the “Extension”), and (ii) eliminate the limitation that the SPAC shall not redeem its shares of SPAC Class A Common Stock included as part of the units sold in the IPO to the extent that such redemption would cause the SPAC’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”).

In connection with the July 2023 Extraordinary General Meeting, shareholders holding an aggregate of 15,105,199 shares of SPAC Class A Common Stock exercised their right to redeem such shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the Trust Account in connection with such redemptions, approximately $84.7 million remained in the Trust Account as of September 30, 2023.

Tigre Merger Sub, Inc.

Merger Sub is a Delaware corporation and wholly owned direct subsidiary of the SPAC formed in connection with and for the purposes of effecting the Merger. Merger Sub’s principal executive office is located at 7615 Zionsville Road, Indianapolis, IN 46268 and its telephone number is (317) 872-2700.

Zapata Computing, Inc.

Zapata AI is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Its computational approaches leverage the statistical advantages of math based on quantum physics. Founded by a team including Harvard University scientists in 2017, Zapata AI has built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Zapata AI’s primary target customers are enterprise organizations. It offers subscription-based solutions that combine software and services to develop custom Industrial Generative AI applications designed to resolve its enterprise customers’ specific problems.

Zapata AI focuses on generative AI and uses both quantum and classical techniques in its work. Specifically, its specialized generative AI software category, referred to herein as “Industrial Generative AI,” takes generative models similar to those behind popular generative AI tools, such as OpenAI’s ChatGPT and Google’s Bard, and tailors them to business-, domain-, and industry-specific applications, with a focus on industrial problems.

Zapata AI offers enterprise customers Industrial Generative AI solutions designed to address some of the key challenges that arise in connection with solving industrial problems with computing-based solutions: data disarray, unpredictability, large solution spaces, time sensitivity, constrained compute, mission-critical requirements, and security concerns.

Zapata AI has a suite of three subscription-based Industrial Generative AI offerings that include software and software tools supported by services. Its software offers its customers flexibility in selecting computing resources, including classical, high performance, and quantum computing hardware, as well as deployment environment options, cloud, private cloud, and on-premise. Using techniques based on the math of quantum physics, Zapata AI can apply its software tools to specific industrial applications and tailor those applications to our customer’s relevant hardware. These offerings consist of:

•	Zapata AI Sense (“Sense”): A suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications.

•

Zapata AI Prose (“Prose”): Zapata AI’s set of generative AI solutions based on large language models (“LLMs”), similar to widely used generic chatbot applications but customized to an enterprise’s industry and its unique problems.

•	Orquestra: Zapata AI’s Industrial Generative AI application development platform on which it provides Sense and Prose to customers.

While Zapata AI’s current customers operate in only a few specific industries, Zapata AI envisions opportunities for Zapata AI to utilize its software tools in almost any industry.

Zapata AI’s principal executive offices are located at 100 Federal Street, Floor 20, Boston, Massachusetts 02110. For additional information, see “Business of Zapata.”

Proposals to be Put to SPAC Shareholders at the Special Meeting (page 112)

Proposal No. 1 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Merger Proposal is approved and adopted, the Domestication (such proposal, the “Domestication Proposal”);

Proposal No. 2 — The Charter Proposal — to consider and vote upon to approve by special resolution under Cayman Islands law, assuming the Merger Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and substitution in their entirety with the proposed certificate of incorporation of the Surviving Company, which will be adopted and effective in connection with the Domestication (the “Proposed Certificate of Incorporation”), which, if approved, would take effect substantially concurrently with the Closing (the “Charter Proposal”);

Proposal Nos. 2A through 2E — The Unbundling Precatory Proposals — to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five sub-proposals;

Proposal No. 2A — to increase the authorized share capital from 555,000,000 shares consisting of 500,000,000 shares of SPAC Class A Common Stock, 50,000,000 shares of SPAC Class B Common Stock, and 5,000,000 preference shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Existing Governing Documents (“SPAC Preferred Stock”), to authorized capital stock of shares, consisting of (i)      shares of New Company Common Stock (ii)      shares of preferred stock, par value $0.0001 per share, of the Surviving Company (the “New Company Preferred Stock”);

Proposal No. 2B — to provide that the Proposed Certificate of Incorporation may be amended, altered or repealed by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the of the Proposed Certificate of Incorporation and the proposed bylaws of the Surviving Company to be adopted in connection with the Domestication, the form of which is attached to this proxy statement/prospectus as Annex A-A (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”): (i) Section 5.2 of the Proposed Certificate of Incorporation relating to the number, election and term of the Surviving Company Board; (ii) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (v) Article X of the Proposed Bylaws relating to lock-up restrictions affecting securities of the Surviving Company issued to former holders of Zapata capital stock and options. The remaining sections of the Proposed Bylaws may be amended by either (i) an affirmative vote of a majority of the Surviving Company Board or (ii) by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of New Company Common Stock;

Proposal No. 2C — to provide that (i) directors will be elected by a plurality of the votes cast in respect of the shares of New Company Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors and, (ii) subject to the special rights of the holders of one or more series of New Company Preferred Stock to elect directors, any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. The Proposed Certificate of Incorporation also provides, for so long as the Surviving Company Board is classified and subject to the rights of holders of New Company Preferred Stock, that directors may be removed only (i) with cause and (ii) by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote at an election of directors, voting together as a single class;

Proposal No. 2D — to provide that, unless the Surviving Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the DGCL. The federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the Securities Act. This exclusive forum provision will not apply to claims under the Exchange Act;

Proposal No. 2E — to eliminate various provisions in the Existing Governing Documents applicable only to blank check companies;

Proposal No. 3 — The Merger Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law and adopt, assuming the Domestication Proposal and Charter Proposal are approved, the Merger Proposal Agreement (the “Merger Proposal” and, collectively, with the Domestication Proposal and the Charter Proposal (excluding the Unbundling Precatory Proposals), the “Condition Precedent Proposals”);

Proposal No. 4 — The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal and the Merger Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of New Company Common Stock pursuant to the Business Combination Agreement and the Exchange Agreements (the “NYSE Proposal”);

Proposal No. 5 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal are approved and adopted, the Zapata Computing Holdings Inc. 2024 Equity and Incentive Plan (the “2024 Equity Incentive Plan” or the “2024 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex A-F (the “Equity Incentive Plan Proposal”);

Proposal No. 6 — The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, and the Equity Incentive Plan Proposal are approved and adopted, the Zapata Computing Holdings Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex A-G (the “Employee Stock Purchase Plan Proposal”); and

Proposal No. 7 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved and adopted the election of directors to serve on the Surviving Company Board until their respective successors are duly elected and qualified (the “Director Election Proposal”);

Proposal No. 8 — The Adjournment Proposal — if put to the meeting, to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the proxies held at the time of the Special Meeting, any of the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal would not be duly approved and adopted by the SPAC’s shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Notwithstanding the order in which the proposals are set out herein, the SPAC Board may put the above proposals in such order as it may determine at the meeting.

Consideration to be Received in the Merger (page 126)

The aggregate value of the consideration that the holders of Zapata’s securities collectively will be entitled to receive from SPAC in connection with the Merger will not exceed $200,000,000 (calculated with each share of New Company Common Stock deemed to have a value of $10 per share).

As a result of the Merger and in accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time:

•

each share of Zapata Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of newly issued shares of New Company Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the Per Share Preferred Stock Consideration;

•

each share of Zapata Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Zapata as treasury stock or dissenting shares) will be converted into the right to receive a number of newly issued shares of New Company Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the Per Share Common Stock Consideration; and

•

each Zapata Option, whether or not exercisable and whether or not vested will automatically be converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Company Common Stock determined in accordance with the terms of the Business Combination Agreement.

The net cash contributed to the balance sheet of the Surviving Company in the Merger and the total number of shares of New Company Common Stock outstanding following the Closing will fluctuate depending upon the extent to which Public Shareholders exercise their redemption rights. Although the parties to the Merger have deemed the value of New Company Common Stock to be equal to $10.00 per share for determining the number of shares of New Company Common Stock issuable to holders of Zapata Common Stock, the cash value per share of New Company Common Stock will be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per New Company Common Stock resulting from the proceeds of the Trust Account, in a no redemption scenario, 50% redemption scenario and maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of June 30, 2023 of approximately $10.66 per Public Share (after taking into account funds removed from the Trust Account in connection with shares redeemed by Public Shareholders in connection with the Extension Meeting) and (ii) estimated transaction expenses of approximately $12.0 million.

	Assuming No Redemptions(1)	Assuming 50% Redemption(2)	Assuming Maximum Redemptions(3)
Shares of SPAC Class A Common Stock not redeemed	7,894,801	3,947,401	—
Gross Cash Proceeds of Trust Account at $10.66 per share	$84,158,579	$42,079,295	—
Total Gross Cash Proceeds	$84,158,579	$42,079,295	—
Estimated Transaction Expenses	$12,000,000	$12,000,000	$12,000,000
Net Cash Proceeds.	$72,158,579	$30,079,295	NM
Total Shares Outstanding	32,197,129	28,249,729	22,878,828	(4)
Net Cash per share of New Company Common Stock Outstanding	$2.24	$1.06	NM

NM = not meaningful

(1)

This scenario assumes that no shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(2)

This scenario assumes that 3,947,400 shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(3)

This scenario assumes that all 7,894,801 outstanding shares of SPAC Class A Common Stock are redeemed by Public Shareholder, after taking into account shares redeemed by Public Shareholder in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(4)

Amount presented in the Assuming Maximum Redemptions scenario includes 5,750,000 shares of New Company Common Stock converted from SPAC Class B Common Stock less 1,423,500 shares of New Company Common Stock that are unvested pursuant to the Sponsor Support Agreement as the result of closing available cash of less than $10.0 million, which are subject to forfeiture if certain conditions are not met. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Description of the Merger — Sponsor Founder Shares.”

The Special Meeting (page 104)

Date Time and Place of the Special Meeting

The Special Meeting will be held at 10:00 a.m., Eastern Time, on     , 2024. For the purposes of the Existing Governing Documents, the physical place of the meeting will be at the offices of Paul, Weiss, located at 1285 Avenue of the Americas, New York, NY 10019. The SPAC encourages you to use remote methods of attending the Special Meeting or to attend via proxy.

You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting     . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing          , conference ID:     . At the Special Meeting, SPAC Shareholders will be asked to approve the Domestication Proposal, the Charter Proposal, the Unbundling Precatory Proposals, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if necessary).

Voting Power; Record Date; Quorum

The SPAC Board has fixed the close of business on     , 2024 as the Record Date for determining the holders of shares of SPAC Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were      shares of SPAC Class A Common Stock and      shares of SPAC Class B Common Stock outstanding and entitled to vote at the Special Meeting. Each share of SPAC Common Stock entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting, except for the Domestication Proposal, the Charter Proposal and the Director Election Proposal. With respect to the Domestication Proposal, the Charter Proposal and the Director Election Proposal, the Existing Governing Documents provide that only holders of shares of SPAC Class B Common Stock will have the right to vote. As of the Record Date, the Sponsors and the SPAC’s directors and officers and their affiliates owned and were entitled to vote 5,750,000 SPAC Common Stock, representing approximately 42.1% of the SPAC Common Stock outstanding on that date (but representing 100% of the aggregate voting power of the SPAC Common Stock with respect to the Domestication Proposal).

The Sponsors and each member of the SPAC’s management team have agreed to vote their shares of SPAC Common Stock in favor of the Merger. As of the Record Date, Zapata did not beneficially hold any shares of SPAC Common Stock.

One-third of the issued and outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Vote of SPAC Shareholders

Approval of the Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Pursuant to the Existing Governing Documents, only holders of shares of SPAC Class B Common Stock have the right to vote with respect to any vote or votes to continue the Company in a jurisdiction outside the Cayman Islands.

The approval of the Charter Proposal requires a special resolution under Cayman Law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock (computed on the basis of the number of votes to which each such holder is entitled) who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Pursuant to the Existing Governing Documents, only holders of shares of SPAC Class B Common Stock have the right to vote with respect to any vote or votes to adopt new constitutional documents of the SPAC, as a result of the SPAC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands.

The approval of each of the Unbundling Precatory Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Approval of the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal (if necessary) each requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Pursuant to the Existing Governing Documents, with respect to any vote or votes to appoint any person to be a director to the SPAC Board, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Director Election Proposal.

The Merger is conditioned upon the approval of all of the Condition Precedent Proposals. The Merger is not conditioned on the Unbundling Precatory Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal. If any of the Condition Precedent Proposals is not approved, the other Shareholder Proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Recommendation of the SPAC Board (page 106)

The SPAC Board has determined that the Merger Proposal is in the best interests of the SPAC and SPAC Shareholders, has approved the Merger Proposal, and recommends that shareholders vote “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Unbundling Precatory Proposals, “FOR” the Merger Proposal, “FOR” the NYSE Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The SPAC Board’s Reasons for Approval of the Merger (page 156)

On August 21, 2023, the SPAC Board (i) determined that the Business Combination Agreement and the Proposed Transactions (including the Merger) were fair to, advisable and in the best interests of the SPAC and the SPAC Shareholders, (ii) determined that the aggregate fair market value of Zapata is equal to at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to the SPAC’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account), (iii) approved the Proposed Transactions (including the Merger) as a “business combination” (as such term is defined in the Existing Governing Documents), (iv) approved the execution, delivery and performance of the Business Combination Agreement and the consummation of the Proposed Transactions (including the Merger), on the terms and subject to the conditions set forth in the Business Combination Agreement, and declared their advisability, (v) resolved to recommend to the SPAC Shareholders approval of each of the matters requiring the approval of the SPAC Shareholders and (vi) directed that the Business Combination Agreement and the Merger be submitted for consideration by the SPAC Shareholders. In the prospectus for the IPO, the SPAC identified general, non-exclusive criteria and guidelines that the SPAC believed would be important in evaluating prospective target businesses, including, among other things, businesses with a large total addressable market in the advanced mobility and related next-generation technologies sector and that are poised for high growth due to disruptive technology and/or premium branded product offerings. The SPAC Board believes that Zapata satisfies these criteria. The SPAC Board also gave consideration to certain risks related to the Merger, including, without limitation, those which are described in this proxy statement/prospectus under the caption “Risk Factors.” In light of the complexity of the factors considered in connection with its evaluation of the Merger, the SPAC Board considered these factors as a whole, and did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. In addition, individual members of the SPAC Board may have given different weight to different factors. For more information, see “Proposal No. 3 — The Merger Proposal — The SPAC Board’s Reasons for Approval of the Merger.”

Related Agreements (page 146)

This subsection describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms of each agreement. Each of the following summaries is qualified in its entirety by reference to the complete text of the applicable document. You are urged to carefully read each of the below agreements in its entirety.

For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements.”

Stockholder Support Agreements

Within twenty-four hours following the execution of the Business Combination Agreement, Key Zapata Stockholders entered into stockholder support agreements with the SPAC and Zapata (the “Stockholder Support Agreements”). Under the Stockholder Support Agreements, each Key Zapata Stockholder agreed, among other things, that within twenty-four hours of this proxy statement/prospectus becoming effective, such Key Zapata Stockholder will execute and deliver a written consent with respect to the outstanding shares of Zapata Common Stock and/or Zapata Preferred Stock (as applicable) held by such Key Zapata Stockholder, adopting and approving the Business Combination Agreement and the other Proposed Transactions.

Under the Stockholder Support Agreements, the Key Zapata Stockholders further are agreeing, among other things, to exclusivity restrictions with respect to alternative acquisition proposals for Zapata, and restrictions on transfers of their Zapata Preferred Stock and Zapata Common Stock, as applicable, except that Key Zapata Stockholders holding Zapata Preferred Stock were entitled, under the terms of their Stockholder Support Agreement, prior to the filing of this proxy statement/prospectus, to sell all or a portion of the Zapata Preferred Stock held by such Key Zapata Stockholder to third parties who agreed to sign a Stockholder Support Agreement and agreed to the same lock-up provisions as the selling Key Zapata Stockholder. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Stockholder Support Agreements.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Sponsor, and certain key equityholders of the Sponsor entered into a certain Sponsor Support Agreement, which amended and restated in its entirety that certain letter, dated January 12, 2022, by and among such parties. Pursuant to the Sponsor Support Agreement, those certain equityholders who are parties thereto agreed to: (a) vote all shares of the SPAC Common Stock beneficially owned by them (including any additional shares of SPAC Common Stock over which they acquire ownership or the power to vote) in favor of the Merger and all other transactions contemplated by the Business Combination Agreement; (b) the continued lock-up of the founder shares held by such persons for the earlier of (i) one (1) year or (ii) the date on which the post-Closing share price equals or exceeds $12 for twenty (20) trading days in a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing (or in the event of a liquidation, merger or other similar event); and (c) the continued lock-up of the private placement warrants until thirty (30) days following Closing.

Additionally, the Sponsor Support Agreement provides that the Sponsor Shares are subject to certain vesting and forfeiture conditions based on: (a) the total dollar amount of cash or cash equivalents available in the Trust Account after any redemptions plus (b) the total amount of financing raised by both SPAC and Zapata (including any bridge financing raised by Zapata prior to the Closing Date) to be consummated prior to the consummation of the Merger (all such amounts, the “Closing Available Cash”) as follows:

•	If the Closing Available Cash is an amount equal to $25 million or more, then all Sponsor Shares will be fully vested;

•	If the Closing Available Cash is $10 million or less, then 30% of the Sponsor Shares will be unvested and subject to forfeiture; and

•

If the Closing Available Cash is more than $10 million but less than $25 million then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

Any Sponsor Shares subject to vesting will become vested if, within three years of the Closing, the closing price of the New Company Common Stock on the NYSE (or other exchange or other market where the New Company Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the Closing, then the unvested Sponsor Shares will be forfeited.

For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Sponsor Support Agreement.”

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, the SPAC and certain Zapata stockholders entered into lock-up agreements (the “Lock-Up Agreements”), which will become effective upon the consummation of the Merger. Holders of Zapata Common Stock party to a Lock-Up Agreement have agreed that they will not, during the period beginning as of the effective time of the Merger and ending on the date that is the earliest of (i) one year after Closing, (ii) the date on which the closing price of the shares of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 150 days after Closing and (iii) the consummation after the Effective Time of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of New Company Common Stock for cash, securities or other property, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise New Company of any shares of New Company Common Stock, or any options or warrants to purchase any shares of New Company Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Company Common Stock, or any interest in any of the foregoing, whether owned, directly or beneficially, at the time of entry into such Lock-Up Agreement or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-Up Agreements).

Holders of Zapata Preferred Stock party to a Lock-Up Agreement have agreed that they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of New Company Common Stock, or any options or warrants to purchase any shares of New Company Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Company Common Stock, or any interest in any of the foregoing, whether owned, directly or beneficially, at the time of entry into the Lock-Up Agreements or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-Up Agreements) during the period beginning as of the effective time of the Merger and ending on the date that is the earliest of (i) six months after Closing, (ii) the date on which the closing price of the shares of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 90 days after Closing, (iii) the consummation after the Effective Time of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the SPAC’s stockholders having the right to exchange their shares of New Company Common Stock for cash, securities or other property and (iv) if after the Effective Time a third party makes a tender offer or similar transaction to all of the Company’s stockholders to acquire at least 50.1% (which minimum condition shall be non-waivable) of the outstanding shares of New Company Common Stock for cash, securities or other property, the last day on which shares of New Company Common Stock may be tendered or otherwise committed in connection with such third party tender offer (provided that, in the case of this clause (iv), (x) the lock-up period shall expire only for the purpose of tendering or otherwise committing shares of New Company Common Stock in the third party tender itself and not otherwise transacting in such shares outside the third party tender offer and (y) if such third party tender is not completed, the lock-up period shall be revived and continue in accordance with its terms).

The Lock-Up Agreement entered into by holders of Zapata Preferred Stock also provides that during the lock-up period, the holders of Zapata Preferred Stock may sell through a registered broker-dealer selected by the SPAC up to 100% of the New Company Common Stock acquired by such holders of Zapata Preferred Stock at the Closing, subject to the following limitations: (i) no more than 50% of such holder of Zapata Preferred Stock’s New Company Common Stock may be transferred in each three-month period following the Closing and (ii) a daily trading limit equal to such holder of Zapata Preferred Stock’s pro rata share of 50% of the volume of SPAC Common Stock that has traded on NSYE (or other exchange or other market where the New Company Common Stock is then traded) on that day. The Lock-Up Agreement entered into by the holders of Zapata Preferred Stock further contains provisions providing that if the SPAC waives, terminates or otherwise shortens the lock-up period of any other stockholder of the SPAC subject to a lock-up (including Sponsor under the Sponsor Support Agreement or the lock-up restrictions contained in the bylaws of the SPAC adopted at the time of the Domestication), the holders of Zapata Preferred Stock are entitled to a pro rata adjustment to their applicable lock-up periods.

For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Lock-Up Agreements.”

Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, the SPAC, the Sponsors and certain stockholders of Zapata entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached to this proxy statement/prospectus as Annex A-D, which will become effective upon the consummation of the Merger. Pursuant to the Registration Rights Agreement, the SPAC agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Merger. Up to twice in any 12-month period, certain legacy SPAC and Zapata stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million or all of such holders’ remaining registrable securities. The SPAC also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that the SPAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. For additional information, “Proposal No. 3 — The Merger Proposal — Related Agreements — Registration Rights Agreement.”

Exchange Agreement

Prior to the Closing Date, Zapata may negotiate and enter into a committed equity facility or subscriptions to shares of Zapata capital stock for cash, or issue additional senior promissory notes (the “Senior Notes”), subject to (i) the aggregate principal amount of all Senior Notes outstanding not exceeding $20,000,000 and (ii) the aggregate amount of equity financing of Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the closing not exceeding $25,000,000 (inclusive of principal amount and interest).

Under the Business Combination Agreement, the SPAC will (i) enter into an exchange agreement with each holder of Senior Notes (each, an “Exchange Agreement”) prior to the Closing, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such

Exchange Agreement and as set forth in the Senior Note Purchase Agreement (as defined in the Business Combination Agreement) and (ii) at the Effective Time, issue shares of New Company Common Stock to the holders of Senior Notes then outstanding in exchange for such Senior Notes in accordance with the terms of the Senior Notes and the Exchange Agreements. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Exchange Agreement.”

Satisfaction of the 80% Test (page 160)

It is a requirement under the Existing Governing Documents that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of the NYSE require that the SPAC’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). After consideration of the factors identified and discussed in the section of the proxy statement/prospectus captioned “The SPAC Board’s Reasons for Approval of the Merger,” including the financial analysis of Zapata conducted by the SPAC and its advisors generally used to approve the transaction, the SPAC Board determined that Zapata had a fair market value of at least 80% of the net assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of execution of the Business Combination Agreement.

Certain Regulatory Approvals (page 140)

The parties have agreed to use reasonable best efforts to, as soon as practicable, obtain all material consents and approvals of third parties (including any governmental authority) with respect to the Merger.

For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement Certain Regulatory Approvals.”

Conditions to Closing (page 130)

The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, among others things: (i) receipt of the approval of the requisite shareholders of Zapata and the SPAC of the Merger Proposal and the other matters requiring shareholder approval, (ii) the absence of any law or order enjoining or otherwise prohibiting the consummation of the Merger, (iii) if applicable, the expiration or termination of the waiting period (or any extension thereof) under the HSR Act, as amended, (iv) the effectiveness under the Securities Act of this proxy statement/prospectus, (v) receipt of approval for listing by NYSE of the New Company Common Stock to be issued in connection with the Merger, (vi) filing of the Proposed Certificate of Incorporation with the Delaware Secretary of State and adoption of the Proposed Bylaws, (vii) appointment of the directors of the Surviving Company Board, (viii) the shareholders of the SPAC having been provided an opportunity to exercise their redemption rights in accordance with the organizational documents of the SPAC and this proxy statement filing, (ix) entry by the SPAC into the Exchange Agreements with each holder of Senior Notes pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock at the Effective Time and (x) other customary bringdown conditions. For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Conditions to Closing.”

Redemption Rights (page 109)

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Merger, against the Merger or do not vote in relation to the Merger. Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Merger, including interest earned on the Trust Account and not previously released to the SPAC to pay its taxes, divided by the number of then issued and outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Merger is consummated, the holder will no longer own these shares following the Merger.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the outstanding shares of SPAC Class A Common Stock without the SPAC’s consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash as the SPAC does not expect to consent to such redemptions.

The Sponsors and the SPAC’s officers and directors will not have redemption rights with respect to any shares of SPAC Common Stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares or (b) hold units and you elect to separate your units into the underlying Public Shares and SPAC Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on    , 2024, (a) submit a written request to the Transfer Agent that the SPAC redeem your Public Shares for cash and (b) deliver your share certificates for your Public Shares (if any) to the Transfer Agent, physically or electronically through Depository Trust Company (“DTC”).

A SPAC Shareholder may not withdraw a redemption request once submitted to the SPAC unless the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the SPAC permit the withdrawal of the redemption request and instruct its Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Merger is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, the SPAC will promptly return any shares previously delivered by Public Shareholders.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. In order for Public Shareholders to exercise their redemption rights in respect of the Merger, Public Shareholders must properly exercise their right to redeem the Public Shares that you will hold upon the Domestication no later than the close of the vote on the Merger Proposal and deliver their shares of SPAC Common Stock (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time on     , 2024. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of the Existing Governing Documents and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such Public Shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Merger, the Surviving Company shall pay Public Shareholders who properly exercised their redemption rights in respect of their Public Shares.

Appraisal Rights (page 309)

SPAC Shareholders do not have appraisal rights in connection with the Merger or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation (page 142)

Proxies may be solicited by mail, telephone or in person. The SPAC has engaged MacKenzie Partners to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.” For additional information, see “The Special Meeting.”

Interests of the SPAC’s Directors and Officers in the Merger (page 163)

In considering the recommendation of the SPAC Board to vote in favor of approval of the Shareholder Proposals, SPAC Shareholders should keep in mind that the Sponsor and the officers and directors of the SPAC have financial and other interests in such proposals that are different from, or in addition to, those of SPAC Shareholders generally, which may result in a conflict of interest on the part of one or more of them between what they may believe is in the best interests of the SPAC and SPAC Shareholders and what they may believe is best for them. For additional information, see “Proposal No. 3 — The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger.”

Interests of Zapata’s Directors and Executive Officers in the Merger (page 165)

In considering the recommendation of the SPAC Board with respect to the Merger, the SPAC Shareholders should be aware that the directors and executive officers of Zapata have certain interests in the Merger that may be different from, or in addition to, the interests of the SPAC Shareholders generally. For additional information, see “Proposal No. 3 — The Merger Proposal — Interests of Zapata’s Directors and Officers in the Merger.”

Post-Closing Management Positions

At the Closing Date, certain of Zapata’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the Surviving Company. See the section entitled “Management Following The Merger” for a further discussion of the Surviving Company Board and the executive officers of the Surviving Company.

Opinion of the Financial Advisor to the SPAC (page 165)

The opinion of Duff & Phelps, dated August 21, 2023, to the SPAC Board to the effect that, as of the date thereof and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by the SPAC in connection with the Merger is fair, from a financial point of view, to the public shareholders of the SPAC other than the SPAC’s sponsors and their affiliates (without giving effect to any impact of the Merger on any particular shareholder other than its capacity as a shareholder), as more fully described below in the section of this Registration Statement entitled “Opinion of the Financial Advisor to the SPAC.”

Stock Exchange Listing

We expect to list the shares of New Company Common Stock and the New Company Warrants on the NYSE under the proposed symbols “ZPTA” and “ZPTA.WS,” respectively.

Material U.S. Federal Income Tax Considerations (page 192)

For a discussion summarizing material U.S. federal income tax considerations to certain holders of the Domestication, an exercise of Redemption Rights and the ownership and disposition of New Company Common Stock and New Company Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment of the Merger (page 162)

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although the SPAC will acquire all of the outstanding equity interests of Zapata in the Merger, the SPAC will be treated as the “acquired” company and Zapata will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Merger will be treated as the equivalent of Zapata issuing stock for the SPAC’s net assets, accompanied by a recapitalization. The SPAC’s net assets and Zapata’s net assets will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Merger, the results of operations will be those of Zapata.

Zapata has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapata’s existing stockholders will have the greatest voting interest in the Surviving Company;

•	Zapata’s existing stockholders will have the voting rights to control decisions regarding election and removal of a majority of the directors and officers of the Surviving Company;

•	Zapata will comprise the ongoing operations of the Surviving Company; and

•	Zapata’s existing senior management will be the senior management of the Surviving Company.

Comparison of Corporate Governance and Shareholder Rights (page 288)

Immediately following the consummation of the Merger, the rights of the SPAC Shareholders who become holders of Domesticated SPAC Class A Common Stock in the Merger will no longer be governed by the Existing Governing Documents and instead will be governed by the Proposed Certificate of Incorporation and the Proposed Bylaws. See “Comparison of Corporate Governance and Shareholder Rights” beginning on page 288.

Summary of Risk Factors (page 51)

Our stockholders should carefully consider the risk factors described under “Risk Factors”, including the risks described below, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Zapata and will also apply to the business and operations of the Surviving Company following the completion of the Merger. Unless the context otherwise requires, all references in this subsection to “Zapata,” “we,” “us,” or “our” refer to the business of Zapata prior to the consummation of the Merger, and the Surviving Company and its subsidiaries, including Zapata, following the consummation of the Merger.

•	Zapata is an early-stage company with a limited operating history, in a nascent industry, making it difficult to forecast future results.

•	Zapata has a history of operating losses, which are expected to continue for the foreseeable future.

•	We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available.

•

Zapata has identified material weaknesses in its internal control over financial reporting. If Zapata is unable to remediate these weaknesses, identifies additional material weaknesses in the future, or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in misstatements in Zapata’s financial statements, cause Zapata to fail to meet periodic reporting obligations, or cause its access to capital markets to be impaired.

•

Our business plan could suffer if we are not able to renew existing contractual relationships with third parties or enter into certain important strategic partnerships, and if we are unable to ensure that our Industrial Generative AI solutions offerings interoperate with a variety of software applications that are developed by others, we may become less competitive and our resulting operations may be harmed.

•	We are highly dependent on our founders and key employees.

•	Zapata’s business is dependent on growing and retaining competitive teams of sufficient size in the areas of algorithm development, product development, and software engineering.

•	Zapata’s estimate of market opportunities may prove to be inaccurate.

•

A limited number of customers have accounted for most of our revenue. If existing customers do not renew or expand their contracts with us, or if our relationships with these customers are impaired or terminated, our revenue could decline, and our results of operations would be adversely impacted.

•	Our business depends on our ability to attract new customers and on our existing customers purchasing additional subscriptions from us and/or renewing their existing subscriptions.

•

If the market for our Industrial Generative AI solutions fails to develop or grow as we expect, or if businesses fail to adopt our Industrial Generative AI solutions, our business, operating results, and financial condition could be adversely affected.

•	Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.

•	Any failure to offer high-quality support services for our customers may harm our relationships with our customers and, consequently, our business.

•	Competitors may develop products and technologies that are superior to Zapata’s Industrial Generative AI solutions.

•

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

•	There is no guarantee that Zapata’s IP will provide the desired competitive advantage.

•	Our use of third-party open source software could negatively affect our ability to offer and sell subscriptions to our Industrial Generative AI solutions and subject us to possible litigation.

•	Laws and regulations governing data use, privacy, and security could burden our business.

•	Our business relies on computer systems which are vulnerable to attack and/or failure.

•	An active trading market for the New Company Common Stock may never develop or be sustained.

•

The Surviving Company will incur significant increased costs as a result of the Merger and as a result of being a public company, and its management will be required to devote substantial time to new compliance initiatives.

•	There can be no assurance that the New Company Common Stock will be approved for listing on NYSE or that the Surviving Company will be able to comply with the continued listing standards of NYSE.

•	Some members of our management team have limited experience in operating a public company.

•

Future issuances of New Company Common Stock or rights to purchase New Company Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

•

The Surviving Company is an “emerging growth company,” and a “smaller reporting company”, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

•

The Sponsor, Co-Investor and the officers and directors of the SPAC have potential conflicts of interest in recommending that the SPAC Shareholders vote in favor of approval of the Merger and the other proposals described in this proxy statement/prospectus.

•	There is no minimum cash condition to consummating the Merger, which may leave the Surviving Company under-capitalized.

•	Neither the Business Combination Agreement nor the Existing Governing Documents include a specified maximum redemption threshold.

•	RBC, the SPAC’s IPO underwriter was to be compensated in connection with the Merger. RBC waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.

•	The Domestication may result in adverse tax consequences for holders of SPAC Shares or SPAC Warrants, including the Public Shareholders.

•

If third parties bring claims against the SPAC or the Surviving Company, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.25 per share.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ZAPATA

The selected historical consolidated statements of operations and statements of cash flows data for the years ended December 31, 2022 and 2021 and the selected historical consolidated balance sheet data as of December 31, 2022 and 2021 have been derived from the audited consolidated financial statements of Zapata included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations and statements of cash flows data for the six months ended June 30, 2023 and 2022 and the selected historical condensed combined balance sheet data as of June 30, 2023 have been derived from the unaudited condensed consolidated financial statements of Zapata included elsewhere in this proxy statement/ prospectus.

The selected historical consolidated financial data set forth below should be read together with Zapata’s audited consolidated financial statements and unaudited condensed consolidated financial statements, including the accompanying notes, included elsewhere in this proxy statement/prospectus and “Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected historical consolidated financial information set forth below is not intended to replace our consolidated financial statements and accompanying notes and is qualified in its entirety by our consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. Our historical financial information is not necessarily indicative of the results or financial position that may be expected for or as of any period or date in the future.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Zapata, prior to and without giving pro forma effect to the impact of the Merger and, as a result, the results reflected in this section may not be indicative of our results going forward. For additional information, see “Summary — Information About the Parties to the Merger — Zapata Computing, Inc.” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Selected Financial Information

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
Consolidated Statements of Operations Data:	(in thousands, except share and per share data)
Revenue	$2,944	$2,362	$5,166	$832
Cost of revenue	2,456	1,422	3,535	1,006

Gross profit (loss)	488	940	1,631	(174)

Operating expenses:
Sales and marketing	3,349	3,384	7,286	3,191
Research and development	3,599	3,985	8,206	6,571
General and administrative	2,768	4,613	9,527	7,003

Total operating expenses	9,716	11,982	25,019	16,765

Loss from operations	(9,228)	(11,042)	(23,388)	(16,939)

Other income (expense):
Interest income	57	7	50	15
Other income (expense), net	(586)	9	(57)	(50)

Total other income (expense), net	(529)	16	(7)	(35)

Net loss before income taxes	(9,757)	(11,026)	(23,395)	(16,974)
Provision for income taxes	(27)	(39)	(53)	(34)

Net loss	$(9,784)	$(11,065)	$(23,448)	$(17,008)

Net loss per share attributable to common stockholders, basic and diluted	$(1.92)	$(2.22)	$(4.68)	$(4.50)

Weighted-average common shares outstanding, basic and diluted	5,098,802	4,976,584	5,012,722	3,776,270

	June 30,	December 31,
	2023	2022	2021
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,996	$10,073	$31,032
Working capital (deficit)(1)	(2,645)	6,851	29,502
Total assets	8,928	13,445	33,021
Notes payable	5,445	—	—
Convertible preferred stock	64,716	64,716	64,716
Total stockholders’ deficit	(66,658)	(57,083)	(34,839)

(1)	We define working capital as current assets less current liabilities

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ZAPATA

The following summary unaudited pro forma condensed combined financial information of Zapata presented below has been derived by applying the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” to the historical consolidated financial statements of Zapata to depict the accounting of the Merger.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed balance sheet of the SPAC as of June 30, 2023 with the historical unaudited condensed consolidated balance sheet of Zapata as of June 30, 2023, giving effect to the Merger as if it had been consummated on June 30, 2023. The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 combine the historical unaudited condensed statements of operations of the SPAC for the six months ended June 30, 2023 and for the year ended December 31, 2022, and the historical condensed consolidated statements of operations of Zapata for the six months ended June 30, 2023 and for the year ended December 31, 2022, giving effect to the Merger as if it had been consummated on January 1, 2022, which is the beginning of the earliest period presented.

The selected unaudited pro forma condensed combined financial information is for informational purposes only. The unaudited pro forma condensed financial information does not purport to represent, and is not necessarily indicative of, what the actual financial condition and results of operations of the combined company would have been or will be for any future period had the Merger been affected. The selected unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the historical financial statements of Zapata and the SPAC, and related notes thereto included elsewhere in this proxy statement/prospectus, the Business Combination Agreement, as well as the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “The SPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma combined financial information contained herein assumes that the Public Shareholders approve the Merger. The SPAC cannot predict how many of its Public Shareholders will exercise their right to redeem their Public Shares for cash. Therefore, the following tables present selected pro forma information after giving effect to the Merger presented under two scenarios:

•

Assuming No Redemptions (Scenario 1): Subsequent to June 30, 2023, the Public Shareholders redeemed 15,105,199 shares of SPAC Class A Common Stock for an aggregate redemption amount of $161.0 million. This presentation assumes that no Public Shareholders exercise their right to have their shares of SPAC Class A Common Stock converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Merger; and

•

Assuming Maximum Redemptions (Scenario 2): Subsequent to June 30, 2023, the Public Shareholders redeemed 15,105,199 shares of SPAC Class A Common Stock for an aggregate redemption amount of $161.0 million. This presentation assumes that Public Shareholders holding the remaining 7,894,801 shares of SPAC Class A Common Stock, the maximum redemption of the outstanding SPAC Class A Common Stock, will exercise their redemption rights for their pro rata share (approximately $10.66 per share) of the funds in the Trust Account. This scenario gives effect to SPAC Class A Common Stock redemptions for an aggregate redemption payment of $84.2 million using a $10.66 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The figures in the following tables are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Merger.

In the event that shares of SPAC Class A Common Stock are redeemed in connection with the Merger but the number of shares redeemed is less than 7,894,801, the values set forth below will fall between the two scenarios.

The table below sets forth summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2023 and for the year ended December 31, 2022:

	Pro Forma
	Six Months Ended June 30, 2023		Year Ended December 31, 2022
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands, except share and per share amounts)
Combined Statement of Operations data:
Revenue	$2,944	$2,944	$5,166	$5,166
Total gross profit	$488	$488	$1,631	$1,631
Loss from operations	$(12,724)	$(12,724)	$(29,838)	$(29,838)
Net loss	$(12,710)	$(12,710)	$(29,898)	$(29,898)
Basic and diluted net loss per share, Class A common stock	$(0.39)	$(0.56)	$(0.93)	$(1.31)
Basic and diluted weighted average shares outstanding, Class A common stock	32,197,129	22,878,828	32,197,129	22,878,828

The table below sets forth summary unaudited pro forma condensed combined balance sheet data as of June 30, 2023:

	Pro Forma
	As of June 30, 2023
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Combined Balance Sheet data:
Cash and cash equivalents	$77,326	$—
Total assets	80,258	2,932
Total liabilities	5,828	12,671
Total stockholders’ equity (deficit)	74,430	(9,739)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following comparative historical and unaudited pro forma per share financial information presented below sets forth historical comparative share information for Zapata and the SPAC as well as unaudited pro forma combined share information after giving effect to the Merger described in “Unaudited Pro Forma Condensed Combined Financial Information”.

The unaudited pro forma per share financial information reflects the Merger as if it occurred on June 30, 2023. The weighted average shares outstanding and pro forma net loss per share information reflects the Merger as if it occurred on January 1, 2022. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, as well as the historical financial statements of Zapata and the SPAC, and related notes thereto included elsewhere in this proxy statement/prospectus, the Business Combination Agreement, as well as the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “The SPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period.

The selected unaudited pro forma per share financial information is for illustrative purposes only, and is based on the scenarios described below, which may be different from the actual amount of redemptions in connection with the Merger. In the event that shares of SPAC Class A Common Stock are redeemed in connection with the Merger, but the number of shares redeemed is less than 7,894,801, the values set forth below will fall between the two scenarios.

The unaudited pro forma per share financial information contained herein assumes that the Public Shareholders approve the Merger. The SPAC cannot predict how many of its Public Shareholders will exercise their right to redeem their Public Shares for cash. Therefore, the following tables present selected pro forma per share financial information after giving effect to the Merger presented under two scenarios:

•

Assuming No Redemptions (Scenario 1): Subsequent to June 30, 2023, the Public Shareholders redeemed 15,105,199 shares of SPAC Class A Common Stock for an aggregate redemption amount of $161.0 million. This presentation assumes that no Public Shareholders exercise their right to have their shares of SPAC Class A Common Stock converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Merger; and

•

Assuming Maximum Redemptions (Scenario 2): Subsequent to June 30, 2023, the Public Shareholders redeemed 15,105,199 shares of SPAC Class A Common Stock for an aggregate redemption amount of $161.0 million. This presentation assumes that Public Shareholders holding the remaining 7,894,801 shares of SPAC Class A Common Stock, the maximum redemption of the outstanding SPAC Class A Common Stock, will exercise their redemption rights for their pro rata share (approximately $10.66 per share) of the funds in the Trust Account. This scenario gives effect to SPAC Class A Common Stock redemptions for an aggregate redemption payment of $84.2 million using a $10.66 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

	Six Months Ended June 30, 2023
	SPAC	Zapata	Pro Forma Combined (No Redemptions)(1)	Pro Forma Combined (Full Redemptions)(1)
	(in thousands, except share and per share data)
Net income (loss)	$1,801	$(9,784)	$(12,710)	$(12,710)
Stockholders’ equity (deficit)(2)	$(10,050)	$(66,658)	$74,430	$(9,739)
Shares subject to redemption	7,894,801	—	—	—
Ending shares	5,750,000	5,102,112	32,197,129	22,878,828
Ending shares (including shares subject to redemption)	13,644,801	5,102,112	32,197,129	22,878,828
Weighted average common shares outstanding - basic and diluted	5,750,000	5,098,802	32,197,129	22,878,828
Book value (deficit) per share(3)	$(0.74)	$(13.06)	$2.31	$(0.43)
Net income (loss) per common share - basic and diluted(4)	$0.06	$(1.92)	$(0.39)	$(0.56)
Cash dividends per share	NA	NA	NA	NA

	Year Ended December 31, 2022
	SPAC	Zapata	Pro Forma Combined (No Redemptions)(1)	Pro Forma Combined (Full Redemptions)(1)
	(in thousands, except share and per share data)
Net income (loss)	$1,891	$(23,448)	$(29,898)	$(29,898)
Shares subject to redemption	23,000,000	—	—	—
Ending shares	5,750,000	5,095,831	32,197,129	22,878,828
Ending shares (including shares subject to redemption)	28,750,000	5,095,831	32,197,129	22,878,828
Weighted average common shares outstanding - basic and diluted	5,715,068	5,012,722	32,197,129	22,878,828
Net income (loss) per common share - basic and diluted(4)	$0.07	$(4.68)	$(0.93)	$(1.31)
Cash dividends per share	NA	NA	NA	NA

(1)	Refer to Unaudited Pro Forma Condensed Combined Financial Information beginning on page 204.
(2)	Stockholders’ equity (deficit) includes capital amounts subject to possible redemption.
(3)	Calculated based on total stockholders’ equity (deficit) including shares subject to possible redemption.
(4)	Calculated based on weighted-average shares outstanding, excluding shares subject to possible redemption.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

The SPAC

The SPAC Units, SPAC Class A Common Stock and SPAC Public Warrants are currently listed on the NYSE under the symbols “the WNNR.U,” “WNNR” and “WNNR.WS,” respectively.

The closing price of the SPAC Units, SPAC Class A Common Stock and SPAC Public Warrants on September 5, 2023 the last trading day before announcement of the execution of the Business Combination Agreement, was $10.90, $10.76 and $.23, respectively. As of      , 2024, the closing price of the SPAC Units, SPAC Class A Common Stock and SPAC Public Warrants was $  , $ and $    , respectively.

Holders of the SPAC Units, SPAC Class A Common Stock and SPAC Public Warrants should obtain current market quotations for their securities. The market price of the SPAC’s securities could vary at any time before the Merger.

Holders

Although there are a larger number of beneficial owners, as of the Record Date, there was one holder of record of the SPAC Units, one holder of record of the SPAC’s separately traded SPAC Class A Common Stock and one holder of record of the SPAC’s separately traded SPAC Public Warrants.

Dividend Policy

The SPAC has not paid any cash dividends on its shares of SPAC Common Stock to date and does not intend to pay cash dividends prior to the consummation of the Merger. The payment of cash dividends in the future will be dependent upon the Surviving Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Merger as well as any contractual restrictions in the instruments governing the SPAC’s indebtedness. The payment of any cash dividends subsequent to the Merger will be within the discretion of the Surviving Company Board at such time.

Zapata Computing, Inc.

Historical market price information for Zapata Capital Stock is not provided because there is no public market for any Zapata Capital Stock.

RISK FACTORS

Our stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Zapata and will also apply to the business and operations of the Surviving Company following the completion of the Merger. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “The SPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, all references in this subsection to “Zapata,” “we,” “us,” or “our” refer to the business of Zapata prior to the consummation of the Merger, and the Surviving Company and its subsidiaries, including Zapata, following the consummation of the Merger.

Risks Related to Zapata’s Financial Condition and Status as an Early-stage Company

Zapata is an early-stage company with a limited operating history, in a nascent industry, making it difficult to forecast future results.

Zapata was founded in 2017 to develop and provide software with related services and proprietary intellectual property (“IP”) to utilize quantum math on near term classical and future quantum hardware. Most recently, Zapata is an industrial generative artificial intelligence (“AI”) software company that develops custom quantum-inspired generative AI applications and provides accompanying services to solve complex industrial problems. The market focus for Zapata’s Industrial Generative AI (as defined in Summary — Information about the Parties to the Merger — Zapata Computing, Inc.) solutions and the use of quantum math and algorithms are nascent fields with uncertainly on future market uptake and in technological progress in the field.

There can be no assurance that Zapata can or will meet the challenges commonly faced by early-stage companies, including the need to scale operations and to achieve and manage rapid growth. A number of factors could cause our scaling efforts to be adversely impacted, including any increased competition, lesser-than-expected growth or contraction of our overall market, our inability to accurately forecast demand for our customer offerings, our inability to establish sales or other partnerships with service firms, an inability to develop repeatable solutions, an inability to grow our team, or our failure, for any reason, to capitalize on growth opportunities. We have encountered and will encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing industries, such as the risks and uncertainties described herein. We cannot provide assurance that it can meet the challenges faced by all companies, including established companies, in rapidly changing or nascent industries. The failure to address these challenges successfully or promptly could have a material adverse effect on our future profitability.

Zapata has a history of operating losses, which are expected to continue for the foreseeable future.

Zapata has incurred significant operating losses since its inception. Zapata incurred net losses of $17.0 million for the fiscal year ended December 31, 2021, $23.4 million for the fiscal year ended December 31, 2022, and has a cumulative deficit since the formation of Zapata in November 2017 through June 2023 of approximately $69.6 million. We believe that we will continue to incur operating and net losses each quarter at least for the foreseeable future. The size of future losses will depend on several factors, including the degree to which we expand our scientific, product, software engineering, sales and other teams, and the revenue that we can generate from sales of our Industrial Generative AI solutions. We also expect that our operating expenses will increase as a result of becoming a public company and will continue to increase as we grow our business.

We may not be able to scale our business and Industrial Generative AI solutions quickly enough to meet customer and market demand and to remain competitive in the Industrial Generative AI solutions market.

In order to grow our business, we will need to scale our operations in every area from our existing start-up capacity. These challenges will require that we:

•

scale our product design team to design and continually re-design our Industrial Generative AI solutions in order to maintain a competitive position in the market, including increasing the number of employees following our previous reductions in force;

•	increase the size of our software engineering team to produce in a competitively timely manner stable Industrial Generative AI solutions based on the chosen design elements;

•	increase the size of our services team to provide ongoing services in connection with our Industrial Generative AI solutions;

•	expand our customer-support services;

•

expand our scientific research and development in order to generate IP required or helpful to our business, including IP to develop our Industrial Generative AI solutions, to provide freedom to operate for our Industrial Generative AI solutions and/or, and to create barriers to competition, on an accelerated time frame in order to minimize the risk that third-parties might first create potentially blocking IP;

•	increase our sales and marketing teams and efforts;

•	develop and expand relationships with large service firms to leverage sales of our Industrial Generative AI solutions;

•

develop and expand our operational, financial and legal systems and teams to accommodate an expected increase in customer and partner relationships and additional expected legal requirements imposed as a result of international data privacy regulations and securities compliance and reporting obligations imposed by the Merger if approved;

•	establish and maintain and scale effective financial disclosure controls and procedures;

•	expand our executive and administrative teams in all areas including finance, accounting, operations, human resources, and legal, in order to effectively manage our growth; and

•	expand our access to computing hardware and specifically Graphics Processing Unit chips (“GPUS”), which have faced supply limitations.

If we cannot successfully overcome these challenges and manage the organizational growth required to do so, then our business, including our ability to establish and maintain a competitive place in the market, financial condition, and profitability, may be materially adversely affected.

We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available.

Through June 30, 2023, we have funded our operations primarily with proceeds from sales of Zapata Preferred Stock and Senior Notes. Our continuation as a going concern is dependent upon our ability to identify future debt or equity financing and generate profitable operations from our operations. We are pursuing all available options for funding, including the Merger and accompanying Senior Note or other private financing.

There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us. These factors raise substantial doubt about our ability to continue as a going concern.

Our business plan also contemplates a substantial scaling of Zapata across all departments, including science, software engineering, and product design, in order to launch multiple products and/or offerings in a timely manner to obtain and preserve a competitive advantage. This scaling will require substantial capital at a time when we project we will be operating at a loss before we become profitable, and this may take longer than we anticipate. Consequently, our expansion is limited in proportion to our growth in revenue and available capital. The capital required to sustain our business during this period may be greater than anticipated. In addition, presently unforeseen opportunities or circumstances may require capital beyond what we currently project. Also, the period during which we expect to operate at a loss may be extended by circumstances beyond our control.

If additional financing is required, it may be obtained through public or private equity or debt financings that may result in dilution to stockholders, the issuance of securities with priority as to liquidation and/or dividend and other rights more favorable than the New Company Common Stock, or the imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. For example, prior to the Closing Date, we may negotiate and enter into a committed equity facility or subscriptions to shares of Zapata capital stock for cash, or issue additional Senior Notes, subject to (i) the aggregate principal amount of all Senior Notes outstanding not exceeding $20,000,000 and (ii) the aggregate amount of equity financing of Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the closing not exceeding $25,000,000 (inclusive of principal amount and interest) and, to date, we have issued Senior Notes for an aggregate amount $5,625,000. Pursuant to the Exchange Agreement, the Senior Notes will be exchanged for New Company Common Stock at a conversion price expected to be $8.50 per share, which is 0.85 times the price per share paid by investors in the SPAC’s IPO. There is no guarantee that future financing will be at financial terms equal to these and we may need to enter into debt or equity financing at significantly less favorable terms.

We may also seek additional financing even if in our view such additional financing is not required in order to take advantage of favorable market conditions or for strategic considerations.

There can be no assurance that additional financing will be available on favorable terms, or at all. The inability to obtain such additional financing if needed may adversely affect our ability to operate at the levels necessary to execute our business plan or may force us into bankruptcy.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE, including regular attestations by management concerning its internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Merger. If Zapata is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors. This may subject Zapata to adverse regulatory consequences and could harm investor confidence. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. The controls required are not currently in place, however, we are working to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also working to design and maintain our internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls, or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, the effectiveness of internal control over financial reporting, and/or our ability to produce timely and accurate financial reports. Moreover, our business may be harmed if we experience problems with any new systems and controls, resulting in delayed implementation or increased costs to correct any issues.

Further, in addition to the material weaknesses described below, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations. That failure could result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting. Those reports will eventually be included in our periodic reports filed with the SEC. Ineffective disclosure controls or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. We are not currently required to comply with the SEC rules that implement Section 404(a) of the Sarbanes-Oxley Act (“Section 404”) and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our Annual Report on Form 10-K for the year ending December 31, 2023. If Zapata is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC when we are an accelerated filer or a large accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting has been designed, documented, or is actively operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our common stock.

Zapata has identified material weaknesses in its internal control over financial reporting. If Zapata is unable to remediate these weaknesses, identifies additional material weaknesses in the future, or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in misstatements in Zapata’s financial statements, cause Zapata to fail to meet periodic reporting obligations, or cause its access to capital markets to be impaired.

Assuming completion of the proposed Merger, Zapata will be a public company subject to applicable SEC requirements, including regular attestations by management concerning its internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Merger. If Zapata is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act (“Section 404”) in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors. This may subject Zapata to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of Zapata’s financial statements as of and for the fiscal years ended December 31, 2022, and 2021, material weaknesses have been identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Zapata’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses Zapata identified include:

•

Zapata did not employ sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of GAAP and SEC rules to facilitate accurate and timely financial reporting.

•	Zapata did not maintain an effective risk assessment process, which led to improperly designed controls.

•

Zapata did not design and maintain appropriate control activities; including those to support the appropriate segregation of duties over the review of account reconciliations, manual journal entries and safeguarding of assets.

•

Zapata did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures.

•

Zapata did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements including with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications.

•	Zapata did not document, thoroughly communicate, and monitor controls processes and relevant accounting policies and procedures.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to Zapata’s annual or interim financial statements that would not be prevented or detected. Had Zapata performed an evaluation of its internal control over financial reporting in accordance with Section 404, additional control deficiencies may have been identified by management, and those control deficiencies could have also represented one or more material weaknesses.

In an effort to remediate the material weaknesses, Zapata has retained an accounting consulting firm to provide additional depth and breadth in its technical accounting and financial reporting capabilities. Zapata intends to complete a risk assessment to identify relevant risks and specify needed objectives. Zapata intends to formalize and communicate its policies and procedures surrounding its financial close, financial reporting and other accounting processes. Zapata intends to further develop and document necessary policies and procedures regarding its internal control over financial reporting, such that Zapata is able to perform a Section 404 analysis of its internal control over financial reporting when and as required following the completion of the Merger. Zapata cannot assure that these measures will significantly improve or remediate the material weaknesses described above. Zapata also cannot assure that it has identified all or that it will not have additional material weaknesses in the future. Accordingly, a material weakness may still exist when Zapata reports on the effectiveness of its internal control over financial reporting for purposes of its attestation when required by reporting requirements under the Exchange Act or Section 404 after the Merger. Further, while Zapata remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

Zapata expects to incur additional costs to remediate these control deficiencies, though there can be no assurance that its efforts will be successful or avoid potential future material weaknesses. If Zapata is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Zapata identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Zapata may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Zapata’s financial reporting, and its stock price may decline as a result. Zapata also could become subject to investigations by NYSE, the SEC or other regulatory authorities.

Our ability to use existing or future net operating loss carryforwards and other tax attributes may be limited.

Zapata has incurred net operating losses (“NOLs”) for tax purposes for each year since its incorporation and expects to continue to operate at a loss for the foreseeable future. As of December 31, 2022, Zapata had a cumulative U.S. federal and state NOL carryforward of approximately $48.1 million and $29.8 million, respectively. If not utilized, an immaterial amount of U.S. federal NOLs generated prior to 2018 will expire at various dates through 2037 and the state NOLs will expire at various dates through 2042. The U.S. federal NOLs generated after 2017 can be carried forward indefinitely. Under the Code as currently in effect, the deductibility of the U.S. federal NOL carryforward as of December 31, 2022 (other than the immaterial amount generated prior to 2018) and all future U.S. federal NOL carryforwards is limited to 80% of taxable income, limiting or delaying in part the use of NOL carryforwards if and when we cease operating at a loss. We may potentially use these U.S. federal and state NOLs to offset taxable income for U.S. federal and state income tax purposes. However, the use of these NOLs may be subject to numerous limitations under the Code and under state tax laws. Among such limitations, Section 382 of the Code may limit the use of these NOLs in any year for U.S. federal income tax purposes in the event of certain past or future changes in ownership of Zapata or the Surviving Company. An ownership change under Section 382 of the Code, referred to in this discussion as an ownership change, generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Zapata has not conducted a Section 382 study to determine whether the use of its NOLs is impaired under Section 382 of the Code as a result of any prior ownership change. Zapata may have previously undergone one or more ownership changes. An ownership change in respect of the Surviving Company also could be deemed to be an ownership change in respect of Zapata. The Merger, or future issuances or sales of New Company Securities, including certain transactions involving New Company Securities that are outside of its control, could result in future ownership changes. Ownership changes that have occurred in the past or that may occur in the future, including in connection with the Merger, could result in the imposition of an annual limit under Section 382 of the Code on the amount of pre ownership change NOLs and other tax attributes that Zapata or the Surviving Company can use to reduce its taxable income, potentially increasing or accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose similar limitations on the use of applicable NOLs. Zapata has recorded a valuation allowance related to its NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Any limitation on using NOLs, whether under Section 382 of the Code or otherwise under U.S. federal or state tax laws, could, depending on the extent of such limitation and the NOLs previously used, result in Zapata or the Surviving Company retaining less cash after payment of U.S. federal and state income taxes in respect of any year in which Zapata or the Surviving Company has taxable income, rather than losses, than Zapata or the Surviving Company would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact Zapata’s or the Surviving Company’s operating results.

Risks Related to Zapata’s Business and Industry

Because we derive all of our current revenue from our Orquestra and Zapata AI Sense and related services, and our Industrial Generative AI offerings include only these solutions and Zapata AI Prose, failure of generative AI solutions in general and our Industrial Generative AI solutions in particular to satisfy customer demands or to achieve increased market acceptance would adversely affect our business, results of operations, financial condition, and growth prospects, and the current state of the generative AI industry is still new and rapidly evolving, so there is no guarantee that it will succeed.

We derive and expect to continue for the foreseeable future to derive all of our revenue from our Industrial Generative AI solutions, including corresponding services. As such, the market acceptance of generative AI solutions in general, and our Industrial Generative AI solutions in particular, are critical to our continued success. Market acceptance of generative AI solutions depends in part on market awareness of the benefits that generative AI solutions can provide over legacy products and services. In addition, in order for cloud-based generative AI solutions to be widely accepted, organizations must overcome any concerns with placing sensitive information on a cloud-based platform. Demand for our Industrial Generative AI solutions in particular is affected by a number of other factors, some of which are beyond our control. These factors include continued market acceptance of our software, the pace at which existing customers realize benefits from the use of our Industrial Generative AI solutions and provide word of mouth success stories, the timing of development and release of new products by our competitors, technological change, reliability and security, the pace at which enterprises undergo digital transformation, and developments in data privacy regulations. We expect that the needs of our current and potential customers will continue to rapidly change and increase in complexity. We will need to improve the functionality and performance of our software continually to meet those rapidly changing, complex demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of generative AI solutions in general or our Industrial Generative AI solutions in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.

While generative models have existed for about two decades in largely their current form, the larger commercial impact and growth of generative AI occurred quite recently. This is exemplified through recent investment increases in generative AI by venture capitalists, who have increased their positions in generative AI from $408 million in 2018 to $4.8 billion and $4.5 billion in 2021 and 2022, respectively. We believe that the release of ChatGPT by OpenAI in late 2022 represents an inflection point for growth in the generative AI industry. This expected influx of investment could accelerate development from fundamental science to new technology applications. As generative AI is applied to new areas with untested conditions and new use cases, it is possible that, despite post-ChatGPT market enthusiasm, we could discover that generative AI is unfit for an application or use case. The field as a whole is rapidly evolving, which could mean that techniques that were once competitive become quickly outpaced by new techniques. With so many players entering the market, new techniques could be discovered by our competitors, allowing competitors to develop superior products or processes. If new techniques are discovered and shared publicly, the cost of re-implementing or adopting new best practices could be substantial. Given many of Zapata’s competitors are larger companies with more employees and better access to financial resources, Zapata may not be able to implement such new techniques as quickly as its competitors, or at all.

Generative AI is about creating numerical models from training data and then sampling from those models to generate new data. This process is inherently complex with many opportunities for flaws. Even with excellent training data and strong application, these models are non-deterministic, meaning they can give different outputs for the same inputs at different times. All of these factors can lead to false predictions and incorrect outputs. Additionally, many implementations of these techniques are not explainable, meaning a person is unable to clearly explain the reason why a model provided a certain output. This unpredictability could deter potential customers from purchasing our solutions. For these reasons, the impact of generative AI may be far more limited than analysts currently predict following the release of ChatGPT and other well-known generative AI programs.

There can also be no assurance that our analysis of the eventual market need is correct. If our judgment on this topic is incorrect then the future value of our products and services, our competitive place in the market, and our future profitability may be materially less than we currently project.

Our business plan could suffer if we are not able to renew existing contractual relationships with third parties or enter into certain important strategic partnerships, and if we are unable to ensure that our Industrial Generative AI solutions offerings interoperate with a variety of software applications that are developed by others, we may become less competitive and our resulting operations may be harmed.

As an Industrial Generative AI solutions company, our solutions must provide our customers with the ability to use products of third parties, such as GPUs, which we do not manufacture. The cost or availability of these dependencies could be adversely affected by a variety of factors, including the transition to a clean energy economy, local and regional environmental regulations, and geopolitical disruptions. Our Industrial Generative AI solutions must integrate with a variety of hardware and software platforms, and we need to continuously modify and enhance our AI software libraries to adapt to changes in hardware and software technologies. In particular, we have developed our AI software libraries to be able to easily integrate with key third-party applications, including the applications of software providers that compete with us as well as our partners. We are typically subject to standard terms and conditions of such providers or open source licenses, which govern the distribution, operation, and fees of such software systems, and which are subject to change by such providers from time to time. Our business will be harmed if any provider of such software systems:

•	discontinues or limits our access to its software;

•	modifies its terms of service or other policies, including fees charged to, or other restrictions on us, or other platform and application developers;

•	changes or modifies its open source license;

•	changes how information is accessed by us or our customers;

•	establishes more favorable relationships with one or more of our competitors; or

•	develops or otherwise favors its own competitive offerings over AI software libraries.

Third-party services and products are constantly evolving, and we may not be able to modify our Industrial Generative AI solutions to assure their compatibility with that of other third parties as they continue to develop or emerge in the future or we may not be able to make such modifications in a timely and cost-effective manner. In addition, some of our competitors may be able to disrupt the operations or compatibility of our AI software libraries with their products or services, or exert strong business influence on our ability to, and terms on which we, operate our Industrial Generative AI solutions. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our AI software libraries or gives preferential treatment to our competitors or competitive products, whether to enhance their competitive position or for any other reason, the interoperability of our AI software libraries with these products could decrease and our business, results of operations, and financial condition would be harmed. If we are not permitted or able to integrate with these and other third-party applications in the future, our business, results of operations, and financial condition would be harmed.

Our business plan could suffer if we are not able to enter into important strategic partnerships.

As part of Zapata’s growth plans, it expects to expand, sell to, with, and through partners, including developing repeatable solutions built with services firms, and developing partnerships with system integrators and consulting services firms. However, Zapata’s relationships with these partners may not result in additional business. If Zapata is unable to enter into beneficial and contractual strategic partnerships, or further its relationship with existing partners, or is unable to do so on favorable terms, then its growth could be limited or delayed.

We are highly dependent on our founders and key employees.

Our performance to date has relied and will for the foreseeable future rely heavily on our founders and key employees. The retention of these key employees, together with additional key hires, is considered critical to the long-term success of the company. All Zapata personnel, including the key scientists, engineers, and executives, are “at will” employees who could leave the company to accept alternative employment at any time. The more success we achieve serves to increase the risk that competitors, including large, well-established companies with far greater resources, will seek to hire our employees, including key employees. We are aware of this vulnerability and seek to address it through both succession planning and retention incentives. The loss of any key employee, especially to a competitor, could have a material adverse effect on our business, including by delaying the roll-out of products or diminishing the quantity or quality of our scientific output.

Our future success is also highly dependent on locating and hiring highly qualified key employees, both to replace any losses of key employees, including following our previous reductions in force, as well as to supplement our current employees.

Zapata’s business is dependent on growing and retaining competitive teams of sufficient size in the areas of algorithm development, product development, and software engineering; the failure to achieve any one of these objectives could materially affect its business.

Zapata’s core business model is to develop and sell software capable of delivering Industrial Generative AI solutions to enterprise customers at scale and services in connection with such software. This requires a science team to develop algorithms, capable of addressing valuable problems using quantum techniques and other mathematics. This requires a product development team that can describe software that not only is able to use the quantum techniques developed by its team, but also is able to handle enterprise production issues at scale. It also requires a software engineering team that can implement the product design through products that comply with the myriad legal and enterprise IT requirements and are robust enough to function in an enterprise production environment. Finally, these teams must have the capacity to complete their respective tasks in time to be of value to the market.

The ability to hire the personnel required to execute Zapata’s business plan depends, in part, on the availability of qualified applicants, something which is beyond our control. Quantum information processing and generative AI are relatively new fields and are inherently difficult. Although the pool of qualified quantum scientists and AI engineers is growing, it is limited and competition for that talent is global and aggressive, pitting Zapata against large, well-established companies with larger financial resources than Zapata as well as programs sponsored by foreign countries. In addition, limitations in or changes to immigration and work permit laws and regulations or the administration or interpretation of those laws could impair Zapata’s ability to attract and retain highly qualified employees.

There is no assurance that Zapata will be able to hire and retain an adequate number of AI experts, quantum scientists, product design specialists, and/or software engineers with the qualifications required to execute Zapata’s business plan. The failure of Zapata to build and maintain any one or more of these requisite teams could have a material adverse effect on Zapata’s future prospects.

Zapata’s estimate of market opportunities may prove to be inaccurate.

At present, there is no mature market for generative AI. This creates significant uncertainty in determining the potential market for Zapata’s Industrial Generative AI solutions. For example, it is possible to estimate the current and potential total addressable market for generative AI as an industry, but these estimates are based on third-party estimates and our own internal judgment, both of which may be materially inaccurate. There can be no assurance that Zapata’s or third-party estimates of the potential total addressable market for generative AI are correct, and such numbers do not account for the substantially more limited service obtainable market for Zapata’s Industrial Generative AI solutions. Additionally, Zapata’s market opportunities, future prospects, and future profitability will be materially lessened by delays in widespread enterprise adoption of generative AI, if enterprises adopt generative AI at all, which would reduce the relevant total addressable market.

A limited number of customers have accounted for most of our revenue. If existing customers do not renew or expand their contracts with us, or if our relationships with these customers are impaired or terminated, our revenue could decline, and our results of operations would be adversely impacted.

As of June 30, 2023, our accounts receivable were from three main customers, representing 54%, 28% and 17% of our total accounts receivable. We have four customers that represent greater than 10% of our total revenue for the six months ended June 30, 2023 and revenue recognized from these four customers represented approximately 34%, 26%, 23% and 18% of total revenue. Until we can successfully broaden and diversify our customer base, we may continue to rely on only a few customers to generate our revenues. Although it is our strategy to market our products and services to a larger number of enterprise customers, there is no assurance that our strategy or efforts will be successful. If we fail to generate revenue from a broader customer base, our reliance on just a few customers may continue for an extended period of time, and the loss of any key customer will have material adverse effect on our operating results and financial condition.

Our customers have no obligation to renew, upgrade, or expand their subscriptions with us after the terms of their existing subscriptions expire. In addition, our customers may opt to decrease their usage of our Industrial Generative AI solutions. It is not possible for us to predict the future level of demand from our larger customers for our Industrial Generative AI solutions. As a result, we cannot provide assurance that our customers will renew, upgrade, or expand their subscriptions with us, if they renew at all. If one or more of our customers elect not to renew their subscriptions with us, or if our customers renew their subscriptions with us for shorter time periods, or if our customers decrease their usage of our Industrial Generative AI solutions, or if our customers otherwise seek to renegotiate terms of their existing agreements on terms less favorable to us, our business and results of operations would be adversely affected. Achieving renewal or expansion of usage and subscriptions may require us to engage increasingly in sophisticated and costly sales and support efforts that may not result in additional sales. In addition, the rate at which our customers expand the deployment of our Industrial Generative AI solutions depends on a number of factors. If our efforts to expand our relationships with our customers are not successful, our business, financial condition, and results of operations may be harmed. Additionally, if our customers do not provide word of mouth support for our Industrial Generative AI solutions, this could limit our ability to attract new customers.

Our business depends on our ability to attract new customers and on our existing customers purchasing additional subscriptions from us and/or renewing their existing subscriptions.

To increase our revenue, we must continue to attract new customers. As an early-stage company, we have limited experience with sales and, in particular, sales to our target large enterprise customers. Our success will depend to a substantial extent on the level of adoption of our Industrial Generative AI solutions. Generative AI is a new and evolving industry, so the level of adoption is uncertain. Numerous factors may impede our ability to add new customers, including but not limited to, our failure to compete effectively against alternative products or services, to attract and effectively train new sales and marketing personnel, to develop relationships with partners, to successfully innovate and deploy new applications and other solutions, to provide a quality customer experience and customer services, including increasing our employee headcount to provide for additional service providers, or to ensure the effectiveness of our marketing programs. If we are not able to attract new customers, it will have an adverse effect on our business, financial condition and results of operations.

Our current Industrial Generative AI solutions, as well as applications, features, and functionality that we may introduce in the future or that we offer but have not yet sold, may not be widely accepted by our customers or may receive negative attention, each of which may lower our margins and harm our business.

Our ability to engage, retain, and increase our base of customers and to increase our revenue will depend on our ability to successfully market our existing Industrial Generative AI solutions, as well as create new applications, features, and functionality. Additionally, we have not yet sold one of our Industrial Generative AI solutions, Zapata AI Prose, to any customers. We may introduce significant changes to our existing Industrial Generative AI solutions or develop and introduce new applications, including technologies with which we have little or no prior development or operating experience. These new applications and updates, as well as our existing solutions that we have marketed but not yet sold, may fail to engage, retain, and increase our base of customers or may suffer from lag in adoption. New applications may initially suffer from performance and quality issues that may negatively impact our ability to market and sell such applications to new and existing customers. The short- and long-term impact of any major change to our Industrial Generative AI solutions, or the introduction of new applications or initial sales of our applications to enterprise customers, is particularly difficult to predict. If new or enhanced applications fail to engage, retain, and increase our base of customers, we may fail to generate sufficient revenue, operating margin, or other value to justify our investments in such applications, any of which may harm our business.

If the market for our Industrial Generative AI solutions fails to develop or grow as we expect, or if businesses fail to adopt our Industrial Generative AI solutions, our business, operating results, and financial condition could be adversely affected.

It is difficult to predict customer adoption rates and demand for our Industrial Generative AI solutions, the entry of competitive software, platforms and services. A substantial majority of our revenue has come from sales of our subscription-based software and related services, which we expect to continue for the foreseeable future. We cannot be sure that the generative AI market will continue to grow or, even if it does grow, that businesses will adopt our Industrial Generative AI solutions. Our future success will depend in large part on our ability to create a market for Industrial Generative AI solutions. Our ability to create such a market depends on a number of factors, including the cost, performance, and perceived value associated with our Industrial Generative AI solutions, as well as enterprise customers’ willingness to adopt a bespoke approach to resolving industrial problems. Potential customers may have made significant investments in legacy analytics software systems and may be unwilling to invest in new platforms and applications, and may prefer to work with larger, more established companies that have entered the broader generative AI market. If the market fails to develop or grows more slowly than we currently expect, our business, operating results, and financial condition could be adversely affected.

Zapata’s business plan relies upon the adoption of its Industrial Generative AI solutions by enterprise customers.

Zapata’s primary targeted customers are large enterprises with intractable problems that require addressing at scale. The success of Zapata’s business plan, therefore, materially depends upon its ability to sell its Industrial Generative AI solutions to such large enterprise customers. Sales to such customers involve risks that are different from or greater than risks involved in selling to smaller customers. Such risks include difficulties associated with longer sales, product, evaluation, and implementation cycles; higher customer-tailored requests and greater bargaining power on the part of the customer; and more intense competition from vendors who have been providing other software and services for years to the customer and are embedded in the customer’s IT infrastructure. If Zapata is not able to overcome these risks and successfully establish a meaningful share of the enterprise market, then its business prospects and future profitability could suffer.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.

Our results of operations may fluctuate, in part, because of the complexity of customer problems that our Industrial Generative AI solutions address, the resource-intensive nature of our sales efforts, the length and variability of the sales cycle for our offerings, and the difficulty in making short-term adjustments to our operating expenses. The timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our subscriptions and related services can vary substantially from customer to customer and could extend over a number of years for some customers. Our sales efforts involve educating our customers about the use, technical capabilities, and benefits of our offerings. Customers often undertake a prolonged evaluation process. In addition, the size of potential customers may lead to longer sales cycles. We may also face unexpected deployment challenges with large organizations or more complicated deployment of our offerings. Large organizations may demand additional features, support services, and pricing concessions or require additional security management or control features. Some organizations may also require an on-premise solution rather than a cloud solution, which potentially requires additional implementation time and potentially a longer sales cycle. We may spend substantial time, effort and money on sales efforts to large organizations without any assurance that our efforts will produce any sales. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers.

Individual sales can be part of a long sales cycle, which impacts our ability to plan and manage cash flows and margins. These large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected. In addition, within each quarter, it is difficult to project which month a deal will close. Therefore, it is difficult to determine whether we are achieving our quarterly expectations and whether we will achieve annual expectations. Most of our expenses are relatively fixed or require time to adjust. Therefore, if expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis, and our margins and cash flows may differ from expectations.

If we fail to respond to rapid technological changes, extend our Industrial Generative AI solutions, or develop new features and functionality, our ability to remain competitive could be impaired.

The market for our Industrial Generative AI solutions is characterized by rapid technological change, particularly since generative AI is a new and evolving industry, including frequent new platform and application introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of software embodying new technologies can quickly make existing software obsolete and unmarketable. Generative AI, particularly incorporating quantum techniques, are inherently complex, and it can take a long time and require significant research and development expenditures to develop and test new or enhanced software. The success of any enhancements or improvements to our existing Industrial Generative AI solutions or any new applications depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance, particularly as we provide custom solutions for specific use cases.

Any failure of our Industrial Generative AI solutions to operate effectively with future infrastructure platforms and technologies could impact our ability to attain new customers. If we are unable to respond to these changes in a timely and cost-effective manner, our Industrial Generative AI solutions may become less marketable, less competitive, or obsolete, and our business may be adversely affected.

The introduction of new generative AI platforms and applications by competitors or the development of entirely new technologies to replace existing offerings could make our Industrial Generative AI solutions obsolete or adversely affect our business, results of operations, and financial condition. We may experience difficulties with software development, design, or marketing that could delay or prevent our development, introduction, or implementation of new Industrial Generative AI solutions, features, or capabilities, applying our existing Industrial Generative AI solutions to new use cases. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers brought against us, all of which could harm our business.

Zapata’s business could be negatively impacted by delays in development of its software platform.

Zapata has plans, including adequate staffing and other resources independent from the closing of the proposed Merger, that it believes will result in the development of and continued improvements to its software platform on a schedule that permits the execution of its business plan in a timely manner. Any delays in platform design and engineering work required to accomplish this could result in corresponding delays in the implementation of Zapata’s business plan in the market. Zapata is presently unaware of any outstanding design or engineering issues that cannot be resolved in the normal course, but the failure to complete necessary components of or improvements to its platform in a timely manner would have a serious negative impact on the company and might cause the company to fail.

The failure to attract and retain additional qualified personnel or to maintain our company culture could harm our business and prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executives, data scientists, engineers, software developers, sales personnel, and other key employees in our industry is intense. In particular, we compete with many other companies for employees with high levels of expertise in generative AI, quantum science, and enterprise software, as well as sales and operations professionals. At times, we have experienced, and we may continue to experience, difficulty in hiring personnel who meet the demands of our selection process and with appropriate qualifications, experience, or expertise, and we may not be able to fill positions as quickly as desired, particularly in light of our previous reductions in force. As we expect to be a publicly-traded company following the Merger, potential candidates may not perceive our compensation package, including our equity awards, as favorably as employees hired prior to the Merger. In addition, our recruiting personnel, methodology, and approach may need to be altered to address a changing candidate pool and profile. We may not be able to identify or implement such changes in a timely manner.

Many of the companies with which we compete for experienced personnel have greater resources than we have, and some of these companies may offer more attractive compensation packages. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is unattractive, it may adversely affect our ability to recruit and retain highly skilled employees. Job candidates may also be threatened with legal action under agreements with their existing employers if we attempt to hire them, which could impact hiring and result in a diversion of our time and resources. Additionally, laws and regulations, such as restrictive immigration laws, or export control laws, may limit our ability to recruit internationally. We must also continue to retain and motivate existing employees through our compensation practices, company culture, and career development opportunities.

Companies with greater resources than Zapata have in the past recruited or attempted to recruit our employees. If we cannot retain these employees, it may adversely affect our ability to deliver on our Industrial Generative AI solutions. Furthermore, third-party offers to our employees of greater compensation have in the past forced and may in the future force Zapata to offer significant additional compensation, which may adversely impact Zapata’s financial performance. Additionally, continued high inflation, without regard to competition, may also require Zapata to increase compensation and failure to do so might impact our employee retention. Such increases would also adversely impact Zapata’s financial performance.

We believe that a critical component to our success and our ability to retain our best people is our culture. As we continue to grow and develop a public company infrastructure, we may find it difficult to maintain our company culture. If we fail to attract new personnel or to retain our current personnel, our business would be harmed.

Any failure to offer high-quality support services for our customers may harm our relationships with our customers and, consequently, our business.

Once our Industrial Generative AI solutions are deployed, our customers depend on our services teams to resolve technical and operational issues relating to our Industrial Generative AI solutions. Our ability to provide effective support is largely dependent on our ability to attract, train, and retain qualified personnel with experience in interfacing with customers. If the number of our customers grows, this will put additional pressure on our customer services teams. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support. We also may be unable to modify the future, scope, and delivery of our support to compete with changes in the services provided by our competitors. Increased customer demand for support services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, if we experience increased customer demand for support, we may face increased costs that may harm our results of operations. If our customer base expands, we will need to hire additional support staff to deliver and support our Industrial Generative AI solutions, and our business may be harmed. Our ability to attract new customers is highly dependent on our business reputation and on our ability to deliver value to our customers. Any failure to deliver value, or a perception that we do not deliver value for our customers, would harm our business.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

While our primary revenue model is based on multi-year engagements with enterprise customers, we selectively pursue U.S. government contracts as a complementary revenue source. This includes our existing work with the Defense Advanced Research Projects Agency (“DARPA”), a part of the United States Department of Defense, which has selected Zapata AI, alongside several other enterprise, academic, and technology partners, to quantify the long-term utility of quantum computers. We may also target highly regulated organizations. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector. Government demand and payment for our Industrial Generative AI solutions may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our Industrial Generative AI solutions.

Further, governmental and highly regulated entities may demand contract terms that differ from our standard arrangements and may be less favorable than terms agreed with private sector customers.

Contracts with governmental entities may also include preferential pricing terms, including, but not limited to, “most favored customer” pricing. In the event that we are successful in being awarded a government contract, such award may be subject to appeals, disputes, or litigation, including but not limited to bid protests by unsuccessful bidders.

As a government contractor or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government would adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception and growth prospects.

Governmental and highly regulated entities may have statutory, contractual, or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition, and results of operations. All these factors can add further risk to business conducted with these customers. If sales expected from a government entity or highly regulated organization for a particular quarter are not realized in that quarter or at all, our business, financial condition, results of operations, and growth prospects could be materially and adversely affected.

Zapata’s success could be materially affected by problems with or defects in the Orquestra platform or our other software offerings.

In addition to issues commonly facing all providers of commercial software, the development of our Industrial Generative AI solutions involves converting novel, complex scientific algorithms into software code. We may experience unintended design and/or implementation defects or other quality issues in our software code. We may also experience defects in the products and services of third parties on which we rely to provide our products and services, including third-party cloud providers. Problems can be caused by a variety of factors, including premature or failed introduction of new products, vulnerabilities or defects in proprietary and open source software, human error or misconduct, design limitations, or denial of service or other security-related incidents. We do not have a contractual right with our public cloud providers that will compensate Zapata for any losses due to availability interruptions in the public cloud.

Any defects in the Orquestra platform or other software offerings, whether caused by defective design, defective coding, or defects introduced through third-party components; any disruptions in our ability to provide our Industrial Generative AI solutions, including by means of public cloud; and/or any other quality issues with our Industrial Generative AI solutions could affect our business reputation and brand, could cause us to spend material amounts to address the defects, could cause material delays in the execution of our business plan, and could have a material adverse effect on our business opportunities, revenue, and future profitability.

The pursuit of inorganic growth opportunities could result in harm to our business.

We may pursue growth opportunities by acquiring complementary businesses or other assets for strategic purposes, such as companies with expertise in software development, data management such as Extract Transform, Load (ETL), AI, natural language understanding (NLU), or market verticals in which we are interested; companies with an IP portfolio that could compliment ours; companies with customer lists that could shorten the sales cycle to significant customers. The pursuit of such strategic opportunities could be both expensive and distracting, could have a significant impact on the company’s capital structure, and even if the transaction is completed as desired the results may not be as predicted.

There can be no assurance that the pursuit of such opportunities will succeed and, if they fail, they could have a material adverse effect on Zapata’s business and future profitability.

Risks Related to Competition

Competitors may develop products and technologies that are superior to Zapata’s Industrial Generative AI solutions.

Our business plan is based on the belief that the value of our Industrial Generative AI solutions will be enhanced by delivering, in a single unified software platform, the ability to: allow deployment in any desired environment; permit the development or implementation of applications and services that are capable of all data handling tasks, including processing input data in a manner calculated to maximize the ultimate Industrial Generative AI solution. Presently, we are unaware of any competing product either on the market or announced as being under development that we believe reasonably could be deemed to provide all of these features in a unified platform. However, products and services addressing enterprise level computational problems are presently being supplied by large, well-established companies in the areas of data management and AI, such as DataRobot, Inc., Dataiku Inc., Databricks, Inc., Domino Data Lab, Inc., Palantir Technologies Inc. and C3.ai, Inc. These companies, by using existing talent or hiring Ph.D.-level experts in mathematics, computer science, physics, and related fields, could develop software that utilizes similar or better mathematical techniques as to what Zapata has found to date, and develop and offer these to the market as competitive libraries, services, and applications. Large-scale public cloud providers, such as Google, Inc., Microsoft, Inc. and Amazon Web Services, Inc. have all-in-one machine learning solutions. It is possible, if not likely, that, if they have not already begun, these existing companies will seek to build advanced algorithm expertise and integrate quantum techniques running on currently available classical hardware into their existing platforms and leverage their existing customer relationships to press adoption of these solutions, which could create a direct competition to our software platform.

Many of our existing and potential competitors have, or could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories, and larger customer bases;

•	larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products and services;

•	existing, broader, deeper, or otherwise more established relationships with sales partners and customers;

•	wider geographic presence or greater access to larger customer bases;

•	greater focus in specific geographies or industries;

•	lower labor and research and development costs;

•	larger and more mature intellectual property portfolios; and

•	substantially greater financial, technical, and other resources to provide support, make acquisitions, hire talent, and develop and introduce new products and services.

There can be no guarantee that a competitor will not develop a product superior to ours or one that is perceived by the market to be superior. Nor can there be any guarantee that a combination of products will not be able to provide solutions that are superior, or are perceived to be superior, to our Industrial Generative AI solutions. The introduction of such a product or combination of products could have a material adverse effect on our business, profitability, and financial condition.

The generative AI industry is highly competitive and Zapata may not be successful in establishing itself as a viable competitor without regard to the value of our Industrial Generative AI solutions.

Generative AI is an industry with great promise that has attracted global interest and participation. In addition, the recent rapid rise of the generative AI industry has given rise to less-established public and private companies, including new startups, which may compete, in whole or in part, with Zapata’s products and services. This competition in the market for generative AI is already great and is expected to intensify over time.

To compete successfully in this market, Zapata must develop its products and technologies in a timely manner, effectively market these products against multiple competitors, and support these products at levels expected by enterprise customers. Delays in the introduction of new products may cause our existing or potential customers to adopt our competitors’ products, making it difficult or impossible for our products later to displace the competitive products without regard to the relative value of the respective products.

There can be no assurance that we can timely deliver products that will result in Zapata having a material share of this market, even if our products are superior. The inability of Zapata to establish a position and market share in this highly competitive industry will adversely affect our future prospects and may cause the company to fail.

Our business plan depends, in part, on access to public clouds through major cloud providers and there is no guarantee that access will be available on reasonable terms.

Zapata’s Industrial Generative AI solutions will permit deployment of our software in various scenarios, including on the premises of a customer, hybrid clouds controlled by the customer, or a public cloud controlled by Zapata. Although not necessary in all customer engagements, an important aspect of business plan is to make our Industrial Generative AI solutions available via a public cloud controlled by Zapata. To accomplish this, we are required to negotiate cloud access with one or more cloud providers. The two largest public cloud providers, Amazon Web Services (“AWS”) and Microsoft Azure (“Azure”), are both engaged in their own initiatives that could compete with Zapata’s Industrial Generative AI solutions in whole or in part. There is a risk that a cloud provider important to our business plan could use control of their public cloud to deny or place Zapata at a competitive disadvantage by various means, including embedding innovations or privileged interoperating capabilities in products competing with ours, bundling competing products, requiring unfavorable pricing, including terms or conditions or regulatory requirements that make our Industrial Generative AI solutions uncompetitive, or leveraging their existing relationships with our customers to pressure customers to use their products rather than ours.

There can be no guarantee that we will be able to deploy our Industrial Generative AI solutions on public clouds controlled by competitors. The failure to be able to access public clouds, or the imposition of restrictive terms as a condition to such access, limit the adoption and use of our Industrial Generative AI solutions by customers, increase our operating expenses, damage our brand, and/or place us at a disadvantage when competing for customer accounts. Any of these could have a material adverse effect on Zapata’s business operations, market share, and profitability.

Our business plan depends, in part, on access to GPU and other specialized hardware either directly through the purchase of computing hardware and installation in data centers, or through third party providers. There is no guarantee that access through either path will be available on reasonable terms, or at all.

Many of the techniques developed by Zapata would require the use of specialized hardware to execute an algorithm in a time or cost efficient manner as required by the constraints of an application. Access to this hardware can be obtained through the purchase of this hardware and installation in a data center, or through a third party infrastructure service provider. Hardware could be purchased from providers such as NVIDIA, Intel, AMD, DWave, or Fujitsu. Supply chain problems, chip shortages, or geopolitical conditions beyond our control could all impact our ability to access this hardware, either directly or through a third party provider. Additionally, getting space in an existing facility and maintaining the hardware would require additional expertise that would need to be either hired or contracted by Zapata, and identifying and hiring such experts could be costly and time-consuming. We could also face difficulties securing terms to host this hardware on reasonable terms, or at all.

Alternatively, instead of competing to purchase hardware directly, we could rent time on that hardware from infrastructure service providers. In this case, we would rely on third party providers to provide cloud-based network access to these on an hourly, annual, or other basis. However, there can be no assurance that these third party provides could obtain access to hardware on reasonable terms, or at all.

Additionally, external factors, including the coronavirus pandemic, have caused a chip shortage, making it difficult for third party suppliers, such as NVIDIA and AMD, to keep up with demand. Consequently, we may have difficulty obtaining access to GPUs at reasonable prices, or at all.

Risks Related to Intellectual Property

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist relating to generative AI, algorithms and software, differential equations and optimization, and hardware optimization. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

There is no guarantee that Zapata’s IP will provide the desired competitive advantage.

We seek to provide ourselves with a competitive advantage by making key elements of our Industrial Generative AI solutions proprietary, through one of two means. First, we pursue patent protection for some inventions that we believe qualify for protection under the patent laws. In cases in which patent protection is sought, the details of the invention eventually will be made public in the normal course, usually within eighteen months of filing. As to these inventions, competitors will eventually know the details of and can use the inventions to compete with us, unless a patent is granted prohibiting such use and we can learn of violations and effectively enforce our patent rights in light of the costs and complexities involved in such enforcement litigation. Second, some elements of our Industrial Generative AI solutions we seek to protect as trade secrets. As to our trade secrets, competitors will not be able to know our techniques provided the trade secrets are not improperly disclosed, but if a competitor independently develops the same technique and files for and is granted patent protection we could find ourselves prohibited by the patent laws from practicing our trade secret technology.

There is no assurance that our pending or future patent applications will be granted and provide us patent protection as to the claims in those applications. Moreover, we cannot guarantee that our patent rights will not be violated by competitors, that we will be able to detect such violations, or that if violations are detected we will be in a position effectively to enforce our patent rights. Nor can we guarantee that our trade secrets will remain secret and not be disclosed to competitors either inadvertently or through violation of contractual secrecy agreements, or that our trade secrets are not independently developed by competitors. The failure of our IP strategy to protect key elements of our Industrial Generative AI solutions could materially reduce any competitive advantage we might otherwise have and have a corresponding adverse effect on our market share and/or profitability.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and its ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in its defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant solution revenue, and therefore, our patent portfolio may provide little or no deterrence as it would not be able to assert its patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of its products, services or technologies or cease business activities related to such intellectual property. Although the company carries general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on its business, financial condition or results of operations. Any intellectual property litigation to which we might become a party, or for which it is required to provide indemnification, regardless of the merit of the claim or its defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify organizations using our services or platform or third-party service providers.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources.

Our use of third-party open source software could negatively affect our ability to offer and sell subscriptions to our Industrial Generative AI solutions and subject us to possible litigation.

A portion of the technologies we use incorporates third-party open source software, and we may incorporate third-party open source software in our solutions in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and requesting compliance with the open source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source software licenses require end users who use, distribute or make available across a network software and services that include open source software to offer aspects of the technology that incorporates the open source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon, incorporating or using the open source software and/or to license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open source licenses, we could be required to incur significant legal expenses defending against those allegations and could be subject to significant damages, enjoined from offering or selling our solutions that contained the open source software, and required to comply with the foregoing conditions, and we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.

In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our Industrial Generative AI solutions. Any of the foregoing could harm our business and could help our competitors develop platforms and applications that are similar to or better than ours.

In addition, companies that currently sponsor and maintain open source software may choose to change the terms of their open source software licenses. These license changes could cause us to lose access to upgrades for commercial use that are currently available to us or otherwise restrict the way Zapata is currently using them. These changes could mean that Zapata must invest engineering resources to maintain that library itself, move to a different underlying software library, or engineer a replacement in order to keep the same feature set in its offerings.

Because of the characteristics of open source software, there may be fewer technology barriers to entry by new competitors and it may be relatively easy for new and existing competitors with greater resources than we have to compete with us.

One of the characteristics of open source software is that the governing license terms generally allow liberal modifications of the code and distribution thereof to a wide group of companies and/or individuals. As a result, others could easily develop new platforms and applications based upon those open source programs that compete with existing open source software that we support and incorporate into our Industrial Generative AI solutions. Such competition with use of the open source projects that we utilize can materialize without the same degree of overhead and lead time required by us, particularly if the customers do not value the differentiation of our proprietary components. It is possible for new and existing competitors with greater resources than ours to develop their own open source software or hybrid proprietary and open source software offerings, potentially reducing the demand for, and putting price pressure on, our Industrial Generative AI solutions. In addition, some competitors make open source software available for free download and use or may position competing open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business.

If open source software programmers, many of whom we do not employ, or our own internal programmers do not continue to develop and enhance open source technologies, we may be unable to develop new technologies, adequately enhance our existing technologies or meet customer requirements for innovation, quality and price.

We rely to a significant degree on a number of open source software programmers, or committers and contributors, to develop and enhance components of our Industrial Generative AI solutions. Additionally, members of the corresponding Apache Software Foundation Project Management Committees (“PMCs”), many of whom are not employed by us, are primarily responsible for the oversight and evolution of the codebases of important components of the open source data management ecosystem. If the open source data management committees and contributors fail to adequately further develop and enhance open source technologies, or if the PMCs fail to oversee and guide the evolution of open source data management technologies in the manner that we believe is appropriate to maximize the market potential of our solutions, then we would have to rely on other parties, or we would need to expend additional resources, to develop and enhance our Industrial Generative AI solutions. We also must devote adequate resources to our own internal programmers to support their continued development and enhancement of open source technologies, and if we do not do so, we may have to turn to third parties or experience delays in developing or enhancing open source technologies. We cannot predict whether further developments and enhancements to these technologies would be available from reliable alternative sources. In either event, we may incur additional development expenses and experience delays in technology release and upgrade. Delays in developing, completing, or delivering new or enhanced components to our Industrial Generative AI solutions could cause our offerings to be less competitive, impair customer acceptance of our solutions, and result in delayed or reduced revenue for our solutions.

Risks Related to Government Regulation and Litigation

Laws and regulations governing data use, privacy, and security could burden our business.

Our business has remote employees and subsidiary offices located in different countries worldwide. We also serve customers located around the world. We are subject to all applicable laws regulating data use, privacy and security, whether U.S. federal, state, or local, or internationally, including the General Data Protection Regulation (“GDPR”) of the European Union. These laws are complex and can change in material ways. Compliance with these laws is time-consuming and expensive. A failure, or even the perceived failure, to comply with these laws could provoke regulatory investigation requiring a legal response and lead to action that could require a major overhaul of our data systems.

There can be no assurance that we will budget sufficient resources to ensure compliance with data use, privacy, and security laws and regulations, or that we will be successful in our efforts to comply. A failure on our part to accomplish either of these goals could harm our future financial condition and results of operations.

Compliance with data use, privacy, and security laws will be an inherent feature in our product design and a change in those laws could negatively affect the value of our Industrial Generative AI solutions.

We seek to provide generative AI solutions, as well as quantum inspired and quantum information processing enhanced AI solutions to large enterprise users located anywhere in the world. We anticipate that the data required to be processed by such solutions can be located in different jurisdictions, subject to different and changing data laws. We also anticipate that our future enterprise customers may have their own policies with respect to the manner in which the data they maintain can be handled, stored, and used. Our Industrial Generative AI solutions are and will continue to be designed to permit compliance with any applicable data laws or internal IT policy of enterprise customers.

There can be no assurance, however, that our software product design is adequate to permit the deployment of our Industrial Generative AI solutions in compliance with existing data laws or customer policies or that these laws and/or policies will not change in the future in a way that makes deployment of our solutions impossible or more costly. A failure on our part to design and re-design our software platform to permit compliance with applicable data laws and customer policies could limit our sales, harming our growth and profitability, or in the worst case create substantial contract liability to a customer for causing a breach of applicable data laws with respect to the customer’s data.

We are potentially subject to governmental export and import control laws that could negatively impact our business.

As are all U.S.-based businesses, Zapata is subject to various U.S. laws prohibiting the export of certain goods and services and imposing certain trade sanctions. Presently, quantum software including quantum inspired techniques and AI software are not generally subject to the U.S. export control regime but could be subject to those controls depending on the specific application the software would be used to address. Moreover, the list of goods and services subject to the U.S. export control regime is expected to change and grow in the future to include additional items relating to quantum computing. These laws might limit our ability to sell our Industrial Generative AI solutions to customers.

In addition, under the “deemed export” rules, to the extent the export control laws prohibit a sale of certain technology to non-U.S. customers the laws also prohibit disclosure of that technology to non-U.S. persons. Our workforce is global and includes non-U.S. employees. A prohibition on disclosure of certain of our technology to such employees could be disruptive to our business and cause delays and additional expense in developing, selling, and supporting our Industrial Generative AI solutions.

There can be no assurance that our efforts to comply with current and future export control laws will be successful and the failure to do so could result in significant expense associated with governmental investigation and/or enforcement action. There also can be no assurance that the export control laws or changes to those laws will not limit our ability to sell our Industrial Generative AI solutions or affect our internal operations in a way that causes a material adverse impact on our financial condition or profitability.

Zapata is subject to U.S. and foreign anti-corruption, anti-bribery, and similar laws, the violation of which can lead to substantial harm to our business.

Zapata is subject to various anti-corruption and anti-bribery laws in the U.S., including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.S. domestic bribery laws, the U.K. Bribery Act, and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Such laws prohibit companies, their employees, and their third-party agents and representatives from authorizing, promising, offering, soliciting, or accepting, directly or indirectly, improper payments or benefits to or form any person whether in the public or private sector. Awareness of and compliance with these laws is of particular concern to Zapata, because we are and intend in the future to be doing business with both U.S. and foreign entities, some of which are affiliates of the U.S. or foreign governments. In addition, our business is likely to require us to seek governmental approvals from time to time. Detecting, investigating, and resolving any actual or alleged violations of these laws can be expensive and time-consuming.

There can be no assurance that our efforts to comply with these laws will be successful and a failure to comply, whether such failure results from the actions of our own employees or a third-party representing us, could result in costly internal or outside investigations, whistleblower complaints, governmental investigations and enforcement actions, substantial financial settlements, fines or other criminal penalties, injunctions or other bans limiting our ability to do business, reputational harm, and other collateral consequences, any of which could have a material adverse effect on our profitability and the value of New Company Common Stock.

We have customers and sales teams outside the United States, where we may be subject to increased business and economic risks that could harm our business.

We have customers in two countries. We also have several active business development activities in countries outside of North America, including Asia (e.g., Japan and Singapore) and Europe (e.g., the United Kingdom, Spain and Denmark). We expect to continue to expand our international marketing efforts. Any new markets or countries into which we attempt to sell our Industrial Generative AI solutions may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government- and industry-specific requirements. In addition, our ability to manage our business and conduct our operations internationally in the future may require considerable management attention and resources and is subject to the particular challenges of supporting an early-stage company with limited resources in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems, and commercial markets. Future international expansion will require investment of significant funds and other resources. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

•	recruiting and retaining talented and capable employees outside the United States and maintaining our company culture across all of our offices;

•	potentially different pricing environments, longer sales cycles, and longer accounts receivable payment cycles and collections issues;

•

compliance with applicable international laws and regulations, including laws and regulations with respect to privacy, data protection, and consumer protection, and the risk of penalties to us and individual members of management or employees if our practices are deemed to be out of compliance;

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operating in jurisdictions that do not protect intellectual property rights to the same extent as does the United States and the practical enforcement of such intellectual property rights outside of the United States;

•	securing our locally operated systems and our data and the data of our customers and partners accessible from such jurisdictions;

•

compliance by us and our business partners with anti-corruption laws, import and export control laws, tariffs, trade barriers, economic sanctions, anti-money laundering laws and other regulatory limitations on our ability to provide our Industrial Generative AI solutions in certain international markets;

•

foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside the United States;

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political and economic instability, including military actions affecting Russia, Ukraine and/or surrounding regions, changes in political conditions in China and changes in the state of China-U.S. relations, including any tensions relating to potential military conflict between China and Taiwan;

•	changes in diplomatic and trade relationships, including the imposition of new trade restrictions, trade protection measures, import or export requirements, trade embargoes, and other trade barriers;

•	generally longer payment cycles and greater difficulty in collecting accounts receivable;

•

double taxation of our international earnings and potentially adverse tax consequences due to changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and

•	higher costs of doing business internationally, including increased accounting, travel, infrastructure, and legal compliance costs.

Compliance with laws and regulations applicable to our global operations substantially increases our cost of doing business in international jurisdictions. We may be unable to keep current with changes in laws and regulations as they occur. Although we have implemented policies and procedures designed to support compliance with these laws and regulations, there can be no assurance that we will always maintain compliance or that all of our employees, contractors, partners, and agents will comply. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, injunctions, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of our global operations successfully, we may need to relocate or cease operations in certain foreign jurisdictions.

Zapata is exposed to risks associated with litigation, investigations, and regulatory proceedings.

We may in the future face legal, administrative, regulatory, and/or criminal proceedings that are based on a variety of individual or governmental complaints against us, including by way of example: shareholder direct or derivative actions alleging violations of the securities laws by the company or breach of fiduciary duty by our directors; challenges to our IP brought by competitors; breach of contract claims asserted by customers; employee lawsuits asserting violation of various employment or whistleblower laws; or governmental actions based on alleged violations of securities, tax, anti-trust, export control, data privacy, or other applicable laws. Litigation and regulatory proceedings are inherently uncertain, but in nearly every instance are time-consuming, expensive, and cause reputational damage. The potential outcomes can include substantial monetary awards, limitations on our ability to do business, or criminal liability on the part of the company and/or some of its officers, directors, or employees. In some instances, it may not be possible to obtain insurance against specific risks. Even when insurance is available, we may not have purchased such insurance either by oversight or by a conscious decision that the cost of the insurance did not justify its purchase. We also cannot guarantee that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

In addition, we may conclude in the future to bring a legal action against a customer or competitor, for example to recover damages caused to Zapata. Such litigation can be lengthy, time-consuming, and expensive and the outcome is uncertain. Because of these considerations, such litigation is often settled for an amount materially less than the actual damage caused.

There can be no assurance that we will not be subject of litigation, investigations, and/or regulatory proceedings which, whether singly or cumulatively, will have a material adverse effect on our financial condition or ability to do business. Nor can there be any assurance that we will prevail in any litigation brought by us or even if we do prevail that an award or settlement will timely or adequately compensate us for the losses the litigation sought to recover.

Risks Outside Our Specific Business

Our business relies on computer systems which are vulnerable to attack and/or failure.

As is the case with nearly every business, we rely on computers and computer networks, both public and private, to perform most of the actions required for us to do business, including internal and external communications, development of our software and IP, storage of our business and financial records, and deployment of our Industrial Generative AI solutions. Such computer systems are inherently susceptible to unintentional failures as well as various forms of cyber-attack, including denial of service attacks, ransomware attacks, email hacking and phishing, computer malware and viruses, and social engineering attacks. Zapata, like other companies, may also be the subject of unauthorized access resulting from employee misconduct. These risks are potentially greater for us because the nature of our business provides an additional incentive for bad actors, including foreign nation states and domestic and foreign businesses, to attack our systems for the purpose of gaining information about generative AI, quantum computing and quantum algorithms, the development of which currently is a priority for many businesses and countries.

Our Orquestra platform is built to be accessed through third-party public cloud providers such as AWS and Azure. These providers may also experience breaches and attacks to their products which may impact our systems. Data security breaches may also result from non-technical means, such as actions by an employee with access to our systems. While we and our third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of sensitive or confidential information.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information, or our technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our platform or other software. Any actual or potential security breach of our software, our operational systems, our physical facilities, or the systems or facilities of our vendors, or the perception that one has occurred, could result in adverse consequences, such as litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business. Even though we do not control the security measures of third parties, we may be perceived or asserted to be responsible for any breach of such measures or suffer reputational harm even where we do not have recourse to the third party that caused the breach. In addition, any failure by our vendors to comply with applicable law or regulations could result in proceedings against us by governmental entities or others, with further financial, operational, and reputational damage.

The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, negative publicity, and other harm to our business and our competitive position. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business. In addition, laws, regulations, government guidance, and industry standards and practices in the United States and elsewhere are rapidly evolving to combat these threats. We may face increased compliance burdens regarding such requirements from regulators and customers regarding our products and services and also incur additional costs for oversight and monitoring of security risks relating to our own services. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach involving customer or partner data on our systems. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures, and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach may cause us to breach customer contracts.

If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information; litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our software, systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our software capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity or availability of our data or the data of our partners or our customers was disrupted, we could incur significant liability, or our software, systems, or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

We may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. Depending on the facts and circumstances of such an incident, the damages, penalties and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss. Our risks are likely to increase as we grow our customer base, and store, transmit, and otherwise process increasingly large amounts of proprietary and sensitive data. There can be no assurance that we can successfully prevent such occurrences, which could damage our reputation and/or result in the theft our important IP, either of which could damage our business prospects and future profitability.

Widespread damage to the global economy would likely adversely affect our business.

The global economy as a whole is susceptible to conditions unrelated to Zapata or the computing industry, including pandemics such as COVID-19, economic recession or depression, international trade wars, the imposition of tariffs on our products, political unrest, natural catastrophes, climate change, terrorism, wars between nation states, or other matters that could have a general widespread negative impact on global commerce. Any such condition could affect our business in one or more of a variety of ways, including reducing or eliminating the availability of capital at a time Zapata requires such capital, denying us the ability to sell our Industrial Generative AI solutions in certain countries around the world, restricting our ability to hire qualified employees needed to effectuate our business plan, causing customers to reduce or eliminate their expenditures on generative AI computing or quantum techniques enhanced software, and/or preventing our customers from paying amounts owed to us.

Damage to the global economy could materially harm our business and if we are unable to persevere through such adverse conditions could cause Zapata to fail.

Risks Relating to the Merger and Ownership of the New Company Common Stock

An active trading market for the New Company Common Stock may never develop or be sustained, which may cause shares of the New Company Common Stock to trade at a discount to the price implied by the Merger and make it difficult to sell shares of New Company Common Stock.

We expect to list the New Company Common Stock on the NYSE under the symbol “ZPTA.” However, we cannot assure you that an active trading market for the New Company Common Stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for the New Company Common Stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of the New Company Common Stock when desired or the prices that you may obtain for your shares.

The market price of the New Company Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

The trading price of the New Company Common Stock following the Merger is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in the New Company Common Stock. Factors that could cause fluctuations in the trading price of the New Company Common Stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology industry stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of the New Company Common Stock by stockholders or by us;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	announcements by us or our competitors of new offerings;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, services or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management;

•	economic instability in the global financial markets and slow or negative growth of our markets; and

•	other factors described in this “Risk Factors” section.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

As a former shell company, the Surviving Company will face certain disadvantages relative to companies that pursue a traditional initial public offering, including ineligibility for certain forms and rules for extended periods.

The SPAC is a special purpose acquisition company, a form of shell company under the rules of the SEC. Shell companies are more highly regulated than non-shell operating companies and face significant additional restrictions on their activities under federal securities laws. As a result of the Merger, the Surviving Company will cease to be a shell company. However, companies that were formerly shell companies continue to face disadvantages under SEC rules, including (a) the inability to use Form S-3 until at least one year after the filing of information equivalent to that required by Form 10 after ceasing to be a shell company, (b) the inability to qualify as a “well-known seasoned issuer” and file automatically effective registration statements for three years after ceasing to be a shell company, (c) the inability to “incorporate by reference” information in certain registration statements filed under the Securities Act for a period of three years after ceasing to be a shell company, (d) the inability to use most free writing prospectuses until at least three years after a qualifying business combination, (e) the inability to use Form S-8 to register shares issuable in connection with certain compensatory plans and arrangements until 60 days after the filing of information equivalent to that required by Form 10, (f) the inability of stockholders to rely on Rule 144 for resales of securities until at least one year after the filing of information equivalent to that required by Form 10 and the provision of current public information, and (g) exclusion from certain safe harbors for offering-related communications under the Securities Act for three years after ceasing to be a shell company, including for research reports and certain communications in connection with business combinations. For more information about Rule 144 and its potential impact on the Surviving Company stockholders, please see the section titled “Securities Act Restrictions on Resale of Common Stock” in this proxy statement/prospectus. We expect that these disadvantages will make it more challenging and expensive, and create greater risks and delays, for both the Surviving Company and its stockholders to offer securities. These challenges may make our securities less attractive than those of companies that are not former shell companies and may raise our relative cost of capital.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of the New Company Common Stock, the market price and trading volume of the New Company Common Stock could decline.

The trading market for the New Company Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no, or few, analysts commence coverage of us, the trading price of the New Company Common Stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of the New Company Common Stock, the price of the New Company Common Stock could decline. If one or more of these analysts cease to cover the New Company Common Stock, we could lose visibility in the market for the New Company Common Stock, which in turn could cause our stock price to decline.

Reports published by analysts, including projections in those reports that differ from the Surviving Company’s actual results, could adversely affect the price and trading volume of the New Company Common Stock

Securities research analysts may establish and publish their own periodic projections for the Surviving Company following consummation of the Merger. These projections may vary widely and may not accurately predict the results we actually achieve. The share price of the New Company Common Stock may decline if the Surviving Company’s actual results do not match the projections of these securities research analysts. If any of the analysts who may cover the Surviving Company issue an adverse or misleading opinion regarding the Surviving Company, its business model, its intellectual property or its stock performance, change their recommendation regarding shares of the New Company Common Stock adversely or provide more favorable relative recommendations about the Surviving Company’s competitors, the price of shares of the New Company Common Stock would likely decline. If one or more of these analysts ceases coverage of the Surviving Company or fails to publish reports on it regularly, the share price or trading volume of the New Company Common Stock could decline. While the Surviving Company expects research analyst coverage following consummation of the Merger, if no analysts commence coverage of the Surviving Company, the market price and volume for the New Company Common Stock could be adversely affected.

The Surviving Company will incur significant increased costs as a result of the Merger and as a result of being a public company, and its management will be required to devote substantial time to new compliance initiatives.

The Surviving Company will incur significant transaction costs in connection with the Merger. The Surviving Company and the SPAC have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Merger, with the Surviving Company operating as a public company immediately following the consummation of the Merger. The Surviving Company may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement (including the Merger), including all legal, financial advisor, accounting, consulting, banking and other fees, expenses and costs, will be paid by us at the closing of the Merger.

As a public company, the Surviving Company will incur significant legal, accounting and other expenses that Zapata did not incur as a private company. These expenses may increase even more after it is no longer an “emerging growth company.” The Surviving Company’s management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, the Surviving Company will need to implement additional internal controls, both generally and to address the material weaknesses discussed in “Risks Related to Zapata’s Financial Condition and Status as an Early Stage Company,” and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy. As a public company, the Surviving Company will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with the Surviving Company’s obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC and NYSE, have increased legal and financial compliance costs and will make some compliance activities more time-consuming. For example, NYSE imposes requirements to obtain stockholder approval for the issuance of equity securities in a variety of circumstances, and this requirement can limit the financing alternatives available to the Surviving Company and thereby increase the cost of capital, which could reduce shareholder returns. The Surviving Company intends to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from the Surviving Company’s other business activities. If the Surviving Company’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against the Surviving Company, and it could be subject to the delisting of the New Company Common Stock, fines, sanctions and other regulatory action, which may be harmful to its business. In the future, it may be more expensive or more difficult for the Surviving Company to obtain director and officer liability insurance, and the Surviving Company may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for the Surviving Company to attract and retain qualified members of its board of directors, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

There can be no assurance that the New Company Common Stock will be approved for listing on NYSE or that the Surviving Company will be able to comply with the continued listing standards of NYSE.

In connection with the closing of the Merger, we intend to list the New Company Common Stock on NYSE under the symbol “ZPTA”. The Surviving Company’s continued eligibility for listing may depend on the number of shares of SPAC Class A Common Stock that are redeemed, the number of round lot holders and the number of market makers. If, after the Merger, NYSE delists the New Company Common Stock from trading on its exchange for failure to meet the listing standards, the Surviving Company and its stockholders could face significant material adverse consequences, including:

•	reduced liquidity;

•	a limited availability of market quotations for New Company Common Stock;

•

a potential determination that New Company Common Stock is a “penny stock,” which will require brokers trading in New Company Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Company Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Some members of our management team have limited experience in operating a public company.

The executive officers of the Surviving Company have limited experience in the management of a publicly traded company. Zapata’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage as they will likely need to devote an increasing amount of their time to these activities, resulting in less time being devoted to the management and growth of the Surviving Company. The Surviving Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies.

A significant portion of the total outstanding shares of the Surviving Company are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the New Company Common Stock to drop significantly, even if the Surviving Company’s business is doing well.

Sales of a substantial number of shares of New Company Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Company Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Surviving Company to sell equity securities in the future at a time and at a price that the Surviving Company deems appropriate.

It is anticipated that, upon completion of the Merger, (i) the Zapata stockholders will own, in respect of their existing Zapata shares, approximately 55.5% of the outstanding shares of New Company Common Stock, (ii) the SPAC’s existing holders of Public Shares prior to the closing (not including founder shares) will own approximately 24.5% of such outstanding shares, (iii) the SPAC Initial Shareholders will own approximately 17.9% of such outstanding shares and (iv) the holders of Senior Notes subject to the Exchange Agreements will own approximately 2.1% of such outstanding shares. These percentages assume the issuance of a total of $5,625,000 in Senior Notes, which reflects the total amount of Senior Notes outstanding as of the date hereof, but which may be increased to up to $20.0 million prior to the Closing. These percentages also assume none of the Public Shares are redeemed in connection with the Merger. If 50% of Public Shares, or 3,947,400 Public Shares, are redeemed in connection with the Merger, these percentages would be approximately 63.3%, 14.0%, 20.4%

and 2.3%, respectively. If 100% of Public Shares, or 7,894,801 Public Shares, are redeemed in connection with the Merger, these percentages would be approximately 78.2%, 0.0%, 18.9% and 2.9%, respectively. These percentages assume that 17,890,564 shares of New Company Common Stock will be issued to the holders of shares of Zapata Capital Stock in respect of their existing Zapata Capital Stock at Closing, which would be the number of shares issued to these holders if Closing were to occur on June 30, 2023. The number of shares issued to the holders of Zapata Capital Stock at Closing will fluctuate based on the number of shares underlying Zapata Options, whether vested or unvested, outstanding at Closing. Zapata Options (whether vested or unvested) are taken into account for purposes of allocating the approximately 20.0 million shares of New Company Common Stock among holders of Zapata Capital Stock and Zapata Options. In addition, these percentages do not take into account any shares underlying vested and unvested options that will be held by equityholders of the Surviving Company immediately following the Closing. Based on these assumptions, there would be approximately 32,197,129 shares of New Company Common Stock outstanding immediately following the consummation of the Merger if none of the Public Shares are redeemed in connection with the Merger, 28,249,729 shares of New Company Common Stock outstanding immediately following the consummation of the Merger if 50% of the Public Shares are redeemed in connection with the Merger and approximately 22,878,828 shares of New Company Common Stock outstanding immediately following the consummation of the Merger if all of the Public Shares are redeemed in connection with the Merger. If the actual facts are different than these assumptions, the ownership percentages in the Surviving Company will be different.

The New Company Common Stock owned at Closing, or issuable in respect of Zapata Options outstanding at Closing, that are held by the existing holders of New Company Common Stock and the parties to the Sponsor Support Agreement will be subject to the lock-up restrictions in the Proposed Bylaws, the Lock-up Agreements and the Sponsor Support Agreement, as applicable. However, these shares may be sold after the expiration of the respective applicable lock-up under the Proposed Bylaws, the Lock-up Agreements and the Sponsor Support Agreement, as applicable. Pursuant to the Registration Rights Agreement, the Surviving Company will be required to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Merger. As restrictions on resale end and the registration statement is available for use, the market price of New Company Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The Surviving Company has broad discretion in the use of the net proceeds from the Merger and the Senior Notes and may not use them effectively.

The Surviving Company cannot specify with certainty the particular uses of the net proceeds it will receive from the Merger and the Senior Notes, including the any remaining proceeds of the Senior Notes that it has already received. The Surviving Company’s management will have broad discretion in the application of the net proceeds. The Surviving Company’s management may spend a portion or all of the net proceeds in ways that its stockholders may not desire or that may not yield a favorable return. The failure by the Surviving Company’s management to apply these funds effectively could harm its business, financial condition, results of operations and prospects. Pending their use, the Surviving Company may invest the net proceeds from the Merger and the Senior Notes in a manner that does not produce income or that loses value.

Future issuances of New Company Common Stock or rights to purchase New Company Common Stock, including pursuant to the Zapata 2018 Stock Incentive Plan, as amended, supplemented or modified from time to time (the “2018 Plan”), in connection with acquisitions or otherwise, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

After the Closing, we would have approximately     shares of New Company Common Stock authorized but unissued, assuming that no Public Shares are redeemed, or approximately    shares of New Company Common Stock authorized but unissued, assuming maximum redemptions. The Proposed Certificate of Incorporation and the applicable provisions of the DGCL authorize the Surviving Company to issue these shares of New Company Common Stock and options, rights, warrants and appreciation rights relating to New Company Common Stock for the consideration and on the terms and conditions established by the Surviving Company Board in its sole discretion, whether in connection with acquisitions, or otherwise.

In the future, the Surviving Company expects to obtain financing or to further increase its capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of the Surviving Company’s then-existing stockholders, reduce the market price of the New Company Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the Surviving Company’s ability to pay dividends to the holders of the New Company Common Stock. The Surviving Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of its future offerings. As a result, holders of the New Company Common Stock bear the risk that the Surviving Company’s future offerings may reduce the market price of the New Company Common Stock and dilute their percentage ownership.

The SPAC and Zapata do not currently intend that the Surviving Company will pay cash dividends on the New Company Common Stock, so any returns will be substantially limited to the value of the New Company Common Stock.

The SPAC and Zapata have no current plans that the Surviving Company will pay any cash dividends on the New Company Common Stock. The declaration, amount and payment of any future dividends on shares of the New Company Common Stock will be at the sole discretion of the Surviving Company Board. The SPAC and Zapata currently anticipate that the Surviving Company will retain future earnings for the development, operation and expansion of its business and do not anticipate the Surviving Company declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, the Surviving Company’s ability to pay dividends may be limited by covenants under indebtedness the Surviving Company and its subsidiaries incur in the future, as well as other limitations and restrictions imposed by law. As a result, you may not receive any return on an investment in the New Company Common Stock unless you sell the New Company Common Stock at a greater price than that which you paid for it.

If the Surviving Company’s voting power continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Immediately following the Merger and the application of the net proceeds from this Merger, the legacy Zapata stockholders and their affiliates will control a majority of the Surviving Company’s voting power as a result of their ownership of New Company Common Stock. Even when the legacy Zapata stockholders and their affiliates cease to own shares of the New Company Common Stock representing a majority of the voting power, for so long as the legacy Zapata stockholders continue to own a significant percentage of the New Company Common Stock, the legacy Zapata stockholders will still be able to significantly influence the composition of the Surviving Company Board and the approval of actions requiring stockholder approval through their combined voting power. Accordingly, the legacy Zapata stockholders and their affiliates will have significant influence with respect to our management, significant operational and strategic decisions, business plans and policies through their voting power. Further, the legacy Zapata stockholders and their affiliates, through their combined voting power, may be able to cause or prevent a change of control of our company or a change in the composition of the Surviving Company Board and could preclude any unsolicited acquisition of our company. This concentration of voting power could deprive you of an opportunity to receive a premium for your shares of New Company Common Stock as part of a sale of the SPAC and ultimately may negatively affect the market price of the New Company Common Stock.

The legacy Zapata stockholders and their affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the legacy Zapata stockholders and their affiliates may engage in activities where their interests conflict with our interests, your interests or those of our other stockholders.

The Proposed Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain disputes between the Surviving Company and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit Surviving Company stockholders’ ability to choose the judicial forum for disputes with the Surviving Company or its directors, officers, stockholders, or employees.

Following the Merger, the Proposed Certificate of Incorporation will provide that, unless the Surviving Company consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine, including, but not limited to, (i) any derivative action brought by a stockholder on behalf of the Surviving Company, (ii) any claim of breach of a fiduciary duty owed by any of the Surviving Company’s directors, officers, stockholders, or employees and (iii) any claim against the Surviving Company arising under its certificate of incorporation or bylaws or the DGCL. The Proposed Certificate of Incorporation designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

This choice of forum provision may have the effect of increasing costs for investors to bring a claim against the Surviving Company and its directors and officers and of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Surviving Company or any of its directors, officers, other employees or stockholders, which may discourage (but not prevent) lawsuits with respect to such claims.

Delaware law and provisions in the Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect as of the closing of the Merger might discourage, delay or prevent a change in control of the Surviving Company or changes in its management and, therefore, depress the trading price of the New Company Common Stock.

The Surviving Company’s status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay or prevent a change in control by prohibiting the Surviving Company from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of two-thirds of the voting power of the Surviving Company’s stockholders other than the interested stockholder, even if a change of control would be beneficial to the Surviving Company’s existing stockholders. In addition, the Proposed Certificate of Incorporation and Proposed Bylaws contain provisions that may make the acquisition of the Surviving Company more difficult, including the following:

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the Surviving Company Board will be classified into three classes of directors with staggered three-year terms, and directors will only be able to be removed from office for cause by the affirmative vote of holders of at least a majority of the voting power of the Surviving Company’s then-outstanding capital stock;

•	certain amendments to the Surviving Company’s certificate of incorporation will require the approval of stockholders holding two-thirds of the voting power of its then-outstanding capital stock;

•	the Surviving Company’s stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	vacancies on the Surviving Company Board will be able to be filled only by the Surviving Company Board and not by stockholders;

•	certain litigation against the Surviving Company can only be brought in Delaware;

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the Proposed Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established by the Surviving Company Board, which shares may be issued without the approval of the holders of Surviving Company’s capital stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of the Surviving Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for the Surviving Company’s stockholders to receive a premium for their shares of New Company Common Stock.

The New Company Common Stock is and will be subordinate to all of the Surviving Company’s future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against its subsidiaries.

Shares of the New Company Common Stock are common equity interests in the Surviving Company and, as such, will rank junior to all of the Surviving Company’s future indebtedness and other liabilities. Additionally, holders of the New Company Common Stock may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that the Surviving Company Board may designate and issue without any action on the part of the holders of the New Company Common Stock. Furthermore, the Surviving Company’s right to participate in a distribution of assets upon any of its subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.

The Surviving Company is an “emerging growth company,” and a “smaller reporting company”, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups (“JOBS”) Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of over $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such year and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Further, we will also be a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates was less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Risks Relating to the Merger and the SPAC

The Sponsor, Co-Investor and the officers and directors of the SPAC have potential conflicts of interest in recommending that the SPAC Shareholders vote in favor of approval of the Merger and the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the SPAC Board to vote in favor of approval of the Shareholder Proposals, SPAC Shareholders should keep in mind that the Sponsors and the officers and directors of the SPAC have financial and other interests in such proposals that are different from, or in addition to, those of the SPAC Shareholders generally, which may result in a conflict of interest on the part of one or more of them between what they may believe is in the best interests of the SPAC and the SPAC Shareholders and what they may believe is best for them. In particular:

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If the SPAC does not consummate a business combination by April 18, 2024 (or such later date as may be approved by shareholder vote), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of SPAC Class A Common Stock for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the shares of Class B Common Stock would be worthless because following the redemption of the shares of Class A Common Stock, the SPAC would likely have few, if any, net assets and because the holders of our shares of SPAC Class B Common Stock have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of SPAC Class B Common Stock if we fail to complete a business combination within the required period. The 5,750,000 shares of New Company Common Stock that the holders of shares of SPAC Class B Common Stock will hold following the Merger, assuming no redemptions, if unrestricted and freely tradable, would have had aggregate market value of $   based upon the closing price of $   per share of SPAC Class A Common Stock on the NYSE on       , 2023. As discussed below, the Sponsors paid approximately $0.003 per share for such shares of SPAC Class B Common Stock.

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The Sponsors purchased an aggregate of 13,550,000 SPAC Private Warrants, each exercisable to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50, and such SPAC Private Warrants will expire and be worthless if a business combination is not consummated by April 18, 2024 (or such later date as may be approved by shareholder vote). The SPAC Private Warrants had an aggregate market value of approximately $      based upon the closing price of $      per SPAC Public Warrants on the NYSE on        , 2023.

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On January 28, 2021, the Sponsor purchased an aggregate of 7,187,500 shares of SPAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. The Sponsor Co-Investor entered into an agreement with the SPAC to purchase 1,430,923, shares of SPAC Class B Common Stock. Concurrently with the completion of the IPO, the Sponsor and the Sponsor Co-Investor purchased 13,550,000 SPAC Private Warrants at a price of $1.00 per warrant. As a result, the Sponsors may earn a positive rate of return on their investments even if the share price of the shares of SPAC Class A Common Stock falls significantly below the per share value implied in the Merger of $10.00 per share and the Public Shareholders experience a negative rate of return and may be incentivized to complete the Merger, even if it is with a less favorable target company or on less favorable terms to the Public Shareholders, rather than liquidate.

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Each of the SPAC’s independent directors purchased shares of Class B Common Stock at a price of approximately $0.003 per share. The shares of Class B Common Stock currently held by each director, if unrestricted and freely tradeable, would be valued at $10.00 per share based on an assumed value of $10.00 per share of SPAC Class A Common Stock. As a result of the significantly lower investment value per share of the SPAC’s independent directors as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment for the independent SPAC directors may result in a decrease in the value of the investment of the Public Shareholders. Shares of Class B Common Stock do not have the redemption rights of Public Shares if the SPAC is unable to complete its initial business combination by April 18, 2024 (or such later date as may be approved by shareholder vote), nor will they receive any liquidating distributions if the SPAC liquidates.

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The SPAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under the SPAC’s directors’ and officers’ liability insurance after the Merger, which is described below under “Management Following the Merger - Limitation on Liability and Indemnification of Directors and Officers.”

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the SPAC if and to the extent any claims by a vendor for services rendered or products sold to the SPAC, or a prospective target business with which the SPAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Upon the consummation of the Merger, the Unsecured Promissory Note and Notes with an aggregate principal amount up to $3,455,000 will be repaid by the SPAC to the Sponsor. If the consummation of the Merger does not occur, the Unsecured Promissory Notes and Notes will remain outstanding and could potentially go unpaid.

•

Following the consummation of the Merger the Sponsors and their affiliates will be entitled to approximately     million in reimbursements for certain out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if the SPAC fails to consummate a business combination within the required period, the Sponsors and the SPAC’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•

In connection with the Business Combination Agreement, the Sponsors will receive certain registration rights with respect to its security interests in the New Company pursuant to the Registration Rights Agreement, including demand and piggy-back rights.

•

Between June 13, 2023 and September 30, 2023, Zapata sold Senior Notes to certain noteholders. The noteholders include William Sandbrook, Co-Chief Executive Officer and Chairman of the SPAC, and Michael Andretti, Co-Chief Executive Officer and a member of the SPAC Board, in the principal amounts of $500,000 and $1,000,000, respectively. Prior to the Closing, the SPAC will enter into Exchange Agreements with all of the noteholders, including Mr. Sandbrook and Mr. Andretti, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement. If the consummation of the Merger does not occur, these Senior Notes will remain outstanding as unsecured obligations of Zapata. For more information, see “Certain Relationships and Related Party Transactions — Zapata Related Person Transactions — Senior Notes.”

These financial and other interests of the Sponsors and the SPAC’s directors and officers may have influenced their decision to approve the Merger. You should consider these interests when evaluating the Merger and the recommendation of the SPAC Board to vote in favor of the Merger Proposal and other proposal presented in this proxy statement/prospectus.

The SPAC Initial Shareholders have agreed to vote in favor of the Merger, regardless of how the Public Shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the SPAC Initial Shareholders have agreed to vote all shares of SPAC Common Stock beneficially owned by them, including any additional shares of SPAC Common Stock they acquire ownership of or the power to vote, in favor of the Merger and all other transactions contemplated by the Business Combination Agreement. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if the SPAC Initial Shareholders agreed to vote their SPAC Common Stock in accordance with the majority of the votes cast by the Public Shareholders.

If the Condition Precedent Proposals are not approved by the SPAC Shareholders, the Merger may not be consummated, and as a result, the SPAC may not be obligated to offer to redeem any of the SPAC Class A Common Stock.

A condition to consummating the Merger requires that the Condition Precedent Proposals be approved by the requisite SPAC Shareholder vote. If the Condition Precedent Proposals are not approved by the requisite number of SPAC Shareholders, the Merger may not be consummated and the transactions contemplated thereby may not be closed. As a result, should the SPAC be unable to obtain the requisite number of votes approving the Condition Precedent Proposals, the SPAC may not offer to redeem any of the SPAC Class A Common Stock that otherwise would have been redeemable.

The exercise of the SPAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether changes to the terms of the Merger or waivers of conditions are appropriate and in the best interest of the SPAC Shareholders.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Business Combination Agreement, may require the SPAC to agree to amend the Business Combination Agreement, consent to certain actions taken by Zapata or waive rights that the SPAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Zapata’s business, a request by Zapata to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Zapata’s business and would entitle the SPAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at the SPAC’s discretion, acting through the SPAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for the SPAC and the SPAC Shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, the SPAC does not believe there will be any changes or waivers that the SPAC’s directors and executive officers would be likely to make after shareholder approval of the Merger Proposal has been obtained. While certain changes could be made without further shareholder approval, the SPAC will circulate a new or amended proxy statement/prospectus and resolicit the SPAC Shareholders if changes to the terms of the transaction that would have a material impact on the SPAC Shareholders are required prior to the vote on the Merger Proposal.

The SPAC and Zapata may waive one or more of the conditions to the Merger.

Certain conditions to the SPAC’s or Zapata’s obligations to complete the Merger may be waived, in whole or in part, to the extent permitted by the Existing Governing Documents and applicable laws, either unilaterally or by agreement of the SPAC and Zapata. For example, it is a condition to the SPAC’s obligations to close the Merger that certain of Zapata’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not result in a material adverse effect. However, if the SPAC Board determines that it is in the SPAC Shareholders’ best interest to waive any such breach, then the SPAC Board may elect to waive that condition and consummate the Merger. Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charters or organizational documents, applicable law, or otherwise, including the approval by the SPAC stockholders of the Condition Precedent Proposals; approval of the Business Combination Agreement and the Merger by the Zapata stockholders; the absence of any law or order that would prohibit the consummation of the Merger; the approval by NYSE of the initial listing application in connection with the Merger; and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

If Zapata is unable to find investors to purchase additional Senior Notes prior to the Closing, there may not be sufficient funds to consummate the Merger or to optimize the capital structure of the Surviving Company.

Prior to the Closing Date, Zapata may negotiate and enter into a committed equity facility or subscriptions to shares of Zapata capital stock for cash, or issue additional Senior Notes, subject to (i) the aggregate principal amount of all Senior Notes outstanding not exceeding $20,000,000 and (ii) the aggregate amount of equity financing of Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the closing not exceeding $25,000,000 (inclusive of principal amount and interest). Under the Business Combination Agreement, the SPAC will (i) enter into an Exchange Agreement with each holder of Senior Notes prior to the Closing, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Note Purchase Agreement (as defined in the Business Combination Agreement) and (ii) at the Effective Time, issue shares of New Company Common Stock to the holders of Senior Notes then outstanding in exchange for such Senior Notes in accordance with the terms of the Senior Notes and the Exchange Agreements.

To date, Zapata has issued Senior Notes for an aggregate amount $5,625,000. There is no guarantee that new or existing investors will purchase additional Senior Notes, in which case Zapata may not have sufficient funds to consummate the Merger. Furthermore, raising such additional financing would involve dilutive equity issuances of shares of New Company Common Stock at the Closing.

Subsequent to the consummation of the Merger, the Surviving Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence the SPAC has conducted on Zapata will reveal all material issues that may be present with regard to Zapata, or that factors outside of the SPAC’s or Zapata’s control will not later arise, and the Business Combination Agreement does not generally provide for indemnification of the Surviving Company in respect of historical liability or with respect to Zapata’s business. As a result of unidentified issues or factors outside of the SPAC’s or Zapata’s control, the Surviving Company may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if the SPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by the SPAC. Even though these charges may be non-cash items that would not have an immediate impact on the Surviving Company’s liquidity, the fact that the Surviving Company reports charges of this nature could contribute to negative market perceptions about the Surviving Company or its securities. Accordingly, any SPAC Shareholder who chooses to remain a shareholder following the Merger could suffer a reduction in the value of their shares from any such write-down or write-downs. Such SPAC Shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the Merger contained an actionable material misstatement or omission.

Because Zapata will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the transaction.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because the SPAC is already a publicly traded company, no underwriter has conducted due diligence in connection with the business combination transaction. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

Investors in the Surviving Company will not have the same benefits as an investor in an underwritten public offering.

Upon the completion of the Merger, the directors, officers and stockholders of Zapata, a private company, will control the Surviving Company, a public company, and the business of Zapata will become the business of the Surviving Company. In this respect, the Merger is an indirect path for Zapata to obtain the benefits of becoming a publicly listed company. However, the Merger is not an underwritten initial public offering of Zapata’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, those summarized below.

While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there is a heightened risk of an incorrect valuation of Zapata’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because no underwriters have been engaged in connection with the Merger, there will be no traditional “roadshow” or book-building process before the closing of the Merger, and no underwriters will set any initial public offering price to facilitate price discovery with respect to the Surviving Company securities after the closing of the Merger. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Surviving Company securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the Surviving Company securities or helping to stabilize, maintain or affect the public price of the Surviving Company securities following the closing. Moreover, the Surviving Company will not engage in, and has not requested and will not request, directly or indirectly, financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Surviving Company securities that will be outstanding immediately following the closing. In addition, since the Merger is a merger, securities analysts of major brokerage firms may not provide coverage of the Surviving Company since there is no incentive for brokerage firms to recommend the purchase of the Surviving Company’s securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on the Surviving Company’s behalf. All of these differences from an underwritten public offering of Zapata’s securities could result in a more volatile price for the Surviving Company’s securities.

The Sponsor, Sponsor Co-Investor, certain members of the SPAC’s board of directors and its officers, as well as their respective affiliates and permitted transferees, also have interests in the Merger that are different from or are in addition to those of holders of the Surviving Company’s securities following completion of the Merger, and that would not be present in an underwritten public offering of Zapata’s securities. Such interests may have influenced the SPAC Board in making its recommendation that SPAC Shareholders vote in favor of the approval of the Merger Proposal and the other Shareholder Proposals.

These differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Zapata became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

If the Merger is consummated, SPAC Shareholders will experience dilution.

Following consummation of the Merger, the Public Shareholders will own approximately 25.0% of the fully diluted common equity of the Surviving Company (assuming that no shares of SPAC Class A Common Stock are elected to be redeemed by the holders thereof and no additional Senior Notes are issued). If any of the SPAC Class A Common Stock are redeemed in connection with the Merger, the percentage of the Surviving Company’s fully diluted common equity held by the former Public Shareholders will decrease relative to the percentage held if none of the SPAC Class A Common Stock are redeemed. To the extent that, prior to the consummation of the Merger, Zapata issues additional Senior Notes, the Public Shareholders will experience substantial additional dilution. Additionally, to the extent that, following the consummation of the Merger, any of the outstanding warrants or options are exercised for shares of New Company Common Stock, the Public Shareholders will experience substantial additional dilution.

There is no minimum cash condition to consummating the Merger, which may leave the Surviving Company under-capitalized.

In July 2023, the SPAC faced significant redemptions in connection with the Articles of Amendment to the Existing Governing Documents, which reduced the amount of cash available in the Trust Account by approximately $161.0 million. Following the withdrawals from the Trust Account in connection with such redemptions, approximately $84.7 million remained in the Trust Account as of September 30, 2023. In addition, the SPAC may experience significant additional redemptions in connection with the Merger, which would further reduce the amount of cash available to the Surviving Company after the Closing. As a result, the Surviving Company may not have sufficient capital to finance its operations as planned. Although the SPAC and the Company are in preliminary discussions with other parties to obtain additional financing through Senior Notes, there is no guarantee that any additional financing will be obtained. Since the Business Combination Agreement contains no minimum cash condition, even if no additional financing is obtained and there are significant additional redemptions, the Merger could still close. In addition, on July 14, 2023, the SPAC filed an amendment to the Existing Governing Documents to eliminate the limitation that the SPAC shall not redeem its shares of SPAC Class A Common Stock included as part of the units sold in the IPO to the extent that such redemption would cause the SPAC’s net tangible assets to be less than $5,000,001. Each of these factors may further increase the risk that the Surviving Company may be under-capitalized upon completion of the Merger.

Neither the Business Combination Agreement nor the Existing Governing Documents include a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible to complete a Merger even if a substantial majority of Public Shareholders do not agree.

Neither the Existing Governing Documents nor the Business Combination Agreement provide a specified maximum redemption threshold. In fact, in connection with the extension of the time period in which the SPAC can complete a merger, approved by the SPAC Shareholders on July 14, 2023, we eliminated from our Existing Governing Documents the limitation that the SPAC shall not redeem public shares to the extent that such redemption would cause the SPAC’s net tangible assets to be less than $5,000,001. In addition, the Business Combination Agreement does not provide a maximum redemption threshold. As a result of these conditions, the SPAC will be able to complete the Merger even if a substantial majority of the holders of Public Shareholders redeem their shares.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Merger and the Domestication, the SPAC Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Merger will not be approved, and, therefore, the Merger may not be consummated.

The SPAC Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the proxies held, the SPAC Board considers that there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, then the SPAC will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such event, the Merger would not be completed.

The unaudited pro forma condensed combined financial information included in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Surviving Company’s results if the Merger is completed.

The SPAC and Zapata currently operate as separate companies and have had no prior history as a combined entity. The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Zapata being considered the accounting acquirer in the Merger, the amount of cash and cash equivalents of Zapata at the Closing and the number of shares of SPAC Class A Common Stock that may be redeemed in connection with the Merger. Accordingly, such pro forma combined financial information may not be indicative of the operating or financial performance we would have achieved during the periods presented in the pro forma financial information had we completed the Merger on the date specified therein, and we expect that our future financial condition and results of operations will vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Any potential decline in the Surviving Company’s financial condition or results of operations may cause significant variations in the stock price of the Surviving Company. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

During the pendency of the Merger, the SPAC will not be able to solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, indication of interest or request for information with respect to, or the making of, any proposal or offer from any third party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

During the pendency of the Merger, the SPAC will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Additionally, certain covenants in the Business Combination Agreement impede the ability of Zapata to take certain actions pending consummation of the Merger without the SPAC’s consent. As a result, Zapata may be at a disadvantage to its competitors during that period. In addition, if the Merger is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Because the SPAC is incorporated under the laws of the Cayman Islands, in the event the Merger is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against the SPAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the SPAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

RBC, the SPAC’s IPO underwriter was to be compensated in connection with the Merger. RBC waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.

In a letter dated September 25, 2023, RBC waived the deferred portion of the underwriting fees to which it would otherwise have been entitled to in connection with the Merger under the Underwriting Agreement. RBC informed the SPAC that it is not responsible for any portion of this proxy statement/prospectus. However, RBC did not waive its deferred portion of the underwriting fees in connection with any business combination other than the Merger. RBC’s waiver was not the result of any dispute or disagreement with the SPAC, Zapata or any other potential business combination target or any of their respective affiliates. As a result of RBC’s waiver, the transactions fees payable by the SPAC at the consummation of the Merger will be reduced by approximately $8.05 million. The IPO underwriting services provided by RBC were complete at the time of its waiver.

While RBC did not provide any additional detail in its letter, such waiver is an indication by RBC that it does not want to be associated with the disclosure in this proxy statement/prospectus. Neither the SPAC nor Zapata will speculate about the reasons why RBC forfeited fees after performing all the work to earn such fees. Accordingly, stockholders should not place any reliance on the fact that RBC was previously involved with this transaction and the IPO of the SPAC.

The Domestication may result in adverse tax consequences for holders of SPAC Shares or SPAC Warrants, including the Public Shareholders.

U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. As discussed more fully under “Material U.S. Federal Income Tax Considerations” below, it is intended that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

Assuming the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, U.S. holders of SPAC Shares will be subject to Section 367(b) of the Code, and as a result:

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a U.S. holder of SPAC Shares whose SPAC Shares have a fair market value of less than $50,000 on the date of the Domestication should not recognize any gain or loss and generally should not be required to include any part of the SPAC’s earnings in income pursuant to the Domestication;

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a U.S. holder of SPAC Shares whose SPAC Shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of SPAC Shares entitled to vote and less than 10% of the total value of all classes of SPAC Shares will generally recognize gain (but not loss) with respect to the Domestication, as if such U.S. holder exchanged its SPAC Shares for New Company Common Stock in a taxable transaction. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations issued under Section 367 of the Code) attributable to their SPAC Shares, provided certain other requirements are satisfied. The SPAC does not expect that cumulative earnings and profits will be material at the time of Domestication; and

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a U.S. holder of SPAC Shares who on the date of the Domestication owns (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of SPAC Shares entitled to vote or 10% or more of the total value of all classes of SPAC Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations issued under Section 367 of the Code) attributable to its SPAC Shares. Any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. The SPAC does not expect that cumulative earnings and profits will be material at the time of the Domestication.

Furthermore, if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. holder of SPAC Shares or Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of SPAC Shares or SPAC Warrants for New Company Common Stock or New Company Warrants pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the SPAC Warrants) must recognize gain equal to the excess, if any, of the fair market value of the New Company Common Stock or New Company Warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding SPAC Shares or SPAC Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because the SPAC is a blank check company with no current active business, and based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, we believe that it is likely that the SPAC is classified as a PFIC for U.S. federal income tax purposes. As a result, the relevant proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of SPAC Shares who has not made certain tax elections with respect to its SPAC Shares or a U.S. holder of SPAC Warrants to recognize gain on the exchange of such shares or warrants for shares or warrants of the Surviving Company pursuant to the Domestication (as discussed in “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” below). It is not possible to determine at this time whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Each U.S. holder of SPAC Shares or SPAC Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules of the Code, including the proposed Treasury Regulations, to the exchange of SPAC Shares and SPAC Warrants for New Company Common Stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such non-U.S. holder’s New Company Common Stock after the Domestication.

Furthermore, because the Domestication will occur immediately prior to any redemption of SPAC Shares by U.S. holders, U.S. holders exercising their redemption rights will be subject to the potential tax consequences of the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For additional information, see “Material U.S. Federal Income Tax Considerations.”

We may be subject to a new 1% U.S. federal excise tax in connection with any redemptions of SPAC Shares.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax (the “Excise Tax”) on certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The Excise Tax will apply to repurchases occurring in 2023 and beyond. Because we will be a Delaware corporation and our securities are expected to trade on the NYSE, if any redemptions occur after the Domestication such that we redeem shares of New Company Common Stock, we currently expect that we would be subject to the Excise Tax with respect to such redemptions occurring on a date after December 31, 2022 that are treated as repurchases for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the repurchased stock at the time of the repurchase. The U.S. Department of the Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the Excise Tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change.

The extent of the Excise Tax that we may incur would depend on a number of factors, including the fair market value of the New Company Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any forthcoming regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to such redemptions. In addition, the amount of Excise Tax imposed with respect to repurchases of stock by a repurchasing corporation may be reduced by the fair market value of stock issued by the repurchasing corporation during the same taxable year. Absent the issuance of applicable guidance to the contrary, we currently expect that this reduction would be available with respect to any redemptions of New Company Common Stock by us and the issuance of New Company Common Stock by us to stockholders in connection with the Merger. It is possible, however, that applicable guidance is issued that would prevent or limit the potential application of this rule to such issuance and redemptions or that the applicable fair market values are such that such issuance may not be able to fully offset the redemptions for purposes of this rule.

The Excise Tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased, and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The imposition of the Excise Tax, if any, could reduce the amount of cash available to us for effecting redemptions, and could reduce the cash on hand for us to fund operations and to make distributions to shareholders.

The Surviving Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Surviving Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Company Common Stock or other reasons may in the future cause the Surviving Company to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Surviving Company Boards’ attention and resources from the Surviving Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Surviving Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Surviving Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

In connection with the Merger, the Initial SPAC Shareholders and their affiliates may elect to purchase SPAC Class A Common Stock from Public Shareholders, which may influence a vote on the Merger and reduce the public “float” of SPAC Class A Common Stock.

In connection with the Merger, the Initial SPAC Shareholders or their advisors or affiliates may purchase SPAC Class A Common Stock in privately negotiated transactions or in the open market either prior to or following the consummation of the Merger, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase SPAC Class A Common Stock in such transactions.

In the event that the Initial SPAC Shareholders or their advisors or affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of such shares could be to vote such shares in favor of the Merger and thereby increase the likelihood of obtaining stockholder approval of the Merger. Any such purchases of the SPAC Securities may result in the completion of the Merger that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the SPAC Class A Common Stock or SPAC Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

The SPAC can give no assurance as to the price at which a Public Shareholder may be able to sell such stock in the future following the consummation of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in share price, and may result in a lower value realized now than a Public Shareholder might realize in the future had such shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the New Company Common Stock after the consummation of the Merger, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

If a shareholder fails to receive notice of the SPAC’s offer to redeem its Public Shares in connection with the Merger, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

The SPAC will comply with the proxy rules when conducting redemptions in connection with the Merger. Despite the SPAC’s compliance with these rules, if a shareholder fails to receive the SPAC’s proxy solicitation, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that the SPAC will furnish to holders of its Public Shares in connection with the Merger will describe the various procedures that must be complied with in order to validly redeem or tender Public Shares. In the event that a shareholder fails to comply with these or any other procedures, its shares may not be redeemed. See the section entitled “Special Meeting of the SPAC Redemption Rights” for additional information on how to exercise your redemption rights.”

If you or a “group” of shareholders are deemed to hold in excess of 15% of Public Shares, you will lose the ability to redeem all such shares in excess of 15% of Public Shares.

The Existing Governing Documents provide that a Public Shareholder, or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares of the SPAC, will be restricted from redeeming Public Shares with respect to more than an aggregate of 15% of the shares sold in the IPO without the SPAC’s prior consent (“Excess Shares”). However, the SPAC would not be restricting the ability of Public Shareholders to vote all of their shares (including Excess Shares) for or against the Merger. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Merger and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Merger. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If third parties bring claims against the SPAC or the Surviving Company, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.25 per share.

The SPAC’s placement of funds in the Trust Account may not protect those funds from third party claims against the SPAC or the Surviving Company. Although the SPAC has sought and will continue to seek to have all vendors, service providers (other than the SPAC’s independent registered public accounting firm), prospective target businesses, including the Surviving Company, and other entities with which the SPAC does business execute agreements with the SPAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit the holders of the Public Shareholders, there is no guarantee that they will execute such agreements or even, if they execute such agreements, that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against the SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, the SPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to the SPAC than any alternative. RBC did not and will not execute an agreement with the SPAC waiving such claims to the monies held in the Trust Account, although it has waived its deferred underwriting fees in connection with the Merger.

Examples of possible instances where the SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Account for any reason.

In order to protect the amounts held in the Trust Account, in the event of the liquidation of the Trust Account upon the failure of the Company to consummate Merger or another initial business combination on or before April 18, 2024, the Sponsor has agreed that it will be liable to the SPAC if and to the extent any claims by (A) a third party for services rendered or products sold to the SPAC (other than the SPAC’s independent registered public accounting firm), or (B) a prospective target business with which the SPAC have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the SPAC’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the SPAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has the SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the SPAC believes that the Sponsor’s only assets are securities of the SPAC. Therefore, the SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. None of the SPAC’s officers or directors will indemnify the SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The SPAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay the SPAC’s tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the SPAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While the SPAC currently expect that the SPAC’s independent directors would take legal action on the SPAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that the SPAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If the SPAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the holders of Public Shares may be reduced below $10.25 per share.

The SPAC may not have sufficient funds to satisfy indemnification claims of directors and executive officers.

The SPAC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, the officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) the SPAC has sufficient funds outside of the Trust Account or (ii) the SPAC consummates an initial business combination (which shall be the Merger should it occur). the SPAC’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against the officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the SPAC’s officers and directors, even though such an action, if successful, might otherwise benefit the SPAC and the SPAC Shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the SPAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after distributing the proceeds in the Trust Account to Public Shareholders, the SPAC or the Surviving Company, as applicable, files a bankruptcy petition or an involuntary bankruptcy petition is filed against the SPAC or the Surviving Company that is not dismissed, its creditors or a representative of its estate could commence an action in the applicable bankruptcy court seeking to recover such proceeds, and the members of the SPAC Board may be viewed as having breached their fiduciary duties, thereby exposing the Surviving Company and the members of the SPAC Board to claims for damages, including potentially punitive damages.

If, after distributing the proceeds in the Trust Account to Public Shareholders, the SPAC or the Surviving Company, as applicable, files a bankruptcy petition or an involuntary bankruptcy petition is filed against the SPAC or the Surviving Company that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, creditors or an estate representative of the SPAC or the Surviving Company, as applicable, could commence an action in the applicable bankruptcy court seeking to recover some or all amounts received by SPAC Shareholders. In addition, the SPAC Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and us to claims for damages, including potentially punitive damages, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. The Surviving Company and the members of the SPAC Board may not have sufficient resources to satisfy any such claims in full, or at all.

If, before distributing the proceeds in the Trust Account to Public Shareholders, the SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against the SPAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of shareholders, and the per-share amount that would otherwise be received by SPAC Shareholders in connection with a liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Public Shareholders, the SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against the SPAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the SPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by SPAC Shareholders in connection with a liquidation may be reduced.

The grant of registration rights to the Sponsors and certain stockholders of Zapata and the future exercise of such rights may adversely affect the market price of the New Company Common Stock.

In connection with the execution of the Business Combination Agreement, the SPAC, the Sponsors and certain stockholders of Zapata entered into the Registration Rights Agreement, substantially in the form attached to this proxy statement/prospectus as Annex A-D, which will become effective upon the consummation of the Merger. Pursuant to the Registration Rights Agreement, the SPAC agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Merger. Up to twice in any 12-month period, certain legacy SPAC and Zapata stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million or all of such holders’ remaining registrable securities. The SPAC also agreed to provide customary “piggyback” registration rights. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of New Company Common Stock.

The SPAC before the consummation of the Merger and the Surviving Company after the consummation of the Merger may amend the terms of the SPAC Public Warrants in a manner that may be adverse to the holders of such warrants, with the approval of at least 50% of the then-outstanding SPAC Public Warrants. As a result, the exercise price of such warrants could be increased, the exercise period could be shortened and the number of shares of New Company Common Stock purchasable upon exercise of such warrants, could be decreased, all without approval of the holders of each SPAC Public Warrant affected.

The SPAC Public Warrants were issued in registered form under the SPAC Public Warrant Agreement. The SPAC Public Warrant Agreement provides that the terms of the SPAC Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision, including to conform the provisions of the SPAC Public Warrant Agreement to the description of the terms of the SPAC Public Warrants and the SPAC Public Warrant Agreement set forth in this prospectus, (ii) adding or changing any provisions with respect to matters or questions arising under the SPAC Public Warrant Agreement as the parties to the SPAC Public Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the SPAC Public Warrants and (iii) providing for the delivery of an “alternative issuance” (as defined in the SPAC Public Warrant Agreement), but requires the approval by the holders of at least 50% of the then-outstanding SPAC Public Warrants to make any other changes. Accordingly, the SPAC before the consummation of the Merger and the Surviving Company after the consummation of the Merger may amend the terms of the SPAC Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding SPAC Public Warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the SPAC Public Warrants, convert the SPAC Public Warrants into cash, or shorten the exercise period or decrease the number of shares of New Company Common Stock purchasable upon exercise of a SPAC Public Warrant.

The Surviving Company may redeem unexpired SPAC Public Warrants prior to their exercise at a time that is disadvantageous to holders of such SPAC Public Warrants, thereby making such SPAC Warrants worthless.

The Surviving Company will have the ability to redeem outstanding SPAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per SPAC Public Warrant, provided that the last sale price of the New Company Common Stock, equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten trading days within the 20-trading-day period ending on the third trading day prior to the date on which the notice of redemption is given to the SPAC Public Warrant holders. The Surviving Company will not redeem the SPAC Public Warrants unless a registration statement under the Securities Act covering the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants is then effective and a current prospectus relating to such shares of New Company Common Stock is available throughout the 30 day redemption period or the Surviving Company has elected to require the exercise of the SPAC Public Warrants on a “cashless basis”. If and when the SPAC Public Warrants become redeemable by the Surviving Company, the Surviving Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding SPAC Public Warrants could force holders thereof to (i) exercise SPAC Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell SPAC Warrants at the then-current market price when such holder might otherwise wish to hold SPAC Warrants or (iii) accept the nominal redemption price which, at the time the outstanding SPAC Warrants are called for redemption, is likely to be substantially less than the market value of such SPAC Warrants. None of the SPAC Private Warrants will be redeemable by the Surviving Company.

Public Shareholders who redeem their Public Shares may continue to hold any SPAC Public Warrants that they own, which results in additional dilution to non-redeeming SPAC Shareholders upon exercise of such SPAC Public Warrants.

The SPAC issued the SPAC Public Warrants to purchase 11,500,000 of SPAC Class A Common Stock as part of the SPAC Units and, simultaneously with the closing of the IPO, the SPAC issued in a private placement an aggregate of 13,550,000 SPAC Private Warrants, each exercisable to purchase one share of SPAC Class A

Common Stock at $11.50 per share, subject to adjustment in certain circumstances. Subject to the terms of the Business Combination Agreement, upon the Domestication, the SPAC Warrants will entitle the holders thereof to purchase shares of New Company Common Stock, and, upon consummation of the Merger, all SPAC Common Stock will convert to New Company Common Stock.

Public Shareholders who redeem their Public Shares may continue to hold any SPAC Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming (a) all redeeming SPAC Shareholders acquired SPAC Units in the IPO and continue to hold the SPAC Public Warrants that were included in the SPAC units, and (b) maximum redemption of Public Shares held by the redeeming Public Shareholders, 11,500,000 SPAC Public Warrants would be retained by redeeming Public Shareholders. As a result, the redeeming Public Shareholders would hold SPAC Public Warrants with an aggregate market value of $   (based on the closing price of the SPAC Public Warrants on , 2024), while non-redeeming SPAC Shareholders would suffer additional dilution in their percentage ownership and voting interest of the Surviving Company upon exercise of the SPAC Public Warrants held by redeeming SPAC Shareholders.

INFORMATION ABOUT THE PARTIES TO THE MERGER

Andretti Acquisition Corp.

The SPAC is a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, consolidation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. The SPAC has neither engaged in any operations nor generated any revenue to date. Based on the SPAC’s business activities, the SPAC is a “shell company” as defined under the Exchange Act because the SPAC has no operations and nominal assets consisting almost entirely of cash.

The SPAC intends to leverage the extensive experience and vast network of the SPAC’s management team to complete the SPAC’s initial business combination. Two key members of the SPAC’s management team are racing legends Mario and Michael Andretti. Mario Andretti is a former Formula One World Champion racecar driver and one of only three drivers to win races in Formula One, IndyCar, World Sportscar Championship and the NASCAR. He is one of only two drivers to have won both the Daytona 500 and the Indy 500. His son, Michael Andretti, won the PPG IndyCar World Series in 1991 and has tallied 42 race wins throughout his career. As owner of Andretti Autosport, Michael Andretti has led his team to over 200 race wins, including four IndyCar Championships. This legacy has made Andretti a household name with 75% of Americans familiar with the iconic brand, which connotes luxury, lifestyle and performance. Among its many successes, Andretti Autosport has leveraged the popularity of the Andretti brand to undertake sustainability initiatives, including helping underprivileged communities, as well as developing a competitive electric vehicle platform powered by renewable energy. The Andretti brand is complemented by Andretti Technologies, an advanced engineering and innovation arm that has enabled Andretti to raise the bar for automotive performance.

The SPAC’s executive offices are located at 7615 Zionsville Road, Indianapolis, IN 46268 and the SPAC’s telephone number is (317) 872-2700. The SPAC’s corporate website address is andrettiacquisition.com. The SPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. For additional information, see “Information about the SPAC.”

On January 28, 2021, the Sponsor purchased an aggregate of 7,187,500 shares of SPAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. On March 2, 2021, the Sponsor transferred 30,000 shares of SPAC Class B Common Stock to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 shares of SPAC Class B Common Stock to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per share of SPAC Class B Common Stock), resulting in the Sponsor holding 7,057,500 shares of SPAC Class B Common Stock. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 shares of SPAC Class B Common Stock for no consideration, thereby reducing the aggregate number of shares of SPAC Class B Common Stock held by the Sponsor to 5,620,000 shares of SPAC Class B Common Stock. Immediately prior to the IPO, the Sponsor forfeited 1,430,923 shares of SPAC Class B Common Stock in connection with the issuance of shares of SPAC Class B Common Stock to the Sponsor Co-Investor.

The SPAC entered into agreements with the Sponsor Co-Investor, pursuant to which the Sponsor Co-Investor purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923, shares of SPAC Class B Common Stock, and (ii) an aggregate of 3,450,000 SPAC Private Warrants from the Sponsor immediately prior to the closing of the IPO. The Sponsor Co-Investor entered into an agreement to vote all of the shares of SPAC Class B Common Stock it owns in favor of a business combination and will also agree not to redeem any shares of SPAC Class B Common Stock it owns in connection with the completion of a business combination. The Sponsor Co-Investor was not granted any material additional shareholder or other rights, other than the shares of SPAC Class B Common Stock.

On January 18, 2022, the SPAC completed its IPO, which included the full exercise by the Over-Allotment Option in the amount of 3,000,000 units at $10.00 per unit, generating gross proceeds of $230,000,000. Each unit consists of one of share of SPAC Class A Common Stock, par value $0.0001 per share, and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the IPO, the Sponsor and the Sponsor Co-Investor purchased the SPAC Private Warrants at a price of $1.00 per SPAC Private Warrant, or $13,550,000 in the aggregate. An aggregate of $235,750,000 from the proceeds of the IPO and the SPAC Private Warrants was placed in the Common Stock Trust Account such that the Trust Account held $235,750,000 at the time of closing of the IPO. Each whole private placement warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

On March 4, 2022, the SPAC announced that, commencing March 7, 2022, holders of the 23,000,000 units sold in the IPO may elect to separately trade the shares of SPAC Class A Common Stock and the warrants included in the units. Those units not separated continued to trade on the NYSE under the symbol “WNNR.U” and SPAC Class A Common Stock and warrants that were separated trade under the symbols “WNNR” and “WNNR WS” respectively.

On July 6, 2023, the SPAC and the Sponsor entered into the Non-Redemption Agreements with the Investors. Pursuant to the Non-Redemption Agreements, the Investors agreed not to redeem the Non-Redeemed Shares in connection with the July 2023 Extraordinary General Meeting. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 shares of SPAC Class B Common Stock immediately following consummation of an initial business combination if the Investors held such Non-Redeemed Shares through the July 2023 Extraordinary General Meeting.

On July 14, 2023, the SPAC held the July 2023 Extraordinary General Meeting. At the July 2023 Extraordinary General Meeting, the SPAC’s shareholders approved the (i) Extension and (ii) elimination of the Redemption Limitation.

In connection with the July 2023 Extraordinary General Meeting, shareholders holding an aggregate of 15,105,199 shares of SPAC Class A Common Stock exercised their right to redeem such shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the Trust Account in connection with such redemptions, approximately $84.7 million remained in the Trust Account as of September 30, 2023.

Zapata Computing, Inc.

Zapata AI is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Its computational approaches leverage the statistical advantages of math based on quantum physics.

Founded by a team including Harvard University scientists in 2017, Zapata AI has built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Zapata AI’s primary target customers are enterprise organizations. It offers subscription-based solutions that combine software and services to develop custom Industrial Generative AI applications designed to resolve its enterprise customers’ specific problems.

Zapata AI focuses on generative AI and uses both quantum and classical techniques in its work. Specifically, its specialized generative AI software category, referred to herein as “Industrial Generative AI,”

takes generative models similar to those behind popular generative AI tools, such as OpenAI’s ChatGPT and Google’s Bard, and tailors them to business-, domain-, and industry-specific applications, with a focus on industrial problems.

Zapata AI offers enterprise customers Industrial Generative AI solutions designed to address some of the key challenges that arise in connection with solving industrial problems with computing-based solutions: data disarray, unpredictability, large solution spaces, time sensitivity, constrained compute, mission-critical requirements, and security concerns.

Zapata AI has a suite of three subscription-based Industrial Generative AI offerings that include software and software tools supported by services. Its software offers its customers flexibility in selecting computing resources, including classical, high performance, and quantum computing hardware, as well as deployment environment options, cloud, private cloud, and on-premise. Using techniques based on the math of quantum physics, Zapata AI can apply its software tools to specific industrial applications and tailor those applications to our customer’s relevant hardware. These offerings consist of:

•	Sense: A suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications.

•	Prose: Zapata AI’s set of generative AI solutions based on LLMs, similar to widely used generic chatbot applications but customized to an enterprise’s industry and its unique problems.

•	Orquestra: Zapata AI’s Industrial Generative AI application development platform on which it provides Sense and Prose to customers.

While Zapata AI’s current customers operate in only a few specific industries, Zapata AI envisions opportunities for Zapata AI to utilize its software tools in almost any industry.

Zapata AI’s principal executive offices are located at 100 Federal Street, Floor 20, Boston, Massachusetts 02110. For additional information, see “Business of Zapata.”

THE SPECIAL MEETING

General

The SPAC is furnishing this proxy statement/prospectus to SPAC Shareholders as part of the solicitation of proxies by the SPAC Board for use at the Special Meeting to be held on     , 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to SPAC Shareholders on or about     , 2024 in connection with the vote on the Shareholder Proposals. This proxy statement/prospectus provides SPAC Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on , 2024, at 10:00 a.m., Eastern Time. For the purposes of the Existing Governing Documents, the physical place of the meeting will be at the offices of Paul, Weiss, located at 1285 Avenue of the Americas, New York, NY 10019. The SPAC encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting    . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing     , conference ID:     .

Purpose of the Special Meeting

At the Special Meeting, the SPAC is asking holders of shares of SPAC Common Stock to vote on the following Shareholder Proposals:

Proposal No. 1 — The Domestication Proposal — to consider and vote upon to approve by special resolution under Cayman Islands law, assuming the Merger Proposal is approved and adopted, the Domestication Proposal;

Proposal No. 2 — The Charter Proposal — to consider and vote upon to approve by special resolution under Cayman Islands law, assuming the Merger Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and substitution in their entirety with the Proposed Certificate of Incorporation, which, if approved, would take effect substantially concurrently with the Closing;

Proposal Nos. 2A through 2E — The Unbundling Precatory Proposals — to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five sub-proposals;

Proposal No. 2A — to increase the authorized share capital from 555,000,000 shares consisting of 500,000,000 shares of SPAC Class A Common Stock, 50,000,000 shares of SPAC Class B Common Stock, and 5,000,000 shares of SPAC Preferred Stock, to authorized capital stock of shares, consisting of (i)     shares of New Company Common Stock (ii)    shares of New Company Preferred Stock;

Proposal No. 2B — to provide that the Proposed Certificate of Incorporation may be amended, altered or repealed by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Governing Documents: (i) Section 5.2 of the Proposed Certificate of Incorporation relating to the number, election and term of the Surviving Company Board; (ii) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (v) Article X of the Proposed Bylaws relating to lock-up restrictions affecting certain New Company Securities. The remaining sections of the Proposed Bylaws may be amended by either (a) an affirmative vote of a majority of the Surviving Company Board or (b) by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of New Company Common Stock;

Proposal No. 2C — to provide that (i) directors will be elected by a plurality of the votes cast in respect of the shares of New Company Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors and, (ii) subject to the special rights of the holders of one or more series of New Company Preferred Stock to elect directors, any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. The Proposed Certificate of Incorporation also provides, for so long as the Surviving Company Board is classified and subject to the rights of holders of New Company Preferred Stock, that directors may be removed only (i) with cause and (ii) by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote at an election of directors, voting together as a single class;

Proposal No. 2D — to provide that, unless the Surviving Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the DGCL. The federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the Securities Act. This exclusive forum provision will not apply to claims under the Exchange Act;

Proposal No. 2E — to eliminate various provisions in the Existing Governing Documents applicable only to blank check companies;

Proposal No. 3 — The Merger Proposal — to consider and vote upon to approve by ordinary resolution under Cayman Islands law and adopt, assuming the Domestication Proposal and Charter Proposal are approved, the Merger Proposal;

Proposal No. 4 — The NYSE Proposal — to consider and vote upon to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal and the Merger Proposal are approved and adopted, the NYSE Proposal;

Proposal No. 5 — The Equity Incentive Plan Proposal — to consider and vote upon to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal are approved and adopted, the Equity Incentive Plan Proposal;

Proposal No. 6 — The Employee Stock Purchase Plan Proposal — to consider and vote upon to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal are approved and adopted, the Employee Stock Purchase Plan Proposal; and

Proposal No. 7 — The Director Election Proposal — to consider and vote upon to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Charter Proposal, the Merger

Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved and adopted, the Director Election Proposal; and

Proposal No. 8 — The Adjournment Proposal — if put to the meeting, to consider and vote upon to approve by ordinary resolution under Cayman Islands law the Adjournment Proposal.

Recommendation of the SPAC Board

The SPAC Board has determined that the Merger Proposal is in the best interests of the SPAC and SPAC Shareholders, has approved the Merger Proposal, and recommends that shareholders vote “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Unbundling Precatory Proposals, “FOR” the Merger Proposal, “FOR” the NYSE Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of the SPAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of the SPAC and SPAC Shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger” for a further discussion.

Record Date; Who Is Entitled to Vote

The SPAC has fixed the close of business on     , 2024, as the Record Date for determining SPAC Shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on     , 2024, there were     shares of SPAC Common Stock outstanding and entitled to vote. Each share of SPAC Common Stock is entitled to one vote per share on each proposal to be considered at the Special Meeting, except for the Domestication Proposal, the Charter Proposal and the Director Election Proposal. Pursuant to the Existing Governing Documents, with respect to: (i) any vote or votes to continue the SPAC in a jurisdiction outside the Cayman Islands, (ii) any vote or votes to adopt new constitutional documents of the SPAC, as a result of the SPAC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands, and (iii) any vote or votes to appoint any person to be a director to the SPAC Board, only holders of shares of SPAC Class B Common Stock will have the right to vote.

The Sponsors and the SPAC’s directors and officers have agreed to vote their SPAC Class B Common Stock and any SPAC Class A Common Stock purchased during or after the IPO in favor of approving a business combination.

Quorum

The presence, in person, virtually or by proxy, of the holders of one-third of the of the issued and outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the SPAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Merger Proposal and the Domestication Proposal.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock (computed on the basis of the number of votes to which each such holder is entitled) who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Merger Proposal and the Charter Proposal. Therefore, if either the Merger Proposal or the Charter Proposal is not approved, the Domestication Proposal will have no effect, even if approved by the SPAC Shareholders. Pursuant to the Existing Governing Documents, with respect to any vote or votes to continue the Company in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Domestication Proposal.

The approval of the Charter Proposal requires a special resolution under Cayman Law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Charter Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Merger Proposal. Therefore, if the Merger Proposal or the Domestication Proposal is not approved, the Charter Proposal will have no effect, even if approved by the SPAC Shareholders. Pursuant to the Existing Governing Documents, with respect to any vote or votes to adopt new constitutional documents of the SPAC, as a result of the SPAC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Charter Proposal.

The approval of the Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The SPAC Shareholders must approve the Merger Proposal in order for the Merger to occur. If the SPAC Shareholders fail to approve the Merger Proposal, the Merger will not occur.

The approval of any of the Unbundling Precatory Proposals is not required by Cayman Islands law or Delaware law, but, pursuant to SEC guidance, the SPAC is submitting these provisions to the SPAC Shareholders separately for approval. Each Unbundling Precatory Proposal will be considered approved if passed by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on the SPAC or the SPAC Board. Furthermore, the Merger is not conditioned on the approval of the Unbundling Precatory Proposals.

The approval of the NYSE Proposal for purposes of complying with the applicable listing rules of the NYSE requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The NYSE Proposal is conditioned on the approval of the Charter Proposal, and, therefore, also conditioned on approval of the Merger Proposal and the Domestication Proposal. Therefore, if any of the Merger Proposal, the Domestication Proposal or the Charter Proposal is not approved, the NYSE Proposal will have no effect, even if approved by the SPAC Shareholders.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Equity Incentive Plan Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Director Election Proposal is conditioned on the approval of the Employee Stock Purchase Plan Proposal and, therefore, also conditioned on the approval of the Equity Incentive Plan Proposal, Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Director Election Proposal will have no effect, even if approved by the SPAC Shareholders. Pursuant to the Existing Governing Documents, with respect to any vote or votes to appoint any person to be a director to the SPAC Board, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Director Election Proposal.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other proposal.

In each case, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Voting Your Shares

Each share of SPAC Class A Common Stock that you own in your name entitles you to one vote, except as set forth herein with respect to the Domestication Proposal,the Charter Proposal and the Director Election Proposal. Your proxy card shows the number of shares of SPAC Class A Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of SPAC Class A Common Stock at the Special Meeting:

(i)

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SPAC Board “FOR” the Merger Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Unbundling Precatory Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

(ii)

You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way the SPAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a SPAC Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

(i)	you may send another proxy card with a later date;

(ii)	you may notify the SPAC’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

(iii)	you may attend the Special Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your shares of SPAC Common Stock, you may call MacKenzie Partners, the SPAC’s proxy solicitor, by calling toll-free (800) 322-2885.

Redemption Rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Merger, against the Merger or do not vote in relation to the Merger. Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Merger, including interest earned on the Trust Account and not previously released to the SPAC to pay its tax obligations, divided by the number of then issued and outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Merger is consummated, the holder will no longer own these shares following the Merger.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the Public Shares without the SPAC’s consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash as the SPAC does not expect to consent to such redemptions.

The Sponsors and the SPAC’s directors and officers will not have redemption rights with respect to any shares of SPAC Common Stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and SPAC Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on     , 2024, (a) submit a written request to the Transfer Agent that the SPAC redeem your Public Shares for cash and (b) deliver your share certificates for your Public Shares (if any) to the Transfer Agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Merger is not consummated this may result in an additional cost to shareholders for the return of their shares.

Holders of units must elect to separate the underlying Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm, bank, trust company or other nominee, holders must notify their nominee that they elect to separate the units into the underlying Public Shares and SPAC Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

A SPAC Shareholder may not withdraw a redemption request once submitted to the SPAC unless the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the SPAC permit the withdrawal of the redemption request and instruct its Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Merger is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, the SPAC will promptly return any shares previously delivered by public holders.

The closing price of SPAC Class A Common Stock on      , 2024, was $    . Prior to exercising redemption rights, shareholders should verify the market price of SPAC Class A Common Stock as they may receive higher proceeds from the sale of their SPAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The SPAC cannot assure SPAC Shareholders that they will be able to sell their SPAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when SPAC Shareholders wish to sell their shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares.

In order for Public Shareholders to exercise their redemption rights in respect of the Merger, Public Shareholders must properly exercise their right to redeem the Public Shares that you will hold upon the Domestication no later than the close of the vote on the Merger Proposal and deliver their shares of SPAC Common Stock (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time on     , 2024. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of the Existing Governing Documents and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such Public Shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Merger, the SPAC shall pay Public Shareholders who properly exercised their redemption rights in respect of their Public Shares.

Appraisal Rights

SPAC Shareholders do not have appraisal rights in connection with the Merger or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

The SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. The SPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. The SPAC will bear the cost of the solicitation.

The SPAC has hired MacKenzie Partners to assist in the proxy solicitation process. The SPAC will pay that firm a fee of up to $     plus disbursements. In addition, the SPAC will pay MacKenzie Partners $     for acting as inspector of elections for the Special Meeting (plus travel expenses), $    per month for security ownership assessments and $    per NYSE report required. Such fees will be paid with non-Trust Account funds.

The SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. The SPAC will reimburse them for their reasonable expenses.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Special Meeting, please contact MacKenzie Partners, the SPAC’s proxy solicitor, at:

MacKenzie Partners, Inc.

1407 Broadway – 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

PROPOSAL NO. 1—THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, the SPAC is asking SPAC Shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Merger Proposal or the Charter Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to closing the Merger pursuant to the terms of the Business Combination Agreement, the SPAC Board has approved a change of the SPAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, the SPAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the SPAC will be domesticated and continue as a Delaware corporation. Upon the effectiveness of the Domestication, (a) each outstanding share of SPAC Class A Common Stock will automatically convert into one share of New Company Common Stock, (b) each outstanding share of SPAC Class B Common Stock will automatically convert into one share of New Company Common Stock and (c) each warrant to purchase one share of SPAC Class A Common Stock will automatically convert into one warrant to purchase one share of New Company Common Stock.

A moment in time after the effectiveness of the Domestication and before the Closing, each outstanding unit of the SPAC (each of which will consist of one share of Domesticated SPAC Class A Common Stock and one-half of one warrant to purchase one share of Domesticated SPAC Class A Common Stock) will be separated into its component Domesticated SPAC Class A Common Stock and warrant.

The Domestication Proposal, if approved, will approve a change of the SPAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while the SPAC is currently governed by the Cayman Islands Companies Act, upon Domestication, the SPAC will be governed by the DGCL. The SPAC urges shareholders to carefully consult the information set out below under “The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights.” Additionally, the SPAC notes that if the Domestication Proposal is approved, then the SPAC will also ask SPAC Shareholders to approve the Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with the SPAC Delaware Certificate. In addition, pursuant to the Business Combination Agreement, the SPAC Board will adopt initial bylaws for the SPAC immediately following the effectiveness of the Domestication.

The Proposed Certificate of Incorporation and the proposed bylaws of the Surviving Company to be adopted in connection with the Domestication (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) differ in certain material respects from the Existing Governing Documents and the SPAC urges shareholders to carefully consult the information set out below under “The Charter Proposal,” the Proposed Governing Documents and the Existing Governing Documents, attached hereto as Annex A-A, Annex A-B and the Existing Governing Documents which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part of.

Reasons for the Domestication

The SPAC Board believes that there are significant advantages to the SPAC that will arise as a result of a change of domicile to Delaware. Further, the SPAC Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The SPAC Board believes that there are several reasons why a change of domicile to Delaware is in the best interests of the SPAC and SPAC Shareholders, including:

(i)

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporation laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporation laws. This favorable corporate and regulatory environment is attractive to businesses such as the SPAC’s. Based on publicly available data, over half of publicly traded corporations in the United States and over 68% of all Fortune 500 companies are incorporated in Delaware.

(ii)

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a Delaware corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporation law. Such clarity would be advantageous to the SPAC, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for SPAC Shareholders from possible abuses by directors, officers and controlling shareholders.

(iii)

Increased Ability to Attract and Retain Qualified Directors. Domestication from the Cayman Islands to Delaware is attractive to directors, officers and shareholders alike. The Surviving Company’s incorporation in Delaware may make the Surviving Company more attractive to future candidates for the Surviving Company Board, because many such candidates are already familiar with Delaware corporation law from their past business experience. To date, the SPAC has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification — draw such qualified candidates to Delaware corporations. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, the SPAC believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. The SPAC Board therefore believes that providing the benefits afforded directors by Delaware law will enable the Surviving Company, following completion of the Merger, to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

Anticipated Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the SPAC as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of the SPAC immediately following the Domestication will be the same as those of the SPAC immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Memorandum and Articles of Association of Andretti Acquisition Corp., as amended, and be registered by way of continuation as a corporation in the State of Delaware, and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Zapata Computing Holdings Inc.”

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of SPAC Common Stock (computed on the basis of the number of votes to which each such holder is entitled) who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

The Merger is conditioned upon the approval of the Domestication Proposal and the other Condition Precedent Proposals, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Domestication Proposal, if any of the Condition Precedent Proposals are not approved, or the Merger is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.

Pursuant to the Existing Governing Documents, with respect to any vote or votes to continue the Company in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Domestication Proposal.

Accordingly, the shares of SPAC Class B Common Stock held by the Sponsors and the SPAC’s officers and directors represent 100% of the aggregate voting power of the SPAC Common Stock with respect to the Domestication Proposal.

The Sponsors and Insiders have agreed to vote the shares of SPAC Common Stock owned by them in favor of the Domestication Proposal. For additional information, see “Proposal No. 3 — Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER PROPOSAL

We are asking for the SPAC Shareholders to approve and adopt, assuming the Domestication Proposal and Merger Proposal are approved, the amendment and restatement of the Existing Governing Documents by their deletion and substitution in their entirety with the Proposed Certificate of Incorporation, which, if approved, would take effect upon the completion of the Domestication. A copy of the Proposed Certificate of Incorporation is attached hereto as Annex A-A.

The Proposed Certificate of Incorporation differs in material respects from the Existing Governing Documents, and we urge shareholders to carefully consult the full text of the Existing Governing Documents. The Charter Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, the Charter Proposal will have no effect, even if approved by the SPAC Shareholders.

Reasons for Revisions

The SPAC Shareholders are being asked to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex A-A, which, in the judgment of the SPAC Board, is necessary to adequately address the needs of the Surviving Company following the Domestication and the consummation of the Merger. The Proposed Certificate of Incorporation was negotiated as part of the proposed Merger and related transactions. The SPAC Board’s specific reasons for each of the Unbundling Precatory Proposals are set forth below in the section entitled “The Unbundling Precatory Proposals.”

As a matter of Delaware law, the Proposed Certificate of Incorporation is required to be voted on by the SPAC Shareholders in connection with the Domestication and the SPAC Board will adopt the Proposed Bylaws promptly following the effectiveness of the Domestication if, and only if, the Domestication occurs.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of Andretti Acquisition Corp. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (a copy of which is attached to the proxy statement/prospectus as Annex A-A), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “Zapata Computing Holdings Inc.,” and, for the avoidance of doubt, the certificate of incorporation in the form attached to the proxy statement/prospectus as Annex A-A, is hereby approved.”

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Charter Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting. If any of the Condition Precedent Proposals are not approved, the Charter Proposal will have no effect, even if approved by the SPAC Shareholders.

Pursuant to the Existing Governing Documents, with respect to any vote or votes to adopt new constitutional documents of the SPAC, as a result of the SPAC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Charter Proposal.

Accordingly, the shares of SPAC Class B Common Stock held by the Sponsors and the SPAC’s officers and directors represent 100% of the aggregate voting power of the SPAC Common Stock with respect to the Charter Proposal.

The Sponsors and Insiders have agreed to vote the SPAC Common Stock beneficially owned by them in favor of the Charter Proposal. For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of the SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of the SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the SPAC’s directors and officers have interests in the Merger that may conflict with your interests as a shareholder. See the section titled “Proposal No. 3 — The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger” for a further discussion of these considerations.

THE UNBUNDLING PRECATORY PROPOSALS

As required by SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, we are requesting that the SPAC Shareholders vote upon the Unbundling Precatory Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not required by Delaware law or Cayman Islands law. The shareholder vote regarding each of the Unbundling Precatory Proposals is an advisory vote, and is not binding on us or the SPAC Board. Furthermore, the Merger is not conditioned on the approval of the Unbundling Precatory Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Unbundling Precatory Proposals, we intend that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect immediately prior to the Closing (assuming approval of the Condition Precedent Proposals).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex A-A and Annex A-B.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Proposal No. 2A)	Our Existing Governing Documents authorized 555,000,000 shares, consisting of (a) 500,000,000 SPAC Class A Common Stock, (b) 50,000,000 SPAC Class B Common Stock and (c) 5,000,000 shares of SPAC Preferred Stock.	The Proposed Certificate of Incorporation authorizes shares, consisting of (a) shares of New Company Common Stock and (b) shares of New Company Preferred Stock.

Amendments (Proposal No. 2B)	Our Existing Governing Documents provide that the provisions of the Existing Governing Documents may be amended at any time by special resolution either (a) by a majority of not less than two-thirds of the SPAC Shareholders as, being entitled to do so, vote at a general meeting or (b) by a unanimous written resolution of all of the SPAC Shareholders. Article 31.1 relating to the appointment and removal of directors may only be amended by a special resolution passed by at least two-thirds of shareholders (which shall include a simple majority of the holders of SPAC Class B Common Stock). Article 49.2 relating to transfers by way of continuation and the adoption of new constitutional documents as a result of transfers by way of continuation, may only	The Proposed Certificate of Incorporation may be amended, altered or repealed by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Governing Documents: (i) Section 5.2 of the Proposed Certificate of Incorporation

	Existing Governing Documents	Proposed Governing Documents
	be amended by a special resolution passed by at least 90 percent of SPAC Shareholders.	relating to the number, election and term of the Surviving Company Board; (ii) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (v) Article X of the Proposed Bylaws relating to lock-up restrictions affecting certain New Company Securities. The remaining sections of the Proposed Bylaws may be amended by either (a) an affirmative vote of a majority of the Surviving Company Board or (b) by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of New Company Common Stock.

Removal of Directors (Proposal No. 2C)	Our Existing Governing Documents provide that, prior to the closing of a business combination, holders of the SPAC Class B Common Stock have the exclusive right to nominate, vote upon the election of, or remove any director and holders of SPAC Class A Common Stock have no right to vote on the election or removal of any director. Following the closing of a business combination, we may, by ordinary resolution of all shareholders entitled to vote, appoint or remove any director.	The Proposed Certificate of Incorporation provides that (i) directors will be elected by a plurality of the votes cast in respect of the shares of New Company Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors and, (ii) subject to the special rights of the holders of one or more series of New Company Preferred Stock to elect directors, any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by

	Existing Governing Documents	Proposed Governing Documents
	The Existing Governing Documents provide that additional directors or any vacancy on the SPAC Board may be filled by a majority vote of the remaining directors then in office. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director resigns or his successor is elected.	a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. The Proposed Certificate of Incorporation also provides, for so long as the Surviving Company Board is classified and subject to the rights of holders of New Company Preferred Stock, that directors may be removed only (i) with cause and (ii) by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote at an election of directors, voting together as a single class.

Forum Selection (Proposal No. 2D)	Our Existing Governing Documents provide that the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of the Existing Governing Documents or related to the SPAC Shareholders.	Unless the Surviving Company consents in writing to the selection of an alternative forum, the Proposed Certificate of Incorporation designates the Delaware Court of Chancery as the exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the DGCL. The federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the Securities Act. This exclusive forum provision will not apply to claims under the Exchange Act.

Removal of Blank Check Company Provisions (Proposal No. 2E)	Our Existing Governing Documents contain various provisions applicable only to blank check companies.	The Proposed Governing Documents do not include these provisions applicable only to blank check companies.

Reasons for the Unbundling Precatory Proposals

(i)	Authorized Shares (Proposal No. 2A)

Our Existing Governing Documents authorized 555,000,000 shares, consisting of (a) 500,000,000 SPAC Class A Common Stock, (b) 50,000,000 SPAC Class B Common Stock and (c) 5,000,000 shares of SPAC Preferred Stock. Proposal No. 2A increases the authorized number of shares, which would be issuable as consideration for the Merger and for any proper corporate purpose, including capital raising transactions consisting of equity or convertible debt, stock dividends, or in issuances under current and future stock incentive plans. Our board of directors has determined that the increase in the number of shares of authorized New Company Common Stock is desirable and in the best interests of stockholders because it will enhance the Surviving Company’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the consummation of the Merger. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination Agreement and any of the transactions contemplated in connection therewith or otherwise in the ordinary course of business, the additional authorized shares of New Company Common Stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Surviving Company’s authorized but unissued common stock and preferred shares will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Since stockholders of the Surviving Company will have no preemptive rights, the Surviving Company Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or NYSE rules. The terms upon which any such securities may be issued will be determined by the Surviving Company Board.

If approved, the additional shares of New Company Common Stock will have rights as described in “Description of the Surviving Company’s Securities” and “Comparison of Corporate Governance and Shareholder Rights” included in this proxy statement/prospectus. Incidental effects of the increase in the outstanding number of shares of New Company Common Stock may include dilution of ownership and voting rights of existing holders of SPAC Common Stock and lower earnings per share. The Surviving Company could also use the increased number of shares of New Company Common Stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New Company Common Stock.

(ii)	Amendments to the Organizational Documents (Proposal No. 2B)

Our Existing Governing Documents provide that amendments may only be made pursuant to a special resolution of Cayman Islands law, which must be approved either by at least two-thirds of the SPAC Shareholders who attend and vote at a shareholder meeting, or by a unanimous written resolution of all of the SPAC Shareholders. Additionally, Article 31.1 relating to the appointment and removal of directors may only be amended by a special resolution passed by at least two-thirds of shareholders (which shall include a simple majority of the holders of SPAC Class B Common Stock), and Article 49.2 relating to transfers by way of continuation may only be amended by a special resolution passed by at least 90 percent of SPAC Shareholders.

Proposal No. 2B provides that the Surviving Company’s stockholders will be able to amend any section of the Proposed Certificate of Incorporation by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Governing Documents: (i) Section 5.2 of the Proposed Certificate of Incorporation relating to the number, election and term of the Surviving Company Board; (ii) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (v) Article X of the Proposed Bylaws relating to lock-up restrictions affecting certain New Company Securities. The remaining sections of the Proposed Bylaws may be amended by either (a) the affirmative vote of a majority of the Surviving Company Board, or (b) holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of New Company Common Stock.

We believe that supermajority voting requirements are appropriate at this time to protect key provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from (x) taking actions that may be harmful to other stockholders or (y) making changes to provisions that are intended to protect all stockholders. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Surviving Company to negotiate with the Surviving Company Board to reach terms that are appropriate for all stockholders of the Surviving Company.

(iii)	Director Election, Vacancies and Removal (Proposal No. 2C)

Our Existing Governing Documents provide that, prior to the closing of a business combination, holders of the SPAC Class B Common Stock have the exclusive right to elect or remove any director and holders of SPAC Class A Common Stock have no right to vote on the election or removal of any director, and, following the closing of a business combination, we may by ordinary resolution of all shareholders entitled to vote, appoint or remove any director. The Existing Governing Documents also provide that additional directors or any vacancy on the SPAC Board may be filled by a majority vote of the remaining directors then in office. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director resigns or his successor is elected.

Proposal No. 2C provides that the Proposed Certificate of Incorporation will permit that the directors will be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proposal No. 2C also provides that, subject to the special rights of the holders of one or more series of New Company Preferred Stock to elect directors, any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. With respect to removal of directors, the Proposed Certificate of Incorporation will provide, for so long as the Surviving Company Board is classified and subject to the rights of holders of New Company Preferred Stock, that directors may be removed only (i) with cause and (ii) by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote at an election of directors, voting together as a single class.

We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. We further believe that, going forward, a supermajority voting requirement to remove directors encourages the person seeking control of the Surviving Company to negotiate with the Surviving Company Board to reach terms that are appropriate for all stockholders of the Surviving Company.

(iv)	Forum Selection (Proposal No. 2D)

Our Existing Governing Documents provide that the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of the Existing Governing Documents or related to the SPAC Shareholders. Proposal No. 2D provides that, unless the Surviving Company consents in writing to the selection of an alternative forum, the Proposed Certificate of Incorporation designates the Delaware Court of Chancery as the exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the DGCL (including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Surviving Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Surviving Company to the Surviving

Company or the Surviving Company’s stockholders or (iii) any action asserting a claim against the Surviving Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. Additionally, the Proposed Certificate of Incorporation will provide that the federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the Securities Act (or, if such court does not have jurisdiction over such action, any other federal district court of the United States), except if the application of this forum provision is, illegal, invalid or unenforceable, then sole and exclusive forum for actions arising under the Securities Act will be the Court of Chancery of the State of Delaware.

This amendment is intended to assist the Surviving Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that the Surviving Company intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Surviving Company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

The foregoing exclusive forum provision will not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

(v)	Removal of Blank Check Company Provisions (Proposal No. 2E)

Our Existing Governing Documents contain various provisions applicable only to blank check companies. Proposal No. 2E eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Merger. For example, these proposed amendments remove the requirement to dissolve the SPAC and allow it to continue as a corporate entity with perpetual existence following Closing. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for the Surviving Company following the Merger. In addition, certain other provisions in our Existing Governing Documents require that proceeds from the SPAC’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Merger is consummated.

Anti-Takeover Effects of the Proposed Organizational Documents and Certain Provisions of Delaware Law

The Proposed Governing Documents will contain, and the DGCL contains, certain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Surviving Company Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Surviving Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Surviving Company. However, these provisions may have an anti-

takeover effect and may delay, deter or prevent a merger or acquisition of the Surviving Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders. See “Description of the Surviving Company Capital Stock — Anti-Takeover Provisions of Delaware Law” and “— Section 203 of the Delaware General Corporation Law” for more information.

Resolutions to be Voted Upon

The full text of the resolutions to be proposed are as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to increase the authorized share capital from 555,000,000 shares consisting of 500,000,000 shares of SPAC Class A Common Stock, 50,000,000 shares of SPAC Class B Common Stock, and 5,000,000 shares of SPAC Preferred Stock, to authorized capital stock, consisting of (i)    shares of New Company Common Stock and (ii)    shares of New Company Preferred Stock.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to provide that (i) the Proposed Certificate of Incorporation may be amended, altered or repealed by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Governing Documents: (A) Section 5.2 of the Proposed Certificate of Incorporation relating to the number, election and term of the Surviving Company Board; (B) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (C) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (D) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (E) Article X of the Proposed Bylaws relating to lock-up restrictions affecting certain New Company Securities; and (ii) the remaining sections of the Proposed Bylaws may be amended by either (a) an affirmative vote of a majority of the Surviving Company Board or (b) by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of New Company Common Stock.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to provide that (i) directors will be elected by a plurality of the votes cast in respect of the shares of New Company Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors and, (ii) subject to the special rights of the holders of one or more series of New Company Preferred Stock to elect directors, any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders and, (iii) for so long as the Surviving Company Board is classified and subject to the rights of holders of New Company Preferred Stock, directors may be removed only (A) with cause and (B) by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote at an election of directors, voting together as a single class.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to provide that, unless the Surviving Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the DGCL, the federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the Securities Act, and such exclusive forum provision will not apply to claims under the Exchange Act.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to eliminate various provisions in the Existing Governing Documents applicable only to blank check companies.”

Vote Required for Approval

The approval of each of the Unbundling Precatory Proposals, each of which is a non-binding advisory vote, requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting, and otherwise will have no effect on the Unbundling Precatory Proposals.

As discussed above, the Unbundling Precatory Proposals are advisory votes and therefore are not binding on the SPAC or the SPAC Board. Furthermore, the Merger is not conditioned on the approval of the Unbundling Precatory Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Unbundling Precatory Proposals, the SPAC intends that the Proposed Governing Documents will take effect immediately prior to the Closing (assuming approval of the Condition Precedent Proposals). Further, in the event of any conflict between the non-binding and advisory resolutions adopted in connection with the Unbundling Precatory Proposals and the Proposed Governing Documents, the latter will govern and control.

The Sponsors and Insiders have agreed to vote the SPAC Common Stock beneficially owned by them in favor of the Unbundling Precatory Proposals. For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the APSG Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE UNBUNDLING PRECATORY PROPOSALS.

PROPOSAL NO. 3—THE MERGER PROPOSAL

Holders of SPAC Common Stock are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger. SPAC Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A and is incorporated by reference to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

The Business Combination Agreement

This subsection of this proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, substantially in the form attached to this proxy statement/prospectus as Annex A. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about the SPAC, Zapata, or any other matter.

General Description of the Business Combination Agreement

On September 6, 2023, the SPAC entered into a Business Combination Agreement, by and among the SPAC, Merger Sub and Zapata. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, a business combination between the SPAC and Zapata will be effected through the merger of Merger Sub with and into Zapata, with Zapata surviving the Merger as a wholly owned subsidiary of the SPAC. The Business Combination Agreement and the Merger were approved by the board of directors of each of the SPAC and Zapata.

Immediately prior to the consummation of the Merger, the Domestication will occur in accordance with Section 388 of the DGCL and Part XII of the Companies Act, effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which the SPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For additional information, see “Proposal No. 1 — The Domestication Proposal.”

Consideration to be Received in the Merger

At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, Merger Sub, Zapata or the Zapata stockholders:

•

each share of Zapata Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares owned by Zapata as treasury stock) will be converted into the right to receive Per Share Preferred Stock Consideration in accordance with the deemed liquidation provisions of Zapata’s charter;

•

each share of Zapata Common Stock that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares owned by Zapata as treasury stock) will be converted into the right to receive Per Share Common Stock Consideration in accordance with the deemed liquidation provisions of Zapata’s charter;

•	each share of Zapata Capital Stock held in the treasury of Zapata will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each share of Merger Sub’s common stock, par value $0.01 per share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company; and

•

each vested or unvested Zapata Option, that is outstanding immediately prior to the Effective Time, will automatically be converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Options immediately prior to the Effective Time, including applicable vesting conditions, the number of shares of New Company Common Stock (rounded down to the nearest whole number) determined by multiplying the Zapata Common Stock subject to the Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of New Company Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing (A) the per share exercise price for the shares of Zapata Common Stock subject to the Zapata Option, as in effect immediately prior to the Effective Time, by (B) the Per Share Common Stock Consideration.

At the Effective Time, Zapata will issue shares of New Company Common Stock to the holders of Senior Notes then outstanding in accordance with the terms of the Senior Notes and the Exchange Agreements.

No fractional shares of New Company Common Stock will be issued by virtue of the Merger or the Proposed Transactions and, for purposes of calculating the aggregate amount of shares of New Company Common Stock issuable to each holder of shares of Zapata Capital Stock, all shares of Zapata Capital Stock held by such holder will be aggregated amongst themselves and the aggregate number of shares of New Company Common Stock to be issued in respect of such aggregate number of shares held by such holder will be rounded down to the nearest whole number. No cash settlements will be made with respect to fractional shares or units eliminated by rounding.

The aggregate value of the consideration that the holders of Zapata securities collectively shall be entitled to receive from the SPAC in connection with the Merger shall not exceed $200,000,000 (calculated with each share of New Company Common Stock deemed to have a value of $10 per share).

The net cash contributed to the balance sheet of the Surviving Company in the Merger and the total number of shares of New Company Common Stock outstanding following the Closing will fluctuate depending upon the extent to which Public Shareholders exercise their redemption rights. Although the parties to the Merger have deemed the value of New Company Common Stock to be equal to $10.00 per share for determining the number of shares of New Company Common Stock issuable to holders of Zapata Common Stock, the cash value per share of New Company Common Stock will be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per New Company Common Stock resulting from the proceeds of the Trust Account, in a no redemption scenario, 50% redemption scenario and maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of June 30, 2023 of approximately $10.66 per Public Share (after taking into account funds removed from the Trust Account in connection with shares redeemed by Public Shareholders in connection with the Extension Meeting) and (ii) estimated transaction expenses of approximately $12.0 million.

	Assuming No Redemptions(1)	Assuming 50% Redemption(2)	Assuming Maximum Redemptions(3)
Shares of SPAC Class A Common Stock not redeemed	7,894,801	3,947,401	—
Gross Cash Proceeds of Trust Account at $10.66 per share	$84,158,579	$42,079,295	—
Total Gross Cash Proceeds	$84,158,579	$42,079,295	—
Estimated Transaction Expenses	$12,000,000	$12,000,000	$12,000,000
Net Cash Proceeds.	$72,158,579	$30,079,295	NM
Total Shares Outstanding	32,197,129	28,249,729	22,878,828	(4)
Net Cash per share of New Company Common Stock Outstanding	$2.24	$1.06	NM

NM = not meaningful

(1)

This scenario assumes that no shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(2)

This scenario assumes that 3,947,400 shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(3)

This scenario assumes that all 7,894,801 outstanding shares of SPAC Class A Common Stock are redeemed by Public Shareholder, after taking into account shares redeemed by Public Shareholder in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(4)

Amount presented in the Assuming Maximum Redemptions scenario includes 5,750,000 shares of New Company Common Stock converted from SPAC Class B Common Stock less 1,423,500 shares of New Company Common Stock that are unvested pursuant to the Sponsor Support Agreement as the result of closing available cash of less than $10.0 million, which are subject to forfeiture if certain conditions are not met. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Description of the Merger — Sponsor Founder Shares.”

Post-Merger Ownership Structure

The simplified diagram below depicts the organizational structure of the Company immediately following the Merger. The percentages shown reflect the voting power in the SPAC and economic interests in the SPAC and Zapata on a combined basis, in each case assuming no redemptions (or assuming maximum redemptions). See the footnotes to the Pro Forma Combined Share Ownership in Zapata Computing, Inc. table below for the additional assumptions used in calculating such percentages.

It is anticipated that, immediately upon completion of the Merger, the combined voting power of the SPAC and combined economic interest in the SPAC and Zapata will be as shown below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.(1)
	Assuming No Redemptions(2)			Assuming 50% Redemption(3)			Assuming Maximum Redemptions(4)
	Shares		Percentage	Shares		Percentages	Shares	Percentage
Current Zapata stockholders	17,890,564		55.5%	17,890,564		63.3%	17,890,564	78.2%
Current Public Shareholders	7,894,801	(5)	24.5%	3,947,401	(5)	14.0%	—	—
Sponsors and Insiders(6)	5,750,000		17.9%	5,750,000		20.4%	4,326,500	18.9%
Senior Note holders(7)	661,764		2.1%	661,764		2.3%	661,764	2.9%
Total Shares of New Company Common Stock	32,197,129		100.0%	28,249,729		100.0%	22,878,828	100.0%

(1)	Calculated as of June 30, 2023, subject to the notes below.
(2)

This scenario assumes that no shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(3)

This scenario assumes that 3,947,400 shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(4)

This scenario assumes that all 7,894,801 outstanding shares of SPAC Class A Common Stock are redeemed by Public Shareholder, after taking into account shares redeemed by Public Shareholder in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(5)	Gives effect to the redemption of an aggregate of 15,105,199 shares of SPAC Class A Common Stock in connection with the extraordinary general meeting held by the SPAC on July 14, 2023.
(6)

Amount presented in the Assuming Maximum Redemptions scenario represents 5,750,000 shares of New Company Common Stock converted from SPAC Class B Common Stock less 1,423,500 shares of New Company Common Stock that are unvested pursuant to the Sponsor Support Agreement as the result of closing available cash of less than $10.0 million, which are subject to forfeiture if certain conditions are not met. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Description of the Merger — Sponsor Founder Shares.”
(7)

Represents shares of New Company Common Stock issued to holders of the Senior Notes pursuant to the Exchange Agreements. Such holders include certain Insiders of the SPAC. Such amount includes $750,000 in Senior Notes issued after June 30, 2023. See “Certain Relationships and Related Party Transactions — The SPAC Related Person Transactions — Senior Notes.”

The SPAC agreed to pay the IPO underwriters a deferred fee contingent upon the SPAC’s consummation of a business combination. The deferred fee is in the amount of $0.35 per share of SPAC Class A Common Stock, or, as of August 3, 2023, $8,050,000 in the aggregate, and will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the SPAC completes the Merger, subject to the terms of the underwriting agreement. These deferred fees were waived by the underwriters in connection with the consummation of the Merger.

Material Adverse Effect of SPAC

Under the Business Combination Agreement, certain representations and warranties of the SPAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Material Adverse Effect” with respect to the SPAC means any circumstances, changes, conditions, developments, effects or occurrences (each, an “Effect,” and collectively “Effects”) that, individually or in the aggregate with any one or more other Effects, that (a) has had, or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, or results of operations of the SPAC; or (b) would reasonably be expected to prevent, materially delay or materially impair or impede the performance by the SPAC or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Merger or any of the other Proposed Transactions; provided, however, that with respect to clause (a) only, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether or not a “Material Adverse Effect” with respect to the SPAC has occurred: (i) any change or proposed change in or in the interpretation of any applicable laws (including any COVID-19 measures) after the date of the Business Combination Agreement or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the SPAC operates; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken by the SPAC as expressly required by the Business Combination Agreement or the failure of the SPAC to take any action that the SPAC is expressly prohibited by the terms of the Business Combination Agreement from taking; (vii) the announcement or execution, pendency or consummation of the Domestication, the Merger or any of the other Proposed Transactions; or (viii) any actions taken, or failures to take action, in each case, which Zapata has expressly requested in writing, except in the cases of clauses (i) through (iii), in each case, to the extent that the SPAC is materially and disproportionately affected thereby as compared with other participants in the industries in which the SPAC operates.

Material Adverse Effect of Zapata

Under the Business Combination Agreement, certain representations and warranties of Zapata are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, it is a condition to the performance of the SPAC’s obligation to consummate the Merger that no “Material Adverse Effect” with respect to Zapata occurs between signing and Closing. Pursuant to the Business Combination Agreement, a “Material Adverse Effect” with respect to Zapata means any effect that, individually or in the aggregate with any one or more other Effects, that (a) has had, or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of Zapata, or (b) would reasonably be expected to prevent, materially delay or materially impair or impede the performance by Zapata of its obligations under the Business Combination Agreement or the consummation of the Merger or any of the other transactions; provided, however, that with respect to clause (a) only, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a “Material Adverse Effect” with respect to Zapata: (i) any change or proposed change in or in the interpretation of any applicable laws (including any COVID-19 measures) after the date of the Business Combination Agreement or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Zapata operates; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken by Zapata as expressly required by the Business Combination Agreement or the failure of Zapata to take any action that Zapata is expressly prohibited by the terms of the Business Combination Agreement from taking; (vii) the announcement or execution, pendency or consummation of the Domestication, the Merger or any of the other transactions (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (viii) shall not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to contribute to or result in, a “Material Adverse Effect” with respect to Zapata; or (ix) any actions taken, or failures to take action, in each case, which the SPAC has expressly requested in writing, except in the cases of clauses (i) through (v), in each case, to the extent that Zapata is materially and disproportionately affected thereby as compared with other participants in the industries in which Zapata operates.

Closing of the Merger

The Closing is expected to occur electronically through the exchange of documents via e-mail, or in such other place as the parties shall agree, as promptly as practicable, but in no event later than three (3) business days after the satisfaction or, if permissible, waiver of all of the conditions to closing in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). Upon the Closing, the SPAC shall be renamed “Zapata Computing Holdings Inc.” or such other similar name as Zapata and the SPAC may agree.

Conditions to Closing of the Merger

Mutual

The obligations of each of Zapata, the SPAC and Merger Sub to consummate the Proposed Transactions, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

•	the written consent or affirmative vote of the Requisite Majority;

•	the approval by holders of SPAC Common Stock of the Merger Proposal, the NYSE Proposal, the Adjournment Proposal, the Domestication Proposal and the Charter Proposal;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Proposed Transactions, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the transactions, including the Merger;

•

all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Proposed Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

•

this proxy statement/prospectus shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of this proxy statement/prospectus shall be in effect, and no proceedings for purposes of suspending the effectiveness of this proxy statement/prospectus shall have been initiated or be threatened by the SEC and not withdrawn;

•

the shares of SPAC Common Stock to be issued in connection with the Proposed Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

•

the post-Closing SPAC certificate of incorporation shall have been filed with the Secretary of State of the State of Delaware, and the SPAC shall have adopted its post-Closing bylaws, appointed directors to the SPAC Board and the Surviving Company and authorized the issuance of New Company Common Stock to be issued in connection with the transactions; and

•

holders of SPAC Common Stock shall have been provided an opportunity by the SPAC to exercise their redemption rights in accordance with the Existing Governing Documents and this proxy statement/prospectus.

SPAC and Merger Sub

The obligations of the SPAC and Merger Sub to consummate the Proposed Transactions, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

•

the accuracy of the representations and warranties of Zapata as of the date of the Business Combination Agreement and as of the Closing Date, other than, in most cases, those failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zapata;

•

Zapata shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	the receipt of a certificate signed by an officer of Zapata certifying that the two preceding conditions have been satisfied;

•	no material adverse effect shall have occurred since the date of the Business Combination Agreement;

•

delivery by Zapata to the SPAC, on or prior to the Closing, of a properly executed certification that shares of Zapata Capital Stock are not “United States real property interests” under Section 897(c) of the Code, together with a notice to the U.S. Internal Revenue Services in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

•	Zapata shall have delivered to the SPAC the PCAOB Financials.

Zapata

The obligations of Zapata to consummate the transactions, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to Closing of the following additional conditions:

•	the accuracy of the representations and warranties of the SPAC and Merger Sub as of the date of the Business Combination Agreement and as of the Closing Date, other than, in most cases, those failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SPAC;

•

The SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	the receipt of a certificate signed by an officer of the SPAC certifying that the two preceding conditions have been satisfied; and

•

The SPAC shall have entered into an Exchange Agreement with each holder of Senior Notes pursuant to which such Senior Notes will be exchanged for shares of SPAC Common Stock in accordance with the terms of such exchange agreement and as set forth in the Exchange Agreements at the Effective Time.

Representations and Warranties

Under the Business Combination Agreement, Zapata made customary representations and warranties (which are sometimes subject to materiality and knowledge qualifiers) relating to a number of matters, including the following: organization and qualification; organizational documents; capitalization; authority relative to the Business Combination Agreement; absence of conflicts; required filings and consents; permits; compliance with law; financial statements; absence of certain changes or events; absence of litigation; employee benefit plans; labor and employment matters; real property; title to assets; intellectual property rights; data processing; privacy; security; taxes; environmental matters; material contracts; insurance; Zapata Board approval; certain business practices; trade compliance; government contracts; interested party transactions; brokers; and accuracy of Zapata’s information included in this proxy statement/prospectus.

Under the Business Combination Agreement, the SPAC made customary representations and warranties (which are sometimes subject to materiality and knowledge qualifiers) relating to a number of matters, including the following: corporate organization; organizational documents; capitalization; authority relative to the Business Combination Agreement; absence of conflicts with organizational documents, applicable laws, or certain agreements or obligations; required filings and consents; compliance with laws; SEC filings; financial statements; absence of certain changes or events; absence of litigation; SPAC Board approval; the vote of the SPAC Shareholders required in connection with the Merger; prior operations of Merger Sub; brokers; the Trust Account; employees and employee benefit plans; taxes; NYSE listing; affiliate agreements; fairness opinion of Duff & Phelps; and accuracy of the SPAC’s information included in this proxy statement/prospectus.

Covenants of Zapata

Zapata has agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, and except as (i) expressly contemplated by any other provision of the Business Combination Agreement, (ii) as set forth in Zapata’s disclosure schedule to the Business Combination Agreement, (iii) as required by applicable law (including COVID-19 measures), or (iv) the SPAC otherwise consents in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

•	Zapata shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

•

Zapata shall use its commercially reasonable efforts to: (A) preserve its business organization, (B) keep available the services of the current officers, key employees and consultants of Zapata, (C) preserve its current relationships and goodwill with key customers, suppliers, lenders, partners, government authorities and persons with whom Zapata and its subsidiaries have significant business relations and (D) maintain all insurance policies of Zapata and its subsidiaries or substitutes therefore.

Zapata has further agreed that except as (i) expressly contemplated by any other provision of the Business Combination Agreement, (ii) as set forth in Zapata’s disclosure schedule to the Business Combination Agreement, (iii) as required by applicable law (including COVID-19 measures), or (iv) the SPAC otherwise consents in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Zapata will not, and Zapata will cause its subsidiaries not to, directly or indirectly, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement:

•	amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of Zapata or any of its subsidiaries;

•

issue, sell, transfer, pledge, dispose of, deliver, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, delivery, grant or encumbrance of, any shares of any class of capital stock of Zapata, or any options, restricted stock units, stock appreciation rights, warrants, convertible securities or other rights of any kind to acquire, or commitments for the issuance of, any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Zapata or any of its subsidiaries; provided, however, that the exercise or settlement of any Zapata Options, within the limits of the 2018 Plan and any other equity incentive plan share reserve in effect as of the date of the Business Combination Agreement and as set forth on Zapata’s disclosure schedule to the Business Combination Agreement, will not require the consent of the SPAC; provided for the sake of clarity, the Zapata Options exercised or settled pursuant to the Business Combination Agreement shall be treated in the same manner as outstanding Zapata Common Stock for purposes of the merger consideration schedule delivered by Zapata to the SPAC pursuant to the Business Combination Agreement and for the sake of further clarity, the number of shares of Zapata Common Stock reserved for issuance under the 2018 Plan and any other equity incentive plan under which Zapata granted Zapata equity awards may not be increased;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassify, combine, split, subdivide or redeem, or purchase, repurchase or otherwise acquire, directly or indirectly, or offer to take any of the foregoing actions with respect to, any of its capital stock or effect any recapitalization or any other change in its capitalization;

•

sell, transfer, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of Zapata and its subsidiaries, taken as a whole (including intellectual property and software), except for (A) transactions solely among Zapata and its wholly-owned subsidiaries or among the wholly-owned subsidiaries of Zapata, (B) dispositions of obsolete or worthless assets, (C) sales of inventory in the ordinary course of business consistent with past practice and (D) sales, abandonment, lapses of assets or items or materials (in each case other than intellectual property and software) in an amount not in excess of $100,000 in the aggregate, other than (A) as set forth on Zapata’s disclosure schedules to the Business Combination Agreement, (B) certain specified permitted liens, or (C) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to Zapata and its subsidiaries, taken as a whole;

•

(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division or material portion of the assets or equity thereof; (B) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness (excluding indebtedness incurred by the issuance of Senior Notes) in excess of $5,000,000, other than solely between Zapata and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries, or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; or (C) issue Senior Notes such that the aggregate principal amount of Senior Notes outstanding immediately after such issuance would be greater than $20,000,000;

•

make any loans or advances to any person (including to any of its officers, directors, agents or consultants), or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable in the ordinary course of business and consistent with past practice;

•

(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Zapata as of the date of the Business Combination Agreement, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person other than any such service provider with total cash compensation, on an annualized basis, of less than $100,000, in the ordinary course of business consistent with past practice, or terminate (other than for cause) any current director, officer employee or consultant provider with total cash compensation, on an annualized basis, of $100,000 or more or (E) enter into or amend any collective bargaining agreement or other labor agreement (including agreements with works councils and trade unions and side letters) to which Zapata is a party or by which it is bound;

•

grant any severance or termination pay to, any director or officer of Zapata, other than (A) as required by law or (B) pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement;

•

adopt, amend and/or terminate any (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, welfare, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, termination, collective bargaining, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, indemnification or other individual services agreement;

•	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, other than as required by GAAP;

•

(A) make or change any material tax election, change any material method of tax accounting, amend a filed material tax return, settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, or settle any tax proceeding; or (B) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions from qualifying for the intended tax treatment;

•

enter into, amend, fail to exercise any renewal rights, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract (or any contract that would be a material contract if in effect on the date hereof) or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Zapata’s rights thereunder, in each case in a manner that is adverse to Zapata, except in the ordinary course of business consistent with past practice;

•	(A) permit any material item of Zapata-owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required to maintain each and every material item of Zapata-owned intellectual property, (B) disclose any material trade secrets included in Zapata-owned intellectual property, except in the ordinary course of business consistent with past practice of Zapata and subject to a written confidentiality agreement, or (C) other than in the ordinary course of business consistent with past practice of Zapata, sell, assign, transfer, license, create a lien on (other than permitted liens) or grant any covenant not to sue with respect to, or otherwise dispose of any material Zapata-owned intellectual property;

•

do or cause to be done, or fail to do, anything which would reasonably be expected to result in a breach of any agreement entered into, or to be entered into, by the SPAC relating to any committed equity facility or other subscription to shares of New Company Common Stock that provides cash to the SPAC or the Company after the date of the Business Combination Agreement;

•

make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than (i) any capital expenditure (or series of related capital expenditures) consistent in all material respects with Zapata’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to the SPAC prior to the date of the Business Combination Agreement, or (ii) in connection with buying any assets purchased for lease or resale in the ordinary course of business;

•	acquire or dispose of any fee interest in real property;

•	enter into, renew or amend in any material respect, any contractual or other arrangement with Zapata, other than customary indemnity arrangements;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages that do not exceed $250,000 in the aggregate;

•	enter into any material new line of business outside of the business conducted by Zapata and its subsidiaries as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain, cancel or materially change coverage any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Zapata and its subsidiaries and their assets and properties;

•	materially amend, waive or voluntary terminate any lease, or enter into, extend or fail to exercise any renewal option under any lease;

•

liquidate, dissolve, reorganize or otherwise wind up the business and operations of Zapata or any of its subsidiaries or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Zapata or its subsidiaries (other than the transactions); or

•	enter into any formal or informal agreement or otherwise make a commitment or undertaking to do any of the foregoing.

Conduct of Business Pending Merger

The SPAC has agreed that, between the date of the Business Combination Agreement and the Effective Time (or the earlier termination of the Business Combination Agreement), and except (i) as expressly contemplated by any other provision of the Business Combination Agreement, (ii) for entering into any agreement, or to be entered into, by the SPAC relating to consummating any committed equity facility or other subscription to shares of New Company Common Stock that provides cash to the SPAC, (iii) as set forth on the

SPAC disclosure schedule to the Business Combination Agreement, (iv) as required by applicable law (including any COVID-19 measures), or (v) unless Zapata otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the SPAC and Merger Sub will be conducted in the ordinary course of business and in a manner consistent with past practice.

The SPAC has further agreed that except (i) as expressly contemplated by any other provision of the Business Combination Agreement, (ii) for entering into any agreement, or to be entered into, by the SPAC relating to consummating any committed equity facility or other subscription to shares of New Company Common Stock that provides cash to the SPAC, (iii) as set forth on the SPAC disclosure schedule to the Business Combination Agreement, (iv) as required by applicable law (including any COVID-19 measures), or (v) unless Zapata otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the SPAC will not and the SPAC will cause its subsidiaries not to, directly or indirectly, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement:

•	amend or otherwise change the Existing Governing Documents or the organizational documents of Merger Sub or form any subsidiary of the SPAC other than Merger Sub;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account or as otherwise required by the Existing Governing Documents;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or the SPAC Warrants except for redemptions from the Trust Account or as otherwise required by the Existing Governing Documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any class of shares or other securities of the SPAC or any shares of any class of capital stock or other securities of Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the SPAC or Merger Sub, other than (i) in connection with the exercise of any the SPAC Warrants outstanding as of the date of the Business Combination Agreement and (ii) in connection with conversion of the SPAC Class B Common Stock pursuant to the Existing Governing Documents;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•	engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Proposed Transactions);

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the SPAC or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement;

•

make or change any material tax election, change any material method of tax accounting, amend a filed material tax return, settle or compromise any U.S. federal, state, local or non-U.S. income tax liability, or settle any tax proceeding;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC or Merger Sub, except as required by the Existing Governing Documents;

•

amend the Investment Management Trust Agreement, dated as of January 12, 2022 (the “Trust Agreement”), between the SPAC and the Transfer Agent, as trustee, or any other agreement related to the Trust Account;

•

enter into, or amend or modify any term of (in a manner adverse to the SPAC or any of its subsidiaries (including, following the Effective Time, Zapata and its subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under any (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, welfare, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, termination, collective bargaining, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, indemnification or other individual services agreement (or any agreement, arrangement, policy or plan that would be a plan if in effect on the date of the Business Combination Agreement);

•	enter into, renew or amend in any affiliate agreement, except as disclosed on the SPAC disclosure schedule to the Business Combination Agreement; or

•	enter into any formal or informal agreement or otherwise make a commitment or undertaking to do any of the foregoing.

Financing

Prior to the Closing, each of the SPAC and Zapata intend to solicit, negotiate and enter into committed equity facilities or other subscription to shares of New Company Common Stock that provides cash to the SPAC (“Equity Financing”) and related agreements entered into, or to be entered into by the SPAC relating to an Equity Financing (“Financing Agreements”) (or committed equity facilities or other subscription to shares of Zapata Capital Stock that provides cash to Zapata, “Zapata Equity Financing” and related agreements entered into, or to be entered into, by Zapata relating to an Equity Financing, “Zapata Financing Agreements”), pursuant to which certain investors, upon the terms and subject to the conditions set forth therein, shall purchase certain SPAC Common Stock (or securities convertible into Zapata Capital Stock, as the case may be) in a private placement or placements to be consummated, in the case of the SPAC, substantially contemporaneously with the consummation of the transactions contemplated by the Business Combination Agreement, and, in the case of Zapata, during the period between from date of the Business Combination Agreement through and including the Closing Date, and which will, in each case, be subject to each party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and, with respect to Zapata Financing Agreements, will not exceed an aggregate amount of $25,000,000 prior to Closing (including the issuance of Senior Notes and inclusive of principal amount and interest) (the “Company Equity Financing Limitation”). Both the identity of any participant in an Equity Financing (or Zapata Equity Financing), and the proposal of or agreement to any material terms in connection therewith, shall be subject to each party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and with respect to any Zapata Financing Agreement, subject to the Company Equity Financing Limitation; provided, that the parties intend that any Equity Financing or Zapata Equity Financing be structured in a manner as would not adversely impact the intended tax treatment of the Domestication and the Merger.

None of Zapata, the SPAC or Merger Sub shall, prior to the Effective Time or the earlier termination of the Business Combination Agreement, enter into, modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions or remedy under any Financing Agreements (or Zapata Financing Agreements, as the case may be) entered into prior to the Closing without the prior written consent of the other parties hereto (not to be unreasonably withheld, conditioned or delayed); provided, that any modification or waiver that is solely administrative in nature and does not affect any economic or any other material term (including any conditions to closing) of such Financing Agreement or Zapata Financing Agreement (for which the parties already provided their prior written consent) will not require the prior written consent of the parties).

Survival of Representations, Warranties and Covenants; No Indemnification

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing, and all such representations, warranties, covenants, obligations or other agreements will terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

Termination

The Business Combination Agreement may be terminated and the Merger and the other transactions may be abandoned at any time prior to the Effective Time as follows:

•	by mutual written consent of the SPAC and Zapata;

•

by written notice from either the SPAC or Zapata to the other if the Closing shall not have occurred prior to April 18, 2024 (the “Outside Date”); provided, however, that as of the Outside Date, if the Closing would have occurred, but any or all of the conditions to Closing relating to antitrust approvals, waiting periods, the effectiveness of this proxy statement/prospectus and the approval of the New Company Common Stock for listing on NYSE are not satisfied, then the Outside Date will be extended until 11:59 p.m. Eastern Time on September 6, 2024 (the “Extended Outside Date”), subject only to SPAC’s shareholders having approved at a general meeting an amendment to the amended and restated memorandum and articles of association of the SPAC extending the date on which the SPAC must complete a business combination to a date that is on or after the Extended Outside Date; provided, further, that the right to terminate the Business Combination Agreement in the above manner shall not be available to any party whose action or failure to act has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a material breach of the Business Combination Agreement;

•

by written notice from either the SPAC or Zapata to the other if any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the transactions, including the Merger;

•	by written notice from either the SPAC or Zapata to the other if approval by the SPAC Shareholders is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

•

by written notice from the SPAC to Zapata if written consent or affirmative vote of the Requisite Majority in favor of the adoption and approval the Merger and the other Proposed Transactions has not been obtained (and such written consent has not been delivered by Zapata to the SPAC) within twenty-four (24) hours after this proxy statement/prospectus becomes effective;

•

by written notice from the SPAC to Zapata, if Zapata shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement; provided, however, that the SPAC has not waived such terminating breach and the SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further that, if such termination breach is curable by Zapata, the SPAC may not terminate the Business Combination Agreement for so long as Zapata continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by the SPAC to Zapata or (ii) the Outside Date;

•

by written notice from Zapata to the SPAC, if the SPAC or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements on the part of the SPAC and Merger Sub set forth in the Merger; provided, however, that Zapata has not waived such terminating breaches and Zapata is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such terminating breach is curable by the SPAC and Merger Sub, Zapata may not terminate the Business Combination Agreement so long as the SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by Zapata or the SPAC; or (ii) the Outside Date;

•	by written notice from the SPAC to Zapata if the PCAOB Financials shall not have been delivered to the SPAC by Zapata on or before October 31, 2023; or

•

by written notice from the SPAC to Zapata if the SPAC shall not have delivered executed copies of the Stockholder Support Agreements from the Key Zapata Stockholders (who constitute a Requisite Majority) within twenty-four (24) hours from the date of the Business Combination Agreement.

Effect of Termination

If the Business Combination Agreement is validly terminated, the agreement will become void and have no effect, without any liability on the part of any of the parties, other than (i) liability of Zapata to pay the Termination Fee and any interest and other amount payable thereon pursuant to the Business Combination Agreement, (ii) liability of any party for fraud, (iii) liability of Zapata for willful material breach of the Business Combination Agreement, or (iv) liability under the confidentiality agreement dated as of March 20, 2023 between the SPAC and Zapata. However, the sections relating to confidentiality, the Trust Account claims waiver, the Termination Fee and certain other technical provisions will continue in effect notwithstanding termination of the Business Combination Agreement.

Termination Fee

In the event that the Business Combination Agreement is validly terminated by the SPAC, in accordance with its termination rights, as a result of (i) the Zapata Requisite Approval not being obtained within twenty-four (24) hours following after this proxy statement/prospectus becomes effective or (ii) Zapata failing to deliver executed copies of the Stockholder Support Agreements within twenty-four (24) hours from the date of the Business Combination Agreement, then Zapata must pay the SPAC or one or more of its designees (as promptly as reasonably practicable and, in any event, within two business days following such termination), the Termination Fee which shall be paid by wire transfer of same day funds. If Zapata fails to pay any amount due pursuant to the above obligation, (i) such amount shall accrue interest for the period commencing the date such amount becomes past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the city of New York in effect on the date such payment was required, at such bank’s prime lending rate, and (ii) Zapata shall reimburse the SPAC for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by the other party of its rights in respect thereof.

Fees and Expenses

Except as set forth elsewhere in the Business Combination Agreement, all expenses incurred by the parties in connection with the Business Combination Agreement and the Proposed Transactions will be paid by the party incurring such expenses, including all fees of its legal counsel, financial advisers and accountants. Zapata and the SPAC each will pay 50% of all expenses relating to (a) all SEC and other regulatory filing fees incurred in connection with the proxy statement, (b) all printer fees, proxy solicitation fees and any other fees relating to the preparation and filing of the proxy statement, (c) the filing fee for the Notification and Report Forms filed under the HSR Act and (d) all filing fees incurred in connection with any regulatory filings or notifications.

On the Closing Date, following the Closing, the SPAC will pay or procure the Surviving Company will pay, (i) all fees, expenses and disbursements incurred by or on behalf of Zapata for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Zapata in connection with the preparation, negotiation and execution of the Business Combination Agreement and the consummation of the Proposed Transactions, in each case, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the closing of business on the business day immediately preceding the Closing Date and are being paid at Closing as part of the Closing funds flow in connection with the Proposed Transactions and (ii) all fees, expenses and disbursements incurred by or on behalf of the SPAC or Merger Sub, for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the SPAC or Merger Sub in connection with the preparation, negotiation and execution of the Business Combination Agreement, the consummation of the Proposed Transactions or otherwise in connection with the SPAC’s operations.

Employee Matters

Prior to the Closing, the SPAC has agreed to approve the 2024 Plan, in substantially the form attached as Annex A-F, which will permit the issuance of shares of New Company Common Stock. The number of shares of New Company Common Stock reserved for issuance under the 2024 Plan shall equal (i) 12% of the shares of New Company Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) a number of shares added each January 1, commencing on January 1, 2024, pursuant to an automatic annual increase, equal to the lesser of 5% of the number of shares of New Company Common Stock outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the 2024 Plan’s administrator.

The SPAC has further agreed to, prior to Closing and subject to obtaining approval by the SPAC Shareholders of the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, approve the Employee Stock Purchase Plan in substantially the form attached as Annex A-G, which will permit the issuance of New Company Common Stock. The number of shares of New Company Common Stock reserved for issuance under the Employee Stock Purchase Plan shall equal (i) 2% of the shares of New Company Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) a number of shares added each January 1, commencing on January 1, 2024, pursuant to an automatic annual increase, equal to the lesser of 1% of the number of shares of New Company Common Stock outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the 2024 Employee Stock Purchase Plan’s administrator. For additional information, see “Proposal No. 5 — Equity Incentive Plan Proposal” and “Proposal No. 6 — Employee Stock Purchase Plan.”

Certain Regulatory Approvals

The parties agreed to, as soon as practicable, use reasonable best efforts to obtain all material consents and approvals of third parties (including any governmental authority) with respect to the Merger.

Obligation to Appoint Directors and Officers to the Board at Closing

The SPAC and Zapata have agreed to take all requisite action to appoint the initial directors, in accordance with the Business Combination Agreement, of the Surviving Company Board, which shall consist of seven members: (i) the Chief Executive Officer of SPAC, (ii) one member to be selected by Zapata, (iii) one member to be selected by Sponsor and (iv) four members to be selected jointly by the SPAC and Zapata, which members designated pursuant to clause (iv) must be considered independent under NYSE rules. The Parties have agreed to take all action necessary to effectuate the above obligation prior to the Effective Time.

Zapata Appraisal Rights

Shares of Zapata Capital Stock held by Zapata stockholders or beneficially owned by other persons, who, in either case, have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Zapata Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights under Section 262 of the DGCL will not be converted into, and such stockholders and beneficial owners will have no right to receive, the applicable Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as applicable, unless and until such stockholder or beneficial owner fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, and will instead represent the right to receive only such rights as are granted to such holder or beneficial owner by Section 262 of the DGCL. Any shares of Zapata Capital Stock as to which the stockholder or beneficial owner thereof fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Zapata Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as applicable, without any interest thereon.

Proxy Statement & Registration Statement

The SPAC has agreed to, as promptly as practicable after the execution of the Business Combination Agreement and the SPAC’s receipt of the PCAOB Financials, prepare with the assistance of Zapata and cause to be filed, this proxy statement/prospectus in connection with the registration of shares of New Company Common Stock under the Securities Act. The SPAC agreed to include provisions in this proxy statement/prospectus and to take reasonable action related to the adoption and approval of the Shareholder Proposals. Each party to the Business Combination Agreement further agreed to furnish all information concerning it as may reasonably be requested by the other party, in connection with the preparation of this proxy statement/prospectus. The SPAC and Zapata shall use reasonable best efforts to (i) cause this proxy statement/prospectus when filed with the SEC to comply in all material respects with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to resolve all comments received from the SEC concerning this proxy statement/prospectus, (iii) cause this proxy statement/prospectus to be declared effective under the Securities Act as promptly as practicable after filing and (iv) to keep this proxy statement/prospectus effective as long as necessary to consummate the Merger. The SPAC and Zapata will each advise the other, promptly, after they receive notice thereof of, (i) the time this proxy statement/prospectus becomes effective, (ii) the filing of any supplement or amendment, (iii) the issuance of any stop order, (iv) the suspension of the qualification of New Company Common Stock issued or issuable to holders of Zapata Capital Stock or (v) any request by the SEC for amendment of this proxy statement/prospectus, written or oral comments thereon or requests for additional information. The SPAC and Zapata have agreed to cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to this proxy statement/prospectus and any amendment filed in response thereto. Parties shall give the other reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

SPAC Proxy Solicitation

The SPAC has agreed to use reasonable best efforts to, as promptly as practicable, (i) after this proxy statement/prospectus is declared effective under the Securities Act, duly call and hold the Special Meeting for the purposes of voting solely upon the Shareholder Proposals, (ii) after this proxy statement/prospectus is declared effective under the Securities Act, cause the proxy statement to be disseminated to holders of SPAC Common Stock in accordance with the recommendation of the SPAC Board with respect to each of the Shareholder Proposals, and (iii) after this proxy statement/prospectus is declared effective under the Securities Act, solicit proxies from the holders of SPAC Common Stock in compliance with all applicable laws and NYSE rules. The SPAC has agreed, through the SPAC Board, to recommend to its holders of SPAC Common Stock that they approve the Shareholder Proposals contained in this proxy statement/prospectus (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in this proxy statement/prospectus. The SPAC Board shall not change, withdraw, qualify or modify the SPAC Board Recommendation, unless the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to take the aforementioned actions would be inconsistent with its fiduciary duties to the holders of SPAC Common Stock.

Company Written Consent

Unless the Business Combination Agreement has been terminated in accordance with its terms, Zapata will solicit the Zapata Requisite Approval. Zapata will cause the consent solicitation statement with respect to the solicitation by Zapata of the Zapata Requisite Approval (the “consent solicitation statement”) to be disseminated to the Zapata Stockholders in compliance with applicable law, and as soon as reasonably practicable after this proxy statement/prospectus becoming effective, and in any event within twenty-four (24) hours following this proxy statement/prospectus becoming effective. Zapata will use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the SPAC) for determining the Zapata Stockholders entitled to provide such written consent, (ii) cause the consent solicitation statement to be disseminated to the Zapata Stockholders in compliance with applicable law and (iii) solicit written consents from the Zapata Stockholders to give the Zapata Requisite Approval.

Zapata will, through the Zapata Board, recommend to the Zapata Stockholders that they approve and adopt the Business Combination Agreement and the Proposed Transactions (the “Zapata Board Recommendation”) and will include the Zapata Board Recommendation in the consent solicitation statement. Zapata will provide the SPAC with copies of all stockholder consents it receives within one (1) business day of receipt. If the Zapata Requisite Approval is obtained, then promptly following the receipt of the required written consents, Zapata will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless the Business Combination Agreement has been terminated, Zapata’s obligation to solicit written consents from the Zapata Stockholders will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Zapata Acquisition Proposal (as defined below) or for any other reason.

“Zapata Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than the SPAC, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of Zapata and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 10% or more of the consolidated assets of Zapata and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Zapata Board), including through the acquisition of one or more subsidiaries of Zapata owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the total voting power of the equity securities of Zapata, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Zapata (or any subsidiary of Zapata whose business constitutes 10% or more of the net revenues, net income or assets of Zapata and its subsidiaries, taken as a whole) or (D) any issuance (other than issuances in respect of any Equity Financing or pursuant to the

Senior Note Purchase Agreement in accordance with the terms of the Business Combination Agreement and subject to the limitations set forth therein) or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 10% or more of the total voting power of the equity securities of Zapata.

Company Exclusivity

From the execution of the Business Combination Agreement until the earlier of (a) the Closing Date and (b) (b) the termination of the Business Combination Agreement, Zapata will not, directly or indirectly: (i) initiate, solicit, facilitate, encourage or continue (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Zapata Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to a Zapata Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Zapata Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Zapata Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Zapata, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Zapata Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Zapata Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Zapata Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action; provided, however, that the foregoing restrictions shall not apply solely with respect to any Zapata Stockholder who is party to a Stockholder Support Agreement solely in respect of private secondary sales initiated and consummated by such Zapata Stockholder so long as such secondary sale is entered into and consummated in accordance with the terms of such Stockholder Support Agreement.

Zapata will, and will instruct and cause its representatives, to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective representatives in connection with the Proposed Transactions) in connection with a Zapata Acquisition Proposal.

The Business Combination Agreement does not prohibit the Zapata or its representatives from engaging in or continuing any inquiries or discussions with respect to any Zapata Acquisition Proposal solely to the extent that (i) the SPAC would be a party the definitive documentation in respect of such Zapata Acquisition Proposal, (ii) such Zapata Acquisition Proposal (and any agreement or documentation related thereto, whether or not binding) would not be entered into, announced, disclosed or consummated prior to the Closing and (iii) the entry into such Zapata Acquisition Proposal (and the definitive documentation related thereto) would require the prior approval of the SPAC Board after the Closing (any such solicitation, facilitation, encouragement, or continuation of inquires or discussions on the terms set forth in this sentence, the “Post-Closing Transaction Discussions”).

SPAC Exclusivity

From and after the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board (as determined by the SPAC Board in good faith), the SPAC will not, and will cause its representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, third parties (other than Zapata and its representatives), with respect to any business combination other than the Proposed Transactions (a “Alternative Business Combination”) or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide an information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act with respect to an Alternative Business Combination, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to any Alternative Business Combination or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Business Combination. The SPAC will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement. The SPAC will promptly request each person (other than Zapata and its representatives) that had executed a confidentiality agreement prior to the date of the Business Combination Agreement in connection with its consideration of an Alternative Business Combination, to return or destroy all confidential information furnished to such person prior to the date of the Business Combination Agreement. The SPAC has further agreed to promptly (and in no event later than one (1) business day after SPAC becomes aware of such inquiry or proposal) notify such person in writing that the SPAC is subject to an exclusivity agreement with respect to the Proposed Transactions that prohibits the SPAC from considering such inquiry or proposal. Nothing contained in the foregoing will prohibit the SPAC from informing any person making an unsolicited proposal regarding an Alternative Business Combination of the existence of the covenants and agreements contained in this paragraph.

Indemnification and Directors’ and Officers’ Insurance

The certificate of incorporation and bylaws of each of the SPAC and Zapata will contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the SPAC or Zapata, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the SPAC or Zapata, as applicable, unless such modification shall be required by applicable law.

For a period of six years after the Closing Date, the SPAC has agreed to maintain in effect a non-cancelable run-off directors’ and officers’ “tail” insurance policy covering all persons who were directors or officers of the SPAC or Zapata, as applicable, on or prior to the Closing Date, on terms not less favorable than the terms of such person’s directors’ and officers’ liability insurance policies in effect on the date of the Business Combination Agreement. The insurance policy shall provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date.

On the Closing Date, the SPAC will enter into customary indemnification agreements, which are reasonably satisfactory to the SPAC and Zapata, with the SPAC’s post-Closing officers and directors and with the Surviving Company Board. Such indemnification agreements will continue to be effective following the Closing.

Public Announcements

The initial press release regarding the Business Combination Agreement was a joint press release, the text of which was agreed to by the SPAC and Zapata. Between the signing of the Business Combination Agreement and the Closing Date (or the earlier termination of the Business Combination Agreement), unless otherwise prohibited by applicable law or NYSE requirements, the SPAC and Zapata are required to use reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to the Business Combination Agreement, the Merger or any of the other Proposed Transactions. Furthermore, the SPAC and Zapata must obtain the prior written consent of the other party before issuing any such press release or making any such public statement. However, the SPAC and Zapata are permitted to furnish customary or other reasonable information concerning the Proposed Transactions to their investors and prospective investors, in each case, who are subject to customary confidentiality restrictions.

NYSE Listing

Until the Closing Date, the SPAC has agreed to use reasonable best efforts to ensure the SPAC remains listed as a public company on, and for shares of SPAC Units, SPAC Class A Common Stock and SPAC Warrants to be listed on, NYSE. The SPAC has agreed to use reasonable best efforts to cause the New Company Common Stock to be issued in connection with Proposed Transactions to be approved for listing on NYSE on the Closing Date.

PCAOB Financials

Zapata is obligated to deliver to the SPAC true and complete copies of the financial statements that are required to be included in this proxy statement/prospectus, including, as applicable, the PCAOB Financials. Each of these items must have been delivered by Zapata to the SPAC by October 31, 2023, or the date on which this proxy statement/prospectus was ready to be filed by the SPAC but for the delivery of the PCAOB Financials, if later.

Support Agreements

Within twenty-four hours from the execution of the Business Combination Agreement, Zapata delivered to the SPAC executed copies of the Stockholder Support Agreements from Key Zapata Stockholders.

Insider Loans

At or prior to the Closing, Zapata has agreed to cause each officer, director or employee of Zapata or any of its certain subsidiaries to repay in full to Zapata (i) any loan or advance made by Zapata or any of its subsidiaries to such persons and (ii) any other amount owed by such persons to Zapata or any of its subsidiaries, if applicable.

Specific Performance

The parties to the Business Combination Agreement agreed that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Business Combination Agreement.

Governing Law; Jurisdiction

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction, except to the extent (and solely to such extent) that the authorization, effectiveness and effect of the Domestication are required to be governed by the Companies Act.

All legal actions and proceedings arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in any Delaware Chancery Court. However, if jurisdiction is not available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

Amendment

The Business Combination Agreement may be amended or modified, to the fullest extent permitted by law, by the parties to the Business Combination Agreement at any time prior to the Effective Time by execution of an instrument in writing signed by each of the parties to the Business Combination Agreement.

Related Agreements

This subsection describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms of each agreement. Each of the following summaries are qualified its entirety by reference to the complete text of the applicable document. You are urged to read carefully each of the below agreements in their entirety.

Stockholder Support Agreements

Within twenty-four hours following the execution of the Business Combination Agreement, Key Zapata Stockholders entered into Stockholder Support Agreements with the SPAC and Zapata. Under the Stockholder Support Agreements, each Key Zapata Stockholder agrees, among other things, that within twenty-four hours of this proxy statement/prospectus becoming effective, such Key Zapata Stockholder will execute and deliver a written consent with respect to the outstanding shares of Zapata Common Stock and/or Zapata Preferred Stock (as applicable) held by such Key Zapata Stockholder (such shares, the “Covered Shares”), adopting and approving the Business Combination Agreement and the transactions contemplated thereby (including the Merger).

Furthermore, each Key Zapata Stockholder who entered into a Stockholder Support Agreement agreed to: (a) appear at any meeting of the stockholders (or otherwise cause such Covered Shares to be counted for purpose of establishing a quorum); (b) vote all of such stockholder’s Covered Shares in favor of the Merger and the adoption of the Business Combination Agreement; and (c) vote against any alternative acquisition proposal for Zapata and any other action that would reasonably be expected to (i) materially impede, interfere with, materially delay, materially postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement, (ii) to the knowledge of the stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of Zapata under the Business Combination Agreement that would result in the failure of any closing condition set forth in the Business Combination Agreement to be satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the stockholder contained in such stockholder’s Stockholder Support Agreement.

Under the Stockholder Support Agreements, the Key Zapata Stockholders further are agreeing, among other things, to exclusivity restrictions with respect to alternative acquisition proposals for Zapata, and restrictions on transfers of their Zapata Preferred Stock and Zapata Common Stock, as applicable, except that Key Zapata Stockholders holding Zapata preferred stock and entering into a Stockholder Support Agreement were entitled, under the terms of their Stockholder Support Agreement, prior to the filing of this proxy statement/prospectus, to sell all or a portion of the Zapata preferred stock held by such stockholder to third parties who agreed to sign a Stockholder Support Agreement and agreed to the same lock-up provisions as the selling preferred stockholder.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the SPAC, the Sponsor, and certain key equityholders of the Sponsor entered into a certain Sponsor Support Agreement, which amended and restated in its entirety that certain letter, dated January 12, 2022, by and among such parties. Pursuant to the Sponsor Support Agreement, those certain equityholders who are parties thereto agreed to: (a) vote all shares of the SPAC Common Stock beneficially owned by them (including any additional shares of SPAC Common Stock over which they acquire ownership or the power to vote) in favor of the Merger and all other transactions contemplated by the Business Combination Agreement; (b) the continued lock-up of the founder shares held by such persons for the earlier of (i) one (1) year or (ii) the date on which the post-Closing share price equals or exceeds $12 for twenty (20) trading days in a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing (or in the event of a liquidation, merger or other similar event); and (c) the continued lock-up of the private placement warrants until thirty (30) days following Closing.

Additionally, the Sponsor Support Agreement provides that the Sponsor Shares are subject to certain vesting and forfeiture conditions based on: a) the total dollar amount of cash or cash equivalents available in the Trust Account after any redemptions plus (b) the total amount of financing raised by both the SPAC and Zapata (including any bridge financing raised by Zapata prior to the Closing Date) to be consummated prior to the consummation of the Merger (all such amounts, the “Closing Available Cash”) as follows:

(i)	If the Closing Available Cash is an amount equal to $25 million or more, then all Sponsor Shares will be fully vested;

(ii)	If the Closing Available Cash is $10 million or less, then 30% of the Sponsor Shares shall be unvested and subject to forfeiture; or

(iii)

If the Closing Available Cash is more than $10 million but less than $25 million, then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

Any Sponsor Shares subject to vesting will become vested if: (a) within three (3) years of Closing, the closing price of the New Company Common Stock on the NYSE (or other exchange or other market where the New Company Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period; (b) or if there is a change of control of the Company. If neither of these events occur within three (3) years of Closing, then the unvested Sponsor Shares will be forfeited.

Any Sponsor Shares subject to vesting will become vested if, within three years of the Closing, the closing price of the New Company Common Stock on the NYSE (or other exchange or other market where the New Company Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the Closing, then the unvested Sponsor Shares will be forfeited.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, the SPAC and certain Zapata Concurrently with the execution of the Business Combination Agreement, the SPAC and certain Zapata stockholders entered into Lock-Up Agreements, which will become effective upon the consummation of the Merger. Holders of Zapata Common Stock party to a Lock-Up Agreement have agreed that they will not, during the period beginning as of the effective time of the Merger and ending on the date that is the earliest of (i) one year after Closing, (ii) the date on which the closing price of the shares of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 150 days after Closing and (iii) the consummation after the Effective Time of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of New Company Common Stock for cash, securities or other property, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise New Company of any shares of New Company Common Stock, or any options or warrants to purchase any shares of New Company Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Company Common Stock, or any interest in any of the foregoing, whether owned, directly or beneficially, at the time of entry into such Lock-Up Agreement or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-Up Agreements).

Holders of Zapata Preferred Stock party to a Lock-Up Agreement have agreed that they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of New Company Common Stock, or any options or warrants to purchase any shares of

New Company Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Company Common Stock, or any interest in any of the foregoing, whether owned, directly or beneficially, at the time of entry into the Lock-Up Agreements or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-Up Agreements) during the period beginning as of the effective time of the Merger and ending on the date that is the earliest of (i) six months after Closing, (ii) the date on which the closing price of the shares of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 90 days after Closing, (iii) the consummation after the Effective Time of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the SPAC’s stockholders having the right to exchange their shares of New Company Common Stock for cash, securities or other property and (iv) if after the Effective Time a third party makes a tender offer or similar transaction to all of the Company’s stockholders to acquire at least 50.1% (which minimum condition shall be non-waivable) of the outstanding shares of New Company Common Stock for cash, securities or other property, the last day on which shares of New Company Common Stock may be tendered or otherwise committed in connection with such third party tender offer (provided that, in the case of this clause (iv), (x) the lock-up period shall expire only for the purpose of tendering or otherwise committing shares of New Company Common Stock in the third party tender itself and not otherwise transacting in such shares outside the third party tender offer and (y) if such third party tender is not completed, the lock-up period shall be revived and continue in accordance with its terms).

The Lock-Up Agreement entered into by holders of Zapata Preferred Stock also provides that during the lock-up period, the holders of Zapata Preferred Stock may sell through a registered broker-dealer selected by the SPAC up to 100% of the New Company Common Stock acquired by such holders of Zapata Preferred Stock at the Closing, subject to the following limitations: (i) no more than 50% of such holder of Zapata Preferred Stock’s New Company Common Stock may be transferred in each three-month period following the Closing and (ii) a daily trading limit equal to such holder of Zapata Preferred Stock’s pro rata share of 50% of the volume of SPAC Common Stock that has traded on NSYE (or other exchange or other market where the New Company Common Stock is then traded) on that day. The Lock-Up Agreement entered into by the holders of Zapata Preferred Stock further contains provisions providing that if the SPAC waives, terminates or otherwise shortens the lock-up period of any other stockholder of the SPAC subject to a lock-up (including Sponsor under the Sponsor Support Agreement or the lock-up restrictions contained in the bylaws of the SPAC adopted at the time of the Domestication), the holders of Zapata Preferred Stock are entitled to a pro rata adjustment to their applicable lock-up periods

Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, the SPAC, the Sponsors and certain stockholders of Zapata entered into the Registration Rights Agreement, substantially in the form attached to this proxy statement/prospectus as Annex A-D, which will become effective upon the consummation of the Merger. Pursuant to the Registration Rights Agreement, the SPAC agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Merger. Up to twice in any 12-month period, certain legacy SPAC and Zapata stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million or all of such holders’ remaining registrable securities. The SPAC also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that the SPAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Exchange Agreement

Prior to the Closing Date, Zapata may negotiate and enter into or issue additional Senior Notes, subject to (i) the aggregate principal amount of all Senior Notes outstanding not exceeding $20,000,000 and (ii) the aggregate amount of equity financing of Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the closing not exceeding $25,000,000 (inclusive of principal amount and interest).

Under the Business Combination Agreement, the SPAC will (i) enter into an Exchange Agreement with each holder of Senior Notes prior to the Closing, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Note Purchase Agreement (as defined in the Business Combination Agreement) and (ii) at the Effective Time, issue shares of New Company Common Stock to the holders of Senior Notes then outstanding in exchange for such Senior Notes in accordance with the terms of the Senior Notes and the Exchange Agreements.

Background to the Merger

The SPAC is a blank check company originally incorporated on January 20, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, consolidation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the SPAC and one or more businesses. The Merger with Zapata is a result of an extensive search for a potential transaction utilizing the robust network and investing and transaction experience of the SPAC’s management team and the SPAC Board. The terms of the Business Combination Agreement are the result of an arm’s length negotiation between representatives of the SPAC and Zapata.

On an ongoing basis, Zapata and the Zapata Board, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, business combinations and capital markets transactions, including an initial public offering and/or additional preferred stock offerings.

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among representatives of the SPAC, Zapata and other parties.

On January 18, 2022, the SPAC consummated the IPO. Prior to the consummation of the IPO, neither the SPAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the SPAC.

From the date of the IPO through the signing of the LOI (as defined below), members of the SPAC Board and the SPAC’s management contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of the SPAC considered and evaluated more than 90 potential acquisition targets in a wide variety of industry sectors and entered into non-disclosure agreements with 24 of such potential acquisition targets (including Zapata). The SPAC conducted additional due diligence and/or held detailed discussions with the management teams of 10 out of the 24 potential acquisition targets that entered into non-disclosure agreements with the SPAC and submitted valuation presentations to 5 of those potential acquisition targets. The SPAC entered into letters of intent and transaction negotiations with two of those 90-plus potential acquisition targets (including Zapata). The SPAC did not proceed with a potential transaction with potential acquisition targets other than Zapata for a variety of factors (including likelihood of execution) and decided to pursue an acquisition of Zapata because it determined that Zapata represented a compelling opportunity based on certain of the factors summarized under the headings “—Recommendation of the SPAC Board and “The SPAC Board’s Reasons for Approval of the Merger”. Compared to Zapata, the SPAC did not consider the other alternative acquisition targets that the SPAC evaluated to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

On February 27, 2022, William (Bill) Sandbrook, the SPAC’s Co-Chief Executive Officer and Chairman of the SPAC Board, and William (Matt) Brown, the SPAC’s President and Chief Financial Officer, attended the

NTT IndyCar race in St. Petersburg, Florida. Christopher Savoie, Zapata’s Chief Executive Officer, was also in attendance at the race in connection with Zapata’s partnership with Andretti Autosport. Representatives of Andretti Autosport introduced Mr. Sandbrook and Mr. Brown to Mr. Savoie, who engaged in a general discussion about their respective organizations.

On various dates during the 2022 and 2023 NTT IndyCar race seasons, Mr. Sandbrook, Mr. Brown and Mr. Savoie encountered each other socially at various NTT IndyCar races.

On March 4, 2023, Mr. Sandbrook and Mr. Savoie encountered each other at the NTT IndyCar race in Long Beach, California. Mr. Savoie indicated to Mr. Sandbrook that Mr. Savoie was available to discuss, and might be interested in considering pursuing, a potential business combination transaction between Zapata and the SPAC.

On March 16, 2023, Mr. Brown e-mailed Mr. Savoie to follow up on his March 4, 2023 discussion with Mr. Sandbrook regarding a potential business combination transaction between the SPAC and Zapata. Mr. Brown and Mr. Savoie discussed meeting in person at the upcoming NTT IndyCar race in Fort Worth, Texas on April 1 or April 2, 2023.

On March 18, 2023, Mr. Brown and Mr. Savoie held a telephonic conference to update each other on the current status of their respective organizations and to discuss a potential business combination transaction between the SPAC and Zapata in general terms.

On March 20, 2023, Mr. Brown provided Mr. Savoie with a non-disclosure agreement (“NDA”) to be entered into by the SPAC and Zapata. After exchanging several drafts of the NDA, the SPAC and Zapata entered into the NDA later on March 20, 2023.

On March 23, 2023, Mr. Brown, Mr. Sandbrook, members of Zapata’s management team, including Mr. Savoie, and representatives of RBC, underwriter in the SPAC’s IPO, held a virtual meeting during which Mr. Savoie provided Mr. Brown, Mr. Sandbrook and representatives of RBC with an overview of Zapata’s business.

On March 29, 2023, Mr. Brown, Mr. Sandbrook, members of Zapata’s management team, including Mr. Savoie, Yudong Cao, Zapata’s Chief Technology Officer & Co-Founder, Mimi Flanagan, Zapata’s Chief Financial Officer, Tim Stanley, Zapata’s Vice President of Global Sales, Nicole Fitchpatric, Zapata’s General Counsel, and a representative of RBC, held a meeting to discuss Zapata’s organizational structure, technology, competitive landscape, customer engagement and public company readiness as well as a potential business combination transaction between the SPAC and Zapata.

On March 30, 2023, Mr. Brown communicated with Mr. Savoie and other members of Zapata’s management team by email to discuss, among other things, certain actions that representatives of the SPAC and Zapata would need to complete prior to the SPAC and Zapata entering into a potential business combination transaction, including legal due diligence.

On March 31, 2023, Zapata provided representatives of the SPAC with access to a digital data room containing certain detailed financial and legal materials of Zapata. From March 31, 2023, through September 6, 2023 (the date on which the Business Combination Agreement was signed), various representatives of each of the SPAC and Paul, Weiss, counsel to the SPAC, conducted due diligence of Zapata through document review and virtual meetings with representatives of Zapata, covering various areas, including, but not limited to, customer, vendor and sponsorship agreements, executive compensation and employment benefits, capitalization, finance arrangements, litigation and legal compliance, intellectual property, data privacy and cybersecurity, real estate, environmental and general corporate matters.

On April 1, 2023, Mr. Brown and Mr. Savoie met at the NTT IndyCar race in Fort Worth, Texas and further discussed a potential business combination transaction between the SPAC and Zapata, including potential structures to provide liquidity for the public company resulting from such business combination.

From April 4, 2023 to September 5, 2023, representatives of the SPAC and Zapata held multiple virtual meetings to discuss the status of various workstreams in connection with a potential business combination transaction between the SPAC and Zapata, including the organization of the transaction process and the transaction timeline, the SPAC’s financial and legal due diligence of Zapata, Zapata’s efforts to secure interim financing and Zapata’s progress on its audited financial statements.

On May 4, 2023, the SPAC Board held a virtual meeting which was attended by Mr. Brown and representatives of Paul, Weiss and RBC. At the meeting, the SPAC Board discussed a potential business combination transaction between the SPAC and Zapata. During the meeting, Mr. Brown informed the SPAC Board that Zapata had requested that Andretti submit proposed terms for a potential business combination, including an equity value of Zapata, by May 5, and that Andretti intended to submit a non-binding, non-exclusive letter of intent (“LOI”) to Zapata on May 5.

On May 5, 2023, Mr. Brown delivered an LOI to Mr. Savoie which set forth a summary of the material terms of a potential business combination transaction between the SPAC and Zapata for aggregate consideration that would be based on an equity value of Zapata of $215 million.

From May 5 through June 24, 2023, representatives of the SPAC and Zapata held multiple virtual meetings in connection with a potential business combination transaction between the SPAC and Zapata, including discussions regarding Zapata raising interim financing that Zapata would raise prior to the consummation of a potential business combination transaction and the process to negotiate a business combination agreement. The discussion topics included the process for negotiating a business combination agreement, the process for obtaining the required approval from Zapata’s stockholders of a business combination transaction, and investor outreach for Zapata’s interim financing.

On May 27 and May 28, 2023, Michael Andretti, the SPAC’s Co-Chief Executive Officer and a member of the SPAC Board, Mr. Sandbrook, Mr. Brown and Mr. Savoie met in Indianapolis, Indiana while attending the Indianapolis 500 NTT IndyCar race. The discussions included the possibility of Mr. Andretti and Mr. Sandbrook participating as investors in Zapata’s bridge financing.

On June 13, 2023, Mr. Brown updated the SPAC Board on the status of discussions with Zapata including Zapata’s review of the LOI and the progress of Zapata’s bridge financing. In addition, Mr. Andretti and Mr. Sandbrook entered into agreements to make investments in Zapata as part of its interim financing in the amounts of $1,000,000 and $500,000 respectively.

On June 15, 2023, representatives of RBC informed representatives of the SPAC that RBC would be waiving its entitlement to underwriting fee otherwise payable to RBC in connection with a business combination with Zapata pursuant to its underwriting agreement with the SPAC. RBC informed representatives of the SPAC that RBC would provide a formal letter to this effect upon the SPAC announcing a business combination with Zapata, and they reserved the right to receive the deferred underwriting in the event that the SPAC completed a business combination with an entity other than Zapata.

On June 21, 2023, Mr. Brown e-mailed a draft business combination transaction structure to Mr. Savoie, Ms. Flannagan and Ms. Fitchpatric, including estimated sources and uses, the calculation of equity value and pro forma ownership. Mr. Brown requested that Zapata representatives provide comments on the transaction structure.

On June 23, 2023, Mr. Brown held a virtual meeting with Mr. Savoie, Ms. Flannagan and Ms. Fitchpatric during which the participants discussed the draft transaction structure that Mr. Brown had provided them on June 21, 2023. During the virtual meeting, Mr. Brown explained to the other participants in the meeting that the SPAC’s management would be revising its proposed equity value of Zapata from $215 million to $200 million due to the SPAC’s reassessment of how the proceeds of any interim financing raised by Zapata would be treated in the business combination transaction. Mr. Brown also explained that any dilution from such interim financing at the closing of a business combination would impact both the SPAC and Zapata equityholders.

On June 24, 2023, representatives of Paul, Weiss delivered an initial draft of the Business Combination Agreement to Zapata. The initial draft of the Business Combination Agreement provided for, among other things: (i) a transaction structure which required soliciting and obtaining the approval of Zapata stockholders after the execution of the Business Combination Agreement, (ii) merger consideration consisting of SPAC Class A Common Stock to be issued pursuant to a registration statement, (iii) representations and warranties and interim operating covenants in favor of the SPAC, (iv) certain conditions to the closing of the Merger customary for transactions of the type contemplated by the Business Combination Agreement, (v) a termination fee to be paid by Zapata to the SPAC following the termination of the Business Combination Agreement in certain specified circumstances and (vi) the entry into certain ancillary agreements concurrently with the execution of the Business Combination Agreement.

On July 3, 2023, Mr. Brown delivered a revised draft of the LOI to Mr. Savoie which provided for a revised equity value of $200 million. From July 3, 2023, through July 5, 2023, representatives of the SPAC and Zapata finalized and executed the LOI based on feedback to the LOI from members of the SPAC Board and members of the SPAC’s management and the Zapata Board and members of Zapata’s management. The summary of material terms set forth in the LOI included, among other things, (i) aggregate consideration that would be based on an equity value of Zapata of $200 million, (ii) the appointment by the Sponsor of one director to the board of directors of the post-Closing company, and (iii) that the entry into definitive agreements with respect to the proposed business combination would be subject to the completion of due diligence. In determining and agreeing to an equity valuation of $200 million for Zapata, members of the SPAC’s management considered certain historical unaudited and internal projected financial information through December 31, 2025 provided by Zapata to the SPAC and a benchmarking analysis of Zapata to existing selected publicly traded companies. The valuation framework included certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis and an analysis of selected public companies based on multiples of revenue. The analysis considered factors such as Zapata’s revenue growth outlook, size, capital requirements, profit margins, and other characteristics relative to the selected public companies.

On July 5, 2023, Mr. Brown updated the SPAC Board on the status of discussions with Zapata, including the submission of the revised LOI to Zapata, updates on progress made on the Business Combination Agreement, and the status of the fairness opinion to be provided by Duff & Phelps.

On July 14, 2023, the SPAC held the July 2023 Extraordinary General Meeting. At the July 2023 Extraordinary General Meeting, the SPAC’s shareholders approved amendments to the Existing Governing Documents to (i) extend the date by which the SPAC must consummate its initial business combination from July 18, 2023 to April 18, 2024, or such later date as may be approved by shareholder vote, and (ii) eliminate the limitation that the SPAC shall not redeem its SPAC Class A Common Stock included as part of the units sold in the SPAC’s initial public offering that was consummated on January 18, 2022 to the extent that such redemption would cause the SPAC’s net tangible assets to be less than $5,000,001.

On July 17, 2023, Ms. Fitchpatric delivered to Mr. Brown a list of issues related to the draft Business Combination Agreement.

From July 23, 2023 through September 5, 2023, representatives of the SPAC, Zapata, Paul, Weiss and Foley Hoag LLP (“Foley”), counsel to Zapata, conducted various virtual meetings and exchanged drafts of various ancillary agreements related to the transactions, including the form of Stockholder Support Agreements, forms of Lock-Up Agreements, the Registration Rights Agreement, and the Sponsor Support Agreement from the Sponsor and certain of its key stockholders, and negotiated and resolved all open items for consideration.

On July 24, 2023, representatives of the SPAC, Zapata, Paul, Weiss and Foley held a virtual meeting to discuss the issues relating to the Business Combination Agreement included in the list that Ms. Fitchpatric had delivered to Mr. Brown on July 17, 2023, including (i) the required approval of the Business Combination Agreement and the Proposed Transactions by Zapata’s equityholders and the process for obtaining such required approval, (ii) a contingent right proposed by Zapata for Zapata equityholders to receive earnout consideration in excess of the $200 million equity value set forth in the LOI, (iii) exclusivity restrictions prohibiting Zapata from soliciting or entering into an alternative transaction from the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement, (iv) interim financing arranged by the SPAC or Zapata prior to the Closing, (v) the proposed equity incentive plans to be approved by the SPAC’s shareholders prior to the Closing, (vi) the timing and delivery of the PCAOB Financials and (vii) the SPAC’s proposed termination fee in the event that the Business Combination Agreement is terminated under certain specified circumstances.

From July 27, 2023 to August 4, 2023, members of the Zapata Board met separately with key stockholders to discuss the proposed Merger.

On August 2, 2023, representatives of the SPAC, Zapata, Paul, Weiss and Foley held a virtual meeting to discuss the process and mechanics of obtaining the required approval of the Business Combination Agreement and the Proposed Transactions from Zapata’s equityholders.

Following the virtual meeting on August 2, 2023, Ms. Fitchpatric delivered to Mr. Brown and representatives of Paul, Weiss a list of issues related to the draft Business Combination Agreement.

On August 3, 2023, representatives of Paul, Weiss and Foley held a virtual meeting to discuss the issues relating to the Business Combination Agreement included in the list that Ms. Fitchpatric had delivered to Mr. Brown and representatives of Paul, Weiss on August 2, 2023, including (i) mechanics of merger consideration payment, (ii) the process for obtaining the required approval of the Business Combination Agreement and the Proposed Transactions by Zapata’s equityholders, (iii) the status of the PCAOB Financials, (iv) exclusivity restrictions prohibiting Zapata from soliciting or entering into an alternative transaction from the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement and (v) the “outside date” to be included in the Business Combination Agreement.

On August 7, 2023, representatives of Foley delivered a revised draft of the Business Combination Agreement to representatives of Paul, Weiss. The revised draft of the Business Combination Agreement included, among other things: (i) a calculation of equity value of Zapata equity that would result in an aggregate equity value in excess of $200 million, (ii) the removal of restrictions on Zapata’s ability to solicit an alternative transaction following Zapata’s entry into the Business Combination Agreement, (iii) certain revised closing conditions in favor of Zapata, including the addition of a minimum cash closing condition, (iv) the removal of the termination fee to be paid by Zapata to the SPAC following the termination of the Business Combination Agreement in specified circumstances and (v) revised representations and warranties and interim operating covenants in favor of Zapata.

On August 10, 2023, representatives of Paul, Weiss delivered a revised draft of the Business Combination Agreement to representatives of Foley. The revised draft of the Business Combination Agreement included, among other things: (i) a $200 million equity value ascribed to all Zapata equity, (ii) a limitation of $22 million with respect to the aggregate amount of interim financing that Zapata can arrange or agree to obtain prior to the Closing, (iii) restrictions on Zapata’s ability to solicit an alternative transaction following Zapata’s entry into the Business Combination Agreement and (iv) a minimum cash closing condition of $5 million.

On August 11, 2023, representatives of Foley delivered a revised draft of the Business Combination Agreement to representatives of Paul, Weiss. The revised draft of the Business Combination Agreement included, among other things: (i) further revisions to the representations and warranties and interim operating covenants of Zapata, (ii) an increase to the limitation with respect to the aggregate amount of interim financing that Zapata can arrange prior to the Closing to $25 million and (iii) removal of a threshold limitation on secondary sales by certain Zapata stockholders prior to the Closing.

On August 11, 2023, the Zapata Board held a virtual meeting, which was attended by representatives of the SPAC and Foley at which management presented various strategic alternatives and financing options, along with the risks and benefits related thereto with a view to enhancing stockholder value. Such alternatives included, among other things, the sale of the company or other business combination. A presentation by Mr. Brown followed in which he provided information regarding the SPAC and its leadership team and summarized the Proposed Transaction.

On August 15, 2023, representatives of Paul, Weiss delivered a revised draft of the Business Combination Agreement to representatives of Foley. The revised draft of the Business Combination Agreement included, among other things: (i) additional specificity regarding the allocation of the aggregate merger consideration amongst the Zapata equityholders, (ii) further revisions to the representations and warranties and interim operating covenants of Zapata and (iii) removal of the minimum cash closing condition of $5 million.

From August 16, 2023 through August 21, 2023, representatives of Paul, Weiss and Foley negotiated and exchanged further drafts of the Business Combination Agreement which included further revisions to the representations and warranties of Zapata, the provisions regarding allocation of the aggregate merger consideration amongst the Zapata equityholders and the PCAOB Financials delivery requirements.

On August 21, 2023, the SPAC Board held a virtual meeting, which was attended by representatives from the SPAC’s management, Paul, Weiss, Maples & Calder (Cayman) LLP (“Maples”), Cayman Island counsel to the SPAC, Kroll, and Cohen & Company Capital Markets (“Cohen”), financial advisor to the SPAC. Representatives of Maples reviewed with the members of the SPAC Board their fiduciary duties under applicable law and representatives of Paul, Weiss reviewed in detail the provisions of the proposed Business Combination Agreement and other agreements and documents to be approved by the SPAC Board in connection with the Proposed Transactions, including remaining open issues to be resolved. The SPAC Board also discussed the interests in the Proposed Transactions that certain related parties of the SPAC may have, including the Senior Notes held by certain members of the SPAC Board, which are described in further detail in the section titled “Interests of the SPAC’s Directors and Officers in the Merger”. Additionally, Kroll presented on its proposed fairness opinion and the valuation analysis underlying such opinion and the SPAC management reviewed the strategic rationale for a business combination with Zapata, including Zapata’s business, updates on due diligence findings, and the key economic terms of the proposed transaction. During the course of the meeting, the SPAC Board discussed and considered the terms of the Merger and the other Proposed Transactions. The SPAC Board then, taking into account the foregoing discussions and its previous meetings and discussions, (i) determined, among other things, that the Business Combination Agreement, the Merger and the other Proposed Transactions and the related transaction documentation and other transactions contemplated thereby were fair to, advisable and in the best interests of the SPAC and the SPAC Shareholders, (ii) approved and authorized the SPAC to enter into the Business Combination Agreement and the other transaction documents (including the Sponsor Support Agreement and forms of Stockholder Support Agreements and Lock-Up Agreements), and to perform each of its obligations thereunder, (iii) recommended that SPAC Shareholders approve the Business Combination Agreement and the Proposed Transactions (including the Merger) and (iv) approved and authorized the domestication and continuation of the SPAC as a Delaware corporation in connection with the Business Combination, among other things. Two members of the SPAC Board, Mr. Andretti and Mr. Sandbrook, abstained from voting on the matters described in clauses (i) through (iii) of the preceding sentence in light of their interests in Zapata, which are described in further detail in the section titled “Interests of the SPAC’s Directors and Officers in the Merger”.

From August 21, 2023 through September 5, 2023, representatives of Paul, Weiss and Foley exchanged a number of e-mails and held several telephonic conferences to discuss the terms of Business Combination Agreement, the Stockholder Support Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Proposed Bylaws, the Sponsor Support Agreement and the form of exchange agreement with respect to the Senior Notes based on feedback received from certain key Zapata equityholders, and representatives of Paul, Weiss and Foley exchanged drafts of such documents. In particular, the representatives of Paul, Weiss, Foley, Cohen, the SPAC and Zapata discussed and negotiated revised lock-up provisions applicable to Zapata equityholders after the Closing (including the duration of the lock-up and exceptions thereto), the inclusion of lockup provisions applicable to historical Zapata equityholders in the Proposed Bylaws and revisions in the Business Combination Agreement clarifying the allocation of the aggregate merger consideration amongst the Zapata equityholders. Such negotiations included emails and phone calls with representatives of the Zapata equityholders that would execute Stockholder Support Agreements.

On August 21, 2023, management members of Zapata held a town hall meeting of its stockholders at which Mr. Brown gave a presentation regarding the SPAC and the proposed Merger and to provide stockholders with the opportunity to discuss the terms of the Business Combination Agreement.

On August 22, 2023, Mr. Savoie and Mr. Brown held one-on-one calls in response to requests from certain key stockholders at which the terms of the Business Combination Agreement and the Proposed Transactions were discussed.

On August 25, 2023, the Zapata Board held a virtual meeting, which was attended by a representative of Foley, at which the provisions of the proposed Business Combination Agreement and other agreements and documents to be approved by the Zapata Board in connection with the Proposed Transactions were reviewed in detail.

On August 26, 2023, the Zapata Board, by written consent, unanimously approved and adopted the Business Combination Agreement and the other transaction documents (including the Sponsor Support Agreement and forms of Stockholder Support Agreements and Lock-Up Agreements), subject to final negotiations and modifications to any ancillary agreements, and determined to recommend the approval of the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby (including the Merger) to Zapata’s stockholders.

On August 29, 2023, the Zapata Board held a virtual meeting, which was attended by a representative of Foley, at which Mr. Savoie provided an update on the Proposed Transaction and the inclusion of lockup provisions applicable to historical Zapata equityholders in the Proposed Bylaws.

On September 5, 2023, the SPAC Board held a virtual meeting, which was attended by representatives from the SPAC’s management, Paul, Weiss, and Maples. At the meeting, the SPAC Board was provided with a further update from the SPAC’s management regarding the status of negotiations of the Merger, the Business Combination Agreement and the ancillary documents, and representatives of Paul, Weiss reviewed with the SPAC Board changes to material terms of the transaction documents since the SPAC Board’s meeting on August 21, 2023, particularly modifications to the lock-up obligations of Zapata preferred stockholders, the addition of transfer restrictions in the Proposed Bylaws, and the size of the equity pools to be reserved for the post-Closing equity incentive award plan and employee stock purchase plan. The SPAC Board then discussed these matters with the SPAC’s management and representatives of Paul, Weiss provided responses to questions. Following such discussion, the SPAC Board approved and authorized the revised Proposed Bylaws and the form of Lock-Up Agreements.

On September 6, 2023, the parties entered into the Business Combination Agreement and the related transaction documentation (including the Sponsor Support Agreement, the Stockholder Support Agreements and the Lock-Up Agreements).

Also on September 6, 2023, the SPAC and Zapata issued a joint press release announcing the execution of the Business Combination Agreement, and the SPAC filed a Current Report on Form 8-K announcing the Merger and the other Proposed Transactions and filing with the SEC the Business Combination Agreement, the final investor presentation and certain other transaction documents.

On September 25, 2023, RBC delivered a waiver letter to the SPAC, effective as of September 25, 2023, pursuant to which RBC waived its entitlement to receive deferred underwriting fees otherwise payable to RBC in connection with the Merger pursuant to the Underwriting Agreement.

The SPAC Board’s Reasons for Approval of the Merger

On August 21, 2023, the SPAC Board (i) determined that the Business Combination Agreement and the Proposed Transactions (including the Merger) were fair to, advisable and in the best interests of the SPAC and the SPAC Shareholders, (ii) determined that the aggregate fair market value of Zapata is equal to at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to the SPAC’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account), (iii) approved the Proposed Transactions (including the Merger) as a “business combination” (as such term is defined in the Existing Governing Documents), (iv) approved the execution, delivery and performance of the Business Combination Agreement and the consummation of the Proposed Transactions (including the Merger), on the terms and subject to the conditions set forth in the Business Combination Agreement, and declared their advisability, (v) resolved to recommend to the SPAC Shareholders approval of each of the matters requiring the approval of the SPAC Shareholders and (vi) directed that the Business Combination Agreement and the Merger be submitted for consideration by the SPAC Shareholders.

In the prospectus for the IPO, the SPAC identified general, non-exclusive criteria and guidelines that the SPAC believed would be important in evaluating prospective target businesses. The SPAC indicated its intention to acquire companies that it believes possess the following characteristics:

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Businesses with a large total addressable market in the advanced mobility and related next-generation technologies sector, as well as the luxury and performance vehicles, or vehicle parts space that can benefit from the SPAC’s management team’s extensive experience and network in these sectors.

•	Businesses that are poised for high growth due to disruptive technology and/or premium branded product offerings.

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Businesses that have a loyal customer base, intellectual property, brand value or innovation in automotive segments that can create growth opportunities or higher profitability compared to their competitors.

•	Businesses that can leverage the popularity of motorsport and the iconic Andretti brand.

•	Businesses with either proven or attractive future financial performance, or potential to enhance financial performance, and generate strong, sustainable cash flow.

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Businesses that will benefit from being publicly traded and will be able to effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

•	Businesses with a global footprint that will provide the greatest number of opportunities for investment and will maximize the collective network of the SPAC’s management team.

•	Businesses that could serve as a solid foundation for industry consolidations and roll-ups.

In considering the Merger, the SPAC Board concluded that Zapata met the above criteria.

In evaluating the Merger, the SPAC Board consulted with the SPAC’s management and financial and legal advisors, and considered a wide variety of factors in connection with its evaluation of the Merger, including, but not limited to the factors discussed below. In light of the complexity of those factors, the SPAC’s Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the SPAC’s Board may have given different weight to different factors. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of the SPAC Board’s reasons for the Merger and all other information presented in this section are forward looking in nature and, therefore, should be read in light of the factors set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

•	Growing Demand for Generative AI. The SPAC Board reviewed industry trends, which indicate that generative AI is a quickly expanding market across multiple verticals, with Big Tech and other industries focused on the possible total addressable market size and applications for generative AI. The SPAC Board believes, given Zapata’s proprietary technologies, techniques and particular focus on industrial and business solutions, it presents an attractive, risk-adjusted investment opportunity in generative AI, with strong growth prospects and a growing total addressable market with significant upside.

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Ability to Lead the Transformation of Industrial Generative AI. The SPAC Board has considered that Zapata is an early mover in generative AI since its founding in 2017 by a team including Harvard University scientists, and Zapata’s leadership in a new category of generative AI, Industrial Generative AI, which harnesses language and number models for critical, industry-scale applications. The SPAC Board believes Zapata’s offerings provide an alternative to one-size-fits-all generative AI by providing (i) a private environment, (ii) models optimized for speed, cost and accuracy, (iii) flexibility with respect to hardware, cloud and model choices, and (iv) the ability to translate numerical data into accurate process and proprietary quantum techniques run on classical (non-quantum) hardware such as CPUs and GPUs. The SPAC Board believes Zapata’s offerings have the potential to revolutionize existing AI solutions by making them cheaper, faster and more accurate.

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Customized Solutions Meets Business Needs Across Diverse Industries. The SPAC Board believes Industrial Generative AI and advanced algorithms create significant business value in key verticals, Zapata’s offerings, which include Zapata AI Prose, a large language model generative AI solution, and Zapata AI Sense, are capable of generating new analytics solutions to complex industry problems which are industrial solutions that uniquely process both text and numbers, with use cases and potential added value across key verticals such as pharmaceuticals, chemicals, automotive and finance. Such offerings are a full-stack solution that run on Zapata AI’s full-stack Quantum AI software platform, Orquestra, enabling Zapata to train and deliver AI models within customers’ hybrid cloud and multicloud environments, including Microsoft Azure, AWS, and others. The SPAC Board believes that Zapata’s proprietary technology positions it well for capitalizing on the focus and trends in generative AI and the commercializing and scaling up generative AI within business settings by providing tailor-made, enterprise-ready AI products and services across a wide variety of industries, including life sciences, finance, chemicals, automotive, government/defense, aerospace and energy.

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IP Portfolio. Zapata has a patent portfolio of 48 patent families, including 89 total patents and patent applications. The portfolio’s makeup includes 19 “State-of-the-Art” patent families that relate directly to generative AI methods, generative AI applications, or may be used to facilitate advantages in a generative AI infrastructure, and 29 patent families in the portfolio include inventions relating to “Next-Gen” quantum technology.

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Developed Revenue Model and Sales Strategy. Zapata has pursued a dual sales channel approach, building customer relationships both directly (at C-levels and with its global sales force) and through partner ecosystems, with a model of demonstrating the value of its technology and subsequently converting shorter-term engagements into bundled subscriptions of software and scientific and engineer support necessary to build applications. Zapata has a large and growing recurring revenue pipeline and the SPAC Board believes that it is well-positioned to convert on such pipeline and grow revenue through expanding its multi-year subscription revenue and average revenue per account.

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Blue-Chip Customers and Partners: Zapata works with a growing ecosystem of blue-chip customers and partners, including Andretti Autosport, BP, IBM, NVIDIA, IonQ, and DARPA, who have leveraged Zapata’s proprietary generative AI/ML, optimization, and quantum algorithms and models.

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Partnership with Andretti Brand and Vision. Zapata’s business aligns with Michael Andretti’s visionary leadership of leveraging technology within motorsports, with its capability to push emerging technologies into mobility. Zapata has had a multi-year partnership with Andretti Autosport, and has been delivering AI-driven race strategy solutions and advanced analytics capabilities to Andretti Autosport for its next-generation race analytics.

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World-Class Team with Deep Expertise. The SPAC Board believes that Zapata has a strong management team with deep experience across generative AI, quantum science, enterprise software and management. The SPAC Board is confident that, led by Zapata’s founder and Chief Executive Officer, Christopher Savoie, the management team will be able to create and enhance shareholder value after the Merger. The senior management team of Zapata intends to remain with Zapata, providing continuity as Zapata develops its technology and techniques and executes on its strategic and growth goals.

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Public Markets Will Build Awareness. In connection with the Merger, Zapata is expected to be the first publicly traded pure-play Industrial Generative AI company. Given the large and rapidly growing total addressable market, trading in the public markets will bring greater awareness of Zapata’s technology and offerings.

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Transaction Proceeds. Depending on the extent of redemptions by the SPAC’s Public Shareholders and on the final amount of the expenses incurred in connection with the Merger, the Merger is expected to provide up to approximately $25 million of gross cash proceeds to Zapata’s balance sheet. This additional cash injection is expected to, among other things, fund Zapata’s strategic plans to accelerate its go-to-market model, invest in new production development and enhance its global manufacturing and distribution capabilities.

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Due Diligence. The SPAC Board reviewed and discussed in detail the results of the due diligence examination of Zapata conducted by the SPAC’s management team and the SPAC’s financial, legal and regulatory advisors, including discussions and meetings with the Zapata management team and advisors regarding its business and business plan, operations, prospects and forecasts (including the assumptions and key variable underlying the Zapata financial model), valuation analyses with respect to the Merger and other material matters, Zapata’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, regulatory, tax and accounting due diligence.

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Financial Condition. The SPAC Board also considered factors such as Zapata’s historical financial results, outlook, financial plan, customer-level metrics (both operational and financial) and debt structure as well as mergers and acquisitions activity for companies in the AI industry. In considering these factors, the SPAC Board reviewed (i) Zapata’s historical growth and its current prospects for growth if Zapata achieves its business plan and (ii) various historical and current financial statements of Zapata. In reviewing these factors, the SPAC Board noted that Zapata is well-positioned for strong future growth.

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Post-Closing Economic Interest in Zapata. If the Merger is consummated, SPAC Shareholders (other than SPAC Shareholders that sought redemption of their SPAC Class A Common Stock) would have a meaningful economic interest in the Surviving Company and, as a result, would have a continuing opportunity to benefit from the success of Zapata following the consummation of the Merger.

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Lock-Up. Certain Sponsor parties and Zapata stockholders have agreed to be subject to a lock-up in respect of their shares of New Company Common Stock for six to twelve months following the closing of the Merger, subject to certain customary exceptions, and with respect to holders of Zapata preferred stock, volume-limited sales through an agreed broker-dealer), and the Proposed Bylaws restrict all Zapata stockholders who have not signed a Lock-Up Agreement from selling their shares of New Company Common Stock for twelve months following the Closing.

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Shareholder Liquidity. The obligation in the Business Combination Agreement to have New Company Common Stock issued as consideration listed on the NYSE, a major U.S. stock exchange, which the SPAC Board believes has the potential to offer SPAC Shareholders enhanced liquidity.

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Continued Ownership by Zapata Existing Equityholders. Zapata’s existing equityholders would be receiving a significant amount of New Company Common Stock in the proposed Merger and are “rolling over” their existing equity interests of Zapata into equity interests in the Surviving Company which reflect such stockholders’ confidence in the Zapata business and the continued growth prospects of the Zapata business going forward.

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Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the SPAC and Zapata.

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Other Alternatives. The SPAC Board believes, after a thorough review of other business combination opportunities reasonably available to the SPAC, that the proposed Merger represents the best potential business combination for the SPAC and the most attractive opportunity for the SPAC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the SPAC Board believes that such process has not presented a better alternative.

The SPAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger, including, but not limited to, the following:

•	Macroeconomic Risks. The risk that the future financial performance of Zapata may not meet the SPAC Board’s expectations due to factors in Zapata’s control or out of its control.

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Redemption Risk. The potential that a significant number or all of the SPAC Shareholders elect to redeem their shares prior to the consummation of the Merger and pursuant to the Existing Governing Documents.

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Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits the SPAC and Zapata from soliciting other alternative transactions or business combination proposals, as applicable, as further discussed in “— The Business Combination Agreement — Company Exclusivity” and “— The Business Combination Agreement — SPAC Exclusivity”.

•	Shareholder Vote. The risk that the SPAC’s shareholders may fail to provide the votes necessary to approve the Business Combination Agreement and effect the Merger.

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Closing Conditions. The potential risks and costs associated with the Merger failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Merger is conditioned on the satisfaction of certain Closing conditions that are not within the SPAC’s control.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Zapata. The fact that the Business Combination Agreement provides that the SPAC will not have any surviving remedies against Zapata or its equityholders after the Closing as a result of any inaccuracies or breaches of the representations, warranties, covenants, obligations or agreements of Zapata set forth in the Business Combination Agreement. As a result, SPAC Shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Zapata prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Merger or recover for any amount of any damages. The SPAC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Zapata will be, collectively, the majority stockholders of the Surviving Company.

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Listing Risks. The challenges associated with preparing Zapata, a privately held entity, for the applicable disclosure, controls and listing requirements to which the Surviving Company will be subject as a publicly traded company on the NYSE.

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe.

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Fees and Expenses. The expected fees and expenses associated with the Merger and related transactions, some of which would be payable regardless of whether the Merger is ultimately consummated and the substantial time and effort of management required to complete the Merger.

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Liquidation of the SPAC. The risks and costs to the SPAC if the Merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in the SPAC being unable to effect a business combination by April 18, 2024;

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Dilution. The fact that the SPAC’s shareholders will experience dilution as a result of the issuance of shares of New Company Common Stock to Zapata equityholders as consideration in the Merger (and may experience dilution as a result of future issuances or resales of shares of New Company Common Stock). The SPAC Board determined that such facts were outweighed by the long-term benefits that the potential Merger would provide to the SPAC’s shareholders and future shareholders of the Surviving Company after Closing.

•	Litigation. The possibility of shareholder litigation challenging the Merger.

In addition to considering the factors described above, the SPAC Board also considered other factors including, without limitation:

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Interests of Certain Persons. The Sponsor and certain members of the SPAC Board and officers of the SPAC may have interests in the Merger and related transactions. (See the section entitled “—Interests of the SPAC’s Directors and Officers in the Merger”).

•	Other Risks. Various other risks associated with the Merger, the business of Zapata and the business of Zapata described under the section entitled “Risk Factors.”

Satisfaction of the 80% Test

It is a requirement under the Existing Governing Documents that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of the NYSE require that the SPAC’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). After consideration of the factors identified and discussed in the section of the proxy statement/prospectus captioned “The SPAC Board’s Reasons for Approval of the Merger,” including the financial analysis of Zapata conducted by the SPAC and its advisors generally used to approve the transaction, the SPAC Board determined that Zapata had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of execution of the Business Combination Agreement.

Certain Unaudited Projected Financial Information of Zapata

Zapata does not as a matter of course make public projections as to future sales, revenues or other results. However, Zapata’s management has prepared the prospective financial information set forth below to present the information in connection with its consideration of the potential Merger. The accompanying prospective financial information was not prepared with the view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Zapata’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Zapata. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Proxy are cautioned not to place undue reliance on the prospective financial information.

Neither Zapata’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

These projections are included in this proxy statement/prospectus solely to provide the SPAC Shareholders access to information made available in connection with the SPAC Board’s consideration of the proposed business combination. These projections should not be viewed as public guidance. Furthermore, these projections do not take into account any circumstances or events occurring after the date on which the projections were prepared, which was June 16, 2023.

The projections included below were prepared in good faith by Zapata management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Zapata and its subsidiaries, at the time the projections were prepared and speak only as of that time.

While presented in this proxy statement/prospectus with numerical specificity, the projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions, and matters specific to the business of Zapata, all of which are difficult to predict and many of which are beyond Zapata’s control. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including the ultimate inaccuracy of any of the assumptions described below and those discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Zapata and the SPAC believe that the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Zapata and the SPAC had at that time. Such material assumptions include, but are not limited to, but not limited to, the following:

•	increase in total customers to 27 by year end 2025 based on the projected interest in Zapata’s AI technology as well as significant overall growth in customers’ adoption of generative AI;

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increase in annual revenue per customer based on Zapata’s go-to-market sales strategy, which may include additional applications of the technology and additional business units served within each customer;

•	increase in gross profit due to delivery efficiencies through the period of 2023 to 2025;

•	increase in technical headcount focused on accelerating Zapata’s technical roadmap and deliver customer solutions;

•	increase in sales, research and development, administrative and finance headcount to continue advancing Zapata’s market position;

•	increase in capital expenditures for computers;

•	increase in expense related to operating as a public company; and

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other general business and market assumptions, including maintaining strong relationships with our current customers and partners, continued development of offerings that meet customers’ needs, and Zapata’s current and anticipated market position relative to its peers.

The projections assume significant expansion in enterprise solutions that leverage both numerical- and language-based generative AI, our ability to leverage our proprietary techniques for customer impact, and expansion of the Orquestra platform’s capabilities to build and run the solutions. Any revenue recognized in future periods will be determined in accordance with GAAP based on the terms and conditions of the applicable contracts. For purposes of these projections, revenue includes prepayments and bookings as well as recognized revenue from contracts that would not be deemed revenue under GAAP.

The projections were prepared solely for internal use to assist the SPAC in its evaluation of Zapata and the business combination. Zapata has not warranted the accuracy, reliability, appropriateness or completeness of these projections to anyone, including the SPAC. Neither Zapata’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Zapata relative to these projections. The projections are not a guarantee of actual future performance. As a result, the future financial results of Zapata may differ materially from those expressed in these projections due to factors beyond either of their ability to control or predict.

The projections are not included in this proxy statement/prospectus in order to induce any SPAC Shareholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of Zapata included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of Zapata” and “Summary Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections and not to rely on the projections in making a decision regarding the Shareholder Proposals. Except to the extent required by applicable federal securities law (including a registrant’s responsibility to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding its financial condition, which responsibility may extend to situations where management knows or has reason to know that previously disclosed projections no longer have a reasonable basis), neither the SPAC nor Zapata or any of their respective affiliates intends to update, revise or correct the projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events.

The following table sets forth certain summarized prospective financial information regarding Zapata that was provided to the SPAC in connection with its evaluation of the Merger for 2023, 2024 and 2025:

	Forecast Year Ended December 31,
	2023	2024	2025
Adjusted Revenue	$5,850,000	$13,200,000	$31,500,000
Adjusted Cost of Sales	$3,828,570	$8,782,500	$12,104,663
Adjusted Operating Expense	$24,189,272	$40,595,150	$50,569,975
Adjusted EBITDA	($22,167,842)	($36,177,650)	($31,174,638)
Capital Expenditures	($100,000)	($422,500)	($366,500)

Adjusted Revenue, as used above, includes prepayments and bookings as well as recognized revenue from contracts. Adjusted EBITDA, as used above, is defined as earnings before interest, taxes, depreciation and amortization, and further adjusted to exclude stock-based compensation expense. Adjusted Cost of Sales and Adjusted Operating Expenses also exclude stock-based compensation expense. Adjusted Operating Expenses also exclude the effects of capitalized commissions on contracts with customers entered into during the periods. Zapata cannot reliably predict future stock-based compensation charges the determination of which is dependent on facts and circumstances applicable at the time such charges are determined. Adjusted Revenue, Adjusted Cost of Sales and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Zapata may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

Expected Accounting Treatment of the Merger

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although the SPAC will acquire all of the outstanding equity interests of Zapata in the Merger, the

SPAC will be treated as the “acquired” company and Zapata will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Merger will be treated as the equivalent of Zapata issuing stock for the SPAC’s net assets, accompanied by a recapitalization. The SPAC’s net assets and Zapata’s net assets will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Merger, the results of operations will be those of Zapata.

Zapata has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapata’s existing stockholders will have the greatest voting interest in the Surviving Company;

•	Zapata’s existing stockholders will have the voting rights to control decisions regarding election and removal of a majority of the directors and officers of the Surviving Company;

•	Zapata will comprise the ongoing operations of the Surviving Company; and

•	Zapata’s existing senior management will be the senior management of the Surviving Company.

Interests of the SPAC’s Directors and Officers in the Merger

In considering the recommendation of the SPAC Board to vote in favor of approval of the Shareholder Proposals, SPAC Shareholders should keep in mind that the Sponsors and the officers and directors of the SPAC have financial and other interests in such proposals that are different from, or in addition to, those of SPAC Shareholders generally, which may result in a conflict of interest on the part of one or more of them between what they may believe is in the best interests of the SPAC and the SPAC Shareholders and what they may believe is best for them In particular:

•

If the SPAC does not consummate a business combination by April 18, 2024 (or such later date as may be approved by shareholder vote), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of SPAC Class A Common Stock for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the shares of Class B Common Stock would be worthless because following the redemption of the shares of Class A Common Stock, the SPAC would likely have few, if any, net assets and because the holders of our shares of SPAC Class B Common Stock have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of SPAC Class B Common Stock if we fail to complete a business combination within the required period. The 5,750,000 shares of New Company Common Stock that the holders of shares of SPAC Class B Common Stock will hold following the Merger, assuming no redemptions, if unrestricted and freely tradable, would have had aggregate market value of $    based upon the closing price of $    per share of SPAC Class A Common Stock on the NYSE on    , 2023. As discussed below, the Sponsors paid approximately $0.003 per share for such shares of SPAC Class B Common Stock.

•

The Sponsors purchased an aggregate of 13,550,000 SPAC Private Warrants, each exercisable to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50, and such SPAC Private Warrants will expire and be worthless if a business combination is not consummated by April 18, 2024 (or such later date as may be approved by shareholder vote). The SPAC Private Warrants had an aggregate market value of approximately $    based upon the closing price of $    per SPAC Public Warrants on the NYSE on    , 2023.

•

On January 28, 2021, the Sponsor purchased an aggregate of 7,187,500 shares of SPAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. The Sponsor Co-Investor entered into an agreement with the SPAC to purchase 1,430,923, shares of SPAC Class B Common Stock. Concurrently with the completion of the IPO, the Sponsor and the Sponsor

Co-Investor purchased 13,550,000 SPAC Private Warrants at a price of $1.00 per warrant. As a result, the Sponsors may earn a positive rate of return on their investments even if the share price of the shares of SPAC Class A Common Stock falls significantly below the per share value implied in the Merger of $10.00 per share and the Public Shareholders experience a negative rate of return and may be incentivized to complete the Merger, even if it is with a less favorable target company or on less favorable terms to the Public Shareholders, rather than liquidate.

•

Each of the SPAC’s independent directors purchased shares of Class B Common Stock at a price of approximately $0.003 per share. The shares of Class B Common Stock currently held by each director, if unrestricted and freely tradeable, would be valued at $10.00 per share based on an assumed value of $10.00 per share of SPAC Class A Common Stock. As a result of the significantly lower investment value per share of the SPAC’s independent directors as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment for the independent SPAC directors may result in a decrease in the value of the investment of the Public Shareholders. Shares of Class B Common Stock do not have the redemption rights of Public Shares if the SPAC is unable to complete its initial business combination by April 18, 2024 (or such later date as may be approved by shareholder vote), nor will they receive any liquidating distributions if the SPAC liquidates.

•

The SPAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under the SPAC’s directors’ and officers’ liability insurance after the Merger, which is described below under “Management Following the Merger - Limitation on Liability and Indemnification of Directors and Officers.”

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the SPAC if and to the extent any claims by a vendor for services rendered or products sold to the SPAC, or a prospective target business with which the SPAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

Upon the consummation of the Merger, the Unsecured Promissory Note and Notes with an aggregate principal amount up to $3,455,000 will be repaid by the SPAC to the Sponsor. If the consummation of the Merger does not occur, the Unsecured Promissory Notes and Notes will remain outstanding and could potentially go unpaid.

•

Following the consummation of the Merger the Sponsors and their affiliates will be entitled to approximately     million in reimbursements for certain out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if the SPAC fails to consummate a business combination within the required period, the Sponsors and the SPAC’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•

In connection with the Business Combination Agreement, the Sponsors will receive certain registration rights with respect to its security interests in the New Company pursuant to the Registration Rights Agreement, including demand and piggy-back rights.

•

Between June 13, 2023 and September 30, 2023, Zapata sold Senior Notes to certain noteholders. The noteholders include William Sandbrook, Co-Chief Executive Officer and Chairman of the SPAC, and Michael Andretti, Co-Chief Executive Officer and a member of the SPAC Board, in the principal amounts of $500,000 and $1,000,000, respectively. Prior to the Closing, the SPAC will enter into Exchange Agreements with all of the noteholders, including Mr. Sandbrook and Mr. Andretti, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement. If the consummation of the Merger does not occur, these Senior Notes will remain outstanding as unsecured obligations of Zapata. For more information, see “Certain Relationships and Related Party Transactions — Zapata Related Person Transactions — Senior Notes.”

The SPAC Board, including the SPAC’s independent directors, with their outside counsel, reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and approving, as members of the SPAC Board, the Business Combination Agreement and the Proposed Transactions, including the Merger.

For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors - Risks Relating to the Merger and the SPAC - The SPAC Founders have potential conflicts of interest in recommending that the SPAC Shareholders vote in favor of approval of the Merger and the other proposals described in this proxy statement/prospectus.”

Interests of Zapata’s Directors and Executive Officers in the Merger

In considering the recommendation of the SPAC Board with respect to the Merger, the SPAC Shareholders should be aware that the directors and executive officers of Zapata have certain interests in the Merger that may be different from, or in addition to, the interests of the SPAC Shareholders generally. The SPAC Board was aware of such interests, which are described below, during its deliberations on the merits of the Merger and, in deciding to recommend that SPAC Shareholders submit written consents in favor of the Merger.

Zapata’s executive officers are expected to become executive officers of the Surviving Company upon the closing of the Merger. Specifically, the following individuals who are currently executive officers of Zapata are expected to become executive officers of the Surviving Company upon the closing of the Merger, serving in the offices set forth opposite their names below:

Name	Title
Christopher Savoie, Ph.D., J.D.	Chief Executive Officer, President and Director
Mimi Flanagan	Chief Financial Officer
Yudong Cao, Ph.D.	Chief Technology Officer

In addition, the following individuals who are currently members of the Zapata Board are expected to become members of the Surviving Company Board upon the closing of the Merger: Christopher Savoie, Rhonda Germany Ballintyn, Clark Golestani, Dana Jones, Jeffrey Huber and William Klitgaard.

Certain of Zapata’s executive officers and directors as of the date of the Business Combination Agreement hold Zapata Common Stock and Zapata Options. For a description of the treatment of Zapata Common Stock and Zapata Options, see “Proposal No. 3 — The Merger Proposal — Consideration to be Received in the Merger,” which description is incorporated by reference herein.

Opinion of the Financial Advisor to the SPAC

Summary of Opinion

Pursuant to an engagement letter dated January 24, 2023, as amended on June 16, 2023, the SPAC retained Duff & Phelps, to serve as an independent financial advisor to the SPAC Board, specifically to provide to the SPAC Board a fairness opinion in connection with the Merger. In selecting Duff & Phelps, the SPAC Board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors and special committees. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

On August 21, 2023, Duff & Phelps (i) presented its financial analysis to the SPAC Board with respect to the merger consideration to be paid by the SPAC in the Merger (the “Consideration”) and (ii) delivered its oral opinion to the SPAC Board, subsequently confirmed in a written opinion to the SPAC Board dated as of the same date (the “Opinion”), that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, and limitations of the review undertaken and qualifications contained in the Opinion, the Consideration to be paid by the SPAC in the Merger was fair, from a financial point of view, to the SPAC Shareholders other than the Sponsors and their affiliates (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder).

The full text of the Opinion is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The SPAC’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with the Opinion, as well as other qualifications contained in the Opinion. Neither the Opinion nor the summary of the Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the SPAC Board, any SPAC stockholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

The Opinion was approved by Duff & Phelps’ fairness opinions committee. The Opinion was provided for the information of, and directed to, the SPAC Board and only addressed the fairness, from a financial point of view, to the SPAC Shareholders other than the Sponsors and their affiliates (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder).

In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries that Duff & Phelps deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render the Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

•

reviewed the SPAC’s prospectus on Form S-1 dated and filed with the SEC on March 23, 2021, audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2021 and December 31, 2022 and the SPAC’s unaudited interim financial statements for the three and six months ended June 30, 2023 included in the SPAC’s Form 10-Q filed with the SEC;

•	reviewed audited financial statements for Zapata for the years ended December 31, 2019 and December 31, 2020;

•	reviewed unaudited financial statements provided to Duff & Phelps on June 16, 2023 for Zapata for the years ended December 31, 2021 and December 31, 2022;

•	reviewed unaudited financial information for Zapata for the five months ended May 31, 2023, which Zapata’s management identified as being the most current financial statements available;

•

reviewed other internal documents relating to the history, financial conditions and prospects, current and future operations, and probable future outlook of Zapata, including financial projections for the years ended December 31, 2023 through December 31, 2025, provided to Duff & Phelps by management of Zapata and approved for Duff & Phelps’ use by the SPAC’s management (the “Financial Projections”), which are described in the section of this proxy statement/prospectus entitled “Certain Unaudited Projected Financial Information of Zapata”;

•	reviewed the Zapata Computing, Inc. Investor Presentation dated August 15, 2023 as supplemented by additional information provided by management of Zapata and the SPAC through the date of the Opinion;

•	reviewed documents related to the Merger, including the draft dated August 18, 2023 of the Business Combination Agreement;

•	discussed the information referred to above and the background and other elements of the Merger with Zapata management and the SPAC’s management;

•

performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant, as further described below in this section entitled “— Opinion of Duff & Phelps to the SPAC Board”; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the Merger, Duff & Phelps, with the SPAC’s consent:

•

relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Zapata management and the SPAC’s management, and did not independently verify such information;

•

relied upon the fact that the SPAC Board and Zapata have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•

assumed that any estimates, evaluations, forecasts, projections and any other forward-looking information furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the SPAC’s management and Zapata management, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

•	assumed that information supplied and representations made by Zapata management and the SPAC’s management are substantially accurate regarding the SPAC, Zapata and the Merger;

•	assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•

assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the SPAC or Zapata since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•

assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

•	assumed, at the SPAC’s direction and for the purposes of Duff & Phelps’ analysis, a value of $10.62 per share of SPAC Class A Common Stock; and

•

assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the SPAC, Zapata, or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps prepared the Opinion effective as of August 21, 2023. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed as of such date and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after such date.

Duff & Phelps did not evaluate the SPAC’s or Zapata’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the SPAC or Zapata, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms are the most beneficial terms, from the SPAC’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Merger, or (iii) advise the SPAC Board or any other party with respect to alternatives to the Merger.

In rendering the Opinion, Duff & Phelps was not expressing any opinion as to the market price or value of the SPAC’s common stock or Zapata’s common stock (or any other securities) after the announcement or the consummation of the Merger. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the SPAC’s or Zapata’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the SPAC’s or Zapata’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be issued and paid by the SPAC in the Merger, or with respect to the fairness of any such compensation.

Duff & Phelps’ Opinion was furnished solely for the use and benefit of the SPAC Board in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The Opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger, including any transaction in connection with the extension of the term of the SPAC or any potential financing arrangements; (iii) is not a recommendation as to how the SPAC Board or any stockholder should vote or act with respect to any matters relating to the Merger, including without limitation, whether stockholders of the SPAC should redeem their shares in connection with the Merger, or whether to proceed with the Merger or any related transaction, (iv) does not indicate that the Consideration issued and paid is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration in the Merger is within a range suggested by certain financial analyses, and (v) does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of the Consideration among or within any classes or groups of security holders or other constituents of the SPAC, Zapata or any other party).

The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion is limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the SPAC, dated January 24, 2023, as amended on June 16, 2023.

Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the SPAC Board. This summary is qualified in its entirety by reference to the full text of the Opinion, a copy of which is attached to this proxy statement/prospectus as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the SPAC Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Valuation Methodologies

Market Approach

The Market Approach is a valuation technique that provides an estimation of value by applying valuation multiples to financial metrics for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies and publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and such similar businesses.

Duff & Phelps analyzed seven selected publicly traded companies (the “Selected Publicly Traded Companies”) for purposes of estimating valuation multiples with which to select (i) a range of valuation multiples to apply to Zapata’s 2025 revenue to obtain a range of implied enterprise values for Zapata and (ii) a terminal revenue multiple range for Zapata to utilize in the discounted cash flow (“DCF”) analysis. Due to limited recent relevant merger and acquisition transactions, Duff & Phelps relied on the Selected Publicly Traded Companies in the Market Approach. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

Duff & Phelps selected the group of Selected Publicly Traded Companies based on their relative similarity, primarily in terms of business focus, revenue growth history and outlook, capital requirements and other characteristics to that of Zapata. Duff & Phelps noted that none of the Selected Publicly Traded Companies are perfectly comparable to Zapata, and that Duff & Phelps did not have access to non-public information of any of the Selected Publicly Traded Companies. Accordingly, a complete valuation analysis of Zapata cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Zapata. Therefore, the Market Approach is subject to certain limitations.

The tables below summarize certain observed historical and projected financial performance and trading multiples of the Selected Publicly Traded Companies as of August 14, 2023.

	Revenue Growth							Gross Margin
	3-Year CAGR	LTM	2023	2024	2025	2022- 2025 CAGR	3-Year AVG	LTM	2023	2024	2025	2023- 2025 AVG
IonQ, Inc.	281.8%	154.1%	72.2%	98.7%	123.1%	96.9%	NA	72.4%	78.2%	76.9%	71.3%	75.4%
SoundHound AI, Inc.	59.5%	84.2%	46.9%	75.1%	45.5%	55.3%	64.4%	74.7%	75.3%	77.1%	NA	NA
Snowflake Inc.	98.3%	60.5%	33.4%	31.5%	31.1%	32.0%	62.2%	65.6%	72.3%	72.8%	73.5%	72.9%
C3.ai, Inc.	19.4%	5.6%	10.4%	23.7%	25.2%	19.5%	72.7%	67.6%	NA	NA	NA	NA
Palantir Technologies Inc.	36.9%	17.2%	16.1%	18.3%	19.7%	18.0%	74.8%	79.1%	81.3%	81.7%	82.1%	81.7%
Appian Corporation	21.6%	20.1%	15.5%	16.0%	18.3%	16.6%	71.4%	72.0%	74.5%	76.1%	78.2%	76.3%
BigBear.ai Holdings, Inc.	28.2%	9.4%	5.9%	12.1%	NA	NA	25.0%	26.4%	26.7%	29.5%	NA	NA
Mean	78.0%	50.2%	28.6%	39.3%	43.8%	39.7%	61.7%	65.4%	68.0%	69.0%	76.3%	76.6%
Median	36.9%	20.1%	16.1%	23.7%	28.1%	25.8%	67.9%	72.0%	74.9%	76.5%	75.9%	75.9%
Zapata	167.5%	130.4%	13.2%	125.6%	138.6%	82.7%	-6.0%	37.4%	34.6%	33.5%	61.6%	43.2%

	EBITDA Margin(1)
	3-Year AVG	LTM	2023	2024	2025	2023- 2025 AVG
IonQ, Inc.	NA	-626.1%	-588.3%	-349.8%	-131.7%	-356.6%
SoundHound AI, Inc.	-356.2%	-256.5%	-127.7%	-29.5%	-10.4%	-55.8%
Snowflake Inc.	-60.4%	-34.9%	-33.1%	-30.6%	-27.0%	-30.3%
C3.ai, Inc.	-69.7%	-104.4%	-70.2%	-50.4%	-39.1%	-53.3%
Palantir Technologies Inc.	-44.7%	-1.8%	-2.1%	-1.3%	-0.7%	-1.4%
Appian Corporation	-17.3%	-26.3%	-20.3%	-12.0%	-6.4%	-12.9%
BigBear.ai Holdings, Inc.	-14.0%	-14.4%	-12.1%	-5.7%	NA	-8.9
Mean	-93.7%	-152.0%	-122.0%	-68.5%	-35.9%	-74.2%
Median	-52.6%	-34.9%	-33.1%	-29.5%	-18.7%	-30.3%
Zapata	-1054.0%	-380.8%	-389.7%	-284.8%	-109.7%	-261.4%

Enterprise Value as Multiple of
	LTM Revenue	2023 Revenue	2024 Revenue	2025 Revenue
IonQ, Inc.	184.5x	157.6x	79.3x	35.5x
SoundHound AI, Inc.	16.1x	12.8x	7.3x	5.0x
Snowflake Inc.	23.1x	19.0x	14.5x	11.0x
C3.ai, Inc.	17.0x	15.4x	12.5x	10.0x
Palantir Technologies Inc.	17.0x	15.7x	13.3x	11.1x
Appian Corporation	7.2x	6.7x	5.8x	4.9x
BigBear.ai Holdings, Inc.	2.9x	2.8x	2.5x	NA
Mean	38.3x	32.9x	19.3x	12.9x
Median	17.0x	15.4x	12.5x	10.5x

LTM: Latest Twelve Months

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization

EV: Enterprise Value = Market capitalization plus debt, net of cash and equivalents

CAGR: Compounded Annual Growth Rate

(1) Includes stock-based compensation expense

Sources: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Based on the data shown in the tables above, Duff & Phelps selected a range of valuation multiples to apply to Zapata’s 2025 revenue to obtain a range of implied current enterprise values for Zapata. Duff & Phelps analyzed 2019 through 2022 historical revenue growth and 2023 through 2025 projected revenue growth for the Selected Publicly Traded Companies and compared these metrics to the applicable metrics for Zapata. Duff & Phelps used these comparisons and the multiples of enterprise value-to-2025 projected revenue for the Selected Publicly Traded Companies to select a 2025 revenue multiple range of 7.0x to 11.0x to apply to Zapata’s 2025 projected revenue, resulting in an estimated current implied enterprise value range for Zapata. Duff & Phelps selected multiples that, in its judgement, reflected Zapata’s revenue growth outlook, profit margins, capital requirements and other characteristics relative to the Selected Publicly Traded Companies.

Duff & Phelps’ Market Approach resulted in an implied enterprise value range for Zapata of $221.0 million to $347.0 million.

Income Approach

The Income Approach is a valuation technique that provides an estimation of the fair market value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of fair market value.

For business valuations, the Income Approach is typically applied through a DCF Analysis. Under the DCF Analysis, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.

Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Zapata for the years ending December 31, 2023 through December 31, 2025, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. In applying the DCF Analysis, Duff & Phelps relied on the Financial Projections. Duff & Phelps estimated the net present value of all unlevered free cash flows for Zapata after fiscal year 2025 (the “Terminal Values”) by applying a revenue multiple range to Zapata’s projected 2025 revenue in the Financial Projections. Duff & Phelps discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2025 back to the present to obtain a range of the estimated current implied enterprise value of Zapata.

Duff & Phelps selected a range of multiples to apply to Zapata’s projected 2025 revenue to obtain a range of Terminal Values to incorporate into the DCF Analysis. In particular, Duff & Phelps analyzed LTM revenue growth, LTM gross margins, LTM EBITDA margins, and multiples of enterprise value-to-LTM revenue for the Selected Publicly Traded Companies compared to projected 2025 revenue growth, projected 2025 gross margin, and projected 2025 EBITDA margin for Zapata, based on the Financial Projections. Such analysis informed the selection of terminal multiples of projected 2025 revenue for Zapata. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected Zapata’s size, growth outlook, profit margins, and other characteristics relative to the Selected Publicly Traded Companies. Based on these analyses, Duff & Phelps’ selected a terminal revenue multiple range of 20.0x to 25.0x Zapata’s projected 2025 revenue, which resulting terminal value range was utilized in the DCF Analysis to estimate the current implied enterprise value range of Zapata.

Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Duff & Phelps also considered (i) Zapata’s stage in the cycle of management’s business plan, (ii) Zapata’s projected financial performance including revenue growth and EBITDA margin, and (iii) the risks facing Zapata in order to achieve the projected results, including execution risk and competitive risks, among others. Based on these factors and the published discount rate studies, Duff & Phelps used discount rates ranging from 35.0% to 40.0% to discount the projected unlevered free cash flows and the Terminal Values. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in an estimated enterprise value range for Zapata of $228.0 million to $329.0 million.

Conclusion of Financial Analysis

Based on Duff & Phelps’ analyses, Duff & Phelps estimated the range of enterprise value of Zapata to be $225.0 million to $338.0 million, based on the ranges indicated by the Market Approach and the DCF Analysis. Duff & Phelps further estimated the range of total equity value of Zapata by adding pro forma cash of $81.6 million (which assumes no redemptions) and subtracting the range of theoretical values of the SPAC’s warrants utilizing a Black-Scholes option model of $0.1 million to $23.3 million. After making these adjustments, the estimated total equity value range for Zapata was $306.6 million to $396.4 million.

Duff & Phelps noted in its presentation to the SPAC Board that the implied equity value of Zapata based on the Merger pursuant to the terms of the Business Combination Agreement is $382.3 million (assuming no redemptions and a value of $10.62 per share of SPAC Common Stock). Such implied equity value is within the estimated total equity value range for Zapata described above.

For information purposes in respect of its presentation to the SPAC Board and as a further metric considered by Duff & Phelps in applying its judgement to the financial analyses undertaken, Duff & Phelps noted that the Public Shareholders would, based on the assumed pro forma capitalization of Zapata, own approximately 21.9% of Zapata (assuming no redemptions). This equates to a value of $67.2 million to $86.9 million, compared to the approximate value of the Trust Account of $83.8 million.

The Opinion was only one of the many factors considered by the SPAC Board in its evaluation of the Merger and should not be viewed as determinative of the views of the SPAC Board.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion to the SPAC Board, the SPAC agreed to pay Duff & Phelps a fee of $600,000. A portion of the fee was payable as a retainer, a portion was payable upon delivery of the Opinion, and a portion is payable upon consummation of the Merger.

No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.

Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. the SPAC has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the engagement. the SPAC has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which the SPAC believes are customary in transactions of this nature, were negotiated at arm’s length, and the SPAC Board is aware of these fee arrangements.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the SPAC’s entry into the Business Combination Agreement, dated as of September 6, 2023, among the SPAC, Zapata and Merger Sub (annexed to the proxy statement/prospectus as Annex A), and the Merger contemplated by the Business Combination Agreement be confirmed, ratified and approved in all respects.”

Vote Required for Approval

This Merger Proposal (and consequently, the transactions contemplated by the Business Combination Agreement) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock who, being present in person, virtually or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Merger Proposal.

The Merger is conditioned upon the approval of the Merger Proposal, subject to the terms of the Business Combination Agreement. If any of the Condition Precedent Proposals is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The Sponsor and Insiders have agreed to vote the shares of SPAC Common Stock owned by them in favor of the Merger Proposal. For additional information, see “— The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 4—THE NYSE PROPOSAL

In connection with entering into the Business Combination Agreement, the SPAC will issue New Company Common Stock.

We are seeking shareholder approval for the issuance of 18,552,328 shares of New Company Common Stock in connection with the Merger, including the 17,890,564 million shares of New Company Common Stock being issued in pursuant to the Business Combination Agreement and 661,764 shares of New Company Common Stock being issued pursuant to the Exchange Agreements.

Why the SPAC Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (unless one or more exceptions in Rule 312.03 of NYSE Listed Company Manual apply), (a) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance or such shares have voting power equal to or in excess of 20% of the voting power outstanding before the issuance, (b) if such issuance is to a Related Party (as defined in Rule 312.03 of the NYSE Listed Company Manual) and the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance, or (c) if such issuance will result in a change of control of the issuer.

The maximum aggregate number of shares of New Company Common Stock issuable pursuant to the Business Combination Agreement and the Exchange Agreement represents greater than 20% of the number of shares of New Company Common Stock outstanding before such issuance and will have voting power equal to or in excess of 20% of voting power outstanding before the issuance. In addition, because one of the recipients of New Company Common Stock, is a Related Party of the SPAC, such issuance may require shareholder approval under Rule 312.03 of the NYSE Listed Company Manual. Finally, the issuance may be deemed to result in a change of control of the SPAC. As a result, shareholder approval of the issuance of shares of New Company Common Stock issuable pursuant to the Business Combination Agreement and the Exchange Agreement is being sought under the NYSE regulations.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable NYSE listing rules, the issuance of 18,552,328 shares of New Company Common Stock pursuant to the Business Combination Agreement and the Exchange Agreement be confirmed, ratified and approved in all respects.”

Vote Required for Approval

If any of the Merger Proposal, the Domestication Proposal or the Charter Proposal is not approved, the NYSE Proposal will not be presented at the Special Meeting. The approval of the NYSE Proposal for purposes of complying with the applicable listing rules of the NYSE requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the shares of SPAC Common Stock who, being present in person, virtually or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the NYSE Proposal.

Notwithstanding the approval of the NYSE Proposal, if the Merger is not consummated for any reason, the actions contemplated by the NYSE Proposal will not be effected.

The Sponsor and Insiders have agreed to vote the shares of SPAC Common Stock owned by them in favor of the NYSE Proposal. For additional information, see “Proposal No. 3 — Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 5—THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking stockholder approval for the 2024 Plan. The 2024 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing.

A total of     shares of the New Company Common Stock will be reserved for issuance under the 2024 Plan. The closing price of SPAC Class A Common Stock on NYSE was $    per share on   , 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. Based upon such price, the maximum aggregate market value of the shares of New Company Common Stock that could potentially be issued under the 2024 Plan is $   .

The SPAC Board approved the 2024 Plan on August 21, 2023, subject to approval by the SPAC’s stockholders. If the 2024 Plan is approved by the SPAC’s stockholders, then the 2024 Plan will be effective immediately prior to the Closing.

The following is a summary of the material features of the 2024 Plan. This summary is qualified in its entirety by the full text of the 2024 Plan, a copy of which is attached as Annex A-F to this proxy statement/prospectus.

Key Plan Provisions

•

The 2024 Plan will continue until terminated by the Surviving Company Board or the Surviving Company’s compensation committee, except that no grants of stock options and other awards may be made under the 2024 Plan after the tenth anniversary of the effective date of the 2024 Plan and no grants of incentive stock options may be made under the 2024 Plan after the tenth anniversary of the date the 2024 Plan is approved by the SPAC Board.

•

The 2024 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards.

•	A number of shares of New Company Common Stock will be authorized for issuance pursuant to awards under the 2024 Plan equal to shares of New Company Common Stock.

•

The 2024 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2025 fiscal year, in an amount equal to 5% of the total number of shares of New Company Common Stock outstanding on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the administrator.

•	The 2024 Plan will be administered by the Surviving Company Board or, if designated by the Surviving Company Board, the compensation committee of the Surviving Company Board.

Summary of the 2024 Equity Incentive Plan

The 2024 Plan has been adopted by the SPAC Board, subject to the approval of the SPAC’s stockholders, and will become effective immediately prior to the Closing. The 2024 Plan allows the Surviving Company to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants. The SPAC Board anticipates that providing such persons with a direct stake in the Surviving Company will assure a closer alignment of the interests of such individuals with those of the Surviving Company and its stockholders, thereby stimulating their efforts on the Surviving Company’s behalf and strengthening their desire to remain with the Surviving Company.

Purpose. The purposes of the 2024 Plan will be to provide long-term incentives and rewards to those employees, officers, directors and other key persons of the Surviving Company and its subsidiaries, to assist in attracting and retaining persons with the requisite experience and ability, and to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Surviving Company’s stockholders. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards as the administrator of the 2024 Plan may determine.

Eligibility. As of   , 2024 (giving effect to the consummation of the Merger), approximately    individuals would be eligible to participate in the 2024 Plan, which includes approximately    non-employee directors, officers,     employees who are not officers, and    consultants.

No awards may be granted under the 2024 Plan after the date that is ten years from the 2024 Plan Effective Date, and awards of incentive stock options may not be granted after the date that is ten years from the date the 2024 Plan is approved by the SPAC Board. No awards under the 2024 Plan have been made prior to the date hereof.

Authorized Shares. The SPAC will initially reserve     shares of New Company Common Stock for issuance under the 2024 Plan (the “Initial Limit”). The 2024 Plan provides that the number of shares of New Company Common Stock reserved and available for issuance under the 2024 Plan will automatically increase each January 1, beginning on January 1, 2025 and on each January 1 thereafter, by 5% of the outstanding number of shares of New Company Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Surviving Company’s capitalization. The maximum aggregate number of shares of New Company Common Stock that may be issued upon exercise of incentive stock options under the 2024 Plan may not exceed the Initial Limit cumulatively increased on January 1, 2025 and on each January 1 thereafter by the lesser of the Annual Increase or     shares of New Company Common Stock. Shares underlying any awards under the 2024 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Surviving Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued upon assumption of, or in substitution or exchange for, awards previously granted by an entity that the Surviving Company acquires or merges with or into, shall not reduce the shares available for issuance under the 2024 Plan, nor will the shares underlying such awards be added back to the shares available for issuance under the 2024 Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.

The 2024 Plan contains a limitation whereby the value of all awards under the 2024 Plan and all other cash compensation paid by the Surviving Company to any non-employee director may not exceed $750,000 in any calendar year, except that the limit will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the Surviving Company Board. The foregoing limitation will be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee director. The Surviving Company Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Surviving Company Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving such non-employee director.

Administration. The 2024 Plan will be administered by the compensation committee of the Surviving Company Board, the Surviving Company Board or another board committee pursuant to the terms of the 2024 Plan. The plan administrator, which initially will be the compensation committee of the Surviving Company Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. The plan administrator may, without the approval of the Surviving Company’s stockholders, reduce the exercise price of any outstanding stock option or stock appreciation right, effect the repricing of such awards through cancellation and re-grants, or cancel such awards in exchange for cash or other awards. The plan administrator’s determinations under the 2024 Plan need not be uniform. The plan administrator may delegate to one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2024 Plan will be the directors, officers, employees and consultants of the Surviving Company and its affiliates as selected from time to time by the plan administrator in its discretion.

The 2024 Plan requires the plan administrator to make appropriate adjustments to the number of shares of New Company Common Stock that are subject to the 2024 Plan, to certain limits in the 2024 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Payments by Participants. Participants in the 2024 Plan are responsible for the payment of any federal, state, local or foreign taxes that the Surviving Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Surviving Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of New Company Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Surviving Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Surviving Company or its subsidiaries in an amount that would satisfy the withholding amount due.

Non-Transferability of Awards. The 2024 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of awards (other than incentive stock options) by holders by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Merger or Change in Control. The 2024 Plan provides that upon the effectiveness of a “change in control transaction,” as defined in the 2024 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2024 Plan. To the extent that awards granted under the 2024 Plan are not assumed, continued or substituted by the successor entity, all awards granted under the 2024 Plan shall terminate and, in such case (except as may be otherwise provided in the relevant award agreement), all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the change in control transaction shall become fully vested and exercisable as of immediately prior to the effective time of the transaction, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the transaction, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the change in control transaction in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the transaction, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a period of time prior to the transaction as specified by the plan administrator. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction multiplied by the number of vested shares under such awards.

General. The plan administrator may establish subplans and modify exercise procedures and other terms and procedures in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

All awards will be subject to any the Surviving Company clawback policy as set forth in such clawback policy or the applicable award agreement.

Amendment or Termination. The Surviving Company Board may amend or discontinue the 2024 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Plan will require the approval of the Surviving Company’s stockholders.

Awards – Types of Awards

Stock Options. The 2024 Plan permits the granting of both options to purchase shares of New Company Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2024 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Surviving Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2024 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of New Company Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2024 Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of New Company Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights. The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of New Company Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in New Company Common Stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of New Company Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2024 Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Stock, Restricted Stock Units, Unrestricted Stock, Dividend Equivalent Rights. The plan administrator may award restricted shares of New Company Common Stock and restricted stock units subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. The plan administrator may also grant shares of New Company Common Stock that are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted or sold to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of New Company Common Stock.

Cash Awards. The plan administrator may grant cash-based awards under the 2024 Plan to participants, subject to such vesting and other terms and conditions as the plan administrator may determine.

Form S-8

Following the consummation of the Merger, when permitted by SEC rules, the Surviving Company intends to file with the SEC a registration statement on Form S-8 covering the shares of New Company Common Stock issuable under the 2024 Plan.

Summary of Material U.S. Federal Income Tax Considerations

The following is only a summary of the principal United States federal income tax consequences of certain transactions under the 2024 Plan. The summary does not discuss all federal tax consequences under the 2024 Plan, nor does it discuss the tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2024 PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Company Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of option exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Surviving Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The excess of the fair market value of shares received upon exercise of an incentive stock option over the option exercise price will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of New Company Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of New Company Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New Company Common Stock) over the option exercise price, and (ii) the Surviving Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Company Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonstatutory Stock Options. No income is generally realized by the optionee at the time a nonstatutory option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Company Common Stock on the date of exercise, and either the Surviving Company or its subsidiaries will receive a tax deduction for the same amount, and (ii) at disposition of the shares, any gain or loss in value after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Company Common Stock have been held. A capital gain or loss will generally be long-term if the participant held the shares for more than 12 months after the option exercise date, or short-term if the participant held the shares for 12 months or less. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New Company Common Stock.

All Other Awards. For all other awards under the 2024 Plan, either the Surviving Company or its subsidiaries generally will be entitled to a tax deduction in connection with such awards in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Surviving Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the 2024 Plan and no awards have been granted that are contingent on stockholder approval of the 2024 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2024 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the 2024 Equity Incentive Plan and any form award agreements thereunder, be adopted and approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the shares of SPAC Common Stock who, being present in person, virtually or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal at the Special Meeting. Therefore, if any of those proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on the Equity Incentive Plan Proposal.

The Sponsors and Insiders have agreed to vote the SPAC Common Stock beneficially owned by them in favor of the Equity Incentive Plan Proposal. For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of the SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of the SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the SPAC’s directors and officers have interests in the Merger that may conflict with your interests as a shareholder. See the section titled “Proposal No. 3 — The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger” for a further discussion of these considerations.

PROPOSAL NO. 6—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

We are seeking shareholder approval for the 2024 ESPP. The 2024 ESPP is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the 2024 ESPP. The 2024 ESPP will provide eligible employees an opportunity to purchase New Company Common Stock at a discount through accumulated contributions of their earned compensation. Both of the Boards of the SPAC and Zapata and their respective compensation committees have determined that offering an employee stock purchase plan is important to the ability of the Surviving Company to compete for talent. The 2024 ESPP will become a significant part of the Surviving Company’s overall equity compensation strategy (especially with respect to the SPAC’s nonexecutive employees) if it is approved by the SPAC’s shareholders. If the SPAC’s shareholders do not approve the 2024 ESPP, the Surviving Company may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Surviving Company from successfully attracting and retaining highly skilled employees.

The 2024 ESPP’s initial share reserve which we are asking the shareholders to approve is     shares of New Company Common Stock. Following the 2024 ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Surviving Company Board or its compensation committee.

Both of the SPAC Board and the Zapata Board and their respective compensation committees believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to the SPAC’s success. The 2024 ESPP provides a significant incentive by allowing employees to purchase shares of New Company Common Stock at a discount. The SPAC Board has approved the 2024 ESPP, subject to the approval of the SPAC’s shareholders.

Summary of the 2024 Employee Stock Purchase Plan

The following is a summary of the principal features of the 2024 ESPP and its operation. This summary does not contain all of the terms and conditions of the 2024 ESPP and is qualified in its entirety by the full text of the 2024 ESPP, a copy of which is attached as Annex A-G to this proxy statement/prospectus.

The 2024 ESPP has been adopted by the SPAC Board, subject to the approval of the SPAC’s shareholders, and will become effective upon the date immediately prior to the Closing. It is the SPAC’s intention that the 2024 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. The SPAC Board believes that the adoption of the 2024 ESPP will benefit the Surviving Company by providing employees with an opportunity to acquire shares of New Company Common Stock and will help the Surviving Company to attract, retain and motivate valued employees.

Purpose. The purpose of the 2024 ESPP is to provide eligible employees with an opportunity to purchase shares of New Company Common Stock through accumulated contributions, which generally will be made through payroll deductions. The 2024 ESPP will permit the administrator of the 2024 ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the 2024 ESPP will authorize the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance. The SPAC has initially reserved     shares of New Company Common Stock for issuance under the 2024 ESPP. The 2024 ESPP provides that the number of shares of New Company Common Stock reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2025 and on each January 1 thereafter, by the least of     shares of New Company Common Stock, 1% of the outstanding number of shares of New Company Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If the Surviving Company’s capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2024 ESPP will be appropriately adjusted.

Administration. The 2024 ESPP will be administered by the compensation committee of the Surviving Company Board, the Surviving Company Board or such other person appointed by the Surviving Company Board pursuant to the terms of the ESPP. The plan administrator, which initially will be the compensation committee of the Surviving Company Board, will have full authority to make, administer and interpret such rules and regulations regarding the 2024 ESPP as it deems advisable.

Eligibility. Any employee of the Surviving Company or one of its affiliates or subsidiaries that has been designated to participate in the 2024 ESPP is eligible to participate in the 2024 ESPP so long as the employee is customarily employed for at least 20 hours a week and more than five months in a calendar year. No person who owns or holds, or as a result of participation in the 2024 ESPP would own or hold, New Company Common Stock or options to purchase New Company Common Stock that together equal 5% or more of the total combined voting power or value of all classes of capital stock of the Surviving Company or any parent or subsidiary thereof is entitled to participate in the 2024 ESPP. No employee may be granted an option under the 2024 ESPP that permits the employee’s rights to purchase New Company Common Stock to accrue at a rate of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the 2024 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay for allocation to the 2024 ESPP. Employees may authorize payroll deductions with a minimum of 1% of base pay and a maximum of 15% of base pay. As of    , 2024 (giving effect to the consummation of the Merger), approximately    employees would be eligible to participate in the 2024 ESPP. Once an employee becomes a participant in the 2024 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2024 ESPP, becomes ineligible to participate in the 2024 ESPP, or his, her or their employment ceases.

Offering Periods and Purchase Periods. Unless otherwise determined by the plan administrator, each offering of New Company Common Stock under the 2024 ESPP will be for a period of six months, which is referred to as an “offering period.” The first offering period under the 2024 ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the 2024 ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2024 ESPP. The 2024 ESPP will include a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the “Non-423 Component.” For purposes of this summary, a reference to the 2024 ESPP generally will mean the terms and operations of the 423 Component.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his, her or their payroll deductions during any offering period but may increase or decrease his, her or their payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his, her or their eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2024 ESPP.

Exercise of Purchase Right. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) a number of shares of New Company Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of New Company Common Stock determined by dividing

$25,000 by the fair market value of New Company Common Stock on the first day of such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of New Company Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of New Company Common Stock on the exercise date. The maximum number of shares of New Company Common Stock that may be issued to any employee under the 2024 ESPP in a calendar year is a number of shares of New Company Common Stock determined by dividing $25,000 by the fair market value of New Company Common Stock, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.

Termination of Participation. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Non-Transferability. A participant will not be permitted to transfer options under the 2024 ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable during the lifetime of the participant only by the participant.

Form S-8. Following the consummation of the Merger, when permitted by SEC rules, the Surviving Company intends to file with the SEC a registration statement on Form S-8 covering the shares of New Company Common Stock issuable under the 2024 ESPP.

Merger or Change in Control. In the case of and subject to the consummation of a “change in control,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate whenever it determines that such action is appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2024 ESPP, may take any one or more of the following actions under the 2024 ESPP or with respect to any right under the 2024 ESPP or to facilitate such transactions or events: (a) provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) provide that the outstanding options under the 2024 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of securities and prices; (c) make adjustments in the number and type of shares of New Company Common Stock (or other securities or property) subject to outstanding options under the 2024 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

Amendment; Termination. The 2024 ESPP will automatically terminate on the tenth anniversary of the effective date of the 2024 ESPP. The Surviving Company Board may, in its discretion, at any time, terminate or amend the 2024 ESPP. However, without the approval within 12 months of such Surviving Company Board action by the stockholders, no amendment shall be made to the 2024 ESPP increasing the number of shares specifically approved to comply with the requirements of Section 423(b) of the Code or any other changes to the components of the 2024 ESPP intended to comply with the requirements of Section 423(b) of the Code that would require stockholder approval in order for the 2024 ESPP, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

Summary of Material U.S. Federal Income Tax Considerations

The following is only a summary of the principal U.S. federal income tax consequences of an employee’s participation in the 2024 ESPP. The summary does not discuss all U.S. federal tax consequences of participation in the 2024 ESPP, nor does it discuss the tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2024 ESPP, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

The 2024 ESPP is intended to comply with Section 423 of the Code. A participant in the ESPP generally recognizes no taxable income either as a result of participation in the 2024 ESPP or upon exercise of an option to purchase shares of New Company Common Stock under the terms of the 2024 ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the 2024 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which is referred to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the excess of the fair market value of the shares on the date the shares were purchased over the exercise price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant held the shares for more than 12 months after the option exercise date, or short-term if the participant held the shares for 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the 2024 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid upon exercise and (2) the excess of the amount actually received for New Company Common Stock over the amount paid upon exercise. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, any loss recognized will be a long-term capital loss.

In the event that a participant has a disqualifying disposition, the Surviving Company or its subsidiaries will generally be entitled to a tax deduction in the year of the disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither the Surviving Company nor its subsidiaries will be allowed a deduction.

New Plan Benefits

No awards have been previously granted under the 2024 ESPP, and no awards have been granted that are contingent on stockholder approval of the 2024 ESPP. Since participation in the 2024 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2024 ESPP in the future are not determinable. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the 2024 Employee Stock Purchase Plan and any form award agreements thereunder, be adopted and approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the shares of SPAC Common Stock, who, being present in person, virtually or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Equity Incentive Plan Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on the Employee Stock Purchase Plan Proposal.

The Sponsors and Insiders have agreed to vote the SPAC Common Stock beneficially owned by them in favor of the Employee Stock Purchase Plan Proposal. For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of the SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of the SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the SPAC’s directors and officers have interests in the Merger that may conflict with your interests as a shareholder. See the section titled “Proposal No. 3 — The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger” for a further discussion of these considerations.

PROPOSAL NO. 7—THE DIRECTOR ELECTION PROPOSAL

We are asking the SPAC Shareholders to approve and adopt the election of directors to serve on the New Company Board until their until their respective successors are duly elected and qualified.

Election of Directors

Pursuant to the Merger, the SPAC has agreed to take all necessary action, including causing the members of the SPAC Board to resign, so that effective at the Closing, the entire Surviving Company Board will consist of seven individuals. The directors will be classified into three classes of directors with staggered three-year terms.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of New Company Preferred Stock with respect to the election of directors, the directors of Surviving Company will be divided into three classes as nearly equal in size as possible, designated Class I, Class II and Class III. The SPAC is proposing the approval by ordinary resolution of the election of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the Surviving Company Board: (i)      ,       and       as Class I directors, (ii)       and       as Class II directors, and (iii)       and       as Class III directors.

If elected, the initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders; the term of the initial Class II directors shall expire at the second annual meeting of the stockholders and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders. At each annual meeting of stockholders of the Surviving Company, beginning with the first annual meeting of stockholders of the Surviving Company following the effectiveness of the Proposed Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third annual meeting of the stockholders of the Surviving Company thereafter and until the election and qualification of such director’s successor in office, or until his or her earlier death, resignation or removal. The Surviving Company Board may assign members of the Surviving Company Board already in office to such classes at the time such classification becomes effective. It is anticipated that       will be designated as lead independent director of the Surviving Company Board. Upon the Closing, the Surviving Company Board is expected to determine that each of the directors on the Surviving Company Board other than Dr. Savoie will qualify as independent directors, as defined under the rules of NYSE, and the Surviving Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and NYSE relating to director independence requirements.

There are no family relationships among any of the Surviving Company’s directors and executive officers.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Surviving Company Board will be fixed solely by resolution of the Surviving Company Board. Each director of the Surviving Company Board will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Surviving Company Board as to make all classes as nearly equal in number as is possible, provided that no decrease in the number of directors constituting the Surviving Company Board will shorten the term of any incumbent director.

Subject to the rights of holders of any series of New Company Preferred Stock with respect to the election of directors for so long as the Surviving Company Board is classified, any director may be removed from office by the stockholders of the Surviving Company Board only for cause. Vacancies occurring on the Surviving Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Surviving Company Board, although less than a quorum, or by a sole remaining director, and not by stockholders of Surviving Company. A person so elected by the Surviving Company Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until such person’s successor will be duly elected and qualified.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of the SPAC Common Stock.

The SPAC Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from the SPAC’s and Zapata records.

Nominees

At the Closing of the Merger, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the Surviving Company Board will be as follows:

•	Class I: , and ;

•	Class II: and ;

•	Class III: and .

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Management Following the Merger.”

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to such person’s office or position.

For more information about the experience of each of these director nominees of the Surviving Company Board following the Closing, see the sections of this proxy statement/prospectus entitled Management Following the Merger”; and for more information about the compensation of the members of the SPAC Board and executive officers of the SPAC prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about the SPAC — Executive Officers and Director Compensation.”

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the shares of SPAC Common Stock, who, being present in person, virtually or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Director Election Proposal is conditioned on the approval of the Employee Stock Purchase Plan Proposal and. Therefore, also conditioned on the approval of the Equity Incentive Plan Proposal, the Domestication Proposal, the Charter Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if any of those proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the SPAC Shareholders.

Pursuant to the Existing Governing Documents, with respect to any vote or votes to appoint any person to be a director to the SPAC Board, only holders of shares of SPAC Class B Common Stock will have the right to vote on the Director Election Proposal

Accordingly, the shares of SPAC Class B Common Stock held by the Sponsors and the SPAC’s officers and directors represent 100% of the aggregate voting power of the SPAC Common Stock with respect to the Director Election Proposal.

The Sponsors and Insiders have agreed to vote the SPAC Common Stock beneficially owned by them in favor of the Director Election Proposal. For additional information, see “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the following persons be elected to serve on the Surviving Company Board upon the Closing of the Merger: Christopher Savoie, Rhonda Germany Ballintyn, William M. Brown, Clark Golestani, Dana Jones, Jeffrey Huber and William Klitgaard.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE SURVIVING COMPANY BOARD.

The existence of financial and personal interests of one or more of the SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of the SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the SPAC’s directors and officers have interests in the Merger that may conflict with your interests as a shareholder. See the section titled “Proposal No. 3 — The Merger Proposal — Interests of the SPAC’s Directors and Officers in the Merger” for a further discussion of these considerations.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if put and adopted, will allow the SPAC Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the proxies held at the time of the Special Meeting, the SPAC Board considers that there are not sufficient votes to approve the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal. In no event will the SPAC Board adjourn the Special Meeting or consummate the Merger beyond the date by which it may properly do so under the Existing Governing Documents and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by SPAC Shareholders, the SPAC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Domestication Proposal, the Charter Proposal, the Merger Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal. If the SPAC does not consummate the Merger and fail to complete an initial business combination by April 18, 2024 (or such later date as may be approved by shareholder vote), the SPAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the shares of SPAC Common Stock who, being present in person, virtually or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

The Merger is not conditioned upon the approval of the Adjournment Proposal. The Sponsors and Insiders have agreed to vote the SPAC Common Stock owned by them in favor of the Adjournment Proposal. For additional information, see “Proposal No. 3 — Merger Proposal — The Business Combination Agreement — Related Agreements — Sponsor Support Agreement.”

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT, IF PUT, ITS SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a discussion of material U.S. federal income tax considerations, with respect to U.S. holders of SPAC Shares or SPAC Warrants, of the Domestication, the exercise of redemption rights and the Merger and with respect to non-U.S. holders (as defined below) the ownership and disposition of New Company Common Stock and New Company Warrants after the Domestication and Merger. This section applies only to holders that hold their SPAC Shares and SPAC Warrants or New Company Common Stock and New Company Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or its affiliates, representatives, employees or other stakeholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants;

•

persons holding SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants under constructive sale provisions of the Code;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners in such entities;

•	holders who are controlled foreign corporations or PFICs;

•	regulated investment companies;

•	real estate investment trusts;

•

persons who acquired SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•

persons owning (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, the SPAC or Surviving Company, except to the extent otherwise discussed herein;

•	U.S. holders that hold their SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants through a non-U.S. broker or other non-U.S. intermediary;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

•	individual retirement or other tax-deferred accounts; or

•	tax-exempt entities.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Merger to them.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights, the Merger, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of SPAC Shares, SPAC Warrants, New Company Common Stock or New Company Warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person.

Consequences of the Domestication to U.S. Holders — F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, the SPAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to Zapata Computing Holdings Inc.

It is intended that the Domestication qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as the SPAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this discussion assumes the Domestication so qualifies. Assuming the Domestication so qualifies, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 of the Code to U.S. Holders” and “— PFIC Considerations — Effect of PFIC Rules on the Domestication”, and the Domestication will be treated for U.S. federal income tax purposes as if the SPAC (i) transferred all of its assets and liabilities to the Surviving Company in exchange for all of the outstanding common stock and warrants of the Surviving Company; and (ii) then distributed the common stock and warrants of the Surviving Company to the shareholders and warrant holders of the SPAC in liquidation of the SPAC. The taxable year of the SPAC will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Company Common Stock or a New Company Warrant received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the SPAC Shares or SPAC Warrants, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Company Common Stock or a New Company Warrant received by a U.S. holder will include such U.S. holder’s holding period for the SPAC Shares or SPAC Warrants surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its SPAC Shares and SPAC Warrants in an amount equal to the difference between the fair market value of the shares of New Company Common Stock and New Company Warrants received in the Domestication and the U.S. holder’s adjusted tax basis in its SPAC Shares and SPAC Warrants surrendered in the Domestication. In such event, such U.S. holder’s basis in the shares of New Company Common Stock and New Company Warrants would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for such shares of New Company Common Stock and New Company Warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of SPAC Shares and SPAC Warrants (generally, ordinary shares and warrants of the SPAC purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 of the Code to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code generally will apply to U.S. holders of SPAC Shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own SPAC Shares with a Fair Market Value of $50,000 or More And Less Than 10 Percent of the SPAC Shares

Subject to the discussion under “—PFIC Considerations” below, U.S. holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) SPAC Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of SPAC Shares entitled to vote and less than 10% of the total value of all classes of SPAC Shares will generally recognize gain (but not loss) with respect to the common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Any such gain would be equal to the excess of the fair market value of such common stock received over the U.S. holder’s adjusted tax basis in the SPAC Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the SPAC Shares for longer than one year. A U.S. holder’s ownership of SPAC Warrants will be taken into account in determining such U.S. holder’s percentage ownership of SPAC Shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

In lieu of recognizing any gain as described in the preceding paragraph, such a U.S. holder may instead elect to include in income the all earnings and profits amount attributable to its SPAC Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

•

a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from the SPAC (or Surviving Company) establishing and substantiating the U.S. holder’s all earnings and profits amount with respect to the U.S. holder’s SPAC Shares, and (B) a representation that the U.S. holder has notified the SPAC (or Surviving Company) that the U.S. holder is making the election; and

•	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to Surviving Company no later than the date such tax return is filed. In connection with this election, the SPAC intends to provide each U.S. holder eligible to make such an election with information regarding the SPAC’s earnings and profits upon request. At the time of the Domestication, the SPAC expects to have cumulative earnings and profits stemming from interest earned o the Trust Account, the amount of which will be based on prevailing interest rates, and such amounts of earnings and profits may be material.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own SPAC Shares with a Fair Market Value of Less Than $50,000

Subject to the discussion in “—PFIC Considerations” below, a U.S. holder who, at the time of the Domestication, beneficially owns (or is considered to own) SPAC Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of SPAC Warrants

Subject to the considerations described above relating to a U.S. holder’s ownership of SPAC Warrants being taken into account in determining whether such U.S. holder owns less than 10% of the SPAC Shares for purposes of Section 367(b) of the Code, and the discussion in “— PFIC Considerations” below, a U.S. holder of SPAC Warrants should not be subject to U.S. federal income tax with respect to the exchange of SPAC Warrants for New Company Warrants as a result of the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM THEM, INCLUDING WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if the SPAC is or ever was a PFIC under Section 1297 of the Code (as discussed further in “PFIC Considerations — Effect of PFIC Rules on the Domestication” below).

General. A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

•

at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

•

at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because the SPAC is a blank check company with no current active business, and based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, the SPAC believes that it is likely classified as a PFIC.

Consequences if a PFIC. If the SPAC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of SPAC Shares or SPAC Warrants and, in the case of SPAC Shares, such U.S. holder did not make a timely qualified electing fund (“QEF”) election for the SPAC’s first taxable year as a PFIC in which such U.S. holder held (or was deemed to hold) such SPAC Shares (or a QEF election along with a “purging election”) or did not make a timely mark-to-market election as discussed below, then as described below, such U.S. holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its SPAC Shares or SPAC Warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the SPAC Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the SPAC Shares).

Under these rules:

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the SPAC Shares or SPAC Warrants;

•

the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which the SPAC is a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Any “all earnings and profits amount” included in income by a U.S. holder as a result of the Domestication under Section 367 of the Code, as discussed above, would generally be treated as gain subject to these rules.

QEF Election. In general, if the SPAC is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its SPAC Shares by making a timely QEF election to include in income its pro rata share of the SPAC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. holder in which or with which the SPAC’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from the SPAC. Upon written request, the SPAC will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we have provided or that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its SPAC Warrants. As a result, if a U.S. holder of SPAC Warrants sells or otherwise disposes of such SPAC Warrants, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if the SPAC were a PFIC at any time during the period the U.S. holder held the SPAC Warrants.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) SPAC Shares and for which the SPAC is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its SPAC Shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its SPAC Shares at the end of its taxable year over the adjusted basis in its SPAC Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its SPAC Shares over the fair market value of its SPAC Shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its SPAC Shares will be adjusted to reflect any such income or loss amounts, and the required income inclusions as well as any further gain recognized on a sale or other taxable disposition of the SPAC Shares will be treated as ordinary income. Any amount allowed as a deduction under the mark-to-market regime will be treated as an ordinary loss. Currently, a mark-to-market election may not be made with respect to warrants, including SPAC Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (on which SPAC Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the SPAC Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication. Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the SPAC Warrants) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of SPAC Shares or SPAC Warrants for New Company Common Stock or New Company Warrants received in the Domestication if the SPAC were classified as a PFIC at any time during such U.S. holder’s holding period in SPAC Shares or SPAC Warrants. Therefore, U.S. holders of SPAC Shares that have not made a timely QEF election or mark-to-market election (as described above) and U.S. holders of SPAC Warrants may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of SPAC Shares or SPAC Warrants should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect to U.S. Holders of SPAC Shares Exercising Redemption Rights

This section is addressed to U.S. holders of SPAC Shares (which will be exchanged for common stock in the Domestication) that elect to exercise redemption rights to receive cash in exchange for SPAC Shares and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of SPAC Shares (which become common stock in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its common stock will depend on whether the redemption qualifies as a sale of the common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s common stock redeemed, the holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the common stock redeemed (which basis will depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will depend largely on the total amount of common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all common stock outstanding both before and after the redemption (which will include any common stock issued under the NYSE Proposal). The redemption of common stock will generally be treated as a sale of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in the Surviving Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only common stock actually owned by the U.S. holder, but also common stock constructively owned by the U.S.

holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to an exercise of any warrants by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of common stock must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the Merger, the SPAC Shares and common stock may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other common stock and otherwise complies with specific conditions. In order for the redemption of common stock to not be essentially equivalent to a dividend, the redemption must result in a “meaningful reduction” of the U.S. holder’s proportionate interest in the Surviving Company. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the Surviving Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption does not qualify as a sale of the common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from the Surviving Company. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the Surviving Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed common stock will generally be added to the U.S. holder’s adjusted tax basis in its remaining common stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other common stock constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the U.S. federal income tax rules relating to PFICs as a result of the Domestication discussed further above.

U.S. holders who directly, indirectly, or constructively own five percent or more of stock of the Surviving Company (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their common stock pursuant to an exercise of redemption rights.

Tax Consequences to U.S. Holders of Common Stock and Warrants of the Merger

A U.S. holder that holds New Company Common Stock and New Company Warrants after the Domestication should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Merger.

Non-U.S. Holders

The following describes material U.S. federal income tax considerations relating to the ownership and disposition of New Company Common Stock and New Company Warrants by a non-U.S. holder after the Domestication and Merger. A “non-U.S. holder” is a beneficial owner of New Company Common Stock or New Company Warrants that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of New Company Common Stock or warrants.

Effects of the Domestication to Non-U.S. Holders

The SPAC does not expect the Domestication to result in any material U.S. federal income tax consequences to non-U.S. holders of SPAC Shares or SPAC Warrants.

Dividends

Any distribution of cash or property (or a constructive distribution) Surviving Company makes to a non-U.S. holder of New Company Common Stock or warrants, to the extent paid out of Surviving Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of New Company Common Stock (or New Company Warrants) that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution Surviving Company projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such New Company Common Stock or New Company Warrants (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such New Company Common Stock or New Company Warrants, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Company Common Stock and New Company Warrants” below.

Dividends (including constructive dividends) Surviving Company pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS

Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Company Common Stock and New Company Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New Company Common Stock or New Company Warrants unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Surviving Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) New Company Common Stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of Surviving Company’s outstanding New Company Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of New Company Common Stock or New Company Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Company Common Stock or New Company Warrants from a non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such New Company Common Stock or New Company Warrants are not treated as “regularly traded on an established securities market.” Surviving Company will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Surviving Company does not expect to be classified as a USRPHC following the Merger. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Surviving Company is or will be a USRPHC with respect to a non-U.S. holder following the Merger or at any future time.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to non-U.S. holders of SPAC Shares that elect to exercise redemption rights to receive cash in exchange for all or a portion of their SPAC Shares. For purposes of this discussion, a “redeeming

non-U.S. holder” is a non-U.S. holder that elects to exercise redemption rights in respect of all or a portion of its SPAC Shares.

Because the Domestication will occur immediately prior to the redemption of non-U.S. holders that exercise redemption rights with respect to common stock, the U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the common stock redeemed, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of common stock, the U.S. federal income tax consequences to the redeeming non-U.S. holder generally will be as described above under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Company Common Stock and New Company Warrants.” If such a redemption does not qualify as a sale of common stock, the redeeming non-U.S. holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Dividends.”

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.

Information Reporting and Backup Withholding

Dividend payments with respect to New Company Common Stock and proceeds from the sale, exchange or redemption of New Company Common Stock or New Company Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on New Company Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, New Company Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of New Company Common Stock and New Company Warrants.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in New Company Common Stock and New Company Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) is based on our and Zapata’s historical financial statements, adjusted to depict the accounting of the Merger as described in Note 1 to the pro forma financial information. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 reflects adjustments that depict the accounting of the Merger (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 reflect the Statement of Operations Pro Forma Transaction Accounting Adjustments assuming those adjustments were made as of January 1, 2022, which is the beginning of the earliest period presented (“Statement of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statement of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments.

The pro forma financial information has been derived from:

•	the accompanying notes to the pro forma financial information;

•	our historical unaudited condensed financial statements as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical unaudited condensed consolidated financial statements of Zapata as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/ prospectus;

•	our historical audited financial statements as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•

the historical audited consolidated financial statements of Zapata as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and should be read together with:

•	the existing Business Combination Agreement and Sponsor Support Agreement, copies of which are attached to this proxy statement/ prospectus as Annex A; and

•

the sections entitled “The SPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the other financial information relating to us and Zapata included elsewhere in this proxy statement/prospectus.

The pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company.

The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	SPAC	Zapata	Transaction Accounting Adjustments			Pro Forma Balance Sheet	Transaction Accounting Adjustments			Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$416	$5,996	$(4,750)	5	(f)	$77,326	$(84,169)	5	(n)	$—
			(940)	5	(g)		6,843	5	(p)
			82,104	5	(h)		—
			750	5	(j)		—
			(6,250)	5	(l)		—
Account receivable—net	—	1,148	—			1,148	—			1,148

Prepaid expenses and other current assets	371	987	(371)	5(e)		987	—			987

Total current assets	787	8,131	70,543			79,461	(77,326)			2,135
Marketable Securities held in Trust Account	244,569	—	(161,021)	5(a)		—	—			—
			(1,444)	5	(c)		—
			(82,104)	5	(h)		—
Property and equipment, net	—	230	—			230	—			230
Operating lease right-of-use assets	—	411	—			411	—			411

Non-current assets	—	156	—			156	—			156

Total assets	$245,356	$8,928	$(174,026)			$80,258	$(77,326)			$2,932

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$403	$3,142	$—			$3,545	$—			$3,545
Accrued and other current liabilities	—	1,614	—			1,614	6,843	5	(p)	8,457
Accrued interest payable - related party	17	—	(17)	5(c)		—	—			—
Operating lease liability, current	—	353	—			353	—			353
Notes payable	—	5,445	180	5(j)		—	—			—
			(5,625)	5	(k)		—

Deferred revenue	—	222	—			222	—			222

Total current liabilities	420	10,776	(5,462)			5,734	6,843			12,577
Deferred underwriting fee payable	8,050	—	(8,050)	5(d)		—	—			—
Convertible note - related party	1,427	—	(1,427)	5(c)		—	—			—

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	SPAC	Zapata	Transaction Accounting Adjustments			Pro Forma Balance Sheet	Transaction Accounting Adjustments			Pro Forma Balance Sheet
Deferred legal fee	940	—	(940)	5(g)		—	—			—
Operating lease liability, non-current	—	75	—			75	—			75

Non-current liabilities	—	19	—			19	—			19

Total liabilities	10,837	10,870	(15,879)			5,828	6,843			12,671

SPAC Class A Common Stock, subject to possible redemption	244,569	—	(161,021)	5(a)		—	—			—
			(83,548)	5	(i)		—
Zapata Convertible Preferred Stock	—	64,716	(64,716)	5(m)		—	—			—

Stockholders’ equity (deficit):
SPAC Preference Shares	—	—	—			—	—			—
SPAC Class A Common Stock	—	—	—			—	—			—
SPAC Class B Common Stock	1	—	(1)	5(i)		—	—			—
Zapata Common Stock	—	—	—	5(k)		—	—			—
New Company Common Stock	—	—	1	5(i)		3	(1)	5	(n)	2
			—	5	(k)		—	5	(o)
			2	5	(m)		—
Additional paid-in capital	—	2,950	8,050	5(d)		143,467	(84,168)	5	(n)	59,299
			83,548	5	(i)		—	5	(o)
			5,625	5	(k)		—
			(6,250)	5	(l)		—
			49,544	5	(m)		—

Accumulated other comprehensive loss	—	(32)	—			(32)	—			(32)
Accumulated deficit	(10,051)	(69,576)	(371)	5	(e)	(69,008)	—			(69,008)

			(4,750)	5	(f)		—
			570	5	(j)		—
			15,170	5	(m)		—
Total stockholders’ equity (deficit)	(10,050)	(66,658)	151,138			74,430	(84,169)			(9,739)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$245,356	$8,928	$(174,026)			$80,258	$(77,326)			$2,932

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except share and per share data)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	SPAC	Zapata	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$2,944	$—		$2,944	$—		$2,944
Cost of revenue	—	2,456	—		2,456	—		2,456

Total gross profit	—	488	—		488	—		488
Operating expenses:
Sales and marketing	—	3,349	—		3,349	—		3,349
Research and development	—	3,599	—		3,599	—		3,599
General and administrative	—	2,768	—		2,768	—		2,768
Formation costs, professional fees and general and administrative costs	3,586	—	(90)	6(c)	3,496	—		3,496

Total operating expenses	3,586	9,716	(90)		13,212	—		13,212

Loss from operations	(3,586)	(9,228)	90		(12,724)	—		(12,724)
Other income (expense), net:
Interest earned on marketable securities held in Trust Account	5,420	—	(5,420)	6(b)	—	—		—
Change in fair value of Convertible Promissory Notes - Related Party	(16)	—	16	6(a)	—	—		—
Interest expense - Convertible Promissory Notes - Related Party	(17)	—	17	6(a)	—	—		—
Interest income	—	57	—		57	—		57
Other expense, net	—	(586)	570	6(f)	(16)	—		(16)

Total other income (expense), net	5,387	(529)	(4,817)		41	—		41

Net income (loss) before income taxes	1,801	(9,757)	(4,727)		(12,683)	—		(12,683)
Provision for income taxes	—	(27)	—		(27)	—		(27)

Net income (loss)	$1,801	$(9,784)	$(4,727)		$(12,710)	$—		$(12,710)

Weighted average common shares outstanding - basic and diluted	5,750,000	5,098,802	26,447,129	6(g)	32,197,129	17,128,828	6(g)	22,878,828

Net income (loss) per share attributable to common stockholders - basic and diluted	$0.06	$(1.92)			$(0.39)			$(0.56)

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	SPAC	Zapata	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$5,166	$—		$5,166	$—		$5,166
Cost of revenue	—	3,535	—		3,535	—		3,535

Total gross profit	—	1,631	—		1,631	—		1,631
Operating expenses:
Sales and marketing	—	7,286	—		7,286	—		7,286
Research and development	—	8,206	—		8,206	—		8,206
General and administrative	—	9,527	—		9,527	—		9,527
Formation costs, professional fees and general and administrative costs	1,509	—	(180)	6(c)	6,450	—		6,450
			4,750	6(d)		—
			371	6(e)

Total operating expenses	1,509	25,019	4,941		31,469	—		31,469

Loss from operations	(1,509)	(23,388)	(4,941)		(29,838)	—		(29,838)
Other income (expense), net:
Interest earned on marketable securities held in Trust Account	3,400	—	(3,400)	6(b)	—	—		—
Interest income	—	50	—		50	—		50
Other expense, net	—	(57)	—		(57)	—		(57)

Total other expense, net	3,400	(7)	(3,400)		(7)	—		(7)

Net income (loss) before income taxes	1,891	(23,395)	(8,341)		(29,845)	—		(29,845)
Provision for income taxes	—	(53)	—		(53)	—		(53)

Net income (loss)	$1,891	$(23,448)	$(8,341)		$(29,898)	$—		$(29,898)

Weighted average common shares outstanding - basic and diluted	5,715,068	5,012,722	26,482,061	6(g)	32,197,129	17,163,760	6(g)	22,878,828

Net income (loss) attributable to common stockholders - basic and diluted	$0.07	$(4.68)			$(0.93)			$(1.31)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On September 6, 2023, we entered into the Business Combination Agreement with Merger Sub and Zapata. Pursuant to the Business Combination Agreement, the Merger will be effected in two steps: (i) immediately preceding the Closing, we will change our jurisdiction of incorporation by migrating out of the Cayman Islands and domesticating as a Delaware corporation; (ii) following the Domestication and at the Closing of the transactions contemplated by the Business Combination Agreement, Merger Sub, our wholly owned subsidiary, will be merged with and into Zapata, resulting in Zapata being our wholly owned subsidiary and continuing as the surviving corporation, referred to herein as the “Surviving Company”.

The aggregate value of the consideration that the holders of Zapata Capital Stock and Zapata Options collectively are entitled to receive from the SPAC in connection with the Merger shall not exceed $200.0 million.

At the Effective Time:

•

each share of Zapata Common Stock will be converted into the right to receive a number of shares of New Company Common Stock equal to the Per Share Common Stock Consideration. The Per Share Common Stock Consideration is the quotient of (i) the Aggregate Common Stock Consideration Value divided by (ii) $10.00. The Per Share Aggregate Common Stock Consideration Value means the quotient of (i) the sum of (A) the Aggregate Common Stock Consideration Value plus (B) the Aggregate Option Exercise Price, divided by (ii) the sum of (A) the aggregate number of shares of Zapata Common Stock issued and outstanding immediately before the Effective Time plus (B) the aggregate number of shares of Zapata Common Stock issuable upon the exercise in full of all Zapata Options.

•

each holder of Zapata Preferred Stock will be converted into the right to receive a number of shares of New Company Common Stock equal to the Per Share Preferred Stock Consideration in accordance with the terms of the Business Combination Agreement. Zapata has determined that the Merger is under the deemed liquidation provisions of Zapata’s charter and, as such, the holders of Zapata Preferred Stock are entitled to receive an amount per share equal to the greater of i) the applicable original issue price of the applicable series of Zapata Preferred Stock, plus any dividends declared but unpaid thereon (the “preference”), or ii) such amount per share as would have been payable had all shares of Zapata Preferred Stock been converted into Zapata Common Stock immediately prior to the Merger (the “as converted amount”). The Per Share Preferred Stock Consideration is expected to be equal to the Per Share Common Stock Consideration because the as converted amount is expected to be greater than the preference.

•

each Zapata Option will automatically be converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Parent Common Stock determined by multiplying the Zapata Common Stock subject to the Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of New Parent Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Zapata Common Stock subject to the Zapata Option, as in effect immediately prior to the Effective Time, by the Per Share Common Stock Consideration.

The Per Share Common Stock Consideration and Per Share Preferred Stock Consideration calculated assuming the Merger occurred on June 30, 2023 are each currently estimated to be 0.9258 shares of New Company Common Stock for each share of Zapata Capital Stock. Because the number of shares of New Company Common Stock issuable in the Merger is determined based on the aggregate consideration payable to all holders of Zapata Capital Stock and Zapata Options in the aggregate at the Effective Time, the exact number of shares that will be issued in the Merger cannot be calculated prior to Closing. The Per Share Common Stock Consideration and Per Share Preferred Stock Consideration will be determined in accordance with the Business Combination Agreement as summarized above.

Related events that will occur in connection with the Merger are discussed in more details below:

I.	Issuance of Senior Notes

A.

On June 13, 2023, Zapata entered into a senior note purchase agreement and senior promissory note agreement (collectively, the “Senior Note Purchase Agreement”) with certain investors. Under the Senior Note Purchase Agreement, prior to the Closing, Zapata may issue additional Senior Notes in an aggregate principal amount of all Senior Notes outstanding not exceeding $20,000,000. In addition, pursuant to the Business Combination Agreement, Zapata may negotiate and enter into a committed equity facility or subscriptions to shares of Zapata capital stock for cash, or issue additional Senior Notes, subject to the aggregate amount of equity financing of Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the Closing not exceeding $25,000,000 (inclusive of principal amount and interest). Interest on borrowings under the Senior Notes is payable at an annum interest rate of 20.0% on the maturity date. The purpose of the issuance of the Senior Notes is to fund general corporate expenses of the Surviving Company. As of June 30, 2023, Zapata had issued Senior Notes in an aggregate principal amount of $4.9 million. Subsequent to June 30, 2023, Zapata has issued an additional $0.8 million principal of Senior Notes.

B.

Prior to the Closing, we will enter into an Exchange Agreement with each holder of the Senior Notes, pursuant to which such the Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreements and as set forth in the Senior Note Purchase Agreement.

C.

On September 13, 2023, Zapata entered into an advisory agreement (the “Benchmark Agreement”) with the Benchmark Company, LLC (“Benchmark”), pursuant to which, Zapata shall pay Benchmark i) $1.25 million for advisory services provided related to the Merger, and ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by Benchmark.

II.	Domestication

A.	Immediately preceding the Closing:

1.

Each share of SPAC Class A Common Stock and each share of SPAC Class B Common Stock then outstanding immediately prior to the effective time of the Domestication will be converted into one share of New Company Common Stock, and

2.

Each SPAC Public Warrant and each SPAC Private Warrant then outstanding immediately prior to the effective time of the Domestication and exercisable for one share of SPAC Class A Common Stock will automatically convert into one warrant exercisable for one share of New Company Common Stock.

III.	Merger

A.	Upon the closing of the Merger:

1.

Each then-outstanding share of Zapata Capital Stock will be converted into the right to receive a number of shares of New Company Common Stock equal to the Per Share Common Stock Consideration of 0.9258.

2.	Each then-outstanding Zapata Option to purchase shares of Zapata Common Stock, whether or not exercisable and whether or not vested will automatically be converted into an option to purchase,

on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Company Common Stock determined by multiplying the Zapata Common Stock subject to the Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration of 0.9258 and rounding the resulting number down to the nearest whole number of shares of New Parent Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Zapata Common Stock subject to the Zapata Option by the Per Share Common Stock Consideration of 0.9258.

3.

The outstanding balance, inclusive of the principal and interest of $5.6 million, of the Senior Notes will be exchanged and converted automatically into shares of New Company Common Stock at $8.50 per share in accordance with the terms of the Senior Notes and the Exchange Agreements.

IV.	Sponsor Founder Shares

In contemplation of the Business Combination Agreement, we, Zapata, the Sponsor, the Sponsor Co-Investor and certain directors entered into the Sponsor Support Agreement. The Sponsor, the Sponsor Co-Investor and directors own an aggregate of 5,750,000 shares of SPAC Class B Common Stock in connection with our initial IPO. Of the aggregate shares of SPAC Class B Common Stock outstanding, 1,005,000 shares of SPAC Class B Common Stock are not subject to any vesting or forfeiture provisions in accordance with the Sponsor Support Agreement. The remaining 4,745,000 Sponsor Shares (the Sponsor and the Sponsor Co-Investor holds 3,536,863 and 1,208,137 Sponsor Shares, respectively) are subject to the following vesting and forfeiture provisions:

i.	In the event that the Closing Available Cash is an amount equal to $25.0 million or more, then all Sponsor Shares, or 4,745,000 shares, will be fully vested.

ii.	In the event that the Closing Available Cash is an amount equal to $10.0 million or less, then 30% of the Sponsor Shares, or 1,423,500 shares, will be unvested and subject to forfeiture.

iii.

In the event that the Closing Available Cash is more than $10.0 million but less than $25.0 million, then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

All of the unvested Sponsor Founder Shares will become vested if, within three years of the Closing, the volume-weighted average price of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Surviving Company. If neither of these events occur within three years of the Closing, then the unvested Sponsor Founder Shares will be forfeited and shall be transferred by the Sponsor and the Sponsor Co-Investor to the Surviving Company, without any consideration for such transfer.

To date, the vesting provisions have not been achieved. The unvested Sponsor Founder Shares subject to vesting and forfeiture will be accounted for as an equity transaction in accordance with ASC 815, Derivatives and Hedging as the arrangement is considered free-standing. The unvested Sponsor Founder Shares are indexed to the Surviving Company’s own stock and are therefore classified as equity in the unaudited pro forma condensed combined balance sheet.

2.	Basis of Pro Forma Presentation

The pro forma financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Surviving Company reflecting the accounting for the Merger.

Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. We and Zapata have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma financial information has been prepared using the assumptions below with respect to the potential redemptions for cash of SPAC Class A Common Stock:

•

Assuming No Redemptions (Scenario 1): Subsequent to June 30, 2023, the Public Shareholders redeemed 15,105,199 shares of SPAC Class A Common Stock for an aggregate redemption amount of $161.0 million. This presentation assumes that no Public Shareholders exercise their right to have their shares of SPAC Class A Common Stock converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Merger; and

•

Assuming Maximum Redemptions (Scenario 2): Subsequent to June 30, 2023, the Public Shareholders redeemed 15,105,199 shares of SPAC Class A Common Stock for an aggregate redemption amount of $161.0 million. This presentation assumes that Public Shareholders holding the remaining 7,894,801 shares of SPAC Class A Common Stock, the maximum redemption of the outstanding SPAC Class A Common Stock, will exercise their redemption rights for their pro rata share (approximately $10.66 per share) of the funds in the Trust Account. This scenario gives effect to SPAC Class A Common Stock redemptions for an aggregate redemption payment of $84.2 million using a $10.66 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table summarizes the pro forma number of shares of New Company Common Stock outstanding following the consummation of the Merger under two separate scenarios, excluding the potential dilutive effect of the exercise or vesting of stock options or warrants and the unvested Sponsor Founder Shares.

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.(1)
	Assuming No Redemptions(2)			Assuming 50% Redemption(3)			Assuming Maximum Redemptions(4)
	Shares		Percentage	Shares		Percentages	Shares	Percentage
Current Zapata stockholders	17,890,564		55.5%	17,890,564		63.3%	17,890,564	78.2%
Current Public Shareholders	7,894,801	(5)	24.5%	3,947,401	(5)	14.0%	—	—
Sponsors and Insiders(6)	5,750,000		17.9%	5,750,000		20.4%	4,326,500	18.9%
Senior Note holders(7)	661,764		2.1%	661,764		2.3%	661,764	2.9%
Total Shares of New Company Common Stock	32,197,129		100.0%	28,249,729		100.0%	22,878,828	100.0%

(1)	Calculated as of June 30, 2023, subject to the notes below.
(2)

This scenario assumes that no shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(3)

This scenario assumes that 3,947,400 shares of SPAC Class A Common Stock are redeemed by Public Shareholders, after taking into account shares redeemed by Public Shareholders in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(4)

This scenario assumes that all 7,894,801 outstanding shares of SPAC Class A Common Stock are redeemed by Public Shareholder, after taking into account shares redeemed by Public Shareholder in connection with the Extension Meeting. See “Information about the SPAC” for more information on the Extension Meeting.

(5)	Gives effect to the redemption of an aggregate of 15,105,199 shares of SPAC Class A Common Stock in connection with the extraordinary general meeting held by the SPAC on July 14, 2023.
(6)

Amount presented in the Assuming Maximum Redemptions scenario represents 5,750,000 shares of New Company Common Stock converted from SPAC Class B Common Stock less 1,423,500 shares of New Company Common Stock that are unvested pursuant to the Sponsor Support Agreement as the result of closing available cash of less than $10.0 million, which are subject to forfeiture if certain conditions are not met. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Description of the Merger — Sponsor Founder Shares.”

(7)

Represents shares of New Company Common Stock issued to holders of the Senior Notes pursuant to the Exchange Agreements. Such holders include certain Insiders of the SPAC. Such amount includes $750,000 in Senior Notes issued after June 30, 2023. See “Certain Relationships and Related Party Transactions — The SPAC Related Person Transactions — Senior Notes.”

3.	Accounting for the Merger

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although we will acquire all of the outstanding equity interests of Zapata in the Merger, we will be treated as the “acquired” company and Zapata will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Merger will be treated as the equivalent of Zapata issuing stock for our net assets, accompanied by a recapitalization. Our net assets and Zapata’s net assets will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Merger, the results of operations will be those of Zapata.

Zapata has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapata’s existing stockholders will have the greatest voting interest in the Surviving Company;

•	Zapata’s existing stockholders will have the voting rights to control decisions regarding election and removal of a majority of the directors and officers of the Surviving Company;

•	Zapata will comprise the ongoing operations of the Surviving Company; and

•	Zapata’s existing senior management will be the senior management of the Surviving Company.

4.	New Company Common Stock Issued to Zapata Stockholders upon the Closing of the Merger

The New Company Common Stock estimated to be issued at the Closing is determined based on the estimated Per Share Common Stock Consideration of 0.9258, calculated as of June 30, 2023, as follows:

Zapata Common Stock assumed outstanding prior to the Closing of the Business Combination	5,102,112
Zapata Preferred Stock assumed outstanding prior to the Closing of the Business Combination	14,222,580

19,324,692
Assumed Per Share Common Stock Consideration	0.9258

Estimated shares of New Company Common Stock issued to Zapata shareholders upon the Closing of the Business Combination	17,890,564

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 reflects transaction accounting adjustments that depict the accounting for the Merger.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

a)

To reflect the redemption of SPAC Class A Common Stock by the Public Shareholders that took place in July 2023 at a redemption amount of $10.66 per share, or $161.0 million in cash from the Trust Account.

b)

To record the conversion of 7,894,801 shares of SPAC Class A Common Stock subject to redemption and 5,750,000 shares of SPAC Class B Common Stock into 13,644,801 shares of New Company Common Stock in accordance with the domestication provisions of the Business Combination Agreement. Refer to Note 1.II.

c)

To reflect the cash settlement of the outstanding balance of the Convertible Notes – Related Party of $1.4 million and related accrued interest of $17.1 thousand, from the funds available in the Trust Account pursuant to the Business Combination Agreement.

d)

To reflect the waiver of underwriting fees of $8.0 million incurred during our IPO. In a letter dated September 25, 2023, the underwriter waived the deferred portion of the underwriting fees to which it would otherwise have been entitled to in connection with the Merger under the underwriting agreement dated January 12, 2022.

e)

To reflect the write-off of prepayments recognized in prepaid expenses and other current assets of $0.4 million in connection with i) our D&O insurance incurred for the benefit of our directors and officers, and ii) transfer agent fees and filing fees. Most of our directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity.

f)

To reflect the cash settlement of $4.7 million, related to our total estimated advisory, legal, accounting and other professional fees to be incurred in consummating the Merger. The corresponding offset of is recorded as an increase to accumulated deficit.

g)

To reflect the cash settlement of $0.9 million of deferred legal fees to be paid to our legal advisors upon consummation of the Merger, which have been incurred in conjunction with our efforts to affect a business combination.

h)

To reflect the release of $82.1 million from the Trust Account to cash and cash equivalents upon the Closing of the Merger, assuming no Public Shareholders exercise their rights to have their shares of SPAC Class A Common Stock redeemed for their pro rata share of the Trust Account.

i)

To reflect Scenario 1, which assumes that no remaining holders of SPAC Class A Common Stock exercise their redemption rights, resulting in the reclassification of $83.5 million of SPAC Class A Common Stock subject to redemption and $0.6 thousand of SPAC Class B Common Stock to permanent equity of the Surviving Company.

j)

To reflect the cash proceeds of $0.8 million in connection with additional issuances of the Senior Notes subsequent to June 30, 2023, and an adjustment of $0.2 million to Notes payable, current, resulting from an increase in liabilities of $0.8 million and the derecognition of an adjustment in fair value of $0.6 million. The corresponding offset have been recorded as a decrease of $0.6 million in accumulated deficit. Refer to Note 1.I.A.

k)

To reflect the conversion of the outstanding principal balance and accrued interest of the Senior Notes as of the Closing of $5.6 million, comprised of $5.4 million of the Senior Notes reflected in Zapata’s historical financial statements and $0.8 million of additional issuances subsequent to June 30, 2023, reduced by an adjustment in fair value of $0.6 million (refer to Note 5(j)), into 661,764 shares of New Company Common Stock. The shares of New Company Common Stock are recorded at their legal par value, and the offsetting adjustment to equity is recorded as additional paid-in capital.

l)

To reflect the cash settlement of $6.3 million for estimated transaction costs of Zapata, including advisory, legal, accounting, and other professional fees expected to be incurred that are deemed to be direct and incremental costs of the Merger. The corresponding offset is recorded as a decrease to additional paid-in capital.

m)

To reflect the recapitalization of Zapata through the contribution of all outstanding shares of Zapata Capital Stock and the issuance of 17,890,564 shares of New Company Common Stock, and the elimination of our accumulated deficit as the accounting acquiree. As a result of the recapitalization, the carrying value of Zapata Preferred Stock of $64.7 million and our accumulated deficit of $15.2 million were derecognized. The shares of New Company Common Stock issued in exchange for Zapata’s capital were recorded to New Company Common Stock of $1.8 thousand and additional paid-in capital of $49.5 million. Refer to Note 1.III.A.

n)

To reflect, in Scenario 2, the assumption that the Public Shareholders exercise their redemption rights with respect to 7,894,801 shares of SPAC Class A Common Stock subject to redemptions immediately prior to the consummation of the Merger at a redemption amount of approximately $10.66 per share, or $84.2 million in cash. The $84.2 million or 7,894,801 shares of SPAC Class A Common Stock represents the maximum redemption amount upon the consummation of the Merger.

o)

Pursuant to the Sponsor Support Agreement, under Scenario 2, given that the Closing Available Cash is less than $10.0 million following the redemption of 7,894,801 shares of SPAC Class A Common Stock subject to redemptions, 1,423,500 Sponsor Founder Shares become unvested at Closing as they are vested upon the occurrence of specific events (refer to Note 1.IV). To date, the vesting provisions have not been achieved. The 1,423,500 unvested Sponsor Founder Shares, or $0.1 thousand, is reclassified from New Company Common Stock to additional paid-in capital.

p)

To reflect the reclassification of the negative cash balance of $6.8 million to accrued and other current liabilities for the “Maximum Redemption” scenario. The Surviving Company expects to negotiate with vendors to defer or pay these liabilities shortly after the Closing with funds to be raised from additional capital financing.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023 and the Year Ended December 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

a)

To reflect the elimination of interest expense of $17.1 thousand and the derecognition of the change in fair value of the Convertible Promissory Notes – Related Party of $16.0 thousand for the six months ended June 30, 2023, as it is assumed that the outstanding principal and accrued interest on these notes would have been settled as pursuant to the Business Combination Agreement, as if the Merger had occurred on January 1, 2022. Refer to Note 5(c).

b)

To reflect the derecognition of investment income of $5.4 million and $3.4 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, related to the investments held in the Trust Account as if the Merger had occurred on January 1, 2022.

c)	To reflect an adjustment to eliminate our fee expensed and due to the Sponsor of $15.0 thousand per month for office space and administrative and support services.

d)

To reflect our total estimated advisory, legal, accounting and other professional fees of $4.7 million for the year ended December 31, 2022 that are deemed to be direct and incremental costs of the Merger as an adjustment to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2022.

e)

To reflect the write-off of prepayments recognized in prepaid expenses and other current assets of $0.4 million for the year ended December 31, 2022 in connection with i) our D&O insurance incurred for the benefit of our directors and officers, and ii) transfer agent fees and filing fees. Most of our directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity and are recorded an adjustment to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2022. Refer to Note 5(e).

f)	To reflect the derecognition in the change in fair value in connection with the Senior Notes as if the Merger had occurred on January 1, 2022.

g)

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of New Company Common Stock outstanding as if the Merger occurred on January 1, 2022. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Merger have been outstanding for the entirety of the periods presented. Pro forma basic and diluted net loss per share is calculated as follows:

	Six Months Ended June 30, 2023
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(12,710)	$(12,710)
Net loss attributable to common stockholders - basic and diluted	$(12,710)	$(12,710)

Denominator:
Weighted average common shares outstanding used in basic and diluted net income per share [1]	32,197,129	22,878,828

Net loss per share attributable to common stockholders - basic and diluted	$(0.39)	$(0.56)

	Year Ended December 31, 2022
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(29,898)	$(29,898)
Net loss attributable to common stockholders - basic and diluted	$(29,898)	$(29,898)

Denominator:
Weighted average common shares outstanding used in basic and diluted net income per share [1]	32,197,129	22,878,828

Net loss per share attributable to common stockholders - basic and diluted	$(0.93)	$(1.31)

[1]	Represents the total number of outstanding shares of New Company Common Stock that the Surviving Company would issue as of the consummation of the Merger.

Shares outstanding exclude unvested Sponsor Founder Shares because the necessary conditions for vesting of the unvested Sponsor Founder Shares have not yet been met as of June 30, 2023. Accordingly, these shares are excluded from the table above and from the computation of the basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2023 and for the year ended December 31, 2022.

The number of outstanding New Company Warrants of 25,050,000 and New Company options of 2,108,005 to be issued upon the consummation of the Merger have been excluded from the computation of diluted net loss per share attributable to common stockholders for the six months ended June 30, 2023 and for the year ended December 31, 2022 because including them would have been antidilutive.

•

Assuming No Redemptions: the weighted average common share outstanding - basic is calculated as the sum of: a) 17,890,564 shares of New Company Common Stock held by Zapata stockholders, b) 7,894,801 shares of New Company Common Stock held by Public Shareholders, c) 5,750,000 shares of New Company Common Stock held by the SPAC Initial Shareholders, and d) 661,764 shares of New Company Common Stock held by holders of Senior Notes;

•

Assuming Maximum Redemptions: the weighted average common share outstanding - basic is calculated as the sum of: a) 17,890,564 shares of New Company Common Stock held by Zapata stockholders, b) 4,326,500 shares of New Company Common Stock held by the SPAC Initial Shareholders, which represents 5,750,000 shares of New Company Common Stock converted from SPAC Class B Common Stock less 1,423,500 unvested Sponsor Founder Shares resulting from the Closing Available Cash of less than $10.0 million pursuant to the Sponsor Support Agreement, refer to Note 1.IV, and c) 661,764 shares of New Company Common Stock held by holders of Senior Notes.

INFORMATION ABOUT THE SPAC

General

The SPAC is a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, consolidation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. The SPAC has neither engaged in any operations nor generated any revenue to date. Based on the SPAC’s business activities, the SPAC is a “shell company” as defined under the Exchange Act because the SPAC has no operations and nominal assets consisting almost entirely of cash.

The SPAC intends to leverage the extensive experience and vast network of the SPAC’s management team to complete the SPAC’s initial business combination. Two key members of the SPAC’s management team are racing legends Mario and Michael Andretti. Mario Andretti is a former Formula One World Champion racecar driver and one of only three drivers to win races in Formula One, IndyCar, World Sportscar Championship and the NASCAR. He is one of only two drivers to have won both the Daytona 500 and the Indy 500. His son, Michael Andretti, won the PPG IndyCar World Series in 1991 and has tallied 42 race wins throughout his career. As owner of Andretti Autosport, Michael Andretti has led his team to over 200 race wins, including four IndyCar Championships. This legacy has made Andretti a household name with 75% of Americans familiar with the iconic brand, which connotes luxury, lifestyle and performance. Among its many successes, Andretti Autosport has leveraged the popularity of the Andretti brand to undertake sustainability initiatives, including helping underprivileged communities, as well as developing a competitive electric vehicle platform powered by renewable energy. The Andretti brand is complemented by Andretti Technologies, an advanced engineering and innovation arm that has enabled Andretti to raise the bar for automotive performance.

The SPAC’s executive offices are located at 7615 Zionsville Road, Indianapolis, IN 46268 and the SPAC’s telephone number is (317) 872-2700. The SPAC’s corporate website address is andrettiacquisition.com. The SPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. For additional information, see “Information about the SPAC.”

On January 28, 2021, the Sponsor purchased an aggregate of 7,187,500 shares of SPAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. On March 2, 2021, the Sponsor transferred 30,000 shares of SPAC Class B Common Stock to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 shares of SPAC Class B Common Stock to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per share of SPAC Class B Common Stock), resulting in the Sponsor holding 7,057,500 shares of SPAC Class B Common Stock. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 shares of SPAC Class B Common Stock for no consideration, thereby reducing the aggregate number of shares of SPAC Class B Common Stock held by the Sponsor to 5,620,000 shares of SPAC Class B Common Stock. Immediately prior to the IPO, the Sponsor forfeited 1,430,923 shares of SPAC Class B Common Stock in connection with the issuance of shares of SPAC Class B Common Stock to the Sponsor Co-Investor.

The SPAC entered into agreements with the Sponsor Co-Investor, pursuant to which the Sponsor Co-Investor purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923, shares of SPAC Class B Common Stock, and (ii) an aggregate of 3,450,000 SPAC Private Warrants from the Sponsor immediately prior to the closing of the IPO. The Sponsor Co-Investor entered into an agreement to vote all of the shares of SPAC Class B Common Stock it owns in favor of a business combination and will also agree not to redeem any shares of SPAC Class B Common Stock it owns in connection with the completion of a business combination. The Sponsor Co-Investor was not granted any material additional shareholder or other rights, other than the shares of SPAC Class B Common Stock.

On January 18, 2022, the SPAC completed its IPO, which included the full exercise by the Over-Allotment Option in the amount of 3,000,000 units at $10.00 per unit, generating gross proceeds of $230,000,000. Each unit consists of one of share of SPAC Class A Common Stock, par value $0.0001 per share, and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the IPO, the Sponsor and the Sponsor Co-Investor purchased the SPAC Private Warrants at a price of $1.00 per SPAC Private Warrant, or $13,550,000 in the aggregate. An aggregate of $235,750,000 from the proceeds of the IPO and the SPAC Private Warrants was placed in the Trust Account such that the Trust Account held $235,750,000 at the time of closing of the IPO. Each whole private placement warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

On March 4, 2022, the SPAC announced that, commencing March 7, 2022, holders of the 23,000,000 SPAC Units sold in the IPO may elect to separately trade the shares of SPAC Class A Common Stock and the SPAC Public Warrants included in the SPAC Units. Those SPAC Units not separated continued to trade on the NYSE under the symbol “WNNR.U” and SPAC Class A Common Stock and SPAC Public Warrants that were separated trade under the symbols “WNNR” and “WNNR WS” respectively.

On July 6, 2023, the SPAC and the Sponsor entered into the Non-Redemption Agreements with the Investors. Pursuant to the Non-Redemption Agreements, the Investors agreed not to redeem the Non-Redeemed Shares in connection with the July 2023 Extraordinary General Meeting. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 shares of SPAC Class B Common Stock immediately following consummation of an initial business combination if the Investors held such Non-Redeemed Shares through the July 2023 Extraordinary General Meeting.

On July 14, 2023, the SPAC held the July 2023 Extraordinary General Meeting. At the July 2023 Extraordinary General Meeting, the SPAC’s shareholders approved the (i) Extension and (ii) elimination of the Redemption Limitation.

In connection with the July 2023 Extraordinary General Meeting, shareholders holding an aggregate of 15,105,199 shares of SPAC Class A Common Stock exercised their right to redeem such shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the Trust Account in connection with such redemptions, approximately $84.7 million remained in the Trust Account as of September 30, 2023.

Redemption Rights for Public Shareholders in Connection with the Merger

The SPAC will provide holders of SPAC Class A Common Stock with the opportunity to redeem all or a portion of their shares of SPAC Class A Common Stock in connection with the Merger at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Merger, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay the SPAC’s taxes, if any, divided by the number of then-outstanding shares of SPAC Class A Common Stock, subject to the limitations described herein. The amount in the Trust Account as of December 31, 2022 was $10.40 per public share. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares of SPAC Class A Common Stock. There will be no redemption rights in connection with the Merger with respect to the SPAC Warrants. Further, the SPAC will not proceed with redeeming the shares of SPAC Class A Common Stock, even if a public shareholder has properly elected to redeem its shares of SPAC Class A Common Stock, if the Merger does not close. The Sponsors and each member of the SPAC’s management team have entered into an agreement with the SPAC, pursuant to which they have agreed to waive their redemption rights with respect to any shares of

SPAC Class B Common Stock and shares of SPAC Class A Common Stock (if any) held by them in connection with (i) a business combination and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC Class A Common Stock the right to have their shares redeemed in connection with a business combination or to redeem 100% of the Class A Common Stock if the SPAC does not complete a business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of the shares of SPAC Class A Common Stock.

Redemption of Public Shares and Liquidation if no Initial Merger

The Existing Governing Documents provide that the SPAC will have until April 18, 2024, (or such later date as may be approved by shareholder vote) consummate an initial business combination. If the SPAC has not consummated an initial business combination by April 18, 2024, the SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of SPAC Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the SPAC (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to the SPAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the SPAC Public Warrants, which will expire worthless if the SPAC fails to consummate an initial business combination within the completion window. The Existing Governing Documents provide that, if the SPAC winds up for any other reason prior to the consummation of the SPAC’s initial business combination, the SPAC will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsors and each member of the SPAC’s management team have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares of SPAC Class B Common Stock they hold if the SPAC fails to consummate an initial business combination by April 18, 2024, or such later date as may be approved by shareholder vote (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the SPAC fails to complete the SPAC’s initial business combination within the prescribed time frame). The Sponsors and each member of the SPAC’s management team have agreed, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC’s shares of SPAC Class A Common Stock the right to have their shares redeemed in connection with the SPAC’s initial business combination or to redeem 100% of the Public Shares if the SPAC does not complete the SPAC’s initial business combination by April 18, 2024, or such later date as may be approved by shareholder vote, or (B) with respect to any other provision relating to the rights of holders of the SPAC’s shares of SPAC Class A Common Stock or pre-business combination activity, unless the SPAC provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay the SPAC’s taxes, if any, divided by the number of the then outstanding Public Shares. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that the SPAC cannot satisfy the net tangible asset requirement, the SPAC would not proceed with the amendment or the related redemption of the Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person. The SPAC expect that all costs and expenses associated with implementing the SPAC’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $

held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to the SPAC to pay dissolution expenses, although the SPAC cannot assure you that there will be sufficient funds for such purpose. If the SPAC were to expend all of the net proceeds of the IPO and the sale of the SPAC Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon the SPAC’s dissolution would be $10.25. The proceeds deposited in the Trust Account could, however, become subject to the claims of the SPAC’s creditors which would have higher priority than the claims of the Public Shareholders. The SPAC cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.25. While the SPAC intends to pay such amounts, if any, the SPAC cannot assure you that the SPAC will have funds sufficient to pay or provide for all creditors’ claims.

Although the SPAC has sought and will continue to seek to have all vendors, service providers (other than the SPAC’s independent registered public accounting firm), prospective target businesses, including the Surviving Company, and other entities with which the SPAC does business execute agreements with the SPAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against the SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, the SPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to the SPAC than any alternative. RBC did not and will not execute an agreement with the SPAC waiving such claims to the monies held in the Trust Account, although it has waived its deferred underwriting fees in connection with the Merger.

Examples of possible instances where the SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the SPAC if and to the extent any claims by (A) a third party for services rendered or products sold to the SPAC (other than the SPAC’s independent registered public accounting firm), or (B) a prospective target business with which the SPAC have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the SPAC’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the SPAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has the SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the SPAC believes that the Sponsor’s only assets are securities of the SPAC. Therefore, the SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. None of the SPAC’s officers or directors will indemnify the SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay the SPAC’s tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the SPAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While the SPAC currently expect that the SPAC’s independent directors would take legal action on the SPAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that the SPAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, the SPAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.25 per Public Share.

As of    ,    , the SPAC has access to up to $    of cash held outside of the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with the SPAC’s liquidation, currently estimated to be no more than approximately $100,000). In the event that the SPAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

If the SPAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against the SPAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in the SPAC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of the SPAC’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the SPAC cannot assure you the SPAC will be able to return $10.25 per public share to the Public Shareholders. Additionally, if the SPAC file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against the SPAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the SPAC’s shareholders. Furthermore, the SPAC Board may be viewed as having breached its fiduciary duty to the SPAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the SPAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. The SPAC cannot assure you that claims will not be brought against the SPAC for these reasons.

Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if the SPAC does not complete the SPAC’s initial business combination by April 18, 2024, or such later date as may be approved by shareholder vote, (ii) in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC’s shares of SPAC Class A Common Stock the right to have their shares redeemed in connection with the SPAC’s initial business combination or to redeem 100% of the Public Shares if the SPAC do not complete the SPAC’s initial business combination by April 18, 2024, or such later date as may be approved by shareholder vote, or (B) with respect to any other provision relating to the rights of holders of the SPAC’s shares of SPAC Class A Common Stock, or (iii) if they redeem their respective shares for cash in connection with the SPAC’s initial business combination. Public shareholders who redeem their shares of SPAC Class A Common Stock in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if the SPAC have not consummated an initial business combination by April 18, 2024, or such earlier date as determined by the SPAC Board in its sole and absolute discretion, with respect to such shares of SPAC Class A Common Stock so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event the SPAC seeks shareholder approval in connection with the SPAC’s initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to the SPAC for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Facilities

The SPAC currently maintains its executive offices at 7615 Zionsville Road, Indianapolis, Indiana 46268 and its telephone number is (646) 200-8876. The cost for the SPAC’s use of this space is included in the $15,000 per month fee it pays to an affiliate of its Sponsor for office space, administrative and support services. The SPAC considers its current office space adequate for its current operations.

Upon consummation of the Merger, the principal executive offices of the Surviving Company will be located at 100 Federal Street, Floor 20, Boston, Massachusetts 02110.

Human Capital Management

The SPAC currently has three officers and does not intend to have any full-time employees prior to the completion of the Merger. Members of its management team are not obligated to devote any specific number of hours to the SPAC’s matters but they intend to devote as much of their time as they deem necessary to the SPAC’s affairs until it has completed its initial business combination. The amount of time that any such person will devote in any time period to the SPAC will vary based on whether a target business has been selected for the SPAC’s initial business combination and the current stage of the business combination process.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against the SPAC or any members of its management team in their capacity as such, and the SPAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

Executive Officers and Directors of the SPAC

The SPAC’s executive officers and directors are as follows:

Name	Age	Position
William J. Sandbrook*	66	Co-Chief Executive Officer and Chairman
Michael M. Andretti*	61	Co-Chief Executive Officer and Director
William M. Brown*	58	President and Chief Financial Officer
Zakary C. Brown	51	Director
James W. Keyes	68	Director
Cassandra S. Lee	55	Director
Gerald D. Putnam	65	Director
John J. Romanelli	66	Director

*	Denotes an executive officer.

Michael M. Andretti has served as the SPAC’s Co-Chief Executive Officer and a member of the SPAC Board since January 2021. He is a world-renowned racecar driver and has won more Champ Car World Series races than any other driver in its history. He was crowned champion in 1991 and is now a successful IndyCar team owner. Andretti has 42 race victories, the most in the CART era and fourth-most of all time. After retiring from active racing, Andretti has owned Andretti Autosport, a team that has won four IndyCar Series championships and five Indianapolis 500 races. Two years after his father, legendary racecar driver Mario Andretti, clinched the 1978 World Championship, Michael began his own racing career. He initially competed in

Formula Ford and claimed victory in the 1982 SCCA Super Vee Championship with a Ralt RT5. Afterward, he raced in Formula Atlantic in 1983 and had his debut at Le Mans in the same year, finishing third in that race. Michael was named Co-Rookie of the Year in the 1984 Indianapolis 500 and finished as championship runner-up in 1986. In 1991, he had a banner year, finishing second in the Indianapolis 500 before winning the Champ Car World Series. Michael has also raced as part of McLaren’s Formula One team. After racing in the 2003 Indianapolis 500, he retired from full-time IndyCar racing and bought into “Team Green” which was run by Kim and Barry Green in CART. It became Andretti Green Racing and, for 2003, the team moved to the Indy Racing League IndyCar Series. The team has won the IndyCar title on multiple occasions with Tony Kanaan in 2004, Dan Wheldon in 2005, Dario Franchitti in 2007 and Ryan Hunter-Reay in 2012.

In 2009, Andretti Green Racing restructured and emerged as Andretti Autosport, with Michael as sole owner. Today, the Andretti Autosport team fields multiple entries in the NTT INDYCAR SERIES, Indy Lights Presented by Cooper Tires Championship and Pirelli GT4 Americas. Additionally, Andretti Autosport and BMW i Motorsport formed a pioneering partnership in the ABB FIA Formula E Championship, where the BMW i Andretti Motorsport Team competes in the world’s first race series for fully-electric Formula cars. Overall, the Andretti Autosport team boasts a highly impressive track record of over 200 total race wins, four IndyCar Series championships, three Indy Lights titles, one Indy Pro 2000 and one USF2000 championship, alongside five Indy 500 victories. In 2018, Michael began a collaboration with Ryan Walkinshaw’s Walkinshaw Racing and Zak Brown’s United Autosports to create Walkinshaw Andretti United, where Walkinshaw and Andretti now hold equal ownership with United Autosports as minority partner.

Michael Andretti has extensive business experience through his time running Andretti Autosport, as well as through personal business ventures. Andretti Autosport has successfully gained support from a vast portfolio of world class brands that serve as sponsors, which currently include Honda, DHL, Gainbridge, NAPA Auto Parts, Genesys and BMW. In 2018, U.S. Concrete, an American concrete, heavy construction aggregates and related-solutions company, announced a partnership to become the primary sponsor for the car of Michael Andretti’s son, Marco. The company leveraged a long-term relationship with then-Chief Executive Officer Bill Sandbrook to team up for Marco’s IndyCar races. Additionally, in 2020, Andretti Autosport announced an equity stake in EVO, a platform that gives fans the ability to invest in individual professional athletes. Michael has partnered with EVO to identify the best up and coming racecar drivers to bring under the EVO umbrella and help revolutionize sports development for individual athletes. Outside of racing, Michael joined DÜZY, a video technology platform with livestream monetization, as an investor and advisor. He also owns various car dealerships, Speedmart stores, car washes, powersport stores and an apparel line.

William J. (Bill) Sandbrook has served as the SPAC’s Co-Chief Executive Officer and the chairman of the board of directors since January 2021. Bill has extensive corporate management experience, serving as the President, Chief Executive Officer and chairman of the board of directors of U.S. Concrete. Bill joined U.S. Concrete in 2011 as the President and Chief Executive Officer and spearheaded turnaround efforts, selling off low-margin units and refocusing U.S. Concrete on its core competencies. Under his leadership, U.S. Concrete became a top producer in North America and made more than 35 acquisitions, and sales grew by nearly 3.5x. U.S. Concrete held leading market positions in New York, Philadelphia, San Francisco, Dallas-Fort Worth and Washington, D.C. During his time heading U.S. Concrete, Bill worked with Matt Brown, who was the Senior Vice President and Chief Financial Officer from 2012 to 2015. In June 2023, he joined the Board of Knife River Corporation (NYSE: KNF) where he is a member of the Audit and Nominating and Governance Committees.

Additionally, in 2019, Bill was elected chairman of the National Ready-Mixed Concrete Association and in 2018, he joined the board of directors of Comfort Systems USA, Inc. (NYSE: FIX), where he is a member of both the Audit Committee and the Compensation Committee. He has also been recognized for his efforts at Ground Zero after the September 11th bombing of the World Trade Center. Bill was named the Rockland County, NY 2002 Business Leader of the Year, the Dominican College 2002 Man of the Year and the American Red Cross 2003 Man of the Year for Southern New York. Earlier in his career, Bill worked at Tilcon New York in 1992 and became President and Chief Executive Officer three years later. In 1996, Tilcon was acquired by Oldcastle Materials.

Bill graduated from the U.S. Military Academy at West Point. After receiving his bachelor of science in management, he spent 13 years in the U.S. Army, where his service included a four-year tour in Germany in cavalry and engineering units, three years as an associate professor in the Department of Mathematics at the Military Academy and two years as the Army Program representative to Raytheon. Bill also served as a social aide to President Ronald Reagan while teaching at West Point. In addition to his qualification as an Army Ranger, Bill earned four Master’s degrees while in the service. He has received an MBA from The Wharton School at the University of Pennsylvania, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master in Public Policy from the Naval War College and a Master of Arts in International Relations from Salve Regina University.

William M. (Matt) Brown has served as the SPAC’s Chief Financial Officer since January 2021 and the SPAC’s President since 2022. Matt has deep experience leading public and private companies, working across capital markets, executing mergers and acquisitions and transforming businesses to create shareholder value. Prior to joining the SPAC in 2021, Matt formerly served as the Chief Financial Officer of Rocky Mountain Industrials, Inc., an early-stage aggregates and distribution logistics company focused on the Rocky Mountain region, from 2020 to 2021. Previously, he was the Executive Vice President and Chief Financial Officer of Forterra, a billion-dollar manufacturer of drainage and water pipe. From 2012 through 2015, Matt served as the Senior Vice President and Chief Financial Officer of U.S. Concrete, where he worked together with Bill Sandbrook. From 2007 through 2012, he served as the Treasurer and Executive Assistant to the Chief Executive Officer, and from 2005 through 2007, as the Treasurer of Drummond Company, Inc., a multibillion-dollar international coal producer. From 1999 through 2005, Matt served in the investment banking department of Citigroup Global Markets Inc., including as a Vice President in the basic industries coverage group. There he led both buy-side and sell-side M&A transactions as well as capital markets offerings of a variety of debt and equity securities. From 1988 through 1997, Matt served in the United States Navy as a SEAL Officer. He holds a Master of Business Administration degree from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree in Mechanical Engineering from the United States Naval Academy.

Zakary C. (Zak) Brown serves as a member of the SPAC Board. Zak is the Chief Executive Officer of McLaren Racing. At McLaren, he has overall responsibility for the business, including strategic direction, operational performance, marketing and commercial development. He is also the co-founder and Chairman of United Autosports, an auto sport company based in the United Kingdom that competes in different sports prototype categories across the world, including Virgin Australia Supercars where they are partnered with Andretti through their team Walkinshaw Andretti United. Born and raised in California, Zak raced professionally around the world for 10 years before developing his skills in motorsport’s business and commercial worlds. In 1995, he founded JMI, which grew to become the largest and most successful motorsport marketing agency in the world. When JMI was acquired by CSM Sport & Entertainment, a division of Chime Communications, in 2013, Zak became the Chief Executive Officer. He then relinquished the position of the Chief Executive Officer to embark on his journey at McLaren in the winter of 2016. A passionate racer, collector and enthusiast, Zak is also a former member of the board of directors of Cosworth Engineering and a former chairman of the board of directors of Motorsport Network.

James W. (Jim) Keyes serves as a member of the SPAC Board. Jim has over 30 years of experience in retail, consumer products and aerospace. Jim has been the chairman of the board of directors of Key Development, LLC since 2005. Jim formerly served as the chairman of the board of directors of Wild Oats Marketplace, a producer of natural and organic food. During his time at Wild Oats Marketplace, it acquired 180 Fresh & Easy stores from Tesco and developed a strategic partnership with Walmart. Previously, he served in roles of the chairman of the board of directors and Chief Executive Officer at Blockbuster, where he helped the company to survive the financial market collapse in 2008 through successful restructuring and sale to Dish Networks. Prior to that, Jim spent over 20 years in executive roles at 7-Eleven, including as Global President and Chief Executive Officer from 2000 to 2005. He also served in various roles at CITGO Petroleum and Gulf Oil Corporation. Jim received an MBA from Columbia Business School and a bachelor’s degree from College of the Holy Cross. He has been awarded with the Horatio Alger Award in 2005 and the Ellis Island Medal of Honor in

2008. James currently serves on the board of directors for Murphy USA (NYSE: MUSA) and has served on a number of philanthropic boards, including the American Red Cross and the Education is Freedom foundation.

Cassandra S. (Cassie) Lee serves as a member of the SPAC Board. Cassie is an experienced financial leader with extensive experience in the technology industry. Since 2021, Cassie has served as the Chief Audit Executive for AT&T, where she is responsible for risk assessment, validation of risk mitigation strategies and ensuring that significant business processes are followed across the firm. In her previous role as Chief Financial Officer for AT&T’s Network and Technology Organizations, Cassie was responsible for all financial operations of network construction, engineering and operations, technology development, security operations and global supply chain. She has spent three decades at AT&T, gaining deep experience in all areas of the business. She currently serves on the board of directors of Nisource, a utility company. Cassie earned a Bachelor of Professional Accountancy degree from Mississippi State University and is a member of the Mississippi Society of Certified Public Accountants. She served in the Mississippi Army National Guard and is a U.S. Army Veteran.

Gerald D. (Jerry) Putnam serves as a member of the SPAC Board. Gerry has decades of experience in the financial services industry, both in management roles and on corporate boards of directors. He has served as the chairman of the board of directors and Chief Executive Officer of TruMarx Data Partners Inc. from 2011 to 2012. Prior to that, he was the Senior Advisor of Corporate Strategy, Technology Integration and Derivative Products of NYSE Euronext Inc. from 2007 until 2008 and the President and Co-Chief Operating Officer of NYSE Euronext Inc. from 2006 to 2007. Prior to the merger of NYSE Group, Inc. and Euronext, Jerry was the President and Co-Chief Operating Officer of NYSE Group, Inc. from 2006 to 2007. A highly successful entrepreneur, he founded Archipelago Holdings, an electronic communications network, in 1997. He served as the Chief Executive Officer and the chairman of the board of directors of Archipelago Holdings, leading a $150 million initial public offering in 2004, and then the company’s sale to NYSE in 2006 for nearly $3 billion. Before founding Archipelago Holdings, Jerry had founded Terra Nova Financial, LLC and served as the President from 1994 until 1999. Jerry has served on multiple boards of directors, including SIAC, OptionsHouse LLC, Greenplum, Inc., FX Alliance, LLC, TruMarx Data Partners, Inc. and MediaCrossing. In recognition of his many accomplishments, Jerry was selected as one of Time Magazine’s innovators of the 21st century and was a recipient of the Chicago Innovation Visionary Award. He received his undergraduate degree from The Wharton School of the University of Pennsylvania.

John J. Romanelli serves as a member of the SPAC Board. John is an experienced corporate finance executive with transactional and client coverage experience, and has advised boards of directors, chief executive officers and chief financial officers on a wide variety of strategic and financial matters. John is skilled with initial public offerings, acquisition financing, messaging and investor relations and strategic transactions. Additionally, he possesses a keen understanding of participants in the special purpose acquisition companies market and public company governance and responsibilities. Since 2007, John has served as the Founder and Managing Partner at Seahawk Advisory Corp., an advisory boutique. He has advised private and public companies on a variety of strategic and financial transactions, including restructuring, M&A, investor relations strategies, growth capital and strategies, capital structure and strategic alternatives. Seahawk Advisory Corp. worked on a wide range of issues and transactions with Bill Sandbrook prior to the SPAC, including numerous acquisitions. Prior to Seahawk Advisory Corp., John was a Senior Managing Director in the Strategic Finance group at Bear Stearns & Co., and spent over 20 years in investment banking at Bear Stearns & Co., The First Boston Corporation / Credit Suisse First Boston and Prudential-Bache Securities. John holds an MBA in Finance from The Wharton School at the University of Pennsylvania and a BBA in Finance from the University of Notre Dame. He is also a Co-Founder of the Connacht Whiskey Company, based in Ireland.

Executive Officer and Director Compensation

None of the SPAC’s officers or directors have received any compensation for services rendered to the SPAC. The Sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the SPAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

THE SPAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of the SPAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting the SPAC’s current expectations, estimates and assumptions concerning events and financial trends that may affect the SPAC’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

The SPAC is a blank check company incorporated in the Cayman Islands on January 20, 2021 and formed for the purpose of effecting a business combination. The SPAC intends to effectuate the Merger using cash derived from the proceeds of the IPO and the sale of the SPAC Warrants, its shares, debt or a combination of cash, shares and debt.

The SPAC expects to continue to incur significant costs in the pursuit of its acquisition plans. The SPAC cannot assure you that its plans to complete the Merger will be successful.

Results of Operations

The SPAC has neither engaged in any operations nor generated any operating revenues to date. The SPAC’s only activities from January 20, 2021 (inception) through June 30, 2023 were organizational activities and those necessary to prepare for the IPO, described below. The SPAC does not expect to generate any operating revenues until after the completion of a business combination. The SPAC expects to generate non-operating income in the form of interest income on marketable securities held in the Trust Account. The SPAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the six months ended June 30, 2023, the SPAC had net income of $1,800,354, which consists of interest earned on marketable securities held in the Trust Account of $5,419,504, offset by a change in the fair value of convertible promissory notes related parties of $15,989, interest expense on such convertible promissory notes of $17,139 and operating costs of $3,586,022, which mainly consists of $1,659,022 in legal fees, $1,236,424 in consulting services related to the Merger, $293,625 in prepaid insurance amortization and $396,951 in other various expenses.

For the six months ended June 30, 2022, the SPAC had a net loss of $324,013, which consists of operating costs of $658,252, offset by interest earned on marketable securities held in the Trust Account of $334,239.

For the year ended December 31, 2022, the SPAC had net income of $1,890,290, which consists of interest earned on marketable securities held in the Trust Account of $3,399,736, offset by operating costs of $1,509,446.

For the period from January 20, 2021 (inception) through December 31, 2021, the SPAC had a net loss of $10,861, which consisted of formation and operating expenses.

Liquidity and Capital Resources

Until the consummation of the IPO, the SPAC’s only source of liquidity was an initial purchase of shares of SPAC Class B Common Stock by the Sponsor.

On January 18, 2022, the SPAC consummated the IPO of 23,000,000 units, which includes the full exercise by the underwriters of the Over-Allotment Option, generating gross proceeds of $230,000,000. Simultaneously with the closing of the IPO, the SPAC consummated the sale of 13,550,000 SPAC Private Warrants at a price of $1.00 per Private Placement in a private placement to the Sponsor and the Sponsor Co-Investor, generating gross proceeds of $13,550,000.

Following the IPO, the full exercise of the over-allotment option, and the sale of SPAC Private Warrants, a total of $235,750,000 was placed in the Trust Account. The SPAC incurred $23,807,600 in IPO related costs, including $4,600,000 of underwriting fees and $754,790 of other offering costs.

As of June 30, 2023, the SPAC had $415,845 in its operating bank account, $244,569,240 in marketable securities held in the Trust Account, including $8,819,240 of interest income, and working capital of $366,915. The SPAC may withdraw interest from the Trust Account to pay taxes, if any. The SPAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Merger. To the extent that the SPAC’s share capital or debt is used, in whole or in part, as consideration to complete the Merger, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue the SPAC’s growth strategies.

On July 6, 2023, the SPAC and the Sponsor entered into the Non-Redemption Agreements with the Investors. Pursuant to the Non-Redemption Agreements, the Investors agreed not to redeem the Non-Redeemed Shares in connection with the July 2023 Extraordinary General Meeting. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 shares of SPAC Class B Common Stock immediately following consummation of an initial business combination if the Investors held such Non-Redeemed Shares through the July 2023 Extraordinary General Meeting.

On July 14, 2023, the SPAC held the July 2023 Extraordinary General Meeting. At the July 2023 Extraordinary General Meeting, the SPAC’s shareholders approved the (i) Extension and (ii) elimination of the Redemption Limitation.

In connection with the July 2023 Extraordinary General Meeting, shareholders holding an aggregate of 15,105,199 shares of SPAC Class A Common Stock exercised their right to redeem such shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the Trust Account in connection with such redemptions, approximately $84.7 million remained in the Trust Account as of September 30, 2023.

As of December 31, 2022, the SPAC had $616,120 in its operating bank account, $239,149,736 in marketable securities held in the Trust Account, including $3,399,736 of interest income, and working capital of $1,091,655. For the year ended December 31, 2022, cash used in operating activities was $1,932,401. Net income of $1,890,290 was affected by interest earned on marketable securities held in the Trust Account of $3,399,736. Changes in operating assets and liabilities used $422,955 of cash for operating activities. For the period from January 20, 2021 (inception) through December 31, 2021, cash used in operating activities was $7,910. Net loss of $10,861 was affected by formation cost paid by Sponsor of $5,000 and changes in operating assets and liabilities of $2,049.

For the six months ended June 30, 2023, cash used in operating activities was $2,189,227. Net income of $1,800,354 was affected by interest earned on marketable securities held in the Trust Account of $5,419,504 and changes in related party convertible promissory notes of $15,989. Changes in operating assets and liabilities provided $1,413,934 of cash for operating activities.

For the six months ended June 30, 2023, net cash provided by financing activities was $1,988,952 as a result of the drawdowns on the related party convertible promissory notes partially offset by the payment of offering costs of $85,000.

For the six months ended June 30, 2022, cash used in operating activities was $1,586,216. Net loss of $324,013 was affected by interest earned on marketable securities held in the Trust Account of $334,239. Changes in operating assets and liabilities used $927,964 of cash for operating activities.

For the six months ended June 30, 2022, net cash provided by financing activities was $238,298,521 which consisted of $225,400,000 from the proceeds from sale of units, $6,221 from the issuance of shares of SPAC Class B Common Stock, $13,550,000 from the sale of SPAC Private Warrants, and $75 as a result of draws on the promissory note partially offset by the payment of offering costs of $417,146 and payment of promissory note of $240,629.

The SPAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable, to complete the Merger. The SPAC may withdraw interest from the Trust Account to pay taxes, if any. To the extent that the SPAC’s share capital or debt is used, in whole or in part, as consideration to complete the Merger, the remaining proceeds held in the Trust Account (after any redemptions) will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue the SPAC’s growth strategies.

The SPAC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete the Merger.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the SPAC’s officers and directors may, but are not obligated to, loan the SPAC funds as may be required. If the SPAC completes the Merger, the SPAC may repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the Merger does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the SPAC Private Warrants.

The SPAC’s officers and directors and the Sponsor may, but are not obligated to, loan the SPAC funds, from time to time or at any time, in whatever amount they deem reasonable in its sole discretion, to meet its working capital needs. On January 26, 2023, the Sponsor agreed to lend the SPAC an aggregate of up to $375,000 for working capital purposes pursuant to a convertible promissory note. On March 29, 2023 Michael M. Andretti, William J. Sandbrook, and William M. Brown agreed to lend the SPAC an aggregate of up to $500,000, $500,000, and $100,000, respectively, pursuant to individual convertible promissory notes. The SPAC had drawn an aggregate of $2,073,952 under the convertible promissory notes as of June 30, 2023, which includes drawdowns of $175,000 on January 26, 2023, $725,555 on March 29, 2023, $225,001 on April 27, 2023, $234,869 on May 19, 2023 and $713,527 on June 2, 2023. Accordingly, the SPAC may not be able to obtain additional financing. If the SPAC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The SPAC cannot provide any assurance that new financing will be available to the SPAC on commercially acceptable terms, if at all. These conditions raise substantial doubt about the SPAC’s ability to continue as a going concern one year from the date that these financial statements are issued.

In connection with the SPAC’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”)2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the SPAC is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by April 18, 2024 (or such later date as may be approved by shareholder vote), then the SPAC will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the SPAC’s ability to continue as a going concern. The SPAC plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the SPAC be required to liquidate after April 18, 2024 (or such later date as may be approved by shareholder vote).

Off-Balance Sheet Financing Arrangements

The SPAC has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2023. The SPAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. The SPAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

The SPAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a sum of up to $15,000 per month for office space and secretarial and administrative services. The SPAC began incurring these fees on January 12, 2022 and will continue to incur these fees monthly until the earlier of the completion of the Merger or its liquidation.

As of June 30, 2023, the SPAC had a total of $940,000 of deferred legal fees to be paid to the SPAC’s legal advisors upon consummation of the Merger, which is included in the accompanying balance sheet as of June 30, 2023. As of December 31, 2022 the SPAC had a total of $160,000.

On December 22, 2022, the SPAC entered into an engagement letter with KPMG LLP (“KPMG”), pursuant to which KPMG assisted the SPAC in performing due diligence in connection with the Merger. The SPAC paid a $275,000 fee in January 2023 to KPMG in connection with this arrangement. The fees in connection with the services rendered are expensed as incurred and are payable upon the earlier of the termination of KPMG’s engagement and the closing of the Merger. As of June 30, 2023 the SPAC made a second and final payment of $450,554.

On January 24, 2023, the SPAC entered into a letter agreement with Duff & Phelps, pursuant to which Duff & Phelps served as an independent financial advisor to the SPAC Board and provided a fairness opinion regarding the Merger. The SPAC paid a $50,000 non-refundable retainer fee in January 2023 to Duff & Phelps in connection with this arrangement. The SPAC (i) paid Duff & Phelps an additional $150,000 fee upon Duff & Phelps informing the SPAC that it was prepared to deliver a fairness opinion in connection with the Merger and (ii) has agreed to pay an additional $400,000 fee payable upon closing of the Merger. As of June 30, 2023, the SPAC incurred fees totaling $51,000.

On January 24, 2023, the SPAC entered into an engagement letter with Cassels Brock & Blackwell LLP (“Cassels”), pursuant to which Cassels will represent the SPAC as Canadian counsel in connection with the Merger. The fees in connection with the services rendered are expensed as incurred. As of June 30, 2023 the SPAC recorded $200,000 to accounts payable on the condensed balance sheet.

On February 3, 2023, the SPAC entered into an engagement letter with Macfarlanes LLP (“Macfarlanes”), pursuant to which Macfarlanes will represent the SPAC as English law counsel in connection with the Merger.

The fees in connection with the services rendered are expensed as incurred. As of June 30, 2023 the SPAC had paid Macfarlanes $472,526. The SPAC does not expect to incur any additional costs from this agreement.

On April 12, 2023, the SPAC entered into an engagement letter with KPMG, pursuant to which KPMG will assist the SPAC in performing due diligence in connection with a prospective Merger. The SPAC paid a total of $459,870 in fees in April and May 2023 to KPMG in connection with this arrangement. In connection with the engagement letter, an additional $919,740 is due and payable upon successful completion of the Merger with a specified target company. The fees in connection with the services rendered are expensed as incurred.

On June 12, 2023, the SPAC entered into a letter agreement with MacKenzie Partners, pursuant to which MacKenzie provided advisory, consulting and proxy solicitation services for the Extraordinary General Meeting. The SPAC agreed to pay MacKenzie a fee of $15,000 plus expenses, payable following the conclusion of the Extraordinary General Meeting. As of June 30, 2023 the SPAC had not incurred any fees from MacKenzie.

On June 26, 2023, the SPAC entered into an engagement letter with Bass, Berry & Sims PLC (“Bass, Berry & Sims”), pursuant to which Bass, Berry & Sims will represent the SPAC as outside counsel in connection with the Merger. The fees in connection with the services rendered are expensed as incurred. As of June 30, 2023 the SPAC recorded $7,175 to accrued expenses on the condensed balance sheet.

RBC is entitled to a deferred fee of $0.35 per unit, or $8,050,000 in the aggregate, in connection with the closing of any business combination by the SPAC other than the Merger. The deferred fee was to become payable to RBC from the amounts held in the Trust Account in the event that the SPAC completes the Merger, subject to the terms of the underwriting agreement. These deferred fees in connection with the consummation of the Merger were waived by RBC.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The SPAC has identified the following critical accounting policies:

Shares of SPAC Class A Common Stock Subject to Possible Redemption

The SPAC accounts for its shares of SPAC Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of SPAC Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable shares of SPAC Common Stock (including shares of SPAC Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the SPAC’s control) is classified as temporary equity. At all other times, shares of SPAC Common Stock are classified as shareholders’ equity. The SPAC’s shares of SPAC Common Stock feature certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, all of the shares of SPAC Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of the SPAC’s balance sheets.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of SPAC Common Stock outstanding during the period, excluding shares of SPAC Common Stock subject to forfeiture. At June 30, 2023 and 2022, the SPAC did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of SPAC Common Stock and then share in the earnings of the SPAC. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

Warrant Instruments

The SPAC accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the SPAC’s own shares of SPAC Class A Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Convertible Promissory Notes-Related Party

The SPAC accounts for its convertible promissory notes under ASC 815. Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The SPAC has made such election for its convertible promissory notes. Using the fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the notes and fair value at each drawdown date are recognized as either an expense in the condensed statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the condensed statements of operations. Changes in the estimated fair value of the notes are recognized as non-cash change in the fair value of the convertible promissory notes in the condensed statements of operations. The fair value of the option to convert into private warrants was valued utilizing the closed-form model.

Share-Based Compensation

The SPAC adopted ASC Topic 718, Compensation-Stock Compensation, guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The SPAC recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to nonemployees for services rendered have been recorded at the fair value of the sharebased payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations. Recent Accounting Standards In June 2016, the FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial

Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The SPAC adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Recent Accounting Standards

In June 2016, the FASB issued ASU 2016-13. This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The SPAC adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements. The SPAC does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the SPAC’s condensed financial statements.

The SPAC does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the SPAC’s condensed financial statements.

BUSINESS OF ZAPATA

Overview

Zapata AI is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Our computational approaches leverage the statistical advantages of math based on quantum physics.

Founded by a team including Harvard University scientists in 2017, Zapata AI has built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Our primary target customers are enterprise organizations. We offer subscription-based solutions that combine software and services to develop custom Industrial Generative AI Applications designed to resolve our enterprise customers’ specific problems.

We expect to be the first publicly traded, pure-play Industrial Generative AI software company that is focused on the technically challenging industrial problems of enterprise organizations. Unlike other vendors in the much broader AI market category, we focus on generative AI and use both quantum and classical techniques in our work. Specifically, our specialized generative AI software category, which we refer to as “Industrial Generative AI,” takes generative models similar to those behind popular generative AI tools, such as OpenAI’s ChatGPT and Google’s Bard, and tailors them to business-, domain-, and industry-specific applications, with a focus on industrial problems.

We offer enterprise customers Industrial Generative AI solutions designed to address some of the key challenges that arise in connection with solving industrial problems with computing-based solutions: data disarray, unpredictability, large solution spaces, time sensitivity, constrained compute, mission-critical requirements, and security concerns.

We have a suite of three subscription-based Industrial Generative AI offerings that include software and software tools supported by services. Our software offers our customers flexibility in selecting computing resources, including classical, high performance, and quantum computing hardware, as well as deployment environment options, cloud, private cloud, and on-premise. Using techniques based on the math of quantum physics, we can apply our software tools to specific industrial applications and tailor those applications to our customer’s relevant hardware. These offerings consist of:

•	Sense: A suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications.

•	Prose: Our set of generative AI solutions based on LLMs, similar to widely used generic chatbot applications but customized to an enterprise’s industry and its unique problems.

•	Orquestra: Our Industrial Generative AI application development platform on which we provide Sense and Prose to customers.

The Industrial Generative AI applications we can build and operate with these tools securely address customers’ problems with both numerical and text processing capabilities.

Our current customers include leading enterprise companies across multiple industries and in multiple countries. We also have relationships with third party vendors and service providers, which we refer to as the “Zapata AI partner ecosystem.” The products and services provided by these partners extend and complement our Industrial Generative AI solutions and facilitate their development and deployment.

While our current customers operate in only a few specific industries, we envision opportunities for Zapata AI to utilize its software tools in almost any industry. Some examples of problems for which we believe our Industrial Generative AI applications could be designed to address include helping a banking institution optimize its financial portfolio or helping a pharmaceutical company with drug discovery.

State of the Generative AI Market

Generative AI refers to a category of artificial intelligence technologies and applications that have the ability to generate content, data, or other outputs. These technologies can be used in various industries and applications to automate tasks, enhance creativity, improve analytics, and generate valuable content.

Some of the most prominent examples of generative AI are LLMs, which understand and generate text based on pattern recognition that is perceived to be in human-like fashion. LLMs are examples of foundational models. Foundational models are trained on broad data, such as text from online sources, that can be adapted or fine-tuned to complete a wide-ranging set of downstream tasks. GPT-4, the generative model behind the application ChatGPT, is an example of an LLM. GPT-4 has been trained to respond to text-prompts in a chat-like fashion and can be adapted for a wide variety of tasks such as summarization and code generation.

While generative AI is best known for text and image generation, as seen in tools such as OpenAI’s ChatGPT and DALL-E, it can also be applied to numerical analytics challenges found across all industries. The three primary classes of analytics are descriptive analytics, predictive analytics and prescriptive analytics, all of which Zapata AI can augment or enhance with its Prose and Sense offerings.

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Descriptive analytics are analytics used to describe a dataset. Generative AI technologies can enhance data exploration by generating synthetic data that is similar to the existing data in the dataset to complement the real data and create a richer dataset with more datapoints. Generative AI can also be used to create simple human language interfaces using technologies like LLMs to facilitate the interaction of humans with data and analytics models.

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Predictive analytics are analytics used to predict future outcomes based on patterns in existing data. Generative AI can improve predictive models by generating additional data points, providing better models, and creating multiple scenarios based on historical data, which can lead to more accurate predictions and enhanced forecasting.

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Prescriptive analytics are analytics used to recommend a suggested course of action. Generative AI can be used to help generate optimized solutions and personalized recommendations, considering a wide range of possibilities and tailoring prescriptions to individual users or situations, which can enhance decision-making and problem-solving.

Market Opportunity

The potential impact of generative AI on productivity is substantial: a McKinsey & Company report has estimated that generative AI could eventually add $2.6 trillion to $4.4 trillion in economic benefits annually across a set of 63 selected use cases. Additionally, a Bloomberg study has found that the generative AI market could grow to $1.3 trillion by 2032, including about $280 billion of new software revenue.

The total addressable market described above includes all forms of generative AI. However, we have found that public attention tends to focus on foundational model LLMs such as GPT-4. Such focus overlooks that opportunities for generative AI may also include:

•	the applications of generative AI modeling to a wider range of problems in industrial settings, which involve mostly numerical data; and

•	the ability to enhance human interactions and language-based tasks with customer-specific AI models leveraging LLM capabilities.

We believe that a substantial portion of this broader market (including industrial use cases involving numerical data as well as customer-specific LLMs) will be accessible only to companies that possess:

•	the internal generative AI expertise required to formulate use cases in terms of a problem that generative AI can solve;

•	the ability to apply generative AI to their numerical data;

•	the ability to deploy models within the constraints (e.g., time, accuracy, security, monetary cost of running models) of their infrastructure and performance requirements; and

•	the tools to quickly stand-up applications of generative AI and other types of AI to leverage customer data.

In summary, we believe that the market opportunity is broader than the LLM applications typically associated with generative AI and includes an opportunity for applications involving numerical data, and offering both Prose and Sense gives us the flexibility to develop applications for Industrial Generative AI in both of these markets.

Target Opportunity Profile

The target opportunity profile for our Industrial Generative AI applications is an enterprise company that has problems that can be described as industrial. In our view, solving industrial problems with computing-based solutions presents certain challenges, as described below. Based on our own internal testing of theoretical Industrial Generative AI applications, discussions with prospective customers, and capabilities demonstrated in work with existing customers, we believe that we can develop applications that can address these challenges and provide solutions to enterprise customers.

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Data Disarray: Data is often incomplete, fragmented, out of sync or noisy (in other words, where the meaningful signal in the data must be extracted from extraneous and irrelevant noise). Zapata AI can train models to accurately capture data distributions, and these models can be mined to fill in missing data, find anomalies, and make predictions.

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Unpredictability: Industrial problems come with a high degree of uncertainty and unpredictable variables. Our models, grounded in quantum techniques, can provide better generalization than traditional generative AI. Our testing has demonstrated that this enhanced generalization allows our models to perform better with unexpected inputs. See “— Our Approach to Industrial Generative AI — Advantages of Quantum Techniques for Industrial Generative AI — Efficiency and Accuracy” below.

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Large Solution Spaces: Industrial problems often have many variables, resulting in a very large number of possible solutions that business leaders must choose from. Due to our roots in quantum computing, we are comfortable navigating high dimensional spaces like the large solution spaces found in industrial problems, and our internal and public studies have demonstrated that we can bring meaningful approaches when seeking to find optimal solutions to these problems.

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Time Sensitivity: Industrial problems often require real-time answers and cannot afford delays. Thus, an industrial problem is partly defined by the constraints on how quickly a solution must be calculated. Different mathematical approaches span a range between finding the most optimal solution eventually and finding a reasonable solution quickly. This is a challenge that we have addressed on customer projects. We bring the depth of understanding to help customers decide which approach will be most appropriate given their constraints.

•	Constrained Compute: Industrial problems can be constrained by the available compute resources. For example, computing on the edge is limited by edge devices’ computational and memory constraints.

This is a challenge we have observed in customer projects. We develop computational solutions that contain powerful AI algorithms that also respect such constraints in each applicable environment.

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Mission Critical Requirements: Industrial problems are often mission critical, meaning they require a high degree of accuracy, precision, and reliability. This is a challenge that we are addressing in ongoing customer projects. A core value at Zapata AI is scientific rigor. Part of our engagement process is to benchmark many candidate solutions before selecting the final solution. Mission critical measurements can be included in this benchmarking process, although they may need to be balanced with time sensitivity constraints mentioned above.

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Secure: Global enterprises often have high cybersecurity standards, particularly in regulated industries or industries that handle sensitive customer data. Through both infrastructure flexibility and pre-integrated security tooling, Zapata AI’s Orquestra platform aims to meet modern enterprise security requirements.

Listed below are examples of industrial problems that we believe Zapata AI may be well suited to address:

•	Data Augmentation: Generating additional training data to improve machine learning models for various applications, like image recognition and natural language processing.

•	Prototyping and Product Design: Creating early-stage prototypes, product designs, and models to speed up the product development process.

•	Anomaly Detection: Generating synthetic data and enhanced models for training models to detect anomalies or outliers in various datasets, aiding fraud detection or quality control.

•	Content Inquiry: Natural language-based interface for searching, retrieving and gaining insights on unstructured datasets.

•	Scenario Simulation: Creating simulated scenarios for training, testing, or strategizing in fields such as finance, cybersecurity, motorsports, defense and disaster planning.

•	Automated Report Generation: Creating reports, summaries, and insights from raw data, making it easier to analyze and present findings.

Zapata AI Solutions

Currently, we categorize the software that we offer as Sense and Prose. We deliver Sense and Prose on our Orquestra platform and leverage our machine learning/AI libraries. An Orquestra instance can be hosted by Zapata or deployed in customer infrastructure. We also integrate open source software and services that support the development and deployment of applications. The customer use case defines what we ultimately build on top of Orquestra and which software, libraries and other tooling we use.

Zapata AI Sense

Sense utilizes a suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications. Sense can help enterprise leaders make more informed decisions regarding the operations of their companies by enriching their analytics with realistic, generated data to fill in the existing gaps in their data, including for variables that are not otherwise measurable. For example, Sense has been used to (i) create “virtual sensors” for race data that would not otherwise be measurable for our customer Andretti Autosport Holding Company, LLC (“Andretti Global”) and (ii) augment missing information. Example potential use cases for Sense include:

•	Predictive Analytics: using historical data on purchases to build models for assessing the commercial potential of new products, as well as forecasting and predicting customer segmentation;

•	Product Design: developing models to propose molecules and materials with desired functionality, and designing optimal systems;

•	Operations Research: modeling and optimizing the performance of manufacturing plants;

•	Digital Twin: making more accurate simulations of physical systems;

•	Predictive Maintenance and Anomaly Detection: predicting equipment failures; and

•	Data Generation: simulating hypothetical scenarios.

Zapata AI Prose

Prose utilizes a set of LLM-based generative AI solutions, similar to widely used generic chat applications, but customized to an enterprise’s industry and its unique problems. We believe that Prose could be used to develop applications to help companies speed up time-consuming language tasks, such as creating plots based on proprietary data that can be used for filing in regulatory or patent documents or creating reports. We have most often marketed Prose to prospective customers as an additional layer on top of Sense to enhance access to the core numerical datasets of a problem space. Additionally, we believe other use cases for Prose could include:

•	Humanizing Data: providing chat interfaces to analytics tools;

•	Force Multiplier: speeding up time-consuming manual tasks such as merging datasets;

•	Automated Assistant: assisting in authoring technical documents based on numerical data, such as regulatory or patent applications;

•	Insight at Fingertips: automating the creation of charts or reports from tabular datasets; and

•	Compression: compressing generative AI models to fit computing constraints.

We offer Sense and Prose over our full-stack enterprise software platform, Orquestra.

Orquestra

Orquestra is our Industrial Generative AI application development platform. Along with the libraries offered in Prose and Sense, Orquestra provides a complete toolset to build and deliver Industrial Generative AI applications into the hands of end-users. Orquestra integrates a full suite of open-source tools that meet the wide array of requirements for developing, testing, deploying, and monitoring complex computational workloads required to run Industrial Generative AI applications. Additionally, the Orquestra platform, instead of providing graphical user interface (“ GUI”) tools to build solutions, or a low-code environment, keeps code as the primary interface for application building.

Orquestra provides our customers with flexibility to run our Industrial Generative AI applications on different types of computer hardware with different cloud providers, either using their hardware in their own datacenters, infrastructure from cloud providers, or hardware managed by Zapata AI, without being locked into any one specific cloud provider. Its modular framework enables Zapata AI, partner and customer developers to iterate on previously created applications (and learn more from end-users). Specific components used in Orquestra, including hardware backends, algorithms and data sources, can be modified and swapped out as applications are iterated and refined.

The below diagram illustrates the modular framework of Orquestra.

The framework includes a number of layers, including, from top to bottom: (1) the applications built for customer end-users that utilize the libraries, services, and hardware in lower layers, (2) libraries that may be utilized by Prose and Sense, including Zapata proprietary libraries and third-party libraries, in applications, (3) the services integrated into Orquestra to support applications, (4) the external infrastructure services that host the platform, including cloud services, private cloud, or on-premises systems, and (5) the hardware underlying the infrastructure. This modular framework facilitates our flexibility to engineer and deploy Industrial Generative AI use cases tailored to enterprise customers’ specific use cases.

Our Approach to Industrial Generative AI

Zapata AI’s software is derived from math inspired by quantum physics that has a number of transferable and positive implications for Industrial Generative AI. These quantum techniques do not require quantum computers; they can also be applied using traditional (“classical”) computers that are readily available to enterprise companies today. Zapata accesses these classical computers via cloud-based services agreements with major cloud providers. We believe that, by using quantum techniques, we can enhance key, desirable qualities of the Industrial Generative AI applications that we offer.

Advantages of Quantum Techniques for Industrial Generative AI

Expressibility

Quantum statistics can enhance generative models’ ability to generalize, or extrapolate missing information and generate new, high-quality information, as well as their ability to generate a more varied range of solutions. This is called “expressibility”.

We recently demonstrated the advantages of quantum math for generative AI in research published with Foxconn, Insilico Medicine, and the University of Toronto. Our research showed that a neural network-based generative model enhanced with quantum statistics generated more desirable drug-like molecules than those generated by the same generative model without quantum statistics. which could have significant implications for drug discovery.

Efficiency and Accuracy

Our software can also improve application efficiency. Large language models, as the name suggests, are very large. This means they can use many computer processing resources. Models with the size and complexity of LLMs require specialized chips called GPUs. GPUs, however, are expensive and generate a large carbon footprint.

We believe that we have demonstrated the largest language model compressed with quantum-inspired algorithms, as we have not seen any evidence in academic publications or elsewhere that demonstrates the level of compression we have achieved. This compression can reduce the number of GPUs or the amount of GPU memory required to run the LLM. As a result, we believe that Zapata AI is in a position to deliver high-quality generative AI products and solutions that are significantly more cost effective and environmentally friendly than products and solutions offered by our competitors that use traditional neural network techniques.

We ran a benchmarking test to compare models compressed with quantum techniques with uncompressed models and found that models compressed with quantum techniques were more accurate than uncompressed models of the same size. They also show more stable performance during training, achieving more consistent accuracy with fewer training steps. In addition, we have found that compressed models can be trained to the same performance as their uncompressed counterparts using two orders of magnitude less data. Overall, this technology can significantly reduce the cost of training LLMs.

The table below compares the accuracy of three models, GPT2-XL, a version of GPT2-XL compressed with quantum techniques, and GPT2-Small, which is the same size as the compressed model. Both the compressed model and GPT2-Small are 10 times smaller than GPT2-XL. The comparison is based on the models’ F1 scores. An F1 score is a machine learning evaluation metric that measures a model’s accuracy. Although some accuracy is lost in compressing GPT2-XL, we found that the compressed version of GPT2-XL is more accurate than the GPT2-Small model of the same size. In other words, the table shows that compressing a larger model with quantum techniques will yield more accurate results than a smaller model that is the same size as the compressed model.

Our benchmarking test also demonstrated that models compressed with quantum techniques generalize better than uncompressed models, which means that the model applies what it has learned to new data more quickly. As the plot below shows, the compressed model has the most stable performance during training, achieving more consistent accuracy with fewer training steps.

Faster Computational Models

We believe that the speed at which our Industrial Generative AI applications could generate new information is another important factor for enterprise companies. We have run testing that suggests that we can use quantum techniques to speed up processing time. For example, we compared the results of a traditional Monte Carlo simulation with an approach using quantum techniques on Orquestra. The Monte Carlo simulation predicts the probability of a variety of outcomes when the potential for random variables is present. It is used across a variety of fields, such as in finance to assess risks associated with an investment and project planning to arrive at informed views on the probability of completing a project within a certain timeframe.

As evidenced in the plot below, which compares the Zapata AI approach with the traditional Monte Carlo approach for European options pricing with 10 assets, we found that running the simulation on Orquestra was 8,400 times faster than the traditional Monte Carlo simulation, with the Orquestra simulation arriving at a more accurate solution in three seconds than the traditional Monte Carlo simulation model could typically arrive at in seven hours.

Optimization

Zapata AI’s technology can also be used to suggest new solutions to industrial optimization problems, particularly when making complex industrial processes more efficient. Our proprietary technique, which we call Generator Enhanced Optimization (“GEO”), uses generative models to learn from existing solutions to optimization problems and then propose better solutions. GEO is one of the solutions available as part of our Sense software.

The plot below shows that, in the context of a portfolio optimization problem, GEO (“GEO Data”) generated portfolios with lower risk than the portfolios generated by the classical optimizer (“Seed Data”), which GEO was trained on. This is an optimization paradigm that is flexible enough to address many optimization problems across industries. For example, we have applied GEO in a factory production scheduling problem in the automotive industry, in which case GEO showed similar enhancement over existing methods.

Forward Compatible with a Quantum Future

Industrial Generative AI applications running on Orquestra can use classical computing, quantum computing, or quantum-inspired architectures running on classical computers. This provides a way to solve problems today with traditional and quantum-inspired computing, while allowing our potential customers to swap in quantum backends in appropriate use cases and take advantage of the potential benefits of quantum approaches where quantum hardware provides an advantage.

Value Proposition to Customers

Our Industrial Generative AI solutions can drive better data understanding, create more accurate predictions, reduce risk, shorten time to value, and optimize decision-making. In other words, our solutions, anchored in a deep understanding of the mathematics of computationally complex problems, have the potential to help companies extract more business value from data and apply powerful tools to solve their hardest problems.

We are able to formulate a problem correctly, apply the right mathematical tools to solve it, and stand up the correct data and computing infrastructure to match the needs of the problem. Additionally, with our platform in place, our customers upgrade their computational agility and are in a position to continuously adopt the latest advances in hardware, generative AI and machine learning due to the platform’s flexible, modular framework that allows for interchangeable components.

Business Model

Our business model is to provide subscription-based offering that combines Zapata AI software—specifically the Orquestra platform and any Prose or Sense solutions delivered on top of it—as well as services to develop custom Industrial Generative AI applications designed to resolve our enterprise customers’ specific problems. We primarily target enterprise customers who have industrial problems.

Our primary revenue model is based on multi-year customer engagements where we discover and develop Industrial Generative AI use cases from prototyping to production. We offer demonstrations of our Industrial Generative AI solutions to prospective customers to show how they would work in practice. We also selectively pursue government contracts as a complementary revenue source. These government pursues include, in addition to our generative AI offering, the discovery and development of quantum computing applications.

Customers and Partners

Customers

Our customers include leading enterprise companies across multiple industries and regions, including Andretti Global, BP p.l.c. (“BP”), and DARPA. We have four customers that represent greater than 10% of our total revenue for the six months ended June 30, 2023, representing approximately 34%, 26%, 23% and 18% of total revenue recognized during such period. We have a growing pipeline of potential customers featuring Fortune 500 companies in industries including, for example, financial services, automotive, consumer goods, logistics, discrete manufacturing, defense, and life sciences industries.

Agreements with Andretti Global

One of our top customers is Andretti Global, an affiliate of the Sponsor. We provide services and software solutions pursuant to an Enterprise Solution Subscription Agreement dated February 10, 2022 (“Enterprise Solution Subscription Agreement”), pursuant to which we were engaged through December 31, 2024, co-terminous with the Sponsorship Agreement (as defined below), and Andretti Global agreed to pay us $5.0 million through the approximately three-year term of the Enterprise Solution Subscription Agreement, as well as a Managed Services Agreement, dated October 1, 2022, as amended, which will terminate on December 31, 2024. Using Zapata AI’s Industrial Generative AI solutions, we have created virtual sensors that generate critical racing data that is otherwise unattainable in real-time, race-day conditions. Andretti Global’s team has collected terabytes of data over 20 years, and leveraging generative models on Orquestra, we use this data to accurately model the performance of the vehicle. This modeling helps Andretti Global make better decisions to yield faster racing times.

On February 10, 2022, we also entered into a Sponsorship Agreement with Andretti Global, as amended by the First Amendment to Sponsorship Agreement, dated May 21, 2022 (collectively, the “Andretti Sponsorship Agreement”), pursuant to which Andretti Global has granted Zapata the right to specified sponsorship designations, rights, opportunities, and benefits through December 31, 2024, co-terminous with the Enterprise Solution Subscription Agreement, and Zapata will pay an aggregate of $8.0 million over a period of approximately three years.

Zapata AI Partner Ecosystem

We establish relationships with technology vendors and service providers to create measurable and sustainable value and scale for Zapata AI. These partnerships have the potential to enhance, extend, and/or accelerate Zapata AI’s Industrial Generative AI solutions, market position and customer success. Additionally, the Zapata AI partner ecosystem supports our commercial and go-to-market sales strategy, which we believe will increase our ability to reach more customers and scale.

Our partnerships include alliances, engagements and collaborations with organizations across:

•	Services Firms, including Consulting/Advisory/System Integrators: Industry experts with domain knowledge that provide business and information technology consulting services.

•	Hardware Vendors: Provide critical hardware required for Industrial Generative AI software solutions across different classical paradigms and quantum computing modalities.

•	Software/Cloud Services: Cloud computing service providers as well as other software providers complement or extend our offerings.

•	Full-Stack Vendors. Provide existing and potential customers with solutions that span the value chain of computing.

Zapata AI has strong ties to leading academic institutions, research organizations and consortia around the world. These collaborations include client engagements and research that leads to the development of new techniques that we expect will ultimately enhance our offerings to customers. We are proud to have these associations, including with MIT, University of Toronto, University of Technology in Sydney, Denmark Technical University, and Mila – Quebec AI Institute.

Go-to-Market Strategy

We have a global presence, centered mostly around North America, but with several active business development activities in Asia, including Japan and Singapore, and Europe, including the United Kingdom, Spain and Denmark.

Our strategy is to focus on several strategic industries based on our current customers and customer pipeline. For these industries, we are creating and developing sales and marketing assets that could enable us to establish a dominant position within those industries. These sales and marketing assets include, or are expected to include, customer success stories and other positive messaging about our Industrial Generative AI solutions, collateral, thought leadership, demonstrations and Zapata AI participation at events. We expect that these activities will strengthen our reputation and increase customer interest in our solutions. In addition to broad, multi-industry content like our website, blog and social media outlets, such as LinkedIn and X/Twitter, we have created, and will continue to create, industry-specific materials, such as use cases, blog posts and bylines.

Our strategy involves two major routes to market:

•	Direct Sales: Sales to large accounts with multi-year agreements and land-and-expand account strategies.

•	Partners: Sales via formal and informal partnerships with system integrators and consulting services firms.

As part of our growth plans, we expect to sell to, with, and through partners, deepening the potential impact of the Zapata AI partner ecosystem. We believe we can increase revenue and achieve better margins by (i) focusing on the types of partnerships that can generate revenue in the near-term and (ii) engaging in partner sales models that preserve Zapata AI margins, specifically by co-selling with service partners that can handle the service needs of our customers.

Repeatable solutions built with services firms are a major part of our growth strategy. By repeatable solutions, we mean solutions for industry use cases that can be resold to other companies within the same industry. We expect that working with service firms will enable us to grow faster by delivering these repeatable solutions to our partners’ existing client ecosystems and leveraging our partners’ sales and post-sales resources. We believe partners will assume an active role in the sales and post-sales cycles, such as project management, strategy and transformation, change management, and data management.

Zapata AI is widely known for its expertise in the research community, as evidenced by more than 85,000 citations for research associated with Zapata AI as of October 2023. We will continue to leverage thought leadership, including through conferences and engagement with the media, to build awareness of our offerings among our target customers. Publishing innovative research and collaborating with academia, research and consortia organizations is also part of our plan to drive awareness and demand for our technology.

Competition

Public Cloud Providers (i.e., Google, Microsoft, Amazon Web Services)

Many large-scale public cloud providers have an all-in-one machine learning (“ML”) solution. Examples of these solutions include Google Vertex, Azure ML Studio, and AWS Sagemaker. These cloud providers are among the largest organizations in the world. They are well established with comprehensive product suites, ample resources (funding and human resources) and much wider brand recognition than Zapata AI. The size and market presence of these companies is a significant competitive challenge to overcome considering our comparatively small team and resources.

While these providers have robust and comprehensive offerings, some customers may hesitate to adopt tools provided by hyperscalers in order to avoid cloud lock-in. By contrast, the flexibility of our Orquestra platform allows customers to build industrial generative AI applications no matter what their computing infrastructure looks like, whether on-premises, multi-cloud setups or otherwise. This flexibility also allows customers to select the best pricing for compute resources critical to generative AI, such as GPUs, which can have a wide range in cost, rather than using the pricing set by their cloud provider.

Enterprise AI/ML Platforms (i.e., DataRobot, Dataiku, Databricks, Domino, C3.ai, Palantir)

These products are platforms aimed at customers who have internal data science capabilities looking to adopt a platform for their own use. Many of these players are very large, valued at more than a billion dollars with hundreds of millions of dollars in funding. This allows them to build and acquire competitive capabilities. We see their focus as primarily on building user-friendly interfaces for data science, aimed at simplifying a broad range of AI problems. We believe this approach can sacrifice flexibility and the ability to adopt innovative techniques, especially those that leverage specialized computing hardware in novel ways.

Zapata AI is focused on supporting organizations where solutions need a deeper level customization, more advanced algorithms, and coding to get the solution exactly right. The Orquestra platform keeps code as the primary interface instead of providing GUI tools to build solutions, or using a low-code environment, which we believe provides developers with increased flexibility to deliver the best algorithms to fit a problem. Zapata’s expertise combines with its code-first platform and algorithms to deliver and deploy quantum-inspired solutions.

ML Tools (i.e., ChatGPT Enterprise, Weights &, H20.ai, Anyscale)

These ML tools are all fantastic components in a software stack. In some cases, we even employ some of the open-source offerings from these companies and would encourage our customers to adopt the solutions managed by these companies where appropriate.

We don’t seek to compete with these tools but instead offer:

•	Platform: A platform integrated with a complete set of tools, including some of the tools in this category, that our customers need to get solutions up and running quickly.

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Services: Deep mathematical expertise to help curate the explosion of software tools and models available today in generative AI as well as traditional ML, with the goal to align these to our customers challenges in an unbiased way.

•	Innovative Algorithms: New algorithms that leverage quantum techniques and other advanced research to deliver unique capabilities.

Intellectual Property

Zapata AI has a comprehensive IP protection strategy, both offensive and defensive, that includes patents, trade secrets, copyrights, and trademarks. As of October 20, 2023, Zapata AI has a patent portfolio of 48 patent families, including 89 total patents and patent applications. This portfolio includes 17 allowed or granted U.S. patents, 7 allowed or granted international patents, 32 pending U.S. patent provisional and non-provisional applications, and 33 pending international patent applications. Our issued patents expire beginning in 2039 through 2042.

The portfolio’s makeup includes 19 “State-of-the-Art” patent families that relate directly to generative AI methods, generative AI applications, or may be used to facilitate advantages in a generative AI infrastructure. The patents in this category relate to technologies that are or could be incorporated into current product offerings. Four patents relate to classical software or architectural improvements. Five patents exemplify advancements in generative AI that are “quantum-inspired” and have a data structure that can be utilized by either a classical computer or a quantum computer. Ten patents require the use of a quantum computer but can be implemented on a current-generation quantum computer. Note that the performance of methods requiring quantum computers is uncertain; to determine if they offer an advantage, a problem must be studied more closely because the performance of these methods is highly dependent on the quantum hardware and on the constraints and type of computational problem to be solved.

The remaining 29 patent families in the portfolio include inventions relating to “Next-Gen” quantum technology that, provided quantum computing hardware improves significantly, we anticipate will significantly boost the capabilities and efficiency of generative AI. The patents in this category are not likely to be incorporated into a current product offering at this time, but in the future may be incorporated to allow Zapata AI to continuously improve its product offering as improvements to quantum computing hardware occur. All of these patents either require the use of a quantum computer or assist a quantum computer directly. Note that while some of these patents can be implemented on or with modern quantum computers, they are not anticipated to provide any performance advantage to the current product offering at the current state of quantum hardware readiness.

Trade secrets are also an important element of our IP strategy. Not all technical advances are conducive to patentability, particularly when such advances are entirely mathematical in nature; by law, such developments are barred from patent protection. Furthermore, some advances, if made public, would diminish the advantage between Zapata and potential competitors. For these reasons, when we seek to protect our IP developments, we first determine whether such development would be more appropriately protected by a patent, or by trade secret, and, when possible, seek such protection accordingly.

Founding History

Zapata AI was founded by a team including Harvard-based scientists in 2017 as a quantum software company. Its founders, all Ph.D.s, are: Alán Aspuru-Guzik, Christopher Savoie, Jhonathan Romero-Fontalvo, Yudong Cao, Jonny Olson and Peter Johnson. Members of the Aspuru-Guzik lab at Harvard University, including Zapata founders, contributed significantly to the development of the field of near-term quantum algorithms, including the invention of variational quantum eigensolver (VQE), the original variational quantum algorithm. The company took its name from Emiliano Zapata Salazar, whose leadership in the Mexican Revolution inspired the founders’ own revolutionary ambitions in the computing industry.

Employees, Culture, Core Values and Facilities

Employees

As of October 10, 2023, Zapata AI had 50 full-time employees and 8 full-time contractors. This total encompasses 40 scientists and engineers, 23 of whom are Ph.Ds. Zapata AI plans to expand across all areas in proportion to our growth in revenue and available capital.

To date, Zapata AI has not experienced any work stoppages and maintains good working relationships with its employees. None of our employees are subject to a collective bargaining agreement or are represented by labor unions at this time.

Culture

Zapata AI’s culture is built around its people—a global cohort of accomplished scientists, engineers and business professionals. Zapata AI has, since its founding, demonstrated a commitment to hiring people from diverse backgrounds and locations.

One of Zapata AI’s core strengths is innovation, not only in its offerings, but also with the mindset of its people. Over the course of Zapata AI’s six years in business, employees have, and continue to, organically collaborate in open forums with varying degrees of organization. Examples include, but are not limited to:

•	a weekly science meeting where employees present their work;

•	an Orquestra working group where a cross-functional group of employees converge to discuss how to move the platform forward; and

•	a book club, which rotates books and members and serves as a forum to have non-work-related discussions.

Facilities

Team members in Boston, Massachusetts and Toronto, Ontario, Canada meet and collaborate in person, and colleagues from other locations travel to both offices as needed. We lease our corporate headquarters in Boston where we occupy approximately 3,720 square feet pursuant to a lease that expires on September 30, 2024. We sublease approximately 2,427 square feet of office space in Toronto pursuant to a sublease that expires on May 30, 2024. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Core Values

The company adheres to five core values:

•	Integrity: The practice of being honest and showing a consistent and uncompromising adherence to strong moral, ethical, and scientific principles and values.

•	Revolutionary Mindset: An attitude towards changing established paradigms and looking for innovative solutions to problems.

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Transparency: Operating in a way that makes it easy for others to see what actions are performed. This manifests itself in a culture of providing feedback and communicating clearly, recognizing our own mistakes, disagreeing in a constructive way.

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Inclusiveness: The quality of including many different types of people and treating them all fairly and equally. We strive to be empathic and to appreciate the unique perspective of other people and teams at Zapata AI, their own needs and struggles, and to build processes that intentionally include a broad range of perspectives.

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Thoughtfulness: Making ourselves aware of the needs and feelings of others and acting accordingly. Bringing new depth to solutions takes time and attention. We make decisions with a rounded view, considering the needs of all the stakeholders and the impact it will have, with as much data as possible.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

ZAPATA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this proxy statement/prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of Zapata AI and its subsidiaries prior to the consummation of the Merger.

Overview

Zapata AI is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Our computational approaches leverage the statistical advantages of math based on quantum physics. Founded by a team including Harvard University scientists in 2017, Zapata AI has built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Our primary target customers are enterprise organizations. We offer subscription-based solutions that combine software and services to develop custom Industrial Generative AI Applications designed to resolve our enterprise customers’ specific problems.

Since our inception in November 2017, we have devoted substantially all of our efforts on organizing and staffing Zapata AI, business planning, raising capital, research and development activities, developing and marketing Orquestra, our development platform on which we provide Prose and Sense, and providing general and administrative support for these operations. We plan to continue to grow our business primarily through establishing sales channels and expanding our internally generated sales. To date, we have financed our operations primarily with proceeds from sales of Series A Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Convertible Preferred Stock”) and the issuance of convertible notes, including the Senior Notes. Through June 30, 2023, we had received gross proceeds of $64.7 million from sales of Zapata Preferred Stock and $4.9 million from the issuance of Senior Notes.

We have incurred significant operating losses since inception, including net losses of $9.8 million and $11.1 million for the six months ended June 30, 2023 and 2022, respectively. We have incurred net losses of $23.4 million and $17.0 million for the years ended December 31, 2022 and 2021, respectively. We generated revenue of $2.9 million and $2.4 million for the six months ended June 30, 2023 and 2022, respectively. We generated revenue of $5.2 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023, we had an accumulated deficit of $69.6 million and we expect to continue to incur significant losses for at least the next several years if and as we:

•	continue our current research and development activities;

•	increase our sales and marketing teams and efforts;

•	increase the size of our services team to provide ongoing services in connection with our Industrial Generative AI solutions;

•	further develop our Industrial Generative AI application development platform, Sense and Prose;

•	develop and expand relationships with large service firms to leverage sales of our Industrial Generative AI solutions;

•	hire additional research and development personnel; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development.

Further, we expect to incur additional costs associated with operating as a public company, including increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate sufficient revenue from our subscription-based offerings that combine our Orquestra platform and, if applicable, our Prose and Sense solutions that can be delivered on top of Orquestra, and our consulting services, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations and strategic alliances. Our inability to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies. There can be no assurances that the current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all. If we are unable to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations.

The continuation of Zapata AI as a going concern is dependent upon the ability to identify future debt or equity financing and generating profits from our operations. We are pursuing all available options for funding, which include seeking private investments such as the sale of Senior Notes. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to our Company. These factors raise substantial doubt about Zapata AI’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we are unable to continue as a going concern.

See “Liquidity and Capital Resources” below for additional information.

Recent Developments

On September 6, 2023, we entered into the Business Combination Agreement with the SPAC and Merger Sub. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, a business combination between the SPAC and Zapata will be effected through the Merger, with Zapata surviving the Merger as a wholly owned subsidiary of the SPAC. Immediately prior to the effective time of the business combination, the SPAC will change its jurisdiction of incorporation by migrating out of the Cayman Islands and domesticating as a Delaware corporation. At the effective time of the Merger, Merger Sub will merge with and into us, with us surviving as a wholly owned subsidiary of the SPAC. As a result of the business combination, the combined company will become a publicly traded company and the SPAC will change its name to “Zapata Computing Holdings Inc.”. The business combination is expected to close by the second quarter of 2024 and remains subject to customary closing conditions.

Components of Our Results of Operations

Revenue

Our revenue is generated primarily from our sales of subscriptions to our Orquestra platform and services. Our subscriptions to the Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment on an annual or multi-year basis. We may also offer consulting services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra platform. We evaluate our contracts at inception to determine if the terms represent a single, combined performance obligation or multiple performance obligations. Under our consulting contracts, our promises may be to deliver an integrated generative AI computing solution to the customer or to provide research and development services regarding the potential benefits of generative AI to use cases specified by the customer. Our subscription based-solutions consist of our promise to provide access to the hosted Orquestra platform throughout the contract term along with stand-ready scientific and software engineering services.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services are generally recognized over the contract term as performance is completed on the performance obligations identified. Revenue from stand-ready scientific and engineering services are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.

Our revenue recognition policies are discussed below under the heading “Critical Accounting Policies” and Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements, included in this proxy statement/prospectus.

Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. Our primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to our information technology and systems, including network costs, data center maintenance, database management and data processing costs. We allocate these overhead expenses based on headcount, and thus are reflected in cost of revenue and each operating expense category.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for our employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization. Sales and marketing expenses are primarily driven by investments in the growth of our business. We expect sales and marketing expenses, expressed as a percentage of revenue, to vary from period to period for the foreseeable future.

Advertising expenses, which are included in sales and marketing expense, primarily include promotional expenditures, and are expensed as incurred. The amounts incurred for advertising expenses for the six months ended June 30, 2023 and 2022 were $1.4 million and $1.0 million, respectively, and the $2.4 million and zero for the years ended December 31, 2022 and 2021, respectively.

Research and Development

Research and development expenses consist primarily of personnel-related costs, including salaries and wages, benefits, bonuses, and stock-based compensation expense for our scientists, engineers and other employees engaged in the research and development of our products. In addition, research and development expenses include the costs of preparing and filing patent applications, third party software subscription costs, facilities and other supporting overhead costs, including depreciation and amortization. Research and development costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries and wages, bonuses, benefits, and stock-based compensation expense for our finance, legal, information technology, human resources, and other administrative personnel. General and administrative expenses also include facilities and supporting overhead costs, including depreciation and amortization, and external professional services.

Other Income (Expense)

Other income (expense), net consists primarily of fair value adjustments related to our Senior Notes, interest income, interest expense and foreign exchange gains and losses from our international operations.

Income Taxes

For the six months ended June 30, 2023 and 2022, we recorded an income tax provision of $27 thousand and $39 thousand, respectively. For the years ended December 31, 2022 and 2021, we recorded an income tax provision of $53 thousand and $34 thousand, respectively. These are related to income taxes our foreign operations with pre-tax income generated from intercompany activities. We recorded a full valuation allowance of our net deferred tax asset position as of June 30, 2023, December 31, 2022, and 2021 as we believed it was more likely than not that we would not be able to utilize our deferred tax assets.

As of December 31, 2022, we had U.S. federal NOL carryforwards of $48.1 million, which do not expire and which may be available to reduce future taxable income. In addition, as of December 31, 2022, we had state NOL carryforwards of $29.8 million, which may be available to reduce future taxable income, and expire at various dates through 2042. As of December 31, 2022, we had federal research and development tax credit carryforwards of $0.2 million. As of December 31, 2022, we had state research and development tax credit carryforwards of $0.2 million, which may be available to reduce future tax liabilities and expire at various dates through 2037.

Results of Operations

Comparison of the Six Months Ended June 30, 2023 and 2022

The following table summarizes our results of operations for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
Revenue	$2,944	$2,362	$582	25%
Cost of revenue	2,456	1,422	1,034	73

Gross profit	488	940	(452)	(48)

Operating expenses:
Sales and marketing	3,349	3,384	(35)	(1)
Research and development	3,599	3,985	(386)	(10)
General and administrative	2,768	4,613	(1,845)	(40)

Total operating expenses	9,716	11,982	(2,266)	(19)

Loss from operations	(9,228)	(11,042)	1,814	(16)

Other income (expense):
Interest income	57	7	50	714
Other income (expense), net	(586)	9	(595)	(6,611)

Total other income (expense), net	(529)	16	(545)	(3,406)

Net loss before income taxes	(9,757)	(11,026)	1,269	(12)
Provision for income taxes	(27)	(39)	12	(31)

Net loss	$(9,784)	$(11,065)	$1,281	(12)%

Revenue

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
Revenue	$2,944	$2,362	$582	25%

Revenue was $2.9 million for the six months ended June 30, 2023, as compared to $2.4 million for the six months ended June 30, 2022. The increase of $0.6 million was primarily driven by an increase of $0.9 million from additional customer contracts entered into during early 2022, resulting in a full six months of revenue recognized during the six months ended June 30, 2023 but less than six months of revenue recognized during the six months ended June 30, 2022, offset by a decrease of $0.3 million from the completion of certain professional services contracts which did not recur.

Cost of Revenue

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
Cost of revenue	$2,456	$1,422	$1,034	73%

Cost of revenue was $2.5 million for the six months ended June 30, 2023, as compared to $1.4 million for the six months ended June 30, 2022. The increase of $1.0 million was primarily related to an increase of

$0.8 million in payroll-related expenses as a result of a reduction in force and the related severance accrual for future periods in connection therewith and an increase of $0.2 million in additional subcontractor costs. The remaining increase of $0.1 million is related to other direct costs.

Operating Expenses

Sales and Marketing Expenses

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
Sales and marketing	$3,349	$3,384	$(35)	(1)%

Sales and marketing expense was $3.3 million for the six months ended June 30, 2023, as compared to $3.4 million for the six months ended June 30, 2022. The decrease of $0.1 million is driven by offsetting increases in marketing expenses relating to the sponsorship agreement entered into during February 2022 and decreases in travel costs and consulting fees. We recognized six months of marketing expenses relating to the sponsorship agreement during the six months ended June 30, 2023 compared to less than five months of marketing expenses during the six months ended June 30, 2022.

Research and Development Expenses

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
Research and development	$3,599	$3,985	$(386)	(10)%

Research and development expense was $3.6 million for the six months ended June 30, 2023, as compared to $4.0 million for the six months ended June 30, 2022. The decrease of $0.4 million was primarily due to a decrease of $0.1 million in legal fees related to intellectual property, licensing, and royalties, a $0.2 million research and development credit refund from the Internal Revenue Service that reduced research and development tax expense during the period, and a decrease of $0.3 million due to an increase in research and development time allocated to revenue delivery. This is offset by a $0.2 million increase in payroll-related expenses primarily due to the net impact of hiring in the period. This increase was partially offset by a reduction in workforce and the associated severance accrual for future periods.

General and Administrative Expenses

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
General and administrative	$2,768	$4,613	$(1,845)	(40)%

General and administrative expenses were $2.8 million for the six months ended June 30, 2023, compared to $4.6 million for the six months ended June 30, 2022. The decrease of $1.8 million was primarily driven by a decrease of $0.3 million in personnel-related expense related to a reduction in workforce, a decrease of $0.6 million in reduced recruiting costs in 2023, a decrease of $0.8 million in professional services fees and a decrease of $0.2 million in legal fees related to intellectual property, licensing, and royalties, offset by a $0.1 million increase in consultant fees.

Other Income (Expense), net

	Six Months Ended June 30,
	2023	2022	Change	%
	(in thousands)
Other income (expense), net	$(529)	$16	$(545)	(3,406)%

We recorded other expense, net of $0.5 million for the six months ended June 30, 2023, compared to other income, net of $16 thousand for the six months ended June 30, 2022. The increase in other expense, net of $0.5 million resulted primarily from the excess of the fair value of the Senior Notes over proceeds received on the date of issuance of $0.5 million. We also incurred expense of $50 thousand for the change in the fair value of the Senior Notes from the date of issuance to June 30, 2023.

Provision for Income Taxes

Provision for income tax was not material in either of the six months ended June 30, 2023 or 2022 and was related to our foreign operations.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the year ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	Change	%
	(in thousands)
Revenue	$5,166	$832	$4,334	521%
Cost of revenue	3,535	1,006	2,529	251

Gross profit (loss)	1,631	(174)	1,805	(1,037)

Operating expenses:
Sales and marketing	7,286	3,191	4,095	128
Research and development	8,206	6,571	1,635	25
General and administrative	9,527	7,003	2,524	36

Total operating expenses	25,019	16,765	8,254	49

Loss from operations	(23,388)	(16,939)	(6,449)	38

Other income (expense):
Interest income	50	15	35	233
Other expense	(57)	(50)	(7)	14

Total other expense, net	(7)	(35)	28	(80)

Net loss before income taxes	(23,395)	(16,974)	(6,421)	38
Provision for income taxes	(53)	(34)	(19)	56

Net loss	$(23,448)	$(17,008)	$(6,440)	38%

Revenue

	Year Ended December 31,
	2022	2021	Change	%
	(in thousands)
Revenue	$5,166	$832	$4,334	521%

Revenue was $5.2 million for the year ended December 31, 2022, as compared to $0.8 million for the year ended December 31, 2021. The increase of $4.3 million was primarily driven by new customer contracts in 2022.

Cost of Revenue

	Year Ended December 31,
	2022	2021	Change	%
	(in thousands)
Cost of revenue	$3,535	$1,006	$2,529	251%

Cost of revenue was $3.5 million for the year ended December 31, 2022, as compared to $1.0 million for the year ended December 31, 2021. The increase of $2.5 million was primarily driven by a $1.5 million increase in personnel costs as a result of additional headcount to directly serve customers and a $1.0 million increase in subcontractor costs related to the delivery of additional customer contracts.

Operating Expenses

Sales and Marketing Expenses

	Year Ended December 31,
	2022	2021	Change	%
	(in thousands)
Sales and marketing	$7,286	$3,191	$4,095	128%

Sales and marketing expense was $7.3 million for the year ended December 31, 2022, as compared to $3.2 million for the year ended December 31, 2021. The increase of $4.1 million was primarily driven by a $2.7 million increase in costs related to the sponsorship agreement and increased tradeshow and conference fees, a $0.3 million increase in travel costs related to sponsorship agreement and conference activities, and a $1.1 million increase as a result of additional personnel-related expenses, particularly commissions expense.

Research and Development Expenses

	Year Ended December 31,
	2022	2021	Change	%
	(in thousands)
Research and development	$8,206	$6,571	$1,635	25%

Research and development expense was $8.2 million for the year ended December 31, 2022, as compared to $6.6 million for the year ended December 31, 2021. The increase of $1.6 million was primarily driven by an increase of $1.1 million in personnel-related expense to support our hiring initiatives and an increase of $0.5 million in consulting and contractor costs.

General and Administrative Expenses

	Year Ended December 31,
	2022	2021	Change	%
	(in thousands)
General and administrative	$9,527	$7,003	$2,524	36%

General and administrative expenses were $9.5 million for the year ended December 31, 2022, compared to $7.0 million for the year ended December 31, 2021. The increase of $2.5 million was primarily driven by an increase of $0.3 million in personnel-related expense primarily due to an increase in headcount, an increase of $1.6 million in professional services fees, an increase of $0.1 million in travel-related costs, an increase of $0.2 million in software-related costs, an increase of $0.1 million in additional general operating costs, and an increase of $0.2 million in legal fees related to intellectual property, licensing, and royalties.

Other Expense, net

Other expense, net was not material in either of the years ended December 31, 2022 or 2021.

Provision for Income Taxes

The provision for income taxes was not material in either of the years ended December 31, 2022 or 2021 and was related to our foreign operations.

Liquidity, Going Concern and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from sales of Convertible Preferred Stock and the issuance of Senior Notes. As of June 30, 2023, we had cash and cash equivalents of $6.0 million, excluding our restricted cash. Since our inception through June 30, 2023, we have sold 14,222,580 shares of Zapata Preferred Stock for aggregate net proceeds of $64.7 million and we have received $4.9 million from the issuance of Senior Notes. Our principal use of cash is to fund our operations and platform development to support our growth.

As noted above in “Recent Developments”, in September 2023 we entered into the Business Combination Agreement with the SPAC and Merger Sub. In the event that we do not complete the Merger, then we expect to seek additional funding through private equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our stockholders. Although management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, or at all.

Cash Flows

The following table summarizes our sources and uses of cash for each of the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands)		(in thousands)
Net cash used in operating activities	$(8,937)	$(11,444)	$(20,987)	$(16,300)
Net cash used in investing activities	(2)	(186)	(253)	(121)
Net cash provided by financing activities	4,884	184	280	715
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22)	(10)	1	(9)

Net decrease in cash, cash equivalents and restricted cash	$(4,077)	$(11,456)	$(20,959)	$(15,715)

Operating Activities

Net cash used in operating activities was $8.9 million for the six months ended June 30, 2023. The factors affecting our operating cash flows during this period were our net loss of $9.8 million and a net change in our operating assets and liabilities of $0.2 million, partially offset by non-cash charges of $1.0 million. The non-cash charges primarily consisted of $0.1 million in depreciation and amortization expense, $0.6 million in the change in fair value of Senior Notes, $0.2 million in non-cash lease expense, and $0.2 million in stock-based compensation expense. The change in operating assets and liabilities was primarily driven by a $0.3 million decrease in accounts receivable, a $1.7 million increase in accounts payable, partially offset by a $0.5 million increase in prepaid expenses and other current assets, a $1.3 million decrease in accrued expenses and other current liabilities, a $0.3 million decrease in deferred revenue and a $0.2 million decrease in operating lease liabilities. The decrease in accounts receivable is due to the timing of billings and collections from customer contracts. The increase in accounts payable was primarily related to the timing of invoicing and payments of sponsor fees and professional services fees. The increase in prepaid expenses and other current assets was primarily due to prepayments of sponsorship fees, offset by the amortization of capitalized commissions and reversal of capitalized commissions that will no longer be paid due to the termination of the employee as commission earned are typically paid 30 days after we receive the payment. The decrease in accrued expenses and other current liabilities is primarily due to payment of legal, consulting, and professional fees. The decrease in deferred revenue is due to the timing of billings related to customer contracts and the recognition of revenue from customer contracts. The decrease in operating lease liabilities resulted primarily from lease payments.

Net cash used in operating activities was $11.4 million for the six months ended June 30, 2022. The factors affecting our operating cash flows during this period were our net loss of $11.1 million and a net change in our operating assets and liabilities of $0.9 million, partially offset by non-cash charges of $0.6 million. The non-cash charges primarily consisted of $0.1 million in depreciation and amortization expense and $0.4 million in stock-based compensation expense, as well as $0.1 million in non-cash lease expense. The change in operating assets and liabilities was generally driven by a $0.2 million increase in accounts payable and a $0.2 million increase in accrued expenses and other liabilities, offset by a $0.2 million increase in accounts receivable, a $0.6 million increase in prepaid expenses and other current assets, a $0.4 million decrease in deferred revenue and a $0.1 million decrease in operating lease liabilities. The increase in accounts payable was primarily related to the timing of invoicing and payments. The increase in accrued expenses and other liabilities is primarily due to the accrual of professional fees as well as payroll related costs. The increase in accounts receivable is primarily due to the timing of sales and related collections. The increase in prepaid expenses and other current assets resulted primarily from the prepayment of sponsorship fees. The decrease in deferred revenue is due to the recognition of $1.5 million of revenue offset by additional billings of $1.1 million. The decrease in operating lease liabilities resulted primarily from lease payments.

Net cash used in operating activities was $21.0 million for the year ended December 31, 2022. The factors affecting our operating cash flows during this period were our net loss of $23.4 million, partially offset by a net change in our operating assets and liabilities of $1.1 million and non-cash charges of $1.4 million. The non-cash charges primarily consisted of $0.2 million in depreciation and amortization expense, $0.3 million in non-cash lease expense, and $0.9 million in stock-based compensation expense. The change in operating assets and liabilities was generally driven by a $0.9 million increase in accrued expenses and other current liabilities, a $0.2 million decrease in prepaid expenses and other current assets, and a $1.0 million increase in accounts payable, partially offset by a $0.5 million increase in accounts receivable, a $0.3 million decrease in deferred revenue and a $0.3 million decrease in operating lease liabilities. The increase in accounts payable is due to consulting and professional fees incurred related to a proposed transaction in 2022 that was not completed. The increases in accrued expenses and other current liabilities were primarily due to an increase in accrued professional services fees, accrued severance costs related to a former employee, as well as accrued payroll costs, which were offset by the payment of 2021 accrued bonuses. The increase in accounts receivable resulted primarily from the timing of new contracts and the related collections. The decrease in prepaid expenses and other current assets was primarily related to the timing of vendor invoicing and payments offset by the prepayment of sales commissions. The decrease in deferred revenue is due to new contracts with customers and the timing of payments. The change in operating lease liabilities resulted primarily from lease payments.

Net cash used in operating activities was $16.3 million for the year ended December 31, 2021. The factors affecting our operating cash flows during this period were our net loss of $17.0 million, partially offset by a net change in our operating assets and liabilities of $0.1 million and non-cash charges of $0.6 million. The non-cash charges primarily consisted of $0.1 million in depreciation and amortization expense and $0.5 million in stock-based compensation expense. The change in operating assets and liabilities was generally driven by a $0.1 million increase in accounts payable, a $0.9 million increase in accrued expenses and other current liabilities, and a $0.4 million increase in deferred revenue, partially offset by a $0.4 million increase in prepaid expenses and other current assets and a $0.8 million increase in accounts receivable. The increase in accounts payable was primarily related to the timing of invoicing and payments. The increases in accrued expenses and other current liabilities were primarily due to increased professional services fees. The increase in deferred revenue was due to increased customer billings for revenue not yet delivered for consulting services relating to the timing of satisfaction of our performance obligations. The increase in accounts receivable resulted primarily from the timing of sales and the related collections. The increase in prepaid expenses and other current assets was primarily related to the timing of vendor invoicing and payments in 2021.

Investing Activities

During the six months ended June 30, 2023 and 2022, net cash used in investing activities was $2 thousand and $0.2 million, respectively, primarily consisting of purchases of property and equipment. The purchases of equipment during the period were primarily related to computer equipment purchases.

During the years ended December 31, 2022 and 2021, respectively, net cash used in investing activities was $0.3 million and $0.1 million, primarily consisting of purchases of property and equipment. The purchases of equipment during these periods were primarily related to computer equipment purchases.

Financing Activities

During the six months ended June 30, 2023, net cash provided by financing activities was $4.9 million, which consisted of $9 thousand in proceeds from exercises of stock options and $4.9 million in proceeds received from the issuance of Senior Notes.

During the six months ended June 30, 2022, net cash provided by financing activities was $0.2 million, all of which consisted of proceeds from exercises of stock options.

During the year ended December 31, 2022, net cash provided by financing activities was $0.3 million, all of which consisted of proceeds from exercises of stock options.

During the year ended December 31, 2021, net cash provided by financing activities was $0.7 million, all of which consisted of proceeds from exercises of stock options.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2023 and December 31, 2022. We have not entered into any off-balance sheet financing agreements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations and Other Commitments

Leases

As of June 30, 2023, we had future operating lease liabilities of $0.5 million, with payments due in 2023 and 2024. Of those amounts, an aggregate of $0.2 million is payable before December 31, 2023.

License and Collaboration Agreements

During 2018, we entered into an exclusive patent license agreement (the “license agreement”) with a term that continued unless terminated by the licensor or by us. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, we issued shares of common stock to the licensor representing four percent of our capital stock on a fully diluted basis.

The license agreement obligated us to pay fixed annual license maintenance fees of $0.1 million for the year ended December 31, 2022, and $0.1 million per year thereafter until we or the licensor terminate the license.

The license agreement obligated us to pay fixed milestone payments upon the achievement of certain sales thresholds. The milestone payments total $0.2 million, and the maximum sales threshold was $25.0 million. We did not trigger any payments to the licensor during the six months ended June 30, 2023 and the years ended December 31, 2022, and 2021.

The license agreement obligated us to pay a royalty equal to two percent of net sales. The license agreement also required us to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. We paid $0 in royalties during the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022, and 2021. On February 10, 2023, we terminated the license agreement by written notice to the licensor. Upon termination, all licensing rights held by us under the license agreement were forfeited to the licensor. We did not owe any accrued obligations or payments to the licensor as of the termination of the license agreement or thereafter.

During 2020, we entered into an agreement for the purchase of quantum computing time from a third party. The total commitment under the agreement was $2.0 million and was due and payable as the quantum computing time was utilized over the period from October 2020 through October 2023. In November 2021, the third party merged with a competitor and contrary to the terms of the agreement with us, did not obtain approval to assign the agreement. Following the merger, the third party was no longer in a position to satisfy its obligations under the agreement, and as such, we have no further obligations under the agreement. We did not utilize any quantum computing time under the agreement prior to the merger, and no expense has been recognized in connection with this agreement.

Sponsorship Agreement

During 2022, we entered into a sponsorship agreement with an affiliate of the Sponsor. The total commitment under the sponsorship agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. The related expenses are amortized by straight-line method over the period. Through June 30, 2023, we paid $3.5 million under the sponsorship agreement and for the six months ended June 30, 2023, we recorded $1.4 million in sales and marketing expense related to the sponsorship agreement. There was $0.8 million included in accounts payable as of June 30, 2023 related to the sponsorship agreement. In July 2023, an additional $0.8 million became due and payable, and the remaining commitment of $3.0 million will be due and payable from January to July 2024.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses incurred during the reporting periods. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities recorded revenues and expenses that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), we recognize revenue when we satisfy a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

The Company recognizes revenue using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as we satisfy the performance obligations.

At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise, implicit or explicit, to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

The Company currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. The Company’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment on an annual or multi-year basis. The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation, or multiple performance obligations. The Company allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. For consulting services the

Company measures progress toward satisfaction of the performance obligation as the services are provided,

and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The Company believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts, where based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

Revenue from services sold in the form of stand-ready scientific and software engineering service are recognized over the contract term on a ratable basis, as the obligation represent a stand-ready obligation.

The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

Areas of Judgment and Estimation

Our contracts with customers can include multiple promises to transfer goods and services to the customer, which may be provided over one or more specified phases in the contract. Determining whether promises and/or phases are distinct performance obligations that should be accounted for separately or not distinct within the context of the contract and, thus, accounted for together, requires significant judgment. When customer contracts include promises for multiple goods, services and/or phases, we determine whether the nature of our promise is to transfer (a) multiple promised goods, services and/or phases or (b) a combined item that comprises multiple promised services and/or phases.

For consulting services performance obligations that are satisfied over time, we measure progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, we recognize revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. We believe this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments.

Significant estimates and assumptions are used in the determination of the stand-alone selling price when multiple performance obligations are identified. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. Actual results could differ from those estimates and such differences could affect our financial position and results of operations.

Stock-Based Compensation Expense

We measure stock-based awards granted to employees, directors, and non-employees based on their fair value on the date of the grant using the Black-Scholes option-pricing model for stock options. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if we had paid cash in exchange for the goods or services, which is generally the over the vesting period of the award. We use the straight-line method to recognize the expense of awards with service-based vesting conditions. We account for forfeitures of stock-based awards as they occur. As of June 30, 2023, all awards have service-based vesting conditions.

Determination of the Fair Value of Zapata Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by the Zapata Board of Directors as of the date of grant of each option, with input from management, considering our most recently available third-party valuations of our common stock, which contemplates a broad range of factors, including the illiquid nature of the investment in common stock, our historical financial performance and financial position, our future prospects and opportunity for liquidity events, and recent sale and offer prices of common stock and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length. The Zapata Board of Directors’ assessment also includes additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Senior Notes

In June 2023, we issued $4.9 million in Senior Notes to certain lenders. We performed an analysis of all of the terms and features of the Senior Notes and have elected the Fair Value Option to account for the convertible notes as we have identified embedded derivatives, such as voluntary conversion upon qualified financing, automatic conversion upon De-SPAC Transaction, defined as a business combination between us and a special purpose acquisition company, with or without a private investment in public equity (“PIPE”), automatic conversion upon an initial public offering, repayment under a change of control event, and optional conversion under prepayment, all of which would require bifurcation and separate accounting. The Senior Notes are and will be remeasured at fair value at each balance sheet date until repayment or conversion. Changes to the fair value of the Senior Notes will be recorded in other income (expense), net in the condensed consolidated statements of operations and comprehensive loss. We have also elected the option of combining interest expense and the change in fair value as a single line item within the condensed consolidated statements of operations and comprehensive loss. The analysis of the fair value of the Senior Notes contains inherent assumptions related to the market interest rate, the probability of alternate financing, change of control, initial public offering, De-SPAC Transaction with or without a PIPE, maturity extension, and payment at original maturity. Due to the use of significant unobservable inputs, the overall fair value measurement of the Senior Notes is classified as Level 3.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Following the Merger, we expect to qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board (“FASB”) or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies. We also intend to take advantage of some of the reduced regulatory and reporting requirements applicable to emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

MANAGEMENT OF ZAPATA PRIOR TO THE MERGER

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this proxy statement/prospectus:

Name	Age	Title
Christopher Savoie, Ph.D, J.D.	52	Chief Executive Officer and Director
Mimi Flanagan	60	Chief Financial Officer
Yudong Cao, Ph.D.	34	Chief Technology Officer
Alán Aspuru-Guzik, Ph.D.	47	Director
Rhonda Germany Ballintyn	67	Director
Clark Golestani	57	Director
Dana Jones	48	Director
Jeffrey Huber	55	Director
William Klitgaard	70	Director

Executive Officers

Christopher Savoie, Ph.D, J.D., has served as the Chief Executive Officer of Zapata since November 2017 and as a member of the Zapata Board and Chairman since November 2017. Dr. Savoie is expected to serve as the Chief Executive Officer and director of the Surviving Company following the Closing. Dr. Savoie has also served as a director of Toposware, Inc., a developer of blockchain technology, since September 2021. Prior to Zapata, Dr. Savoie served as the Chief Executive Officer and a Representative Director of Kyulux, Inc., a developer and manufacturer of organic electroluminescence material, from May 2016 to November 2017. Dr. Savoie earned a bachelor’s degree in biology from the University of Rhode Island, a Ph.D. in molecular medicine from Kyushu University in Japan and a J.D. from the Nashville School of Law. We believe Dr. Savoie is qualified to serve as a director due to his experience leading Zapata and his expertise in law, medicine, big data, biochemistry and computer science and his research and business experience on the intersection of machine learning, biology and chemistry.

Mimi Flanagan has served as Zapata’s Chief Financial Officer since October 2021 and as its Treasurer since January 2021. Ms. Flanagan is expected to serve as the Surviving Company’s Chief Financial Officer and Treasurer following the Closing. Ms. Flanagan also served as Zapata’s Vice President, Finance from January 2021 through October 2021. From May 2005 to March 2020, Ms. Flanagan served as the Vice President of Finance for Jenzabar, Inc., a leading cloud-based enterprise software provider in the Higher Education space. Prior to Jenzabar, Ms. Flanagan served in several finance roles for both public and privately held organizations, culminating in 25 years of experience in accounting and finance. Ms. Flanagan holds a Bachelor of Science in Accounting from Southern New Hampshire University.

Yudong Cao, Ph.D., a co-founder of Zapata, has served as its Chief Technology Officer since May 2019 and previously served as Zapata’s Quantum Scientist from August 2018 to May 2019. Dr. Cao is expected to serve as the Chief Technology Officer of the Surviving Company following the Closing. From September 2016 to July 2018, Dr. Cao was a Post-Doctoral Fellow at Harvard University’s Aspuru-Guzik group, where he focused on developing and deploying algorithms for noisy intermediate-scale quantum devices. Dr. Cao has an extensive background in Mechanical Engineering and Computer Science. He obtained his Ph.D. in Computer Science in 2016, a Master of Science in Computer Science in 2015, a Master of Science in Mechanical Engineering in 2013 and a Bachelor of Science in Mechanical Engineering in 2011 from Purdue University. Dr. Cao also earned his Bachelor of Science in Mechanical Engineering from Shanghai Jiaotong University.

Non-Executive Directors

Alán Aspuru-Guzik, Ph.D. has been a member of the Zapata Board since November 2017. Dr. Aspuru-Guzik serves in a number of roles at the University of Toronto, including as a professor in the Chemistry and Computer Science Departments since July 2018, a professor in the Department of Chemical Engineering & Applied Chemistry since July 2021, and as an associate at the University of Toronto Trinity College since July 2021. Dr. Aspuru-Guzik has also served as a Canada 150 Research Chair in Quantum Chemistry, representing the University of Toronto, since July 2018. Additionally, he has been a faculty member of the Vector Institute of Artificial Intelligence since July 2018. Dr. Aspuru-Guzik previously served as a member of the board of directors of Kebotix, Inc., a technology platform company for new chemicals and materials, from 2017 to January 2023. Dr. Aspuru-Guzik has a Ph.D. in Physical Chemistry from the University of California, Berkeley, and a Bachelor of Science in Chemistry from Universidad Nacional Autónoma de Mexico.

Rhonda Germany Ballintyn has served on the Zapata Board since May 2019. Ms. Germany Ballintyn has served as a director at Univar Solutions Inc. (NYSE: UNVR), a global chemical and ingredients distributor, from August 2017 to August 2023 and served as a member of its audit committee and as the chair of its nominating committee and corporate governance committee. Since November 2018, Ms. Germany Ballintyn has served as a director at Hypertherm, Inc., an ESOP manufacturer of industrial cutting solutions, where she is also the chair of the compensation committee and serves on the finance committee, and served as a director at Integra Life Sciences Holdings Corp. (Nasdaq: IART) from January 2019 to May 2022, where she served as a member of its compensation committee. Ms. Germany Ballintyn has also served as the chair and President of the Germany Ballintyn Education Foundation, a non-profit organization focused on removing barriers to accessing high-quality education and career opportunities, since July 2018. Ms. Germany Ballintyn also serves on the board of Business Executives for National Security since May 2021 where she serves on the HR & Compensation Committee and the Nominating Committee. In addition, Ms. Germany Ballintyn previously served as a director, and a member of the nominating and corporate governance committee and compensation committee of Aegion Corporation, a gas and water pipeline company, from January 2017 to May 2021, when it was sold to private equity. From 2002 to 2017, Ms. Germany Ballintyn served as corporate vice president, chief strategy and marketing officer for Honeywell International, Inc. (Nasdaq: HON). Ms. Germany Ballintyn earned a bachelor’s degree in chemical engineering from the University of Michigan and an MBA in finance from the University of Connecticut. We believe Ms. Ballintyn is qualified to serve on the Surviving Company Board due to her experience as a board member and c-level executive with significant global experience, bringing deep experience in strategic planning, mergers and acquisitions, product engineering, procurement and marketing and knowledge of aerospace, automotive, biotech, building and home automation, chemicals, industrial automation, oil and gas and medical technology industries.

Clark Golestani has been a member of the Zapata Board since September 2018. Mr. Golestani has over 35 years of experience in health, life sciences and technology, and is an active investor, advisor and board member across the healthcare and technology, media, and telecommunications (“TMT”) sectors. Since May 2018, Mr. Golestani has served as a Managing Director of C Sensei Group, a business consulting and services company and as a Senior Advisor at New Mountain Capital, a private equity firm. Mr. Golestani has also served as a member of the investment committee of The CXO Fund, a venture capital firm that invests in startup companies, since August 2018 and as a Fund Manager and a member of the investment committee of K2 Access Fund, a co-investment venture fund focused on early stage startups, since October 2020. Previously, from 1994 to April 2018, Mr. Golestani served in multiple positions at Merck & Co. (NYSE: MRK) (“Merck”), a multinational pharmaceutical company, where he was responsible for, among other things, Merck’s portfolio of digital health services and solutions companies, most recently as President, Emerging Businesses and Global Chief Information Officer, prior to his retirement in April 2018. Mr. Golestani also serves as a member of the board of directors of a number of companies, including: eMids, a consulting firm that provides IT and business process management solutions to the healthcare industry, since April 2020; Emmes, a clinical research organization, since March 2021; Molecula Corp., an artificial intelligence and data analytics company, since

September 2020; and Toposware Inc., a developer of blockchain technology, since December 2020. Mr. Golestani also previously served as a director on the boards of a number of companies, including: TruU, Inc. a cybersecurity company (May 2018 to December 2022); CIOX Health, a healthcare information management company (September 2018 to October 2021); Pleco Systems Inc., a software and consulting company (October 2020 to May 2022); Sparta Systems, Inc., an enterprise quality management software provider that was acquired by Honeywell, Inc. (April 2018 to February 2021); UMUC Ventures Inc., a non-profit that provides innovative technology transformation services to educational organizations (April 2016 to September 2020); Seal Software Limited, a contract discovery and contract management software solutions company that was acquired by DocuSign, Inc. (April 2016 to May 2020); and Liaison Technologies, Inc., a global integration and data management company (November 2011 to September 2015). Mr. Golestani is also a co-founder of Crossroads Technologies, Inc., an IT management, hosting, infrastructure, consulting and professional services company. Mr. Golestani has a degree in Management Science from Massachusetts Institute of Technology Sloan School of Management. We believe Mr. Golestani is qualified to serve as a director of the Surviving Company due to his vast experience and success as a director and executive officer of both public and private companies in the healthcare and TMT sectors and his expertise in finance and venture capital.

Dana Jones has served as a member of the Zapata Board since June 2021. Dana Jones is the Chief Executive Officer, President, and a director of RealPage, Inc. (formerly Nasdaq: RP and now private) (“RealPage”) an enterprise software company serving the real estate industry, where she also served as a member of its audit committee and compensation committee from October 2019 to April 2021 when RealPage was a public company. Ms. Jones has also served as a director of Agilysys Inc., an enterprise software as a service company serving the hospitality industry, since April 2019, where she currently serves on its audit committee and is chair of the compensation committee. Prior to RealPage, Ms. Jones was the Chief Executive Officer of Sparta Systems (“Sparta”), an enterprise quality management software provider, from April 2018 until March 2021, when Sparta was acquired by Honeywell (Nasdaq: HON). Prior to joining Sparta in April 2018, Ms. Jones served as Chief Executive Officer, President and a director of Active Network, LLC (“Active Network”), a leader in activity and event management software, from September 2016 to September 2017 when Active Network was acquired by Global Payments (NYSE: GPN). Before joining Active Network, from 2012 to 2017, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions (“Sabre”), a global provider of software to the airline industry. Prior to Sabre, Ms. Jones co-founded Noesis Energy, Inc., and served as Executive Vice President of Product, Sales, Marketing, and Operations. Ms. Jones has held Executive and General Management positions for early stage and global publicly traded enterprise software companies over the last 20 years, including the Reynolds Company and Vignette Corporation. Ms. Jones started her career as a management consultant with A.T. Kearney, Inc. and graduated Summa Cum Laude and holds a B.S.E in industrial and operations engineering from the University of Michigan. We believe Ms. Jones is qualified to serve as a director of the Surviving Company due to her track record of successfully transforming global enterprise software companies into innovative market leaders, while maximizing investor returns. She brings executive leadership and operating experience in both private and publicly traded enterprise software companies.

Jeffrey Huber has served on the Zapata Board since July 2021. Mr. Huber is the founder and has been the Managing Partner of Triatomic Capital, a venture capital firm focused on health-tech, deep-tech, biotechnology, med-tech, energy and artificial intelligence, since February 2022. Mr. Huber also serves as a director on the board of Electronic Arts Inc. (Nasdaq: EA), a video game company, and has also served on its audit committee, since June 2009. He has also served on the board of Upstart Holdings, Inc. (Nasdaq: UPST), an artificial intelligence lending platform, and as a member of its nomination and corporate governance committee, since July 2021. Mr. Huber is also a founder and, from January 2016 to September 2021, served as the Chief Executive Officer and Vice Chairman of GRAIL, LLC (“GRAIL”), a cancer diagnostic company. Prior to GRAIL, Jeff was a Senior Vice President at Google LLC, a subsidiary of Alphabet Inc. (“Google”), a multinational technology company, for over 13 years. From 2013 to 2016, at Google, Jeff co-founded Google’s life sciences efforts and led development and scaling for Google Maps (2011-2013), Google Apps (2005-2010), and Google Ads (2003-2011). Earlier, Jeff was Vice President of Architecture and Systems Development at eBay Inc. (Nasdaq: EBAY), an e-commerce company. Jeff is also the Co-Founder & President of OpenCovidScreen (since 2020), a non-profit focused on catalyzing innovation in COVID-19 testing/screening. Jeff holds a bachelor’s degree in computer engineering from the University of Illinois and a master’s degree in business from Harvard University. We believe that Mr. Huber’s deep knowledge and experience in the technology sector and his experience leading small, mid-sized and large technology companies, makes him well qualified to serve on the Surviving Company Board.

William Klitgaard has served on the Zapata Board since June 2023. Mr. Klitgaard has served as an operating executive at Avista Capital Partners, a private equity firm, since 2020. Mr. Klitgaard most recently served as President of Enlighten Health, a division of LabCorp (NYSE:LH) that focuses on innovation and creation of new information-based services utilizing core assets of LabCorp and Covance, Inc. Previously, he spent 19 years at Covance, one of the world’s largest contract research organizations, where he served for three years as Corporate Senior Vice President and Chief Information Officer, and nearly twelve years as Corporate Senior Vice President and Chief Financial Officer. Mr. Klitgaard has served as a director and chair of the audit committee of XIFIN, Inc., a healthcare innovative technology company, since January 2020. Mr. Klitgaard previously served as a director of Syneos Health, Inc. (NASDAQ: SYNH), from March 2017 to September 2023, Inform Diagnostics, from December 2019 to April 2020, Liaison Technologies, from August 2013 to December 2018, Bioclinica, Inc., from June 2018 to March 2019, and Certara, L.P., from September 2017 to July 2020. Mr. Klitgaard earned a B.A. in Economics from the University of California at Berkeley, and a Master’s degree from the Sloan Management School, Massachusetts Institute of Technology. We believe Mr. Klitgaard’s private equity investment and company oversight experience and background, as well as his financial experience, makes him well qualified to serve on the Surviving Company Board.

ZAPATA EXECUTIVE COMPENSATION

Zapata aims to pay competitively to attract, develop and retain highly talented employees. Zapata provides rewards for high performance and critical skills and has designed its compensation and benefits program to provide transparency around what is expected, encourage and reward delivery of annual objectives that are aligned with its stockholders’ long-term interests, and ultimately, support the achievement of Zapata’s business strategy. Zapata’s executive compensation program has historically consisted of base salaries, an annual performance-based bonus program, and its equity-based incentive compensation program under the 2018 Plan.

This section provides an overview of Zapata’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

At December 31, 2022, Zapata’s named executive officers were:

•	Christopher Savoie, Ph.D, J.D.

•	Mimi Flanagan

•	Yudong Cao, Ph.D.

Summary Compensation Table for the year ended December 31, 2022

The following table provides information regarding the compensation earned by Zapata’s named executive officers for the year ended December 31, 2022.

Name and principal position	Year	Salary ($)	Non-equity incentive plan compensation ($)(1)	Total ($)
Christopher Savoie, Ph.D, J.D.	2022	300,000	—	300,000
Chief Executive Officer, Founder and Director
Mimi Flanagan	2022	250,000	—	250,000
Chief Financial Officer
Yudong Cao, Ph.D.	2022	200,000	2,875	202,875
Chief Technology Officer and Founder

(1)	Represents a bonus paid to Dr. Cao in connection with the completion of certain patent work pursuant to the Zapata patent reward program.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage Zapata’s business and execute its business strategies. Base salaries for Zapata’s named executive officers are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, Zapata’s ability to replace the individual, and other factors deemed relevant. The Zapata Board, in conjunction with the compensation committee, set the salary and bonus for each named executive officer, and the compensation is subject to periodic review and adjustment. Effective February 21, 2023, based on the recommendation of the compensation committee, the Zapata Board approved an increase of Ms. Flanagan’s annual base salary to $286,000 to reflect an increase in responsibilities in her role. Effective as of July 1, 2023, Dr. Savoie’s annual base salary was reduced to $240,000 to reflect changing market conditions and following a reduction in force on June 30, 2023. Dr. Cao’s annual base salary remains unchanged.

Non-Equity Incentive Plan Compensation

Historically, Zapata has paid cash incentive compensation to reward its executives for their performance over the fiscal year, based on performance goals approved by the Zapata Board. For 2022, the target bonus for Dr. Savoie was equal to 50% percent of his base salary, the target bonus for Ms. Flanagan for 2022 was 20% percent of her base salary, and the target bonus for Dr. Cao for 2022 was 20% percent of his base salary. However, as a result of changing market conditions, a reduction in force in January 2023, and Zapata’s cash position, the Zapata Board did not award cash incentive compensation to the named executive officers in 2022.

In 2023, each of the named executive officers is eligible to participate in Zapata’s cash incentive compensation program, and there have been no changes to the any annual incentive compensation programs as may be established from time to time by the Zapata Board. For 2023, Dr. Savoie is eligible to receive a target annual performance bonus of 50% of his annual base salary, Ms. Flanagan is eligible to receive a target annual performance bonus of 20% of her annual base salary, and Dr. Cao is eligible to receive a target annual performance bonus of 20% of his annual base salary.

Equity Based Incentive Awards

While Zapata did not pay equity-based incentive awards to its named executive officers in 2022, Zapata’s equity-based incentive awards, typically granted pursuant to the 2018 Plan, are designed to more closely align Zapata’s interests and those of Zapata’s stockholders with those of Zapata’s employees and consultants. The Zapata Board is responsible for approving equity grants to Zapata’s employees and consultants, including its named executive officers, in conjunction with recommendations from the compensation committee.

All options are granted with an exercise price per share that is no less than the fair market value of a share of Zapata Common Stock on the date of grant of such award. Zapata’s stock option awards generally vest monthly over a four-year period, with a one-year cliff for initial grants to employees, and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at December 31, 2022.”

Outstanding Equity Awards at December 31, 2022

The following table provides information regarding equity awards granted to Zapata’s named executive officers that remain outstanding as of December 31, 2022:

	Option Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable (1)		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(2)	Option expiration date
Dr. Christopher Savoie	5/23/2019	321,773	(3)	56,284	1.14	5/22/2029
	3/25/2021	145,750	(4)	327,938	1.84	3/24/2031
Mimi Flanagan	2/4/2021	23,958	(4)	26,042	1.84	2/4/2031
	3/25/2021	7,500	(4)	15,625	1.84	3/24/2031
	10/14/2021	27,500	(4)	85,000	2.46	10/13/2031
Dr. Yudong Cao	5/23/2019	4,167	(3)	10,417	1.14	5/22/2029
	3/25/2021	90,125	(4)	115,875	1.84	3/24/2031

(1)	All stock options were granted pursuant to the 2018 Plan.
(2)	This column represents the fair market value of a share of Zapata Common Stock on the date of the grant, as determined by the Zapata Board.

(3)

The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments following the first anniversary, subject to the executive’s continued service. The vesting commencement date is May 23, 2019.

(4)	The shares underlying these stock options vest in 48 equal monthly installments beginning one year from the date of grant.

Employment Arrangements with Officers

Dr. Christopher Savoie

Zapata entered into an Employment Agreement with Dr. Savoie, dated March 15, 2018 (the “Savoie Agreement”), which governs Dr. Savoie’s role as Chief Executive Officer of Zapata. Dr. Savoie’s employment under the Savoie Agreement is at-will and will continue until terminated at any time by either party. Pursuant to the Savoie Agreement, Dr. Savoie was initially entitled to receive a specified annual base salary for 2018. Dr. Savoie’s annual base salary was most recently adjusted to $240,000, effective as of July 1, 2023. See “— Base Salaries” above. Dr. Savoie was also initially eligible to receive a discretionary bonus with a specified annual target amount (which was subsequently adjusted to 50% of his annual base salary). Dr. Savoie is entitled to participate in Zapata’s employee benefit plans and paid time-off policies.

If Dr. Savoie’s employment is terminated by Zapata without Cause (as defined in the Savoie Agreement) or by Dr. Savoie for Good Reason (as defined in the Savoie Agreement), then Dr. Savoie will be entitled to severance equal to six months’ salary payable in accordance with Zapata’s standard payroll policies. If payments owed to Dr. Savoie at the time of termination would trigger the acceleration or increase of tax payable under Section 409A of the Code, Zapata agreed to defer the commencement of such payments until the date that is at least six months following such termination, at which time Zapata will pay Dr. Savoie a lump-sum payment equal to the cumulative amounts that would have otherwise been previously paid to Dr. Savoie during such period of deferral. Dr. Savoie’s right to severance is contingent upon his execution of a general release of claims in favor of Zapata and his continued compliance with his non-competition and confidentiality agreement with Zapata.

Mimi Flanagan

Zapata entered into an offer letter with Ms. Flanagan in January 2021, which provides for employment at-will and will continue until terminated at any time by either party. Pursuant to such offer letter, Ms. Flanagan was initially entitled to receive a specified annual base salary for 2021. Ms. Flanagan’s salary was most recently increased to $286,000, effective as of February 21, 2023. See “— Base Salaries” above. Ms. Flanagan is also eligible to receive a discretionary bonus with a specified annual target amount of 20% of her annual base salary. Ms. Flanagan is entitled to participate in Zapata’s employee benefit plans and paid time-off policies.

Dr. Yudong Cao

Zapata entered into an offer letter with Dr. Cao in June 2018, which provides for employment at-will and will continue until terminated at any time by either party. Pursuant to such offer letter, Dr. Cao was initially entitled to receive a specified annual base salary for 2018, which was most recently increased to $200,000. Dr. Cao was also initially eligible to receive a discretionary bonus with a specified annual target amount (which was most recently increased to 20% of his annual base salary). Dr. Cao is entitled to participate in Zapata’s employee benefit plans and paid time-off policies.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable. Each named executive officer holds stock options granted subject to the general terms of the 2018 Plan. A description of the termination and change-in-control provisions in the 2018 Plan and applicable to the stock options granted to 2018 Plan’s named executive officers is provided below under “— Zapata 2018 Stock Incentive Plan.”

For additional information regarding potential payments and acceleration of stock options upon termination or change of control, see “— Employment Arrangements with Officers” above.

Benefits and Perquisites

Zapata provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match is provided by Zapata. Zapata does not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

Zapata maintains a 401(k) retirement savings plan, for the benefit of employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. Zapata does not provide a match for participants’ elective contributions to the 401(k) plan, nor does Zapata provide to employees, including its named executive officers, any other retirement benefits, including without limitation any tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Zapata 2018 Stock Incentive Plan

The 2018 Plan provides for the grant of equity-based awards, denominated in Zapata Common Stock, including incentive stock options, non-statutory stock options and restricted stock awards. Zapata will not make any new awards under the 2018 Plan following the effectiveness of the 2024 Plan. The material features of the 2018 Plan are summarized below.

General. The maximum number of Zapata Common Stock which may be issued under the 2018 Plan is 4,439,478. Any shares subject to an award granted under the 2018 Plan to any person are counted against this limit.

Purposes. The purpose of the 2018 Plan is to encourage and enable Zapata’s officers and employees and other persons providing services to Zapata and its subsidiaries to acquire a proprietary interest in its business. Zapata believes that providing such persons with a direct stake in its welfare will assure a closer identification of their interests with Zapata’s interests and the interests of its shareholders, thereby stimulating their efforts on Zapata’s behalf and strengthening their desire to remain with Zapata.

Administration. The 2018 Plan has been administered by the Zapata Board. Subject to the terms of the 2018 Plan, the Zapata Board may determine the types of awards and the terms and conditions of such awards, interpret provisions of the 2018 Plan and select participants to receive awards.

Source of shares. The Zapata Common Stock issued or to be issued under the 2018 Plan consist of authorized but unissued shares and shares that Zapata has reacquired or withheld. Zapata Common Stock underlying any awards issued under the 2018 Plan that are forfeited, cancelled, reacquired by Zapata or otherwise terminated (other than by exercise) or withheld to satisfy tax withholding obligations with respect to an option exercise are currently added back to the Zapata Common Stock with respect to which awards may be granted under the 2018 Plan.

Eligibility. Awards may be granted under the 2018 Plan to Zapata’s and its subsidiaries’ respective officers, directors, employees, and to consultants and advisors to and Zapata and/or its subsidiaries.

Amendment or termination of 2018 Plan. The Zapata Board may terminate or amend the 2018 Plan at any time. No amendment or termination may adversely impair the rights of grantees with respect to outstanding awards without the affected participant’s consent to such amendment. As noted above, following the effectiveness of the 2024 Plan, the 2018 Plan will terminate and Zapata will not make any further awards under the 2018 Plan.

Options. The 2018 Plan permits the granting of options to purchase Zapata Common Stock intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. Zapata may grant non-statutory stock options to its employees, directors, officers, consultants or advisors in the discretion of the Zapata Board. Incentive stock options will only be granted to Zapata’s employees.

The exercise price of each incentive stock option and non-statutory stock option may not be less than 100% of the fair market value of Zapata Common Stock on the date of grant. If Zapata grants incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of Zapata Common Stock on the date of grant. The term of each option may not exceed 10 years from the date of grant, except that the term of any incentive stock option granted to any 10% stockholder may not exceed five years from the date of grant. At the time of grant of the award, the Zapata Board determines at what time or times each option may be exercised. The options terminate immediately after termination of the optionee’s employment with, or provision of services to, Zapata by Zapata for Cause (as defined in the 2018 Plan) and 30 days after the date of voluntary termination of the optionee’s employment with, or provision of services to, Zapata by the optionee (other than death or permanent disability) or by Zapata without Cause. In the event of permanent and total disability or death of the optionee, the options terminate on the earlier of the date of expiration of the option or one year following the date of such disability or death. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the Zapata Board.

In general, an optionee may pay the exercise price of an option by cash or check or, if so provided in the applicable option agreement and with the written consent of the Zapata Board, by tendering Zapata Common Stock having a fair market value equal to the aggregate exercise price of the options being exercised, by a personal recourse note issued by the optionee in a principal amount equal to the aggregate exercise price of the options being exercised, by a “cashless exercise” through a broker supported by irrevocable instructions to the broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised, or by any combination of these methods of payment.

Incentive stock options granted under the 2018 Plan may not be transferred or assigned other than by will or under applicable laws of descent and distribution.

Restricted stock awards. Restricted stock awards entitle the recipient to acquire, for a purchase price determined by the Zapata Board, Zapata Common Stock subject to such restrictions and conditions as the Zapata Board may determine at the time of grant, including continued employment and/or achievement of pre-established performance goals and objectives.

Adjustments upon changes in capitalization. Zapata will make appropriate and proportionate adjustments in outstanding awards and the number of shares available for issuance under the 2018 Plan to reflect recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits and other similar events.

Effect of a change in control. Upon the occurrence of a “change in control transaction” (as defined in the 2018 Plan), unless otherwise provided in any stock option agreement or restricted stock agreement, the Zapata Board (or the board of directors of any corporation assuming the obligations of Zapata), may, in its discretion, take any one or more of the following actions as to some or all outstanding stock options or restricted stock awards under the 2018 Plan:

•	provide that such stock options will be assumed, or equivalent stock options substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to the optionees, provide that all unexercised stock options will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice;

•	upon written notice to the grantees, provide that all unvested shares of restricted stock will be repurchased at cost;

•

make or provide for a cash payment to the optionees equal to the difference between (x) the fair market value of the per share consideration (whether cash, securities or other property or any combination thereof) the holder of Zapata Common Stock will receive upon consummation of the change in control transaction times the number of Zapata Common Stock subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of such per share consideration) and (y) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options; or

•

provide that all or any outstanding stock options will become exercisable and all or any outstanding restricted stock awards will vest in part or in full immediately prior to the change in control transaction.

To the extent that any stock options are exercisable at a price equal to or in excess of the per share consideration in the change in control transaction, the Zapata Board may provide that such stock options will terminate immediately upon the consummation of the change in control transaction without any payment being made to the holders of such stock options.

Surviving Company 2024 Equity and Incentive Plan

For more information about the 2024 Plan, see the section entitled “Proposal No. 5 — The Equity Incentive Plan Proposal.”

Surviving Company 2024 Employee Stock Purchase Plan

For more information about the 2024 ESPP, see the section entitled “Proposal No. 6 — The Employee Stock Purchase Plan Proposal.”

ZAPATA DIRECTOR COMPENSATION

Zapata currently has no formal policy under which non-employee directors receive compensation for their service on the Zapata Board or its committees. Zapata’s policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and Zapata occasionally grants stock options to non-employee directors. Upon his or her initial election to the Zapata Board, Zapata’s independent non-employee directors receive a non-qualified stock option, vesting in equal installments on each of the first two anniversaries of the date of grant, to purchase 75,000 shares of Zapata Common Stock.

Director Compensation Table

The following table provides information regarding the compensation of each person serving as a director of Zapata for 2022, other than Dr. Savoie, Zapata’s Chief Executive Officer. Dr. Savoie does not receive any compensation for service in his capacity as a director. His compensation as a named executive officer is set forth above in “Executive Compensation.”

Mr. Klitgaard joined the Zapata Board in June 2023.

Name	Fees earned or paid in cash ($)	Stock options ($)(1)	All other compensation ($)		Total ($)
Alán Aspuru-Guzik	—	—	61,800	(2)	61,800
Gil Beyda(3)	—	—	—		—
Mark Cupta(4)	—	—	—		—
Clark Golestani	—	—	—		—
Rhonda Germany Ballintyn	—	—	—		—
Jeffrey Huber	—	—	—		—
Dana Jones	—	—	—		—
Charles Kane(5)	—	394,500	33,336	(6)	427,836

(1)

The amount reported represents the aggregate grant-date fair value of the stock options awarded to Mr. Kane in connection with his appointment as a director in 2022, calculated in accordance ASC 718. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 8 to Zapata’s audited financial statements included elsewhere in this proxy statement/prospectus.

The following lists all outstanding equity awards held by non-employee directors as of December 31, 2022 who were serving as of that date:

Name	Aggregate number of shares underlying outstanding options
Alán Aspuru-Guzik	150,000
Gil Beyda	—
Mark Cupta	—
Clark Golestani	37,500
Rhonda Germany Ballintyn	37,500
Jeffrey Huber	75,000
Dana Jones	75,000
Charles Kane	75,000

Dr. Aspuru-Guzik’s options were granted in connection with his consulting services provided pursuant to the Consulting Agreement, dated as of January 1, 2018, by and between Zapata and Dr. Aspuru-Guzik, as amended on February 28, 2019 (the “Aspuru-Guzik Consulting Agreement”).

Mr. Kane’s options were subsequently terminated in connection with his resignation from the Zapata Board.

(2)	Represents consulting fees paid to Dr. Aspuru-Guzik pursuant to the Aspuru-Guzik Consulting Agreement.
(3)	Mr. Beyda resigned from the Zapata Board on October 27, 2023.
(4)	Mr. Cupta resigned from the Zapata Board on October 27, 2023.
(5)	Mr. Kane resigned from the Zapata Board on February 10, 2023.
(6)	Represents consulting fees paid to Mr. Kane pursuant to the Consulting Agreement, dated as of May 3, 2022, by and between Zapata and Mr. Kane.

Surviving Company Director Compensation

We expect that the Surviving Company Board will review director compensation periodically to ensure that director compensation remains competitive such that the Surviving Company is able to recruit and retain qualified directors.

We expect that the Surviving Company Board will adopt a non-employee director compensation policy that will be effective as of the Closing Date. The non-employee director compensation policy will provide the Surviving Company with an effective tool to attract, retain and reward non-employee directors and provide for certain compensation to its non-employee directors. Zapata is currently in the process of determining the compensation of the Surviving Company’s board of directors following the Merger. We will include the relevant disclosures in subsequent amendments to this proxy statement/prospectus as such information becomes available.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors After the Merger

Upon the Closing, the business and affairs of the Surviving Company will be managed by or under the direction of the Surviving Company Board. All of the Surviving Company executive officers and directors reside within the United States. The directors and executive officers of the Surviving Company upon the Closing are expected to include the following:

Name	Age	Title
Christopher Savoie, Ph.D, J.D.	52	Chief Executive Officer and Director
Mimi Flanagan	60	Chief Financial Officer
Yudong Cao, Ph.D.	34	Chief Technology Officer
Rhonda Germany Ballintyn	67	Director
William M. Brown	58	Director
Clark Golestani	57	Director
Dana Jones	48	Director
Jeffrey Huber	55	Director
William Klitgaard	70	Director

Biographical information for directors and officers, other than Mr. Brown, is set forth under “Management of Zapata Prior to the Merger.” Biographical information for Mr. Brown is set forth under “Information About the SPAC — Executive Officers and Directors of the SPAC.”

Board Composition

The Surviving Company’s business and affairs will be organized under the direction of the Surviving Company Board. We anticipate that the Surviving Company Board will consist of seven members upon the Closing, with      serving as lead independent director. The primary responsibilities of the Surviving Company Board will be to provide oversight, strategic guidance, counseling and direction to the Surviving Company’s management. The Surviving Company Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Bylaws, which will be effective upon the Domestication, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by the stockholders of the Surviving Company as provided in Section 141(k) of the DGCL, the Proposed Bylaws and the Proposed Certificate of Incorporation.

Director Independence

Upon the Closing, the Surviving Company Board is expected to determine that each of the directors on the Surviving Company Board other than Dr. Savoie will qualify as independent directors, as defined under the rules of NYSE, and the Surviving Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and NYSE relating to director independence requirements. In addition, the Surviving Company will be subject to the rules of the SEC and NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below. Our independent directors will have at least one meeting a year at which only independent directors are present.

Role of the Surviving Company Board in Risk Oversight/Risk Committee

Upon the Closing, one of the key functions of the Surviving Company Board will be informed oversight of the Surviving Company’s risk management process. The Surviving Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Surviving Company Board as a whole, as well as through various standing committees of the Surviving Company Board that address risks inherent in their respective areas of oversight. In particular, the Surviving Company Board will be responsible for monitoring and assessing strategic risk exposure and the Surviving Company’s audit committee will have the responsibility to consider and discuss the Surviving Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The Surviving Company’s audit committee will monitor compliance with legal and regulatory requirements, and the Surviving Company’s compensation committee will also assess and monitor whether the Surviving Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the Closing, the Surviving Company Board will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the Closing, copies of the charters for each committee will be available on the Surviving Company’s website, www.zapata.ai.

Audit Committee

The Surviving Company’s audit committee will consist of     ,      and     . The Surviving Company Board will determine that each of the members of the audit committee will satisfy the independence requirements of NYSE and Rule 10A-3 under the Exchange Act and be financially literate in accordance with NYSE audit committee requirements. In arriving at this determination, the Surviving Company Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

     will serve as the chair of the audit committee. The Surviving Company Board will determine that      qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of NYSE rules. In making this determination, the Surviving Company Board will consider formal education and previous experience in financial roles. The Surviving Company’s independent registered public accounting firm and management will periodically meet privately with the Surviving Company’s audit committee.

The functions of this committee are expected to include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the financial statements of the Surviving Company;

•	meeting periodically with each of the Surviving Company’s management, internal auditors, and independent auditors;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public ac-counting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results of the Surviving Company;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing with management and the Surviving Company’s auditors any earnings press releases and any financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law, and any government investigation within the past five years regarding any audits carried out by the Surviving Company’s independent auditors, as well as any steps taken to deal with any issues; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Surviving Company will comply with future requirements to the extent they become applicable to the Surviving Company.

Compensation Committee

The Surviving Company’s compensation committee will consist of     ,      and     .      will serve as the chair of the compensation committee. The Surviving Company Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of NYSE. The functions of the committee are expected to include, among other things:

•	reviewing and approving, or recommending that Surviving Company Board approve, the compensation of the Surviving Company’s executive officers;

•	reviewing and recommending the compensation of directors;

•	reviewing and approving, or recommending that the Surviving Company Board approve, the terms of compensatory arrangements with executive officers;

•	administering stock and equity incentive plans;

•

selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors, and providing oversight of any such advisors;

•	reviewing and approving the compensation of the Surviving Company’s compensation advisors;

•

reviewing and approving, or recommending that the board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of employees; and

•	reviewing the overall compensation philosophy of the Surviving Company.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. The Surviving Company will comply with future requirements to the extent they become applicable to the Surviving Company.

Nominating and Corporate Governance Committee

The Surviving Company’s nominating and corporate governance committee will consist of     ,      and     . The Surviving Company Board will determine that each of the members of the Surviving Company’s nominating and corporate governance committee will satisfy the independence requirements of NYSE.

     will serve as the chair of the Surviving Company’s nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•	identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election as directors;

•	approving the retention of director search firms;

•	evaluating the performance of the board of directors and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. The Surviving Company will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Surviving Company’s compensation committee has ever been an executive officer or employee of the Surviving Company. None of the Surviving Company’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Surviving Company Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation, which will be effective upon the Domestication, limits the Surviving Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Surviving Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Proposed Bylaws provide that the Surviving Company will, in certain situations, indemnify the Surviving Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Surviving Company will enter into separate indemnification agreements with the Surviving Company’s directors and officers. These agreements, among other things, require the Surviving Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Surviving Company’s directors or officers or any other company or enterprise to which the person provides services at the Surviving Company’s request.

The Surviving Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Surviving Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Surviving Company Board will adopt a code of business conduct and ethics (the “Code of Conduct”), applicable to all of the Surviving Company’s employees, executive officers and directors. The Code of Conduct will be available on the Surviving Company’s website, www.zapata.ai. Information contained on or accessible through the Surviving Company’s website is not a part of this proxy statement/prospectus, and the inclusion of the Surviving Company’s website address in this proxy statement/prospectus is an inactive textual reference only. The Surviving Company Board, or a duly appointed committee thereof, will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on the Surviving Company’s website.

Non-Employee Director Compensation

We expect the Surviving Company Board to review director compensation periodically to ensure that director compensation remains competitive such that the Surviving Company is able to recruit and retain qualified directors. Following the Closing, the Surviving Company intends to develop a non-employee director compensation program that is designed to align compensation with the Surviving Company’s business objectives and the creation of stockholder value, while enabling the Surviving Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Surviving Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The SPAC Related Person Transactions

Shares of SPAC Class B Common Stock

On January 28, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the SPAC in consideration for 7,187,500 shares of SPAC Class B Common Stock. On March 2, 2021, the Sponsor transferred 30,000 shares of SPAC Class B Common Stock to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 shares of SPAC Class B Common Stock to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per share of SPAC Class B Common Stock), resulting in the Sponsor holding 7,057,500 shares of SPAC Class B Common Stock. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 shares of SPAC Class B Common Stock for no consideration, thereby reducing the aggregate number of shares of SPAC Class B Common Stock held by the Sponsor to 5,620,000 shares of SPAC Class B Common Stock. Immediately prior to the IPO, the Sponsor forfeited 1,430,923 shares of SPAC Class B Common Stock in connection with the issuance of shares of SPAC Class B Common Stock to the Sponsor Co-Investor.

The SPAC entered into agreements with the Sponsor Co-Investor, pursuant to which the Sponsor Co-Investor purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923, shares of SPAC Class B Common Stock, and (ii) an aggregate of 3,450,000 SPAC Private Warrants from the Sponsor immediately prior to the closing of the IPO. The Sponsor Co-Investor entered into an agreement to vote all of the shares of SPAC Class B Common Stock it owns in favor of a business combination and will also agree not to redeem any shares of SPAC Class B Common Stock it owns in connection with the completion of a business combination. The Sponsor Co-Investor was not granted any material additional shareholder or other rights, other than the shares of SPAC Class B Common Stock.

Subject to the Sponsor Co-Investor purchasing 100% of the shares of SPAC Class B Common Stock allocated to it, in connection with the closing of the IPO, the Sponsor sold an aggregate of 1,430,923 shares of SPAC Class B Common Stock to the Sponsor Co-Investor at their original purchase price of $0.0043 per share. The SPAC estimated the aggregate fair value of the shares of SPAC Class B Common Stock attributable to the Sponsor Co-Investor to be $10,402,810, or $7.27 per share. The excess of the fair value of the shares of SPAC Class B Common Stock was determined to be a contribution to the SPAC from the founders in accordance with Staff Accounting Bulletin (SAB) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the shares of SPAC Class B Common Stock until the earlier of (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the closing price of the shares of SPAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any30-tradingday period commencing at least 150 days after a business combination, or (y) the date on which the SPAC completes a liquidation, merger, consolidation, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of SPAC Class A Common Stock for cash, securities or other property.

Administrative Support Agreement

The SPAC entered into an agreement commencing on January 12, 2022 through the earlier of the SPAC’s consummation of a business combination or its liquidation, to pay an affiliate of the Sponsor a total of up to $15,000 per month for office space and administrative and support services. For the year ended December 31, 2022, the SPAC incurred and paid $173,710 in fees for these services. For the period from January 20, 2021 (inception) through December 31, 2021, the SPAC did not incur any fees for these services.

Promissory Note - Related Party

On January 28, 2021, the SPAC issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the SPAC may borrow up to an aggregate principal amount of $300,000. On December 17, 2021, the SPAC and the Sponsor agreed to amend the Promissory Note to increase the aggregate principal amount of the Promissory Note to $400,000 and to change the date by which the Promissory Note was payable. The Promissory Note, as amended, was non-interest bearing and payable on the earlier of December 31, 2022 and the completion of the IPO. The total outstanding loan of $240,629 was repaid at the time of the IPO, on January 18, 2022. Borrowings under the Promissory Note are no longer available.

On January 25, 2023, the SPAC issued an unsecured promissory note (the “Unsecured Promissory Note”) in the amount of up to $375,000 to the Sponsor. The proceeds of the Unsecured Promissory Note, which may be drawn down from time to time until the SPAC consummates the Merger, will be used for general working capital purposes. The Unsecured Promissory Note bears interest of 4.50% per annum and is payable in full upon the earlier to occur of (i) the date on which the SPAC consummates an initial business combination or (ii) the liquidation date of the SPAC in accordance with its Existing Governing Documents. A failure to pay the principal and accrued interest within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Unsecured Promissory Note may be accelerated. At the election of the Sponsor, the principal amount of the Unsecured Promissory Note may be converted into private placement warrants of the maker, with such terms as are described in the prospectus included in the registration statement on Form S-1 (Reg. No. 333-254627) filed by the maker with the Securities and Exchange Commission and declared effective on January 12, 2022, at a price of $1.00 per warrant. The terms of the conversion warrants would be identical to the warrants issued by the SPAC to the Sponsor in a private placement that was consummated in connection with the IPO. The Sponsor shall be entitled to certain registration rights relating to the conversion warrants. The issuance of the Unsecured Promissory Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Convertible Promissory Notes - Related Party

In order to finance transaction costs in connection with a business combination, the SPAC issued unsecured promissory notes (collectively, the “Notes”) to the Sponsor on January 25, 2023, Michael M. Andretti, William J. Sandbrook, and William M. Brown all on March 29, 2023 (collectively, the “Payees”), in the amounts of up to $375,000, $500,000, $500,000, and $100,000, respectively. The proceeds of the Notes, which may be drawn down from time to time until the SPAC consummates the Merger, will be used for general working capital purposes. The Notes bear interest of 4.50% per annum and are payable in full upon the earlier to occur of (i) the date on which the SPAC consummates an initial business combination or (ii) the liquidation date of the SPAC in accordance with its Existing Governing Documents. A failure to pay the principal and accrued interest within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Notes may be accelerated. At the election of the Payees, up to $1,500,000 of the principal amounts of the Notes may be converted into private placement warrants of the SPAC, with such terms as are described in the prospectus included in the registration statement on Form S-1 (Reg. No. 333-254627) filed by the SPAC with the Securities and Exchange Commission and declared effective on January 12, 2022, at a price of $1.00 per warrant. The terms of the conversion warrants would be identical to the warrants issued by the SPAC to the Sponsor in a private placement that was consummated in connection with the IPO. The Payees shall be entitled to certain registration rights relating to the conversion warrants. The issuance of the Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. If the SPAC completes a business combination, the SPAC will repay the Notes out of the proceeds of the Trust Account released to the SPAC. Otherwise, the Notes will be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the SPAC may use a portion of proceeds held outside the Trust Account to repay the Notes, but no proceeds held in the Trust Account will be used to repay the Notes. On May 17, 2023, the notes were amended and restated to increase the total borrowing amounts to $800,000 for Michael M. Andretti, $800,000 for William J. Sandbrook, and $160,000 for William M. Brown. On May 23, 2023, the notes were amended and restated to increase the total borrowing amounts to $1,400,000 for Michael M. Andretti, $1,400,000 for William J. Sandbrook, and $280,000 for William M. Brown. The notes are payable upon the earlier of the liquidation of the SPAC or the consummation of initial business combination.

At June 30, 2023, there was $2,073,952 of cumulative cash advanced under the Notes. The Notes were valued using the fair value method. The initial advances on the Notes totaling $2,073,952, consisting of draws of $175,000 at January 26, 2023, $725,555 at March 29, 2023, $225,001 at April 27, 2023, $234,869 at May 19, 2023 and $ 713,527 at June 2, 2023 were valued at $119,391 as of January 26, 2023, $492,943 as of March 29, 2023, $153,288 at April 27, 2023, $160,231 at May 19, 2023 and $484,828 at June 2, 2023 whereas the collective difference of $834,672 was recorded as a credit to shareholders’ deficit. The change in the fair value of the note recorded in the condensed statements of operations for the three and six months ended June 30, 2023, was $15,381 and $15,989, respectively, resulting in a fair value of the Notes of $1,426,670.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the SPAC’s officers and directors may, but are not obligated to, loan the SPAC funds as may be required (“Working Capital Loans”). If the SPAC completes a business combination, the SPAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to the SPAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the SPAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Merger entity at a price of $1.00 per warrant. The warrants would be identical to the SPAC Private Warrants. As of December 31, 2022 and 2021, the SPAC has no outstanding borrowings under the Working Capital Loans.

Non-Redemption Agreements

On July 6, 2023, the SPAC and the Sponsor entered into the Non-Redemption Agreements with the Investors. Among the Investors were affiliates of Highbridge Capital Management, LLC, a Delaware limited liability company (“Highbridge”). According to Schedule 13G, filed by Highbridge on February 2, 2023, Highbridge and its affiliates collectively own more than 5.0% of the outstanding shares of SPAC Class A Common Stock. The approximate dollar amount of the transaction with Highbridge was $525,000. See “Summary — Information About the Parties to the Merger — Andretti Acquisition Corp.”

Senior Notes

Between June 13, 2023 and September 30, 2023, Zapata sold Senior Notes with an aggregate principal amount of $5,625,000. The Senior Notes are unsecured, mature on June 13, 2024, which may be extended at Zapata’s option to June 13, 2025, and bear simple interest at the rate of 20% per annum, payable on the maturity date. The holders of the Senior Notes include William Sandbrook, Co-Chief Executive Officer and Chairman of the SPAC, and Michael Andretti, Co-Chief Executive Officer and a member of the SPAC Board. For more information, see “Certain Relationships and Related Party Transactions — Zapata Related Person Transactions — Senior Notes.”

Zapata

Andretti Global, an affiliate of the Sponsor, is one of Zapata’s top customers. Andretti Global and Zapata have entered into the Enterprise Solution Subscription Agreement, the Andretti Sponsorship Agreement, and a Managed Services Agreement, dated October 1, 2022. The Enterprise Solution Subscription Agreement and Andretti Sponsorship Agreement are co-terminous and terminate on December 31, 2024. The Managed Services Agreement also terminates on December 31, 2024. Andretti Global agreed to pay Zapata $5.0 million through the duration of the Enterprise Solution Subscription Agreement. The total commitment under the Andretti Sponsorship Agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. Through June 30, 2023, Zapata paid $3.5 million under the sponsorship agreement.

Andretti Global relies on Zapata AI’s Industrial Generative AI solutions for critical racing data that is otherwise unattainable in real-time, race-day conditions. Zapata uses data collected from Andretti Global to leverage generative models on Orquestra and accurately model vehicle performance. This modeling helps Andretti Global make better decisions to yield faster racing times.

The SPAC Policy for Approval of Related Party Transactions

The SPAC has adopted a code of ethics requiring the SPAC to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the SPAC Board (or the appropriate committee of the SPAC Board) or as disclosed in the SPAC’s public filings with the SEC. Under the SPAC’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the SPAC.

In addition, the SPAC’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that the SPAC enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. The SPAC’s audit committee reviews on a quarterly basis all payments that were made by the SPAC to the Sponsor, officers or directors, or any of the SPAC’s or their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer

To further minimize conflicts of interest, the SPAC has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, the SPAC’s officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that the SPAC’s initial business combination is fair to it from a financial point of view. There will be no finder’s fees, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation paid by the SPAC to the Sponsor, officers or directors or the SPAC’s or any of their respective affiliates, for services rendered to the SPAC prior to or in connection with the completion of the SPAC’s initial business combination (regardless of the type of transaction that it is). However, the following payments will be, or have been, made to the Sponsor, officers or directors, or the SPAC’s or their affiliates, and, if made prior to a business combination, will be made from (i) funds held outside the Trust Account or (ii) permitted withdrawals:

•	payment to an affiliate of the Sponsor of a total of up to $15,000 per month, for up to 24 months, for office space, administrative and support services;

•	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•	repayment of loans which may be made by the Sponsor, an affiliate of the Sponsor or the SPAC’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender.

These payments may be funded using the net proceeds of the IPO and the sale of the SPAC Private Warrants not held in the Trust Account or, upon completion of a business combination, from any amounts remaining from the proceeds of the Trust Account released to the SPAC in connection therewith.

Director Independence

The rules of the NYSE require that a majority of the SPAC Board be independent within one year of the SPAC’s IPO. An “independent director” is The rules of the NYSE require that a majority of the SPAC Board be independent within one year of the SPAC’s IPO. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The SPAC has “independent directors” as defined in the NYSE rules and applicable SEC rules. The SPAC Board has determined that each of Zakary C. Brown, James W. Keyes, Cassandra S. Lee, Gerald D. Putnam and John J. Romanelli is an independent director under applicable SEC and NYSE rules. The SPAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Surviving Company Related Person Transactions

Stockholder Support Agreements

In connection with the execution of the Business Combination Agreement, certain Zapata parties entered into the Stockholder Support Agreements. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Stockholder Support Agreements”.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, certain Zapata parties entered into the Sponsor Support Agreement. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Sponsor Support Agreement”.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, certain Zapata parties entered into the Lock-Up Agreements. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Lock-Up Agreements”.

Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, certain Zapata parties entered into the Registration Rights Agreement. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Registration Rights Agreement”.

Zapata Related Person Transactions

Senior Notes

Between June 13, 2023 and September 30, 2023, Zapata sold Senior Notes with an aggregate principal amount of $5,625,000. The Senior Notes are unsecured, mature on June 13, 2024, which may be extended at Zapata’s option to June 13, 2025, and bear simple interest at the rate of 20% per annum, payable on the maturity date.

Under the Business Combination Agreement, the SPAC will (i) enter into Exchange Agreements prior to the Closing, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Note Purchase Agreement (as defined in the Business Combination Agreement) and (ii) at the Effective Time, issue shares of New Company Common Stock to the holders of Senior Notes then outstanding in exchange for such Senior Notes in accordance with the terms of the Senior Notes and the Exchange Agreements. For additional information, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Exchange Agreement.”

Purchasers of Senior Notes include executive officers and directors of the SPAC and an expected director of the Surviving Company. The following table summarizes purchases of Senior Notes from Zapata by such related persons:

Name	Principal Amount of Senior Note ($)	Total Purchase Price ($)
William J. Sandbrook(1)	500,000	500,000
Michael M. Andretti(2)	1,000,000	1,000,000
William Klitgaard(3)	500,000	500,000

(1)	Mr. Sandbrook is the Co-Chief Executive Officer and chairman of the SPAC Board.
(2)	Mr. Andretti is the Co-Chief Executive Officer and a member of the SPAC Board.
(3)	Mr. Klitgaard is expected to serve as a member of the Surviving Company Board immediately following the consummation of the Merger.

Series B-1 Preferred Stock Financing

From August 31, 2020 through November 12, 2020, Zapata sold an aggregate of 5,839,471 shares of Zapata Series B-1 Preferred Stock at a purchase price of $5.2676 per share, for an aggregate purchase price of $30,759,998 (the “Zapata Series B-1 Preferred Stock Financing”). The participants in the Zapata Series B-1 Preferred Stock Financing included entities affiliated with members of the Zapata Board that are expected to beneficially own more than 5% of the New Company Securities immediately following the consummation of the Merger. The following table summarizes purchases of shares of Zapata Series B-1 Preferred Stock from Zapata by such related persons:

Name	Number of Shares of Zapata Series B-1 Preferred Stock Purchased	Total Purchase Price ($)
Comcast Ventures, LP(1)	1,518,718	7,999,998.94
Prelude Fund, LP(2)	759,359	3,999,999.47

(1)

Gil Beyda is a former member of the Zapata Board and has a financial interest in Comcast Ventures. Comcast Ventures is expected to beneficially own more than 5% of the New Company Securities immediately following the consummation of the Merger.

(2)

Mark Cupta is a former member of the Zapata Board and an affiliate of Prelude. Prelude is expected to beneficially own more than 5% of the New Company Securities immediately following the consummation of the Merger.

Investors’ Rights Agreement

Zapata is party to a Second Amended and Restated Investors’ Rights Agreement, dated as of August 31, 2020 (the “IRA”), which grants registration rights and information rights, among other things, to certain holders of Zapata Capital Stock. Comcast Ventures, Prelude, Christopher Savoie, Zapata’s Chief Executive Officer and Chairman of the Zapata Board, and Yudong Cao, Zapata’s Chief Technology Officer, are each party to the IRA. The IRA will terminate upon the closing of the Merger.

Right of First Refusal and Co-Sale Agreement

Zapata is party to a Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 31, 2020 (the “ROFR Agreement”), which provides for customary rights of first refusal and co-sale in respect of certain sales of Zapata Capital Stock to certain holders of Zapata Capital Stock. Comcast Ventures, Prelude, Dr. Savoie and Dr. Cao are each party to the ROFR Agreement. The ROFR Agreement will terminate upon the closing of the Merger.

Voting Agreement

Zapata is a party to the Second Amended and Restated Voting Agreement, dated as of August 31, 2020 (the “Voting Agreement”), pursuant to which certain holders of shares of Zapata Capital Stock have agreed to vote their shares of Zapata Capital Stock in favor of certain matters, including with respect to the election of directors. Comcast Ventures, Prelude, Dr. Savoie and Dr. Cao are each party to the Voting Agreement. The Voting Agreement will terminate upon the closing of the Merger.

Comcast Ventures Side Letter

On April 3, 2019, Zapata and Comcast Ventures entered into an agreement whereby Zapata granted Comcast Ventures certain information rights, as well as a right of first refusal with respect to the issuance of new securities of Zapata (“the Comcast Ventures Side Letter”). The Comcast Ventures Side Letter will terminate upon the closing of the Merger.

Independent Director Consulting Agreements

Zapata has entered into Independent Director Consulting Agreements (the “Director Agreements”) with each of Rhonda Germany Ballintyn, Clark Golestani, Dana Jones, Jeffrey Huber and William Klitgaard, each of whom is expected to serve as a member of the Surviving Company Board immediately following the consummation of the Merger. Pursuant to the Director Agreements, each director agreed to serve as an independent member of the Zapata Board, and Zapata issued to each such director a non-qualified stock option, vesting in equal installments on each of the first two anniversaries of the date of grant, to purchase 75,000 shares of Zapata Common Stock. See “Zapata Director Compensation.”

Option Issuances to Executive Officers and Directors

For information regarding Zapata’s option issuances to executive officers and directors, see “Zapata Executive Compensation.”

Employment Arrangements

Zapata has entered into employment arrangements with each of its executive officers, as more fully described in “Zapata Executive Compensation.”

Director and Officer Indemnification

Zapata’s current certificate of incorporation and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Zapata has also entered into indemnification agreements with each of its directors. Following the Merger, Zapata expects that these agreements will be replaced with new indemnification agreements for each of the directors and executive officers of the Surviving Company. For additional information, see “Comparison of Corporate Governance and Shareholder Rights” and “Description of the Surviving Company’s Securities — Limitations on Liability and Indemnification of Officers and Directors.”

Policies and Procedures for Related Party Transactions Following the Merger

The Surviving Company will adopt a formal written policy that will be effective upon the completion of the Merger providing that the Surviving Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the capital stock of the Surviving Company, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Surviving Company without the approval of the Surviving Company’s audit committee, subject to certain exceptions. Such written policy on transactions with related persons will be in conformity with the requirements for issuers having publicly held common stock that is listed on NYSE.

The Surviving Company’s audit committee will have the responsibility for reviewing and approving any related person transactions. In reviewing any related person transaction, the Surviving Company’s audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Surviving Company than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

The SPAC is an exempted company incorporated under the Companies Act. The Companies Act and the Existing Governing Documents govern the rights of the SPAC Shareholders. The Companies Act differs in some material respects from the DGCL, which is applicable to Delaware corporations and their stockholders. In addition, the Existing Governing Documents will differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of the Surviving Company, your rights will differ in some regards as compared to when you were a shareholder of the SPAC before the Domestication.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of the SPAC as a Cayman Islands exempted company and the Surviving Company as a Delaware corporation according to applicable law and/or the organizational documents of the SPAC and the Surviving Company, as applicable. You also should review the Proposed Governing Documents attached as Annex A-A and Annex A-B to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to the SPAC and the Surviving Company.

	Delaware	Cayman Islands

Stockholder/Shareholder Approval of Merger	Mergers generally require approval of a majority of the voting power of all outstanding shares.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer’s stock is issued and no amendments are made to the acquirer’s certificate of incorporation generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
	Mergers in which a parent entity owns 90% or more of the voting power of each class of a second corporation’s capital stock may be completed without the vote of the second corporation’s board of directors or stockholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

	Delaware	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, although this default standard may be modified in a corporation’s certificate of incorporation or bylaws. The Proposed Governing Documents will provide that, with certain specified exceptions (including for the election of directors), when a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes cast by shares of capital stock of Surviving Company that are entitled to vote on the subject matter will decide any question brought before such meeting.	Under the Cayman Islands Companies Act and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger if their shares remain outstanding, are converted into shares or depository receipts of another publicly traded corporation plus cash in lieu of fractional shares or depository receipts, or any combination of the foregoing, but appraisal rights are available if the terms of the merger require holders of such publicly listed shares to accept any other consideration.	Unless Section 239 of the Companies Act applies, Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

	Delaware	Cayman Islands

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum for certain suits and actions as per the Charter Proposal).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty, including a duty to act in good faith, to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors and Officers	Permits limiting or eliminating the monetary liability of a director or officer to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividend payments, or improper personal benefit.	Liability of directors and officers may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF THE SURVIVING COMPANY’S SECURITIES

As a result of the Merger, Zapata equityholders who receive shares of New Company Common Stock in the Merger will become Surviving Company stockholders. Your rights as a holder of New Company Common Stock will be governed by the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. The following description of the material terms of the New Company Securities, including the shares of New Company Common Stock to be issued in the Merger, reflects the anticipated state of affairs upon completion of the Merger. We urge you to read the applicable provisions of the DGCL and the Proposed Certificate of Incorporation and the Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of the New Company Common Stock.

Our purpose is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. Immediately following the Domestication and the Merger, the SPAC’s authorized capital stock will consist of    shares of New Company Common Stock, of which 32,197,129 (assuming no redemptions) shares will be issued and outstanding, and    shares of New Company Preferred Stock, none of which will be issued and outstanding. Unless the Surviving Company Board determines otherwise, we will issue all shares of the SPAC’s capital stock in uncertificated form.

Common Stock

Holders of shares of New Company Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of shares of New Company Common Stock will not have cumulative voting rights in the election of directors.

Upon the Surviving Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of shares of New Company Common Stock will be entitled to receive pro rata the Surviving Company’s remaining assets available for distribution. Holders of shares of New Company Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the New Company Common Stock. All shares of New Company Common Stock that will be outstanding at the time of the completion of the Merger will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of shares of New Company Common Stock will be subject to those of the holders of any shares of New Company Preferred Stock that the Surviving Company Board may authorize and issue in the future.

Preferred Stock

Upon the consummation of the Merger and pursuant to the Proposed Certificate of Incorporation that will become effective at the consummation of the Merger, the Surviving Company will have    authorized a total of    shares of preferred stock. Upon the consummation of the Merger, we will have no shares of preferred stock outstanding.

Under the terms of the Proposed Certificate of Incorporation, the Surviving Company Board is authorized to direct the Surviving Company, without any action or vote by its stockholders (except as may be provided by the terms of any class or series of Surviving Company Preferred Stock then outstanding), to issue shares of preferred stock in one or more series without the approval of the Surviving Company’s stockholders. The Surviving Company Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Surviving Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of shares of New Company Common Stock by restricting dividends on the New Company Common Stock, diluting the voting power of the New Company Common Stock or subordinating the liquidation rights of the New Company Common Stock. As a result of these or other factors, the issuance of New Company Preferred Stock could have an adverse impact on the market price of the New Company Common Stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Surviving Company Board. The time and amount of dividends will be dependent upon, among other things, the Surviving Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Surviving Company Board may regard as relevant.

The Surviving Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on the New Company Common Stock in the foreseeable future.

Anti-Takeover Provisions

The Proposed Certificate of Incorporation and the Proposed Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of the Surviving Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the SPAC to first negotiate with the Surviving Company Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Surviving Company Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of New Company Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the SPAC by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the Surviving Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Surviving Company Board will be elected each year. Additionally, for so long as the Surviving Company Board is classified and subject to the rights of holders of Surviving Company Preferred Stock, directors only may be removed from office for cause by an affirmative vote of the holders of at least a majority of the voting power of the Surviving Company’s capital stock. The classification of directors and removal only for cause will have the effect of making it more difficult for stockholders to change the composition of the Surviving Company Board.

Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Surviving Company capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws. This provision might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Surviving Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Proposed Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in the Surviving Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Surviving Company Board, (ii) otherwise properly brought before an annual meeting by or at the direction of the Surviving Company Board or (iii) otherwise properly brought before an annual meeting by any stockholder of the Surviving Company (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Proposed Bylaws. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Surviving Company and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary of the Surviving Company with respect to such business, to be timely, must be received by the Secretary of the Surviving Company at the principal executive offices of the Surviving Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding an annual meeting of stockholders; provided, however, that in the event that an annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of an annual meeting is first made by the Surviving Company.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Surviving Company Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Surviving Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Merger, the Proposed Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Surviving Company Board or by the stockholders as provided in the Proposed Certificate of Incorporation. The affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws: (i) Section 5.2 of the Proposed Certificate of Incorporation relating to the number, election and term of the Surviving Company Board; (ii) Section 7.3 of the Proposed Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Proposed Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Proposed Bylaws relating to indemnification of directors and officers; and (v) Article X of the Proposed Bylaws relating to lock-up restrictions affecting certain New Company Securities. The Surviving Company’s stockholders may amend any other section of the Proposed Certificate of Incorporation by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon. Any amendment or repeal of the Proposed Bylaws requires an affirmative vote of either (a) a majority of the Surviving Company Board, or (b) holders of at least two-thirds of the then outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that if the Surviving Company Board recommends such amendment or repeal, such amendment would only require only require approval under the default voting standard as is set forth in the Proposed Bylaws, as may be amended from time to time.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation and the Proposed Bylaws will provide indemnification and advancement of expenses for the Surviving Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Surviving Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws will include provisions that eliminate the personal liability of directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict the Surviving Company’s rights and the rights of the Surviving Company’s stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Surviving Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Surviving Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Surviving Company’s stockholders may bring an action in the Surviving Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Surviving Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any claim against the Surviving Company governed by the internal affairs doctrine, including, but not limited to: (i) any derivative action brought by a stockholder on behalf of the Surviving Company, (ii) any claim of breach of a fiduciary duty owed by any of the Surviving Company’s directors, officers, stockholders or employees, or (iii) any claim against the Surviving Company arising under its charter, bylaws or the DGCL. The Proposed Certificate of Incorporation designates the federal district court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Lock-up Restrictions

The lock-up provision in the Proposed Bylaws provides that, without the consent of the Surviving Company and subject to certain customary exceptions, the holders of New Company Common Stock issued (a) to the former holders of Zapata Capital Stock (x) as consideration pursuant to that certain Business Combination Agreement or (y) in respect of any options or warrants to purchase shares of New Company Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive New Company Common Stock, or any interest in any of the foregoing which as of or immediately following the Merger are owned directly by such holder or with respect to which such holder has beneficial ownership under SEC rules or (b) to the former holders of stock options or other equity awards of Zapata upon the settlement or exercise of stock options or other equity awards issued in respect of the conversion of such options and awards pursuant to the Business Combination Agreement (collectively, the “Lock-Up Shares”), may not, for a period ending one year following the Effective Time, (i) directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Lock-Up Shares, or any options or warrants to purchase any Lock-Up Shares or (ii) enter into any swap or hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares,.

The lock-up restrictions in the Proposed Bylaws will not apply to any former holder of Zapata Capital Stock that has entered into a Lock-Up Agreement or any other separate lock-up agreement with the Surviving Company. If, at least 150 days after the Closing Date, the closing price per share of New Company Common Stock for any 20 trading days within any 30 trading day period is at least $12.00 (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), or if there is a liquidity event (as defined in the Proposed Bylaws) the lock-up restrictions in the Proposed Bylaws will no longer apply.

Registration Rights

For a description of registration rights with respect to shares of New Company Common Stock owned by the holders party to the Registration Rights Agreement from time to time, see “Proposal No. 3 — The Merger Proposal — Related Agreements — Registration Rights Agreement.”

Section 203 of the Delaware General Corporation Law

The Surviving Company is subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquires 15% or more of the corporation’s voting stock, unless:

•	before the person becomes an interested stockholder, the board of directors approves the business combination or the transaction that results in the person becoming an interested stockholder;

•

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•

the business combination is approved by the board of directors and the affirmative vote, at a meeting and not by written consent, of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s voting stock.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. Since the Surviving Company has not opted out of Section 203, that section will apply to the Surviving Company. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Surviving Company for a three-year period. This provision may encourage companies interested in acquiring the Surviving Company to negotiate in advance with the Surviving Company Board because the supermajority stockholder approval requirement would be avoided if the Surviving Company Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Surviving Company Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Warrants

The following is a description of the SPAC’s existing warrants. Following the consummation of the Merger, the warrants will automatically be converted by operation of law into warrants to acquire shares of New Company Common Stock as a result of the Domestication. As a result, all descriptions of shares to be delivered upon exercise of SPAC Warrants refer to shares of New Company Common Stock following the Merger.

Public Shareholders’ Warrants. Each whole SPAC Public Warrant entitles the registered holder to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Merger, provided that we have an effective registration statement under the Securities Act covering the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their SPAC Public Warrants on a “cashless basis” under the circumstances specified in the SPAC Public Warrant Agreement) and such shares of New Company Common Stock are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. Pursuant to the SPAC Public Warrant Agreement, a SPAC Public Warrant holder may exercise its SPAC Public Warrants only for a whole number of shares of New Company Common Stock. This means only a whole SPAC Public Warrant may be exercised at a given time by a SPAC Public Warrant holder. No fractional SPAC Public Warrants will be issued upon separation of the units, and only whole SPAC Public Warrants will trade. The SPAC Public Warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We have agreed that, as soon as practicable, but in no event later than 20 business days after the closing of the Merger, we will use the SPAC’s commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement on Form S-1, as amended, filed by the SPAC on March 23, 2021 and declared effective by the SEC on January 12, 2022, or a new registration statement covering the registration under the Securities Act of the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants, and we will thereafter use the SPAC’s commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of the Merger and to maintain the effectiveness of such post-effective amendment or registration statement and a current prospectus relating thereto until the expiration or redemption of the SPAC Public Warrants in accordance with the provisions of the SPAC Public Warrant Agreement. If a post-effective amendment or registration statement covering the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants is not effective by the 60th business day after the closing of the Merger, SPAC Public Warrant holders may, until such time as there is an effective post-effective amendment or registration statement and during any other period when we will have failed to maintain an effective registration statement, exercise SPAC Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the

New Company Common Stock is at the time of any exercise of a SPAC Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at the SPAC’s option, require holders of SPAC Public Warrants who exercise their SPAC Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants and (y) use the SPAC’s commercially reasonable efforts to register or qualify for sale the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants under the blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the SPAC Public Warrants for that number of shares of New Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Company Common Stock underlying the SPAC Public Warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the SPAC Public Warrants by (y) the “fair market value.” The “fair market value” as used in this paragraph means the volume-weighted average last reported sale price of the New Company Common Stock for the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such SPAC Public Warrants or its securities broker or intermediary.

Redemption of Warrants for Cash. Once the SPAC Public Warrants become exercisable, we may call the SPAC Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per SPAC Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each SPAC Public Warrant holder; and

•

if, and only if, the closing price of the New Company Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten trading days within the 20-trading-day period ending on the third trading day prior to the date on which the notice of redemption is given to the SPAC Public Warrant holders.

We will not redeem the SPAC Public Warrants as described above unless a registration statement under the Securities Act covering the shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants is then effective and a current prospectus relating to such shares of New Company Common Stock is available throughout the 30-day redemption period or we have elected to require the exercise of the SPAC Public Warrants on a “cashless basis” as described below. If and when the SPAC Public Warrants become redeemable by us, we may exercise the SPAC’s redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the SPAC Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its SPAC Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their SPAC Public Warrants on a “cashless basis,” the SPAC’s management will consider, among other factors, the SPAC’s cash position, the number of SPAC Public Warrants that are outstanding and the dilutive effect on the SPAC’s stockholders of issuing the maximum number of shares of New Company Common Stock issuable upon the exercise of the SPAC Public Warrants. In such event, each holder would pay the exercise price by surrendering the SPAC Public Warrants for that number of shares of New Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Company Common Stock underlying the SPAC Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the New Company Common Stock over the exercise price of the SPAC Public Warrants by (y) the “fair market value.” For purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale closing price of the New Company Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the SPAC Public Warrants pursuant to the SPAC Public Warrant Agreement. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Company Common Stock to be received upon exercise of the SPAC Public Warrants, including the “fair market value” in such case.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the SPAC Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the SPAC Public Warrants, each SPAC Public Warrant holder will be entitled to exercise his, her or its SPAC Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising SPAC Public Warrant holder to pay the exercise price for each SPAC Public Warrant being exercised. However, the price of the New Company Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a SPAC Public Warrant) as well as the $11.50 (for whole shares) SPAC Public Warrant exercise price after the redemption notice is issued.

Exercise Limitations. A holder of a SPAC Public Warrant may notify the SPAC in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such SPAC Public Warrant to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the New Company Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of New Company Common Stock is increased by a capitalization or share dividend payable in New Company Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Company Common Stock issuable on exercise of each SPAC Public Warrant will be increased in proportion to such increase in the outstanding shares of New Company Common Stock. A rights offering made to all or substantially all holders of New Company Common Stock entitling holders to purchase New Company Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Company Common Stock equal to the product of (i) the number of shares of New Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Company Common Stock) and (ii) one minus the quotient of (x) the price per share of SPAC Class A Common Stock paid in such rights offering and (y) the “historical fair market value.” For these purposes, if the rights offering is for securities convertible into or exercisable for shares of New Company Common Stock, in determining the price payable for New Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this paragraph, “historical fair market value” means the volume weighted average price of the New Company Common Stock during the ten trading day period ending on the trading day prior to the first date on which the New Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. Notwithstanding anything to the contrary, no shares of New Company Common Stock shall be issued at less than their par value.

In addition, if we, at any time while the SPAC Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the New Company Common Stock on account of such New Company Common Stock (or other securities into which the SPAC Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New Company Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price of a SPAC Public Warrant or to the number of shares of New Company Common Stock issuable on exercise of a SPAC Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of New Company Common Stock in connection with the Merger, (d) to satisfy the redemption rights of the holders of New Company Common Stock in connection with a stockholder vote to amend the Proposed Certificate of Incorporation (A) to modify the substance or timing of the SPAC’s obligation to provide holders of the New Company Common Stock the right to have their shares redeemed in connection with the Merger or to redeem 100% of the SPAC’s public shares if we do not complete the Merger within the completion window (B) with respect to any other provision relating to the rights of holders of the New Company Common Stock, or (e) in connection with the redemption of the SPAC’s public shares upon the SPAC’s failure to complete the Merger, then the SPAC Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of SPAC Class A Common Stock in respect of such event.

If the number of outstanding shares of New Company Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of New Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Company Common Stock issuable on exercise of each SPAC Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Company Common Stock.

Whenever the number of shares of New Company Common Stock purchasable upon the exercise of the SPAC Public Warrants is adjusted, as described above, the SPAC Public Warrant exercise price will be adjusted by multiplying the SPAC Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Company Common Stock purchasable upon the exercise of the SPAC Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Company Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of New Company Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Merger at an issue price or effective issue price of less than $9.20 per share of SPAC Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the SPAC Board and, in the case of any such issuance to the SPAC’s initial shareholders or their respective affiliates, without taking into account any founder shares held by the SPAC’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Merger on the date of the consummation of the Merger (net of redemptions), and (z) the volume-weighted average trading price of the New Company Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate the Merger (such price, the “Market Value”) is below $9.20 per share, the exercise price of the SPAC Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above under “— Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding shares of New Company Common Stock (other than those described above or that solely affects the par value of such New Company Common Stock), or in the case of any merger or consolidation of the SPAC with or into another entity or conversion of the Surviving Company into another type of entity (other than a consolidation or merger in which we are the continuing entity and that does not result in any reclassification or reorganization of the SPAC’s outstanding shares of New Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the SPAC as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the SPAC Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the SPAC Public Warrants and in lieu of the shares of New Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the SPAC Public Warrants would have received if such holder had exercised their SPAC Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each SPAC Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer shall have been made to and accepted by the SPAC (other than a tender, exchange or redemption offer made as a result of the redemption of the shares of New Company Common Stock by us) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than 50% of the aggregate voting power, including the power to vote on the election of directors, of the SPAC’s issued and outstanding equity securities, and (for the avoidance of doubt) such tender offer results in a change of control of us, the holder of a SPAC Public Warrant shall be entitled to receive as the alternative issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such SPAC Public Warrant holder had exercised the SPAC Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Company Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the SPAC Public Warrant Agreement. If less than 70% of the consideration receivable by the holders of New Company Common Stock in such a transaction is payable in the form of shares of New Company Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the SPAC Public Warrant properly exercises the SPAC Public Warrant within 30 days following public disclosure of such transaction, the SPAC Public Warrant exercise price will be reduced as specified in the SPAC Public Warrant Agreement based on the Black-Scholes value (as defined in the SPAC Public Warrant Agreement) of the SPAC Public Warrant.

The SPAC Public Warrants were issued in registered form under the SPAC Public Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the SPAC. The SPAC Public Warrant Agreement provides that the terms of the SPAC Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision, including to conform the provisions of the SPAC Public Warrant Agreement to the description of the terms of the SPAC Public Warrants and the SPAC Public Warrant Agreement set forth in this prospectus, (ii) adding or changing any provisions with respect to matters or questions arising under the SPAC Public Warrant Agreement as the parties to the SPAC Public Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the SPAC Public Warrants and (iii) providing for the delivery of an “alternative issuance” (as defined in the SPAC Public Warrant Agreement), provided that the approval by the holders of at least 50% of the then-outstanding SPAC Public Warrants is required to make any other modification or amendment, including any modification or amendment to increase the exercise price of the SPAC Public Warrants or shorten the exercise period. The SPAC Public Warrant Agreement provides that we may not lower the warrant price or extend the duration of the exercise period of the SPAC Public Warrants without taking the same action with respect to the SPAC Private Warrants.

The SPAC Public Warrant holders do not have the rights or privileges of holders of New Company Common Stock and any voting rights until they exercise their SPAC Public Warrants and receive shares of New

Company Common Stock. After the issuance of shares of New Company Common Stock upon exercise of the SPAC Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional SPAC Public Warrants were issued upon separation of the units, and only whole SPAC Public Warrants will trade. If, upon exercise of the SPAC Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Company Common Stock to be issued to the SPAC Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against the SPAC arising out of or relating in any way to the SPAC Public Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

SPAC Private Warrants. Except as described below and in the SPAC Private Warrant Agreement, the SPAC Private Warrants have terms and provisions that are identical to those of the SPAC Public Warrants. The SPAC Private Warrants (including the shares of New Company Common Stock issuable upon exercise of the SPAC Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Merger (except pursuant to limited exceptions to the SPAC’s officers and directors and other persons or entities affiliated with the initial purchasers of the SPAC Private Warrants) and will not be redeemable by the SPAC. The SPAC’s Sponsor, or its permitted transferees, has the option to exercise the SPAC Private Warrants on a cashless basis. Any amendment to the terms of the SPAC Private Warrants or any provision of the SPAC Private Warrant Agreement will require a vote of holders of at least 50% of the then outstanding SPAC Private Warrants and at least 50% of the then outstanding SPAC Public Warrants. The SPAC Private Warrant Agreement provides that we may not lower the warrant price or extend the duration of the exercise period of the SPAC Private Warrants without taking the same action with respect to the SPAC Public Warrants.

If holders of the SPAC Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Company Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) of the shares of New Company Common Stock over the exercise price of the SPAC Private Warrants by (y) the “sponsor fair market value.” For purposes of this paragraph, the “sponsor fair market value” means the volume-weighted average last reported sale price of the New Company Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise of the SPAC Private Warrants is sent to the warrant agent.

Transfer Agent and Registrar

The transfer agent and registrar for the New Company Common Stock will be Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We intend to apply to list the New Company Common Stock and the New Company Warrants on NYSE under the symbols “ZPTA” and “ZPTA.WS,” respectively, upon the Closing.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned securities that are considered “restricted securities” under Rule 144 for at least six months ordinarily would be entitled to sell their securities in accordance with the provisions of Rule 144, provided that (i) such person is not deemed to have been an affiliate of the issuer at the time of, or at any time during the three months preceding, such sale and (ii) the issuer has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period that the issuer was required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities for at least six months but who are affiliates of the issuer at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions under Rule 144, under which such person would be entitled to sell within any three-month period only a number of securities (whether or not restricted) that does not exceed the greater of:

•	1% of the total number of securities then outstanding; or

•	the average weekly reported trading volume of the securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and are subject to the availability of current public information about the issuer.

Restrictions on the Use of Rule 144 by Stockholders of the Surviving Company

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. The SPAC is a shell company (but not a business combination related shell company) and, as a result, Rule 144 will not initially be available for use by stockholders of the Surviving Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result, the Sponsor and Sponsor Co-Investor will be able to sell their shares of Class B Common Stock and SPAC Private Warrants, as applicable, pursuant to Rule 144 without registration one year after the Merger is completed and the Surviving Company has filed its Form 10 information with the SEC.

We anticipate that, immediately following the consummation of the Merger, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “Proposal No. 3 — The Merger Proposal — The Business Combination Agreement — Related Agreements — Registration Rights Agreement.”

Lock-up Restrictions

See “Description of the Surviving Company’s Securities – Lock-up Restrictions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of SPAC Common Stock as of September 30, 2023, and (ii) expected beneficial ownership of New Company Common Stock immediately following the Closing, assuming that (x) no shares of SPAC Class A Common Stock are redeemed, (x) 50% of the outstanding shares of SPAC Class A Common Stock are redeemed and (z) all outstanding shares of SPAC Class A Common Stock are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of New Company Common Stock;

•	each of the SPAC’s current executive officers and directors;

•	each person who will become an executive officer or director of the Surviving Company post-Merger; and

•	all executive officers and directors of the SPAC as a group pre-Merger and all executive officers and directors of the Surviving Company post-Merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days from the date of this proxy statement/prospectus.

The beneficial ownership of SPAC Common Stock is based on 13,644,801 shares (including 7,894,801 shares of SPAC Class A Common Stock and 5,750,000 shares of SPAC Class B Common Stock) issued and outstanding as of September 30, 2023. The beneficial ownership of Zapata Common Stock is reflected on an as-converted basis and based on 19,337,758 shares of Zapata Common Stock, as converted, issued and outstanding as of September 30, 2023.

The expected beneficial ownership percentages set forth in the table below post-Merger assumes:

(i)

no exercise of the 11,500,000 Public Warrants that will remain outstanding post-Merger, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that Zapata has an effective registration statement under the Securities Act covering the shares of New Company Common Stock issuable upon exercise of the Public Warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus; and

(ii)	the issuance, pursuant to the Exchange Agreements, of 661,764 shares of New Company Stock upon the Closing.

The expected beneficial ownership of shares of New Company Common Stock After the Merger Assuming No Redemption in the table below has been determined based upon 32,197,129 shares of New Company Common Stock outstanding, calculated as if the New Company Common Stock was issued on September 30, 2023.

The expected beneficial ownership of shares of New Company Common Stock After the Merger Assuming 50% Redemptions in the table below has been determined based upon 28,249,729 shares of New Company Common Stock outstanding, calculated as if the New Company Common Stock was issued on September 30, 2023, based on the assumption that the Public Stockholders holding 50% of the Public Shares exercise redemption rights with respect to their Public Shares and that the Public Stockholders listed in the table below exercise the redemption rights with respect to 50% of their shares.

The expected beneficial ownership of shares of New Company Common Stock After the Merger Assuming Contractual Maximum Redemptions in the table below has been determined based upon 22,878,828 shares of New Company Common Stock outstanding, calculated as if the New Company Common Stock was issued on September 30, 2023, based on the assumption that the Public Stockholders holding all of the Public Shares exercise redemption rights with respect to their Public Shares and that the Public Stockholders listed in the table below exercise their full redemption rights with respect to their shares.

	Before the Merger							After the Merger
								Assuming No Redemption		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Zapata Common Stock Beneficially Owned (on an as- converted basis)		SPAC Class B Common Stock Beneficially Owned		SPAC Class A Common Stock Beneficially Owned(2)		SPAC Combined Total Voting Power	New Company Stock Beneficially Owned		New Company Stock Beneficially Owned		New Company Stock Beneficially Owned
Name of Beneficial Owner(1)	Shares	Percent	Shares	Percent	Shares	Percent	Percent	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Named Executive Officers of the SPAC:
Michael M. Andretti(2)(3)	—	—	—	—	—	—	—	117,647	*	117,647	*	117,647	*
William M. Brown(2)	—	—	—	—	—	—	—	—	—	—	—	—	—
Zakary C. Brown(4)	—	—	25,000	*	—	—	*	25,000	*	25,000	*	25,000	*
James W. Keyes(4)	—	—	25,000	*	—	—	*	25,000	*	25,000	*	25,000	*
Cassandra S. Lee(4)	—	—	30,000	*	—	—	*	30,000	*	30,000	*	30,000	*
Gerald D. Putnam(4)	—	—	25,000	*	—	—	*	25,000	*	25,000	*	25,000	*
John J. Romanelli(4)	—	—	25,000	*	—	—	*	25,000	*	25,000	*	25,000	*
William J. Sandbrook(2)(3)	—	—	—	—	—	—	—	58,823	*	58,823	*	58,823	*
All officers and directors as a group (8 individuals)	—	—	130,000	2.3%	—	—	*	306,470	1.0%	306,470	1.1%	306,470	1.3%
Five Percent Holders of the SPAC:
Highbridge Capital Management, LLC(5)	—	—	—	—	1,424,463	18.0%	10.4%	1,424,463	4.5%	1,424,463	5.1%	1,424,463	5.9%
Aristeia Capital, LLC(6)	—	—	—	—	1,408,900	17.8%	10.3%	1,408,900	4.4%	1,408,900	5.0%	1,408,900	5.9%
Apollo SPAC Fund I, L.P. (7)	—	—	—	—	1,300,000	16.5%	9.5%	1,300,000	4.1%	1,300,000	4.7%	1,300,000	5.4%
Shaolin Capital Management(8)	—	—	—	—	1,239,178	15.7%	9.1%	1,239,178	3.9%	1,239,178	4.4%	1,239,178	5.2%
Andretti Sponsor LLC(2)	—	—	4,189,077	72.9%	—	—	30.7%	4,189,077	13.1%	4,189,077	15.0%	4,189,077	17.5%
SOL Verano Blocker 1, LLC	—	—	1,430,923	24.9%	—	—	10.5%	1,430,923	4.5%	1,430,923	5.1%	1,430,923	6.0%
Directors and Named Executive Officers of Surviving Company:
Christopher Savoie(10)	1,528,983	7.9%	—	—	—	—	—	1,423,261	4.4%	1,423,261	5.0%	1,423,261	5.8%
Mimi Flanagan(11)	119,166	*	—	—	—	—	—	113,433	*	113,433	*	113,433	*
Yudong Cao(12)	837,333	4.3%	—	—	—	—	—	761,292	2.4%	761,292	2.7%	761,292	3.2%

	Before the Merger							After the Merger
								Assuming No Redemption		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Zapata Common Stock Beneficially Owned(on an as- converted basis)		SPAC Class B Common Stock Beneficially Owned		SPAC Class A Common Stock Beneficially Owned(2)		SPAC Combined Total Voting Power	New Company Stock Beneficially Owned		New Company Stock Beneficially Owned		New Company Stock Beneficially Owned
Name of Beneficial Owner(1)	Shares	Percent	Shares	Percent	Shares	Percent	Percent	Shares	Percent	Shares	Percent	Shares	Percent
Rhonda Germany Ballintyn(13)	148,305	*	—	—	—	—	—	134,836	*	134,836	*	134,836	*
William M. Brown(2)	—	—	—	—	—	—	—	—	*	—	*	—	*
Clark Golestani(14)	185,805	1.0%	—	—	—	—	—	168,930	*	168,930	*	168,930	*
Jeffrey Huber(15)	75,000	*	—	—	—	—	—	68,189	*	68,189	*	68,189	*
Dana Jones(16)	75,000	*	—	—	—	—	—	68,189	*	68,189	*	68,189	*
William Klitgaard(17)	—	—	—	—	—	—	—	58,823	*	58,823	*	58,823	*
All officers and directors as a group (9 individuals)(18)	2,969,592	15.4%	—	—	—	—	—	2,796,953	8.5%	2,796,953	9.6%	2,796,953	11.1%
Five Percent Holders of Surviving Company:					—	—	—
Comcast Ventures, LP(19)	2,625,231	13.6%	—	—	—	—	—	2,445,653	7.7%	2,445,653	8.8%	2,445,653	10.2%
Prelude Fund, LP and affiliates(20)	2,395,384	12.4%	—	—	—	—	—	2,236,679	7.0%	2,236,679	8.0%	2,236,679	9.3%
Andretti Sponsor LLC(2)	—	—	4,189,077	72.9%	—	—	30.7%	4,189,077	13.1%	4,189,077	15.0%	4,189,077	17.5%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the SPAC’s shareholders is 7615 Zionsville Road, Indianapolis, Indiana 46268.
(2)

Andretti Sponsor, LLC is the record holder of the shares reported herein. Each of Mr. Michael M. Andretti, Mr. William M. Brown and Mr. William J. Sandbrook are among the members of the Sponsor and share voting and investment discretion with respect to the SPAC Common Stock held of record by Andretti Sponsor LLC. In addition, each of Mr. Michael M. Andretti, Mr. William M. Brown and Mr. William J. Sandbrook may be entitled to distributions of private placement warrants from the Sponsor following the consummation of an initial business combination, including the Merger. Each of Mr. Michael M. Andretti, Mr. William M. Brown and Mr. William J. Sandbrook disclaims any beneficial ownership of the securities held by Andretti Sponsor LLC, other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)

Beneficial ownership of New Company Common Stock After the Merger consists of shares of New Company Common Stock issued in connection with the conversion of Senior Notes pursuant to the Exchange Agreements.

(4)

Interests shown consist solely of founder shares, classified as SPAC Class B Common Stock. Such shares will automatically convert into shares of SPAC Class A Common Stock at the time of the SPAC’s initial business combination or earlier at the option of the holders thereof.

(5)

According to Schedule 13G, filed on February 2, 2023 by Highbridge Capital Management, LLC, a Delaware limited liability company (“Highbridge”), the business address of Highbridge is 277 Park Avenue, 23rd Floor, New York, New York 10172. Highbridge holds 1,424,463 shares of SPAC Class A Common Stock.

(6)

According to Schedule 13G, filed on February 13, 2023 by Aristeia Capital, LLC, a Delaware limited liability company (“Aristeia”), the business address of Aristeia is One Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830. Aristeia holds 1,408,900 shares of SPAC Class A Common Stock.

(7)

According to Schedule 13G/A, filed on February 13, 2023 by (i) Apollo SPAC Fund I, L.P. (“SPAC Fund I”); (ii) Apollo SPAC Management I, L.P. (“SPAC Management I”); (iii) Apollo SPAC Management I GP, LLC (“SPAC Management I GP”); (iv) Apollo Capital Management, L.P. (“Capital Management”); (v) Apollo Capital Management GP, LLC (“Capital Management GP”); (vi) Apollo Management Holdings, L.P. (“Management Holdings”); and (vii) Apollo Management Holdings GP, LLC (“Management Holdings GP” and, together with SPAC Fund I, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP and Management Holdings, the “Apollo Holders”), the business address of SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577 and the business address of the other Apollo Holders is 9 W. 57th Street, 43rd Floor, New York, New York 10019. The Apollo Holders hold 1,300,000 shares of SPAC Class A Common Stock through SPAC Fund I. SPAC Fund I is a Cayman Islands exempted limited partnership. SPAC Management I GP, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. SPAC Management I, Capital Management, and Management Holdings are each a Delaware limited partnership.

(8)

According to Schedule 13G, filed on February 14, 2023 by Shaolin Capital Management, LLC, a Delaware limited liability company (“Shaolin”), the business address of Shaolin is 230 NW 24th Street, Suite 603, Miami, FL 33127. Shaolin holds 1,239,178 shares of SPAC Class A Common Stock.

(9)	Unless otherwise noted, the business address of each of the directors and executive officers of the Surviving Company is 100 Federal Street, Floor 20, Boston, Massachusetts 02110.
(10)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 751,572 shares of Zapata Common Stock, (ii) 120,000 shares of Zapata Common Stock held by Amy Savoie, the spouse of the reporting person and (iii) options to purchase 657,411 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of (i) 683,320 shares of New Company Common Stock, (ii) 109,102 shares of New Company Common Stock held by Amy Savoie, the spouse of the reporting person and (iii) options to purchase 630,839 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(11)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 14,375 shares of Zapata Common Stock and (ii) options to purchase 104,791 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of (i) 13,069 shares of New Company Common Stock and (ii) options to purchase 100,364 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(12)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 685,416 shares of Zapata Common Stock and (ii) options to purchase 151,917 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of (i) 623,172 shares of New Company Common Stock and (ii) options to purchase 138,120 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(13)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 110,805 shares of Zapata Common Stock and (ii) options to purchase 37,500 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of (i) 100,742 shares of New Company Common Stock and (ii) options to purchase 34,094 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(14)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 110,805 shares of Zapata Common Stock and (ii) options to purchase 75,000 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of (i) 100,742 shares of New Company Common Stock and (ii) options to purchase 68,188 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(15)

Beneficial ownership of Zapata Shares Before the Merger consists of options to purchase 75,000 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of options to purchase 68,189 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(16)

Beneficial ownership of Zapata Shares Before the Merger consists of options to purchase 75,000 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of options to purchase 68,189 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(17)

Beneficial ownership of New Company Common Stock After the Merger consists of shares of New Company Common Stock issued in connection with the conversion of Senior Notes pursuant to an Exchange Agreement.

(18)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 1,792,973 shares of Zapata Common Stock and (ii) options to purchase 1,176,619 shares of Zapata Common Stock that have vested or will vest within 60 days of September 30, 2023. Beneficial ownership of New Company Common Stock After the Merger consists of (i) 1,688,970 shares of New Company Common Stock and (ii) options to purchase 1,107,983 shares of New Company Common Stock as if such options had vested or would vest within 60 days of September 30, 2023, in each case calculated as if the New Company Common Stock was issued on September 30, 2023.

(19)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 1,106,513 shares of Zapata Series A Preferred Stock and (ii) 1,518,718 shares of Zapata Series B-1 Preferred Stock. Beneficial ownership of New Company Common Stock After the Merger includes shares of New Company Common Stock issued in connection with the conversion of Senior Notes pursuant to an Exchange Agreement. Comcast Ventures is a wholly-owned subsidiary of Comcast Corporation. Comcast Corporation exercises shared voting and dispositive power over such shares. The business address for Comcast Corporation is 1701 John F. Kennedy Blvd., Philadelphia, PA 19103.

(20)

Beneficial ownership of Zapata Shares Before the Merger consists of (i) 397,456 shares of Zapata Series Seed Preferred Stock, (ii) 1,238,569 shares of Zapata Series A Preferred Stock and (iii) 759,359 shares of Zapata Series B-1 Preferred Stock. Beneficial ownership of New Company Common Stock After the Merger includes shares of New Company Common Stock issued in connection with the conversion of Senior Notes pursuant to an Exchange Agreement. Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is One Ferry Building, Suite 300, San Francisco, CA 94111.

APPRAISAL RIGHTS

The SPAC Shareholders do not have appraisal rights in connection with the Merger or the Domestication under the Cayman Islands Companies Act or under the DGCL.

SHAREHOLDER PROPOSALS AND NOMINATIONS

The SPAC Board is aware of no other matter that may be brought before the Special Meeting. Under the Companies Act, only business that is specified in the notice of extraordinary general meeting to shareholders may be transacted at the extraordinary general meeting.

Submission of Future Stockholder Proposals

If the Merger is completed, the next annual meeting of stockholders of the Surviving Company is expected to be held in 2025. For any proposal to be considered for inclusion in the proxy statement and form of proxy for submission to the Surviving Company stockholders at the 2025 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws.

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Surviving Company’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Surviving Company Board, (ii) otherwise properly brought before such meeting by or at the direction of the Surviving Company Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in the Surviving Company’s Proposed Bylaws. To be timely for the Surviving Company’s annual meeting of stockholders, the Surviving Company’s secretary must receive the written notice at the Surviving Company’s principal executive offices:

•	not later than the 90th day; and

•

not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Surviving Company.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the next annual general meeting pursuant to Rule 14a-8 must be received at the principal office of the Surviving Company a reasonable time before the Surviving Company begins to print and send out its proxy materials for such annual meeting (and the Surviving Company will publicly disclose such date when it is known).

Submission of Future Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to the Surviving Company’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by the Surviving Company’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

In addition to satisfying the foregoing requirements under the Proposed Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nominees of the Surviving Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act within the timeframes set forth therein.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SPAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Andretti Acquisition Corp., 7615 Zionsville Road, Indianapolis, Indiana 462689. Following the Merger, such communications should be sent to Zapata Computing Holdings Inc., 100 Federal Street, Floor 20, Boston, Massachusetts 02110, Attention: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the SPAC Board, the appropriate committee chairperson or all non-management directors.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple SPAC Shareholders sharing the same address. The SPAC will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Andretti Acquisition Corp., Attention: Secretary, 7615 Zionsville Road, Indianapolis, Indiana 462689, Telephone (646) 200-8876. If you want to receive separate copies of a SPAC proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact the SPAC at the above address and telephone number.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP has passed upon the validity of New Company Common Stock and New Company Warrants offered by this proxy statement/ prospectus and certain other legal matters related to this proxy statement/prospectus. Paul, Weiss, Rifkind, Wharton & Garrison LLP, as tax counsel for the SPAC, has passed upon certain U.S. federal income tax consequences of the business combination for the SPAC.

EXPERTS

The financial statements of Andretti Acquisition Corp. as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from January 20, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The financial statements of Zapata Computing, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the SPAC’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

The SPAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to the SPAC and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of the SPAC’s or Zapata’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The SPAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on the SPAC at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Merger, you should contact via phone or in writing:

MacKenzie Partners

1407 Broadway – 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Andretti Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet
s
of Andretti Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022, and for the period from January 20, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows the year ended December 31, 2022 and for the period from January 20, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has limited cash and working capital and continues to use cash in operations. In addition, the Company currently has less than 12 months to complete a business combination and, if unsuccessful, may be required to cease all operations, redeem the public shares, liquidate and dissolve. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Los Angeles, CA
March 21, 2023

ANDRETTI ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$616,120	$—
Prepaid expenses and other current assets	590,883	2,049

Total Current Assets	1,207,003	2,049
Prepaid insurance, long-term	24,469	—
Deferred offering costs	—	595,599
Marketable securities held in Trust Account	239,149,736	—

TOTAL ASSETS	$240,381,208	$597,648

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$30,348	$—
Accrued offering costs	85,000	342,955
Advance from related party	—	240,554

Total Current Liabilities	115,348	583,509
Deferred legal fee	160,000	—
Deferred underwriting fee payable	8,050,000	—

Total Liabilities	8,325,348	583,509
Commitments and Contingencies (see Note 6)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 23,000,000 and no shares issued and outstanding at redemption value of $10.40 per share as of December 31, 2022	239,149,736	—
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 and no shares subject to possible redemption) as of December 31, 2022 and 2021, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2022 and 2021(1)	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(7,094,451)	(10,861)

Total Shareholders’ (Deficit) Equity	(7,093,876)	14,139

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$240,381,208	$597,648

(1)
Included an aggregate of up to 750,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500
Founder Shares for
no consideration, thereby reducing the aggregate
number of Founder Shares held by the Sponsor to

5,620,000
Founder Shares
. All share and
per-share
amounts have been retroactively restated to reflect the reverse share split on Founder Shares (see Note 5).

On January 22, 2022, the underwriters fully exercised their over-allotment option resulting in no forfeiture of Class B ordinary shares.
The accompanying notes are an integral part
of
the financial statemen
ts
.

ANDRETTI ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31,	For the Period from January 20, 2021 (Inception) Through December 31,
	2022	2021
Formation costs, professional fees and general and administrative costs	$1,509,446	$10,861

Loss from operations	(1,509,446)	(10,861)
Other income:
Interest earned on marketable securities held in Trust Account	3,399,736	—

Other income	3,399,736	—

Net income (loss)	$1,890,290	$(10,861)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	21,928,767	—

Basic and diluted net income per share, Class A ordinary shares	$0.07	$—

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,715,068	5,000,000 (1)

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.07	$(0.00)

(1)
Excluded an aggregate of up to 750,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500
Founder Shares
for
no consideration, thereby reducing the aggregate number
of Founder Shares held by the Sponsor to
5,620,000
Founder Shares
. All share and
per-share
amounts have been retroactively restated to reflect the reverse share split on Founder Shares (see Note 5).

On January 22, 2022, the underwriters fully exercised their over-allotment option resulting in no forfeiture of Class B ordinary shares.

The accompanying notes are an integral part of the financial statements.

ANDRETTI ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2022 AND
FOR THE PERIOD FROM JANUARY 20, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – January 20, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(10,861)	(10,861)

Balance – December 31, 2021	5,750,000	$575	$24,425	$(10,861)	$14,139

Sale of 13,550,000 Private Placement Warrants	—	—	13,550,000	—	13,550,000
Proceeds allocated to Public Warrants	—	—	6,440,000	—	6,440,000
Forfeiture of Class B shares by Sponsor for reissuance to Anchor Investor (1)	(1,430,923)	(143)	143	—	—
Purchase of Class B shares by Anchor Investor including excess fair value over purchase price	1,430,923	143	10,408,888	—	10,409,031
Value of transaction costs allocated to fair value equity instruments	—	—	(707,430)	—	(707,430)
Remeasurement for Class A ordinary shares to redemption amount	—	—	(29,716,026)	(8,973,880)	(38,689,906)
Net income	—	—	—	1,890,290	1,890,290

Balance – December 31, 2022	5,750,000	$575	$—	$(7,094,451)	$(7,093,876)

(1)
Excluded an aggregate of up to 750,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of Founder Shares held by the Sponsor to 5,620,000 Founder Shares. All share and per-share
amounts have been retroactively restated to reflect the reverse share split on Founder Shares (see Note 5).

On January 22, 2022, the underwriters fully exercised their over-allotment option resulting in no forfeiture of Class
B ordinary shares.

The accompanying notes are an integral part of the financial statements.

F-
5

ANDRETTI ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,	For the Period from January 20, 2021 (Inception) Through December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$1,890,290	$(10,861)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of Founder Shares	—	5,000
Interest earned on marketable securities held in Trust Account	(3,399,736)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(588,834)	(2,049)
Prepaid insurance, long-term	(24,469)	—
Accrued expenses	30,348	—
Deferred legal fee payable	160,000	—

Net cash used in operating activities	(1,932,401)	(7,910)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(235,750,000)	—

Net cash used in investing activities	(235,750,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Anchor Investor	6,221	—
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000	—
Proceeds from sale of Private Placement Warrants	13,550,000	—
Proceeds from promissory note – related party	75	240,554
Repayment of promissory note – related party	(240,629)	—
Payment of offering costs	(417,146)	(232,654)

Net cash provided by financing activities	238,298,521	7,910

Net Change in Cash	616,120	—
Cash – Beginning of period	—	—

Cash – End of period	$616,120	$—

Non-Cash investing and financing activities:
Offering costs accrued	$85,000	$342,955

Offering costs paid directly by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$20,000

Excess fair value of Founder shares attributable to Anchor Investor	$10,402,810	$—

Remeasurement of Class A ordinary shares to redemption amount	$35,290,170	$—

Accretion for Class A ordinary shares to redemption amount	$3,399,736	$—

Deferred underwriting fee payable	$8,050,000	$—

The accompanying notes are an integral part of the financial statements.

F-
6

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Andretti Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on
January 20, 2021
.
The Company was incorporated for the purpose of effecting a merger, consolidation share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity for the period from January 20, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
On January 18, 2022, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriters of its over-allotment option in the amount of 3,000,000 Units at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 13,550,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Andretti Sponsor LLC (the “Sponsor”) and a third party institutional accredited investor (the “Sponsor
Co-Investor”),
generating gross proceeds of $13,550,000, which is described in Note 4.
Transaction costs amounted to $23,807,600, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $10,402,810 for the fair value of the Founder Shares attributable to the Sponsor
Co-Investors
(see Note 5), and $754,790 of other offering costs.
Following the closing of the Initial Public Offering on January 18, 2022, an amount of $235,750,000 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.25 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share
amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights in connection with a Business Combination with respect to the Company’s warrants.
The
Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public
Shares.

The
Company’s Amended and Restated Memorandum and Articles of Association will provide that the Company will have (i) the
18-month
period from the closing of the Initial Public Offering in which the Company must complete a Business Combination, (ii) the
21-month
or
24-month,
as applicable, period from the closing of the Initial Public Offering in which the Company must complete a Business Combination if the Sponsor has extended the period of time for the Company to complete a Business Combination by purchasing additional Private Placement Warrants, or (iii) such other extended time period in which the Company must complete a Business Combination pursuant to an amendment to its Amended and Restated Memorandum and Articles of Association (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination
Period.
The
Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.25).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.25 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.25 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the
Trust Account.

Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Going Concern Consideration
As of December 31, 2022, we had cash of $616,120 and working capital of $1,091,655.
Until the consummation of a Business Combination, the Company will be using the funds held outside the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, reviewing corporate documents and material agreements of prospective target businesses, and structuring, negotiating and completing a Business Combination.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update(“ASU”)
2014-15,“Disclosures
of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by July 18, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the
Company
be required to liquidate after July 18, 2023.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one
or
more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity
of three months or less when purchased to be cash equivalents. The Company did not have any cash and cash equivalents as of December 31, 2022 and 2021.
Marketable Securities Held in Trust Account
At December 31, 2022, all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. As of December 31, 2021, there were no funds deposited in the Trust Account.
Offering Costs
The Company complies with the requirements of Accounting Standards Codification(“ASC”)
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted
to $23,807,600, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $10,402,810 for the fair value of the Founder Shares attributable to the Sponsor
Co-Investor
(see Note 5), and $754,790 of other offering costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Offering costs associated with the Class A ordinary shares were charged against their carrying value and offering costs associated with the warrants were charged to additional paid-in
capital
.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” (“ASC 480”) Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’(deficit) equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s balance sheet.
The
Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A Ordinary Shares are affected by charges against additional paid in capital and accumulated deficit.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings
Per
Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

F-
1
2

The calculation
of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,500,000 Class A ordinary shares in the aggregate. As of December 31, 2022, the Company had dilutive securities that are Public Warrants that could potentially be exercised into ordinary shares and then share in the earnings of the Company. The warrants are not exercisable until 30 days after the completion of a
Business
Combination. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss)loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except
per share amounts):

	Year Ended December 31,		For the Period from January 20, 2021 (inception) through December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$1,449,493	$390,797	$—	$(10,861)
Denominator:
Basic and diluted weighted average shares outstanding	21,928,767	5,715,068	—	5,000,000
Basic and diluted net income (loss) per ordinary share	$0.07	$0.07	$—	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance
Corporation
limit of $250,000.
The
Company had not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Warrant Instruments
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreements, management concluded that the Public Warrants and Private Placement Warrants to be issued pursuant to the warrant agreements qualify for equity accounting treatment.

Share-Based Compensation
The Company adopted ASC Topic 718, Compensation—Stock Compensation, guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to nonemployees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.
Recent Accounting Standards
Management does not believe that any recently issued, but
not
yet effective, accounting standards, if currently
adopted
,
would
have a material effect on the Company’s financial statements.
NOTE 3 — PUBLIC
OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which included a full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-half
of one redeemable public warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and SOL Verano Blocker 1 LLC, a Delaware limited liability company and a third party institutional accredited investor (the “Sponsor
Co-Investor”),
purchased an aggregate of 13,550,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $13,550,000, in a private placement transaction. Each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added
to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On January 28, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B Ordinary Shares (the “Founder Shares”). On March 2, 2021, the Sponsor transferred 30,000 Founder Shares to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 Founder Shares to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per Founder Share), resulting in the Sponsor holding 7,057,500 Founder Shares. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of
Founder

Shares
held by the Sponsor to 5,620,000 Founder Shares. Immediately prior to the Initial Public Offering, the Sponsor forfeited 1,430,923 Founder Shares in connection with the issuance of Founder Shares to the Sponsor
Co-Investor.
The Company entered into agreements with the Sponsor
Co-Investor,
pursuant to which such Sponsor
Co-Investor
purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923 Founder Shares, and (ii) an aggregate of 3,450,000 Private Placement Warrants from the Sponsor immediately prior to the closing of the Initial Public Offering. The Sponsor
Co-Investor
entered into an agreement to vote all of the Founder Shares it owns in favor of an initial Business Combination and will also agree not to redeem any Founder Shares it owns in connection with the completion of the initial Business Combination. The Sponsor
Co-Investor
was not granted any material additional shareholder or other rights, other than the Founder Shares.
Subject to the Sponsor
Co-Investor
purchasing 100% of the Founder Shares allocated to it, in connection with the closing of the Initial Public Offering, the Sponsor sold an aggregate of 1,430,923 Founder Shares to the Sponsor
Co-Investor
at their original purchase price of $0.0043 per share. The Company estimated the aggregate fair value of the Founder Shares attributable to the Sponsor
Co-Investor
to be $10,402,810, or $7.27 per share. The excess of the fair value of the Founder Shares was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any30-tradingday period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement commencing on January 12, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $15,000 per month for office space and administrative and support services. For the year ended December 31, 2022, the Company incurred and paid $173,710 in fees for these services. For the period from January 20, 2021 (inception) through December 31, 2021, the Company did no
t incur any fees for these services.
Promissory Note — Related Party
On January 28, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On December 17, 2021, the Company and the Sponsor agreed to amend the Promissory Note to increase the aggregate principal amount of the Promissory Note to $400,000 and to change the date by which the Promissory Note was payable. The Promissory Note, as amended, was non-interest
bearing and payable on the earlier of December 31, 2022 and the completion of the Initial Public Offering. The total outstanding loan of $240,629 was repaid at the time of the Initial Public Offering, on January 18, 2022. Borrowings under the Promissory Note are no longer available.
On January 25, 2023, the Company issued an unsecured promissory note (the “Note”) in the amount of up to $375,000 to the Sponsor. The proceeds of the Note, which may be drawn down from time to time until the Company consummates the initial Business Combination, will be used for general working capital purposes. The

Note
bears interest of 4.50% per annum and is payable in full upon the earlier to occur of (i) the date on which the Company consummates an initial business combination or (ii) the liquidation date of the Company in accordance with its amended and restated memorandum and articles of association. A failure to pay the principal and accrued interest within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Note may be accelerated. At the election of the Sponsor, the principal amount of the Note may be converted into private placement warrants of the Maker, with such terms as are described in the prospectus included in the registration statement on Form
S-1
(Reg.
No. 333-254627)
filed by the Maker with the Securities and Exchange Commission and declared effective on January 12, 2022, at a price of $1.00 per warrant. The terms of the Conversion Warrants would be identical to the warrants issued by the Company to the Sponsor in a private placement that was consummated in connection with the Initial Public Offering. The Sponsor shall be entitled to certain registration rights relating to the Conversion Warrants. The issuance of the Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company has no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration and Shareholders Rights
Pursuant to a registration and shareholder rights agreement entered into on January 12, 2022, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that no sales of these securities will be effected until after the expiration of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

F-
1
6

Consulting Agreement
On February 16, 2021, the Company entered into a consulting agreement with a service provider, to provide investor and media relations support in connection with the search for a potential Business Combination. The fees in connection with the services rendered are expensed as incurred. In connection with the consulting agreement, a success fee of $250,000 is due and payable solely upon successful completion of a Business Combination.
Legal Fees
As of December 31, 2022, the Company had a total of $160,000 of deferred legal fees to be paid to the Company’s legal advisors upon consummation of the Business
Combination
, which is included in the accompanying balance sheet as of December 31, 2022. As of December 31, 2021, there were no deferred legal fees accrued.
NOTE 7 — SHAREHOLDERS’ EQUITY (DEFICIT)
Preference Shares
— The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
— The Company is authorized to issue 500,000,000 Class A ordi nary
shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022, there are 23,000,000 Class A Ordinary Shares subject to possible redemption and presented as temporary equity. At December 31, 2021, there were no Class A Ordinary Shares issued or outstanding.
Class
 B Ordinary Shares
— The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 5,750,000 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A Ordinary Shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. In connection with a Business Combination, the Company may enter into a shareholder’s agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other governance arrangements that differ from those in effect upon completion of the Initial Public Offering.
The Class B ordinary shares will automatically convert into Class A Ordinary Shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A Ordinary Shares at a rate of less than
one-to-one.

Warrants
– As
of December 31, 2022 there are 11,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of Class A Ordinary Shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
While
the Company has registered the Class A Ordinary Shares issuable upon exercise of the Public Warrants under the Securities Act as part of the registration statement of which this prospectus forms a part, the Company does not plan on keeping a prospectus current until required to pursuant to the public warrant agreement. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing a Business Combination and to maintain the effectiveness of such post-effective amendment or registration statement and a current prospectus relating thereto until the expiration or redemption of the Public Warrants in accordance with the provisions of the public warrant agreement. If such post-effective amendment or registration statement covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, holders of the Public Warrants may, until such time as there is an effective post-effective amendment or registration statement and during any other period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants and (y) use its commercially reasonable efforts to register or qualify for sale the Class A Ordinary Shares issuable upon exercise of the warrants under the blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares has been at least $18.00 per share (subject to adjustment in compliance with the public warrant agreement) for any ten
trading days within the
20-trading-day
period ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the
30-day
redemption period or the Company elected to require the exercise of the Public Warrants on a “cashless basis” as described below. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the Class A Ordinary Shares over the exercise price of the Public Warrants by (y) the “fair market value.” Solely for purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale price of the Class A Ordinary Shares as reported for the ten
trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In
addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or holders of the Class B ordinary shares or their respective affiliates, without taking into account any Founder Shares held by the Sponsor, holders of the Class B ordinary shares or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of its Class A Ordinary Shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of December 31, 2022 there are 13,550,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable.
The warrant agreements contain a provision wherein warrant holders can receive an “alternative issuance” (as defined in the applicable warrant agreement), including as a result of a tender offer that constitutes a change of control
.

NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial
assets and liabilities that arere-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$239,149,736	$—
NOTE 9 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than described below, that would have required adjustment or disclosure in the financial statements.
On December 22, 2022, the Company entered into an engagement letter with KPMG LLP (“KPMG”), pursuant to which KPMG will assist the Company in performing due diligence in connection with the initial Business Combination. The Company paid a $275,000 fee in January 2023 to KPMG in connection with this arrangement.
On January 24, 2023, the Company
entered into a letter agreement with Kroll, LLC (“Duff & Phelps”), pursuant to which Duff & Phelps will serve as an independent financial advisor to the Board of the Company and will provide a fairness opinion regarding the initial Business Combination. The Company paid a $50,000 non-refundable
retainer fee in January 2023 to Duff & Phelps in connection with this arrangement.

On
January 24, 2023, the Company entered into an engagement letter with Cassels Brock & Blackwell LLP (“Cassels”), pursuant to which Cassels will represent the Company as Canadian counsel in connection with the initial Business Combination.
On January 25, 2023, the Company issued an unsecured convertible promissory note (the “Note”) in the amount of up to $375,000 to the Sponsor. The proceeds of the Note, which may be drawn down from time to time until the Company consummates the initial Business Combination, will be used for general working capital purposes. On January 2
6
, 2023, the Company drew down $175,000 under the Note
.
On February 3, 2023, the Company entered into an engagement letter with Macfarlanes LLP (“Macfarlanes”), pursuant to which Macfarlanes will represent the Company as English law counsel in connection with the initial Business
Combination.

ANDRETTI ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$415,845	$616,120
Prepaid expenses and other current assets	371,233	590,883

Total Current Assets	787,078	1,207,003
Prepaid insurance, long-term	—	24,469
Marketable securities held in Trust Account	244,569,240	239,149,736

TOTAL ASSETS	$245,356,318	$240,381,208

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$403,024	$30,348
Accrued interest payable – related party	17,139	—
Accrued offering costs	—	85,000

Total Current Liabilities	420,163	115,348
Convertible note—related party	1,426,670	—
Deferred legal fee	940,000	160,000
Deferred underwriting fee payable	8,050,000	8,050,000

Total Liabilities	10,836,833	8,325,348

Commitments and Contingencies (see Note 6)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 23,000,000 shares issued and outstanding at redemption value of $10.63 and $10.40 per share as of June 30, 2023 and December 31, 2022, respectively	244,569,240	239,149,736
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 and no shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	575	575
Additional paid-in capital	—	—
Accumulated deficit	(10,050,330)	(7,094,451)

Total Shareholders’ Deficit	(10,049,755)	(7,093,876)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$245,356,318	$240,381,208

The accompanying notes are an integral part of the unaudited condensed financial statements.

ANDRETTI ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Formation costs, professional fees and general and administrative costs	$1,317,655	$360,040	$3,586,022	$658,252

Loss from operations	(1,317,655)	(360,040)	(3,586,022)	(658,252)
Other income (expense):
Interest earned on marketable securities held in Trust Account	2,881,840	312,480	5,419,504	334,239
Change in fair value of Convertible Promissory Notes – Related Party	(15,381)	—	(15,989)	—
Interest expense – Convertible Promissory Notes – Related Party	(15,558)	—	(17,139)	—

Other income, net	2,850,901	312,480	5,386,376	334,239

Net income (loss)	$1,533,246	$(47,560)	$1,800,354	$(324,013)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	23,000,000	23,000,000	23,000,000	20,839,779

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.05	$(0.00)	$0.06	$(0.01)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,679,558

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.05	$(0.00)	$0.06	$(0.01)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ANDRETTI ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	5,750,000	$575	$—	$(7,094,451)	$(7,093,876)
Proceeds received in excess of fair value of convertible promissory notes	—	—	288,221	—	288,221
Accretion for Class A ordinary shares to redemption amount	—	—	(288,221)	(2,249,443)	(2,537,664)
Net income	—	—	—	267,108	267,108

Balance – March 31, 2023	5,750,000	575	—	(9,076,786)	(9,076,211)
Proceeds received in excess of fair value of convertible promissory notes	—	—	375,050	—	375,050
Accretion for Class A ordinary shares to redemption amount	—	—	(375,050)	(2,506,790)	(2,881,840)
Net income	—	—	—	1,533,246	1,533,246

Balance – June 30, 2023	5,750,000	$575	$—	$(10,050,330)	$(10,049,755)

FOR THE THREE AND SIX MONTHS ENDED JUNE 31, 2022

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount

Balance – January 1, 2022	5,750,000	$575	$24,425	$(10,861)	$14,139
Sale of 13,550,000 Private Placement Warrants	—	—	13,550,000	—	13,550,000
Proceeds allocated to Public Warrants	—	—	6,440,000	—	6,440,000
Forfeiture of Class B shares by Sponsor for reissuance to Anchor Investor	(1,430,923)	(143)	143	—	—
Purchase of Class B shares by Anchor Investor including excess fair value over purchase price	1,430,923	143	10,408,888	—	10,409,031
Value of transaction costs allocated to fair value equity instruments	—	—	(707,430)	—	(707,430)
Accretion for Class A ordinary shares to redemption amount	—	—	(29,716,026)	(5,574,144)	(35,290,170)
Net loss	—	—	—	(276,453)	(276,453)

Balance – March 31, 2022	5,750,000	575	—	(5,861,458)	(5,860,883)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(334,239)	(334,239)
Net loss	—	—	—	(47,560)	(47,560)

Balance – June 30, 2022	5,750,000	$575	$—	$(6,243,257)	$(6,242,682)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ANDRETTI ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$1,800,354	$(324,013)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of Convertible Promissory Notes – Related Party	15,989	—
Interest earned on marketable securities held in Trust Account	(5,419,504)	(334,239)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	219,650	(641,671)
Prepaid insurance, long-term	24,469	(318,093)
Due from Sponsor	—	10,000
Deferred legal fee payable	780,000	—
Accrued interest payable	17,139	—
Accrued expenses	372,676	21,800

Net cash used in operating activities	(2,189,227)	(1,586,216)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(235,750,000)

Net cash used in investing activities	—	(235,750,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Anchor Investor	—	6,221
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Warrants	—	13,550,000
Proceeds from promissory note – Related Party	—	75
Proceeds from convertible promissory notes— Related Party	2,073,952	—
Repayment of promissory note – Related Party	—	(240,629)
Payment of offering costs	(85,000)	(417,146)

Net cash provided by financing activities	1,988,952	238,298,521

Net Change in Cash	(200,275)	962,305
Cash – Beginning of period	616,120	—

Cash – End of period	$415,845	$962,305

Non-Cash investing and financing activities:
Accretion of Class A ordinary shares to redemption amount	$5,419,504	35,624,409

Proceeds received from convertible promissory notes in excess of initial fair value	$663,271	—

Offering costs included in accrued offering costs	—	85,000

Excess fair value of Founder shares attributable to Anchor Investor	—	10,402,810

Initial classification of ordinary shares subject to possible redemption	—	235,750,000

Deferred underwriting fee payable	—	8,050,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Andretti Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 20, 2021. The Company was incorporated for the purpose of effecting a merger, consolidation share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity for the period from January 20, 2021 (inception) through June 30, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
On January 18, 2022, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriters of its over-allotment option in the amount of 3,000,000 Units at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 13,550,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Andretti Sponsor LLC (the “Sponsor”) and a third party institutional accredited investor (the “Sponsor
Co-Investor”),generating
gross proceeds of $13,550,000, which is described in Note 4.
Transaction costs amounted to $23,807,600, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $10,402,810 for the fair value of the Founder Shares attributable to the Sponsor
Co-Investors
(see Note 5), and $754,790 of other offering costs.
Following the closing of the Initial Public Offering on January 18, 2022, an amount of $235,750,000 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of
Rule2a-7of
the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below)

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

(excluding
the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.25 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share
amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights in connection with a Business Combination with respect to the Company’s warrants.
The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business
Combination.
Notwithstanding
the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares
and
Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

Company’s obligation
to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company’s Amended and Restated Memorandum and Articles of Association previously provided that the Company will have (i) the 18-month period from the closing of the Initial Public Offering in which the Company must complete a Business Combination, (ii) the 21-month or 24-month, as applicable, period from the closing of the Initial Public Offering in which the Company must complete a Business Combination if the Sponsor has extended the period of time for the Company to complete a Business Combination by purchasing additional Private Placement Warrants, or (iii) such other extended time period in which the Company must complete a Business Combination pursuant to an amendment to its Amended and Restated Memorandum and Articles of Association
(the “Combination Period”). At the special meeting of the Company held on July 14, 2023, shareholders of the Company approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the Combination Period to April 18, 2024. However, if the Company
has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.25).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

with
which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.25 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.25 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.
Going Concern Consideration
As of June 30, 2023, we had cash of $415,845 and working capital of $366,915.
Until the consummation of a Business Combination, the Company will be using the funds held outside the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, reviewing corporate documents and material agreements of prospective target businesses, and structuring, negotiating and completing a Business Combination.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the
Company’s
ability to continue as a going concern one year from the date that these financial statements are issued.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by April 18, 2024 (or such later date as may be approved by shareholder vote), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the
Company
be required to liquidate after April 18, 2024 (or such later date as may be approved by shareholder vote).
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in unaudited condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on
Form10-Kas
filed with the SEC on March 22, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies
from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

that apply to
non-emerging
growth companies but any such election to opt out is irrevocable. The
Company
has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.
Marketable Securities Held in Trust Account
At June 30, 2023 and December 31, 2022, all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities.
Convertible Promissory Notes—Related Party
The Company accounts for its convertible promissory notes under ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC
815-15-25,
the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory notes. Using the fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the notes and fair value at each drawdown date are recognized as either an expense in the condensed statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash
gains or losses in the condensed statements of operations. Changes in the estimated fair value of the notes are recognized as non-cash
change in the fair value of the convertible promissory notes in the condensed statements of operations. The fair value of the option to convert into private warrants was valued utilizing the closed-form model.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

Offering Costs
The Company complies with the requirements of Accounting Standards Codification (“ASC”)
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $23,807,600, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $10,402,810 for the fair value of the Founder Shares attributable to the Sponsor
Co-Investor
(see Note 5), and $754,790 of other offering costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Offering costs associated with the Class A ordinary shares were charged against their carrying value and offering costs associated with the warrants were charged to additional paid-in
capital.
Class A Ordinary Shares
Subject
to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” (“ASC 480”) Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’(deficit) equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A Ordinary Shares are affected by charges against additional paid in capital and accumulated deficit.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023 and December 31, 2022, there were no unrecognized tax benefits
and

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

no
amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,500,000 Class A ordinary shares in the aggregate. As of June 30, 2023, the Company had dilutive securities that are Public Warrants that could potentially be exercised into ordinary shares and then share in the earnings of the Company. The warrants are not exercisable until 30 days after the completion of a Business Combination. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:

Allocation of net income (loss), as adjusted	$1,226,597	$306,649	$(38,048)	$(9,512)	$1,440,283	$360,071	$(254,620)	$(69,393)
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000	23,000,000	5,750,000	20,839,779	5,679,558
Basic and diluted net income (loss) per ordinary share	$0.05	$0.05	$(0.00)	$(0.00)	$0.06	$0.06	$(0.01)	$(0.01)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company had not experienced losses on this account.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheets, primarily due to their short-term nature.
Warrant Instruments
The Company accounts for warrants as either equity-classified or liability-classified instruments based
on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreements, management concluded that the Public Warrants and
Private
Placement Warrants to be issued pursuant to the warrant agreements qualify for equity accounting treatment.
Share-Based Compensation
The Company adopted ASC Topic 718, Compensation—Stock Compensation, guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to nonemployees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.
Recent Accounting Standards
In June 2016, the FASB issued Accounting Standards Update (“ASU”)
2016-
13
–
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU
2016-13”). This
update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU
2016-13
on January 1, 2023. The adoption of ASU
2016-13
did not have a material impact on its financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.
NOTE 3 — PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which included a full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-half
of one redeemable public warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and SOL Verano Blocker 1 LLC, a Delaware limited liability company and a third party institutional accredited investor (the “Sponsor
Co-Investor”),
purchased an aggregate of 13,550,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $13,550,000, in a private placement transaction. Each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On January 28, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B Ordinary Shares (the “Founder Shares”). On March 2, 2021, the Sponsor transferred 30,000 Founder Shares to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 Founder Shares to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per Founder Share), resulting in the Sponsor holding 7,057,500 Founder Shares. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of Founder Shares held by the Sponsor to 5,620,000 Founder Shares. Immediately prior to the Initial Public Offering, the Sponsor forfeited 1,430,923 Founder Shares in connection with the issuance of Founder Shares to the Sponsor
Co-Investor.
The Company entered into agreements with the Sponsor
Co-Investor,
pursuant to which such Sponsor
Co-Investor
purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923 Founder Shares, and (ii) an aggregate of 3,450,000 Private Placement Warrants from the Sponsor immediately prior to the closing of the Initial Public Offering. The Sponsor
Co-Investor
entered into an agreement to vote
all

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

of the Founder
Shares it owns in favor of an initial Business Combination and will also agree not to redeem any Founder Shares it owns in connection with the completion of the initial Business Combination. The Sponsor
Co-Investor
was not granted any material additional shareholder or other rights, other than the Founder Shares.
Subject to the Sponsor
Co-Investor
purchasing 100% of the Founder Shares allocated to it, in connection with the closing of the Initial Public Offering, the Sponsor sold an aggregate of 1,430,923 Founder Shares to the Sponsor
Co-Investor
at their original purchase price of $.0043 per share. The Company estimated the aggregate fair value of the Founder Shares attributable to the Sponsor
Co-Investor
to be $10,402,810, or $7.27 per share. The excess of the fair value of the Founder Shares was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost
s
were recorded against additional paid in capital in accordance with the accounting of other offering costs.
The
Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any30-tradingday period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement commencing on January 12, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $15,000 per month for office space and administrative and support services. For the three and six months ended June 30, 2023, the Company incurred and paid $45,000 and $90,000 in fees for these services, respectively. For the three and six months ended June 30, 2022, the Company incurred and paid $45,000 and $83,710 in fees for these services, respectively.
Promissory Note — Related Party
On January 28, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On December 17, 2021, the Company and the Sponsor agreed to amend the Promissory Note to increase the aggregate principal amount of the Promissory Note to $400,000 and to change the date by which the Promissory Note was payable. The Promissory Note, as amended, was non-interest
bearing and payable on the earlier of December 31, 2022 and the completion of the Initial Public Offering. The total outstanding loan of $240,629 was repaid at the time of the Initial Public Offering, on January 18, 2022. Borrowings under the Promissory Note are no longer available.
Convertible Promissory Notes – Related Party
In order to finance transaction costs in connection with a Business Combination, the Company issued unsecured promissory notes (collectively, the “Notes”) to the Sponsor on January 25, 2023, Michael M. Andretti, William J. Sandbrook, and William M. Brown all on March 29, 2023 (collectively, the “Payees”), in the amounts of up to

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

$375,000, $500,000, $500,000, and $100,000, respectively. The proceeds of the Notes, which may be drawn down from time to time until the Company consummates the initial Business Combination, will be used for general working capital purposes. The Notes bear interest of 4.50% per annum and are payable in full upon the earlier to occur of (i) the date on which the Company consummates an initial business combination or (ii) the liquidation date of the Company in accordance with its amended and restated memorandum and articles of association. A failure to pay the principal and accrued interest within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Notes may be accelerated. At the election of the Payees, up to $1,500,000 of the principal amounts of the Notes may be converted into private placement warrants of the Company, with such terms as are described in the prospectus included in the registration statement on Form
S-1
(Reg.
No. 333-254627)
filed by the Company with the Securities and Exchange Commission and declared effective on January 12, 2022, at a price of $1.00 per warrant. The terms of the Conversion Warrants would be identical to the warrants issued by the Company to the Sponsor in a private placement that was consummated in connection with the Initial Public Offering. The Payees shall be entitled to certain registration rights relating to the Conversion Warrants. The issuance of the Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. If the Company completes a Business Combination, the Company will repay the Notes out of the proceeds of the Trust Account released to the Company. Otherwise, the Notes will be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Notes, but no proceeds held in the Trust Account will be used to repay the Notes. On May 17, 2023, the notes were amended and restated to increase the total borrowing amounts to $800,000 for Michael M. Andretti, $800,000 for William J. Sandbrook, and $160,000 for William M. Brown. On May 23, 2023, the notes were amended and restated to increase the total borrowing amounts to $1,400,000 for Michael M. Andretti, $1,400,000 for William J. Sandbrook, and $280,000 for William M. Brown. The notes are payable upon the earlier of the liquidation of the Company or the consummation of initial business combination.
At June 30, 2023, there was $2,073,952 of cumulative cash advanced under the Notes. The Notes were valued using the fair value method. The initial advances on the Notes totaling $2,073,952, consisting of draws of $175,000 at January 26, 2023, $725,555 at March 29, 2023, $225,001 at April 27, 2023, $234,869 at May 19, 2023 and $713,527 at June 2, 2023 were valued at $119,391 as of January 26, 2023, $492,943 as of March 29, 2023, $153,288 at April 27, 2023, $160,231 at May 19, 2023 and $484,828 at June 2, 2023 whereas the collective difference of $834,672 was recorded as a credit to shareholders’ deficit. The change in the fair value of the note recorded in the condensed statements of operations for the three and six months ended June 30, 2023, was $15,381 and $15,989, respectively, resulting in a fair value of the Notes of $1,426,670 (see
Note 8).
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration and Shareholders Rights
Pursuant to a registration and shareholder rights agreement entered into on January 12, 2022, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that no sales of these securities will be effected until

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

after the expiration of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Consulting Agreements
On February 16, 2021, the Company entered into a consulting agreement with ICR, LLC (“ICR”), pursuant to which ICR will provide investor and media relations support in connection with the search for a potential Business Combination. The fees in connection with the services rendered are expensed as incurred. In connection with the consulting agreement, a success fee of $250,000 is due and payable solely upon successful completion of a Business Combination.
On December 22, 2022, the Company entered into an engagement letter with KPMG LLP (“KPMG”), pursuant to which KPMG will assist the Company in performing due diligence in connection with the initial Business Combination. The Company paid a $275,000 fee in January 2023 to KPMG in connection with this arrangement. The fees in connection with the services rendered are expensed as incurred and are payable upon the earlier of the termination of KPMG’s engagement and the closing of the Initial Business Combination. As of June 30, 2023 the Company made a second and final payment of $450,554.
On January 24, 2023, the Company entered into a letter agreement with Kroll, LLC (“Duff & Phelps”), pursuant
to which Duff & Phelps will serve as an independent financial advisor to the Board of the Company and will provide a fairness opinion regarding the initial Business Combination. The Company paid a $50,000 non-refundable
retainer fee in January 2023 to Duff & Phelps in connection with this arrangement. The Company has agreed to pay Duff & Phelps an additional (i) $150,000 fee payable upon Duff & Phelps informing the Company that it is prepared to deliver a fairness opinion in connection with the initial Business Combination and (ii) $400,000 fee payable upon closing of the initial Business Combination. As of June 30, 2023, the Company incurred fees totaling $51,000.
On January 24, 2023, the Company entered into an engagement letter with Cassels Brock & Blackwell LLP (“Cassels”), pursuant to which Cassels will represent the Company as Canadian counsel in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. As of June 30, 2023 the Company recorded $200,000 to accounts payable on the condensed balance sheet.
On February 3, 2023, the Company entered into an engagement letter with Macfarlanes LLP (“Macfarlanes”), pursuant to which Macfarlanes will represent the Company as English law counsel in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. As of June 30, 2023 the Company had paid Macfarlanes $472,526. The Company does expect to incur any additional costs from this agreement.
On April 12, 2023, the Company entered into an engagement letter with KPMG LLP (“KPMG”), pursuant to which KPMG will assist the Company in performing due diligence in connection with a prospective initial

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

Business
Combination. The Company paid a total of $459,870 in fees in April and May 2023 to KPMG in connection with this arrangement. In connection with the engagement letter, an additional $919,740 is due and payable upon successful completion of the Business Combination with a specified target company. The fees in connection with the services rendered are expensed as incurred.
On June 12, 2023, the Company entered into a letter agreement with MacKenzie Partners, Inc. (“MacKenzie”), pursuant to which MacKenzie provided advisory, consulting and proxy solicitation services for the Extraordinary General Meeting. The Company agreed to pay MacKenzie a fee of $15,000 plus expenses, payable following the conclusion of the Extraordinary General Meeting.
As of June 30, 2023 the Company had not incurred any fees from MacKenzie
.
On June 26, 2023, the Company entered into an engagement letter with Bass, Berry & Sims PLC (“Bass, Berry & Sims”), pursuant to which Bass, Berry & Sims will represent the Company as outside counsel in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. As of June 30, 2023 the Company recorded $7,175 to accrued expenses on the condensed balance sheet.
Legal Fees
As of June 30, 2023, the Company had a total of $940,000 of deferred legal fees to be paid to the Company’s legal advisors upon consummation of the Business Combination, which is included in the accompanying balance sheet as of June 30, 2023. As of December 31, 2022, the Company had a total of $160,000.
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference Shares
— The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
— The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there are 23,000,000 Class A Ordinary Shares subject to possible redemption and presented as temporary equity.
Class
 B Ordinary Shares
— The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 5,750,000 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A Ordinary Shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. In connection with a Business Combination, the Company may enter into a shareholder’s agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other governance arrangements that differ from those in effect upon completion of the Initial Public Offering.
The Class B ordinary shares will automatically convert into Class A Ordinary Shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis,

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

20
% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A Ordinary Shares at a rate of less than one-to-one.
Warrants
– As of June 30, 2023 and December 31, 2022 there are 11,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of Class A Ordinary Shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
While the Company has registered the Class A Ordinary Shares issuable upon exercise of the Public Warrants under the Securities Act as part of the registration statement of which this prospectus forms a part, the Company does not plan on keeping a prospectus current until required to pursuant to the public warrant agreement. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing a Business Combination and to maintain the effectiveness of such post-effective amendment or registration statement and a current prospectus relating thereto until the expiration or redemption of the Public Warrants in accordance with the provisions of the public warrant agreement. If such post-effective amendment or registration statement covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, holders of the Public Warrants may, until such time as there is an effective post-effective amendment or registration statement and during any other period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

Class A Ordinary Shares issuable upon exercise of the Public Warrants and (y) use its commercially reasonable efforts to register or qualify for sale the Class A Ordinary Shares issuable upon exercise of the warrants under the blue sky laws to the extent an exemption is not available.
Redemption
of Public Warrants. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares has been at least $18.00 per share (subject to adjustment in compliance with the public warrant agreement) for any ten trading days within the20-trading-dayperiod ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the30-dayredemption period or the Company elected to require the exercise of the Public Warrants on a “cashless basis” as described below. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the Class A Ordinary Shares over the exercise price of the Public Warrants by (y) the “fair market value.” Solely for purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale price of the Class A Ordinary Shares as reported for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or holders of the Class B ordinary shares or their respective affiliates, without taking into account any Founder Shares held by the Sponsor, holders of the Class B ordinary shares or such affiliates, as applicable, prior

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

to
such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of its Class A Ordinary Shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of June 30, 2023 and December 31, 2022 there are 13,550,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable.
The warrant agreements contain a provision wherein warrant holders can receive an “alternative issuance” (as defined in the applicable warrant agreement), including as a result of a tender offer that constitutes a change of control.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that
are re-measured
and reported at fair value at least annually.
The
fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

The

following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$244,569,240	$239,149,736
Liabilities:
Convertible promissory notes – related party	3	1,426,670	–
The estimated fair value of the convertible promissory notes was based on the following significant inputs:

June 30, 2023
Risk-free interest rate	4.13%
Time to Expiration (in years)	$5.48
Expected volatility	3.50%
Exercise price	$11.50
Dividend yield	0.00%
Share Price	$10.64
Probability of transaction	70.00%
The following table presents the changes in the fair value of the Level 3 convertible promissory notes:

Fair value as of January 1, 2023	$–
Borrowings	900,555
Proceeds received in excess of initial fair value of convertible promissory notes	(288,221)
Change in fair value	608

Fair value as of March 31, 2023	612,942
Borrowings	1,173,397
Proceeds received in excess of initial fair value of convertible promissory notes	(375,050)
Change in fair value	15,381

Fair value as of June 30, 2023	$1,426,670

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and six months ended June 30, 2023 for the convertible promissory notes.
NOTE 9 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events, other than described below, that would have required adjustment or disclosure in the unaudited condensed financial statements.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

On
July 4, 2023, the Company entered into an engagement letter with Cohen & Company Capital Markets (“Cohen”), pursuant to which Cohen will act as capital markets advisor to the Company in connection with the initial Business Combination. The Company agreed to pay Cohen a fee of (i) $500,000 in cash payable upon the closing of the initial Business Combination, plus (ii) $1,000,000 in either cash or
post-Business Combination equity, payable
180 days after
the closing of the initial Business Combination plus (iii) $1,000,000 payable in either cash or post-Business Combination equity, payable 270 calendar days following the initial Business
Combination.
On
July 5, 2023, the Company entered into an engagement letter with Kroll Associates, Inc. (“Kroll”), pursuant to which Kroll will provide due diligence services in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. The Company agreed to pay Kroll a retainer of $10,000, which was paid upon execution of the engagement letter.
On July 6, 2023, the Company issued a press release announcing the entry into a non-binding
letter of intent to acquire a generative AI software company subject to completion by the Company of remaining due diligence to its satisfaction, the negotiation of definitive documentation satisfactory to all parties, and final Board, applicable Board committee and shareholder approval.
On July 6, 2023, the Company and Sponsor, entered into
non-redemption
agreements (the
“Non-Redemption
Agreements”) with unaffiliated third parties (the “Investors”). Pursuant to the
Non-Redemption
Agreements, the Investors agreed not to redeem an aggregate of 3.5 million Class A ordinary shares of the Company (the
“Non-Redeemed
Shares”) in connection with the Extraordinary General Meeting held. In exchange for the foregoing commitments not to redeem such shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 Class B ordinary shares of the Company held by the Sponsor immediately following consummation of an initial business combination if the Investors continue to hold such
Non-Redeemed
Shares through the Extraordinary General Meeting.
On July 14, 2023, the Company held an extraordinary general meeting of the Company’s shareholders (the “
Extraordinary
General
Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved amendments (the “Articles Amendment”) to the Articles to (i) extend the date by which the Company must consummate its initial business combination from July 18, 2023 to April 18, 2024, or such later date as may be approved by shareholder vote (the “Extension”), and (ii) eliminate the limitation that the Company shall not redeem its Class A ordinary shares included as part of the units sold in the Company’s initial public offering (such shares, including any shares issued in exchange thereof, the “public shares”) that was consummated on January 18, 2022 (the “IPO”) to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”).
In connection with the extraordinary general meeting called by the Company, shareholders holding an aggregate of 15,105,199 of the Company’s Class A ordinary shares exercised their right to redeem their shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the trust account in connection with such redemptions, approximately $84.2 million will remain in the trust account (based on the redemption amount of $10.66 per share).

On August 28, 2023, the Company entered into an engagement letter with Dentons UK and Middle East LLP (“Dentons”), pursuant to which Dentons will provide legal advising on any filings requirements as a result of the transaction in Spain or the United Kingdom. The fees in connection with the services rendered are expensed as incurred and are due upon the completion of the initial business combination. As of this filing, the Company has incurred $27,763. The Company does expect to incur any additional costs from this agreement.

ANDRETTI ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)

On August 31, 2023, the Company receive $300,000 in connection with the May 23, 2023 amended and restated promissory notes. As of this filing the cumulative amount advanced totaled $2,373,952.
On September 6, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Tigre Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) and Zapata Computing, Inc., a Delaware corporation (“Zapata”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, a business combination between the Company and Zapata will be effected through the merger of Merger Sub with and into Zapata (the “Merger”), with Zapata surviving the Merger as a wholly owned subsidiary of the Company. The Company will later change its name to “Zapata Computing Holdings Inc.” (the “Surviving Corporation”).
At the effective time of the Merger, (i) each share of Zapata’s common and preferred stock, will be converted into the right to receive a number of newly issued shares equal to the applicable exchange ratio, each as defined in the Business Combination Agreement and (ii) each option to purchase shares of Zapata’s common stock, will automatically be converted into an option to purchase, a number of shares of Surviving Company common stock.
The proposed Merger is expected to be completed during the first quarter of 2024, subject to, among other things, the approval by both the Company’s and Zapata’s shareholders, and other customary closing conditions as further described in the Business Combination Agreement. There is no assurance that the Merger will be consummated. Please see the
Form 8-K
filed on September 6, 2023 for more information.
On September 25, 2023, the Company received a letter from RBC Capital Markets, LLC waiving their rights to their portion of the deferred underwriting fee subject to the closing of the announced proposed business combination with Zapata Computing.
On January 24, 2023, the Company entered into a letter agreement with Kroll, LLC (“Duff & Phelps”), pursuant to which Duff & Phelps will serve as an independent financial advisor to the Board of the Company and will provide a fairness opinion regarding the initial Business Combination. The Company paid a $50,000 non-refundable retainer fee in January 2023 to Duff & Phelps in connection with this arrangement. The Company has agreed to pay Duff & Phelps an additional (i) $150,000 fee payable upon Duff & Phelps informing the Company that it is prepared to deliver a fairness opinion in connection with the initial Business Combination and (ii) $400,000 fee payable upon closing of the initial Business Combination. The opinion was delivered in September 2023 as such, the Company paid $173,918 on September 28, 2023 and has paid a total of $224,918 as of this filing in connection with the engagement letter. As of this filing, the Company incurred fees totaling $624,918.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Zapata Computing, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Zapata Computing, Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also
described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to
assess
the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
October 27, 2023
We have served as the Company’s auditor since 2020.

ZAPATA COMPUTING, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$10,073	$31,032
Accounts receivable	1,427	971
Prepaid expenses and other current assets	769	643

Total current assets	12,269	32,646
Property and equipment, net	314	238
Operating lease right-of-use assets	583	—
Other non-current assets	279	137

Total assets	$13,445	$33,021

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,421	$397
Deferred revenue	500	821
Operating lease liability, current	353	—
Accrued expenses and other current liabilities	3,144	1,926

Total current liabilities	5,418	3,144
Operating lease liability, non-current	252	—
Non-current liabilities	142	—

Total liabilities	$5,812	$3,144

Commitments and contingencies (Note 12)
Convertible preferred stock (Series Seed, A, B-1 and B-2), $0.0001 par value; 14,647,823 shares authorized at December 31, 2022 and 2021; 14,222,580 shares issued and outstanding at December 31, 2022 and 2021; aggregate liquidation preference of $65,004 at December 31, 2022 and 2021	64,716	64,716
Stockholders’ deficit:
Common stock, $0.0001 par value; 23,500,000 shares authorized at December 31, 2022 and 2021; 5,095,831 and 4,889,386 shares issued and outstanding at December 31, 2022 and 2021, respectively; including 0 and 83,333 shares of unvested restricted stock at December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	2,734	1,514
Accumulated other comprehensive loss	(25)	(9)
Accumulated deficit	(59,792)	(36,344)

Total stockholders’ deficit	(57,083)	(34,839)

Total liabilities, convertible preferred stock and stockholders’ deficit	$13,445	$33,021

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Revenue
Cost of revenue	$5,166	$832
Gross profit (loss)	3,535	1,006

	1,631	(174)

Operating expenses:
Sales and marketing	7,286	3,191
Research and development	8,206	6,571
General and administrative	9,527	7,003

Total operating expenses	25,019	16,765

Loss from operations	(23,388)	(16,939)

Other income (expense):
Interest income	50	15
Other expense	(57)	(50)

Total other expense, net	(7)	(35)

Net loss before income taxes	(23,395)	(16,974)
Provision for income taxes	(53)	(34)

Net loss	$(23,448)	$(17,008)

Net loss attributable to common stockholders	$(23,448)	$(17,008)

Net loss per share attributable to common stockholders, basic and diluted	$(4.68)	$(4.50)

Weighted-average common shares outstanding, basic and diluted	5,012,722	3,776,270

Net loss	$(23,448)	$(17,008)
Foreign currency translation adjustment	(16)	(9)

Comprehensive loss	$(23,464)	$(17,017)

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock (0.001 par value		Additional Paid–in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	14,222,580	$64,716	3,179,679	$—	$317	$—	$(19,336)	$(19,019)
Vesting of restricted common stock	—	—	1,000,000	—	—	—	—	—
Issuance of common stock resulting from exercise of stock options	—	—	626,374	—	715	—	—	715
Cumulative translation adjustment	—	—	—	—	—	(9)	—	(9)
Stock–based compensation expense	—	—	—	—	482	—	—	482
Net loss	—	—	—	—	—	—	(17,008)	(17,008)

Balances at December 31, 2021	14,222,580	64,716	4,806,053	—	1,514	(9)	(36,344)	(34,839)
Vesting of restricted common stock	—	—	83,333	—	—	—	—	—
Issuance of common stock resulting from exercise of stock options	—	—	206,445	—	280	—	—	280
Stock–based compensation expense	—	—	—	—	940	—	—	940
Cumulative translation adjustment	—	—	—	—	—	(16)	—	(16)
Net loss	—	—	—	—	—	—	(23,448)	(23,448)

Balances at December 31, 2022	14,222,580	$64,716	5,095,831	$—	$2,734	$(25)	$(59,792)	$(57,083)

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(23,448)	$(17,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	176	124
Stock–based compensation expense	940	482
Non–cash lease expense	271	—
Changes in operating assets and liabilities:
Accounts receivable	(456)	(850)
Prepaid expenses and other current assets	162	(384)
Accounts payable	1,024	84
Accrued expenses and other current liabilities	937	860
Deferred revenue	(321)	392
Operating lease liabilities	(272)	—

Net cash used in operating activities	(20,987)	(16,300)

Cash flows from investing activities:
Purchases of property and equipment	(253)	(121)

Net cash used in investing activities	(253)	(121)

Cash flows from financing activities:
Proceeds from the exercise of stock options	280	715

Net cash provided by financing activities	280	715

Effect of exchange rate changes on cash and cash equivalents	1	(9)

Net decrease in cash and cash equivalents	(20,959)	(15,715)
Cash and cash equivalents and restricted cash at beginning of period	31,169	46,884

Cash and cash equivalents and restricted cash at end of period	$10,210	$31,169

Supplemental disclosures:
Income tax paid	$31	$60
The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

1.	Nature of the Business
Zapata Computing, Inc. (“Zapata” or “Company”), a Delaware corporation, was incorporated on November 2, 2017, and is located in Boston, Massachusetts. Zapata has wholly owned subsidiaries located in Canada, Spain, Japan, the United Kingdom as well as Delaware based Zapata Government Services and Massachusetts based Zapata Security Corporation. The Company offers customers Industrial Generative Artificial Intelligence (“AI”) Solutions (as defined below) designed to solve computationally complex problems. These are subscription-based solutions that combine software and services to develop custom industrial generative AI applications. Zapata’s software leverages a broad spectrum of computing resources, including classical, high performance, and quantum computing hardware and, in developing and applying its software tools to specific applications, Zapata uses techniques inspired by quantum physics that can then be applied to the appropriate hardware.
The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its Industrial Generative AI Solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, to achieve profitable operations.
Through the year ended December 31, 2022, the Company has funded its operations primarily with proceeds from sales of Convertible Preferred Stock (as defined below). The Company has incurred net losses of $23,448 and $17,008 for the years ended December 31, 2022, and 2021, respectively. As of December 31, 2022, and 2021, the Company had an accumulated deficit of $59,792 and $36,344, respectively. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to identify future debt or equity financing and generate profits from its operations. The Company is pursuing all available options for funding which includes seeking private investments such as sale of Senior Notes (as defined below) or additional Convertible Preferred Stock. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern.
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
The accompanying consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (“U.S.”). Any reference in these

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these consolidated financial statements include, but are not limited to, revenue recognition, the valuation of the Company’s common stock, Convertible Preferred Stock, and stock-based awards. The Company’s estimates are based on historical information available as of the date of the consolidated financial statements and various other assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.
Foreign Currency and Currency Translation
The functional currency for the Company’s wholly-owned foreign subsidiaries in Japan, Spain and the United Kingdom is Japanese Yen, Euro and British Pound, respectively. Assets and liabilities of these subsidiaries are translated into United States dollars (“USD”) at the exchange rate in effect on the balance sheet date. Income and expenses are translated at the average exchange rate in effect during the period. Unrealized translation gains and losses are recorded as a translation adjustment, which is included in the consolidated statements of convertible preferred stock and stockholders’ deficit as a component of accumulated other comprehensive loss. Adjustments that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in other expense, net in the consolidated statements of operations and comprehensive loss. The functional currency for the Company’s wholly-owned foreign subsidiary in Canada is USD.
Concentrations of Credit Risk
Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at high-quality and accredited financial institutions.
The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. Accounts receivable is presented after consideration of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the amount of the allowance at each reporting date, the Company makes judgments about general economic conditions, historical write-off
experience and any specific risks identified in customer collection matters, including the aging of unpaid accounts receivable and changes in customer financial conditions. Account balances are written off after all means of collection are exhausted and the potential for recovery is determined to not be probable. The Company recorded zero allowance for doubtful accounts as of December 31, 2022, and 2021.
As of December 31, 2022, the Company’s accounts receivable was from three main customers, representing approximately 37%, 35% and 21% of the Company’s total accounts receivable. As of December 31, 2021, the

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

Company’s accounts receivable was from two main customers, representing approximately 77% and 17% of the Company’s total accounts receivable.
For the year ended December 31, 2022, the Company has four customers that represent greater than 10% of the Company’s total revenue and revenue recognized from these customers represented approximately 30%, 27%, 19% and 15% of total revenue. For the year ended December 31, 2021, the Company has two customers that represent greater than 10% of the Company’s total revenue and revenue recognized from these customers represented approximately 66% and 26% of total revenue.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. As of December 31, 2022, and 2021, the amount of cash equivalents included in cash and cash equivalents totaled $9,763 and $30,710, respectively.
Restricted Cash
Restricted cash consists of cash on deposit to secure a letter of credit totaling $137 as of December 31, 2022, and 2021 that is required to be maintained in connection with the Company’s lease arrangements. The letter of credit is expected to be renewed until the lease expiration in 2024. As of December 31, 2022, and 2021, the Company classified its restricted cash as non-current
asset on the consolidated balance sheet based on the release date of the restrictions.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31,
	2022	2021
Cash and cash equivalents	$10,073	$31,032
Restricted cash	137	137

Total cash, cash equivalents and restricted cash	$10,210	$31,169

Fair Value Measurements
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
Level 1 — Quoted prices in active markets for identical assets or liabilities.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life
Costs for capital assets not yet placed into service are capitalized and are depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance that do not improve or extend the life of the respective assets are charged to expense as incurred.
Impairment of Long-Lived Assets
Long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. If such asset group is considered to be impaired, the impairment loss to be recognized is measured based on the excess of the carrying value of the impaired asset group over its fair value.
For the years ended December 31, 2022, and 2021, the Company did not recognize any impairment losses on long-lived assets.
Leases
Prior to January 1, 2022, the Company accounted for leases in accordance with FASB ASC 840, Leases (“ASC 840”). At lease inception, the Company determined if an arrangement was an operating or capital lease.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

For operating leases, the Company recognized rent expense, inclusive of rent escalations, on a straight-line basis over the lease term. The Company did not have any capital leases during the years ended December 31, 2022 and 2021.
Effective on January 1, 2022, the Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use
(“ROU”) asset and a lease liability on the consolidated balance sheets for all leases with a lease term of greater than twelve months. For all asset classes, the Company has elected to not recognize leases with a lease term of twelve months or less on the balance sheet and will recognize lease payments for such short-term leases as an expense on a straight-line basis.
The Company enters into contracts that contain both lease and non-lease
components.
Non-lease
components are items or activities that transfer a good or service to the lessee, and may include items such as maintenance, utilities, or other operating costs. Upon its adoption of ASC 842, the Company elected to account for the lease and associated non-lease
components as a single lease component for all existing classes of underlying assets. Variable costs associated with leases, such as utilities or maintenance costs, are not included in the measurement of ROU assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.
Finance and operating lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term and are measured using the discount rate implicit in the lease if readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based upon the available information at the lease commencement date. The Company’s incremental borrowing rate reflects the fixed rate at which the Company could borrow the amount of lease payments in the same currency on a collateralized basis, for a similar term in a similar economic environment. ROU assets are further adjusted for items such as initial direct costs, prepaid rent, or lease incentives. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option.
Segment Information
The Company manages its business as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker, reviews the Company’s financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. As of December 31, 2022, and 2021, the Company does not have material long-term assets outside the US.
Classification of Convertible Preferred Stock
The Company has classified its Convertible Preferred Stock outside of stockholders’ deficit on the Company’s consolidated balance sheets because the holders of such stock have redemption features and certain liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

Capitalization of Software Development Costs
The Company incurred software development costs related to development of its quantum computing platform. Given that the Company may sell the platform both as a service as well as a license, the Company evaluates software development costs to determine the point where technological feasibility is established. The Company has determined that technological feasibility is typically concurrently with the release, and therefore there have not been significant costs capitalized through December 31, 2022. Costs incurred in connection with maintenance and customer support are also expensed as incurred.
Revenue Recognition
Revenue is recognized when the Company satisfies a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Performance obligations in contracts represent distinct or separate services that the Company provides to customers.
The Company recognizes revenue using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract and 5) recognition of revenue when or as the Company satisfies the performance obligations.
At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise, implicit or explicit, to transfer to the customer a good or service (or bundle of goods or services) that is distinct.
The Company currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. The Company’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment for access on an annual or multi-year basis. The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation or multiple performance obligations. The Company allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.
Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.
Revenue from consulting services is generally recognized over time.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

For consulting services the Company measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The Company believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts, where based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.
Revenues from services sold in the form of stand-ready scientific and software engineering service are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.
The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.
The Company’s balances resulting from contracts with customers include the following:
Contract Acquisition Costs
—The Company incurs and pays commissions at the commencement of the contract. The period of the related revenue stream is typically less than one year in duration, and as such, the Company applies the practical expedient to expense the costs in the period in which they were incurred.
The Company capitalizes contract acquisition costs for contracts where the period of the related revenue stream exceeds one year. As of December 31, 2022, 2021 and 2020, capitalized contract acquisition costs of $281, $84 and $0, respectively, were included in prepaid expenses and other current assets and $142, $0, and $0 were included in other non-current
assets on the consolidated balance sheets, respectively. There was $275 and $0 of amortization of contract acquisition costs recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022, and 2021, respectively.
Accounts Receivable
—Accounts receivable represents amounts billed or unbilled to customers that have yet to be collected and represents an unconditional right to receive this consideration from its customers. Account balances are written off against the allowance in the period in which the Company determines that is it probable that the receivable will not be recovered. As of December 31, 2022, and 2021, the Company had zero allowance for doubtful accounts. As of December 31, 2022, and 2021, unbilled accounts receivable was $827 and $33.
Deferred Revenue
—Deferred revenue represents payments received for which revenue has not yet been recognized.
Balances from contracts with customers for the year ended December 31, 2022, consist of the following:

	End of Year	Beginning of Year
Accounts receivable	$1,427	$971
Deferred revenue	500	821
All deferred revenue as of December 31, 2021 was recognized as revenue during the year ended December 31, 2022. The decrease in deferred revenue is due to decreased customer billings for revenue not yet

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

delivered for consulting services and subscriptions relating to timing of satisfaction of the Company’s performance obligations.
Balances from contracts with customers for the year ended December 31, 2021, consist of the following:

	End of Year	Beginning of Year
Accounts receivable	$971	$121
Deferred revenue	821	429
All deferred revenue as of December 31, 2020 was recognized as revenue during the year ended December 31, 2021.
Revenue from contracts with customers recognized for the years ended December 31, 2022, and 2021 consist of the following:

	Twelve Months Ended December 31,
	2022	2021
Point in time	$—	$375
Over time	5,166	457

Total	$5,166	$832

All revenue was generated in U.S. during the year ended December 31, 2022 and 2021.
Cost of Revenue
Cost of revenue includes expenses related to supporting product offerings. The Company’s primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to the Company’s information technology and systems, including network costs, data center maintenance, database management and data processing costs. The Company allocates these overhead expenses based on headcount, and thus are reflected in cost of revenue and each operating expense category.
Research and Development Expenses
Research and development expenses consist primarily of expenses and overhead costs incurred in developing new products. The Company expenses all research and development costs as incurred.
Sales and Marketing Expenses
Advertising expenses, which are included in sales and marketing expense in the consolidated statement of operations and comprehensive loss, primarily include promotional expenditures, and are expensed as incurred. The amount incurred for advertising expenses for the years ended December 31, 2022, and 2021 was immaterial.
In addition, sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for the Company’s employees

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, benefits and other related costs, for personnel and consultants in the Company’s executive and finance functions. General and administrative expenses also include professional fees for legal, finance, accounting, intellectual property, auditing, tax and consulting services, travel expenses and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs not otherwise included in research and development expenses or sales and marketing expenses.
Stock-Based Compensation
The Company measures all stock-based awards granted to employees, directors and non-employees
based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures restricted stock awards using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.
The Company grants stock options and restricted stock awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees
with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. The Company accounts for forfeitures as they occur.
The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
Comprehensive Loss
Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The comprehensive loss for the Company equals its net loss plus changes in foreign currency translation for all periods presented.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step
process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of December 31, 2022 and 2021.
Emerging Growth Company
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Following the completion of the pending merger (see Note 15), the Company expects to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging
growth companies or (ii) within the same time periods as private companies. The Company intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As a result, the Company’s financial statements may not be comparable to those public companies that comply with new or revised accounting pronouncements as of public company effective dates. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU
No. 2016-02,
Leases, as subsequently amended, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors), and replaces the existing guidance in ASC 840.
The Company adopted ASC 842 with an effective date of January 1, 2022, using the modified retrospective transition approach which uses the effective date as the date of initial application. As a result, prior periods are presented in accordance with the previous guidance in ASC 840. The Company has elected to apply the package of three practical expedients which require no reassessment of (1) whether any expired or existing contracts are

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

or contain leases, (2) lease classification of any expired or existing leases, or (3) the capitalization of initial direct costs for any existing leases.
Upon its adoption of ASC 842 on January 1, 2022, the Company recognized operating lease right-of-use
assets of $732 and related operating lease liabilities of $756, and derecognized amounts for the unamortized deferred rent liabilities on the Company’s balance sheet. The adoption of ASC 842 did not have a material impact on the Company’s consolidated statements of operations and comprehensive loss or statements of cash flows.
In December 2019, the FASB issued ASU
2019-12, Simplifying
the Accounting for Income Taxes (Topic 740) (“ASU
2019-12”),
which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU
2019-12
is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years with certain amendments applied on a modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption, and others prospectively. Early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU
2016-13, Financial
Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments (“ASU
2016-13”),
which significantly changes how entities will account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income.
ASU 2016-13
replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses that requires entities to estimate an expected lifetime credit loss on most financial assets and certain other instruments. Adoption of this guidance is required, prospectively, for private companies for annual periods beginning after December 15, 2022, with early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

3.	Fair Value Measurements
The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Fair Value Measurements at December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$9,763	$—	$—	$9,763

	$9,763	$—	$—	$9,763

	Fair Value Measurements at December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$30,710	$—	$—	$30,710

	$30,710	$—	$—	$30,710

Money market funds were valued by the Company based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy. For the years ended December 31, 2022, and 2021, there were no transfers between Level 1, Level 2 and Level 3.

4.	Property and Equipment, Net
Property and equipment, net consisted of the following:

	December 31, 2022	December 31, 2021
Computer equipment	$627	$378
Furniture and fixtures	128	125
Leasehold improvements	26	26

	781	529
Less: Accumulated depreciation and amortization	(467)	(291)

Property and equipment, net	$314	$238

Depreciation and amortization expense of property and equipment for the years ended December 31, 2022, and 2021 was $176 and $124, respectively.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

5.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2022	2021
Accrued employee compensation and benefits	$705	$1,092
Accrued professional fees	1,953	772
Other	486	62

	$3,144	$1,926

6.	Convertible Preferred Stock
The Company has issued Series Seed Convertible Preferred Stock (“Series Seed Preferred Stock”), Series A Convertible Preferred Stock (“Series A Preferred Stock”), Series
B-1
Convertible Preferred Stock and Series
B-2
Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the Series Seed and Series A Preferred Stock, the “Convertible Preferred Stock”).
As of December 31, 2022, and 2021, the authorized, issued, and outstanding Convertible Preferred Stock and their principal terms were as follows:

		December 31, 2022 and 2021
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	$0.0001	2,163,527	2,163,527	$5,380	$5,443	2,163,527
Series A Preferred Stock	0.0001	4,785,883	4,785,883	21,417	21,626	4,785,883
Series B–1 Preferred Stock	0.0001	6,264,714	5,839,471	30,587	30,760	5,839,471
Series B–2 Preferred Stock	0.0001	1,433,699	1,433,699	7,332	7,175	1,433,699

		14,647,823	14,222,580	$64,716	$65,004	14,222,580

In August 2020, the Company issued 7,273,170 shares of Series B Preferred Stock. This consisted of 5,839,471 shares of Series
B-1
Preferred Stock at a purchase price of $5.2676 per share for cash proceeds of $30,760. The issuance also included the conversion of a total of $7,175 in convertible debt and accrued interest for 1,433,699 shares of Series
B-2
Preferred Stock. The Company incurred issuance costs of $216, which were recorded as a reduction of the carrying amount of Series
B-1
Preferred Stock.
The holders of the Convertible Preferred Stock have the following rights and preferences:
Voting Rights
—The holders of Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted
basis. Each share of Convertible Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Series A Preferred stock are entitled to elect one member of the Company’s Board of Directors, holders of the Series B Preferred Stock are entitled to elect one member of the Company’s

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

Board of Directors, the holders of Convertible Preferred Stock, voting together, are entitled to elect two members of the Company’s Board of Directors, and the holders of the common stock are entitled to elect two members of the Company’s Board of Directors.
Dividends
—The Convertible Preferred Stock has the right to receive dividends only when, as and if declared by the Company’s Board of Directors. No dividends have been declared through December 31, 2022.
Redemption
—The Series Seed Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock are not redeemable.
Liquidation
—In the event of liquidation, dissolution or winding up of the Company, the Convertible Preferred Stockholders will be entitled to receive, in preference to all common stockholders, an amount equal to $2.516 per share for Series Seed, $4.5187 per share for Series A, $5.2676 per share for Series
B-1,
and $5.0042 per share for Series
B-2
as adjusted for certain events, plus any declared or accrued and unpaid dividends. If upon such liquidation, dissolution, winding up or deemed liquidation event, the assets of the Company available for distribution to it stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After such distributions have been made, the remaining assets available for distribution shall be distributed among the common stockholders on a pro rata basis based upon the number of shares held by each common stockholder.
Conversion
—Each share of Series Seed Preferred Stock, Series A Preferred Stock, Series
B-1
Preferred Stock, and Series
B-2
Preferred Stock is convertible into one share of common stock based on a conversion price of $2.516, $4.5187, $5.2676, and $5.0042 per share, respectively, adjustable for certain dilutive events. Conversion is at the option of the holder. The Convertible Preferred Stock converts automatically upon the closing of an initial public offering resulting in net proceeds of at least $50,000 or upon the decision of the holders of at least fifty percent of the outstanding Series Seed, A, and B Preferred Stock.

7.	Common Stock
As of December 31, 2022, and 2021, the Company has 23,500,000 shares of $0.0001 par value common stock authorized. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above and as designated by resolution of the Board of Directors. Each share of common stock entitles the holder to one vote, together with the holders of the Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the preferential dividend rights of Convertible Preferred Stock.
As of December 31, 2022, and 2021, the Company has reserved 3,606,659 and 3,813,104 shares of its common stock to provide for exercise of outstanding stock options, and the future issuance of common stock options and restricted stock awards under the 2018 Stock Incentive Plan and 14,222,580 at December 31, 2022, and 2021 to provide for the potential conversion of shares of Convertible Preferred Stock into common stock.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

8.	Stock-Based Compensation
2018 Equity Incentive Plan
In 2018, the Board of Directors adopted the 2018 Stock Incentive Plan (the “2018 Plan”). Under the terms of the 2018 Plan, incentive stock options (“ISO”) may be granted to employees of the Company and nonqualified stock options, or restricted stock awards may be granted to directors, consultants, employees and officers of the Company. The exercise price of stock options cannot be less than the fair value of the Company’s common stock on the date of grant. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.
The total number of shares of common stock issuable under the 2018 Plan was 4,439,478 as of December 31, 2022, and 2021. As of December 31, 2022, and 2021, there were 170,276 and 721,296 shares, respectively, remaining available for future grants under the 2018 Plan. Shares of unused common stock underlying any stock-based awards that are forfeited, canceled, or reacquired by the Company prior to vesting will again be available for the grant of awards under the 2018 Plan.
Stock Option Valuation
The Company uses the
Black-Scholes
option-pricing
model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based
payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded
peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held
company and therefore lacks
company-specific
historical and implied volatility information. The
risk-free
interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the stock options granted. The Company uses the simplified method (an expected term based on the midpoint between the vesting date and the end of the contractual term) to calculate the expected term for awards that qualify as “plain-vanilla” options as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by management with consideration to a third-party
valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted:

	Year Ended December 31,
	2022	2021
Fair value per share of underlying common stock	$5.26	$1.84 – $2.46
Risk–free interest rate	1.61% – 2.95%	0.56% – 1.44%
Expected term (in years)	5.74 – 6.08	5.56 – 8.29
Expected volatility	47.94% – 49.25%	38.22% – 39.05%
Expected dividend yield	0%	0%
Stock Options
Stock option activity under the 2018 Plan during the years ended December 31, 2022, is as follows:

	Number of Shares	Weighted– Average Exercise Price	Weighted–Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2021	3,091,808	$1.59	8.57	$11,360
Granted	620,500	5.26
Exercised	(206,445)	1.36
Forfeited and expired	(69,480)	2.14

Balance at December 31, 2022	3,436,383	$2.25	7.87	$10,337

Options vested and exercisable at December 31, 2022	1,630,401	$1.49	7.16	$6,146
Options vested and expected to vest at December 31, 2022	3,436,383	$2.25	7.87	$10,337
All stock options granted have time-based vesting conditions and vest over a four-year period. The weighted-average grant-date fair value of stock options granted for year the ended December 31, 2022, and 2021 was $2.58 and $0.73 per share, respectively. As of December 31, 2022, there was $2,044 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 2.26 years.
Restricted Common Stock
The Company may grant nonvested restricted common stock to employees, directors, and consultants with or without cash consideration. These grants contain certain restrictions on the sale of the shares. Nonvested restricted common stock are not considered issued or outstanding for accounting purposes until they vest. Upon termination of the relationship with a holder of such shares, the Company has the right to repurchase the nonvested restricted common stock shares at the price paid by the holder or, if there was no consideration, a price per share defined in the agreement.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

The nonvested restricted common stock was issued during the year ended December 31, 2017, at the then current fair value. Amounts paid for nonvested restricted common stock are recorded as a liability until such shares vest and is included in accrued expenses at 2021 and were immaterial.
Nonvested restricted common stock activity during the year ended December 31, 2022, is as follows:

	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested restricted common stock at December 31, 2021	83,333	$0.0001
Vested	(83,333)	0.0001

Unvested restricted common stock at December 31, 2022	—

The aggregate fair value of restricted common stock that vested during the years ended December 31, 2022, and 2021 was immaterial.
As of December 31, 2022, there was no unrecognized compensation cost related to unvested restricted common stock.
Stock-Based Compensation
The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted common stock in the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2022	2021
Research and development	$241	$120
Sales and marketing	196	46
General and administrative	468	299
Cost of revenue	35	17

	$940	$482

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

9.	Leases
Operating leases
As a lessee, the Company leases certain office spaces under
non-cancelable
operating leases located in the United States and Canada. These operating leases have remaining lease terms between 20 and 33 months. The following table summarizes the presentation of the Company’s operating leases on its consolidated balance sheets:

December 31, 2022
Assets
Noncurrent
Operating lease assets	$583

Liabilities
Current
Operating lease liabilities	$353
Noncurrent
Operating lease liabilities	252

Total lease liabilities	$605

The components of lease cost under ASC 842 included in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2022 were as follows:

Lease Cost	For the year ended December 31, 2022
Operating lease cost	$343
Short term lease cost	56
Cash used in operating activities for payments of amounts included in the measurement of operating liabilities was $347 for the year ended December 31, 2022. Operating lease ROU assets of $120 were obtained in exchange for new operating lease liabilities totaling $120 in the year ended December 31, 2022.
The weighted average remaining operating lease term was 1.60 years and the weighted average discount rate was 11.55% as of December 31, 2022.
The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2022:

Maturity of Lease Liabilities	For the year ended December 31, 2022
Operating Leases
2023	$400
2024	261

Total lease payments	661
Less: interest	(56)

Present value of lease liabilities	$605

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

The following table summarizes the future minimum lease payments due under the Company’s operating leases as of December 31, 2021, presented in accordance with ASC 840, the relevant accounting standard at that time. Rent expense during the year ended December 31, 2021 was $302.

Year ended December 31, 2021	Amount
2022	$326
2023	333
2024	254

Total minimum lease payments	$913

10.	Income Taxes
The components of (loss) income before provision for income taxes for the years ended December 31, 2022 and December 31, 2021 were:

	Year Ended December 31,
	2022	2021
United States	$(23,561)	$(17,081)
Foreign	166	107

Loss before income taxes	$(23,395)	$(16,974)

The components of the provision for income taxes are as follows:

	December 31,
	2022	2021
Current tax provision
Federal	$—	$—
State	—	—
Foreign	53	34

Total current tax provision	53	34
Deferred tax provision
Federal	—	—
Foreign	—	—

Total deferred tax provision	—	—

Total provision for income taxes	$53	$34

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate for each reporting period is as follows:

	December 31,
	2022	2021
Income at U.S. statutory rate	$(4,822)	$(3,562)
State taxes, net of federal benefit	(738)	(499)
Foreign rate differential	10	7
Change in valuation allowance	6,085	4,226
Permanent differences	98	(35)
Tax credits	(214)	(46)
Other	(366)	(57)

Total provision for income taxes	$53	$34

The provision for income taxes differs from the expense that would result from applying statutory rates to income before income taxes. The differences primarily result from changes in valuation allowance.
Deferred income taxes reflect impact of carryforwards and temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The carryforwards and temporary differences, which give rise to a significant portion of the Company’s deferred tax asset as of December 31, 2022 and December 31, 2021, are as follows:

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Federal and state net operating loss carryforwards	$11,940	$8,146
Research and development credits	331	89
Depreciation and amortization	17	9
Section 174 capitalized research and development	2,018	—
Lease liability	128	—
Other	421	301

Total deferred tax assets	14,855	8,545
Deferred tax liabilities:
Right of use asset	(123)	—
Other	(102)	—

Total deferred tax liabilities	(225)	—

Less: Valuation allowance	(14,630)	(8,545)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2022 and December 31, 2021, the Company is in a net deferred tax asset position before valuation allowance. The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient future taxable income. In assessing the realization of the deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

deferred tax assets will not be realized. The Company considers projected future taxable income, scheduled reversal of existing deferred tax liabilities, and tax planning strategies in making this assessment. As of December 31, 2022 and December 31, 2021, the Company has considered all available evidence, both positive and negative, and determined that it is more likely than not that the Company’s net deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2022 and 2021. The change in the valuation allowance for years ended December 31, 2022 and 2021 was an increase of $6,085 and $4,226, respectively.
As of December 31, 2022, the Company had federal net operating loss carryforwards totaling $48,088, which
are available to reduce the Company’s future taxes and have an unlimited carryforward period. The company had an immaterial amount of net operating losses generated prior to 2018 that expire in 2037. As of December 31, 2022, the Company had state net operating loss carryforwards totaling $29,836. As of December 31, 2022 and 2021, the Company had federal research and development tax credits of $186 and $0, respectively that generally expire at various dates through 2042. As of December 31, 2022 and 2021, the Company had state research and development tax credits of $184 and $112 that generally expire at various dates through 2037.
The future realization of the net operating loss carryforwards may be limited by the change in ownership rules under Section 382 of the Internal Revenue Code (“Section 382”). Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development credit carryforward before utilization.
The Company files income tax returns in the U.S. federal tax jurisdiction and in various state and foreign jurisdictions in which it operates, and is therefore subject to tax examination by various taxing authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, foreign, state and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service or any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits as of December 31, 2022 and 2021.
The Company accounts for uncertain tax positions recognized in the consolidated financial statements following a more-likely-than-not
threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. As of December 31, 2022 and 2021, the Company has not identified any uncertain tax positions. The Company will recognize interest and penalties, if any, related to uncertain tax positions in income tax expense. As of December 31, 2022, no interest or penalties have been accrued.

11.	Retirement Plan
The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The Company’s 401(k) Plan covers all eligible employees and allows participants to

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

defer a portion of their annual compensation on a
pre-tax
basis. Employees of the Company may participate in the 401(k) plan immediately upon hiring, as there are no age or service requirements. The Company does not match employee contributions.

12.	Commitments and Contingencies
Leases
The Company’s commitments under its operating leases are described in Note 9.
License and Collaboration Agreements
During 2018, the Company entered into an exclusive patent license agreement (the “license agreement”), with a term that continued unless terminated by the Company or the licensor. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, the Company issued shares of its common stock to the licensor representing four percent of the Company’s capital stock on a fully diluted basis.
The license agreement obligated the Company to pay fixed annual license maintenance fees of $50 and $100 for the years ended December 31, 2021, and 2022, respectively, and $100 per year thereafter until the Company or the licensor terminates the license.
The license agreement obligated the Company to pay fixed milestone payments upon the achievement of certain sales thresholds. The payments total $150, and the maximum sales threshold is $25,000. The Company did not trigger any payments to the licensor during the years ended December 31, 2022, and 2021.
The license agreement obligated the Company to pay a royalty calculated as two percent of net sales. The license agreement also requires the Company to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. The Company paid $0 in royalties during the years ended December 31, 2022, and 2021. On February 10, 2023, the Company terminated the license agreement by written notice to the licensor. Subsequent to the termination of the license agreement, all licensing rights held by the Company were forfeited to the licensor. The Company did not owe any accrued obligations or payments to the licensor after the license agreement was terminated.

13.	Net Loss per Share
The Company applies the
two-class
method when computing net income (loss) per share attributable to common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class
method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all income (loss) for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the common stockholders. There is no allocation required under the two-class
method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

Basic net loss per share available to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share available to common shareholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, Convertible Preferred Stock, unvested restricted shares and outstanding stock options to purchase common shares were considered common stock equivalents but had been excluded from the calculation of diluted net loss per share available to common shareholders as their effect was anti-dilutive. In periods in which the Company reports a net loss available to common shareholders, diluted net loss per share available to common shareholders is the same as basic net loss per share available to common shareholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net loss available to common shareholders for the years ended December 31, 2022, and 2021.
The following table sets forth the computation of net loss per common share:

	Year Ended December 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(23,448)	$(17,008)

Denominator:
Weighted–average common shares outstanding, basic and diluted	5,012,722	3,776,270

Net loss per share attributable to common stockholders, basic and diluted	$(4.68)	$(4.50)

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2022	2021
Convertible preferred stock (as converted to common stock)	14,222,580	14,222,580
Stock options to purchase common stock	3,436,383	3,091,808
Unvested restricted common stock	—	83,333

	17,658,963	17,397,721

14.	Related Party Transactions
The Company’s Chief Executive Officer and member of the Company’s Board of Directors, as well as the Company’s Chief Technology Officer, entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement on August 31, 2020. This agreement provides for customary rights of first refusal and co-sale related to certain sales of Zapata capital stock. This agreement will terminate upon the closing of the proposed merger with Andretti Acquisition Corp. (refer to Note15). A member of the Company’s Board of Directors also provides consulting services to the Company. For the years ended December 31, 2022 and 2021, the Company incurred fees of $62 for these services, respectively, which are included as general and administrative expenses. There was zero due to or from the related party as of December 31, 2022, and 2021.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

15.	Subsequent Events
The Company has evaluated all events subsequent to December, 31, 2022 and through October 27, 2023, which represents the date these consolidated financial statements were available to be issued. There were no other subsequent events that would require disclosure in the Company’s consolidated financial statements other than described below.
Senior Notes
During June 2023, the Company issued convertible notes to certain lenders (the “Senior Notes”). The aggregate principal amount of the Senior Notes issued as of the filing date is $5,625. The Company performed an analysis of all of the terms and features of the Senior Notes and has elected the Fair Value Option to account for the Senior Notes as the Company has identified embedded derivatives, such as voluntary conversion upon qualified financing, automatic conversion upon
De-SPAC
Transaction, defined as a business combination between the Company and a special purpose acquisition company (“SPAC”), with or without a private investment in public equity (“PIPE”), automatic conversion upon initial public offering (“IPO”), repayment under a change of control event, and optional conversion under prepayment, all of which would require bifurcation and separate accounting. The Senior Notes will be remeasured at fair value at each balance sheet date until repayment or conversion. Changes to the fair value of the Senior Notes will be recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. The analysis of the fair value of the Senior Notes contains inherent assumptions related to the market interest rate, the probability of alternate financing, change of control, IPO,
De-SPAC
Transaction with or without PIPE, maturity extension, and payment at original maturity. Due to the use of significant unobservable inputs, the overall fair value measurement of the Senior Notes will be classified as Level 3.
Advisory Agreement
On September 13, 2023, the Company entered into an agreement with a third party for advisory services to be provided related to the merger. Pursuant to the agreement, the Company may be subject to various contingent fees and terms. If the merger is effected within 12 months of the agreement date, the Company will be obligated to pay the third party a cash fee of $1,250 at the closing date. Similarly, if the gross cash raised through the merger is below $40,000 then the Company will be obligated to pay the third party $750 at closing date as well as issue shares of SPAC common stock to the third party with a total value of $500. The number of SPAC common shares issuable is equal to (a) $500 divided by (b) the trailing five-day
volume weighted average price as calculated by Bloomberg 30 calendar days after the closing date. Additionally, at the closing date the Company will be obligated to pay a cash placement fee equal to 5% of the aggregate purchase price paid by each purchaser of securities that are placed in the offering with investors introduced by the third party.
Entrance into Business Combination Agreement
On September 6, 2023, the Company entered into the business combination agreement with Andretti Acquisition Corp. (“AAC”) and Tigre Merger Sub Inc., a wholly owned subsidiary of AAC (“Merger Sub”). The business combination agreement provides, among other things, that on the terms and subject to the conditions set forth therein, a business combination between AAC and Zapata will be effected through the merger of Merger Sub with and into Zapata (the “Merger”), with Zapata surviving the Merger as a wholly owned subsidiary of AAC. The Board of Directors of AAC has (i) approved and declared advisable the business combination agreement, the business combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the business combination agreement and related matters by the shareholders of AAC.

ZAPATA COMPUTING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share and share amounts)

Immediately prior to the effective time of the business combination, AAC will change its jurisdiction of incorporation by migrating out of the Cayman Islands and domesticating as a Delaware corporation. Pursuant to and by virtue of the domestication, at the effective time of the domestication and without any action on the part of any shareholder of AAC, (i) each issued and outstanding share of AAC’s Class A ordinary shares and each issued and outstanding share of AAC’s Class B ordinary shares shall be converted, on a one-for-one
basis, into one share of common stock of the combined company (the “New Company Common Stock”) and (ii) each warrant of AAC that is outstanding at the time of the domestication and exercisable for one share of AAC Class A Common Stock shall convert automatically into a warrant exercisable for one share of New Parent Common Stock pursuant to the applicable warrant agreement.
Upon the closing of the business combination, each share of the Company’s capital stock (including the Company’s preferred stock and common stock) will be converted into the right to receive such number of shares of New Company Common Stock equal to the conversion ratio in accordance with the business combination agreement. Each outstanding option to purchase shares of the Company’s common stock shall be converted into an option to purchase shares of New Company Common Stock. AAC will enter into an exchange agreement with each holder of Zapata’s Senior Notes prior to the closing of the merger, pursuant to which such Senior Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such exchange agreement and at the effective time of the merger, issue shares of New Company Common Stock to the holders of Senior Notes then outstanding in exchange for such Senior Notes in accordance with the terms of the Senior Notes and the exchange agreements.
One of AAC’s affiliates, Andretti Autosport Holding Company, LLC (f/k/a Andretti Autosport Holding Company, Inc., “Andretti Autosport”), has preexisting contractual relationships with the Company. In February 2022, Andretti Autosport entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with the Company. For the years ended December 31, 2022 and 2021, the Company recorded $1,534 and $0, respectively, in revenue related to the enterprises solution subscription agreement. Andretti Autosport also entered into a managed service agreement with the Company in October 2022. The Company did not record revenue related to the enterprise managed service agreement during the years ended December 31, 2022 and 2021. For the years ended December 31, 2022 and 2021, the company recorded $2,435 and $0, respectively, in sales and marketing expense related to the Sponsorship agreement. The remaining committed future expense under the sponsorship agreement at December 31, 2022 is $5,565. The Company considered that these agreements were executed prior to the business combination agreement and were not executed in contemplation of the business combination.

ZAPATA COMPUTING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$5,996	$10,073
Accounts receivable	1,148	1,427
Prepaid expenses and other current assets	987	769

Total current assets	8,131	12,269
Property and equipment, net	230	314
Operating lease right-of-use assets	411	583
Other non-current assets	156	279

Total assets	$8,928	$13,445

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,142	$1,421
Deferred revenue	222	500
Operating lease liability, current	353	353
Notes payable, current	5,445	—
Accrued expenses and other current liabilities	1,614	3,144

Total current liabilities	10,776	5,418
Operating lease liability, non-current	75	252
Non-current liabilities	19	142

Total liabilities	10,870	5,812

Commitments and contingencies (Note 12)
Convertible preferred stock (Series Seed, A, B-1 and B-2), $0.0001 par value; 14,647,823 shares authorized at June 30, 2023 and December 31, 2022; 14,222,580 shares issued and outstanding at June 30, 2023 and December 31, 2022; aggregate liquidation preference of $65,004 at June 30, 2023 and December 31, 2022	64,716	64,716
Stockholders’ deficit:
Common stock, $0.0001 par value; 23,500,000 shares authorized at June 30, 2023 and December 31, 2022; 5,102,112 and 5,095,831 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	2,950	2,734
Accumulated other comprehensive loss	(32)	(25)
Accumulated deficit	(69,576)	(59,792)

Total stockholders’ deficit	(66,658)	(57,083)

Total liabilities, convertible preferred stock and stockholders’ deficit	$8,928	$13,445

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAPATA COMPUTING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Six Months Ended June 30,
	2023	2022
Revenue	$2,944	$2,362
Cost of revenue	2,456	1,422

Gross profit	488	940

Operating expenses:
Sales and marketing	3,349	3,384
Research and development	3,599	3,985
General and administrative	2,768	4,613

Total operating expenses	9,716	11,982

Loss from operations	(9,228)	(11,042)

Other income (expense):
Interest income	57	7
Other income (expense), net	(586)	9

Total other income (expense), net	(529)	16

Net loss before income taxes	(9,757)	(11,026)
Provision for income taxes	(27)	(39)

Net loss	(9,784)	(11,065)
Net loss attributable to common stockholders	$(9,784)	$(11,065)

Net loss per share attributable to common stockholders, basic and diluted	$(1.92)	$(2.22)

Weighted-average common shares outstanding, basic and diluted	5,098,802	4,976,584

Net loss	$(9,784)	$(11,065)
Foreign currency translation adjustment	(7)	(22)

Comprehensive loss	$(9,791)	$(11,087)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAPATA COMPUTING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Unaudited)
(In thousands, except share amounts)

	Convertible Preferred Stock ($0.00001 par value)C		Common Stock ($0.0001) par value		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2022	14,222,580	$64,716	5,095,831	$—	$2,734	$(25)	$(59,792)	$(57,083)
Issuance of common stock resulting from exercise of stock options	—	—	6,281	—	9	—	—	9
Cumulative translation adjustment	—	—	—	—	—	(7)	—	(7)
Stock-based compensation expense	—	—	—	—	207	—	—	207
Net loss	—	—	—	—	—	—	(9,784)	(9,784)

Balances at June 30, 2023	14,222,580	$64,716	5,102,112	$—	$2,950	$(32)	$(69,576)	$(66,658)

	Convertible Preferred Stock ($0.00001 par value)C		Common Stock ($0.0001) par value		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2021	14,222,580	$64,716	4,806,053	$—	$1,514	$(9)	$(36,344)	$(34,839)

Vesting of restricted common stock	—	—	83,333	—	9	—	—	—
Issuance of common stock resulting from exercise of stock options	—	—	134,176	—	184	—	—	184
Cumulative translation adjustment	—	—	—	—	—	(22)	—	(22)
Stock-based compensation expense	—	—	—	—	351		—	351
Net loss	—	—	—	—	—	—	(11,065)	(11,065)

Balances at June 30, 2022	14,222,580	$64,716	5,023,562	$—	$2,049	$(31)	$(47,409)	$(45,391)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAPATA COMPUTING, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(9,784)	$(11,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	86	87
Change in fair value of senior notes	570	—
Stock-based compensation expense	207	351
Non-cash lease expense	173	124
Changes in operating assets and liabilities:
Accounts receivable	280	(200)
Prepaid expenses and other current assets	(482)	(577)
Accounts payable	1,721	206
Accrued expenses and other current liabilities	(1,250)	186
Deferred revenue	(279)	(432)
Operating lease liabilities	(179)	(124)

Net cash used in operating activities	(8,937)	(11,444)

Cash flows from investing activities:
Purchases of property and equipment	(2)	(186)

Net cash used in investing activities	(2)	(186)

Cash flows from financing activities:
Proceeds from the exercise of stock options	9	184
Proceeds from senior notes	4,875	—

Net cash provided by financing activities	4,884	184

Effect of exchange rate changes on cash and cash equivalents	(22)	(10)

Net decrease in cash and cash equivalents	(4,077)	(11,456)
Cash and cash equivalents and restricted cash at beginning of period	10,210	31,169

Cash and cash equivalents and restricted cash at end of period	$6,133	$19,713

Supplemental disclosures
Income taxes paid	$22	$3
Purchases of property and equipment included in accounts payable and accrued expenses	$—	$1
The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

1.	Nature of the Business
Zapata Computing, Inc. (“Zapata” or “Company”), a Delaware corporation, was incorporated on November 2, 2017, and is located in Boston, Massachusetts. Zapata has wholly owned subsidiaries located in Canada, Spain, Japan, the United Kingdom as well as Delaware based Zapata Government Services and Massachusetts based Zapata Security Corporation. The Company offers customers Industrial Generative Artificial Intelligence (“AI”) Solutions (as defined below) designed to solve computationally complex problems. These are subscription-based solutions that combine software and services to develop custom industrial generative AI applications. Zapata’s software leverages a broad spectrum of computing resources, including classical, high performance, and quantum computing hardware and, in developing and applying its software tools to specific applications, Zapata uses techniques inspired by quantum physics that can then be applied to the appropriate hardware.
The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its Industrial Generative AI Solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, to achieve profitable operations.
Through June 30, 2023, the Company has funded its operations primarily with proceeds from sales of Convertible Preferred Stock (as defined below). The Company has incurred net losses of $9,784 and $11,065 for the six months ended June 30, 2023, and 2022, respectively. As of June 30, 2023, and December 31, 2022, the Company had an accumulated deficit of $69,576 and $59,792, respectively. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to identify future debt or equity financing and generate profits from its operations. The Company is pursuing all available options for funding which includes seeking private investments such as sale of Senior Notes (as defined below) or additional Convertible Preferred Stock. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern.
The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements as of December 31, 2022, and 2021 and for the years ended December 31, 2022 and 2021.
Principles of Consolidation
The accompanying condensed consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.
Concentrations of Credit Risk
Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at high-quality and accredited financial institutions.
The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. Accounts receivable is presented after consideration of an allowance for credit losses. Prior to adopting Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments – Credit Losses (“ASC 326”), as set forth in “Recently Adopted Accounting Pronouncements” below, the Company applied an incurred loss estimate to calculate the allowance for doubtful accounts. Under ASC 326, the Company maintains an allowance for credit losses and considers the level of past-due
accounts based on the contractual terms of the receivables, historical write offs and existing economic conditions, as well as its relationships with, and the economic status of individual accounts to calculate the allowance for credit losses. The estimated credit losses charged to the allowance is classified as bad debt expense in the condensed consolidated statements of operations and comprehensive loss. As of June 30, 2023, and December 31, 2022, the Company recorded zero allowance for credit losses.
As of June 30, 2023, the Company’s accounts receivable was from three main customers, representing 54%, 28% and 17% of the Company’s total accounts receivable. As of December 31, 2022, the Company’s accounts receivable was from three main customers, representing 37%, 35% and 21% of the Company’s total accounts receivable.
The Company has four customers that represent greater than 10% of the Company’s total revenue for the six months ended June 30, 2023. Revenue recognized from these four customers represented approximately 34%, 26%, 23% and 18% of total revenue during the six months ended June 30, 2023.
The Company has five customers that represent greater than 10% of the Company’s total revenue for the six months ended June 30, 2022 and revenue recognized from these five customers represented approximately 33%, 28%, 13%, 13% and 12% of total revenue.
Restricted Cash
Restricted cash consists of cash on deposit to secure a letter of credit totaling $137 as of June 30, 2023, and December 31, 2022 that is required to be maintained in connection with the Company’s lease arrangements. The letter of credit is expected to be renewed until the lease expiration in 2024. As of June 30, 2023 and December 31, 2022, the Company classified its restricted cash as non-current
asset on the condensed consolidated balance sheets based on the release date of the restrictions.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$5,996	$10,073
Restricted cash	137	137

Total cash, cash equivalents and restricted cash	$6,133	$10,210

Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life
Costs for capital assets not yet placed into service are capitalized and are depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation and

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance that do not improve or extend the life of the respective assets are charged to expense as incurred.
Leases
Prior to January 1, 2022, the Company accounted for leases in accordance with the Financial Accounting Standards Board (“FASB”) ASC 840, Leases (“ASC 840”). At lease inception, the Company determined if an arrangement was an operating or capital lease. For operating leases, the Company recognized rent expense, inclusive of rent escalations, on a straight-line basis over the lease term.
Effective on January 1, 2022, the Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use
(“ROU”) asset and a lease liability on the condensed consolidated balance sheets for all leases with a lease term of greater than twelve months. For all asset classes, the Company has elected to not recognize leases with a lease term of twelve months or less on the condensed consolidated balance sheet and will recognize lease payments for such short-term leases as an expense on a straight-line basis.
The Company enters into contracts that contain both lease and non-lease
components.
Non-lease
components are items or activities that transfer a good or service to the lessee, and may include items such as maintenance, utilities, or other operating costs. Upon its adoption of ASC 842, the Company elected to account for the lease and associated non-lease
components as a single lease component for all existing classes of underlying assets. Variable costs associated with leases, such as utilities or maintenance costs, are not included in the measurement of right-of-
use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.
Finance and operating lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term and are measured using the discount rate implicit in the lease if readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based upon the available information at the lease commencement date. The Company’s incremental borrowing rate reflects the fixed rate at which the Company could borrow the amount of lease payments in the same currency on a collateralized basis, for a similar term in a similar economic environment. ROU assets are further adjusted for items such as initial direct costs, prepaid rent, or lease incentives. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option.
Senior Notes
The Company performed an analysis of all of the terms and features of the Senior Notes and has elected the Fair Value Option to account for the Senior Notes as the Company has identified embedded derivatives, such as voluntary conversion upon qualified financing, automatic conversion upon
De-SPAC
Transaction, defined as a

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

business combination between the Company and a special purpose acquisition company (“SPAC”), with or without a private investment in public equity (“PIPE”), automatic conversion upon initial public offering (“IPO”), repayment under a change of control event, and optional conversion under prepayment, all of which would require bifurcation and separate accounting. The Senior Notes will be remeasured at fair value at each balance sheet date until repayment or conversion. Changes to the fair value of the Senior Notes will be recorded in other income (expense), net in the condensed consolidated statements of operations and comprehensive loss. The Company has also elected the option of combining interest expense and the change in fair value as a single line item within the condensed consolidated statements of operations and comprehensive loss. Differences between the fair value of the Senior Notes and the proceeds received are presented within other income (expense), net in the condensed consolidated statements of operations and comprehensive loss.
Revenue Recognition
Revenue is recognized when the Company satisfies a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Performance obligations in contracts represent distinct or separate goods or services that the Company provides to customers.
The Company recognizes revenue using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract and 5) recognition of revenue when or as the Company satisfies the performance obligations.
At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct.
The Company currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. The Company’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment for access on an annual or multi-year basis. The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation or multiple performance obligations. The Company allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.
Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

Revenue from consulting services is generally recognized over time.
For consulting services the Company measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The Company believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts, where based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.
Revenue from services sold in the form of stand-ready scientific and software engineering service are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.
The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the condensed consolidated balance sheets.
The Company’s balances resulting from contracts with customers include the following:
Contract Acquisition Costs
—The Company incurs and pays commissions at the commencement of the contract. The period of the related revenue stream is typically less than one year in duration, and as such, the Company applies the practical expedient to expense the costs in the period in which they were incurred.
The Company capitalizes contract acquisition costs for contracts where the period of the related revenue stream exceeds one year. As of June 30, 2023, December 31, 2022 and January 1, 2022, capitalized contract acquisition costs of $38, $281 and $84 were included in prepaid expenses and other current assets, respectively, and $38, 142 and $0 were included in other non-current
assets on the condensed consolidated balance sheets, respectively. There was $19 and $115 of amortization of contract acquisition costs recognized in the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2023 and 2022, respectively.
Accounts Receivable
—Accounts receivable represents amounts billed or unbilled to customers that have yet to be collected and represent an unconditional right to receive this consideration from its customers. Account balances are written off against the allowance in the period in which the Company determines that is it probable that the receivable will not be recovered. As of June 30, 2023, and December 31, 2022, the Company had zero allowance for doubtful accounts. As of June 30, 2023, and December 31, 2022, unbilled accounts receivable was $521 and $827, respectively.
Deferred Revenue
—Deferred revenue represents payments received for which revenue has not yet been recognized.
Balances from contracts with customers as of June 30, 2023 consist of the following:

	End of Period	Beginning of Period
Accounts receivable	$1,148	$1,427
Deferred revenue	222	500

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

All deferred revenue as of December 31, 2022 was recognized as revenue during the six months ended June 30, 2023. The decrease in deferred revenue is due to decreased customer billings for revenue not yet delivered for consulting services and subscriptions relating to timing of satisfaction of the Company’s performance obligations.
Balances from contracts with customers for the year ended December 31, 2022, consist of the following:

	End of Period	Beginning of Period
Accounts receivable	$1,427	$971
Deferred revenue	500	821
All revenue from contracts with customers was generated in U.S and was recognized over time for the six months ended June 30, 2023 and 2022.
Emerging Growth Company
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Following the completion of the pending merger (see Note 15), the Company expects to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging
growth companies or (ii) within the same time periods as private companies. Zapata intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As a result, the Company’s condensed consolidated financial statements may not be comparable to those public companies that comply with new or revised accounting pronouncements as of public company effective dates. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments – Credit Losses (“ASU
2016-13”),
which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU
2016-13
became effective for the Company for annual and interim reporting periods beginning after December 15, 2022. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.
In February 2016, the FASB issued ASU
No. 2016-02,
Leases, as subsequently amended, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors), and replaces the existing guidance in ASC 840, Leases.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

The Company adopted ASC 842 with an effective date of January 1, 2022, using the modified retrospective transition approach which uses the effective date as the date of initial application. As a result, prior periods are presented in accordance with the previous guidance in ASC 840. The Company has elected to apply the package of three practical expedients which require no reassessment of (1) whether any expired or existing contracts are or contain leases, (2) lease classification of any expired or existing leases, or (3) the capitalization of initial direct costs for any existing leases.
Upon its adoption of ASC 842 on January 1, 2022, the Company recognized operating lease right-of-use
assets of $732 and related operating lease liabilities of $756, and derecognized amounts for the unamortized deferred rent liabilities on the Company’s condensed consolidated balance sheets. The adoption of ASC 842 did not have a material impact on the Company’s condensed consolidated statements of operations and comprehensive loss or condensed consolidated statements of cash flows.
Recently Issued Accounting Standards Not Yet Adopted
In August 2020, the FASB issued ASU
2020-06,
Debt - Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815 - 40) (“ASU
2020-06”).
ASU
2020-06
simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU
2020-06
will have on its condensed consolidated financial statements.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

3.	Fair Value Measurements
The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Fair Value Measurements at June 30, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$5,613	$—	$—	$5,613

	$5,613	$—	$—	$5,613

Liabilities:
Senior notes	$—	$—	$(5,445)	$(5,445)

	$—	$—	$(5,445)	$(5,445)

	Fair Value Measurements at December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$9,763	$—	$—	$9,763

	$9,763	$—	$—	$9,763

Money market funds were valued by the Company based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy. Senior Notes are revalued at each remeasurement date using inputs that are generally unobservable and reflect management’s estimates of assumptions that market participants would use in pricing the liability, which represent a Level 3 measurement within the fair value hierarchy. For the six months ended June 30, 2023 and 2022, there were no transfers between Level 1, Level 2 and Level 3.
The following table presents the change in fair value of the Senior Notes for the six months ended June 30, 2023:

Amounts
Balance as of December 31, 2022	$—
Senior notes issuance	5,395
Change in fair value of senior notes	50

Balance as of June 30, 2023	$5,445

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

4.	Property and Equipment, Net
Property and equipment, net consisted of the following:

	June 30, 2023	December 31, 2022
Computer equipment	$629	$627
Furniture and fixtures	128	128
Leasehold improvement	26	26

	783	781
Less: Accumulated depreciation and amortization	(553)	(467)

Property and equipment, net	$230	$314

Depreciation and amortization expense of property and equipment for the six months ended June 30, 2023, and 2022 was $86 and $87, respectively.

5.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	June 30, 2023	December 31, 2022
Accrued employee compensation and benefits	$1,048	$705
Accrued professional fees	513	1,953
Other	53	486

	$1,614	$3,144

6.	Debt
Senior Notes
On June 13, 2023, the Company entered into a senior purchase note agreement and senior promissory note agreement with certain lenders. Under the agreements, the Company agreed to issue convertible notes in an aggregate principal amount of up to $20,000 (the “Senior Notes”). The Senior Notes accrue interest at a rate of 20.0% per annum and mature on June 13, 2024 and can be extended one year from the maturity date at the option of the Company. There are no principal or interest payments due until maturity. On the maturity date, one-fourth
of the accrued unpaid interest of the Senior Notes will be payable by the Company in shares of common stock of the Company.
The Company is permitted to prepay the Senior Notes and any accrued interest prior to the maturity date. Upon a prepayment by the Company, each noteholder has the option to convert the prepaid portion of their respective note into shares of common stock of the Company at a price per share equal to the fair market value on the date notice of the prepayment is provided.
Upon a change of control of the Company prior to the maturity date, each noteholder has the option to receive consideration equal to the amount that the noteholder would have received as though their respective note

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

was converted into Series
B-2
Preferred Stock effective immediately prior to the change of control. The consideration received will be equal to the quotient obtained by dividing (i) the amount of any accrued and unpaid interest and any principal of each noteholder’s respective note by (ii) the lesser of 0.85 times the original issue price of the Series
B-2
Preferred Stock as defined in the Certificate of Incorporation of the Company and $250,000 divided by the Company’s aggregate outstanding shares of common stock on the conversion date (the “Capped Price”).
In the event that the Company completes an equity financing prior to the maturity date in which it sells and issues shares of the Company’s equity securities with gross proceeds exceeding $6,000, each noteholder has the option to convert any accrued and unpaid interest and outstanding principal of their respective note into shares of the newly issued equity securities at a price per share equal to the lesser of (i) 0.85 times the price per share to be paid by the investors in the equity financing and (ii) the Capped Price. Additionally, if the Company consummates an IPO before the maturity date, each Senior Note will automatically convert into shares of common stock equal to the quotient of (i) the amount of any accrued and unpaid interest and any principal of such noteholder’s convertible note outstanding by (ii) the IPO conversion price, which is equal to the lesser of 0.85 times the price per share to be paid by the investors in the IPO and the Capped Price.
In the event of a PIPE contemporaneously and in connection with the completion of a
De-SPAC
Transaction, while the Senior Notes remain outstanding, the Company shall cause the SPAC to agree in writing with each noteholder to permit its convertible note to be surrendered and exchanged at the closing of the PIPE for shares of capital stock of the surviving company (“Pubco”) at the lesser of (i) 0.85 times the price per share to be paid by the PIPE subscribers and (ii) the Capped Price. Under the written agreement, each noteholder hereby agrees to surrender and exchange its convertible note for such shares of capital stock of Pubco. In the event the
De-SPAC
Transaction does not include a PIPE, while the convertible notes remain outstanding, the Company shall cause the SPAC to enter into a written agreement with each noteholder to permit its Senior Note to be surrendered and exchanged at the closing of the
De-SPAC
Transaction for shares of capital stock of Pubco at the lesser of (i) 0.85 times the price per share to be paid by the investors in the SPAC’s IPO and (ii) the Capped Price. Under the written agreement, each noteholder hereby agrees to surrender and exchange its note for such shares of capital stock of Pubco.
As of June 30, 2023, the Company had issued Senior Notes with an aggregate principal value of $4,875. The Senior Notes were recorded at the fair value of $5,395 on the issuance date, and were remeasured to the fair value of $5,445 as of June 30, 2023. The change in the fair value of the Senior Notes of $50 was recorded within other income (expense), net on the condensed consolidated statement of operations and comprehensive loss for the six months ended June 30, 2023. The excess of the issuance date fair value over the proceeds received, which amounted to $520, is presented within other income (expense), net in the condensed consolidated statements of operations and comprehensive loss. Debt issuance costs incurred in connection with the Senior Notes were immaterial.

7.	Convertible Preferred Stock
The Company has issued Series Seed Convertible Preferred Stock (“Series Seed Preferred Stock”), Series A Convertible Preferred Stock (“Series A Preferred Stock”), Series
B-1
Convertible Preferred Stock and Series
B-2
Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the Series Seed and Series A Preferred Stock, the “Convertible Preferred Stock”).

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

As of June 30, 2023, and December 31, 2022, the authorized, issued, and outstanding Convertible Preferred Stock and their principal terms were as follows:

	June 30, 2023 and December 31, 2022
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	$0.0001	2,163,527	2,163,527	$5,380	$5,443	2,163,527
Series A Preferred Stock	0.0001	4,785,883	4,785,883	21,417	21,626	4,785,883
Series B-1 Preferred Stock	0.0001	6,264,714	5,839,471	30,587	30,760	5,839,471
Series B-2 Preferred Stock	0.0001	1,433,699	1,433,699	7,332	7,175	1,433,699

		14,647,823	14,222,580	$64,716	$65,004	14,222,580

In August 2020, the Company issued 7,273,170 shares of Series B Preferred Stock. This consisted of 5,839,471 shares of Series
B-1
Preferred Stock at a purchase price of $5.2676 per share for cash proceeds of $30,760. The issuance also included the conversion of a total of $7,175 in convertible debt and accrued interest for 1,433,699 shares of Series
B-2
Preferred Stock. The Company incurred issuance costs of $216, which were recorded as a reduction of the carrying amount of Series
B-1
Preferred Stock.
The holders of the Convertible Preferred Stock have the following rights and preferences:
Voting Rights
—The holders of Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted
basis. Each share of Convertible Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Series A Preferred stock are entitled to elect one member of the Company’s Board of Directors, holders of the Series B Preferred Stock are entitled to elect one member of the Company’s Board of Directors, the holders of Convertible Preferred Stock, voting together, are entitled to elect two members of the Company’s Board of Directors, and the holders of the common stock are entitled to elect two members of the Company’s Board of Directors.
Dividends
—The Convertible Preferred Stock has the right to receive dividends only when, as and if declared by the Company’s Board of Directors. No dividends have been declared through June 30, 2023.
Redemption
—The Series Seed Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock are not redeemable.
Liquidation
—In the event of liquidation, dissolution or winding up of the Company, the Convertible Preferred Stockholders will be entitled to receive, in preference to all common stockholders, an amount equal to $2.516 per share for Series Seed, $4.5187 per share for Series A, $5.2676 per share for Series
B-1,
and $5.0042 per share for Series
B-2
Preferred Stock as adjusted for certain events, plus any declared or accrued and unpaid dividends. If upon such liquidation, dissolution, winding up or deemed liquidation event, the assets of the Company available for distribution to it stockholders shall be insufficient to pay the holders of shares of
Convertible Preferred Stock the full amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

amounts which would otherwise be payable in respect of the shares of Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After such distributions have been made, the remaining assets available for distribution shall be distributed among the common stockholders on a pro rata basis based upon the number of shares held by each common stockholder.
Conversion
—Each share of Series Seed Preferred Stock, Series A Preferred Stock, Series
B-1
Preferred Stock, and Series
B-2
Preferred Stock is convertible into one share of common stock based on a conversion price of $2.516, $4.5187, $5.2676, and $5.0042 per share, respectively, adjustable for certain dilutive events. Conversion is at the option of the holder. The Convertible Preferred Stock converts automatically upon the closing of an initial public offering resulting in net proceeds of at least $50,000 or upon the decision of the holders of at least fifty percent of the outstanding Series Seed, A, and B Preferred Stock.

8.	Common Stock
As of June 30, 2023 and December 31, 2022, the Company has 23,500,000 shares of $0.0001 par value common stock authorized. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above and as designated by resolution of the Board of Directors. Each share of common stock entitles the holder to one vote, together with the holders of the Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the preferential dividend rights of Convertible Preferred Stock.
As of June 30, 2023 and December 31, 2022, the Company has reserved 3,600,378 and 3,606,659 shares of its common stock to provide for exercise of outstanding stock options, and the future issuance of common stock options and restricted stock awards under the 2018 Stock Incentive Plan and 14,222,580 at June 30, 2023, and December 31, 2022 to provide for the potential conversion of shares of Convertible Preferred Stock into common stock.

9.	Stock-Based Compensation
2018 Equity Incentive Plan
In 2018, the Board of Directors adopted the 2018 Stock Incentive Plan (the “2018 Plan”). Under the terms of the 2018 Plan, incentive stock options (“ISO”) may be granted to employees of the Company and nonqualified stock options, or restricted stock awards may be granted to directors, consultants, employees and officers of the Company. The exercise price of stock options cannot be less than the fair value of the Company’s common stock on the date of grant. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.
The total number of shares of common stock issuable under the 2018 Plan was 3,600,378 as of June 30, 2023. As of June 30, 2023, there were 746,648 shares remaining available for future grants under the 2018 Plan. Shares of common stock underlying any stock-based awards that are forfeited, canceled, or reacquired by the Company prior to vesting will again be available for the grant of awards under the 2018 Plan.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

Stock Option Valuation
The Company uses the Black-Scholes option-pricing model to value option grants on the date of grant or measurement date and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the stock options granted. The Company uses the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin Topic 14.D.2 (an expected term based on the midpoint between the vesting date and the end of the contractual term) to calculate the expected term for awards that qualify as “plain-vanilla” options as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by management with consideration to a third-party valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length.
The following table presents the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted during the six months ended June 30, 2022. No stock options were granted during the six months ended June 30, 2023:

Six Months Ended June 30, 2022
Fair value per share of underlying common stock	$5.26
Risk-free interest rate	1.61% - 2.95%
Expected term (in years)	5.74 - 6.08
Expected volatility	47.94% - 48.83%
Expected dividend yield	0%

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

Stock Options
Stock option activity under the 2018 Plan during the six months ended June 30, 2023, is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2022	3,436,383	$2.25	7.87	$10,337
Granted	—	—
Exercised	(6,281)	1.51
Forfeited and expired	(576,372)	4.17

Balance at June 30, 2023	2,853,730	$1.87	7.10	$9,685

Options vested and exercisable June 30, 2023	2,000,027	$1.62	6.72	$7,288
Options vested and expected to vest at June 30, 2023	2,853,730	$1.87	7.10	$9,685
All stock options granted have time-based vesting conditions and vest over a four-year period. The weighted- average grant-date fair value of stock options granted for the six months ended June 30, 2022 was $2.56 per share. As of June 30, 2023, there was $829 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 1.86 years.
Restricted Common Stock
The Company may grant nonvested restricted common stock to employees, directors, and consultants with or without cash consideration. These grants contain certain restrictions on the sale of the shares. Nonvested restricted common stock are not considered issued or outstanding for accounting purposes until they vest. Upon termination of the relationship with a holder of such shares, the Company has the right to repurchase the nonvested restricted common stock shares at the price paid by the holder or, if there was no consideration, a price per share defined in the agreement.
The nonvested restricted common stock were issued during the year ended December 31, 2017, at the then current fair value. Amounts paid for nonvested restricted common stock is recorded as a liability until such shares vest. There was no nonvested restricted common stock at June 30, 2023.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

Stock-Based Compensation
The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted common stock in the condensed consolidated statements of operations and comprehensive loss:

	Six Months Ended June 30,
	2023	2022
Research and development	$56	$13
Sales and marketing	29	198
General and administrative	101	87
Cost of revenue	21	53

	$207	$351

10.	Leases
Operating Leases
As a lessee, the Company leases certain office spaces under noncancelable operating leases located in the United States and Canada.
The following table sets forth information about the Company’s operating lease costs
for the six
months
ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Operating lease cost:	$201	$161
Short term lease cost	—	41
The following table sets forth supplemental information about the leases for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Cash paid for amounts included in the measurement of operating liabilities	$207	$162
Weighted-average remaining lease term – operating leases	1.20	2.20
Weighted-average discount rate – operating leases	11.50%	11.05%
The following table presents the maturity of the Company’s operating lease liabilities as of June 30, 2023:

Fiscal Year	Amount
2023 (remaining)	$193
2024	262

Total undiscounted cash flows	455
Less: imputed interest	(27)

Present value of lease liabilities	$428

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

11.	Income Taxes
In determining the quarterly provisions for income taxes, the Company uses the annual estimated effective tax rate applied to the actual year-to-date
income (loss), adjusted for discrete items arising in that quarter. In addition, the effect of changes in enacted tax laws or rates and tax status is recognized in the interim period in which the change occurs.
The computation of the estimated annual effective income rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax
income (or loss) for the year, projections of the proportion of income (and/or loss) earned and tax in foreign jurisdictions and permanent and temporary differences. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, additional information is obtained or the Company’s tax environment changes. To the extent that the estimated annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in the income tax provision in the quarter in which the change occurs.
For the six months ended June 30, 2023 and 2022, the Company recorded an income tax provision of $27 and $39, respectively. The Company’s annual estimated effective tax rate differs from the U.S. federal statutory rate of 21% primarily due to the U.S. valuation allowance and the foreign rate differential related to the United Kingdom, Canada, Japan, and Spain.

12.	Commitments and Contingencies
Leases
The Company’s commitments under its operating leases are described in Note 10.
License and Collaboration Agreements
During 2018, the Company entered into an exclusive patent license agreement (the “license agreement”) with a term that continued unless terminated by the Company or the licensor. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, the Company issued shares of its common stock to the licensor representing four percent of the Company’s capital stock on a fully diluted basis.
The license agreement obligated the Company to pay fixed annual license maintenance fees of $100 for the year ended December 31, 2022, and $100 per year thereafter until the Company or the licensor terminates the license.
The license agreement obligated the Company to pay fixed milestone payments upon the achievement of certain sales thresholds. The payments total $150, and the maximum sales threshold is $25,000. The Company did not trigger any payments to the licensor during the six months ended June 30, 2023 and 2022.
The license agreement obligated the Company to pay a royalty calculated as two percent of net sales. The license agreement also requires the Company to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. The Company paid $0 in royalties during the six months ended June 30, 2023 and 2022. On February 10, 2023, the Company terminated the license agreement by written notice

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

to the licensor. Subsequent to the termination of the license agreement, all licensing rights held by the Company were forfeited to the licensor. The Company did not owe any accrued obligations or payments to the licensor after the license agreement was terminated.
Andretti Agreements
On February 10, 2022, the Company entered into a sponsorship agreement for marketing services to be provided by Andretti Autosport. The total commitment under the sponsorship agreement is $8,000 and is due and payable over the period of February 2022 through July 2024. Through June 30, 2023, the Company has paid $3,500 under the agreement and for the six months ended June 30, 2023 and 2022, the Company recorded $1,391 and $1,043 respectively, in sales and marketing expense related to the sponsorship agreement. There was $760 included in accounts payable as of June 30, 2023 related to the sponsorship agreement. The remaining commitment of $3,750 will be due and payable in the amount of $750 in July 2023 and $3,000 payable from January to July 2024.

13.	Net Loss per Share
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Numerator:
Net loss attributable to common stockholders	$(9,784)	$(11,065)

Denominator:
Weighted-average common shares outstanding, basic and diluted	5,098,802	4,976,584

Net loss per share attributable to common stockholders, basic and diluted	$(1.92)	$(2.22)

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2023	2022
Convertible preferred stock (as converted to common stock)	14,222,580	14,222,580
Stock options to purchase common stock	2,853,730	3,380,257

	17,076,310	17,602,837

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

14.	Related Party Transactions
The Company’s Chief Executive Officer and member of the Company’s Board of Directors, as well as the Company’s Chief Technology Officer, entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement on August 31, 2020. This agreement provides for customary rights of first refusal and co-sale related to certain sales of Zapata capital stock. This agreement will terminate upon the closing of the proposed merger with Andretti Acquisition Corp. (refer to Note 15).
A current member of the Board of Directors of the Company also provides consulting services to the Company. For the six months ended June 30, 2023, the Company remitted fees of $31 to the member of the Board of Directors for these services. Additionally, a former member of the Board of Directors that left the Board of Directors in January 2023 also provided consulting services to the Company, and the Company remitted fees of $4 to the former member of the Board of Directors for the services rendered during the six months ended June 30, 2023. There was zero due to or from the related party as of June 30, 2023 and December 31, 2022.
On June 28, 2023, the Company approved the appointment of a new member of the Board of Directors. The Company issued a Senior Note to this member subsequent to the six months ended June 30, 2023 (refer to Note 15).

15.	Subsequent Events
The Company has evaluated all events subsequent to June 30, 2023 and through October 27, 2023, which represents the date these condensed consolidated financial statements were available to be issued. There were no other subsequent events that would require disclosure in the Company’s condensed consolidated financial statements other than described below.
Senior Notes
Pursuant to the senior note purchase agreement referenced in Note 6, the Company issued two Senior Notes on July 2, 2023 and August 8, 2023 with principal amounts of $500 and $250, respectively. The holder of the note issued on July 2, 2023 is a member of the Company’s Board of Directors.
Advisory Agreement
On September 13, 2023, the Company entered into an agreement with a third party for advisory services to be provided related to the merger. Pursuant to the agreement, the Company may be subject to various contingent fees and terms. If the merger is effected within 12 months of the agreement date, the Company will be obligated to pay the third party a cash fee of $1,250 at the closing date. Similarly, if the gross cash raised through the merger is below $40,000 then the Company will be obligated to pay the third party $750 at closing date as well as issue shares of SPAC common stock to the third party with a total value of $500. The number of SPAC common shares issuable is equal to (a) $500 divided by (b) the trailing five-day
volume weighted average price as calculated by Bloomberg 30 calendar days after the closing date. Additionally, at the closing date the Company will be obligated to pay a cash placement fee equal to 5% of the aggregate purchase price paid by each purchaser of securities that are placed in the offering with investors introduced by the third party.

ZAPATA COMPUTING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share amounts)

Entrance into Business Combination Agreement
On September 6, 2023, the Company entered into a business combination agreement with Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“AAC”) and Tigre Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AAC (“Merger Sub”) to effectuate a business combination between AAC and the Company. Pursuant to the proposed terms in the business combination agreement, immediately prior to the closing of the business combination, AAC will change its jurisdiction of incorporation by migrating out of the Cayman Islands and domesticating as a Delaware corporation, changing its name to Zapata Computing Holdings Inc. At the effective time of the business combination, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of AAC.
Subject to the terms of the business combination agreement, the existing shareholders of the Company will receive new shares of the combined company (the “New Company Common Stock”) and AAC holders of common stock will exchange their securities of AAC for shares of New Company Common Stock in the domestication. At the effective time of the merger, the existing stockholders of the Company will be entitled to receive shares of New Company Common Stock and all holders of options to purchase shares of Zapata common stock will be entitled to receive options to purchase New Company Common Stock on the same terms and conditions as were applicable to such Zapata option holders immediately prior to the effective time. The aggregate value of the consideration that holders of Zapata securities collectively shall be entitled to receive in the merger shall not exceed $200,000, with each share of New Company Common Stock valued at $10.00 per share. In addition, the holders of the Senior Notes will receive shares of New Company Common Stock in accordance with the terms of the applicable Senior Note agreement.
One of AAC’s affiliates, Andretti Autosport Holding Company, LLC (f/k/a Andretti Autosport Holding Company, Inc., “Andretti Autosport”), has preexisting contractual relationships with the Company. In February 2022, Andretti Autosport entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with the Company (see Note 12). For the six months ended June 30, 2023 and 2022, the Company recorded $866 and $668, respectively, in revenue related to the enterprise solution subscription agreement. Andretti Autosport also entered into a managed service agreement with the Company in October 2022. For the six months ended June 30, 2023 and 2022, the Company recorded $123 and $0, respectively, in revenue related to the enterprise managed service agreement. For the six months ended June 30, 2023 and 2022, the Company recorded $1,391 and $1,043, respectively, in sales and marketing expense related to the sponsorship agreement. The remaining committed future expense under the sponsorship agreement at June 30, 2023 is $4,174. The Company considered that these agreements were executed prior to the business combination agreement and were not executed in contemplation of the business combination.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

ANDRETTI ACQUISITION CORP.,

TIGRE MERGER SUB, INC.,

and

ZAPATA COMPUTING, INC.

Dated as of September 6, 2023

i

ii

EXHIBIT A	Form of Post-Closing Parent Certificate of Incorporation
EXHIBIT B	Form of Post-Closing Parent Bylaws
EXHIBIT C-1	Form of Stockholder Support Agreement (Common Stockholders)
EXHIBIT C-2	Form of Stockholder Support Agreement (Preferred Stockholders)
EXHIBIT D	Form of Registration Rights Agreement
EXHIBIT E-1	Form of Lock-Up Agreement (Common Stockholders)
EXHIBIT E-2	Form of Lock-Up Agreement (Preferred Stockholders)
EXHIBIT F	Form of Parent Equity Plan
EXHIBIT G	Form of Parent ESPP
SCHEDULE A	Key Company Stockholders
SCHEDULE B	Company Knowledge Parties

Company Disclosure Schedule
Parent Disclosure Schedule

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of September 6, 2023 (this “Agreement”) is among Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance herewith, “Parent”), Tigre Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Zapata Computing, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Parent is a special purpose acquisition company incorporated as an exempted company with limited liability in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, subject to the terms and conditions of this Agreement, immediately prior to the Closing, (a) Parent will transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Cayman Act (the “Domestication”), and (b) in connection with such Domestication, the certificate of incorporation in substantially the form attached as Exhibit A (the “Post-Closing Parent Certificate of Incorporation”) pursuant to which Parent shall have a single class of common stock, par value $0.0001 per share (the “New Parent Common Stock”) having one (1) vote per share, and the bylaws in substantially the form attached as Exhibit B (the “Post-Closing Parent Bylaws”), which will become the governing documents of Parent from and after the effectiveness of the Domestication, each until thereafter amended in accordance with its terms and applicable Law;

WHEREAS, in connection with the Domestication, (a) each Class A ordinary share and each Class B ordinary share of Parent that is outstanding at the time of the Domestication will be converted into one share of New Parent Common Stock, and (b) each warrant of Parent that is outstanding at the time of the Domestication and exercisable for one Class A ordinary share of Parent shall convert automatically into a warrant exercisable for one share of New Parent Common Stock pursuant to the applicable Warrant Agreement;

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Parent;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), on the terms and subject to the conditions set forth herein, and declared their advisability, and (c) resolved to recommend the approval and adoption of this Agreement and the Transactions (including the Merger) by the stockholders of the Company and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, Parent and its shareholders, (b) determined that the aggregate fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to the Parent’s management for Taxes and excluding the amount of deferred underwriting discounts held in the Trust Account), (c) approved the Transactions (including the Merger) as a Business Combination, (d) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), on the terms and subject to the conditions set forth herein, and declared their advisability, and (e) resolved to recommend the approval and adoption of this Agreement and the Transactions (including the Merger) by the Parent Shareholders and directed that this Agreement and the Merger be submitted for consideration by the Parent Shareholders;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (e) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, Parent, the Company and the Key Company Stockholders (who constitute a Requisite Majority), promptly following the execution and delivery of this Agreement, shall enter into Stockholder Support Agreements, dated as of the date of this Agreement (the “Stockholder Support Agreements”), pursuant to which, among other things, the Key Company Stockholders will irrevocably agree to vote their shares of Company Capital Stock in favor of the adoption and approval of this Agreement, the Merger and the other Transactions at the time specified therein, substantially in the form attached as Exhibit C-1 or Exhibit C-2, as applicable;

WHEREAS, Parent, Andretti Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain key equityholders of the Sponsor, concurrently with the execution and delivery of this Agreement, are entering into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor and such key equityholders will vote their Parent Common Stock in favor of this Agreement, the Merger and the other Transactions at the time specified therein;

WHEREAS, Parent, certain stockholders of the Company, Sponsor and SOL Verano Blocker 1 LLC, a Delaware limited liability company (the “Sponsor Co-Investor”), concurrently with the execution and delivery of this Agreement, are entering into an amended and restated Registration Rights Agreement (the “Registration Rights Agreement”) to be effective upon the Closing, substantially in the form attached as Exhibit D;

WHEREAS, Parent, the Company and certain stockholders of the Company, concurrently with the execution and delivery of this Agreement, are entering into certain Lock-Up Agreements (the “Lock-Up Agreements”) to be effective upon the Closing, substantially in the form attached as Exhibit E-1 or Exhibit E-2, as applicable;

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Shareholder Approval, adopt the Equity Plan and ESPP in accordance with the terms of Section 7.07;

WHEREAS, for U.S. federal and applicable state and local income tax purposes, it is intended that (a) the Domestication shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the Company, Merger Sub and Parent as parties to such reorganization within the meaning of Section 368(b) of the Code, and (c) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the Domestication and the Merger (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“affiliate” means, with respect to any specified person, any person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

2

“Aggregate Common Stock Consideration” means a number of shares of New Parent Common Stock (deemed to have a value of ten dollars ($10) per share) with an aggregate implied value equal to the Consideration Cap minus the aggregate implied value of the Aggregate Preferred Stock Consideration.

“Aggregate Common Stock Consideration Value” means a dollar amount equal to the product of (i) the Aggregate Common Stock Consideration multiplied by (ii) $10.

“Aggregate Option Exercise Price” means the aggregate of the exercise prices payable to the Company by the holders of Company Options, excluding any Out-of-the-Money Options, upon the exercise of such Company Options.

“Aggregate Preferred Stock Consideration” means the sum of the Series A Aggregate Consideration, the Series B-1 Aggregate Consideration, the Series B-2 Aggregate Consideration and the Series Seed Aggregate Consideration.

“Ancillary Agreements” means the Stockholder Support Agreements, the Sponsor Support Agreement, the Registration Rights Agreement, Lock-Up Agreements, the Financing Agreements (if any), the Company Financing Agreements (if any), the Equity Plan, the ESPP and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, any national and international law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any Laws of any other jurisdiction (national, state or local) where the Company operates concerning or relating to public sector or private sector bribery or corruption.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, or telecommunications networks, interfaces, platforms, websites, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 10% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance (other than issuances in respect of any Company Equity Financing or pursuant to the Senior Note Purchase Agreement in accordance with the terms of Section 6.03 and subject to the limitations set forth therein) or sale or other disposition

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(including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 10% or more of the total voting power of the equity securities of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 28, 2020, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 12, 2021.

“Company Common Stock” means the Company’s common stock, par value of $0.0001 per share.

“Company Data” means all data and information Processed by or for the Company.

“Company Equity Financing” means any committed equity facility or other subscription to shares of Company Capital Stock (or any other form of instrument that may convert into equity securities of the Company) that provides cash to the Company, whether entered into prior to or after the date of this Agreement.

“Company Financing Agreements” means any agreement entered into, or to be entered into, by the Company relating to an Equity Financing.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, condition, development, effect or occurrence (each, an “Effect,” and collectively “Effects”) that, individually or in the aggregate with any one or more other Effects, that (a) has had, or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company, or (b) would reasonably be expected to prevent, materially delay or materially impair or impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that with respect to clause (a) only, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or in the interpretation of any applicable Laws (including any COVID-19 Measures) after the date of this Agreement or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken by the Company as expressly required by this Agreement (other than action required to be taken by Section 6.01(a)) or the failure of the Company to take any action that the Company is expressly prohibited by the terms of this Agreement from taking; (vii) the announcement or execution, pendency or consummation of the Domestication, the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that the exceptions in this clause (vii) shall not be deemed to apply to the representations and warranties set forth in Section 4.05 or the conditions set forth in Section 8.02(a)); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue,

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earnings, cash flow or cash position; provided that this clause (viii) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to contribute to or result in, a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Parent has expressly requested in writing, except in the cases of clauses (i) through (v), in each case, to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option Plan” means the Company’s 2018 Stock Incentive Plan and any other equity incentive plan under which the Company granted Company equity awards.

“Company Optionholder” means each holder of Company Options.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Preferred Stock” means the Company Series Seed Preferred Stock, Company Series A Preferred Stock and Company Series B Preferred Stock

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value of $0.0001 per share.

“Company Series B Preferred Stock” means the Company Series B-1 Preferred Stock and the Company Series B-2 Preferred Stock.

“Company Series B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, par value of $0.0001 per share.

“Company Series B-2 Preferred Stock” means the Company’s Series B-2 Preferred Stock, par value of $0.0001 per share.

“Company Series Seed Preferred Stock” means the Company’s Series Seed Preferred Stock, par value of $0.0001 per share.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Parent or its subsidiaries (as applicable) that is not already generally available to the public.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Requisite Approval.

“Consideration Cap” means two hundred million dollars ($200,000,000).

“Contract” means any legally binding contract, agreement, subcontract, lease, or purchase order (other than any Plans).

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“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Environmental Claims” means any civil, criminal or administrative action, suit, hearing, lien, demand, claim, order, decree, judgment, investigation, notice of liability or potential liability, notice of violation, injunctive relief, complaint, lawsuit or other legal or administrative proceeding by any person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from ownership, lease, operation or use of the business or assets of the Company or relating to any real property currently or formerly owned, leased, operated or used by the Company, including the presence or Release of any Hazardous Substances, or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any U.S. federal, state or local or non-U.S. Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Environmental Notice” means any directive, notice of violation, infraction, notice, warning letter, information request or other communication respecting any Environmental Claim, any Hazardous Substance Release or compliance or non-compliance with, or liability or potential liability under, or compliance or non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Equity Financing” means any committed equity facility or other subscription to shares of New Parent Common Stock that provides cash to Parent, whether entered into prior to or after the date of this Agreement.

“Export Laws” means all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other export control restrictions imposed by any governmental authority with jurisdiction over the Company or its products; provided, however, “Export Laws” shall not include Laws relating to privacy and data security.

“Financial Statements” means the Audited Financial Statements, the Full Year Unaudited Financial Statements and the Interim Unaudited Financial Statements.

“Financing Agreement” means any agreement entered into, or to be entered into, by Parent relating to an Equity Financing.

“Foreign Investment Laws” shall mean any laws in a given jurisdiction designed or intended to prohibit, restrict or regulate actions (a) by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, or (b) to acquire interests in or control over equities, securities, entities, assets, land or interests that might harm domestic national security or public interest.

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“Government Bid” means any quotation, bid or proposal by the Company or any of its subsidiaries that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any state, local or foreign government, for the design, manufacture or sale of products or the provision of services by the Company or any of its subsidiaries.

“Government Contract” means any Contract that (i) is between the Company or any of its subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company or any of its subsidiaries as a subcontractor (at any tier) in connection with a Contract between another person and a Governmental Authority.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- or polyfluoroalkyl substances and radon; (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law because of its dangerous or deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any derivative or hedging arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made).

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all rights in, arising out of, or associated with Technology and intellectual property rights, whether registered (or applied for) or unregistered, including: (a) rights in, arising out of, or associated with works of authorship and other copyrightable works, including without limitation copyrights granted under U.S. federal and state Law and under the Law of any other jurisdiction; (b) rights in, arising out of, or associated with databases; (c) rights in, arising out of, or associated with inventions, including without limitation patent rights granted under the Patent Act; (d) rights in, arising out of, or associated with trademarks, service marks, trade dress and trade names including without limitation trademark rights granted under U.S. federal and state Law and under the Law of any other jurisdiction; (e) rights in, arising out of, or associated with confidential information and trade secrets, including without limitation trade secret rights described under the Uniform Trade Secrets Act; (f) rights of attribution and integrity and other moral rights of an author; (g) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; (h) rights in, arising out of, or associated with domain names; and (i) any similar rights arising in any jurisdiction in the world.

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“Key Company Stockholders” means the persons and entities listed on Schedule A.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule B after reasonable inquiry, and in the case of Parent, the actual knowledge of Matt Brown and William Sandbrook after reasonable inquiry.

“Leased Real Property” means the real property leased, subleased, licensed, sublicensed, or otherwise occupied by the Company or any of its subsidiaries pursuant to an occupancy agreement, by the Company or any of its subsidiaries as tenant, subtenant, licensee, or sublicensee, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, charge, adverse claim, deed of trust, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, title defect, encroachment or other survey defect, or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable Securities Laws) and not including any non-exclusive license of Intellectual Property Rights entered into in the ordinary course of business.

“Lookback Date” means the date falling five (5) years prior to the date of this Agreement.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Out-of-the-Money Options” has the meaning set forth in the definition of “Per Share Common Stock Consideration Value”.

“Parent Class A Common Stock” means (a) prior to the Domestication, Parent’s Class A ordinary shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Parent MAA, and (b) following the Domestication, New Parent Common Stock.

“Parent Class B Common Stock” means (a) prior to the Domestication, Parent’s Class B ordinary shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Parent MAA, and (b) following the Domestication, New Parent Common Stock.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Domestication Documents” means the documents (including all declarations, affidavits, undertakings and notices) required to be made or filed with the Registrar of Companies of the Cayman Islands under Part XII of the Cayman Act in connection with the Domestication.

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“Parent MAA” means the amended and restated memorandum and articles of association of Parent adopted by special resolution dated January 12, 2022, as in effect on their effective date.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, that (a) has had, or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, or results of operations of Parent; or (b) would reasonably be expected to prevent, materially delay or materially impair or impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that with respect to clause (a) only, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether or not a Parent Material Adverse Effect has occurred: (i) any change or proposed change in or in the interpretation of any applicable Laws (including any COVID-19 Measures) after the date of this Agreement or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Parent operates; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken by Parent as expressly required by this Agreement or the failure of Parent to take any action that Parent is expressly prohibited by the terms of this Agreement from taking; (vii) the announcement or execution, pendency or consummation of the Domestication, the Merger or any of the other Transactions; or (viii) any actions taken, or failures to take action, in each case, which the Company has expressly requested in writing, except in the cases of clauses (i) through (iii), in each case, to the extent that Parent is materially and disproportionately affected thereby as compared with other participants in the industries in which Parent operates.

“Parent Ordinary Resolution” means an Ordinary Resolution under the Cayman Act, being the affirmative vote by holders of a majority of Parent Common Stock who attend and vote at the Parent Shareholders’ Meeting (as determined in accordance with the Parent MAA).

“Parent Organizational Documents” means (a) at any time prior to the Domestication, the Parent MAA, and (b) at any time following the Domestication, the Post-Closing Parent Certificate of Incorporation and the Post-Closing Parent Bylaws, in each case, as amended, modified or supplemented from time to time.

“Parent Preference Shares” means Parent’s preference shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Parent MAA.

“Parent Private Placement Warrants” means the private warrants to purchase Parent Class A Common Stock contemplated by the Private Warrant Agreement, with each warrant exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50.

“Parent Redeemable Warrants” means the public warrants to purchase Parent Class A Common Stock contemplated by the Public Warrant Agreement, with each warrant exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50.

“Parent Shareholder” means a holder of Parent Common Stock.

“Parent Shareholders’ Meeting” means a general meeting (whether an annual general meeting or extraordinary general meeting) of Parent to be held for the purpose of approving the Proposals.

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“Parent Special Resolution” means a Special Resolution under the Cayman Act, being the affirmative vote by holders of at least two-thirds of the shares of Parent Common Stock who attend and, being entitled to, vote at the Parent Shareholders’ Meeting (as determined in accordance with the Parent MAA).

“Parent Units” means units, each consisting of one share of Parent Class A Common Stock and one half of one Parent Redeemable Warrant.

“Parent Warrants” means the Parent Redeemable Warrants and the Parent Private Placement Warrants.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Common Stock Consideration” means the quotient of (i) the Per Share Common Stock Consideration Value divided by (ii) $10.

“Per Share Common Stock Consideration Value” means the quotient of (i) the sum of (A) the Aggregate Common Stock Consideration Value plus (B) the Aggregate Option Exercise Price, divided by (ii) the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately before the Effective Time plus (B) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of the Company Options. If this calculation results in a Per Share Common Stock Consideration Value less than the exercise price of any of the Company Options (any such Company Options with an exercise price in excess of the initial calculation of the Per Share Common Stock Consideration Value, the “Out-of-the-Money Options”), then the same calculation should be repeated as necessary, but including only those Company Options with exercise prices less than the Per Share Common Stock Consideration Value produced in the prior calculation (and only including the aggregate exercise prices of such Company Options in the calculation of the Aggregate Option Exercise Price, as applicable), until there are no Company Options with an exercise price greater than the Per Share Common Stock Consideration Value calculated, and the result of such final calculation shall be the Per Share Common Stock Consideration Value.

“Per Share Preferred Stock Consideration” means, with respect to a share of any series of Preferred Stock, the Series A Per Share Consideration, the Series B-1 Per Share Consideration, the Series B-2 Per Share Consideration and the Series Seed Per Share Consideration, as applicable.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, or restrictions that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, which are not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established in the Financial Statements accordance with GAAP; (c) Liens for Taxes not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established in the Financial Statements in accordance with GAAP); (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, which are not violated in any material respects by the current use of the property; (e) non-exclusive licenses or sublicenses to Intellectual Property Rights owned by or licensed to the Company granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not reasonably be expected to, individually or in the aggregate, materially interfere with the present uses of such real property; (g) Liens identified on Section 1.01 of the Company Disclosure Schedule; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

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“person” means an individual, corporation, company, partnership, limited partnership, exempted limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Private Warrant Agreement” means the private warrant agreement dated January 12, 2022 between Parent and Continental Stock Transfer & Trust Company.

“Process” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Products” means any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made commercially available by or on behalf of the Company including any products or services whose sale or provision the Company has derived previously, or is currently deriving, or is expected to derive, revenue.

“Proxy Statement” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Parent Shareholders’ Meeting for the purpose of soliciting proxies from Parent Shareholders to approve the Proposals (which shall also provide Parent Shareholders with the opportunity to exercise their Redemption Rights in conjunction with a vote of the Parent Shareholders on the Business Combination).

“Public Warrant Agreement” means the public warrant agreement dated January 12, 2022 between Parent and Continental Stock Transfer & Trust Company.

“Redemption Rights” means the redemption rights provided for in the Parent MAA.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Requisite Approval” means the written consent or affirmative vote of the Requisite Majority in favor of the adoption and approval of this Agreement, the Merger and the other Transactions at the time specified therein.

“Requisite Majority” means (a) the holders of at least a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, consenting or voting (as the case may be) together on an “as-converted” to Company Common-Stock basis (as required pursuant to Section 251 of the DGCL), (b) the holders of at least a majority of the outstanding shares of Company Preferred Stock, consenting or voting (as the case may be) separately as a single class on an “as-converted” to Company Common Stock basis, and (c) the holders of at least a majority of the outstanding shares of Company Series B Preferred Stock, consenting or voting (as the case may be) separately as a class.

“Sanctions” means all Laws imposing any economic or trade sanctions, including, but not limited to, the sanctions Laws or embargoes imposed by the U.S. Department of the Treasury, Office of Foreign Assets Control; the United Nations Security Council; or any other economic or trade sanctions imposed by any other relevant governmental authority with jurisdiction over the Company or its products (except to the extent that such Sanctions conflict with U.S. antiboycott requirements).

“Secondary Sale” means the sale or other disposition of Company Preferred Stock by a Company Stockholder.

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“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Senior Note Purchase Agreement” means that certain Senior Note Purchase Agreement between the Company and the Persons who become parties thereto by executing and delivering a “Note Purchase Agreement Signature Page” in the form of Exhibit A thereto.

“Senior Notes” means the senior promissory notes issued by the Company pursuant to the Senior Note Purchase Agreement on or before the Closing Date.

“Series A Aggregate Consideration” means a number of shares of New Parent Common Stock (deemed to have a value of ten dollars ($10) per share) with an aggregate implied value equal to the product of the applicable Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series A Per Share Consideration” means the Series A Aggregate Consideration divided by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-1 Aggregate Consideration” means a number of shares of New Parent Common Stock (deemed to have a value of ten dollars ($10) per share) with an aggregate implied value equal to the product of the applicable Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series B-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-1 Per Share Consideration” means the Series B-1 Aggregate Consideration divided by the number of shares of Company Series B-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-2 Aggregate Consideration” means a number of shares of New Parent Common Stock (deemed to have a value of ten dollars ($10) per share) with an aggregate implied value equal to the product of the Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series B-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B-2 Per Share Consideration” means the Series B-2 Aggregate Consideration divided by the number of shares of Company Series B-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Series Seed Aggregate Consideration” means a number of shares of New Parent Common Stock (deemed to have a value of ten dollars ($10) per share) with an aggregate implied value equal to the product of the Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series Seed Preferred Stock outstanding immediately prior to the Effective Time.

“Series Seed Per Share Consideration” means the Series Seed Aggregate Consideration divided by the number of shares of Company Series Seed Preferred Stock outstanding immediately prior to the Effective Time.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax Proceeding” means any audit or other proceeding by or before any Taxing Authority with respect to Taxes or Tax Returns.

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“Taxing Authority” means the IRS and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Technology” means all forms of technology and content, including any or all of the following: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or Software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary or audiovisual works, and websites, and; (b) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes; (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (d) databases, data compilations and collections and technical data; and (e) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Termination Fee” means the sum of $1,000,000, plus the aggregate amount of all documented and out-of-pocket fees, costs, charges and expenses reasonably incurred by Parent or the Sponsor in connection with the Transactions from the date of this Agreement up to and including the date of termination; provided, that the Termination Fee shall under no circumstances exceed $5,000,000 in the aggregate.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Treasury Regulations” means the U.S. Treasury regulations issued pursuant to the Code.

“Warrant Agreement” means the Public Warrant Agreement or the Private Warrant Agreement, as applicable.

“Willful Material Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Term	Section
Action	4.09
Additional Proposal	7.01(b)
Adjournment Proposal	7.01(b)
Aggregate Consideration	3.01(c)
Agreement	Preamble
Alternative Business Combination	7.06
Antitrust Laws	7.14(a)
Audited Financial Statements	4.07(a)
Blue Sky Laws	4.05(b)
Book-Entry Shares	3.02(b)

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Term	Section
Business Combination	6.04
Certificate of Merger	2.03(a)
Charter Proposal	7.01(b)
Classified Contracts	4.23(u)
Closing	2.03(b)
Closing Date	2.03(b)
Company	Preamble
Company Affiliate Agreement	4.24
Company Board	Recitals
Company Board Approval	4.19
Company Board Recommendation	7.03
Company Disclosure Schedule	IV
Company Equity Financing Limitation	6.03(a)
Company Permits	4.06(a)
Confidentiality Agreement	7.04(b)
Consideration Schedule	3.02(h)
DCSA	4.23(w)
Deemed Liquidation Event Provisions	3.01(a)(i)
Defending Party	7.20
DGCL	Recitals
Dissenting Shares	3.05(a)
Domestication	Recitals
Domestication Proposal	7.01(b)
DPA	4.22
DTC	3.02(b)
Effective Time	2.03(a)
Environmental Permits	4.16(e)
Equity Plan	7.07(a)
Equity Plans Proposal	7.01(b)
ERISA	4.10(a)
ERISA Affiliate	4.10(c)
ESPP	7.07(b)
Exchange Act	4.25
Exchange Agent	3.02(a)
Exchange Agreements	8.03(c)
Exchange Fund	3.02(a)
Extended Outside Date	9.01(b)
Facility Security Clearances	4.23(w)
Former Government Employee	4.23(s)
Full Year Unaudited Financial Statements	4.07(b)
GAAP	4.07(a)
Governmental Authority	4.05(b)
Holdco Option	3.01(a)(iv)
Intended Tax Treatment	Recitals
Interim Unaudited Financial Statements	4.07(c)
International Employee Plans	4.10(l)
IP Licenses	4.13(c)
IPO	6.04
IRS	4.10(h)
Law	4.05(a)
Lease	4.12(b)

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Term	Section
Lock-Up Agreements	Recitals
March Balance Sheet	4.07(c)
Material Contracts	4.17(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	5.03(b)
New Parent Common Stock	Recitals
Outside Date	9.01(b)
Outstanding Company Transaction Expenses	3.04(a)
Outstanding Parent Transaction Expenses	3.04(b)
Parent	Preamble
Parent Affiliate Agreement	5.18
Parent Board	Recitals
Parent Board Recommendation	7.02(a)
Parent Disclosure Schedule	V
Parent Plan	5.14
Parent SEC Reports	5.07(a)
Parent Shareholder Approval	5.10(b)
Parent Stock Proposal	7.01(b)
PCAOB Financials	7.15
Plan	4.10(a)
Post-Closing Parent Bylaws	Recitals
Post-Closing Parent Certificate of Incorporation	Recitals
Post-Closing Transaction Discussions	7.05
Preferred Bidder Status	4.23(h)
Privacy and Data Security Requirements	4.14(a)
Proposals	7.01(b)
Prospectus	6.04
Public Stockholders	6.04
Registration Rights Agreement	Recitals
Registration Statement	7.01(a)
Regulatory Filing	7.10(c)
Released Claims	6.04
Remedies Exceptions	4.04
Representatives	7.04(a)
SEC	5.07(a)
SEC Documents	4.27
Securities Act	5.07(a)
Security Clearances	4.23(x)
Senior Employee	4.11(j)
Sponsor	Recitals
Sponsor Co-Investor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreements	Recitals
Surviving Corporation	2.02
Surviving Corporation Board	7.17(a)(i)
Tax	4.15(q)
Tax Return	4.15(q)
Taxes	4.15(q)
Terminating Company Breach	9.01(f)

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Term	Section
Terminating Parent Breach	9.01(g)
Transaction Proposal	7.01(b)
Transfer Taxes	7.12(f)
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
WARN Act	4.11(k)
Written Consent	7.03

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) All references herein to “$” or “dollars” shall be to U.S. dollars.

(f) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

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ARTICLE II.

DOMESTICATION; AGREEMENT AND PLAN OF MERGER

SECTION 2.01. Domestication. Subject to receipt of the Parent Shareholder Approval, prior to the Closing, Parent shall cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Act, including by (a) filing with the Delaware Secretary of State a Certificate of Corporate Domestication with respect to the Domestication, together with the Post-Closing Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all Parent Domestication Documents and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. In accordance with applicable Law, pursuant to and by virtue of the Domestication at the effective time of the Domestication and without any action on the part of any Parent shareholder, (i) each share of Parent Class A Common Stock and each share of Parent Class B Common Stock, each authorized pursuant to the Parent MAA and outstanding immediately prior to the effective time of the Domestication, shall be converted into one (1) share of New Parent Common Stock and (ii) the governing documents of Parent shall be the Post-Closing Parent Certificate of Incorporation and the Post-Closing Parent Bylaws until thereafter amended in accordance with the provisions thereof and the DGCL. In connection with the Domestication, in accordance with applicable Law and pursuant to the applicable Warrant Agreement, each Parent Warrant that is outstanding at the time of the Domestication and exercisable for one share of Parent Class A Common Stock shall convert automatically into a warrant exercisable for one share of New Parent Common Stock. The Company will reasonably cooperate with Parent with respect to the Domestication. This Agreement shall constitute a “plan of domestication” within the meaning of Section 388 of the DGCL such that, among other things, any corporate action to be taken by Parent from and after the effective time of the Domestication that is set forth herein shall be deemed authorized, adopted and approved, as applicable, by the Parent Board and Parent Shareholders, as applicable, and shall not require any further action by such board of directors or stockholders under the DGCL.

SECTION 2.02. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.03. Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, as promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.03(a), a closing (the “Closing”) shall be held electronically through the exchange of documents via e-mail, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) Upon the Closing, Parent shall be renamed “Zapata Computing Holdings Inc.” or such other similar name as the Company and Parent may agree.

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SECTION 2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, powers and franchises, and all other interests of the Company and Merger Sub shall be the property of the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.05. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that all references in the certificate of incorporation of Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Company Certificate of Incorporation immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted), and as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter supplemented or amended in accordance with the DGCL and such certificate of incorporation.

(b) The parties shall take all requisite action such that at the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

SECTION 2.06. Directors and Officers.

(a) The parties will take all requisite action such that the initial directors of the Surviving Corporation shall be the individuals selected by the Company or Parent, as the case may be, in accordance with Section 7.17(a), and the initial officers of the Surviving Corporation shall be the officers of the Company as of the date of this Agreement, or, in the event any of them is not an officer as of the Effective Time, then such other individual designated by the Company, each such director and officer to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed or, in either case, upon their earlier death, resignation, disqualification, or removal.

(b) Subject to any limitation imposed under applicable Laws and NYSE listing requirements and conditioned upon the occurrence of the Closing, the parties shall cause the Parent Board as of immediately following the Effective Time to be comprised of the individuals selected by the Company or Parent, as the case may be, in accordance with Section 7.17(a), and the initial officers of Parent to be the officers of the Company as of immediately prior to the Effective Time, each such director and officer to hold office in accordance with the provisions of the DGCL, the Post-Closing Parent Certificate of Incorporation and the Post-Closing Parent Bylaws and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed or, in either case, upon their earlier death, resignation, disqualification, or removal.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY CAPITAL STOCK

SECTION 3.01. Conversion of Securities.

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(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) (A) each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares converted pursuant to Section 3.01(a)(ii)) shall be converted into the right to receive, and the holder of such share of Company Preferred Stock shall be entitled to receive, as applicable, the Per Share Preferred Stock Consideration in accordance with Subsections 2.1 through 2.3 of the Company Certificate of Incorporation (the “Deemed Liquidation Event Provisions”) and (B) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Common Stock Consideration in accordance with the Deemed Liquidation Event Provisions;

(ii) all shares of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(iv) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted at the Effective Time into an option to purchase, on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions, the number of shares of New Parent Common Stock (rounded down to the nearest whole number) (such option, a “Holdco Option”) determined by multiplying the Company Common Stock subject to the Company Option immediately prior to the Effective Time by the Per Share Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of New Parent Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Company Common Stock subject to the Company Option, as in effect immediately prior to the Effective Time, by the Per Share Common Stock Consideration; provided, however, that the exercise price and the number of shares of New Parent Common Stock subject to the Holdco Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection including but not limited to (1) any amendment of the Company Option Plan and any other ancillary documentation and (2) the signing of the relevant documentation with the Company Optionholders.

(b) At the Effective Time, Parent shall issue shares of New Parent Common Stock to the holders of Senior Notes then outstanding in accordance with the terms of the Senior Notes and the Exchange Agreements.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a share of New Parent Common Stock will be issued by virtue of the Merger or the other Transactions and, for purposes of calculating the aggregate amount of shares of New Parent Common Stock issuable to each holder of shares of Company Capital Stock pursuant to the terms of this Section 3.01, all shares of Company Capital Stock held by such holder shall be aggregated amongst themselves and the aggregate number of shares of New Parent Common Stock to be issued in respect of such aggregate number of shares held by such holder shall be rounded down to the nearest whole number. No cash settlements shall be made with respect to fractional shares or units eliminated by rounding. Notwithstanding anything contained herein to the contrary, the value of the aggregate amount of Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration payable pursuant to this Agreement excluding Section 3.01(b) (the “Aggregate Consideration”) (with each share of New Parent Common Stock comprising a part of the Aggregate Consideration deemed to have a value of ten dollars ($10) per

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share) plus the value of the aggregate number of shares New Parent Common Stock issuable pursuant to Holdco Options determined pursuant to Section 3.01(a)(iv) (with each share of New Parent Common Stock issuable pursuant to the Holdco Options deemed to have a value of ten dollars ($10) per share) shall not exceed the Consideration Cap. The Company Board has determined in good faith that the value of each share of New Parent Common Stock to be issued pursuant to the terms of this Agreement shall have a value of ten dollars ($10) per share pursuant to Section 2.3.3 of the Company Certificate of Incorporation. For the avoidance of doubt, shares of New Parent Common Stock issuable to the holders of Senior Notes upon conversion of Senior Notes shall not be included in the Aggregate Consideration, and shall be issued pursuant to Section 3.01(b).

SECTION 3.02. Exchange of Company Capital Stock.

(a) Exchange Agent. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, the number of shares of New Parent Common Stock sufficient to deliver the Aggregate Consideration payable with respect thereto pursuant to Section 3.01 (such shares of New Parent Common Stock, together with any dividends or distributions with respect thereto (pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”)). Upon the completion of such deposit, Parent shall have no liability with respect to its obligation to deliver the Aggregate Consideration payable or deliverable by Parent pursuant to this Agreement. Parent shall direct the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose. All shares deposited hereunder shall not be certificated.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of shares of Company Capital Stock which were converted pursuant to Section 3.01(a)(i) into the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, instructions for use in effecting the surrender of shares of Company Capital Stock (all of which shares are uncertificated and evidenced only by book entry in the Company’s stock ledger (“Book-Entry Shares”)) in exchange for the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration, as applicable, in book-entry form. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a share of Company Capital Stock which was converted pursuant to Section 3.01(a)(i) into the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, in book-entry form, without interest, for each share of Company Capital Stock surrendered. The shares of New Parent Common Stock to be delivered as Per Share Common Stock Consideration and Per Share Preferred Stock Consideration shall be settled through The Depository Trust Company, a central securities clearing depository existing under the Laws of the State of New York, United States of America, having its address at 55 Water Street, New York, NY 10041, United States of America (“DTC”) and issued in uncertificated book-entry form through the procedures of DTC, other than any New Parent Common Stock subject to lock-up pursuant to a Lock-Up Agreement, which shares of New Parent Common Stock shall be delivered in direct registration book-entry form in accordance with the procedures of the Parent’s transfer agent. If payment of the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, is to be made to a person other than the person in whose name the surrendered Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer and similar Taxes required by reason of the payment of the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, to a person other than the registered holder of the Book-Entry Share

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surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such transfer or similar Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Shares of New Parent Common Stock. All shares of New Parent Common Stock to be issued as the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, shall be deemed issued and outstanding as of the Effective Time; provided, that no dividends or other distributions declared or made after the Effective Time with respect to shares of New Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Book-Entry Shares with respect to the shares of New Parent Common Stock to be issued in exchange therefor until the holder of such Book-Entry Shares surrenders such Book-Entry Shares in accordance with Section 3.04(b). Subject to the effect of escheat, Tax or other applicable Laws, following the surrender of any such Book-Entry Shares, the holder of the Book-Entry Shares representing whole shares of New Parent Common Stock issued in exchange therefor will be paid, without interest and subject to any applicable withholding Tax, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of New Parent Common Stock and (ii) at the applicable payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such share of New Parent Common Stock.

(d) No Further Rights in Company Capital Stock. The Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration, as applicable, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date of this Agreement and prior to the Effective Time (but, for the avoidance of doubt, shall not be adjusted to reflect any change in the capitalization of the Company) to provide to the holders of Company Capital Stock and the holders of New Parent Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02(e) shall not be construed to permit Parent, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement; provided, further, that the conversion of Parent Class A Common Stock and Parent Class B Common Stock pursuant to the Domestication shall not be deemed a stock split, share subdivision, reverse stock split, share consolidation, stock dividend, reorganization, reclassification, recapitalization, combination, exchange of shares or like change for purposes of this Section 3.02(e).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Parent for the Common Stock Consideration and the Per Share Preferred Stock Consideration, as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

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(h) Consideration Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a consideration schedule (the “Consideration Schedule”) setting forth in accordance with Section 3.01 and the Company Certificate of Incorporation: (a) (i) the name of each Company Stockholder as of such time, (ii) the number of shares of Company Common Stock held thereby, (iii) the number of shares of each series of Company Preferred Stock held thereby, (iv) the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration and (v) the number of shares of New Parent Common Stock to be delivered to each Company Stockholder pursuant to Section 3.01 based on the foregoing subclauses (i) through (iv); (b) (i) the name of each Company Optionholder, (ii) the number of shares of Company Common Stock subject to each Company Option held thereby, and (iii) the exercise price of each such Company Option; and (c) (i) the number of Holdco Options and (ii) the exercise price of each such Holdco Option, and (d) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (a), (b) and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects. Notwithstanding anything contained herein to the contrary, (i) the sum obtained by adding the aggregate New Parent Common Stock issuable (x) as Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration and (y) upon exercise of Holdco Options shall not exceed twenty million shares of New Parent Common Stock. The Company will review any comments to the Consideration Schedule provided by Parent or any of its Representatives and consider in good faith all reasonable comments on the final Consideration Schedule. Notwithstanding anything contained herein to the contrary, and for avoidance of doubt, for purposes of the Consideration Schedule, (A) the calculation of Per Share Preferred Stock Consideration referenced in Section 3.01(a)(i)(A) shall be completed prior to the calculation of Per Share Common Stock Consideration referenced in Section 3.01(a)(i)(B); (B) calculations of the Per Share Preferred Stock Consideration in accordance with the Deemed Liquidation Provisions shall be made on the basis that the aggregate value of the consideration payable to holders of Company Capital Stock and Company Optionholders under this Agreement is equal to the Consideration Cap; (C) to the extent the Deemed Liquidation Provisions require a calculation of the number of fully diluted shares of Company Common Stock, the Company shall calculate such number of fully diluted shares to reflect, as of an applicable date, a number equal to the sum of (x) the number of outstanding shares of Company Common Stock as of such applicable date, (y) the number of shares of Company Common Stock that the outstanding shares of Company Preferred Stock as of such applicable date would convert into (on an as-converted basis) in accordance with Section 4 of the Company Certificate of Incorporation, and (z) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all then-outstanding Company Options (other than Out-of-the-Money Options), assuming such exercise was effected on a cashless net basis pursuant to which the Company withholds (and does not issue) shares of Company Common Stock with a value equal to the aggregate amount of the exercise price and all applicable withholding taxes.

(i) Withholding Rights. Notwithstanding anything to the contrary, each of the Exchange Agent, the Surviving Corporation, the Company, Parent, their respective affiliates and any other applicable withholding agent shall be entitled to deduct and withhold (or to cause to be deducted and withheld) from the consideration or other amount payable (whether payable in Parent Common Stock, cash or otherwise) pursuant to this Agreement such amounts as such person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. Any such amounts so deducted and withheld shall be properly remitted to, and in the form required by, the appropriate Taxing Authority, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to, or on behalf of, the person in respect of which such deduction and withholding was made. Without limiting the foregoing, other than (x) with respect to compensatory payments and (y) in connection with the failure of the Company to provide the certification described in Section 8.02(e), Parent shall use commercially reasonable efforts to provide recipients of consideration or other payments under this Agreement a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholding.

SECTION 3.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the

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Effective Time. From and after the Effective Time, the holders of Book-Entry Shares that evidenced ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock other than the right to receive (a) the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration, as applicable, and (b) any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(c), in each case, without interest (subject to any applicable withholding Tax), except as otherwise provided for herein or by applicable Law.

SECTION 3.04. Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of the Company for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date and are being paid at Closing as part of the Closing funds flow in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, following the Closing, Parent shall pay or procure that the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Parent or Merger Sub, for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the preparation, negotiation and execution of this Agreement, the consummation of the Transactions or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Parent Transaction Expenses”). On the Closing Date, as part of the Closing funds flow in connection with the Transactions, Parent shall pay or shall procure that the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Parent Transaction Expenses. For the avoidance of doubt, the Outstanding Parent Transaction Expenses shall not include any Outstanding Company Transaction Expenses.

(c) Except as expressly set forth elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall pay or cause to be paid any Outstanding Parent Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

SECTION 3.05. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock (“Dissenting Shares”) that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders or beneficially owned by other Persons who, in either case, shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights under Section 262 of the DGCL shall not be converted into, and such stockholders and beneficial owners shall have no right to receive, the applicable Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as applicable, unless and until such stockholder or beneficial owner fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, and shall

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instead represent the right to receive only such rights as are granted to such holder or beneficial owner by Section 262 of the DGCL. Any shares of Company Capital Stock as to which the stockholder or beneficial owner thereof fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as applicable, without any interest thereon, in accordance with the procedure set forth in Section 3.02(b).

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice (and in any event within two (2) Business Days) of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure letter delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01. Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is presently being conducted and contemplated to be conducted as of the date of this Agreement. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person.

SECTION 4.02. Organizational Documents. The Company has prior to the date of this Agreement made available to Parent a true, complete and correct copy of the certificate of incorporation and bylaws of the Company, each as amended prior to the date of this Agreement. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

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SECTION 4.03. Capitalization.

(a) The authorized capital stock of the Company consists of 23,500,000 shares of Company Common Stock and 14,647,823 shares of Company Preferred Stock. As of the date of this Agreement, (i) 5,102,112 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in treasury, (iii) 14,222,580 shares of Company Preferred Stock are issued and outstanding, and (iv) no shares of Company Preferred Stock are held in treasury. The Company has reserved and proposes to reserve an aggregate of 4,439,478 shares of Company Common Stock under the Company Option Plan, of which as of the date of this Agreement, (A) Company Options to purchase 3,508,957 shares of Company Common Stock are outstanding and (B) Company Options to purchase 91,421 shares of Company Common Stock remain available for allocation under the Company Option Plan. Set forth on Section 4.03(a) of the Company Disclosure Schedule is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity equivalents (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock and equity equivalents (other than Company Options) held by each such holder as of the date hereof.

(b) Other than the Company Options and the Senior Notes, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock. The Company is not a party to, nor otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Capital Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding under the Company Option Plan: (i) the name of the Company Option recipient; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; and (v) the vesting schedule of the Company Option, including the terms of any acceleration rights thereunder. The Company has prior to the date of this Agreement made available to Parent true, complete and correct copies of the Company Option Plan and each of the agreements related to the Company Options granted pursuant to the Company Option Plan. No Company Option was granted with an exercise price per share less than the fair market value of the underlying shares of Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has no commitment to grant Company Options that have not yet been granted as of the date of this Agreement.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company and all outstanding Company Options have been issued and granted in compliance with (A) all applicable Securities Laws and other applicable Laws, (B) the terms of the Company Option Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(f) The Company Stockholders collectively own directly and beneficially and of record, all of the equity of the Company (which is represented by the issued and outstanding shares of the Company). Except for

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the shares of the Company held by the Company Stockholders, the Company Options and the Senior Notes, if any, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest of the Company is authorized, reserved or issued and outstanding.

(g) All outstanding shares of Company Capital Stock have been issued and granted in compliance with (i) applicable securities laws and other applicable laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(h) Each share of Company Capital Stock that is issued and outstanding as of immediately prior to the Effective Time is uncertificated and evidenced only by book entry in the Company’s stock ledger.

SECTION 4.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would constitute the Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions. The Company Board Approval is sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any United States or non-U.S. statute, law, ordinance, regulation, rule, code, executive order, award, injunction, judgment, decree or other order (“Law”) applicable to the Company or its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound or affected, or (iii) violate, conflict with, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, whether or not set forth on Section 4.17 of the Company Disclosure

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Schedule, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory, administrative or taxing authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.06. Permits; Compliance.

(a) The Company and each of its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or its subsidiaries, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b) The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company, or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

SECTION 4.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Parent a true, complete and correct copy of the audited balance sheet of the Company for the year ended December 31, 2020 (and the audited statements of operations, cash flows and stockholders’ equity of the Company for the year ended December 31, 2020) (the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Audited Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, (ii) fairly present, in all material respects, the consolidated financial position, results of operations, income (loss), change in equity and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, and (iii) was derived from, and accurately reflect in all material respects, the books and records of the Company and its subsidiaries, in each case, except as otherwise noted therein.

(b) The Company has prior to the date of this Agreement made available to Parent true, complete and correct copies of the unaudited balance sheet of the Company for the years ended December 31, 2021 and December 31, 2022 (and the unaudited statements of operations, cash flows and stockholders’ equity of the Company for the years ended December 31, 2021 and December 31, 2022) (collectively, the “Full Year Unaudited Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. Each of the Full Year Unaudited Financial Statements (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) fairly presents, in all material respects, the consolidated financial position, results of operations, income (loss), change in equity and cash flows of the Company and its

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subsidiaries as at the date thereof and for the period indicated therein, and (iii) were derived from, and accurately reflect in all material respects, the books and records of the Company and its subsidiaries, in each case, except as otherwise noted therein.

(c) The Company has prior to the date of this Agreement made available to Parent true, complete and correct copies of the unaudited balance sheet of the Company as of March 31, 2023 (the “March Balance Sheet”) (and the related unaudited statements of operations, cash flows and stockholders’ equity of the Company for the three-month period then ended) (collectively, the “Interim Unaudited Financial Statements”), which are attached as Section 4.07(c) of the Company Disclosure Schedule. Each of the Interim Unaudited Financial Statements (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the consolidated financial position, results of operations, income (loss), change in equity and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, and (iii) were derived from, and accurately reflect in all material respects, the books and records of the Company and its subsidiaries, in each case, except as otherwise noted therein and subject to normal and recurring year-end adjustments, none of which are individually or in the aggregate material.

(d) Except as and to the extent set forth on the Interim Unaudited Financial Statements and the March Balance Sheet, the Company has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet of the Company or its subsidiaries (and the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such March Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Since the Lookback Date, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f) To the knowledge of the Company, except as set forth on Section 4.07(f) of the Company Disclosure Schedule, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) Except as set forth on Section 4.07(g) of the Company Disclosure Schedule, all accounts payable of the Company reflected on the March Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the March Balance Sheet, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2022 and prior to the date of this Agreement: (A) except as otherwise reflected in the Interim Unaudited Financial Statements, or as expressly contemplated by this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) the Company has not sold, assigned or

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otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, and (iii) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01; and (B) there has not been any Effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.09. Absence of Litigation. Except as set forth on Section 4.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, arbitration, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, its subsidiaries, or any property or asset of the Company or its subsidiaries before any Governmental Authority. Neither the Company nor its subsidiaries, nor any material property, asset or business of the Company or its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Plans. For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, welfare, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, termination, collective bargaining, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company, or any ERISA Affiliate (as defined below) or to which the Company contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors, directors or other service providers of the Company or their spouses, beneficiaries or dependents, or with respect to which the Company has or may have any liability, contingent or otherwise.

(b) With respect to each Plan, the Company has prior to the date of this Agreement made available to Parent: correct and complete copies of (or to the extent no copy exists, an accurate summary of such documents): (i) documents embodying each Plan, including all amendments thereto and all related trust documents, (ii) if the Plan is funded, the most recent annual and periodic accounting of Plan assets, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan, (iv) all material current written agreements and contracts relating to each Plan, including administrative service agreements and group insurance contracts, (v) all material, non-routine correspondence to or from any governmental agency relating to any Plan since the Lookback Date, (vi) all current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan, (vii) all discrimination tests for each Plan for the three (3) most recent plan years, if any, required under ERISA or the Code, (viii) the most recent IRS determination or opinion letter issued with respect to each Plan, if any, required under ERISA or the Code, (ix) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable) and (x) the most recent actuarial valuation.

(c) Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, none of the Plans is or has ever been, nor does the Company or any ERISA Affiliate have any liability or obligation under (i) a

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multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA or (v) other pension plan, in each case, regardless of whether or not it is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in any liability of the Company to any multiemployer plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(d) The Company has never maintained, established sponsored, participated in or contributed to any self-insured plan that provides medical, dental or other similar welfare benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(e) The Company is not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, unemployment compensation, termination, golden parachute, bonus or similar benefits to any person as a result of any of the Transactions (either alone or in combination with another event), nor will any of the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or any other applicable Law, has been made or will be made by the Company, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or as a result of the consummation of the Transactions.

(f) None of the Plans provides, nor does the Company have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any other applicable Law.

(g) (i) Each Plan has operated and been administered in accordance with its terms and in compliance in all material respects with the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection Affordable Care Act and the Code, (ii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, no fact or event exists that would reasonably be expected to give rise to any such Action, and (iii) no Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the U.S. Internal Revenue Service (“IRS”) that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has, in all material respects, been administered and operated, in compliance with the provisions of

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Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could be expected to be incurred by a participant in any such Plan.

(k) The Company has no obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company for any Taxes, interest or penalties incurred in connection with any Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l) Each Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law applies) or that is maintained primarily for the benefit of any Company service provider whose primary work location or residence is based outside of the United States (the “International Employee Plans”), has been established, maintained, funded, operated, and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded or underfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance with respect to any “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement.

SECTION 4.11. Labor and Employment Matters.

(a) Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) classification as exempt or non-exempt for overtime purposes; (vi) state and country of work location; (vii) commission, bonus or other incentive based compensation, and (viii) accrued but unpaid vacation or paid time off balance; and (ix) with respect to any employees on a leave of absence, the date the leave commenced and the expected date of return to work for such employee. Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements).

(b) Schedule 4.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern, including for each such individual, his or her name, the services he or she performs, his or her rate of compensation, his or her state and county where they perform work, and any bonus entitlement.

(c) Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, the employment of each employee of the Company is terminable at will by the Company and upon termination of the employment of any such employee, no severance or other payments will become due. Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, each former employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(d) To the knowledge of the Company, no officer or executive of the Company intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an officer or executive of the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(e) (i) except as set forth on Section 4.11(e) of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former

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employees or independent contractors; (ii) the Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company, nor, to the knowledge of the Company, any employees, has committed any unfair labor practice within the meaning of the National Labor Relations Act or any similar Law and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or before the corresponding Governmental Authority in any jurisdiction that the Company is subject to, or to the knowledge of the Company, threatened; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

(f) The Company is and has been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including, without limitation, those relating to terms and conditions of employment, health and safety, employee classification, wages, hours, immigration, equal opportunity, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company (including for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the proper classification of employees and independent contractors, the maintenance and handling of personnel records, occupational health and safety, sick time and leave and disability. All of the individual persons who have performed services for or on behalf of the Company are and have been authorized to work for the Company in accordance with all applicable Laws.

(g) The Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(h) All individuals who perform or have performed services for the Company have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Law), and no such individual has been improperly included or excluded from any Plan, and the Company has no notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(i) Except as set forth on Section 4.11(i) of the Company Disclosure Schedule, the Company has not received any allegations of sexual or other unlawful harassment or discrimination against (i) any officer of the Company or (ii) any employee of the Company at a level of Vice President or above.

(j) To the knowledge of the Company, no employee of the Company at the level of Senior Vice President or above (each a “Senior Employee”) is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to the Company. To the knowledge of the Company, no former employer of any Senior Employee has alleged that such employee is in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation with or to such former employer.

(k) The Company has never effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or as defined in the corresponding applicable Law, or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company. No employee of the Company has suffered an “employment loss” (as defined in the WARN Act or in the corresponding applicable Law any

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jurisdiction to which the Company is subject) during the ninety (90)-day period ending on the date of this Agreement or the comparable period set forth in corresponding applicable Law.

(l) Except as has been mandated by Governmental Authority, as of the date of this Agreement, the Company has not had any direct workforce changes due to COVID-19 or applicable COVID-19 Measures, including any actual terminations, layoffs, furloughs, shutdowns (whether voluntary or by order of a Governmental Authority), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

SECTION 4.12. Real Property; Title to Assets.

(a) Neither the Company nor any of its subsidiaries owns any real property.

(b) True, complete and correct copies of each lease, sublease, license, sublicense, and other occupancy agreements, pursuant to which the Company or any of its subsidiaries leases, subleases, licenses, sublicenses, or otherwise occupies any real property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (each, a “Lease”), as of the date of this Agreement have prior to the date of this Agreement been made available to Parent or its counsel. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property subject to a Lease. All such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions. There is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its subsidiaries, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company or one of its subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid and existing leasehold, license, subleasehold, or sublicense interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company. The Leased Real Property constitutes all real property currently used in the business.

SECTION 4.13. Intellectual Property Rights.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all: (i) registered Company-Owned IP and exclusive Company-Licensed IP (showing for each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned by, purported to be owned by, or exclusively licensed to the Company that are material to the business of the Company as currently conducted. The Company has paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such registered Intellectual Property Rights, and none of such registered Intellectual Property Rights has been abandoned or cancelled (other than (A) on the expiration of the full term for such registered Intellectual Property Rights, or (B) abandonment or cancellation that was made in the Company’s reasonable business judgment consistent with its business practice). The Company IP constitutes all Intellectual Property used in the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted.

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(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, all Company-Licensed IP. All Company-Owned IP is subsisting, and to the knowledge of the Company, valid and enforceable, in full force and effect. No loss or expiration of any of the Company-Owned IP, or any of the Company-Licensed IP, is threatened, or pending. None of the Company-Owned IP is subject to any joint ownership, and the Company is not a party to or bound by any contract that limits, restricts, or impairs its ability to use, sell, transfer, assign, license, or convey any of the Company-Owned IP. The Company has not conducted and is not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any Company-Owned IP.

(c) Prior to the date of this Agreement, the Company has made available to Parent all contracts (i) pursuant to which the Company uses any Company-Licensed IP, or (ii) pursuant to which the Company has granted to a third party any right in or to any Company-Owned IP, but excluding (A) non-exclusive licenses of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to Parent on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000 (collectively, the “IP Licenses”). Each IP License is valid, binding in full force and effect, and enforceable. Neither the Company nor, to the knowledge of the Company, any other party thereto is, in material breach or violation of or default under any IP License. Upon the Closing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company will continue to have the right to use all Company-Licensed IP on substantially the same terms and conditions as the Company enjoyed immediately prior to the Closing. The Company has not received any written notice from a third party that such third party intends to terminate or not renew any IP License.

(d) The Company has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company has not disclosed and there has been no disclosure of any trade secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s business in the ordinary course including the marketing, sale, distribution and maintenance of Products. The Company’s trade secrets are kept in a restricted repository and individual trade secrets are provided to those employees who need to know the information in order to perform their job function, or for vendors who are on a need to know basis in order to meet the Company’s equipment specifications.

(e) (i) There have been no claims properly filed and served, or threatened in writing to be filed, against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) the operation of the business of the Company (including the Products) has not infringed and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated, or violated any of the Company-Owned IP; (iv) regarding any of the foregoing (i) or (iii), the Company has not received any formal written opinions of legal counsel; and (v) regarding (ii), the Company has not received written reports from legal counsel that have been used to identify the Company’s freedom to operate.

(f) All persons, including all current officers, management employees, and technical and professional employees of the Company who have contributed or developed any Company IP have executed valid and written

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agreements with the Company substantially in the form made available to Parent prior to the date of this Agreement, pursuant to which such persons presently assign to the Company all of their right, title, and interest in and to such Company IP, except to the extent ownership is vesting in the Company by operation of Law.

(g) No Open Source Software is contained in, distributed with, or linked to any Products in a manner that imposes on such Products or portion thereof, or would impose upon distribution thereof, a requirement or condition that any such Products or portion thereof (i) be disclosed or distributed in source code form, (ii) be licensed to allow third parties to make modifications or derivative works or (iii) be licensed as Open Source Software. The Company has not breached and is in compliance with the terms of all Open Source Software used by the Company.

(h) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is not a member or promoter of, or a contributor to, or has made any commitments or agreements regarding any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates the Company to grant or offer to any other person any license or other right to any Company-Owned IP.

(i) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the conduct of the business of the Company as currently conducted, and to the knowledge of the Company, as contemplated to be conducted as of the date of this Agreement, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any Software. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder will not result in a loss of rights by the Company in, to or under any Business Systems.

(j) No employee, officer, director, or agent of the Company has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(k) All current officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 4.14. Data Processing; Privacy; Security.

(a) The Company has at all times been in compliance with all applicable (i) Law, (ii) policies, statements, representations, or notices, (iii) industry standards (including, as applicable, the Payment Card Industry Data Security Standard) by which it is bound, and (iv) requirements of any Contract, in each case, relating to the Processing of Company Data, privacy, data protection, or data security (collectively, the “Privacy and Data Security Requirements”), except, in each case, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has at all applicable times had all material rights, consents, and authorizations to Process Company Data as Processed by or for the Company, and such rights, consents and authorizations will not be affected by the consummation of the transactions contemplated by this Agreement. There has been no material Action against the Company relating to the Processing of Company Data, privacy, data protection, data security, or the confidentiality, availability, or integrity of any Business System or Company Data, and to the knowledge of the Company, no such Action has been threatened.

(b) The Company has implemented reasonable and appropriate plans, policies, and measures to preserve and protect the confidentiality, availability, security, and integrity of all Business Systems and Company

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Data, including data security, disaster recovery, incident response and business continuity measures, facilities, policies, and plans. There has been no material breach, security incident, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Business System, nor any accidental, unlawful, or unauthorized access to, or other Processing of, Company Data.

SECTION 4.15. Taxes.

(a) The Company and each of its subsidiaries: (i) has filed (or caused to be filed) all income and other material Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and correct in all material respects; (ii) has paid all material Taxes that are due and payable by it under applicable Law (whether or not shown on a Tax Return); (iii) has not waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect; and (iv) does not currently have any deficiency claim, audit, examination, investigation or other similar proceeding in respect of Taxes or Tax matters that is pending or proposed or threatened by a Taxing Authority in writing.

(b) None of the Company or any of its subsidiaries is a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses, but excluding any agreement, contract, arrangement or commitment (i) of which only the Company and/or any of its subsidiaries are parties or (ii) that is entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(c) None of the Company or any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iv) any prepaid amount received prior to the Closing; or (v) installment sale made prior to the Closing.

(d) The Company and each of its subsidiaries has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) None of the Company or any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group the common parent of which was the Company).

(f) None of the Company or any of its subsidiaries has any material liability for the Taxes of any other person (other than the Company or any of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise by operation of applicable Law (other than liabilities in respect of any contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) None of the Company or any of its subsidiaries (i) has received a private letter ruling, technical advice memorandum or similar material agreement or ruling from a Taxing Authority or (ii) has a request for such an agreement or ruling in respect of Taxes pending between the Company and/or any of its subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(h) The Company has prior to the date of this Agreement made available to Parent true, complete and correct copies of the U.S. federal income Tax Returns actually filed by the Company and each of its subsidiaries for their taxable years 2020, 2021 and 2022.

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(i) None of the Company or any of its subsidiaries has, in any year for which the applicable statute of limitations remains open, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of the Company or any of its subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) The Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent the Surviving Corporation from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(l) There are no Liens for material Taxes upon any assets of the Company or any of its subsidiaries, except for Permitted Liens.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company or any of its subsidiaries has received written notice from a non-U.S. Taxing Authority that it has a permanent establishment (within the meaning of an applicable income Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No written claim has been made in the last three (3) years by a Taxing Authority in a jurisdiction in which the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, which claim has not been resolved.

(o) As of the date of this Agreement, to the knowledge of the Company, there are no facts, circumstances or plans, and none of the Company or any of its subsidiaries has taken or agreed to take any action, in each case not contemplated by this Agreement or any Ancillary Agreement, that, either alone or in combination, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(p) The Company is not an “investment company” as such term is used in Section 368(a)(2)(F) of the Code.

(q) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all U.S. federal, state, local and non-U.S. taxes or other imposts, duties, fees and charges, in each case, that are in the nature of taxes imposed by a Governmental Authority, including (without limitation) income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, goods and services, employment, unemployment, disability, use, real or personal property, digital services, escheat, alternative minimum, estimated, withholding, customs, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be filed with a Taxing Authority relating to Taxes.

SECTION 4.16. Environmental Matters.

(a) The Company is and has been, since the Lookback Date, in compliance in all material respects with Environmental Laws.

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(b) The Company has not received any Environmental Notice or Environmental Claim which in either case is pending or remains unresolved, or is or will be the source of ongoing material obligations or requirements under any Environmental Law.

(c) To the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which would be likely to result in a material liability to the Company, nor has there been a Release of Hazardous Substances by the Company which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws.

(d) The Company is not in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(e) The Company has all material permits, licenses and other authorizations required of the Company under Environmental Laws (“Environmental Permits”) and the Company is in all material respects in compliance with such Environmental Permits. There is no pending or, to the Company’s knowledge, threatened revocation, modification or limitation of any such Environmental Permit except for such limitations as set forth in such Environmental Permit.

(f) The Company has not retained or assumed by contract, any liabilities or obligations of third parties under Environmental Laws that have not been fully satisfied or performed.

(g) All copies of environmental site assessment reports, environmental audits, environmental sampling data, and other similar material documents with respect to the Leased Real Property or the Company’s business operations which are in the possession or control of the Company have prior to the date of this Agreement been made available to Parent or its counsel.

SECTION 4.17. Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or one or more of its subsidiaries is a party or by which any of their respective assets are bound (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule but excluding any Plan being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from employment agreements in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property to or from the Company (but excluding any (A) non-exclusive licenses of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to Parent on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000);

(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company’s or any of its subsidiaries’ products or pursuant to which the Company or any of its subsidiaries has granted or received any exclusive rights or (B) affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

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(iv) all contracts and agreements involving indemnification by the Company with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the Company’s assets or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company;

(vii) all partnership, joint venture, strategic alliance or similar agreements;

(viii) all Government Contracts, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relate to the Company or its business;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company of $500,000 or more in a 12-month period;

(xi) all contracts and agreements involving any right to acquire equity interest in the Company;

(xii) all separation and settlement agreements with any current or former employees under which the Company has any ongoing obligations;

(xiii) any collective bargaining agreements, or any other agreement, with any labor union;

(xiv) all contracts and agreements with providers of hardware components, including quantum-computing and classical-computing hardware;

(xv) any contract evidencing Indebtedness of the Company or any of its subsidiaries in an amount equal to or greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any of its subsidiaries granted to any person a security interest in or Lien on any of the property or assets of the Company or any of its subsidiaries, and all agreements or instruments guaranteeing the debts or other obligations of any person; and

(xvi) any contract between the Company or its subsidiaries, on the one hand, and any of Company’s stockholders or any of their respective affiliates, on the other hand.

(b) (i) Each Material Contract is in full force and effect and represents a legal, valid and binding obligation of the Company or one or more of its subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and the Company is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; and (iii) since December 31, 2021, the Company has not received any written, or to the knowledge of the Company, oral claim or notice of default under any such Material Contract. The Company has prior to the date of this Agreement furnished or made available to Parent true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 4.18. Insurance.

(a) True, complete and correct copies of all material insurance policies under which the Company is an insured in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Parent.

(b) With respect to each such insurance policy, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for

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policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor its subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the Company’s knowledge, no such action has been threatened; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.19. Board Approval; Vote Required. The Company Board, by resolutions duly adopted by at least a majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), on the terms and subject to the conditions set forth herein, and declared their advisability, (c) resolved to recommend the approval and adoption of this Agreement and the Transactions (including the Merger) by the stockholders of the Company, and (d) directed that, unless this Agreement has been terminated in accordance with Section 9.01, this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders (the “Company Board Approval”).

SECTION 4.20. Certain Business Practices. For the past five (5) years, neither the Company, nor any of its directors, officers, employees, or to the knowledge of the Company, any of its agents, representatives, or any person acting on its behalf has violated any applicable Anti-Corruption Laws; neither the Company nor any of its directors, officers, employees, or to the knowledge of the Company, any of its agents, representatives, or any person acting on its behalf has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any government official, government employee, political party, political party official, candidate for public office, or officer or employee of a public international organization for the purpose of influencing any official act or decision or to secure any improper advantage; the Company has implemented and maintains effective internal controls reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws; and the Company has recorded and maintained accurate books and records, including appropriate and lawful supporting documentation, in compliance with applicable Anti-Corruption Laws.

SECTION 4.21. Trade Compliance.

(a) Neither the Company, nor any of its directors, officers, employees or, to the knowledge of the Company, agents, has been or is a person that is, or is owned or controlled by, a person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Cuba, Iran, North Korea, Syria, and Crimea region and Donetsk People’s Republic and Luhansk People’s Republic territories in Ukraine). For the past five (5) years, to the Company’s knowledge, the Company has not engaged in, and is not now engaged in, any dealings or transactions with any person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of comprehensive Sanctions.

(b) The Company, and to the Company’s knowledge, its representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Sanctions and Export Laws, and the Company has not (i) received notice of, any actual, alleged or potential violation of any Sanctions or Export Law or (ii) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law.

SECTION 4.22. Committee on Foreign Investment in the United States (CFIUS). The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture,

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or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA; provided, however, that the Company may design, fabricate, develop, test, produce or manufacture critical technologies that are eligible for one or more of the license exceptions under the U.S. Export Administration Regulations that are set forth under the DPA at 31 C.F.R. 800.401(e)(6).

SECTION 4.23. Government Contracts.

(a) Except as set forth on Section 4.23(a) of the Company Disclosure Schedule, since January 1, 2017, with respect to each Government Contract or Government Bid, (i) the Company has complied in all material respects with all terms and conditions thereof; (ii) no written notice has been received by the Company asserting that the Company, any of its subsidiaries or any director, officer or employee of the Company or any of its subsidiaries, is in material breach or violation of any Law or contractual requirement; (iii) no written notice of termination, cure notice or show-cause notice has been received by the Company; (iv) the Company is not currently conducting any internal audit with respect to any material violation of any Government Contract; and (v) each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with its terms.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Schedule, since January 1, 2017, (i) no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against the Company relating to a Government Contract or a Government Bid; (ii) nor is the Company asserting in writing any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid.

(c) Neither the Company nor any of its predecessors, shareholders, members, officers, directors, managers or employees is debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor, to the knowledge of the Company, is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its predecessors, shareholders, members, officers, directors, managers or employees.

(d) To the knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Authority for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contract.

(e) Except as set forth on Section 4.23(e) of the Company Disclosure Schedule, neither any Governmental Authority nor any prime contractor, subcontractor or other person or entity has notified the Company, in writing, or, to the knowledge of the Company, orally, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract.

(f) To the knowledge of the Company, except as set forth on Section 4.23(f) of the Company Disclosure Schedule, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with any Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date.

(g) No notice has been received by the Company that any Government Contract is the subject of bid or award protest proceedings, and, to the knowledge of the Company, no Government Contract is reasonably likely to become the subject of bid or award protest proceedings.

(h) Except as set forth on Section 4.23(h) of the Company Disclosure Schedule, there exists no Government Contract or Government Bid in connection with which the Company represented to the applicable

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Governmental Authority that the Company qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) Concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, a “Preferred Bidder Status”).

(i) To the knowledge of the Company, none of the Company’s expected or forecasted sales volume or orders (on a consolidated basis) related to a Government Contract could reasonably be expected to be lost (including without limitation non-exercise of options), and to the knowledge of the Company, none of the Company’s customer relationships, Government Contracts or Government Bids could reasonably be expected to be materially adversely affected, due to (i) the consummation of the transactions contemplated hereby or (ii) the Company’s loss of any Preferred Bidder Status or eligibility to participate in the Small Business Innovation Research program; provided, however, for the avoidance of doubt, by making this representation, the Company is not providing a guaranty that the Company will achieve any specific revenue amounts following the Closing.

(j) Except as set forth on Section 4.23(j) of the Company Disclosure Schedule, no cost in excess of $10,000 incurred by the Company pertaining to a Government Contract has been questioned in writing by any Governmental Authority, is the subject of any audit (other than routine audits and similar inquiries) or, to the knowledge of the Company, is under investigation or has been disallowed by any Governmental Authority.

(k) Except as set forth on Section 4.23(k) of the Company Disclosure Schedule, the Company has not made a voluntary disclosure to any Governmental Authority with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Government Contract.

(l) Except as set forth on Section 4.23(l) of the Company Disclosure Schedule, no payment in excess of $10,000 due to the Company pertaining to any Government Contract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto.

(m) To the knowledge of the Company, except as set forth on Section 4.23(m) of the Company Disclosure Schedule, with respect to any Government Contract the Company, does not have credible evidence that a Principal, Employee, Agent or Subcontractor (as such terms are defined by Federal Acquisition Regulation (“FAR”) 52.203-13(a) or 52.223-6(a), as applicable) of the Company has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company has not conducted, nor is the Company presently conducting, an investigation to determine whether credible evidence exists that a Principal, Employee, Agent or Subcontractor (as such terms are defined by FAR 52.203-13(a) or 52.223-6(a), as applicable) of the Company has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(n) To the knowledge of the Company, except as set forth on Section 4.23(n) of the Company Disclosure Schedule, with respect to any Government Contract, the Company does not have credible evidence of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001, and the Company has not conducted and is not presently conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001.

(o) To the knowledge of the Company, (i) none of the Company, nor any of their respective directors, officers or Principals (as such term is defined by FAR 52.203-13(a)) are or have been under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government

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Contract and (ii) the Company has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract.

(p) All sales representatives who assist the Company in soliciting or obtaining Government Contracts are bona fide employees or bona fide agencies as defined in FAR 52.203-5.

(q) To the knowledge of the Company, all past performance evaluations received by the Company in the past three years from a Governmental Authority in relation to a Government Contract have been satisfactory or better.

(r) The Company has the capacity, facilities and personnel necessary to deliver, in a timely fashion and in accordance with the Defense Priorities and Allocations System regulations, all outstanding defense rated orders received under a Government Contract.

(s) To the knowledge of the Company, each Company employee formerly employed by a Governmental Authority in the past three years (a “Former Government Employee”) and the Company are in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

(t) No Governmental Authority nor any prime contractor or subcontractor has ever provided the Company with any notice alleging that the Company has an actual, apparent or potential organizational conflict of interest as defined in FAR Subpart 9.5.

(u) Section 4.23(u) of the Company Disclosure Schedule sets forth a list of each Government Contract that requires access to classified information (“Classified Contracts”). All Forms DD-254 for such Classified Contracts have been provided.

(v) To the knowledge of the Company, expect as set forth on Section 4.23(v) of the Company Disclosure Schedule, the Company has complied in all material respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Classified Contract and (ii) any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any); and all violations thereof have been reported to the appropriate Governmental Authority and contracting parties as required by any Government Contracts or any Law relating to the safeguarding of, and access to, classified information.

(w) The Company possess all facility security clearances (“Facility Security Clearances”) required to perform the applicable Classified Contracts. Such clearances are (i) all of the Facility Security Clearances reasonably necessary to conduct the current business of the Company and (ii) valid and in full force and effect. No termination, denial of eligibility, notice of rescission, notice of wrongdoing, marginal or unsatisfactory or failed vulnerability assessment, notice of breach, cure notice or show cause notice from the Defense Counterintelligence and Security Agency (“DCSA”) or any other Governmental Authority has been issued and remains unresolved with respect to any of the Facility Security Clearances, and to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

(x) The appropriate employees of the Company possess all United States Government security clearances required to perform the applicable Classified Contracts (“Security Clearances”). The subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances required to perform the applicable Classified Contracts. Such clearances are (i) all of the personnel Security Clearances reasonably necessary to conduct the current business of the Company and (ii) valid and in full force and effect. To the knowledge of the Company, no termination, denial of eligibility, notice of rescission, notice of wrongdoing, notice of breach, cure notice or show cause notice from DCSA or any other Governmental

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Authority has been issued and remains unresolved with respect to any of the personnel Security Clearances held by any of the employees of the Company to the extent held or required in connection with the conduct of the business of the Company.

(y) The Company and its employees who hold Security Clearances, are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117 and all security agreements with the U.S. Government or higher tier contractor. There has been no audit relating to the Company’s compliance with the requirements of the National Industrial Security Program that resulted in material adverse findings against the Company.

(z) Section 4.23(z) of the Company Disclosure Schedule sets forth a list of each outstanding Government Bid.

(aa) Section 4.23(aa) of the Company Disclosure Schedule sets forth any gap analyses or assessments regarding compliance with NIST Special Publication 800-171 Rev. 2 and any data security, cybersecurity, or physical security breach or any software vulnerability related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract.

SECTION 4.24. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, employee or other affiliate of the Company has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company to purchase from or sell or furnish to, the Company any goods or services; or (c) any contractual or other arrangement with the Company (each such contractual or other arrangement, a “Company Affiliate Agreement”), other than in the case of this clause (c) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.24. The Company has not, since the Lookback Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.25. Exchange Act. The Company is not currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.26. Brokers. Except as set forth on Section 4.26 of the Company Disclosure Schedule, no broker, finder, investment banker or similar person is entitled to any brokerage, finder’s or other fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of the Transactions based upon arrangements made by or on behalf of the Company, its subsidiaries or any of their affiliates.

SECTION 4.27. Registration Statement. None of the information relating to the Company or its subsidiaries supplied by the Company, or by any other person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Parent Shareholders and/or prospective investors with respect to the consummation of the Transactions (the documents identified in clauses (a) through (c), collectively, the “SEC Documents”) or in any amendment to any of documents identified the SEC Documents will, when first filed, made available, effective under the Securities Act, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a

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material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the SEC Documents that were not supplied by or on behalf of the Company for use therein.

SECTION 4.28. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and except as set forth in Parent’s disclosure letter delivered by Parent in connection with this Agreement (the “Parent Disclosure Schedule”) (which disclosure in the Parent Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Parent Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Parent hereby represents and warrants to the Company as follows:

SECTION 5.01. Corporate Organization.

(a) Parent is a Cayman Islands exempted company incorporated with limited liability (and from and after the Domestication and as of the Closing, Parent will be a Delaware corporation) and Merger Sub is a Delaware corporation, duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of the Cayman Islands and the State of Delaware, respectively, and each has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(b) Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02. Organizational Documents. Each of Parent and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized share capital of Parent is divided into 500,000,000 shares of Parent Class A Common Stock, 50,000,000 shares of Parent Class B Common Stock, and 5,000,000 shares of Parent Preference Shares. As of the date of this Agreement, (i) 7,894,801 shares of Parent Class A Common Stock are issued and outstanding, (ii) 5,750,000 shares of Parent Class B Common Stock are issued and outstanding, (iii) no shares of Parent Preference Shares are issued and outstanding, (iv) no shares of Parent Common Stock or Parent Preference Shares are held in treasury, (v) 11,500,000 Parent Redeemable Warrants are outstanding, and (vi) 13,550,000 Parent Private Placement Warrants are outstanding. Each Parent Warrant is exercisable for one Parent Class A Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable Securities Laws and the Merger Sub Organizational Documents.

(c) All outstanding Parent Units, Parent Common Stock and Parent Warrants have been issued and granted in compliance with all applicable Securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable Securities Laws and the Parent Organizational Documents.

(d) Except for the issuance of securities of Parent permitted by this Agreement and the Parent Warrants, Parent has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or obligating Parent to issue or sell any share capital of, or other equity interests in, Parent. All Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Parent nor any subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. Parent is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent or any of its subsidiaries. Other than pursuant to the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04. Authority Relative to This Agreement. Each of Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (subject to the approvals described in Section 5.05), upon receipt of the Parent Shareholder Approval,

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to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which each of Parent and Merger Sub is or will at the Closing be a party, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication, (i) the Parent Shareholder Approval, (ii) completing and making and procuring all Parent Domestication Documents, (iii) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (iv) completing and making and procuring all those filings required to be made with the Secretary of State of the State of Delaware under the DGCL in connection with the Domestication, (b) with respect to the Merger, the Parent Shareholder Approval and the approval by Parent as the sole stockholder of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (c) with respect to the issuance of New Parent Common Stock, the Parent Shareholder Approval). This Agreement has been, and the other Transaction Documents to which each of Parent and Merger Sub is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties hereto and thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which each of Parent and Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Parent or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or Merger Sub is a party or by which each of Parent or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, the filing and effectiveness of the Parent Domestication Documents and the filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. Neither Parent nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of

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Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 12, 2022, together with any amendments, restatements or supplements thereto (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). Parent has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are then in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.07(a), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the SEC Documents that were not supplied by or on behalf of Parent for use therein. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis during the periods involved) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be excepted to individually or in the aggregate be material). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Except as and to the extent set forth in the Parent SEC Reports, neither Parent nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business.

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Parent.

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(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f) Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since January 1, 2023, there have been no material changes in Parent’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

SECTION 5.08. Absence of Certain Changes or Events. Since January 1, 2023, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

SECTION 5.09. Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority which, if

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determined adversely, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.

SECTION 5.10. Board Approval; Vote Required.

(a) At a meeting duly called and held (or by way of unanimous written resolution in lieu of a meeting), the Parent Board, has (i) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, Parent and its shareholders, (ii) determined that the aggregate fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to the Parent’s management for Taxes and excluding the amount of deferred underwriting discounts held in the Trust Account), (iii) approved the Transactions (including the Merger) as a Business Combination, (iv) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), on the terms and subject to the conditions set forth herein, and declared their advisability, and (e) resolved to recommend to Parent Shareholders approval of each of the matters requiring Parent Shareholder Approval and directed that this Agreement and the Merger be submitted for consideration by the Parent Shareholders.

(b) At the Parent Shareholders’ Meeting, assuming that a quorum is present, (i) only a Parent Ordinary Resolution shall be required to approve the Transaction Proposal, the Parent Stock Proposal and the Adjournment Proposal, (ii) only a Parent Special Resolution shall be required to approve the Domestication Proposal and the Charter Proposal (the approval by Parent Shareholders in the foregoing clauses (i) and (ii), collectively, the “Parent Shareholder Approval”) and (iii) with respect to the Equity Plans Proposal and any Additional Proposals proposed to the Parent Shareholders, the only requisite approval required shall be under the Parent Organizational Documents, the Cayman Act or other applicable Law. The Parent Shareholder Approval is the only vote of any holders of Parent’s share capital necessary to adopt this Agreement and any Transaction Document and to approve the Transactions.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability, (iii) approved the Merger and the other Transactions, (iv) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (v) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

SECTION 5.11. No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

SECTION 5.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.13. Parent Trust Fund. As of the date of this Agreement, Parent has no less than $84,000,000 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) maintained in a

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trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 12, 2022, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Parent, that would entitle any person (other than Parent Shareholders who shall have elected to redeem their Parent Class A Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to Parent Shareholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Merger. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.

SECTION 5.14. Employees. Other than any officers as described in the Parent SEC Reports, Parent and Merger Sub have never employed any employees or retained any contractors, other than legal, financial, and other professional advisors. Other than amounts due as set forth in the Parent SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Except for the Equity Plan and the ESPP, Parent and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit or compensation plans, programs or arrangements (each, a “Parent Plan”). There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.15. Taxes.

(a) Each of Parent and Merger Sub (i) has filed (or caused to be filed) all income and other material Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and correct in all material respects; (ii) has paid all material Taxes that are due and payable by it under applicable Law (whether or

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not shown on a Tax Return); (iii) has not waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect; and (iv) does not currently have any deficiency claim, audit, examination, investigation or other similar proceeding in respect of a material amount of Taxes or material Tax matters that is pending or proposed or threatened by a Taxing Authority in writing.

(b) Neither Parent nor Merger Sub is a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses, but excluding any agreement, contract, arrangement or commitment (i) of which only Parent and Merger Sub are parties or (ii) that is entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(c) Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iv) any prepaid amount received prior to the Closing; or (v) installment sale made prior to the Closing.

(d) Each of Parent and Merger Sub has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Neither Parent nor Merger Sub has any material liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise by operation of applicable Law (other than liabilities in respect of any contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither Parent nor Merger Sub (i) has received a private letter ruling, technical advice memorandum or similar material agreement or ruling from a Taxing Authority or (ii) has a request for a such an agreement or ruling in respect of Taxes pending between Parent and/or Merger Sub, on the one hand, and any Taxing Authority, on the other hand.

(h) Neither Parent nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) There are no Liens for material Taxes upon any assets of Parent or Merger Sub, except for Permitted Liens.

(k) Neither Parent nor Merger Sub has received written notice from a non-U.S. Taxing Authority that it has a permanent establishment (within the meaning of an applicable income Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

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(l) No written claim has been made in the last three years by a Taxing Authority in a jurisdiction in which the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction.

(m) Merger Sub is a wholly-owned, first-tier subsidiary of Parent and was formed solely to effect the Merger.

(n) Neither Parent nor Merger Sub has any present plan or intention to sell or otherwise dispose of any material assets of the Company or its subsidiaries acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations promulgated thereunder.

(o) It is the present intention of Parent and Merger Sub (i) to continue or cause the continuation of at least one significant “historic business” line (within the meaning of Treasury Regulations Section 1.368-1(d)(2)) of the Company or (ii) to use or cause the use of a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business.

(p) As of the date of this Agreement, to the knowledge of Parent and Merger Sub, there are no facts, circumstances or plans, and neither Parent nor Merger Sub has taken or agreed to take any action, in each case not contemplated by this Agreement or any Ancillary Agreement, that, either alone or in combination, would reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

SECTION 5.16. Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “WNNR.U”. The issued and outstanding Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “WNNR”. The issued and outstanding Parent Redeemable Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “WNNR WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Common Stock, or the Parent Redeemable Warrants or terminate the listing of Parent on NYSE. None of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock or the Parent Redeemable Warrants under the Exchange Act.

SECTION 5.17. Parent and Merger Sub’s Investigation and Reliance. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Parent, Merger Sub or any of their respective shareholders or stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

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SECTION 5.18. Affiliate Agreements. Except as set forth on Section 5.18 of the Parent Disclosure Schedule, neither Parent nor Merger Sub is a party to any transaction, agreement, arrangement or understanding required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (each of the foregoing, a “Parent Affiliate Agreement”).

SECTION 5.19. Opinion of Financial Advisor. Parent Board has received an opinion of Kroll, LLC to the effect that, as of August 21, 2023, subject to the assumptions, limitations, conditions and qualifications set forth in such opinion, the consideration to be paid by Parent in connection with the transactions contemplated hereby is fair from a financial point of view to the public shareholders of Parent other than Sponsor and its affiliates (without giving effect to any impact of the transactions contemplated hereby on any particular shareholder other than in its capacity as a shareholder).

SECTION 5.20. Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) keep available the services of the current officers, key employees and consultants of the Company, (C) preserve its current relationships and goodwill with key customers, suppliers, lenders, partners, Governmental Authorities and persons with whom the Company and its subsidiaries have significant business relations and (D) maintain all insurance policies of the Company and its subsidiaries or substitutes therefore.

(b) By way of amplification and not limitation of Section 6.01(a), except as (1) expressly contemplated by any other provision of this Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including COVID-19 Measures) or (4) consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its subsidiaries not to, directly or indirectly, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement:

(i) amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries;

(ii) issue, sell, transfer, pledge, dispose of, deliver, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, delivery, grant or encumbrance of, any shares of any class

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of capital stock of the Company, or any options, restricted stock units, stock appreciation rights, warrants, convertible securities or other rights of any kind to acquire, or commitments for the issuance of, any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries; provided, however, that the exercise or settlement of any Company Options, within the limits of the Company Option Plan share reserve in effect as of the date of this Agreement and as set forth on Section 6.01(b)(ii) of the Company Disclosure Schedule, shall not require the consent of Parent; provided for the sake of clarity, the Company Options exercised or settled pursuant to this Section 6.01(b)(ii) shall be treated in the same manner as outstanding Company Common Stock for purposes of the Consideration Schedule and for the sake of further clarity, the number of shares of Company Common Stock reserved for issuance under the Company Option Plan may not be increased;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase, repurchase or otherwise acquire, directly or indirectly, or offer to take any of the foregoing actions with respect to, any of its capital stock or effect any recapitalization or any other change in its capitalization;

(v) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its subsidiaries, taken as a whole (including Intellectual Property and Software), except for (A) transactions solely among the Company and its wholly-owned subsidiaries or among the wholly-owned subsidiaries of the Company, (B) dispositions of obsolete or worthless assets, (C) sales of inventory in the ordinary course of business consistent with past practice and (D) sales, abandonment, lapses of assets or items or materials (in each case other than Intellectual Property and Software) in an amount not in excess of $100,000 in the aggregate, other than (A) as set forth on Section 6.01(b)(v) of the Company Disclosure Schedule, (B) Permitted Liens, or (C) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division or material portion of the assets or equity thereof; (B) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (excluding Indebtedness incurred by the issuance of Senior Notes) in excess of $5,000,000, other than solely between the Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries, or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; or (C) issue Senior Notes such that the aggregate principal amount of Senior Notes outstanding immediately after such issuance would be greater than $20,000,000;

(vii) make any loans or advances to any person (including to any of its officers, directors, agents or consultants), or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable in the ordinary course of business and consistent with past practice;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits

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to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person other than any such service provider with total cash compensation, on an annualized basis, of less than $100,000, in the ordinary course of business consistent with past practice, or terminate (other than for cause) any current director, officer employee or consultant provider with total cash compensation, on an annualized basis, of $100,000 or more or (E) enter into or amend any collective bargaining agreement or other labor agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound;

(ix) grant any severance or termination pay to, any director or officer of the Company, other than (A) as required by Law or (B) pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule;

(x) adopt, amend and/or terminate any Plan except as may be required by applicable Law;

(xi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, other than as required by GAAP;

(xii) (A) make or change any material Tax election, change any material method of Tax accounting, amend a filed material Tax Return, settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, or settle any Tax Proceeding; or (B) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xiii) enter into, amend, fail to exercise any renewal rights, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract (or any contract that would be a Material Contract if in effect on the date hereof) or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business consistent with past practice;

(xiv) (A) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required to maintain each and every material item of Company-Owned IP, (B) disclose any material trade secrets included in the Company-Owned IP, except in the ordinary course of business consistent with past practice of the Company and subject to a written confidentiality agreement, or (C) other than in the ordinary course of business consistent with past practice of the Company, sell, assign, transfer, license, create a Lien on (other than Permitted Liens) or grant any covenant not to sue with respect to, or otherwise dispose of any material Company-Owned IP;

(xv) do or cause to be done, or fail to do, anything which would reasonably be expected to result in a breach of any Financing Agreement;

(xvi) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than (i) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent prior to the date hereof, or (ii) in connection with buying any assets purchased for lease or resale in the ordinary course of business;

(xvii) acquire or dispose of any fee interest in real property;

(xviii) enter into, renew or amend in any material respect, any Company Affiliate Agreement (or any contract, that if existing on the date hereof, would have constituted an Company Affiliate Agreement);

(xix) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle

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any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages that do not exceed $250,000 in the aggregate;

(xx) enter into any material new line of business outside of the business currently conducted by the Company and its subsidiaries as of the date of this Agreement;

(xxi) voluntarily fail to maintain, cancel or materially change coverage any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its subsidiaries and their assets and properties;

(xxii) materially amend, waive or voluntary terminate any Lease, or enter into, extend or fail to exercise any renewal option under any Lease;

(xxiii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or any of its subsidiaries or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiaries (other than the Transactions); or

(xxiv) enter into any formal or informal agreement or otherwise make a commitment or undertaking to do any of the foregoing.

SECTION 6.02. Conduct of Business by Parent and Merger Sub Pending the Merger. Except (i) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including consummating the Domestication), (ii) for entering into any Financing Agreements and consummating any Equity Financing in accordance with the terms of this Agreement, (iii) as set forth on Section 6.02 of the Parent Disclosure Schedule or (iv) as required by applicable Law (including any COVID-19 Measures), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including consummating the Domestication), (2) for entering into any Financing Agreements and consummating any Equity Financing, or in connection with the terms and conditions of any Equity Financing in accordance with the terms of this Agreement, (3) as set forth on Section 6.02 of the Parent Disclosure Schedule or (4) as required by applicable Law (including any COVID-19 Measures), neither Parent nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Parent Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Parent other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund or as otherwise required by the Parent Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock or Parent Warrants except for redemptions from the Trust Fund or as otherwise required by the Parent Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any class of shares or other securities of Parent or any shares of any class of capital stock or other securities of Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or shares of capital stock, or any other ownership interest (including,

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without limitation, any phantom interest), of Parent or Merger Sub, other than (i) in connection with the exercise of any Parent Warrants outstanding on the date hereof and (ii) in connection with conversion of the Parent Class B Common Stock pursuant to the Parent Organizational Documents;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement;

(i) make or change any material Tax election, change any material method of Tax accounting, amend a filed material Tax Return, settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, or settle any Tax Proceeding;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent or Merger Sub, except as required by the Parent Organizational Documents;

(k) amend the Trust Agreement or any other agreement related to the Trust Account;

(l) enter into, or amend or modify any term of (in a manner adverse to Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under any Plan (or any agreement, arrangement, policy or plan that would be a Plan if in effect on the date hereof);

(m) other than as set forth on Section 6.02(m) of the Parent Disclosure Schedule, enter into, renew or amend in any material respect, any Parent Affiliate Agreement (or any contract, that if existing on the date hereof, would have constituted an Parent Affiliate Agreement); or

(n) enter into any formal or informal agreement or otherwise make a commitment or undertaking to do any of the foregoing.

SECTION 6.03. Financing.

(a) Prior to the Closing, the parties intend to solicit, negotiate and enter into an Equity Financing and related Financing Agreements (or a Company Equity Financing and related Company Financing Agreements, as the case may be), pursuant to which certain investors, upon the terms and subject to the conditions set forth therein, shall purchase certain Parent Common Stock (or securities convertible into Company Capital Stock, as the case may be) in a private placement or placements to be consummated, in the case of Parent, substantially contemporaneously with the consummation of the transactions contemplated hereby, and, in the case of the Company, during the period between from date of this Agreement through and including the Closing Date, and which shall, in each case, be subject to each party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and, with respect to Company Financing Agreements, subject to the Company Equity

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Financing Limitation. Each of Parent, Merger Sub and the Company shall cooperate in good faith with respect to the Equity Financing (or Company Equity Financing, as the case may be) contemplated by this Agreement and the negotiation and entering into any Financing Agreement (or Company Financing Agreement, as applicable) related thereto. In addition, both the identity of any participant in an Equity Financing (or Company Equity Financing), and the proposal of or agreement to any material terms in connection therewith, shall be subject to each party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and with respect to any Company Financing Agreement, subject to the Company Equity Financing Limitation; provided, that the parties intend that any Equity Financing or Company Equity Financing be structured in a manner as would not adversely impact the Intended Tax Treatment. Notwithstanding anything to contrary contained in this Agreement, the aggregate amount of Company Equity Financing (including the issuance of Senior Notes) raised, committed or issued prior to the Closing by the Company shall not exceed $25,000,000 (inclusive of principal amount and interest) (the “Company Equity Financing Limitation”).

(b) None of the Company, Parent or Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, enter into, modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions or remedy under any Financing Agreements (or Company Financing Agreements, as the case may be) entered into prior to the Closing without the prior written consent of the other parties hereto (not to be unreasonably withheld, conditioned or delayed); provided, that any modification or waiver that is solely administrative in nature and does not affect any economic or any other material term (including any conditions to closing) of such Financing Agreement or Company Financing Agreement (for which the parties already provided their prior written consent) shall not require the prior written consent of the parties.

SECTION 6.04. Claims Against Trust Account. Reference is made to the final prospectus of the Parent, dated as of January 12, 2022 and filed with the SEC (File No. 333-254627) (the “Prospectus”). The Company, on behalf of itself and its subsidiaries, hereby represents and warrants that it has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by the Parent’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (b) in connection with a shareholder vote to amend the Parent MAA to (i) modify the substance and timing of the Parent’s obligation to allow a redemption in connection with the consummation of a Business Combination, (ii) to redeem 100% of the of the Parent Common Stock if Parent does not consummate a Business Combination within twenty-four (24) months after the closing of the IPO or (iii) with respect to any other provision relating to the Public Stockholders’ rights or pre-Business Combination activity, (c) to the Public Stockholders if Parent fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (d) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, for working capital, or up to $100,000 to pay dissolution expenses, or (e) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees on behalf of itself and its affiliates that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of its affiliates do now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund or any distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company and its Representatives on the one hand, and Parent and its Representatives on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.04 as the “Released Claims”). Notwithstanding any other provision contained in this Agreement,

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the Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claim it may have, now or in the future and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its affiliates) in respect thereof. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable Law. To the extent the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Parent or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its affiliates commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Parent or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.04 shall survive indefinitely with respect to the obligations set forth in this Agreement. Notwithstanding anything to the contrary in this Section 6.04, any action by any non-controlled affiliate of the Company that, if taken by the Company or one of its controlled affiliates, would be a breach of this Section 6.04 shall constitute a breach of this Section 6.04 by the Company and for which the Company shall be liable.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01. Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and Parent’s receipt of the PCAOB Financials from the Company, (i) Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of New Parent Common Stock (A) to be issued to the Company Stockholders pursuant to this Agreement or (B) held by Parent Shareholders immediately prior to the Effective Time.

(b) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (1) the adoption and approval of the Merger and this Agreement as a Business Combination (as defined in the Parent MAA) (the “Transaction Proposal”), (2) the adoption and approval of the Domestication (the “Domestication Proposal”), (3) the adoption and approval of the governing documents of Parent contemplated by the Post-Closing Parent Certificate of Incorporation (the “Charter Proposal”), (4) to the extent required by NYSE listing rules, the approval of the issuance of the New Parent Common Stock as contemplated by this Agreement (the “Parent Stock Proposal”), (5) the adoption and approval of the Equity Plan and the ESPP (the “Equity Plans Proposal”), (6) adjournment of the Parent Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”), and (7) the approval of any other proposals the parties deem necessary to effectuate the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Domestication Proposal, the Charter Proposal, the Parent Stock Proposal, the Equity Plans Proposal and the Adjournment Proposal, the “Proposals”).

(c) Each of Parent and the Company shall furnish all information concerning it as may be reasonably requested by the other party in connection with such actions and the preparation of the Proxy Statement and

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Registration Statement. Parent and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Merger. As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Parent shall cause the Proxy Statement to be mailed to the Parent Shareholders. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(d) Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the New Parent Common Stock to be issued or issuable to the Company Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or written or oral comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the other parties with copies of any such written comments. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto, and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(e) If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(f) If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02. Parent Shareholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) Parent shall use reasonable best efforts to duly call and hold the Parent Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and Parent shall use its reasonable best efforts to (i) hold the Parent Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement is declared effective under the Securities Act, and (ii) ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Laws and NYSE rules. Parent shall use its reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent Shareholders in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its holders of Parent Common Stock that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the

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Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to change, withdraw, qualify or modify a Parent Board Recommendation would be inconsistent with its fiduciary duties to the Parent Shareholders.

(b) Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03. Company Stockholders’ Written Consent. Unless this Agreement has been validly terminated in accordance with Section 9.01, upon the terms set forth in this Agreement, the Company shall solicit the Requisite Approval by irrevocable written consent, in form and substance reasonably acceptable to Parent, of the Requisite Majority of its stockholders (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement, the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) via the dissemination of the Consent Solicitation Statement to the Company Stockholders as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-four (24) hours after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Parent) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they approve and adopt this Agreement and the Transactions (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 7.03 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal or for any other reason.

SECTION 7.04. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s affiliates and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (in the case of each of the foregoing clauses (i) and (ii), it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) Parent and the Company each acknowledge that all information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated as of March 20, 2023 (the “Confidentiality Agreement”), between Parent and the Company.

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(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided to it relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05. Company Solicitation. From and after the date of this Agreement and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Representatives not to (subject to the proviso at the end of this sentence), directly or indirectly, (i) initiate, solicit, facilitate, encourage or continue (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action; provided, however, that the foregoing restrictions shall not apply solely with respect to any Company Stockholder who is party to a Stockholder Support Agreement solely in respect of private Secondary Sales initiated and consummated by such Company Stockholder so long as such Secondary Sale is entered into and consummated in accordance with the terms of such Stockholder Support Agreement. The Company shall, and shall instruct and cause its Representatives, to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives in connection with the Transactions) in connection with a Company Acquisition Proposal, except with respect to any Post-Closing Transaction Discussions. The Company shall promptly notify Parent (and in any event within twenty-four (24) hours) in writing of the receipt of any Company Acquisition Proposal by the Company after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Company may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05. Notwithstanding the foregoing, nothing in this Section 7.05 shall prohibit the Company or its Representatives from engaging in or continuing any inquiries or discussions with respect to any Company Acquisition Proposal solely to the extent that (i) Parent would be a party the definitive documentation in respect of such Company Acquisition Proposal, (ii) such Company Acquisition Proposal (and any agreement or documentation related thereto, whether or not binding) would not be entered into, announced, disclosed or consummated prior to the Closing and (iii) the entry into such Company Acquisition Proposal (and the definitive documentation related thereto) would require the prior approval of the Parent Board after the Closing (any such solicitation, facilitation, encouragement, or continuation of inquires or discussions on the terms set forth in this sentence, the “Post-Closing Transaction Discussions”). The parties agree that any violation of the restrictions set forth in this Section 7.05 by any of the Company’s Representatives shall be deemed to be a breach of this Section 7.05 by the Company. The Company agrees that the rights and remedies for non-compliance with this Section 7.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

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SECTION 7.06. Parent Exclusivity. From and after the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.01, but only to the extent not inconsistent with the fiduciary duties of the Parent Board (as determined by the Parent Board in good faith), Parent shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, third parties (other than the Company and its Representatives) with respect to any Business Combination other than the Transactions (an “Alternative Business Combination”), or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act with respect to an Alternative Business Combination, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Business Combination or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Business Combination; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.06. Parent shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than the Company and its Representatives) conducted heretofore with respect to any Alternative Business Combination. Parent also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Business Combination to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Parent receives any inquiry or proposal with respect to an Alternative Business Combination at any time prior to the Closing, then Parent shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such inquiry or proposal) notify such person in writing that Parent is subject to an exclusivity agreement with respect to the Transaction that prohibits Parent from considering such inquiry or proposal. Notwithstanding the foregoing, Parent may inform any person making an unsolicited proposal regarding an Alternative Business Combination of the terms of this Section 7.06. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.06 by Parent’s Representatives shall be deemed to be a breach of this Section 7.06 by Parent.

SECTION 7.07. Employee Benefits Matters.

(a) Prior to the Closing, the Parent Board shall approve an equity incentive award plan for the Surviving Corporation, in substantially the form attached as Exhibit F and with any changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “Equity Plan”), which will permit the issuance of shares of New Parent Common Stock. At the Parent Shareholders’ Meeting, Parent shall solicit approval from Parent Shareholders of the Equity Plans Proposal. The number of shares of New Parent Common Stock reserved for issuance under the Equity Plan shall equal (i) 12% of the shares of New Parent Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) a number of shares added each January 1, commencing on January 1, 2024, pursuant to an automatic annual increase, equal to the lesser of 5% of the number of shares of New Parent Common Stock outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Equity Plan’s administrator.

(b) Prior to the Closing and subject to the receipt of the approval by the Parent Shareholders of the Equity Plans Proposal at the Parent Shareholders’ Meeting, the Parent Board shall approve employee stock purchase plan for the Surviving Corporation, in substantially the form attached as Exhibit G and with any changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “ESPP”), which will permit the issuance of New Parent Common Stock. At the Parent Shareholders’ Meeting, Parent shall

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solicit approval from Parent Shareholders of the Equity Plans Proposal. The number of shares of New Parent Common Stock reserved for issuance under the ESPP shall equal (i) 2% of the shares of New Parent Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) a number of shares added each January 1, commencing on January 1, 2024, pursuant to an automatic annual increase, equal to the lesser of 1% of the number of shares of New Parent Common Stock outstanding on the immediately preceding December 31, and such number of shares as approved by the ESPP’s administrator.

SECTION 7.08. Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of each of the Surviving Corporation and Parent shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company or Parent, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Parent, as applicable, unless such modification shall be required by applicable Law.

(b) On the Closing Date, each of the Company and Parent shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the Company has made true, correct and complete copies of the Company’s applicable policies to Parent or its representatives)), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Parent, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification (or failure to provide such notification) will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.09.

SECTION 7.10. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, and without limiting any other covenant contained in this Agreement, each of the parties hereto shall, and shall each cause their respective subsidiaries to, use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, (i) using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, (ii) using its commercially reasonable efforts to obtain all material consents and approvals of third parties to contracts with Parent, the Company or their respective affiliates (including those consents and approvals set forth in Section 4.05) that are necessary for the consummation of the Transactions and (iii) taking such other action as may reasonably be necessary to satisfy the conditions of Article VIII or otherwise comply with Agreement and to consummate the Transactions as soon as practicable. In case, at any time after the Effective Time, any further

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action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their commercially reasonable efforts to take all such action. Notwithstanding the foregoing, in no event shall Parent, Merger Sub, the Company or its subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals described in this Section 7.10, except as expressly provided for in this Agreement.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Excluding Section 7.14, notwithstanding other provisions in this Agreement, in the event that, in connection with the involvement of the Company or Parent, or their respective affiliates, in the set of transactions contemplated under this Agreement, the Company and Parent mutually agree (after consultation with counsel) that submission of any additional regulatory filing with a Governmental Authority (under a Foreign Investment Law or otherwise) would be either required or advisable, each of the Company and Parent, and their respective affiliates, shall use their reasonable best efforts to promptly submit a filing with the appropriate Governmental Authority (the “Regulatory Filing”). In the event of a Regulatory Filing, each of the Company, Parent, and their respective affiliates shall use reasonable best efforts to cooperate and coordinate with the other party in preparing and submitting the Regulatory Filing and in obtaining regulatory approval from the appropriate Governmental Authority, including, to the extent permitted by applicable Law and subject to customary confidentiality restrictions and all applicable privileges (including the attorney-client privilege) and consistent with any instruction or direction from the respective Governmental Authority, consultation on information to be presented to the Governmental Authority and sharing of draft documents prior to submission, prompt notification of any communication from the Governmental Authority or any of its member agencies, and in connection with resolving any investigation or other inquiry of the Governmental Authority or any of its member agencies. The Company, Parent, or their respective affiliates shall take or accept any actions, conditions, or restrictions proposed by the appropriate Governmental Authority as a condition of obtaining regulatory approval with respect to a Regulatory Filing; provided, however, that the Company and Parent shall not be required to accept any actions, conditions, or restrictions that would have a material adverse impact on their respective business. The Company shall bear all costs for preparing any Regulatory Filing and seeking regulatory approval.

SECTION 7.11. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or NYSE requirements (including pursuant to Securities Laws), in which case, Parent or the Company, as applicable, shall use reasonable best efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Parent or the

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Company, as applicable, in good faith), each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Parent or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors, in each case, who are subject to customary confidentiality restrictions.

SECTION 7.12. Tax Matters.

(a) Each of Parent and Merger Sub (i) shall use its reasonable best efforts to cause the Domestication to qualify for the Intended Tax Treatment of the Domestication and (ii) agrees not to, and not to permit or cause any of its affiliates to, take any action not contemplated by this Agreement or any Ancillary Agreement, or knowingly fail to take any action required by this Agreement or any Ancillary Agreement, whether before or after the Effective Time, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Domestication from qualifying for the Intended Tax Treatment of the Domestication. Each of Parent, Merger Sub and the Company (i) shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment of the Merger and (ii) agrees not to, and not to permit or cause any of its affiliates to, take any action not contemplated by this Agreement or any Ancillary Agreement, or knowingly fail to take any action required by this Agreement or any Ancillary Agreement, whether before or after the Effective Time, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment of the Merger. For avoidance of doubt, nothing in this Section 7.12(a) shall be interpreted to override, or require any party to modify, the economic or commercial terms contemplated by this Agreement or to take other similar actions.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) Each of Parent, Merger Sub, the Company and the Surviving Corporation and their respective affiliates shall cause all Tax Returns to be filed consistent with (including by attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Domestication and of the Merger, as applicable), and take no other position inconsistent with (whether in Tax Proceedings or otherwise), the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date hereof. Each of the parties agrees to (x) promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority and (y) reasonably cooperate with each other and their respective counsel to document and provide factual support for the Intended Tax Treatment, including by reasonably cooperating to provide customary representation letters.

(d) Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any Tax Proceeding of the Surviving Corporation, Parent, Merger Sub or the Company. Such cooperation shall include the retention and (upon the other party’s request) the making available (with the right to make copies) of records and information reasonably relevant to any such Tax Return or Tax Proceeding and the use of commercially reasonably efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, in each case at the cost of the requesting party.

(e) Following the Closing, the Surviving Corporation shall use commercially reasonable efforts in making available to pre-Domestication Parent Shareholders such information that is reasonably available to the Surviving Corporation and is reasonably necessary for any such shareholder (or former shareholder) to compute the income (if any) of such shareholder (or its direct or indirect owners) arising, if applicable, as a result of

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Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period of Parent beginning on or before the date of the Domestication, including any information reasonably necessary to (i) file IRS Form 8621 (including, if applicable, any information reasonably necessary to make a qualified electing fund election) or IRS Form 5471, if applicable, with respect to any such tax period, (ii) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication, and (iii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3).

(f) All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) arising in connection with the Domestication or Merger shall be borne by the persons responsible for such Taxes under applicable Law. Each party shall reasonably cooperate in providing any certificates or other documents required to reduce the applicable Transfer Taxes and, if and to the extent required by applicable Law, shall join the other applicable party(ies) in the execution of any Tax Return in respect thereof.

(g) In the event that, in connection with the filing of the Registration Statement, the SEC requires a tax opinion regarding: (i) the Domestication, Parent will use its reasonable best efforts to cause Paul, Weiss, Rifkind, Wharton & Garrison LLP (or such other counsel as may be reasonably acceptable to the Company and Parent) to deliver such tax opinion to Parent, or (ii) the Merger, the Company shall use its reasonable best efforts to cause Foley Hoag (or such other counsel as may be reasonable acceptable to the Company and Parent) to deliver such tax opinion to the Company, in each case, subject to customary representations, assumptions and limitations. Each party shall use reasonable best efforts to execute and deliver customary factual representation letters as the applicable tax advisor may reasonably request in form and substance satisfactory to such advisor.

SECTION 7.13. Stock Exchange Listing. Parent will use its reasonable best efforts to cause the New Parent Common Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date of this Agreement until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Class A Common Stock and Parent Redeemable Warrants listed for trading on NYSE. Prior to filing any document in connection with the foregoing in this Section 7.13, Parent shall give the Company a reasonable opportunity to review and comment on any proposed filings and consider in good faith any such reasonable comments thereto.

SECTION 7.14. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and submit any required filing under the HSR Act within ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given

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in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

SECTION 7.15. PCAOB Financials. The Company shall deliver to Parent true and complete copies of such financial statements as are required to be included in the Registration Statement, including, as applicable, (a) the audited balance sheet of the Company as of December 31, 2021, and the related audited statements of income and comprehensive loss, cash flows and stockholders’ equity of the Company for such year, each audited in accordance with the auditing standards of the PCAOB, (b) the audited balance sheet of the Company as of December 31, 2022, and the related audited statements of income and comprehensive loss, cash flows and stockholders’ equity of the Company for such year, each audited in accordance with the auditing standards of the PCAOB and (c) the unaudited balance sheet of the Company as of June 30, 2023, and the related unaudited statements of operations, cash flows and stockholders’ equity of the Company for the six-month period then ended (the “PCAOB Financials”), in each case, by October 31, 2023, or the date on which the Registration Statement is ready to be filed by Parent but for the delivery of the PCAOB Financials, if later. Upon delivery of the PCAOB Financials, the representations and warranties set forth in Section 4.07 with respect to the Audited Financial Statements, the Full Year Unaudited Financial Statements and Interim Unaudited Financial Statements, as applicable, shall be deemed to apply to the PCAOB Financials with the same force and effect as if made as of the date of this Agreement.

SECTION 7.16. Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Parent Common Stock in connection with the Redemption Rights; (b) the payment of the Outstanding Company Transaction Expenses and Outstanding Parent Transaction Expenses pursuant to Section 3.04; (c) the repayment of any working capital loans (or other loans) from the Sponsor or any of Parent’s other affiliates; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) through (c), to be disbursed to Parent.

SECTION 7.17. Governance Matters.

(a) Board of Directors.

(i) Upon the Effective Time, the Parent Board and the board of directors of the Surviving Corporation (the “Surviving Corporation Board”) shall consist of seven (7) members and shall include: (i) the Chief Executive Officer of Parent, (ii) one (1) member to be selected by the Company, (iii) one (1) member to be selected by Sponsor, and (iv) four (4) member to be selected jointly by Parent and the Company, which members designated pursuant to clause (iv) must be considered independent under NYSE rules. The parties will make their respective selections as far in advance of the filing of the Registration Statement as is reasonably practicable by providing written notice of such selections to the other parties;

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provided, however, that, following any such selection, in the event that any selected individual is unable to serve as a director of Parent or the Surviving Corporation at the Effective Time, then (a) the Company, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, (b) Sponsor, with respect to the individuals identified in clause (iii) of the immediately preceding sentence, and (c) the Company and Parent jointly, with respect to the individuals identified in clause (i) and (iv) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of Parent or the Surviving Corporation in place of the individual originally selected.

(ii) Conditioned upon the occurrence of the Closing, Parent shall cause the individual set forth on this Section 7.17(a)(ii) to be designated as a special advisor to the Parent Board effective as of the Closing.

(b) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

SECTION 7.18. Public Filings. From the date hereof through the Closing, Parent shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. Prior to filing or furnishing such filings with the SEC, Parent shall give the Company a reasonable opportunity to review and comment on any proposed filings relating to the Transactions or the Company (or to the extent practicable and to the extent such proposed filings would reasonably be expected to be material to Parent or the Surviving Corporation after Closing) and shall consider in good faith any reasonable comments thereto.

SECTION 7.19. Section 16 Matters. Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution so that the acquisition of Parent Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

SECTION 7.20. Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any Action relating to this Agreement, the Merger or the Transactions commenced by any stockholder of Parent or the Company, as applicable, after the date of this Agreement against such party, its subsidiaries or any of its directors or officers (such party, a “Defending Party”). The Defending Party shall (i) keep the other party reasonably informed regarding any such litigation, and (ii) give the other party the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such litigation; provided, however, that in no event shall the Defending Party settle or compromise any litigation in a manner that would cause the condition set forth in Section 8.01(c) to not be satisfied or result in material liability or non-monetary remedies to the Surviving Corporation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

SECTION 7.21. Termination of Certain Company Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the contracts listed on Section 7.21 of the Company Disclosure Schedule to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

SECTION 7.22. Stockholder Support Agreements. Within twenty-four (24) hours from the execution of this Agreement, the Company shall deliver or cause to be delivered to Parent executed copies of the Stockholder Support Agreements from the Key Company Stockholders (who constitute a Requisite Majority).

SECTION 7.23. Company Insider Loans. At or prior to the Closing, the Company shall cause each officer, director or employee of the Company or any of its subsidiaries listed to repay in full to the Company any loan or

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advance made by the Company or any of its subsidiaries to such officer, director or employee and any other amount owed by such officer, director or employee to the Company or any of its subsidiaries, if applicable.

SECTION 7.24. Amendments to Ancillary Agreements. Prior to the Closing, neither Parent nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any of the Ancillary Agreements.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

(a) Requisite Approval. The Requisite Approval shall have been obtained.

(b) Parent Shareholders’ Approval. The Parent Shareholder Approval shall have been obtained in accordance with the Proxy Statement, the Cayman Act, and the Parent MAA.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(f) Stock Exchange Listing. The shares of New Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(g) Parent Governing Documents. The Post-Closing Parent Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and Parent shall have adopted the Post-Closing Parent Bylaws, appointed directors of the Parent Board and the Surviving Corporation (each, in accordance with Section 7.17) and authorized the issuance of New Parent Common Stock to be issued in connection with the Transactions.

(h) Exercise of Redemption Rights. The Parent Shareholders shall have been provided an opportunity by Parent to exercise their Redemption Rights in accordance with the Parent Organizational Documents and the Proxy Statement.

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SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.05(a)(i) (No Conflict; Required Filings and Consents) and Section 4.26 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made at and as of such time (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization) shall each be true and correct in all respects (other than any de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made at and as of such time (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (other than any de minimis inaccuracies) as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made at and as of such time, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be so true and correct (whether as of the Closing Date, the date hereof or such earlier date), has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) FIRPTA Certificate. On or prior to the Closing, the Company shall deliver to Parent a properly executed certification that shares of Company Capital Stock are not “United States real property interests” under Section 897(c) of the Code, together with a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(f) PCAOB Financials. The Company shall have delivered to Parent the PCAOB Financials.

SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), Section 5.05(a)(i) (No Conflict; Required Filings and Consents) and Section 5.12

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(Brokers) shall each be true and correct in all material respects as of date hereof and as of the Closing Date, as though made at and as of such time (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made at and as of such time, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be so true and correct (whether as of the Closing Date, the date hereof or such earlier date) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Senior Note Exchange. Parent shall have entered into an exchange agreement with each holder of Senior Notes pursuant to which such Senior Notes will be exchanged for shares of New Parent Common Stock in accordance with the terms of such exchange agreement and as set forth in the Senior Note Purchase Agreement at the Effective Time (the “Exchange Agreements”).

(d) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time as follows:

(a) by mutual written consent of Parent and the Company;

(b) by written notice from either Parent or the Company to the other if the Effective Time shall not have occurred prior to April 18, 2024 (the “Outside Date”), provided, however, that if, as of the time the Outside Date would have otherwise occurred, all other conditions to Closing set forth in Article VIII, other than any or all of the conditions to Closing set forth in Sections 8.01(d) (Antitrust Approvals and Waiting Periods), 8.01(e) (Registration Statement) and 8.01(f) (Stock Exchange Listing) are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the Outside Date will be extended until 11:59 p.m. Eastern Time on September 6, 2024 (the “Extended Outside Date”), subject only to Parent’s shareholders having approved at a general meeting (whether an annual general meeting or an extraordinary general meeting) an amendment to the amended and restated memorandum and articles of association of Parent extending the date on which Parent must complete a business combination to a date that is on or after the Extended Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(c) by written notice from either Parent or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order,

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decree or ruling which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;

(d) by written notice from either Parent or the Company to the other if the Parent Shareholder Approval is not obtained at the Parent Shareholders’ Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from Parent to the Company if the Requisite Approval has not been obtained (and the Written Consent has not been delivered by the Company to Parent) within twenty-four (24) hours after the Registration Statement becomes effective;

(f) by written notice from Parent to the Company, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 8.01 and 8.02 would not be satisfied (“Terminating Company Breach”); provided, however, that Parent has not waived such Terminating Company Breach and Parent and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement such that the conditions set forth in Sections 8.01 and 8.03 would not be satisfied; provided, further that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by Parent to the Company or (ii) the Outside Date;

(g) by written notice from the Company to Parent, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Sections 8.01 and 8.03 would not be satisfied (“Terminating Parent Breach”); provided, however, that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement such that the conditions set forth in Sections 8.01 and 8.02 would not be satisfied; provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by the Company to Parent; or (ii) the Outside Date;

(h) by written notice from Parent to the Company if the PCAOB Financials shall not have been delivered to Parent by the Company on or before the date set forth in Section 7.15; or

(i) by written notice from Parent to the Company if the Company shall not have delivered executed copies of the Stockholder Support Agreements from the Key Company Stockholders (who constitute a Requisite Majority) within twenty-four (24) hours from the date of this Agreement.

SECTION 9.02. Effect of Termination. Except as otherwise set forth in this Section 9.02, in the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability or obligation under this Agreement on the part of any party hereto or its respective affiliates, officers, directors, employees or stockholders or other Representatives, except that (i) no such termination shall relieve the Company of any liability to pay the Termination Fee and any interest and other amounts payable pursuant to Section 9.03 (Termination Fee); (ii) the Confidentiality Agreement, Section 6.04 (Claims Against Trust Account), Section 7.04 (Access to Information; Confidentiality), this Section 9.02, Section 9.03 (Termination Fee), and Article X (General Provisions), and any corresponding definitions set forth in Article I (Definitions) shall survive the termination hereof and (ii) no such termination shall relieve (A) the Company for liability for the Company’s fraud or Willful Material Breach of this Agreement or (B) Parent or Merger Sub for such party’s fraud.

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SECTION 9.03. Termination Fee.

(a) In the event that this Agreement is validly terminated by Parent pursuant to Section 9.01(e) or Section 9.01(i), then the Company shall pay or cause to be paid the Termination Fee to Parent (or one or more of its designees) by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within two (2) Business Days of such termination).

(b) In the event that the Company shall fail to pay any amount due pursuant to this Section 9.03 as required pursuant to this Section 9.03, (i) such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York in effect on the date such payment was required, as such bank’s prime lending rate, and (ii) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by the other party of its rights in respect thereof.

(c) The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement.

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ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Parent or Merger Sub:

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Attention: William J. Sandbrook; William M. Brown

Email: bill.sandbrook@andrettiacquisition.com; matt.brown@andrettiacquisition.com with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Raphael Russo

E-mail: rrusso@paulweiss.com

if to the Company:

Zapata Computing, Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Attention: Christopher Savoie, Chief Executive Officer

Email: cjs@zapatacomputing.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb

Email: wkolb@foleyhoag.com

saarestad@foleyhoag.com

SECTION 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this

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Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.04 shall be null and void, ab initio.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06. Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement, prior to the valid termination of this Agreement in accordance with Section 9.01, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

SECTION 10.12. Expenses.

(a) Except as set forth in Section 3.04, the last sentence of Section 7.10(c), Section 7.12(f), Section 10.12(b), or elsewhere in this Agreement, all expenses incurred by the parties hereto in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

(b) The Company and Parent each shall pay 50% of all expenses relating to (a) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (b) all printer fees, proxy solicitation fees and any other fees relating to the preparation and filing of the Proxy Statement, (c) the filing fee for the Notification and Report Forms filed under the HSR Act and (d) all filing fees incurred in connection with any regulatory filings or notifications.

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SECTION 10.13. Amendment. This Agreement may, to the fullest extent permitted by Law, be amended or modified in whole or in part in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.14. Waiver. Any party to this Agreement may, to the fullest extent permitted by Law, at any time prior to the Effective Time, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 10.15. Schedules and Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule, the Parent Disclosure Schedule and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Business Combination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANDRETTI ACQUISITION CORP.

By	/s/ William M. Brown
Name: William M. Brown
Title: President and Chief Financial Officer

TIGRE MERGER SUB, INC.

By	/s/ William M. Brown
Name: William M. Brown
Title: President and Chief Financial Officer

ZAPATA COMPUTING, INC.

By	/s/ Christopher J. Savoie
Name: Christopher J. Savoie
Title: President

Annex A-A

EXHIBIT A

Form of Post-Closing Parent Certificate of Incorporation

[attached]

CERTIFICATE OF INCORPORATION

OF

ZAPATA COMPUTING HOLDINGS INC.

a Delaware corporation

[•], 2024

ARTICLE I

NAME

The name of the corporation is Zapata Computing Holdings Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [•] shares, consisting of (a) [•] shares of common stock (the “Common Stock”) and (b) [•] shares of preferred stock (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock (each a “Preferred Stock Designation”), the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

Section 4.2 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(iv) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”), or any authorized committee thereof, from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(b) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3 Preferred Stock. The Board is hereby expressly authorized, without any action or vote by the Corporation’s stockholders (except as may be provided by the terms of any class or series of Preferred Stock outstanding) to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a Preferred Stock Designation filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. Except as otherwise required by law or provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third annual meeting of the stockholders of the Corporation thereafter and until the election and qualification of such director’s successor in office, or until his or her earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors constituting the Board in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Notwithstanding anything herein to the contrary, the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 5.2.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board shall, subject to Section 5.2 hereof, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.4 Removal. From and after the effectiveness of this Certificate of Incorporation, only for so long as the Board is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 5.5 Preferred Stock Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or one or more series thereof, to elect one or more directors, the term of office, the filling of vacancies, the removal from office (other than for cause) and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; provided further, however, that if the Board recommends that stockholders approve such adoption, amendment, alteration or repeal at such meeting of stockholders, such adoption, amendment, alteration or repeal shall only require approval under the default voting standard as is set forth in the Bylaws, as may be amended from time to time; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Only those matters set forth in the notice of a special meeting may be considered or acted upon at such special meeting of stockholders of the Corporation.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.3.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION; INSURANCE

Section 8.1 Limitation of Director and Officer Liability.

(a) A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

Section 8.2 Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The rights to indemnification and advancement of expenses conferred by this Section 8.2 and the Bylaws shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Section 8.3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, against all liability and loss suffered and expenses incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss or expense under the DGCL.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX of this Certificate of Incorporation may be amended only as provided therein.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1 Forum

(a) Subject to Section 10.1(b), and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, (including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, as amended, or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions of this Section 10.1(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, as amended, or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

(c) Notwithstanding anything to the contrary in this Certificate of Incorporation, the foregoing provisions of this Section 10.1 shall not apply to any claims seeking to enforce any liability, obligation or duty created by the Securities Exchange Act of 1934, as amended, or any rule or regulation promulgated thereunder (in each case, as amended).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Severability. If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Section 11.2 To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

[Signature page follows]

7

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ZAPATA COMPUTING HOLDINGS INC.

By:
Name:
Title:

Annex A-B

EXHIBIT B

Form of Post-Closing Parent Bylaws

[attached]

BYLAWS

OF

ZAPATA COMPUTING HOLDINGS INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware. The registered office of the Corporation shall be fixed in the Corporation’s certificate of incorporation.Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS’ MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders of the Corporation (each an “Annual Meeting”) shall be held at such place, either within or outside of the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. The Board may, in its sole discretion, postpone or reschedule any previously scheduled Annual Meeting. At each Annual Meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such Annual Meeting and may transact any other business as may properly be brought before the meeting. If no Annual Meeting has been held for a period of 13 months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or outside of the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). The Board may, in its sole discretion, cancel, postpone or reschedule any previously scheduled special meeting of stockholders. Subject to the rights of holders of any outstanding series of Preferred Stock, nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless (x) such special meeting is held in lieu of an Annual Meeting in accordance with Section 2.1 of these Bylaws or, (y) in the case of nominations for election to the Board (but not other business), the purpose or purposes of such special meeting, as set forth in the Corporation’s notice of the meeting, includes the election of directors, in which case of either the foregoing clauses (x) or (y), such special meeting shall be deemed an Annual Meeting for purposes of these Bylaws, except as otherwise expressly indicated herein.

Section 2.3 Notices. Written notice of each stockholders’ meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders’ meeting other than an Annual Meeting (without giving effect to the last sentence of Section 2.2), it shall, in addition, state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed or cancelled by the Board upon public announcement (as defined in Section 2.7(b)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (including by any certificate of designation in respect of any series of Preferred Stock) (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders’ meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by any one or more classes or series of stock voting separately as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such classes or series shall constitute a quorum for the transaction of such business. If a quorum shall not be present, in person or by proxy, at any meeting of the stockholders of the Corporation, either (i) the chair of the meeting or, (ii) in the absence of any such chair, the stockholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation or other entity, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation or of the voting power of such other entity, as applicable, is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence establishing which stockholders are entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders’ meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging their duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. Each inspector shall ascertain and report the number of outstanding shares and the voting power of each share; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are provided in such manner as results in the giving of written notice of the adjourned meeting not being required under the DGCL. At the adjourned meeting, the Corporation, the stockholders, or the holders of any one or more classes or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business (other than director nominations) may be transacted at an Annual Meeting other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board or (iii) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote at such Annual Meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (B) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election in accordance with Section 3.2 (or pursuant to an exception set forth therein) will be eligible for election as a director at any meeting at which directors are to be elected.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iv), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding an Annual Meeting; provided, however, that, in the event that the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior Annual Meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an Annual Meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than director nominations) must set forth as to each such matter such stockholder proposes to bring before the Annual Meeting (A) a brief description of the business desired to be brought before the Annual Meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the Annual Meeting, (B) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (E) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (G) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting and (H) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal.

(iii) A stockholder providing timely notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business) provided or required to be provided in such notice pursuant to these Bylaws shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of 10 business days prior to the meeting).

(iv) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an Annual Meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such Annual Meeting. Except as otherwise required by law, nothing in this

Section 2.7 shall obligate the Corporation to include information with respect to such proposal in any proxy statement. No business shall be conducted at the Annual Meeting except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chair of the Annual Meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the Annual Meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(v) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chair of each Annual Meeting and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he, she or they shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called Annual Meeting or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only natural persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation at any meeting of stockholders, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any Annual Meeting, as set forth in the Corporation’s notice of such meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 3.2 and the applicable requirements of Rule 14a-19 under the Exchange Act.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an Annual Meeting (without giving effect to the last sentence of Section 2.2), not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior Annual Meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an Annual Meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an Annual Meeting is greater than the number of directors whose terms expire on the date of the Annual Meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the deadline for delivering timely notice set forth in paragraph (b), a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such Annual Meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must:

(i) set forth, as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) a reasonably detailed description of any compensatory, indemnification, reimbursement, payment or other financial agreement, arrangement or understanding that the person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(ii) set forth, as to the stockholder giving the notice, (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (D) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (E) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors, (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (H) all other information required by Rule 14a-19 under the Exchange Act; and

(iii) be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) A stockholder providing timely notice of a nomination to be made at any Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to these Bylaws shall be true and correct as of the record date for the Annual Meeting and as of the date that is 10 business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of 10 business days prior to the Annual Meeting). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, (i) prompt notice of the stockholder’s failure to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act and (ii) no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(f) To be eligible to be a stockholder’s nominee for election as a director (other than a director elected separately by the holders of any one or more series of Preferred Stock, as may be forth in the Certificate of

Incorporation or any certificate of designation in respect of any series of Preferred Stock), the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under this Section 3.2: (i) a completed directors’ and officers’ questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (ii) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with their fiduciary duties under applicable law, (iii) a written representation and agreement that, unless previously disclosed to the Corporation in the nominating stockholder’s notice under this Section 3.2, the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (iv) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(g) If the Board or the chair of the Annual Meeting determines that any nomination was not made in accordance with the provisions of this Section 3.2, Rule 14a-19 under the Exchange Act or any other laws or rules, as applicable, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, Rule 14a-19 under the Exchange Act or any other laws or rules, as applicable, then such nomination shall not be considered at the Annual Meeting. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(h) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board, or a designated committee thereof, shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed for expenses incurred, if any, for attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each Annual Meeting at the place of the Annual Meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or outside of the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board or Chief Executive Officer (or, if the Corporation has no Chief Executive Officer, the President) and (b) shall be called by the Chair of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or outside of the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 4.6 Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he, she or they shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. If the Board or the committee shall have appointed a chair of the committee, the chair of the committee may call a meeting of the committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chair of the Board, President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chair of the Board. The Chair of the Board shall be a director and preside when present at all meetings of the stockholders and the Board. The Chair of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. The powers and duties of the Chair of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chair of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chair of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and the Chief Executive Officer, the President (if he, she or they shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chair of the Board, the Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by their signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by their signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies; Absence or Disability. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders, directors (except in the case of the Chair of the Board) or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two of the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer, the Secretary or any Vice President, Assistant Treasurer or

Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares. Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by, or pursuant to a delegation of authority approved by, the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates. If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

Section 7.6 Transfer of Stock.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, but subject to the limitations set forth in Section 8.4, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, she or they is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) (except in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless otherwise permitted by applicable law) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification and advancement of expenses (as defined below), the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, to the extent the DGCL requires, an advancement of expenses incurred by an Indemnitee in their capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim; provided, however, no determination as to an Indemnitee’s entitlement to indemnification, nor any claim for indemnification hereunder (other than for advances of expenses), shall be required to be made by the Corporation prior to the final disposition of the proceeding, including any appeal therein, for which such indemnification is sought. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Limitation on Indemnification. Subject to the requirements in this Article VIII and the DGCL, the Corporation shall not be obligated to indemnify any person in connection with any proceeding (or any part of any proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchnage Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any proceeding (or any part of any proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the proceeding (or the relevant part of the proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) such proceeding (or the relevant part thereof) is to enforce rights to indemnification governed by Section 8.3 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

Section 8.5 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise. To the extent an Indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by a third party, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an Indemnitee are primary and any obligation of such third party to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of the Certificate of Incorporation, these Bylaws and the agreements to which the Corporation is a party, without regard to any rights an Indemnitee may have against such third party and (iii) the Corporation irrevocably waives, relinquishes and releases such third party from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement of expenses or payment by such third party on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Corporation shall affect the foregoing, and such third party shall have a right of contribution and be subrogated to the extent of such advancement of expenses or payment to all of the rights of recovery of an Indemnitee against the Corporation.

Section 8.6 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.7 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.8 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least two thirds (2/3) of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.9 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.10 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.11 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever notice is required to be given to any director under applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be given either (i) in writing and sent either by hand delivery or through the United States mail, or by a nationally recognized delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever, by applicable law, the Certificate or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the corporation, or by such other form of electronic transmission consented to by the stockholder. Notice to a stockholder shall be deemed given: (i) if mailed, when deposited in the United States mail, postage prepaid; (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL; and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (C) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any paperless form of communication, including the use of electronic networks or databases (distributed or not), that creates a record that may be retained, retrieved, reviewed, and automatically reproduced on paper by a recipient.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (i) notice of two consecutive Annual Meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive Annual Meetings, or (ii) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (i) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chair of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chair of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board or by the stockholders as provided in the Certificate of Incorporation.

ARTICLE X

LOCK-UP

Section 10.1 Lock-Up.

(a) Subject to the exceptions set forth in this Article X, the holders of common stock, par value $0.0001 per share, of the Corporation (“Common Stock”), issued after the adoption of these Bylaws (a) to the former holders of capital stock of Zapata Computing, Inc. (“Legacy Zapata” and such holders “Legacy Holders”) (x) as consideration in connection with the merger of Tigre Merger Sub, Inc. (“Merger Sub”), with and into Legacy Zapata (the “Merger”) pursuant to that certain Business Combination Agreement (as amended from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of September 6, 2023, by and among the Corporation (at the time named Andretti Acquisition Corp.), Merger Sub and Legacy Zapata or (y) in respect of any options or warrants to purchase shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Common Stock, or any interest in any of the foregoing which as of or immediately following the effective time of the Merger are owned directly by the Legacy Holders (including holding as a custodian) or with respect to which such Legacy Holder has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission or (b) to the former holders of stock options or other equity awards of Legacy Zapata (“Legacy Options and Awards”) upon the settlement or exercise of stock options or other equity awards issued in respect of the conversion of Legacy Options and Awards pursuant to the Business Combination Agreement (the shares of Common Stock described in clauses (a) and clause (b) above, together, the “Lock-Up Shares” and such holders of Lock-Up Shares, the “Lock-Up Holders”) may not, prior to the end of the Lock-Up Period (as defined below) (i) directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Lock-Up Shares, or any options or warrants to purchase any Lock-Up Shares or (ii) enter into any swap or hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The foregoing restriction is expressly agreed to preclude each Lock-Up Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Lock-Up Holder’s Lock-Up Shares even if such shares of Common Stock would be disposed of by someone other than the Lock-up Holder during the Lock-up Period. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Lock-Up Holder’s Lock-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Common Stock.

(b) Notwithstanding anything to the contrary contained herein, any Legacy Holder that has entered into a Lock-Up Agreement (as defined below) or any other separate lock-up agreement with the Corporation (such holders, the “Electing Holders”, and such lock-up agreements, including the Lock-Up Agreement, the “Separate Lock-Up Agreements”)) shall in no event be considered a Lock-Up Holder hereunder and the restrictions on transfers set forth in Section 10.1(a) of this Article X shall not apply to any Electing Holder. For the avoidance of doubt, any shares of Common Stock held by an Electing Holder shall be subject solely to any restrictions on transfer set forth in their respective Separate Lock-Up Agreement.

(c) Subject to Section 10.2, any Permitted Transferees (as defined below) of Lock-Up Shares may not transfer or dispose of any Lock-Up Shares until the end of the Lock-Up Period.

Section 10.2 Permitted Transfers. The restrictions set forth in Section 10.1 shall not apply to transfers or dispositions (a) by will, other testamentary document or intestacy; (b) as a bona fide gift, including to charitable organizations or for bona fide estate planning purposes; (c) to any trust, partnership, limited liability company, corporation or other entity for the direct or indirect benefit of the Lock-Up Holder or the Lock-Up Holder’s immediate family (as defined below); (d) in the case of an individual, (i) to any immediate family member (for the purposes of this Section 10.2, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin. or other dependent) or (ii) to a trust, the beneficiary of which is either a member of one of the individual’s immediate family or a charitable organization and, in each case, the sole trustee of which is such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) as a pro rata distribution to limited partners, members or stockholders of such Lock-Up Holder; (g) to the Lock-Up Holder’s affiliated investment fund or other affiliated entity controlled or managed by such Lock-Up Holder or its affiliates; (h) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (a) through (g) above; (i) pursuant to an order or decree of a governmental authority; (j) from an employee to the Corporation or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such employee; (k) to the Corporation (i) pursuant to the exercise of any option to purchase Common Stock granted by the Corporation pursuant to any employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Merger (as defined in the Business Combination Agreement)) which are set to expire during the Lock-Up Period, where any Common Stock received by the undersigned upon any such exercise will be subject to the terms of this Article X, or (ii) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase Common Stock or the vesting of any restricted stock awards granted by the Corporation pursuant to employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Merger) which are set to expire or automatically vest during the Lock-Up Period, where any Common Stock received by such Lock-Up Holder upon any such exercise or vesting will be subject to the terms of this Article X; (l) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lock-Up Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes); (m) in connection with the consummation of a Liquidity Event; or (n) with the prior written consent of the Corporation; provided, however, that (A) in the case of clauses (b) through (h), (1) each donee, trustee, distributee or transferee, as the case may be, must enter into a lock-up agreement in the form of the Lock-Up Agreements, or another written agreement agreeing to be bound in writing by the restrictions set forth in this Article X in form an substance satisfactory to the Corporation, (B) any such transfer or distribution pursuant to this Section 10.2 shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and (C) in the case of each transfer or distribution pursuant to clauses (b) through (h) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period, to the extent legally permitted, (1) such Lock-Up Holder shall provide the Corporation prior written notice informing the Corporation of such report or filing and (2) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, is subject to the restrictions set forth herein.

Section 10.3 Definitions. For purposes of this Article X:

(a) “Lock-Up Agreement” means any lock-up agreement, entered into between a stockholder of Legacy Zapata and the Corporation, in the applicable form attached to the Business Combination Agreement.

(b) “Lock-Up Period” shall mean the period beginning on the Closing Date (as defined in the Business Combination Agreement) and ending on the date that is the earliest of (x) one year after the Closing Date, (y) the date on which the closing price of the shares of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date, and (z) the consummation after the after the Closing Date of a Liquidity Event.

(c) “Liquidity Event” shall mean a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

(d) “Permitted Transferee” shall mean each donee, trustee, distributee or transferee, as the case may be, of Lock-Up Shares permitted by Section 10.2 of this Article X.

Section 10.4 Other Provisions.

(a) Any attempt to transfer or otherwise dispose of any Lock-up Shares that is not in compliance with this Article X shall be null and void ab initio, and the Corporation shall not be obligated to, and may cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted transfer or disposition, and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-up Shares for any purpose. Any certificate representing the Lock-up Shares shall reflect a legend reflecting the transfer restrictions set forth in this Article X.

(b) In furtherance of this Article X, the Corporation may (i) place a revocable stop order on all Lock-up Shares subject to Section 10.1, including those which may be covered by a registration statement, and (ii) notify the Corporation’s transfer agent in writing of such stop order and the restrictions on such Lock-up Shares under Section 10.1 and direct the Corporation’s transfer agent not to process any attempts by any Lock-Up Holder to Transfer any such shares except in compliance with this Article X.

(c) Notwithstanding the other provisions set forth in this Article X, compliance with any of the provisions, covenants and conditions set forth in this Article X may be waived by the Corporation.

(d) The provisions of this Article X shall continue in effect during the Lock-up Period, and shall thereafter terminate and be of no further force or effect.

(e) Subject to Section 10.4(d), any repeal or amendment of this Article X by the Board or the stockholders of the Corporation, or the adoption of any other provision of these Bylaws inconsistent with this Article X, will, to the extent permitted by applicable law, be prospective only. Amendments or repeals of this Article X shall require the affirmative vote of the stockholders holding at least two thirds (2/3) of the voting power of all outstanding shares of capital stock of the Corporation.

Annex A-C-1

EXHIBIT C-1

Form of Stockholder Support Agreement (Common Stockholders)

[attached]

FINAL FORM

Exhibit C-1

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”), dated as of [•], 2023, is entered into by and among Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance the Business Combination Agreement (as defined below) (“Acquiror”), Tigre Merger Sub, Inc., a Delaware corporation (“Merger Sub”), [•] (the “Stockholder”), and solely for purposes of Section 26, Zapata Computing, Inc., a Delaware corporation (the “Company”). Subject to Section 23, capitalized (and other defined terms) terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, and Merger Sub are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof and this Agreement (except as expressly otherwise provided herein), the “Business Combination Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary (the “Surviving Corporation”) of Acquiror;

WHEREAS, as of the date hereof, the Stockholder is the record and a “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote [•] shares of Company Common Stock (the “Owned Shares”); the Owned Shares and any additional shares of Company Capital Stock (or any securities convertible into or exercisable or exchangeable for shares of Company Capital Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Business Combination Agreement, the Company and the Stockholder are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and the Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to, validly execute and deliver to the Company, as promptly as reasonably practicable (and in any event, within twenty-four (24) hours) following receipt of notice from the Company by e-mail communication of the effective date of the Registration Statement, the written consent in substantially the form attached hereto as Exhibit A (with such modifications as may be mutually agreed by Acquiror and the Company and of which the Stockholder has been notified, provided such modifications are not adverse to the Stockholder in a non-de minimis manner) in respect of all of the Stockholder’s Covered Shares. In addition, prior to the Termination Date (as defined herein), the Stockholder, in

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its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to (except as otherwise set forth herein):

(a) if and when such meeting is held, appear at such meeting (provided that the Stockholder is afforded the reasonable opportunity to join such meeting by videoconference or teleconference) or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Merger and the adoption of the Business Combination Agreement and, to the extent not a Prohibited Matter (as defined below), any other matters necessary or reasonably requested by the Company for the consummation of the Merger and the other transactions contemplated by the Business Combination Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to (i) materially impede, materially interfere with, materially delay, materially postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement, (ii) to the knowledge of the Stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement that would result in the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03 of the Business Combination Agreement to be satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

None of the Stockholder’s obligations set forth in this Agreement (including this Section 1) shall be limited, relieved or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal. The Stockholder hereby acknowledges receipt of a copy of the Business Combination Agreement, including the schedules and exhibits thereto, on or prior to the date hereof (which Business Combination Agreement, schedules and exhibits, for the avoidance of doubt, do not reflect any amendment, supplement, restatement or modification after the date hereof).

2. Merger Consideration. The Stockholder hereby agrees to the conversion of all Covered Shares in the manner set forth in Section 3.01 of the Business Combination Agreement.

3. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) except for the Voting Agreement, enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is reasonable expected to be otherwise inconsistent with, or would materially interfere with, materially delay or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror and the Stockholder, or (iv) the election of the Stockholder in its sole discretion

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by written notice to the Company and the Acquiror to terminate this Agreement following any modification or amendment to, or the waiver of any provision of, the Business Combination Agreement, or any schedules or exhibits thereto, in each case in the form provided to the Stockholder on or prior to the date hereof, that (a) provides for, or effects, a Prohibited Matter or (b) reduces the amount or changes the form of consideration payable to the Stockholder, in each case, without the Stockholder’s prior written consent (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Material Breach of, or actual fraud by such party in connection with, this Agreement prior to such termination.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror and Merger Sub as to itself as follows as of the date hereof:

(a) The Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Stockholder’s Covered Shares, free and clear of Liens other than (i) as created by this Agreement, the certificate of incorporation and bylaws of the Company, the Business Combination Agreement, the Second Amended and Restated Investors’ Rights Agreement dated as of August 31, 2020 by and among the Company and the parties named therein (the “IRA”), the Second Amended and Right of First Refusal and Co-Sale Agreement dated as of August 31, 2020 by and among the Company and the parties named therein (the “ROFR”), and Second Amended and Restated Voting Agreement dated as of August 31, 2020 by and among the Company and the parties named therein (the “Voting Agreement”, and together with the IRA and ROFR, the “Investor Agreements”), and (ii) Permitted Liens. Other than the Stockholder’s Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company).

(b) The Stockholder (i) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (ii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(c) The Stockholder has legal competence and capacity to enter into this Agreement and all necessary authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and, to the extent any Covered Share constitutes community property under applicable Law, the Stockholder has obtained all consents necessary under applicable Law to enter into this Agreement and to perform its obligations hereunder with respect to such Covered Shares. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, constitute or result in (i) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Stockholder is subject or (ii) the requirement to obtain any consent, approval, authorization or permit of, or make filing with or notification to any Governmental Authority or any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (i) or (ii) directly above, for any such breach, violation, termination, default, creation, acceleration, change, consent, approval, authorizations, permits or filings or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations under this Agreement.

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(e) There is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f) The Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Business Combination Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(g) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.

6. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 7 hereof, prior to the Termination Date, the Stockholder shall not, and shall not authorize or permit any of its affiliates or any of its or their Representatives to, directly or indirectly, (i) initiate, solicit, facilitate, encourage or continue (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to, a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) that would be entered into, announced or consummated prior to or at the Closing or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) prior to the Termination Date, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to any such Company Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Stockholder shall, and shall instruct and cause its Representatives, to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives in connection with the Transactions) in connection with a Company Acquisition Proposal, except with respect to any Post-Closing Transaction Discussions. Notwithstanding the foregoing, nothing in this Section 6(a) shall prohibit the Stockholder or its Representatives from engaging in or continuing any inquiries or discussions with respect to any Company Acquisition Proposal (i) with the Stockholder’s designee to the board of directors of the Company, the Stockholder’s internal and external advisors, or with other holders of equity in the Company and their respective designees to the Board (if any), and otherwise (ii) solely to the extent that (A) Acquiror would be a party the definitive documentation in respect of such Company Acquisition Proposal, (B) such Company Acquisition Proposal (and any agreement or documentation related thereto, whether or not binding) would not be entered into, announced, disclosed or consummated prior to the Closing and (C) the entry into such Company Acquisition Proposal (and the definitive documentation related thereto) would require the prior approval of the board of directors of Acquiror after the Closing (any such solicitation, facilitation, encouragement, or continuation of inquires or discussions on the terms set forth in this sentence, the “Post-Closing Transaction Discussions”). The Stockholder shall promptly notify Acquiror (and in any event within three (3) Business Days) in writing of the receipt of any Company Acquisition Proposal by the Stockholder after the date of this Agreement, which notice, to the extent permitted by existing confidentiality restrictions, shall identify the third

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party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Stockholder may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 6(a). The parties agree that any violation of the restrictions set forth in this Section 6(a) by any of the Stockholder’s Representatives shall be deemed to be a breach of this Section 6(a) by the Stockholder. The Stockholder agrees that the rights and remedies for non-compliance with this Section 6(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror. Notwithstanding the foregoing, the Stockholder shall have no obligation to notify Acquiror of the receipt of any Company Acquisition Proposal by the Stockholder if the Company also receives such Company Acquisition Proposal.

(b) The Stockholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Merger, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (A) to an Affiliate of the Stockholder, (B) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization, (C) occurring by will, testamentary document or intestate succession upon the death of a Stockholder who is an individual, (D) in the case of an individual, pursuant to community property laws, divorce decree or a qualified domestic relations order, or (E) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (A) through (D) above (any Transfer permitted by clauses (A) through (E), a “Permitted Transfer”); provided, that, any Permitted Transfer shall be permitted only if, (1) as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement and any other Ancillary Agreement to which the Stockholder is a party in connection with the transactions contemplated by the Business Combination Agreement, including any lock-up agreement (with the length of the lock-up period described in such lock-up agreement to be the same as the transferring Stockholder is subject to) and (2) such Permitted Transfer complies with applicable Securities Laws. Any Transfer in violation of this Section 6(b) with respect to the Stockholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Stockholder. The Stockholder acknowledges and agrees that it may not transfer any of its Covered Shares except as permitted pursuant to an available exemption from registration under the Securities Act or upon satisfaction of the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. In addition to the restrictions on Transfer contained in this Agreement, the Stockholder acknowledges that its Covered Shares are subject to transfer restrictions under the Securities Act and the organizational documents of the Company and that any such Transfer by the Stockholder must comply with the terms of this Agreement, restrictions under the Securities Act and the organizational documents of the Company.

(c) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) No Stockholder will make any public announcement or issue any public communication regarding the Business Combination Agreement, the transactions contemplated thereby, including the Merger, or any

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matter related to the foregoing, without the prior written consent of the Acquiror and the Company, except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Stockholder shall, to the extent permitted by applicable Law, first allow the Acquiror and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Stockholder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6(d); and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Business Combination Agreement.

(e) The Stockholder agrees to execute and deliver such documentation as may be necessary or reasonably requested by Acquiror or the Company to terminate, effective upon and contingent upon the Closing and without any liability to Acquiror, the Sponsor or the Company, any Company Affiliate Agreement to which the Stockholder is a party that is contemplated to be terminated in connection with the transactions contemplated by the Business Combination Agreement; provided, the foregoing shall not require Stockholder to take any action to terminate a side letter that Stockholder has entered into with the Company if such side letter terminates by its terms upon consummation of the Merger.

7. Further Assurances. From time to time, at Acquiror’s reasonable request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

8. Termination of Stockholder Agreements; Related Agreements. Unless the Termination Date has occurred prior to the Effective Time, the Stockholder, by this Agreement, with respect to its Covered Shares hereby agrees to terminate, subject to and effective immediately prior to the Effective Time, and provided that all Terminating Rights (as defined below) between the Company and any other holder of Company capital stock shall also terminate at such time, if applicable to the Stockholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between the Stockholder and the Company.

9. Disclosure. The Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure, in each case required by the SEC, the Stockholder’s identity and ownership of the Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that at least three (3) business days prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.

10. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11. Amendment and Modification. This Agreement may, to the fullest extent permitted by Law, be amended or modified in whole or in part only in writing by the parties hereto. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

12. Waiver. Any party to this Agreement may, to the fullest extent permitted by Law, at any time prior to the Termination Date, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or

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in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

if to Acquiror, to it at:

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Attention: William J. Sandbrook; William M. Brown

Email: bill.sandbrook@andrettiacquisition.com;

 matt.brown@andrettiacquisition.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:  Raphael Russo

E-mail: rrusso@paulweiss.com

If to the Company, to it at:

Zapata Computing, Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Attention: Christopher Savoie, Chief Executive Officer

Email: cjs@zapatacomputing.com

with a copy (not constituting notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb

Email: wkolb@foleyhoag.com

 saarestad@foleyhoag.com

If to the Stockholder, to such address and e-mail address set forth on the Stockholder’s signature page hereto or to such other address or addresses as the Stockholder may from time to time designate in writing.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

15. Entire Agreement. This Agreement, the Business Combination Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and

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supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Other than in connection with a Permitted Transfer, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

17. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT

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AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(C).

18. Claims Against Trust Account. Reference is made to the final prospectus of Acquiror, dated as of January 12, 2022 and filed with the SEC (File No. 333-254627) (the “Prospectus”). The Stockholder, on behalf of itself and its subsidiaries, hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of Acquiror’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (b) in connection with a shareholder vote to amend the Parent MAA to (i) modify the substance and timing of Acquiror’s obligation to allow a redemption in connection with the consummation of a Business Combination, (ii) to redeem 100% of the of the Parent Common Stock if Stockholder does not consummate a Business Combination within twenty-four (24) months after the closing of the IPO or (iii) with respect to any other provision relating to the Public Stockholders’ rights or pre-Business Combination activity, (c) to the Public Stockholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (d) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, for working capital, or up to $100,000 to pay dissolution expenses, or (e) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder agrees on behalf of itself and its affiliates that, notwithstanding any other provision contained in this Agreement, neither the Stockholder nor any of its affiliates do now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund or any distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Stockholder and its Representatives on the one hand, and Acquiror and its Representatives on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 18 as the “Released Claims”). Notwithstanding any other provision contained in this Agreement, the Stockholder on behalf of itself and its affiliates hereby irrevocably waives any Released Claim it may have, now or in the future and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Acquiror or its affiliates) in respect thereof. The Stockholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter in this Agreement, and the Stockholder further intends and understands such waiver to be valid, binding and enforceable against the Stockholder and each of its affiliates under applicable Law. To the extent the Stockholder or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Stockholder hereby acknowledges and agrees that the Stockholder’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Stockholder or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

19. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent the following is a named party to this

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Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

20. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement, prior to the valid termination of this Agreement in accordance with Section 4, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

21. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22. Counterparts. This Agreement may be executed and delivered (including by electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

23. Construction and Headings. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the term “Exhibit” refers to the specified Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next

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Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All references herein to “$” or “dollars” shall be to U.S. dollars. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto. The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished by delivery to such party or its legal counsel via electronic mail or hard copy form.

24. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer, director, employee or fiduciary of the Company or any other person.

25. Prohibited Matters. Notwithstanding anything to the contrary set forth herein, the Stockholder shall not be required to take any action that (a) increases the obligations of the Stockholder or its affiliates in a non-de minimis manner in connection with the Business Combination Agreement, or any schedules or exhibits thereto in the forms provided to the Stockholder on or prior to the date hereof, or any of the transactions contemplated thereby, including the Merger, (b) obligates the Stockholder to bear any expense or pay any fee or grant any concession in connection with performing its obligations hereunder, other than fees and expenses (including out-of-pocket expenses to legal counsel or other advisors) incurred by the Stockholder in connection with the review, negotiation and/or consummation of this Agreement, the Business Combination Agreement (and the exhibits and schedules thereto) or the other Ancillary Agreements, (c) subjects the Stockholder or its affiliates to any restrictive covenant (including non-compete, non-solicit, or non-disparagement covenants, but not including standard confidentiality and anti-publicity restrictions), (d) requires the Stockholder or its affiliates to terminate, or amend, waive or otherwise modify any provisions of, any agreement to which the Stockholder or its affiliates is a party (except for any agreements entered into by the Stockholder in its capacity as a Stockholder, including the Investor Agreements or any side letter entered into between the Stockholder and the Company that by its terms does not terminate upon the consummation of the Merger), (e) requires the Stockholder or its affiliates to provide any general release of claims not limited to claims in the Stockholder’s capacity as an equity holder in the Company, or (f) subjects the Stockholder or its affiliates to, or requires the Stockholder or its affiliates to provide, any power of attorney (each of the matters described in the foregoing clauses (a) through (f), a “Prohibited Matter”). For the avoidance of doubt, no obligation of the Stockholder or its affiliates contained in this Agreement, the Lock-Up Agreement to which Stockholder is a party or the Business Combination Agreement (or the schedules or exhibits thereto) in the form provided to the Stockholder on or prior to the date hereof shall constitute a “Prohibited Matter”.

26. Other Support Agreements. The Company and the Acquiror, severally and not jointly, represent and warrant to the Stockholder that (a) prior to the date hereof, the Stockholder has been provided with copies of the Business Combination Agreement and the schedules and exhibits thereto, in each case in substantially final form, and (b) each other Key Company Stockholder has entered into, or will enter into, a stockholder support agreement with the Company and Acquiror (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Key Company Stockholder than the terms and conditions contained in this Agreement. The Company and the Acquiror acknowledge that the Stockholder, in entering into this Agreement, is relying upon the accuracy of the foregoing representations and warranties, and the effectiveness of this Agreement is expressly conditioned thereupon. Furthermore, the Company and Acquiror hereby agree that, in the event that any Other Support Agreement is amended to include any terms or conditions that are more

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favorable to the applicable Key Company Stockholder under such Other Support Agreement than those contained in this Agreement, or any obligation of any other Key Company Stockholder under any Other Support Agreement is waived, amended or modified in a manner more favorable to the applicable Key Company Stockholder under such Other Support Agreement than those contained in this Agreement, the Company or Acquiror shall, promptly following the amendment, waiver or modification of such Other Support Agreement, offer to each other Key Company Stockholder (including the Stockholder) the opportunity to amend, modify or waive the provisions of this Agreement to reflect such more favorable terms.

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[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

ANDRETTI ACQUISITION CORP.

By:
Name:
Title:

Solely for purposes of Section 26:

ZAPATA COMPUTING, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

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[STOCKHOLDER]

By:
Name:
Title:

Address:

E-mail:

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Annex A-C-2

EXHIBIT C-2

Form of Stockholder Support Agreement (Preferred Stockholders)

[attached]

FINAL FORM

Exhibit C-2

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”), dated as of [•], 2023, is entered into by and among Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance the Business Combination Agreement (as defined below) (“Acquiror”), Tigre Merger Sub, Inc., a Delaware corporation (“Merger Sub”), [•], (the “Stockholder”), and solely for purposes of Section 26, Zapata Computing, Inc., a Delaware corporation (the “Company”). Subject to Section 23, capitalized (and other defined terms) terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, and Merger Sub are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof and this Agreement (except as expressly otherwise provided herein), the “Business Combination Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary (the “Surviving Corporation”) of Acquiror;

WHEREAS, as of the date hereof, the Stockholder is the record and a “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote [[•] shares of [Company Series Seed Preferred Stock] [Company Series A Preferred Stock] [Company Series B-1 Preferred Stock] [Company Series B-2 Preferred Stock]] (the “Owned Shares”); the Owned Shares and any additional shares of Company Capital Stock (or any securities convertible into or exercisable or exchangeable for shares of Company Capital Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Business Combination Agreement, the Company and the Stockholder are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and the Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to, validly execute and deliver to the Company, as promptly as reasonably practicable (and in any event, within twenty-four (24) hours) following receipt of notice from the Company by e-mail communication of the effective date of the Registration Statement, the written consent in substantially the form attached hereto as Exhibit A (with such modifications as may be mutually agreed by Acquiror and the Company and of which the Stockholder has been notified, provided such modifications are not adverse to the Stockholder in a non-de minimis manner) in respect of all of the Stockholder’s Covered Shares. In addition, prior to the Termination Date (as defined herein), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting

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of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to (except as otherwise set forth herein):

(a) if and when such meeting is held, appear at such meeting (provided that the Stockholder is afforded the reasonable opportunity to join such meeting by videoconference or teleconference) or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Merger and the adoption of the Business Combination Agreement and, to the extent not a Prohibited Matter (as defined below), any other matters necessary or reasonably requested by the Company for the consummation of the Merger and the other transactions contemplated by the Business Combination Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to (i) materially impede, materially interfere with, materially delay, materially postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement, (ii) to the knowledge of the Stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement that would result in the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03 of the Business Combination Agreement to be satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement; provided that no sale and transfer of the Stockholder’s Covered Shares pursuant to a Permitted Transfer (as defined below), or any vote of written consent entered into on connection with such sale or transfer, if applicable, shall constitute a breach of this Section 1(c), notwithstanding that the Covered Shares being transferred by the Stockholder may exceed 10% or more of the total voting power of the equity securities of the Company.

None of the Stockholder’s obligations set forth in this Agreement (including this Section 1) shall be limited, relieved or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal. The Stockholder hereby acknowledges receipt of a copy of the Business Combination Agreement, including the schedules and exhibits thereto, on or prior to the date hereof (which Business Combination Agreement, schedules and exhibits, for the avoidance of doubt, do not reflect any amendment, supplement, restatement or modification after the date hereof).

2. Merger Consideration. The Stockholder hereby agrees to the conversion of all Covered Shares in the manner set forth in Section 3.01 of the Business Combination Agreement.

3. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) except for the Voting Agreement, enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is reasonable expected to be otherwise inconsistent with, or would materially interfere with, materially delay or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror and the Stockholder, or (iv) the election of the Stockholder in its sole discretion

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by written notice to the Company and the Acquiror to terminate this Agreement following any modification or amendment to, or the waiver of any provision of, the Business Combination Agreement, or any schedules or exhibits thereto, in each case in the form provided to the Stockholder on or prior to the date hereof, that (a) provides for, or effects, a Prohibited Matter or (b) reduces the amount or changes the form of consideration payable to the Stockholder, in each case, without the Stockholder’s prior written consent (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Material Breach of, or actual fraud by such party in connection with, this Agreement prior to such termination.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror and Merger Sub as to itself as follows as of the date hereof:

(a) The Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Stockholder’s Covered Shares, free and clear of Liens other than (i) as created by this Agreement, the certificate of incorporation and bylaws of the Company, the Business Combination Agreement, the Second Amended and Restated Investors’ Rights Agreement dated as of August 31, 2020 by and among the Company and the parties named therein (the “IRA”), the Second Amended and Right of First Refusal and Co-Sale Agreement dated as of August 31, 2020 by and among the Company and the parties named therein (the “ROFR”), and Second Amended and Restated Voting Agreement dated as of August 31, 2020 by and among the Company and the parties named therein (the “Voting Agreement”, and together with the IRA and ROFR, the “Investor Agreements”), and (ii) Permitted Liens. Other than the Stockholder’s Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company).

(b) The Stockholder (i) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (ii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(c) The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Stockholder is subject or (iii) the requirement to obtain any consent, approval, authorization or permit of, or make filing with or notification to any Governmental Authority or any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration, change, consent, approval, authorizations, permits or filings or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations under this Agreement.

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(e) There is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f) The Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Business Combination Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(g) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.

6. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 7 hereof, prior to the Termination Date, the Stockholder shall not, and shall not authorize or permit any of its affiliates or any of its or their Representatives to, directly or indirectly, (i) initiate, solicit, facilitate, encourage or continue (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to, a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) that would be entered into, announced or consummated prior to or at the Closing or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) prior to the Termination Date, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to any such Company Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Stockholder shall, and shall instruct and cause its Representatives, to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives in connection with the Transactions) in connection with a Company Acquisition Proposal, except with respect to any Post-Closing Transaction Discussions. Notwithstanding the foregoing, nothing in this Section 6(a) shall prohibit the Stockholder or its Representatives from engaging in or continuing any inquiries or discussions with respect to any Company Acquisition Proposal (i) with the Stockholder’s designee to the board of directors of the Company, the Stockholder’s internal and external advisors, or with other holders of equity in the Company and their respective designees to the Board (if any), and otherwise (ii) solely to the extent that (A) Acquiror would be a party the definitive documentation in respect of such Company Acquisition Proposal, (B) such Company Acquisition Proposal (and any agreement or documentation related thereto, whether or not binding) would not be entered into, announced, disclosed or consummated prior to the Closing and (C) the entry into such Company Acquisition Proposal (and the definitive documentation related thereto) would require the prior approval of the board of directors of Acquiror after the Closing (any such solicitation, facilitation, encouragement, or continuation of inquires or discussions on the terms set forth in this sentence, the “Post-Closing Transaction Discussions”). The Stockholder shall promptly notify Acquiror (and in any event within three (3) Business Days) in writing of the receipt of any Company Acquisition Proposal by the Stockholder after the date of this Agreement, which notice, to the extent permitted by existing confidentiality restrictions, shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material

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modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Stockholder may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 6(a). The parties agree that any violation of the restrictions set forth in this Section 6(a) by any of the Stockholder’s Representatives shall be deemed to be a breach of this Section 6(a) by the Stockholder. The Stockholder agrees that the rights and remedies for non-compliance with this Section 6(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror. Notwithstanding the foregoing, the Stockholder shall have no obligation to notify Acquiror of the receipt of any Company Acquisition Proposal by the Stockholder if the Company also receives such Company Acquisition Proposal.

(b) The Stockholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Merger, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (A) to an Affiliate of the Stockholder, (B) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization, (C) occurring by will, testamentary document or intestate succession upon the death of a Stockholder who is an individual, (D) in the case of an individual, pursuant to community property laws, divorce decree or a qualified domestic relations order, (E) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (A) through (D) above, or (F) to a person that is not an affiliate of the Stockholder so long as any such Transfer is consummated prior to the filing of the Registration Statement (any Transfer permitted by clauses (A) through (F), a “Permitted Transfer”); provided, that, any Permitted Transfer shall be permitted only if, (1) as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement and any other Ancillary Agreement to which the Stockholder is a party in connection with the transactions contemplated by the Business Combination Agreement, including any lock-up agreement (with the length of the lock-up period described in such lock-up agreement to be the same as the transferring Stockholder is subject to) and (2) such Permitted Transfer complies with applicable Securities Laws. Any Transfer in violation of this Section 6(b) with respect to the Stockholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Stockholder. The Stockholder acknowledges and agrees that it may not transfer any of its Covered Shares except as permitted pursuant to an available exemption from registration under the Securities Act or upon satisfaction of the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. In addition to the restrictions on Transfer contained in this Agreement, the Stockholder acknowledges that its Covered Shares are subject to transfer restrictions under the Securities Act and the organizational documents of the Company and that any such Transfer by the Stockholder must comply with the terms of this Agreement, restrictions under the Securities Act and the organizational documents of the Company.

(c) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) No Stockholder will make any public announcement or issue any public communication regarding the Business Combination Agreement, the transactions contemplated thereby, including the Merger, or any matter related to the foregoing, without the prior written consent of the Acquiror and the Company, except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in

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which case the disclosing Stockholder shall, to the extent permitted by applicable Law, first allow the Acquiror and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Stockholder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6(d); and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Business Combination Agreement[; provided that the Stockholder shall not be deemed to have breached this Section 6(d) by the disclosure by any of the Stockholder’s affiliates that are media or news organizations in the ordinary course of their business of disseminating news and information if the individuals involved in such dissemination received the confidential information (or statements) in the ordinary course of business in connection with such organization’s news and information gathering business and from a source (whether directly or indirectly) that is not the personnel or advisors of the Stockholder]1.

(e) The Stockholder agrees to execute and deliver such documentation as may be necessary or reasonably requested by Acquiror or the Company to terminate, effective upon and contingent upon the Closing and without any liability to Acquiror, the Sponsor or the Company, any Company Affiliate Agreement to which the Stockholder is a party that is contemplated to be terminated in connection with the transactions contemplated by the Business Combination Agreement; provided, the foregoing shall not require Stockholder to take any action to terminate a side letter that Stockholder has entered into with the Company if such side letter terminates by its terms upon consummation of the Merger.

7. Further Assurances. From time to time, at Acquiror’s reasonable request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

8. Termination of Stockholder Agreements; Related Agreements. Unless the Termination Date has occurred prior to the Effective Time, the Stockholder, by this Agreement, with respect to its Covered Shares hereby agrees to terminate, subject to and effective immediately prior to the Effective Time, and provided that all Terminating Rights (as defined below) between the Company and any other holder of Company capital stock shall also terminate at such time, if applicable to the Stockholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between the Stockholder and the Company.

9. Disclosure. The Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure, in each case required by the SEC, the Stockholder’s identity and ownership of the Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that at least three (3) business days prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.

10. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11. Amendment and Modification. This Agreement may, to the fullest extent permitted by Law, be amended or modified in whole or in part only in writing by the parties hereto. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

[1]	Note to Draft: Proviso to be included for applicable investors.

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12. Waiver. Any party to this Agreement may, to the fullest extent permitted by Law, at any time prior to the Termination Date, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

if to Acquiror, to it at:

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Attention: William J. Sandbrook; William M. Brown

Email: bill.sandbrook@andrettiacquisition.com;

matt.brown@andrettiacquisition.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Raphael Russo

E-mail: rrusso@paulweiss.com

If to the Company, to it at:

Zapata Computing, Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Attention: Christopher Savoie, Chief Executive Officer

Email: cjs@zapatacomputing.com

with a copy (not constituting notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb

Email: wkolb@foleyhoag.com

saarestad@foleyhoag.com

If to the Stockholder, to such address and e-mail address set forth on the Stockholder’s signature page hereto or to such other address or addresses as the Stockholder may from time to time designate in writing.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the

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Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

15. Entire Agreement. This Agreement, the Business Combination Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Other than in connection with a Permitted Transfer, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

17. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

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CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(C).

18. Claims Against Trust Account. Reference is made to the final prospectus of Acquiror, dated as of January 12, 2022 and filed with the SEC (File No. 333-254627) (the “Prospectus”). The Stockholder, on behalf of itself and its subsidiaries, hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of Acquiror’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (b) in connection with a shareholder vote to amend the Parent MAA to (i) modify the substance and timing of Acquiror’s obligation to allow a redemption in connection with the consummation of a Business Combination, (ii) to redeem 100% of the of the Parent Common Stock if Stockholder does not consummate a Business Combination within twenty-four (24) months after the closing of the IPO or (iii) with respect to any other provision relating to the Public Stockholders’ rights or pre-Business Combination activity, (c) to the Public Stockholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (d) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, for working capital, or up to $100,000 to pay dissolution expenses, or (e) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder agrees on behalf of itself and its affiliates that, notwithstanding any other provision contained in this Agreement, neither the Stockholder nor any of its affiliates do now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund or any distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Stockholder and its Representatives on the one hand, and Acquiror and its Representatives on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 18 as the “Released Claims”). Notwithstanding any other provision contained in this Agreement, the Stockholder on behalf of itself and its affiliates hereby irrevocably waives any Released Claim it may have, now or in the future and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Acquiror or its affiliates) in respect thereof. The Stockholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter in this Agreement, and the Stockholder further intends and understands such waiver to be valid, binding and enforceable against the Stockholder and each of its affiliates under applicable Law. To the extent the Stockholder or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Stockholder hereby acknowledges and agrees that the Stockholder’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Stockholder or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

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19. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent the following is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

20. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement, prior to the valid termination of this Agreement in accordance with Section 4, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

21. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22. Counterparts. This Agreement may be executed and delivered (including by electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

23. Construction and Headings. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the term “Exhibit” refers to the specified Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever this Agreement refers to a number of days, such number shall refer

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to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All references herein to “$” or “dollars” shall be to U.S. dollars. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto. The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished by delivery to such party or its legal counsel via electronic mail or hard copy form.

24. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer, director, employee or fiduciary of the Company or any other person.

25. Prohibited Matters. Notwithstanding anything to the contrary set forth herein, the Stockholder shall not be required to take any action that (a) increases the obligations of the Stockholder or its affiliates in a non-de minimis manner in connection with the Business Combination Agreement, or any schedules or exhibits thereto in the forms provided to the Stockholder on or prior to the date hereof, or any of the transactions contemplated thereby, including the Merger, (b) obligates the Stockholder to bear any expense or pay any fee or grant any concession in connection with performing its obligations hereunder, other than fees and expenses (including out-of-pocket expenses to legal counsel or other advisors) incurred by the Stockholder in connection with the review, negotiation and/or consummation of this Agreement, the Business Combination Agreement (and the exhibits and schedules thereto) or the other Ancillary Agreements, (c) subjects the Stockholder or its affiliates to any restrictive covenant (including non-compete, non-solicit, or non-disparagement covenants, but not including standard confidentiality and anti-publicity restrictions), (d) requires the Stockholder or its affiliates to terminate, or amend, waive or otherwise modify any provisions of, any agreement to which the Stockholder or its affiliates is a party (except for any agreements entered into by the Stockholder in its capacity as a Stockholder, including the Investor Agreements or any side letter entered into between the Stockholder and the Company that by its terms does not terminate upon the consummation of the Merger), (e) requires the Stockholder or its affiliates to provide any general release of claims not limited to claims in the Stockholder’s capacity as an equity holder in the Company, or (f) subjects the Stockholder or its affiliates to, or requires the Stockholder or its affiliates to provide, any power of attorney (each of the matters described in the foregoing clauses (a) through (f), a “Prohibited Matter”). For the avoidance of doubt, no obligation of the Stockholder or its affiliates contained in this Agreement, the Lock-Up Agreement to which Stockholder is a party or the Business Combination Agreement (or the schedules or exhibits thereto) in the form provided to the Stockholder on or prior to the date hereof shall constitute a “Prohibited Matter”.

26. Other Support Agreements. The Company and the Acquiror, severally and not jointly, represent and warrant to the Stockholder that (a) prior to the date hereof, the Stockholder has been provided with copies of the Business Combination Agreement and the schedules and exhibits thereto, in each case in substantially final form, and (b) each other Key Company Stockholder has entered into, or will enter into, a stockholder support agreement with the Company and Acquiror (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Key Company Stockholder than the terms and conditions contained in this Agreement. The Company and the Acquiror acknowledge that the Stockholder, in entering into this Agreement, is relying upon the accuracy of the foregoing representations and warranties, and the effectiveness of

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this Agreement is expressly conditioned thereupon. Furthermore, the Company and Acquiror hereby agree that, in the event that any Other Support Agreement is amended to include any terms or conditions that are more favorable to the applicable Key Company Stockholder under such Other Support Agreement than those contained in this Agreement, or any obligation of any other Key Company Stockholder under any Other Support Agreement is waived, amended or modified in a manner more favorable to the applicable Key Company Stockholder under such Other Support Agreement than those contained in this Agreement, the Company or Acquiror shall, promptly following the amendment, waiver or modification of such Other Support Agreement, offer to each other Key Company Stockholder (including the Stockholder) the opportunity to amend, modify or waive the provisions of this Agreement to reflect such more favorable terms.

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[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

ANDRETTI ACQUISITION CORP.

By:
Name:
Title:

Solely for purposes of Section 26:

ZAPATA COMPUTING, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

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[STOCKHOLDER]

By:
Name:
Title:

Address:

E-mail:

[Signature Page to Stockholder Support Agreement]

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Annex A-D

EXHIBIT D

Form of Registration Rights Agreement

[attached]

FINAL FORM

Exhibit D

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of     [•], 2023, is made and entered into by and among:

(i) Andretti Acquisition Corp. (“AAC”); and

(ii) certain equityholders of AAC as set forth on Schedule A hereto, other transferees of such equityholders who have entered into joinders with respect to the Original RRA (as defied below) and any transferee of such persons who becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (the “Sponsor Equityholders”); and

(iii) certain equityholders of Zapata Computing, Inc., a Delaware corporation (“Legacy Zapata”), as set forth on Schedule B hereto and any transferee of such persons who becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (collectively, the “Zapata Equityholders” and, together with the Sponsor Equityholders, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, AAC and Andretti Sponsor LLC, a Delaware limited liability company (“Sponsor”) and their transferees, are party to that certain Registration Rights Agreement, dated as of January 12, 2022, with each of the other individuals party thereto (the “Original RRA”);

WHEREAS, AAC and Legacy Zapata are party to that certain Business Combination Agreement, dated as of September 6, 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among AAC, Legacy Zapata and Tigre Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of AAC (“Merger Sub”), pursuant to which, (i) Merger Sub will merge with and into Legacy Zapata, with Legacy Zapata being the surviving entity and a wholly-owned subsidiary of AAC (the “Merger”);

WHEREAS, following the consummation of the Merger, AAC will be renamed “Zapata Computing Holdings Inc.” (AAC, following the consummation of the Merger, the “Company”); and

WHEREAS, in connection with the consummation of the transactions described above, AAC, Sponsor and the requisite parties to the Original RRA desire to amend and restate the Original RRA in its entirety as set forth herein, and AAC and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” means the board of directors of the Company.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Zapata Equityholders” shall have the meaning given in the Preamble hereto.

“EDGAR” have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall have the meaning given in Section 5.2.2.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock held by a Holder immediately following the Closing (including shares of Common Stock distributable pursuant to the Merger Agreement and the conversion of the Company’s Class B Common Stock, and shares of Common Stock issued in exchange for the Senior Notes), (b) any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Common Stock held by a Holder immediately following the Closing, (c) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering (not to exceed $35,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Senior Notes” shall have the meaning given in the Merger Agreement.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Equityholders” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file within 45 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendment, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this Section 2.1.1 shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registerable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Zapata Equityholder or a Sponsor Equityholder that holds at least five (5.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as reasonably practicable after such filing and such Shelf or Subsequent Shelf Registration.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any Zapata Equityholder or Sponsor Equityholder (any of the Zapata Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Zapata Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Zapata Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Zapata Equityholders or the Sponsor Equityholders, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Zapata Equityholder or a Sponsor Equityholder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Zapata Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or, (iv) for a dividend reinvestment plan (v) for a rights offering (vi) for a Block Trade or (vii) an “at the market”, equity line of credit or similar registered offering through a broker, sales agent, or distribution agent, whether as agent or principal, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company who may hold such rights, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $100 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1 (to the extent appliable) a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use it commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such

Underwritten Offering, Block Trade, or other sale pursuant to such Registration, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, a Block Trade or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any

Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows. Any notice or communication under this Agreement must be addressed, if to the Company, to the notice contact provided on the facing sheet of the Shelf Registration or to the Chief Financial Officer and to the General Counsel of the Company at the Company’s principal place of business and, if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such person agrees to become bound by the terms and provisions of this Agreement (any such person to whom Registrable Securities are so transferred, a “Permitted Transferee”).

5.2.3 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

5.2.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

5.5 Jurisdiction; Waiver of Jury Trial.

5.5.1 Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.5.1.

5.5.2 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder of at least five (5.0%) percent of the Registrable Securities, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of AAC or Legacy Zapata granted under any other agreement, including, but not limited to, the Original RRA and that certain Second Amended and Restated Investors’ Rights Agreement dated as of August 31, 2020 by and among Legacy Zapata and each of the other persons party thereto, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.8 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Andretti Acquisition Corp

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HOLDERS:

Andretti Sponsor LLC

By:
Name:
Title:

SOL Verano Blocker 1 LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex A-E-1

EXHIBIT E-1

Form of Lock-Up Agreement (Common Stockholders)

[attached]

FINAL FORM

Exhibit E-1

LOCK-UP AGREEMENT

This Lock-Up Agreement is dated as of [•], 2023 and is among Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with the Business Combination Agreement (as defined below) (“AAC”), each of the stockholder parties identified on Exhibit A hereto and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with AAC in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement.

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in Zapata Computing, Inc., a Delaware corporation (“Legacy Zapata”), and/or AAC;

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of September 6, 2023 (including the schedules and exhibits thereto, all substantially in the form provided to the Stockholder Parties on the date hereof, the “Business Combination Agreement”), (i) Tigre Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AAC (“Merger Sub”), will merge with and into Legacy Zapata (the “Merger”), with Legacy Zapata surviving the Merger as a wholly owned subsidiary (the “Surviving Corporation”) of AAC, (ii) by virtue of the Merger, former stockholders of Legacy Zapata will receive newly issued shares of New Parent Common Stock (as defined in the Business Combination Agreement), and (iii) following the consummation of the Merger, AAC will be renamed “Zapata Computing Holdings Inc.” (AAC from and after the Merger sometimes referred to herein as the “Company”); and

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings among such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“AAC” has the meaning set forth in the Preamble.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Lock-Up Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Business Combination Agreement” has the meaning set forth in the Background.

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“Code” has the meaning set forth in Section 2.1(b).

“Company” has the meaning set forth in the Background.

“covered shares” has the meaning set forth in Section 2.1.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal (including stock exchange authorities).

“immediate family” has the meaning set forth in Section 2.1(b).

“Legacy Zapata” has the meaning set forth in the Background.

“Lock-Up Period” has the meaning set forth in Section 2.1(a).

“Merger” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited partnership, a limited liability company, a syndicate, an association, a joint stock company, a trust, an entity, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act) or any Governmental Authority or any department, agency or political subdivision thereof.

“Regulations” has the meaning set forth in Section 2.1(b).

“Stockholder Parties” has the meaning set forth in the Preamble.

“Surviving Corporation” has the meaning set forth in the Background.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II

LOCKUP

2.1 Lockup. (a) During the period beginning on the Effective Time and ending on the date that is the earliest of (i) one year after the Closing Date (as defined in the Business Combination Agreement), (ii) the date on which the closing price of the shares of New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days

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within any thirty (30) trading day period commencing at least 150 days after the Closing Date, and (iii) the consummation after the Effective Time of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of New Parent Common Stock for cash, securities or other property (a “Liquidity Event” and such period described in the first sentence of this clause (a), the “Lock-Up Period”), each Stockholder Party agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of New Parent Common Stock, or any options or warrants to purchase any shares of New Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Parent Common Stock, or any interest in any of the foregoing, which as of or immediately following the Effective Time are owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares.

(b) Notwithstanding the foregoing, a Stockholder Party may transfer or dispose of any or all of its covered shares at any time during the Lock-Up Period (i) by will, other testamentary document or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes, (iii) to any trust, partnership, limited liability company, corporation or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Section 2.1, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) in the case of an individual, (x) to any immediate family member or other dependent or (y) to a trust, the beneficiary of which is either a member of one of the individual’s immediate family or a charitable organization and, in each case, the sole trustee of which is such individual, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) as a pro rata distribution to limited partners, members or stockholders of such Stockholder Party, (vii) to its Affiliated investment fund or other Affiliated entity controlled or managed by such Stockholder Party or its Affiliates, (viii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vii) above, (ix) pursuant to an order or decree of a Governmental Authority, (x) from an employee to the Company or its Subsidiary or parent entities upon death, disability or termination of employment, in each case, of such employee, (xi) to the Company (1) pursuant to the exercise of any option to purchase New Parent Common Stock granted by the Company pursuant to any employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Merger) which are set to expire during the Lock-Up Period, where any New Parent Common Stock received by the undersigned upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase New Parent Common Stock or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Merger) which are set to expire or automatically vest during the Lock-Up Period, where any New Parent Common Stock received by such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1, (xii) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Stockholder Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant

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to any successor or other provision of the Code or Regulations taking into account such changes), (xiii) in connection with the consummation of a Liquidity Event or (xiv) with the prior written consent of the Company; provided that:

(i) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares of New Parent Common Stock shall be required or shall be voluntarily made during the Lock-Up Period, to the extent legally permitted, (a) such Stockholder Party shall provide the Company prior written notice informing the Company of such report or filing and (b) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein.

(c) For the avoidance of doubt, each Stockholder Party shall be permitted to convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities or options or warrants to acquire shares of New Parent Common Stock into shares of New Parent Common Stock; provided that any such shares of New Parent Common Stock or warrants received upon such conversion shall be subject to the restrictions set forth in this Section 2.1.

(d) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no transfers or other dispositions of such Stockholder Party’s covered shares in contravention of this Section 2.1(d) are effected prior to the expiration of the applicable Lock-Up Period.

(e) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s covered shares describing the foregoing restrictions.

ARTICLE III

GENERAL PROVISIONS

3.1 Termination. Subject to Section 3.13 , or the early termination of any provision (or the Agreement) as a result of an amendment to this Agreement in accordance with Section 3.3, this Agreement (other than Article III hereof) shall terminate upon the expiration of the Lock-Up Period.

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3.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.2):

If to AAC, to:

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Attention: William J. Sandbrook; William M. Brown

Email: bill.sandbrook@andrettiacquisition.com; matt.brown@andrettiacquisition.com with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Raphael Russo

E-mail: rrusso@paulweiss.com

If to the Company (following the consummation of the Merger), to:

Zapata Computing Holdings Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Attention: Christopher Savoie, Chief Executive Officer

Email: cjs@zapatacomputing.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb

Email: wkolb@foleyhoag.com; saarestad@foleyhoag.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by (i) AAC, (ii) with respect to any amendment or modification of this Agreement that would adversely affect any Stockholder Party, such Stockholder Party and (iii) if the amendment or modification is prior to the consummation of the Merger, Legacy Zapata.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is

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expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any Stockholder Party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to AAC and, if such waiver is prior to the consummation of the Merger, Legacy Zapata.

3.4 Further Assurances. The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings (whether in a separate agreement, the Post-Closing Parent Bylaws (as defined in the Business Combination Agreement), or otherwise), both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto (except by a Stockholder Party in connection with a transfer or disposition of covered shares permitted under Section 2.1(b)). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.5 shall be null and void, ab initio.

3.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.14 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

3.7 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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3.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement, prior to the valid termination of this Agreement in accordance with Section 3.1, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

3.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.12 Counterparts. This Agreement may be executed and delivered (including by electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.13 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article III) shall not be effective until the consummation of the Merger. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

3.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent,

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attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Furthermore, the obligations of the Stockholder Parties hereunder are several and not joint with or as to any other Stockholder Party, and no Stockholder Party shall be responsible for any breach or violation of this Agreement by any other Stockholder Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement on the day and year first above written.

ANDRETTI ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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[STOCKHOLDER PARTIES]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

E-1-10

Annex A-E-2

EXHIBIT E-2

Form of Lock-Up Agreement (Preferred Stockholders)

[attached]

FINAL FORM

Exhibit E-2

LOCK-UP AGREEMENT

This Lock-Up Agreement is dated as of [•], 2023 and is among Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with the Business Combination Agreement (as defined below) (“AAC”), each of the stockholder parties identified on Exhibit A hereto and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with AAC in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement.

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in Zapata Computing, Inc., a Delaware corporation (“Legacy Zapata”), and/or AAC;

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of September 6, 2023 (including the schedules and exhibits thereto, all substantially in the form provided to the Stockholder Parties on the date hereof, the “Business Combination Agreement”), (i) Tigre Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AAC (“Merger Sub”), will merge with and into Legacy Zapata (the “Merger”), with Legacy Zapata surviving the Merger as a wholly owned subsidiary (the “Surviving Corporation”) of AAC, (ii) by virtue of the Merger, former stockholders of Legacy Zapata will receive newly issued shares of New Parent Common Stock (as defined in the Business Combination Agreement), and (iii) following the consummation of the Merger, AAC will be renamed “Zapata Computing Holdings Inc.” (AAC from and after the Merger sometimes referred to herein as the “Company”); and

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings among such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“AAC” has the meaning set forth in the Preamble.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Lock-Up Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Business Combination Agreement” has the meaning set forth in the Background.

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“Code” has the meaning set forth in Section 2.1(b).

“Company” has the meaning set forth in the Background.

“covered shares” has the meaning set forth in Section 2.1.

“Daily Trading Limit” has the meaning set forth in Section 2.1(c).

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal (including stock exchange authorities).

“immediate family” has the meaning set forth in Section 2.1(b).

“Initial Period” has the meaning set forth in Section 2.1(c).

“Legacy Zapata” has the meaning set forth in the Background.

“Lock-Up Period” has the meaning set forth in Section 2.1(a).

“Merger” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited partnership, a limited liability company, a syndicate, an association, a joint stock company, a trust, an entity, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act) or any Governmental Authority or any department, agency or political subdivision thereof.

“Pre-Closing Shares” means all covered shares issued in respect of the Company Preferred Stock pursuant to the Merger and held by a Preferred Stockholder Party immediately following the Effective Time.

“Preferred Stockholder Party” means a Stockholder Party that is a holder of Company Preferred Stock.

“pro rata share” for each Preferred Stockholder Party means the quotient of (i) the number of Pre-Closing Shares held by such Preferred Stockholder Party divided by (ii) the aggregate number of Pre-Closing Shares held by all Preferred Stockholder Parties that are parties to this Agreement.

“Regulations” has the meaning set forth in Section 2.1(b).

“Stockholder Parties” has the meaning set forth in the Preamble.

“Surviving Corporation” has the meaning set forth in the Background.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the

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plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II

LOCKUP

2.1 Lockup. (a) During the period beginning on the Effective Time and ending on the date that is the earliest of (i) six months after the Closing Date (as defined in the Business Combination Agreement), (ii) the date on which the closing price of the shares of New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 90 days after the Closing Date, (iii) the consummation after the Effective Time of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of New Parent Common Stock for cash, securities or other property (a “Liquidity Event”), and (iv) if after the Effective Time a third party makes a tender offer or similar transaction to all of the Company’s stockholders to acquire at least 50.1% (which minimum condition shall be non-waivable) of the outstanding shares of New Parent Common Stock for cash, securities or other property (a “Third Party Tender”), the last day on which shares of New Parent Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, in the case of this clause (iv), (x) the Lock-Up Period shall expire only for the purpose of tendering or otherwise committing shares of New Parent Common Stock in the Third Party Tender itself and not otherwise transacting in such shares outside the Third Party Tender and (y) if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (such period described in the first sentence of this clause (a), the “Lock-Up Period”), each Stockholder Party agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of New Parent Common Stock, or any options or warrants to purchase any shares of New Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Parent Common Stock, or any interest in any of the foregoing, which as of or immediately following the Effective Time are owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares.

(b) Notwithstanding the foregoing, a Stockholder Party may transfer or dispose of any or all of its covered shares at any time during the Lock-Up Period (i) by will, other testamentary document or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes, (iii) to any trust, partnership, limited liability company, corporation or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Section 2.1, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) in the case of an individual, (x) to any immediate family member or other dependent or (y) to a trust, the beneficiary of which is either a member of one of the individual’s immediate family or a charitable organization and, in each case, the sole trustee of which is such individual, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) as a pro rata distribution to limited partners, members or stockholders of such Stockholder Party, (vii) to its Affiliated investment fund or other Affiliated entity controlled or managed by such Stockholder Party or its Affiliates, (viii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vii) above, (ix) pursuant to an order or decree of a

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Governmental Authority, (x) from an employee to the Company or its Subsidiary or parent entities upon death, disability or termination of employment, in each case, of such employee, (xi) to the Company (1) pursuant to the exercise of any option to purchase New Parent Common Stock granted by the Company pursuant to any employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Merger) which are set to expire during the Lock-Up Period, where any New Parent Common Stock received by the undersigned upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase New Parent Common Stock or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Merger) which are set to expire or automatically vest during the Lock-Up Period, where any New Parent Common Stock received by such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1, (xii) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Stockholder Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), (xiii) in connection with the consummation of a Liquidity Event or Third Party Tender (subject to the terms of Section 2.1(a)) or (xiv) with the prior written consent of the Company; provided that:

(i) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares of New Parent Common Stock shall be required or shall be voluntarily made during the Lock-Up Period, to the extent legally permitted, (a) such Stockholder Party shall provide the Company prior written notice informing the Company of such report or filing and (b) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with applicable Law, each Preferred Stockholder Party shall be permitted to offer, sell, contract to sell, or otherwise dispose of up to 100% of such Preferred Stockholder Party’s Pre-Closing Shares during the Lock-Up Period, provided that: (i) during each of (x) the three-month period after the Closing Date (the “Initial Period”) and (y) the three-month period commencing on first day after the end of the Initial Period, such transfers do not exceed 50% of the Pre-Closing Shares and (ii) all transfers pursuant to this Section 2.1(c) shall be effected by a registered broker-dealer selected by the Company from the list attached as Exhibit C hereto and notified to the Preferred Stockholder Parties in writing (which may be by email) at least ten days prior to the Closing Date (as such broker may be replaced from time to time by another from such list as selected by the Company in its sole discretion and notified to the Preferred Stockholder Parties in writing (which may be by email) at least ten days prior to such replacement becoming effective); provided further that all such transfers shall be subject to the Daily Trading Limit. As used herein, “Daily Trading Limit” means, at the time of any such transfer, such Preferred Stockholder Party’s pro rata share of 50% of the volume of New Parent Common Stock that has traded on the New York Stock Exchange (or such other national securities exchange upon which the Company’s securities are then listed) on that day. By way of example and not of limitation, assuming a Preferred Stockholder Party’s pro rata share is 20% and 100,000 shares have traded as of 2:00 pm on a given trading day, then that Preferred Stockholder Party can transfer up to 10,000 shares of New Parent Common Stock at such time (assuming it has not exceeded the limitations set forth in the first sentence of this Section 2.1(c).

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(d) For the avoidance of doubt, each Stockholder Party shall be permitted to convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities or options or warrants to acquire shares of New Parent Common Stock into shares of New Parent Common Stock; provided that any such shares of New Parent Common Stock or warrants received upon such conversion shall be subject to the restrictions set forth in this Section 2.1.

(e) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no transfers or other dispositions of such Stockholder Party’s covered shares in contravention of this Section 2.1(e) are effected prior to the expiration of the applicable Lock-Up Period.

(f) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s covered shares describing the foregoing restrictions.

(g) If any Stockholder Party, Other Company Stockholder or Sponsor Stockholder is granted a release or waiver from or termination of this Agreement, any Other Lock-Up Agreement or the Sponsor Lock-Up Agreement prior to the expiration of the Lock-Up Period (any such holder, a “Triggering Holder”), or this Agreement, any Other Lock-Up Agreement or the Sponsor Lock-Up Agreement is amended to decrease the length of a lock-up period applicable to any Triggering Holder, then the Company (i) shall provide written notice to each Stockholder Party of the terms of such release, waiver, termination or amendment and (ii) shall be deemed to have granted a release, waiver, termination or amendment of this Agreement in respect of each Stockholder Party’s obligations hereunder on the same terms and on a pro rata basis (which release, waiver, termination or amendment shall equitably take into account any differences to the length of a lock-up period to which an Other Company Stockholder or Sponsor Stockholder may be subject relative to the length of the lock-up period to which a Stockholder Party is subject hereunder) with respect to such number of covered shares (rounded down to the nearest whole share) equal to the product of (x) the total percentage of shares of New Parent Common Stock held by the Triggering Holder immediately following the Effective Time that are being released from the applicable lock-up agreement multiplied by (y) the total number of covered shares held by such Stockholder Party immediately following the Effective Time.

2.2 Other Lock-Up Agreements. Legacy Zapata and AAC hereby represent and warrant to the Stockholder Parties that, as of the date hereof, (a) each Key Company Stockholder and each officer or director of Legacy Zapata that will continue as an officer or director of the Company immediately following the Effective Time (any Key Company Stockholder that is not a party to this Agreement and each such officer or director, an “Other Company Stockholder”) has entered into or will enter into this Agreement or another lock-up agreement with Legacy Zapata and AAC, or is otherwise subject to the lock-up provisions of Article X of the Post-Closing Parent Bylaws (as defined in the Business Combination Agreement), each having terms and conditions that are no more favorable to such Other Stockholder than the terms and conditions contained in this Agreement (each, an “Other Lock-Up Agreement”) and (b) Andretti Sponsor LLC, Sol Verano Blocker 1 LLC and those certain persons identified as “Insiders” in the Sponsor Lock-Up Agreement (such persons, the “Sponsor Stockholders”) are parties to that certain Sponsor Support Agreement (which amends and restates that certain letter agreement, dated January 12, 2022), containing certain lock-up obligations set forth therein (the “Sponsor Lock-Up Agreement”). Furthermore, and in addition to and without limiting the express provisions of Section 2.1(g), Legacy Zapata and AAC hereby agree that, in the event that any Other Lock-Up Agreement or paragraph 3 of the Sponsor Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous sentence), or is amended or modified (including by waiver of an Other Stockholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Other Stockholder under such Other Lock-Up Agreement or the Sponsor Stockholders under the Sponsor Lock-Up Agreement, as applicable, than those contained in this Agreement, Legacy Zapata or AAC, as applicable, shall, promptly following the execution, amendment or

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modification (including by waiver) of such Other Lock-Up Agreement or the Sponsor Lock-Up Agreement, offer to the Stockholder Parties the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).

ARTICLE III

GENERAL PROVISIONS

3.1 Termination. Subject to Section 3.13 , or the early termination of any provision (or the Agreement) as a result of an amendment to this Agreement in accordance with Section 3.3, this Agreement (other than Article III hereof) shall terminate upon the expiration of the Lock-Up Period.

3.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.2):

If to AAC, to:

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Attention: William J. Sandbrook; William M. Brown

Email: bill.sandbrook@andrettiacquisition.com; matt.brown@andrettiacquisition.com with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Raphael Russo

E-mail: rrusso@paulweiss.com

If to the Company (following the consummation of the Merger), to:

Zapata Computing Holdings Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Attention: Christopher Savoie, Chief Executive Officer

Email: cjs@zapatacomputing.com

with a copy (which shall not constitute notice) to: Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb

Email: wkolb@foleyhoag.com; saarestad@foleyhoag.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by (i) AAC, (ii) with respect to any amendment or modification of this Agreement that would adversely affect any Stockholder Party, such Stockholder Party and (iii) if the amendment or modification is prior to the consummation of the Merger, Legacy Zapata.

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(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any Stockholder Party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to AAC and, if such waiver is prior to the consummation of the Merger, Legacy Zapata.

3.4 Further Assurances. The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings (whether in a separate agreement, the Post-Closing Parent Bylaws (as defined in the Business Combination Agreement), or otherwise), both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto (except by a Stockholder Party in connection with a transfer or disposition of covered shares permitted under Section 2.1(b)). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.5 shall be null and void, ab initio.

3.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.14 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

3.7 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in

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any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement, prior to the valid termination of this Agreement in accordance with Section 3.1, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

3.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.12 Counterparts. This Agreement may be executed and delivered (including by electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.13 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article III) shall not be

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effective until the consummation of the Merger. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

3.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Furthermore, the obligations of the Stockholder Parties hereunder are several and not joint with or as to any other Stockholder Party, and no Stockholder Party shall be responsible for any breach or violation of this Agreement by any other Stockholder Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement on the day and year first above written.

ANDRETTI ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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[STOCKHOLDER PARTIES]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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Annex A-F

EXHIBIT F

Form of Parent Equity Plan

[attached]

FINAL FORM

Exhibit F

ZAPATA COMPUTING HOLDINGS INC.

202[•] EQUITY AND INCENTIVE PLAN

Section 1. Purposes of the Plan

The purposes of the Zapata Computing Holdings Inc. 202[•] Equity and Incentive Plan (the “Plan”) are to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of Zapata Computing Holdings Inc. (the “Company”) and its Subsidiaries (as defined below) who are in a position to contribute to the long-term success and growth of the Company and its Subsidiaries, (ii) to assist the Company and its Subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders.

Section 2. Definitions

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 3(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights and Cash Awards.

“Award Agreement” shall mean the agreement, whether in written or electronic form, specifying the terms and conditions of an Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 6, 2023, by and among the Company (which as of the signing of the Business Combination Agreement was known as Andretti Acquisition Corp.), Tigre Merger Sub, Inc. and Zapata Computing, Inc.

“Cash Awards” means Awards granted pursuant to Section 11.

“Change in Control Transaction” is defined in Section 19.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

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“Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Nonstatutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

“Reporting Persons” means a person subject to Section 16 of the Exchange Act.

“Restricted Stock Award” means Awards granted pursuant to Section 8.

“Restricted Stock Units” means Awards granted pursuant to Section 9.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, officer, director or consultant of the Company or a Subsidiary.

“Stock” means the common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 4.

“Stock Appreciation Right” means an Award granted pursuant to Section 7.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns or controls, directly or indirectly, at least 50% of the outstanding voting securities or equity interests.

“Substitute Award” means an Award granted pursuant to Section 4(c).

“Termination Date” means the date, as determined by the Administrator, that an individual’s Service Relationship terminates for any reason.

“Unrestricted Stock Award” means any Award granted pursuant to Section 10.

Section 3. Administration of Plan

(a) Administrator. The Plan shall be administered by either the Board or a committee of the Board of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that for purposes of Awards to directors or Reporting Persons of the Company, the Administrator shall be deemed to include only directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award.

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(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Dividend Equivalent Rights and Cash Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect the repricing of such Awards through cancellation and re-grants, or cancel such Awards in exchange for cash or other Awards;

(vi) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vii) subject to the provisions of Section 6(b)(ii) or Section 7(a)(iii), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;

(viii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(ix) at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(x) to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to one or more executive officers of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not Reporting Persons. Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the price, if any, of other Awards, and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

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(d) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

Section 4. Stock Issuable Under the Plan; Changes in Stock; Substitution; Director Limits

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [•]1 shares (the “Initial Limit”), plus on January 1, 202[•] and on January 1 of each year thereafter, the number of shares reserved and available for issuance under the Plan shall be increased by five percent (5%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Administrator (the “Annual Increase”), subject to adjustment as provided in Section 4(b) (the “Pool”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2024 and on January 1 of each year thereafter by the lesser of the Annual Increase for each year or [•]2 shares of Stock, subject to adjustment as provided in Section 4(b). For purposes of this limitation, in respect of any shares of Stock under any Award under the Plan which shares are forfeited, canceled, held back upon the exercise of an Option or settlement of an Award to satisfy the exercise price or tax withholding, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool and, to the extent consistent with the requirements of Section 422 of the Code such shares may be issued as Incentive Stock Options. The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury, or shares purchased on the open market. In addition, Substitute Awards shall not reduce the Stock authorized for grant under the Plan, including the shares available to be issued in the form of Incentive Stock Options to the extent consistent with the requirements of Section 422 of the Code; nor shall Stock subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, cancelation, reacquisitions, expiration, termination, cash settlement or non-issuance, as set forth above.

(b) Changes in Stock. Subject to Section 19 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price per share subject to each outstanding Restricted Stock Award, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of

[1]	Note to Draft: To be 12% of outstanding shares as of the Effective Time.
[2]	Note to Draft: To be equal to the Initial Limit.

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Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid diminution or enlargement of benefits or potential benefits intended to be made available under the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c) Substitute Awards. The Administrator may grant Awards (“Substitute Awards”) under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the Substitute Awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. For the avoidance of doubt, the term “Substitute Awards” does not include awards that were previously issued under the Zapata Computing, Inc. 2018 Stock Incentive Plan, and subsequently assumed in connection with the transactions contemplated by the Business Combination Agreement.

(d) Maximum Awards to Independent Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Independent Director in any calendar year shall not exceed: (i) $1,000,000 in the first calendar year an individual becomes an Independent Director and (ii) $750,000 in any other calendar year; provided, however, that this limitation shall be determined without regard to amounts paid to an Independent Director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as an Independent Director; and provided further, that the Board may make exceptions to this limit for individual Independent Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Independent Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving such Independent Director.

Section 5. Eligibility

Incentive Stock Options may only be granted to employees (including officers and directors who are also employees) of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. All other Awards may be granted to employees, officers, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries.

Section 6. Stock Options

(a) Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and may be either Incentive Stock Options or Nonstatutory Stock Options. To the extent that an Option does not qualify as an Incentive Stock Option, it shall be deemed a Nonstatutory Stock Option.

(b) Stock Options granted pursuant to this Section 6 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the Award Agreement. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

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(i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Grant Date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the exercise price of such Option at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Grant Date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A) In cash, or by certified or bank check or other instrument acceptable to the Administrator;

(B) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C) By a “cashless exercise” arrangement pursuant to which the optionee delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure;

(D) With the consent of the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or

(E) Any other method permitted by the Administrator.

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Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(c) Annual Limit on Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year exceeds $100,000, such Stock Options will be treated as Nonstatutory Stock Options. For purposes of this limit, Incentive Stock Options will be taken into account in the order in which they were granted.

(d) Non-transferability of Incentive Stock Options. No Incentive Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and Incentive Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity.

Section 7. Stock Appreciation Rights

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock, as determined by the Administrator, having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised. Stock Appreciation Rights shall be subject to the following terms and conditions and shall contain such other terms and conditions as shall be determined from time to time by the Administrator and set forth in the Award Agreement.

(i) Grant Price of Stock Appreciation Rights. The grant price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the Grant Date.

(ii) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 6 of the Plan.

(iii) Stock Appreciation Right Term. The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the grant price of such Stock Appreciation Right at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

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Section 8. Restricted Stock Awards

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (if any) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on a continuing Service Relationship and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing a Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator and set forth in the Award Agreement, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to any exceptions or conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company as escrow agent until such Restricted Stock is vested as provided in Section 8(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s Service Relationship terminates for any reason, the Company shall have the right to repurchase from the grantee or the grantee’s legal representative Restricted Stock that has not vested as of the Termination Date, pursuant to the terms of the Award Agreement. Unless otherwise stated in the written instrument evidencing the Restricted Stock Award, any Restricted Stock for which the grantee did not pay any purchase price and which is not vested as of the grantee’s Termination Date shall automatically be forfeited immediately following such termination.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s Termination Date and such shares shall be subject to forfeiture or the Company’s right of repurchase as provided in Section 8(c) above.

Section 9. Restricted Stock Units

(a) Nature of Restricted Stock Units. A Restricted Stock Unit is a bookkeeping entry representing the right to receive, upon its vesting, one share of Stock (or a percentage or multiple of one share of Stock if so specified in the Award Agreement evidencing the Award) for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on a continuing Service Relationship and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Notwithstanding the foregoing, the Administrator, in its discretion, may determine either at the time of grant or at the time of settlement, that a Restricted Stock Unit shall be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

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(b) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the unissued shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate on the grantee’s Termination Date.

Section 10. Unrestricted Stock Awards

The Administrator may, in its sole discretion, grant (or sell at a purchase price (determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

Section 11. Cash Awards

The Administrator, in its discretion, may provide for cash payments to be made under the Plan as a form of Award. The Administrator shall determine a cash payment amount, formula or payment range for the Cash Award, the conditions upon which the Cash Award shall become vested or payable, and such other terms and conditions as the Administrator shall determine. Payment, if any, with respect to a Cash Award shall be made in accordance with the terms of the Award.

Section 12. Dividend Equivalent Rights

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award (other than an Option or Stock Appreciation Right) or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional dividend equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

Section 13. Tax Withholding

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver Stock to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

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(b) Payment in Stock. If provided in the instrument evidencing an Award, either the grantee or the Company may elect to have up to the statutory maximum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due.

Section 14. Transferability of Awards

No Award shall be transferable by the grantee otherwise than by will or by the laws of descent and distribution and all Awards shall be exercisable, during the grantee’s lifetime, only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award Agreement regarding a given Award (other than an Incentive Stock Option), or may agree in writing with respect to an outstanding Award, that the grantee may transfer the Award to members of the grantee’s immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

Section 15. Section 409A Awards

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A, and the Plan and all Award Agreements shall be interpreted accordingly. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability or obligation to any Award recipient or any other person for any taxes, interests or penalties that may arise as a result of any failure of the Plan or an Award to comply with, or be exempt from, Section 409A.

Section 16. Termination of Service Relationship

For purposes of the Plan, unless as otherwise set forth in an Award Agreement, the following events shall not be deemed a termination of a Service Relationship:

(a) a transfer to the employment or service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

(b) any change in status between full-time and part-time employment, or a change in relationship between employee and consultant; or

(c) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

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Section 17. Amendments and Termination

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Sections 3(b) or 4(c).

Section 18. Status of Plan

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 19. Change in Control Provisions

(a) In the event of and subject to the consummation of a Change in Control Transaction as defined in this Section 19, the Administrator may cause the assumption or continuation of Awards theretofore granted by the successor entity or parent thereof, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices. To the extent the successor corporation in such Change in Control Transaction does not provide for the assumption, continuation or substitution of Awards, upon the closing of the Change in Control Transaction (the “Closing”) the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Change in Control Transaction shall become fully vested and exercisable, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Change in Control Transaction in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the “Transaction Price” (as defined below) multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Transaction Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Change in Control Transaction as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Transaction Price multiplied by the number of vested shares of Stock under such Awards.

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(b) “Change in Control Transaction” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(c) “Transaction Price,” with respect to a Change in Control Transaction, shall mean the consideration payable, or otherwise to be received by stockholders of the Company, per share of Stock, as determined by the Administrator.

Section 20. General Provisions

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates, or notations on book records, for Stock and Awards as it deems appropriate. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(b) Issuance of Stock; Fractional Shares. To the extent certificated, stock certificates shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(c) Awards to Non U.S. Recipients. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to an individual who is a foreign national or employed or performing services outside of the United States on such terms and conditions different from those specified in the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws. The Administrator may establish subplans with respect to such Awards and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan). Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

F-12

(d) Other Incentive Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(f) Forfeiture of Awards under Sarbanes-Oxley Act; Clawback Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, Awards under the Plan shall be subject to any policy of the Company providing for forfeiture of incentive or performance based compensation in the event of an individual’s misconduct, or certain changes in the financial reporting or financial results of the Company (such policy, a “Clawback Policy”), as may be in effect from time to time.

(g) Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan and any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit participants in the Plan to electronically execute applicable Plan documents (including but not limited to, Award Agreements) in a manner prescribed by the Administrator.

Section 21. Effective Date of Plan, Term of Plan

This Plan shall become effective upon the date immediately preceding the date of the closing of the transactions contemplated by the Business Combination Agreement, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and certificate of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

Section 22. Governing Law

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: __________, __ 20__

DATE APPROVED BY STOCKHOLDERS: __________, __ 20__

F-13

Annex A-G

EXHIBIT G

Form of Parent ESPP

[attached]

FINAL FORM

Exhibit G

ZAPATA COMPUTING HOLDINGS INC.

202[•] EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan

The purpose of the Zapata Computing Holdings Inc. 202[•] Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Zapata Computing Holdings Inc. (the “Company”) and each Designated Company (as defined below) with the opportunity to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Stock”).

The Plan is comprised of two components: (a) the “423 Component,” pursuant to which rights to purchase Stock that satisfy the requirements for an “employee stock purchase plan” within the meaning of Section 423(b) of the Code (a “Qualified ESPP”) may be granted to eligible Employees, and (b) the “Non-423 Component,” pursuant to which rights to purchase Stock under the Plan that are not intended to satisfy such requirements may be granted to eligible employees. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as a Qualified ESPP. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings under the 423 Component which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of a Qualified ESPP), and the Company will designate which Designated Company is participating in each separate Offering.

Section 2. Definitions

The following terms shall be defined as set forth below:

“Administrator” is defined at Section 3.

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with the Company.

“Board” means the Board of Directors of the Company.

“Change in Control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Compensation” means the amount of base pay, prior to salary reduction such as pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

“Designated Company” means any present or future Affiliate or Subsidiary that has been designated by the Administrator to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however, that at any given time, a Subsidiary or Affiliate of the Company that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component. The current list of Designated Companies is attached hereto as Appendix A.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.

“Employee” means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by the Company or any Designated Company.

“Exercise Date” means the last day of each Offering.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Option” means any option to purchase shares of Stock granted pursuant to Section 10.

“Offering” is defined at Section 6.

“Offering Commencement Date” means the first day of each Offering.

“Option Price” means the purchase price of a share of Stock hereunder as provided in Section 10.

“Participant” means an eligible Employee that participates in the Plan.

“Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

“Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

“Trading Date” means a date on which the national stock exchange on which the Stock is listed is open for trading.

Section 3. Administration

The Plan will be administered by the Board or the Compensation Committee of the Board or such other person or persons (the “Administrator”) appointed by the Board. The Administrator has authority at any time to: (i) designate any Subsidiary or Affiliate as a Designated Company, or revoke any such designation, and further designate such Subsidiaries and Affiliates or Participants as participating in the 423 Component or the Non-423 Component; (ii) determine which Affiliates or eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component; (iii) determine which Designated Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings); (iv) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (v) interpret the terms and provisions of the Plan; (vi) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States; (vii) decide all disputes arising in connection with the Plan; and (viii) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants.

Section 4. Shares Authorized

Subject to the adjustment provisions of Section 15, the maximum number of shares of Stock that may be issued under the Plan will be [·]1 shares, plus an additional number of shares added on January 1, 202[·] and January 1 of each year thereafter until the Plan terminates pursuant to Section 17, in an amount equal to the lesser of (i) [·]2 shares of Stock, (ii) one percent (1%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Stock as determined by the Administrator. If any Option granted under the Plan terminates without having been exercised in full, the shares of Stock not purchased under such Option will again become available for issuance under the Plan. Shares issued upon exercise of an Option may be from authorized but unissued Stock, from shares held in the treasury of the Company, or from any other proper source.

Section 5. Eligibility

Except as otherwise determined by the Administrator in advance of an Offering, all Employees of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be Employees of the Company or any Designated Company and shall not be eligible to participate in the Plan.

Section 6. Offerings

The Company may make one or more offerings to eligible Employees to purchase Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, an Offering will begin on the first Trading Day occurring on or after each January 1 and July 1, and will end on the last Trading Date occurring before the July 1 and January 1 thereafter, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.

Section 7. Participation

An eligible Employee may participate in an Offering by submitting an enrollment form to the Company or an agent designated by the Company at least 15 business days before the Offering Commencement Date (or by such other deadline as shall be established by the Administrator for the Offering). The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage or amount to be deducted from the Employee’s Compensation per pay period, (b) authorize the purchase of Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Stock purchased for such individual are to be issued. An Employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate in such Offering. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions or contributions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.

[1]	Note to Draft: To be 2% of outstanding shares as of the Effective Time.
[2]	Note to Draft: To be fixed number equal to initial share reserve.

Section 8. Employee Contributions.

An eligible Employee may authorize payroll deductions or contributions at a minimum of one percent (1%) up to a maximum of 15 percent (15%) of such Employee’s Compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions or contributions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this Section 8 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 8.

Section 9. Contribution Changes; Withdrawal

(a) Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction or contributions during any Offering, but may increase or decrease his or her payroll deduction or contributions with respect to the next Offering by filing a new enrollment form at least fifteen (15) business days before the next Offering Commencement Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction or contributions during an Offering.

(b) A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company or an agent designated by the Company (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an Employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 7.

Section 10. Grant of Options

On each Offering Commencement Date, the Company will grant to each eligible Employee who is then a Participant in the Plan an option (“Option”) to purchase, on the last day of such Offering (the “Exercise Date”) and at the Option Price (as defined herein) hereinafter provided for, the lowest of (a) a number of shares of Stock determined by dividing such Participant’s accumulated payroll deductions or contributions on such Exercise Date by the Option Price, (b) the number of shares of Stock determined by dividing $25,000 by the Fair Market Value of the Stock on the Offering Commencement Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions or contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value of the Stock on the Offering Commencement Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Employee shall be eligible for the grant of an Option under the 423 Component if such Employee, immediately after the Option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant. In addition, no Employee may be granted an Option under the 423 Component which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time.

Section 11. Exercise of Option and Purchase of Shares

Each Employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering and any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

Notwithstanding the foregoing, if the total number of shares of Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase Stock on such Exercise Date.

Section 12. Issuance of Certificates

Certificates or book-entries at the Company’s transfer agent representing shares of Stock purchased under the Plan may be issued only in the name of the Employee, in the name of the Employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the Employee to be his, her or their, nominee for such purpose.

Section 13. Rights on Termination or Transfer of Employment

If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction or contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or to the legal representative of his or her estate. An Employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the Employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. Further, an Employee will not be deemed to have terminated employment for purposes of this Section 13, if the Employee is on an approved leave of absence where the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

Section 14. Special Rules and Sub-Plans

Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the Employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has Employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions or contributions, payment of interest, conversion of local currency, obligation to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code the Employees subject to such special rules or sub-plans will participate in the Non-423 Component. Any special rules or sub-plans established pursuant to this Section 14 shall, to the extent possible, result in the Employees subject to such rules having substantially the same rights as other Participants in the Plan.

Section 15. Adjustment in Case of Changes Affecting Stock; Change in Control

In the event of a subdivision of outstanding shares of Stock, the payment of a dividend in Stock or any other change affecting the Stock, the number of shares approved for the Plan and the share limitation set forth in Section 10 shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Change in Control, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a) to provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;

(b) to provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) to make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;

(d) to provide that the Offering with respect to which an Option relates will be shortened, and that the Exercise Date with respect to such Offering shall be the last Trading Date of such shortened period (the “New Exercise Date”). The New Exercise Date will occur before the date of the Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering; and

(e) to provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

Section 16. Amendment of the Plan

The Board may at any time and from time to time amend the Plan in any respect, except that (i) without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change to the 423 Component of the Plan that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code; and (ii) no amendment to the Plan that would require stockholder approval under the rules of any securities exchange or market system will be made without such approval.

Section 17. Termination of the Plan; Term of Plan

The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Unless terminated earlier, the Plan shall automatically terminate on the ten-year anniversary of the Effective Date.

Section 18. Compliance with Law

The Company’s obligation to sell and deliver Stock under the Plan is subject to applicable laws and the completion of any registration or qualification of the Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.

Section 19. Miscellaneous

(a) No Rights as a Shareholder. Neither the granting of an Option to a Participant nor the deductions or contributions from his or her pay shall result in such Participant becoming a holder of the shares of Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

(b) Required Notification upon Sale of Shared under the 423 Component. Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

(c) No Transferability. Options under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

(d) No Right to Employment. Neither eligibility to participate in nor participation in the Plan shall be deemed to create any right of continued employment or in any way affect to the right of the Company or a Designated Company to terminate employment of any Employee.

(e) Unfunded Plan. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

(f) Governing Law. The Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

Section 20. Tax Withholding

Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may withhold from the proceeds of the sale of Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any Stock under the Plan until such obligations are satisfied.

Section 21. Effective Date and Approval of Shareholders

The Plan shall take effect on the date immediately preceding the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of September 6, 2023, by and among the Company (which as of the signing of the Business Combination Agreement was known as Andretti Acquisition Corp.), Tigre Merger Sub, Inc. and Zapata Computing, Inc., subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

DATE APPROVED BY BOARD OF DIRECTORS: ________, __, 20__

DATE APPROVED BY STOCKHOLDERS: ________, __, 20__

Annex B

October 27, 2023

Zapata Computing, Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Re:	Amended and Restated Sponsor Support Agreement

Ladies and Gentlemen:

This amended and restated letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement, dated as of September 6, 2023 and as it may be amended, supplemented, restated or otherwise modified from time to time (the “Merger Agreement”), by and among Andretti Acquisition Corp., a Cayman Islands exempted company (the “Acquiror”), Zapata Computing, Inc., a Delaware corporation (the “Company”), and the other parties thereto and the other transactions relating thereto (the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated September 6, 2023, from, Andretti Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Sol Verano Blocker 1 LLC, a Delaware limited liability company (the “Sponsor Co-Investor”) and the undersigned members of the Acquiror’s board of directors and/or management team (each of such individuals, an “Insider” and collectively, the “Insiders”), to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Certain capitalized and uncapitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor, the Sponsor Co-Investor and the Insiders are currently, and as of the Closing will be, the beneficial owners of outstanding Founder Shares and outstanding Private Placement Warrants, as shown on Schedule A hereto.

In furtherance of the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, the Sponsor Co-Investor and each Insider hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1)	The Sponsor, the Sponsor Co-Investor and each Insider irrevocably agrees that it, he or she shall:

a)

vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination;

b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Alternative Business Combination and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor, the Sponsor Co-Investor or the Insiders contained in this Sponsor Agreement; and

d)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

2

Prior to any valid termination of the Merger Agreement, the Sponsor, the Sponsor Co-Investor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

2)

The Sponsor, the Sponsor Co-Investor and each Insider hereby agrees and acknowledges that: (i) Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor, the Sponsor Co-Investor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3)	The Sponsor, the Sponsor Co-Investor and each Insider agrees that it, he or she shall not:

a)

Transfer any Founder Shares until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of New Parent Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or

b)

Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

c)

Notwithstanding the provisions set forth in paragraphs 3(a) and 3(b), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, the Sponsor Co-Investor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (A) to the Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private transfers or by other transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; or (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor, provided, however, that in the case of clauses (A) through (F), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by this Agreement.

4)	Vesting and Forfeiture of Certain Founder Shares.

a)

The Sponsor and Sponsor Co-Investor severally (and not jointly) agree that, as of immediately prior to (but subject to) the Closing, 4,745,000 Founder Shares (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) set forth on Schedule A under “Founder Shares” opposite to the names of the Sponsor and the Sponsor Co-Investor shall, following the Closing, be subject to the vesting and forfeiture provisions set forth in this paragraph 4. Each of the Sponsor and the Sponsor Co-Investor severally (and not jointly) agree that it shall not (and will cause its Affiliates not to) Transfer any Unvested Founder Shares held by it prior to the date such Founder Shares become vested pursuant to this paragraph 4, except to the extent permitted by paragraph 3(c)(A) (including the requirement that any such transferees enter into a written agreement with the Acquiror agreeing to be

3

bound by this Agreement, including the vesting and forfeiture provisions set forth in this paragraph 4). For the avoidance of doubt, the 1,005,000 Founder Shares (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) identified on Schedule A as (i) held by Insiders or (ii) held by the Sponsor or Sponsor Co-Investor and subject to non-redemption agreements (which Founder Shares are set forth under “Founder Shares Subject to NRAs” on Schedule A) shall not be subject to any vesting or forfeiture. The number of Founder Shares that shall be subject to vesting (such applicable number of Founder Shares, the “Unvested Founder Shares”) shall be determined as follows:

i)	In the event that the Closing Available Cash is an amount equal to $25 million or more, then the number of Unvested Founder Shares shall be zero.

ii)

In the event that the Closing Available Cash is an amount equal to $10 million or less, then the number of Unvested Founder Shares shall be 30% of the number of Founder Shares set forth opposite the names of the Sponsor and the Sponsor Co-Investor on Schedule A hereto.

iii)

In the event that the Closing Available Cash is more than $10 million but less than $25 million, then the number of Unvested Founder Shares shall be determined by straight line interpolation between zero and 30% of the number of Founder Shares set forth opposite the names of the Sponsor and the Sponsor Co-Investor on Schedule A hereto.

iv)

For all purposes of this paragraph 4, “Closing Available Cash” means, as of the Closing, the sum of (w) the total dollar amount of cash or cash equivalents in the Trust Account (after deducting the amount required to satisfy the redemption payments to Acquiror’s public stockholders, but prior to the payment of any Outstanding Company Transaction Expenses or Outstanding Parent Transaction Expenses), (x) the total amounts raised pursuant to subscription agreements entered into between the Company and investors pursuant to which investors purchase shares of Company Common Stock in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination, (y) all bridge financing proceeds subscribed for after the date hereof and prior to completion of the Business Combination, and (z) any other amounts of cash, funds or cash equivalents contributed to Company by Acquiror, Sponsor, the Sponsor Co-Investor, the Insiders, or their respective affiliates prior to Closing (including, for the avoidance of doubt, the $1.5 million invested or otherwise contributed to the Company by certain Insiders prior to the date hereof).

b)

Vesting of Unvested Founder Shares. All of the Unvested Founder Shares shall vest at such time as a $12.00 Stock Price Level is achieved or an Acquiror Sale occurs on or before the third anniversary of the Closing Date. For the avoidance of doubt, subject to paragraph 4(e), if a $12.00 Stock Price Level is not achieved or an Acquiror Sales does not occur on or prior to the third anniversary of the Closing Date, the Unvested Founder Shares that were eligible to vest pursuant to this paragraph 4(b) shall not vest and shall be forfeited as provided in paragraph 4(c).

c)

Forfeiture of Unvested Founder Shares. Subject to paragraph 4(e), Unvested Founder Shares that are forfeited pursuant to paragraph 4(b) shall be transferred by the Sponsor and the Sponsor Co-Investor, as applicable, to the Acquiror, without any consideration for such Transfer.

d)

Stock Price Level. For purposes of this paragraph 4, the “$12.00 Stock Price Level” will be considered achieved on the date on which the closing price of the Common Stock on the New York Stock Exchange (or other exchange or other market where the Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 Trading Days within any 30 Trading Day period.

e)

Acquiror Sale. Notwithstanding the foregoing, in the event the Acquiror enters into a binding agreement with respect to an Acquiror Sale on or before the third anniversary of the Closing Date and ultimately consummates such Acquiror Sale, all Unvested Founder Shares Beneficially Owned by the Sponsor and the Sponsor Co-Investor shall vest on the day prior to the closing of such Acquiror Sale.

4

5)

The Sponsor, the Sponsor Co-Investor and each Insider hereby represents and warrants to the Acquiror and the Company that it, he or she has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

6)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B ordinary shares, par value $0.0001 per share, of the Acquiror and the shares of New Parent Common Stock issued or issuable upon conversion of such shares in connection with the Domestication; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” shall mean the Class A ordinary shares, par value $0.0001 per share, of the Acquiror, and the shares of New Parent Common Stock issued or issuable upon conversion of such shares in connection with the Domestication; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 13,550,000 shares of Common Stock issued in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering; and (vi) “Acquiror Sale” shall mean any of the following (which, for the avoidance of doubt, shall not include the Business Combination): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (b) a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Acquiror Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the board of directors of Acquiror approves a plan of complete liquidation or dissolution of Acquiror or an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

7)

This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, the Sponsor Co-Investor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

5

8)

No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Sponsor Co-Investor, each Insider, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9)

Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10)

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11)

This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12)

This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.01 of the Merger Agreement to the applicable party at its principal place of business.

14)

This Sponsor Agreement shall terminate on the earlier of (a) the consummation of an Acquiror Sale and (b) the later of (i) in the event there are Unvested Founder Shares pursuant to paragraph 4, the earlier of (x) the achievement of a $12.00 Stock Price Level on or before the third anniversary of the Closing Date and (y) the third anniversary of the Closing Date and (ii) the expiration of the Lock-up Periods; provided that such termination shall not affect any forfeiture of Unvested Founder Shares occurring prior to or contemporaneously with such termination (including as a result of a failure to consummate an Acquiror Sale

6

in accordance with paragraph 4(e)). In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, the Sponsor-Co-Investor, each Insider, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

15)

The Sponsor, the Sponsor Co-Investor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within its limited liability company powers and have been duly authorized by all necessary limited liability company actions on its part; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described permitted by Section 5.12 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of the Acquiror, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of January 12, 2022 (as amended and restated on September 6, 2023 and effective upon the Closing of the Merger), by and among the Acquiror and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor, the Sponsor Co-Investor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject

7

to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

16)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,
ANDRETTI SPONSOR LLC

By:	/s/ William M. Brown
Name: William M. Brown
Title: Chief Financial Officer

SOL VERANO BLOCKER 1 LLC

By:	/s/ Paul Kania
Name: Paul Kania
Title: CFO

/s/ Michael M. Andretti
Michael M. Andretti

/s/ William M. Brown
William M. Brown

/s/ Zakary C. Brown
Zakary C. Brown

/s/ James W. Keyes
James W. Keyes

/s/ Cassandra S. Lee
Cassandra S. Lee

/s/ Gerald D. Putnam
Gerald D. Putman

/s/ William J. Sandbrook
William J. Sandbrook

/s/ John J. Romanelli
John J. Romanelli

[Signature Page to Sponsor Support Agreement—Andretti Acquisition Corp.]

9

Acknowledged and Agreed:

ANDRETTI ACQUISITION CORP.

By:	/s/ William M. Brown
Name: William M. Brown
Title: President & Chief Financial Officer

Acknowledged and Agreed:

ZAPATA COMPUTING, INC.

By:	/s/ Christopher Savoie
Name: Christopher Savoie
Title: CEO

[Signature Page to Sponsor Support Agreement—Andretti Acquisition Corp.]

Schedule A

Ownership of Securities*†

Sponsor	Founder Shares	Founder Shares Subject to NRAs	Private Placement Warrants
Andretti Sponsor LLC	3,536,863	652,214	10,100,000

Total	3,536,863	652,214	10,100,000

Sponsor Co-Investor	Founder Shares	Founder Shares Subject to NRAs	Private Placement Warrants
SOL Verano Blocker I LLC	1,208,137	222,786	3,450,000

Total	1,208,137	222,786	3,450,000

Insiders	Founder Shares	Private Placement Warrants
Michael M. Andretti	—	—
William M. Brown	—	—
Zakary C. Brown	25,000	—
James W. Keyes	25,000	—
Cassandra S. Lee	30,000	—
Gerald D. Putman	25,000	—
William J. Sandbrook	—	—
John J. Romanelli	25,000	—

Total	130,000	—

*

The 875,000 Founder Shares reflected in the columns titled “Founder Shares Subject to NRAs” are subject to transfer to certain investors who executed non-redemption agreements in connection with the special meeting to approve the extension of time for the Acquiror to complete a business combination. Such Founder Shares shall not be subject to Section 4 of the Sponsor Agreement (notwithstanding that such Founder Shares are held by Sponsor or Sponsor Co-Investor as of the date of the Sponsor Agreement).

†	Shares reflected herein as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like.

Annex C

Confidential Andretti Acquisition Corp. 7615 Zionsville Rd Indianapolis, IN 46268	August 21, 2023

Ladies and Gentlemen:

Andretti Acquisition Corp. (the “Company”) has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to provide an opinion (the “Opinion”) to the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company other than the Company’s sponsors and their affiliates of the Consideration (defined below) to be paid by the Company in the contemplated transaction described below (the “Initial Business Combination”) (without giving effect to any impact of the Initial Business Combination on any particular shareholder other than in its capacity as a shareholder).

Description of the Initial Business Combination

Duff & Phelps understands that Andretti Acquisition Corp. (“Parent”), Tigre Merger Sub, Inc. (“Merger Sub”), and Zapata Computing, Inc. (the “Target”) propose to enter into the Business Combination Agreement (defined herein). Pursuant to and in connection with the Business Combination Agreement, Parent and the Target will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Target (the “Merger”), with the Target surviving the Merger as a wholly owned subsidiary of Parent for consideration issued to the shareholders of the Target consisting of 20.0 million shares of the merged company (the “Consideration”).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s prospectus on Form S-1 dated and filed with the Securities and Exchange Commission (“SEC”) on March 23, 2021, audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2021 and December 31, 2022 and the Company’s unaudited interim financial statements for the three and six months ended June 30, 2023 included in the Company’s Form 10-Q filed with the SEC;

b.	Audited financial statements for the Target for the years ended December 31, 2019 and December 31, 2020;

c.	Unaudited financial statements provided to Duff & Phelps on June 16, 2023 for the Target for the years ended December 31, 2021 and December 31, 2022;

kroll.com	Kroll, LLC 167 N. Green Street Floor 12 Chicago, IL 60607	T: +1 312 697 4600 F: +1 312 697 0112

Andretti Acquisition Corp.

August 21, 2023

d.	Unaudited financial information for the Target for the five months ended May 31, 2023, which the Target’s management identified as being the most current financial statements available;

e.

Other internal documents relating to the history, financial conditions and prospects, current and future operations, and probable future outlook of the Target, including financial projections for the years ended December 31, 2023 through December 31, 2025, provided to us by management of the Target and approved for our use by Company management (the “Management Projections”);

f.	The Zapata Computing, Inc. Investor Presentation dated August 15, 2023 as supplemented by additional information provided by management of the Target and the Company through the date hereof; and

g.

Documents related to the Initial Business Combination, including the draft dated August 18, 2023 of the Business Combination Agreement by and among Parent, Merger Sub, and Target (the “Business Combination Agreement”);

2.	Discussed the information referred to above and the background and other elements of the Initial Business Combination with Target management and the management of the Company;

3.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; and

4.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Initial Business Combination, Duff & Phelps, with the Company’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Target management and Company management, and did not independently verify such information;

2.

Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Initial Business Combination, including whether all procedures required by law to be taken in connection with the Initial Business Combination have been duly, validly and timely taken;

3.

Assumed that any estimates, evaluations, forecasts, projections and any other forward-looking information furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of Company management and Target management, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.

Assumed that information supplied and representations made by Target management and Company management are substantially accurate regarding the Company, the Target and the Initial Business Combination;

5.	Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

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Andretti Acquisition Corp.

August 21, 2023

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

9.	Assumed, at the Company’s direction and for the purposes of our analysis, a value of $10.59 per share of the Company’s common stock; and

10.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination will be obtained without any adverse effect on the Company, the Target, or the contemplated benefits expected to be derived in the Initial Business Combination.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s or the Target’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination, the assets, businesses or operations of the Company or the Target, or any alternatives to the Initial Business Combination, (ii) negotiate the terms of the Initial Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Initial Business Combination, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock or the Target’s common stock (or any other securities) after the announcement or the consummation of the Initial Business Combination. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or the Target’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or the Target’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be paid by the Company in the Initial Business Combination, or with respect to the fairness of any such compensation.

3

Andretti Acquisition Corp.

August 21, 2023

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Initial Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Initial Business Combination versus any alternative strategy or transaction; (ii) does not address any transaction related to the Initial Business Combination, including any transaction in connection with the extension of the term of the Company; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Initial Business Combination, including without limitation, whether stockholders of the Company should redeem their shares in connection with the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the Consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration in the Initial Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Initial Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated January 24, 2023 (together with the addendum dated June 16, 2023, the “Engagement Letter”). This letter is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Initial Business Combination is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee was paid as a nonrefundable retainer in connection with the engagement of Duff & Phelps, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Company that it is prepared to deliver its Opinion, and a portion is payable upon closing of the Initial Business Combination. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Initial Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Consideration to be paid by the Company in the Initial Business Combination is fair from a financial point of view to the public shareholders of the Company other than the Company’s sponsors and their affiliates (without giving effect to any impact of the Initial Business Combination on any particular shareholder other than in its capacity as a shareholder).

4

Andretti Acquisition Corp.

August 21, 2023

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

5

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Cayman Islands Companies Act does not expressly limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The SPAC’s Existing Governing Documents provide for indemnification of officers and directors for costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such, except through their own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the SPAC has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Surviving Company will be governed by the DGCL. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Proposed Certificate of Incorporation and the Proposed Bylaws provide that the Surviving Company will indemnify and hold harmless, the fullest extent permitted by law, hall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever by reason of the fact that he or she is or was a director or an officer of the Surviving Company or, while a director or officer of the Surviving Company, is or was serving at the request of the Surviving Company as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan.

The Proposed Bylaws provide for indemnification to the fullest extent permitted by DGCL against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) in connection with any applicable proceeding.

The Proposed Certificate of Incorporation eliminates the liability of a Surviving Company director to Surviving Company to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. Under the Registrant’s Proposed Certificate of Incorporation, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Surviving Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Proposed Certificate of Incorporation provides that directors and officers will be covered by insurance maintained by Surviving Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, the Proposed Certificate of Incorporation grants the indemnitees enforcement rights under contract law that will continue both after the indemnified person ceases to be a director, officer, employee or agent and for the benefit of his or her heirs, executors and administrators.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description

2.1	Business Combination Agreement, dated as of September 6, 2023, by and among the SPAC, Tigre Merger Sub, Inc. and Zapata Computing, Inc. (included as Annex A to the proxy statement/prospectus)

3.1	Amended and Restated Memorandum and Articles of Association of Andretti Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the SPAC on January 19, 2022)

3.2	Amendments to the Amended and Restated Memorandum and Articles of Association of Andretti Acquisition Corp.

3.3	Proposed Certificate of Incorporation of Zapata Computing Holdings Inc. (included as Annex A-A to the proxy statement/prospectus)

3.4	Proposed Bylaws of Zapata Computing Holdings Inc. (included as Annex A-B to the proxy statement/prospectus)

4.1	Public Warrant Agreement, dated as of January 12, 2022, by and between Andretti Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the SPAC on January 19, 2022)

4.2	Private Warrant Agreement, dated as of January 12, 2022, by and between Andretti Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the SPAC on January 19, 2022)

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered

10.1	Amended and Restated Sponsor Support Agreement (included as Annex B to the proxy statement/prospectus)

10.2	Form of Lock-Up Agreement (Common Stockholders) (included as Annex A-E-1 to the proxy statement/prospectus)

10.3	Form of Lock-Up Agreement (Preferred Stockholders) (included as Annex A-E-2 to the proxy statement/prospectus)

10.4	Form of Registration Rights Agreement (included as Annex A-D to the proxy statement/prospectus)

10.5†	Form of Equity Incentive Plan (included as Annex A-F to the proxy statement/prospectus)

10.6†	Form of Employee Stock Purchase Plan (included as Annex A-G to the proxy statement/prospectus)

10.7*†	Zapata Computing, Inc. 2018 Stock Incentive Plan

10.8*	Lease, dated May 30, 2019, by and between BP Federal Street LLC and Zapata Computing, Inc.

10.9*	Sublease Consent Agreement, dated August 5, 2022, by and among 1239079 Ontario Limited, EQ Building Performance, Zapata Computing Canada, Inc. and Zapata Computing, Inc.

10.10*†	Employment Agreement, dated as of March 15, 2018, by and between Zapata Computing, Inc. and Christopher Savoie

10.11*†	Offer Letter, dated January 21, 2021, by and between Zapata Computing, Inc. and Mimi Flanagan

10.12*†	Offer Letter, dated June 26, 2018, by and between Zapata Computing, Inc. and Yudong Cao

10.13*†	Form of Indemnification Agreement

10.14*†	Form of Zapata Computing, Inc. Independent Director Consulting Agreement

10.15*	Managed Services Agreement, dated October 1, 2022, by and between Zapata Computing, Inc. and Andretti Autosport Holding Company, LLC f/k/a Andretti Autosport Holding Company, Inc.

Exhibit Number	Exhibit Description

10.16*	Amendment No. 1 to Managed Services Agreement, dated as of October 10, 2023, by and between Zapata Computing, Inc. and Andretti Autosport Holding Company, LLC

10.17*	Zapata Enterprise Solution Subscription Agreement, dated February 10, 2022, by and between Zapata Computing, Inc. and Andretti Autosport Holding Company, Inc.

10.18*	Sponsorship Agreement, dated February 10, 2022, by and between Zapata Computing, Inc. and Andretti Autosport Holding Company, Inc.

10.19*	First Amendment to Sponsorship Agreement, dated May 21, 2022, by and between Zapata Computing, Inc. and Andretti Autosport Holding Company, Inc.

23.1	Consent of Marcum LLP, independent registered public accounting firm

23.2	Consent of Deloitte & Touche LLP

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

23.4	Consent of Kroll, LLC, operating through its Duff & Phelps Opinions Practice

24.1	Powers of Attorney (included in signature page)

99.1*	Form of Proxy Card

107	Filing Fee Table

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
†	Indicates management contract or compensatory plan.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first (1st) used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first (1st) use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first (1st) use.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on the 27 day of October, 2023.

ANDRETTI ACQUISITION CORP.

By:	/s/ William J. Sandbrook
Name:	William J. Sandbrook
Title:	Co-Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Sandbrook his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William J. Sandbrook	Co-Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	October 27, 2023
William J. Sandbrook

/s/ Michael M. Andretti	Co-Chief Executive Officer, (Principal Executive Officer) and Director	October 27, 2023
Michael M. Andretti

/s/ William M. Brown	President and Chief Financial Officer, (Principal Financial and Accounting Officer)	October 27, 2023
William M. Brown

/s/ Zakary C. Brown	Director	October 27, 2023
Zakary C. Brown

/s/ James W. Keyes	Director	October 27, 2023
James W. Keyes

/s/ Cassandra S. Lee	Director	October 27, 2023
Cassandra S. Lee

/s/ Gerald D. Putman	Director	October 27, 2023
Gerald D. Putman

/s/ John J. Romanelli	Director	October 27, 2023
John J. Romanelli